UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

KBL HEALTHCARE ACQUISITION CORP. III

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock (“Common Stock”) of PRWT Services, Inc. (“PRWT”), par value $.01 per share

(2)	Aggregate number of securities to which transaction applies:

40,325,000 shares of Common Stock (including shares of Common Stock included in units of PRWT and shares of Common Stock issuable upon the exercise of warrants of PRWT)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$0.10 per share of Common Stock (calculated using the par value of the Common Stock because the Common Stock is not publicly traded and PRWT has an accumulated capital deficit)

(4)	Proposed maximum aggregate value of transaction:

$4,032,500

(5)	Total fee paid:

$225.01

☐	Fee paid previously with preliminary materials.
☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

$15,895.99

(2)	Form, Schedule or Registration Statement No.:

Registration Statement on Form S-4 (File No. 333-158692) (see Notes below)

(3)	Filing Party:

PRWT Services, Inc. and KBL Healthcare Acquisition Corp. III (see Notes below)

(4)	Date Filed:

April 22, 2009 (see Notes below)

NOTE

This Proxy Statement on Schedule 14A (“Proxy Statement”) has been filed by KBL Healthcare Acquisition Corp. III (“KBL”). KBL has entered into a merger agreement with PRWT Services, Inc., a private company (“PRWT”). Under the terms of the merger agreement, KBL and PRWT have agreed to a business combination, which shall be accomplished through the merger of KBL with PRWT Merger Sub, Inc., a wholly owned subsidiary of PRWT (“Merger Sub”), with KBL surviving the merger as a wholly owned subsidiary of PRWT. All of the outstanding securities of KBL shall be automatically exchanged (without any action on the part of KBL holders) into an identical number and type of PRWT securities. As a result of the foregoing, PRWT will become the public company and the holders of PRWT securities and KBL securities, will become holders of the securities of PRWT (or, as we also refer to PRWT, New Pubco) following the merger. PRWT has filed a registration statement on Form S-4 (No. 333-159751) with the Securities and Exchange Commission in connection with the business combination. Both this Proxy Statement and PRWT’s Registration Statement contain the identical proxy statement/prospectus included herein.

KBL HEALTHCARE ACQUISITION CORP. III
380 LEXINGTON AVENUE
31st FLOOR
NEW YORK, NEW YORK 10168

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF KBL HEALTHCARE ACQUISITION CORP. III
TO BE HELD ON JULY 16, 2009

To the Stockholders of KBL Healthcare Acquisition Corp. III:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of KBL Healthcare Acquisition Corp. III (“KBL”), a Delaware corporation, will be held at 10:00 a.m. eastern time, on July 16, 2009, at the offices of Graubard Miller, KBL’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174. You are cordially invited to attend the meeting, which will be held for the following purposes:

(1) to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of March 13, 2009, as amended on April 30, 2009, among KBL, PRWT Services, Inc., a Pennsylvania corporation (“PRWT”), PRWT’s wholly owned subsidiary PRWT Merger Sub, Inc., a Pennsylvania corporation (“Merger Sub”), and all of the holders of the outstanding common stock of PRWT that provides for, among other things, (a) the merger of KBL and Merger Sub, with KBL being the surviving entity of the merger with Merger Sub and a wholly owned subsidiary of PRWT, (b) the automatic conversion of all outstanding KBL securities into an equal number of securities of PRWT of like tenor and (c) PRWT being our public company following consummation of the transaction. We sometimes refer to PRWT, the surviving publicly traded company after the merger, as “New Pubco” to indicate that we are referring to the combined entity and we refer to this proposal as the “merger proposal”;

(2) to consider and vote upon proposals related to the adoption of PRWT’s amended and restated articles of incorporation as the certificate of incorporation of our public company, which will have the effect, among other things, of (a) changing the name of our public company from “KBL Healthcare Acquisition Corp. III” to “PRWT Services, Inc.”; (b) changing the state of incorporation of our public company from Delaware to Pennsylvania; (c) increasing the number of authorized shares of our public company’s common stock from 50 million to 150 million; (d) incorporating the classification of directors that would result from the election of directors pursuant to the “director election proposal” described below, (e) changing our public company’s corporate existence to perpetual; (f) removing provisions from our public company charter that will no longer be applicable after the merger; and (g) revising provisions of our public company charter to conform to the Pennsylvania Business Corporation Law of 1983, as amended — these proposals are referred to as the “charter change proposals”;

(3) to consider and vote upon a proposal to approve the 2009 Incentive Equity Plan (an equity-based performance equity plan) — this proposal is referred to as the “stock plan proposal”;

(4) to elect seven persons to New Pubco’s board of directors, of whom two will serve until the annual meeting to be held in 2010, two will serve until annual meeting to be held in 2011 and three will serve until the annual meeting to be held in 2012 and, in each case, until their successors are elected and qualified — we refer to this proposal as the “director election proposal”; and

(5) to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, KBL is not authorized to consummate the merger — this proposal is referred to as the “adjournment proposal.”

These items of business are described in the attached proxy statement/prospectus, which you are encouraged to read in its entirety before voting. Only holders of record of KBL common stock at the close of business on June 22, 2009 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, KBL’s board of directors has determined that the merger proposal and the other proposals are fair to and in the best interests of KBL and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the approval of all of the proposals.

All KBL stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of KBL common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger proposal.

A complete list of KBL stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of KBL for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Zachary C. Berk, O.D.
Chairman of the Board

June 26, 2009

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF KBL’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT KBL CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST TENDER YOUR STOCK TO KBL’S STOCK TRANSFER AGENT PRIOR TO THE SPECIAL MEETING OF KBL STOCKHOLDERS. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE MERGER IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “SPECIAL MEETING OF KBL STOCKHOLDERS  — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
KBL HEALTHCARE ACQUISITION CORP. III

   PROSPECTUS OF PRWT SERVICES, INC. FOR UP TO
40,325,000 SHARES OF COMMON STOCK AND
19,325,000 REDEEMABLE WARRANTS AND 865,137 UNITS

KBL Healthcare Acquisition III Corp. (“KBL”) is pleased to report that its board of directors and the board of directors of PRWT Services, Inc. (“PRWT”) have approved an agreement and plan of reorganization, as amended, among KBL, PRWT, PRWT Merger Sub, Inc. (“Merger Sub”) and all of the stockholders of PRWT (“PRWT Stockholders”) which, among other things, provides for (a) the merger of KBL and Merger Sub, with KBL being the surviving entity of the merger and a wholly owned subsidiary of PRWT, (b) the automatic conversion of all outstanding KBL securities into an equal number of securities of PRWT of like tenor and (c) PRWT becoming our public company following consummation of the transaction (“New Pubco”). In this regard, the registration statement of which this proxy statement/prospectus is a part registers under the Securities Act of 1933, as amended (the “Securities Act”), the issuance by New Pubco of an aggregate of:

•	up to 21,000,000 shares of New Pubco’s common stock upon conversion of all of KBL’s outstanding common stock (including the shares included in outstanding KBL units), including those shares that are repurchased, if any, by New Pubco shortly after the merger as described under the section “The Merger Proposal — Actions That May Be Taken to Secure Approval of KBL’s Stockholders” beginning on page 62, but less those shares of KBL common stock that are converted into cash in connection with the merger in accordance with the terms of KBL’s certificate of incorporation;
•	up to 19,325,000 redeemable warrants of New Pubco upon conversion of all of KBL’s outstanding redeemable warrants (including those included in outstanding KBL units), less warrants otherwise issuable to PRWT as the current owner of approximately 7,273,000 KBL warrants, which shall be retired in connection with the merger;
•	up to 19,325,000 shares of New Pubco common stock issuable upon exercise of the New Pubco warrants less the shares underlying the warrants owned by PRWT; and
•	up to 865,137 units of New Pubco, each comprised of one share of New Pubco common stock and one New Pubco redeemable warrant, upon conversion of all of KBL’s outstanding units, each comprised of one share of KBL common stock and one KBL redeemable warrant.

It should be noted that New Pubco will not be a new entity, but rather will be the continuing PRWT entity, which will become our public company and own KBL and its assets following the merger of KBL and Merger Sub. As of the date of this proxy statement/prospectus, giving effect to a 7.1 for 1 reverse stock split being affected by PRWT immediately prior to the merger of KBL and Merger Sub, there are 11,950,000 shares of PRWT or New Pubco outstanding. Subject to adjustment as described in this proxy statement/prospectus, these shares will remain outstanding following consummation of the merger and are referred to herein as the “Merger Shares.” All outstanding KBL securities will be converted into a like number and type of securities of PRWT or New Pubco following the merger without any action on the part of KBL security holders.

In addition to their equity ownership of the combined companies following the merger, the PRWT Stockholders will receive an aggregate of $3,500,000 cash from New Pubco in exchange for the release and discharge of any and all claims against New Pubco. 941,211 of the Merger Shares will be placed in escrow to provide a fund to satisfy certain net debt adjustment and indemnification obligations of the PRWT Stockholders to New Pubco under the terms of the merger agreement. An additional 8,000,000 shares of New Pubco common stock (“EBITDA Escrow Shares”) will be placed in escrow at the closing to be released to the PRWT Stockholders upon New Pubco attaining certain levels of EBITDA in fiscal 2009, 2010 and/or 2011 or upon certain exercises of New Pubco redeemable warrants. None of the EBITDA Escrow Shares will be issued to the PRWT Stockholders and none of such shares will be deemed outstanding for any purpose until such future time, if ever, that the required EBITDA levels are attained.

Proposals to approve the merger agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of stockholders of KBL scheduled to be held on July 16, 2009.

KBL’s common stock, units and warrants are currently listed on the NYSE Amex Equities (“NYSE Amex”) under the symbols KHA, KHA.U and KHA.WS, respectively. The parties intend to seek to have the securities of New Pubco listed on The NASDAQ Stock Market (“NASDAQ”) following consummation of the merger. If New Pubco’s securities are not accepted for listing on NASDAQ upon the consummation of the merger, New Pubco’s securities will be quoted on the Over-the-Counter Bulletin Board (“OTCBB”).

KBL is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders of KBL and at any adjournments or postponements of the special meeting. Unless the context requires otherwise, references to “you” are references to KBL stockholders, and references to “we,” “us” and “our” are to KBL. This proxy statement/prospectus also constitutes a prospectus of PRWT for the shares of PRWT common stock, PRWT redeemable warrants and PRWT units to be issued to the holders of KBL’s common stock, redeemable warrants and units pursuant to terms of the merger agreement.

This proxy statement/prospectus provides you with detailed information about the merger and other matters to be considered by the KBL stockholders. You are encouraged to carefully read the entire document and the documents incorporated by reference. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 11.

KBL stockholders, your vote is very important. Whether or not you expect to attend the special meeting, the details of which are described on the following pages, please complete, date, sign and promptly return the accompanying proxy in the enclosed envelope.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus is dated June 26, 2009, and is first being mailed on or about June 26, 2009.

This proxy statement/prospectus incorporates important business and financial information about KBL and PRWT that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. To make this request, or if you would like additional copies of this proxy statement/prospectus or have questions about the merger, you should contact Mr. Michael D. Kaswan, Chief Operating Officer, KBL Healthcare Acquisition Corp. III, 380 Lexington Avenue, 31st Floor, New York, New York 10168, (212) 319-5555.

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is July 10, 2009.

KBL consummated its initial public offering (“IPO”) on July 25, 2007. CitiGroup Global Markets, Inc. (“Citigroup”), Jefferies & Company, Inc. and EarlyBirdCapital, Inc. were the underwriters in the IPO. Upon consummation of the merger, the underwriters in KBL’s IPO will be entitled to receive an aggregate of $4,140,000 of deferred underwriting commissions. If the merger is not consummated and KBL is required to be liquidated, the underwriters will not receive any of such funds.

i

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

•	In the prospectus included in the registration statement for KBL’s IPO, KBL undertook to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more operating businesses in the healthcare or healthcare-related industries. KBL’s board of directors believes that the transaction with PRWT described in this proxy statement/prospectus complies in all material respects with the terms for a transaction described in the registration statement.
•	The parties to the agreement and plan of reorganization are KBL, PRWT, Merger Sub and the PRWT Stockholders. Pursuant to the agreement, KBL will merge with Merger Sub, with KBL being the surviving entity of the merger and a wholly owned subsidiary of PRWT.
•	In connection with the merger, all outstanding KBL securities shall automatically be converted into an equal number of securities of PRWT of like tenor. As a result of the foregoing, PRWT will become our public company, or New Pubco, following consummation of the transactions. As soon as practicable after the merger of KBL and Merger Sub, KBL, as the surviving corporation of the merger, will be merged with and into PRWT, with PRWT surviving this subsequent merger. It should be noted that New Pubco will not be a new entity, but rather will be the continuing PRWT entity, which will become our public company and own KBL and its assets following the merger of KBL and Merger Sub. All outstanding KBL securities will be deemed to represent a like number and type of securities of PRWT or New Pubco following the merger without any action on the part of KBL security holders and New Pubco’s transfer agent will be instructed as to same.
•	PRWT is a diversified enterprise of pharmaceutical manufacturing and distribution, facilities management and maintenance services and business processing solutions. We sometimes refer to PRWT after the merger as “New Pubco” to indicate that we are referring to the combined entity following the merger.
•	PRWT is a certified minority business enterprise (MBE). See the section entitled “Business of PRWT” beginning on page 148. Generally, for a public company to be certified as an MBE, at least 51% of the stock of the company must be owned by minority group members and the management and daily operations must be controlled by minority persons. Additionally, certain minority certifications require that a majority of a business’s board of directors (or similar body) be minority persons.
•	Based on its due diligence investigations of PRWT and the industries in which it operates, including the financial and other information provided by PRWT in the course of their negotiations, KBL believes that PRWT’s management has been successful in running PRWT’s business. As a result, KBL also believes that a transaction with PRWT will provide KBL stockholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Merger Proposal — KBL’s Board of Directors’ Reasons for the Approval of the Merger” beginning on page 59. Notwithstanding the foregoing, PRWT has a history of substantial losses and may not achieve or sustain profitability in the future. For a discussion of the significant risks and uncertainties facing PRWT, see the section entitled “Risk Factors — Risks Related to New Pubco’s Business and Operations Following the Merger” beginning on page 11.
•	The holders of common stock of PRWT will continue to own an aggregate of 11,950,000 shares of New Pubco common stock (the Merger Shares), subject to upward or downward adjustment in the event PRWT’s consolidated total indebtedness (as defined in the merger agreement, “Net Debt”) is more or less than $45,000,000 at the closing of the merger. Immediately prior to the merger, PRWT will effect an approximately 7.1-for-1 share reverse split of its common stock to recapitalize its 84,871,477 outstanding shares into 11,950,000 shares. Unless otherwise indicated, all information relating to PRWT’s common stock gives effect to the reverse split.
•	The PRWT Stockholders will receive an aggregate of $3,500,000 cash from New Pubco in exchange for the release and discharge of any and all claims against New Pubco.
•	An additional 8,000,000 shares of New Pubco common stock (the “EBITDA Escrow Shares”) will be placed in escrow at the closing to be issued and released to the PRWT Stockholders upon New Pubco attaining EBITDA of at least $25 million in fiscal 2009, EBITDA of at least $30 million in fiscal 2010 and/or EBITDA of at least $40 million in fiscal 2011. One EBITDA Escrow Share shall be released for each dollar by which the target EBITDA for each of the three fiscal years are exceeded, with up to

2,000,000 EBITDA Escrow Shares being issuable for 2009, 3,000,000 EBITDA Escrow Shares being issuable for 2010 and 3,000,000 EBITDA Escrow Shares being issuable for 2011. The EBITDA Escrow Shares can also be released and issued upon certain exercises of New Pubco redeemable warrants as further described in the section entitled “The Merger Agreement — Merger Consideration” beginning on page 74. None of the EBITDA Escrow Shares will be issued to the PRWT Stockholders and none of such shares will be deemed outstanding for any purpose until such future time, if ever, that the required EBITDA levels are attained.
•	The consummation of the merger is conditioned upon the Merger Shares issued at closing (including the 941,211 Merger Shares to be placed in escrow upon the consummation of the merger, as described below) representing at least 58% of the shares of New Pubco common stock outstanding immediately following the merger (“PRWT Majority Requirement”). Allowing for this requirement, the current holders of KBL’s outstanding common stock will own, as a group, no more than 8,653,448, or 42%, of the outstanding shares of New Pubco common stock immediately following the merger. The consummation of the merger also is conditioned upon holders of less than 30% of the currently outstanding shares of KBL common stock issued in KBL’s IPO (the “Public Shares”) voting against the merger and seeking conversion of their Public Shares into cash in accordance with KBL’s amended and restated certificate of incorporation. If holders of 30% or more of the Public Shares vote against the merger and elect cash conversion, the merger will not be completed. In efforts to preclude such possibility and ensure compliance with the PRWT Majority Requirement, KBL and its officers, directors and founding stockholders, PRWT and the PRWT Stockholders and their respective affiliates may enter into arrangements to provide for the purchase of the Public Shares (or the PRWT shares into which they convert in the merger) from holders thereof who indicate their intention to vote against the merger and seek conversion or otherwise wish to sell their Public Shares (or the PRWT shares into which they convert in the merger) or into other arrangements that would induce holders of Public Shares not to vote against the merger proposal, or into similar arrangements for warrants or other securities of KBL (“Outstanding Stock Arrangements”). These Outstanding Stock Arrangements could also be made pursuant to agreements between the buyer and seller of such securities in a form that would not violate insider trading rules. Definitive arrangements have not yet been determined but some possible methods are described in the section titled “The Merger Proposal — Actions That May Be Taken to Secure Approval of KBL’s Stockholders” beginning on page 62. As it is not possible as of the date of this proxy statement/prospectus to determine the number of Public Shares (or the PRWT shares into which they convert in the merger) that may be purchased pursuant to such arrangements, the actual percentage of the KBL shares outstanding after the merger that KBL stockholders will own cannot presently be determined.
•	As of the date hereof, KBL has approximately $135,400,000 in its trust account. At the closing of the merger, the funds held in the trust account will be transferred to New Pubco, after deduction of transaction expenses, tax obligations (if any), deferred underwriting commissions, and the $3,500,000 cash payment to the PRWT Stockholders, and will be used for working capital purposes and for payments to be made to converting stockholders and payments, if any, relating to Outstanding Stock Arrangements.
•	To provide a fund for the adjustment to the Merger Shares based on PRWT’s Net Debt at closing and payment to New Pubco with respect to its post-closing rights to indemnification under the merger agreement, at the closing of the merger, the PRWT Stockholders will place in escrow (with an independent escrow agent) an aggregate of 941,211 Merger Shares. See the section entitled “The Merger Proposal — Indemnification” beginning on page 51. All 941,211 Merger Shares held in escrow are deemed outstanding and owned by the PRWT Stockholders and are counted towards the PRWT Majority Requirement.
•	After the merger, if management’s nominees are elected, the directors of New Pubco will be Willie F. Johnson (Chairman), PRWT’s Chairman, Jerry L. Johnson (Vice Chairman), PRWT’s Vice Chairman, Michael D. Kaswan, KBL’s Chief Operating Officer and a member of KBL’s board of directors, Robert W. Bogle, Joseph D. Corvaia, Adm. Thomas C. Lynch, and Lisa Skeete Tatum. Messrs. Bogle, Corvaia and Lynch and Ms. Tatum will be considered independent directors under applicable regulatory rules.
•	Upon completion of the merger, the current officers of PRWT will continue in their positions as officers of New Pubco. These officers are Willie F. Johnson, Chairman, Jerry L. Johnson, Vice Chairman, Harold

T. Epps, President and Chief Executive Officer, John McCarey, Executive Vice President, Chief Financial Officer, Murvin Lackey, President of Distribution of Cherokee Pharmaceuticals, John B. Elliot, President of Cherokee Pharmaceuticals, Stratton C. “Skip” Lee, Jr., Executive Vice President, Business Development, George Burrell, Executive Vice President, General Counsel, James Dobrowolski, President of U.S. Facilities and Mark Schweiker, who will become President of PRWT’s Business Process Solutions Operating Division on July 1, 2009. See the section entitled “The Director Election Proposal — Directors and Executive Officers of New Pubco Following the Merger” beginning on page 110.
•	The PRWT Stockholders will not be able to sell or otherwise transfer any shares of New Pubco common stock owned by them immediately following the merger, including any shares in escrow, until after the six-month anniversary of the closing of the merger. Furthermore, after the six-month anniversary of the merger and until December 31, 2012, the PRWT Stockholders will only be able to sell shares in such manner and to such persons as the audit committee of New Pubco has consented to in writing, which consent may not be unreasonably withheld but may be withheld in order to prevent New Pubco from failing to comply with any of the requirements of its minority business certifications. Additionally, after December 31, 2012 and until December 31, 2015, if a PRWT Stockholder intends to transfer all or a part of the shares subject to the lock up, the holder must notify New Pubco of its intent, and New Pubco will have an option to purchase the shares at a price equal to the average market price of the New Pubco common stock during the ten-day period ending the day before the holder delivers the notice.
•	The current officers and directors of KBL will not be able to sell any of the shares of KBL common stock received prior to the IPO until six months after the closing of the merger other than as permitted pursuant to the stock escrow agreement dated as of July 25, 2007, between KBL and each of the persons who was a stockholder of KBL prior to its IPO.
•	In addition to voting on the merger, the stockholders of KBL will vote on proposals to:
•	adopt PRWT’s amended and restated articles of incorporation as the certificate of incorporation of our public company, which will have the effect, among other things, of (a) changing the name of our public company from “KBL Healthcare Acquisition Corp. III” to “PRWT Services, Inc.”; (b) changing the state of incorporation of our public company from Delaware to Pennsylvania; (c) increasing the number of authorized shares of our public company’s common stock from 50 million to 150 million; (d) incorporating the classification of directors that would result from the election of directors pursuant to the “director election proposal” described below, (e) changing our public company’s corporate existence to perpetual; (f) removing provisions from our public company charter that will no longer be applicable after the merger; and (g) revising provisions of our public company charter to conform to the Pennsylvania Business Corporation Law of 1983, as amended. See the section of this proxy statement/prospectus entitled “The Charter Change Proposals” beginning on page 87.
•	approve the 2009 Incentive Equity Plan (an equity-based performance equity plan). See the section of this proxy statement/prospectus entitled “The Stock Plan Proposal” beginng on page 103.
•	elect seven persons to New Pubco’s board of directors, of whom two will serve until the annual meeting to be held in 2010, two will serve until annual meeting to be held in 2011 and three will serve until the annual meeting to be held in 2012 and, in each case, until their successors are elected and qualified. See the section of this proxy statement/prospectus entitled “The Director Election Proposal” beginning on page 110.
•	adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, KBL is not authorized to consummate the merger. See the section of this proxy statement/prospectus entitled “The Adjournment Proposal” beginning on page 109.
•	In May 2009, PRWT purchased 7,272,727 of the outstanding KBL warrants in private transactions for an aggregate purchase price of $2,000,000. PRWT intends to retire all of the KBL warrants it purchased in connection with the merger. In addition, Jerry Johnson, Vice Chairman of PRWT, purchased 1,500,000 KBL warrants in private transactions for an aggregate purchase price of $405,000.

•	KBL’s and PRWT’s directors and officers and certain other persons have interests in the merger that are different from, or in addition to, the interests of the public stockholders. These interests include, among other things:
•	KBL directors and officers own shares and warrants that would become worthless in the event of KBL’s liquidation prior to consummation of the merger.
•	Michael D. Kaswan, the chief operating officer of KBL, will become a director of New Pubco after the closing of the merger. As such, in the future he will receive any cash fees, stock options or stock awards that the New Pubco board of directors determines to pay to its non-executive directors.
•	Zachary C. Berk, O.D., KBL’s chairman of the board, Marlene R. Krauss, M.D., KBL’s chief executive officer and a member of its board of directors, and Michael D. Kaswan, KBL’s chief operating officer and a member of its board of directors, could become personally liable for certain obligations of KBL and for liquidation costs in the event a business combination is not completed.
•	PRWT and KBL Healthcare Management, Inc. (“KBLHM”), an affiliate of Drs. Berk and Krauss and Mr. Kaswan, have entered into an agreement which would become effective upon consummation of the merger and pursuant to which PRWT would retain KBLHM as a non-exclusive financial advisor. Under the terms of this agreement, KBLHM will provide PRWT with strategic and financial advice concerning stockholder relations, long-term financial and strategic planning, corporate reorganization and expansion, capital structure, borrowings and other financial assistance. The terms of the agreement are being negotiated by PRWT and KBLHM and will provide for the payment to KBLHM of a fee of up to $250,000 per annum.
•	Upon consummation of the merger, (i) two consultants of KBL will receive an aggregate of $600,000 and (ii) the underwriters in KBL’s IPO will be entitled to receive $4,140,000 of deferred underwriting commissions.
•	If the merger is not consummated, the KBL warrants owned by PRWT and Jerry Johnson, Vice Chairman of PRWT, will become worthless.
•	Prior to the consummation of the merger, PRWT will enter into new employment agreements, effective upon the consummation of the merger with Jerry Johnson, Vice Chairman of PRWT, and Murvin Lackey, President of Distribution of Cherokee Pharmaceuticals.

See “The Merger Proposal — Interests of KBL’s and PRWT’s Directors and Officers and Others in the Merger” beginning on page 61.

•	The proposed merger can be terminated by mutual written agreement of KBL and PRWT at any time or by either party if the merger is not consummated by July 19, 2009, the requisite vote of KBL stockholders is not obtained or a governmental entity has issued an order to restrain the merger. Either party may also terminate the proposed merger upon uncured breach by the other party of its representations, warranties or covenants contained in the merger agreement. If KBL wrongfully refuses to consummate the merger or PRWT terminates the merger agreement because of KBL’s breach and KBL thereafter consummates a business combination with another entity on or before July 19, 2009, KBL shall be required to pay PRWT, concurrently with the consummation of such other business combination, a cash termination fee of $2,000,000, payment of which shall be in full satisfaction of all rights of PRWT and the PRWT Stockholders for damages.
•	In addition to the financial risks discussed earlier in this Summary, the combined companies will face numerous additional risks, including, but not limited to risks related to any inability of PRWT to maintain its status as an MBE, PRWT’s outstanding indebtedness, any potential disputes with PRWT’s labor force, regulation of PRWT’s pharmaceutical business, lower-cost competitors from outside the United States, PRWT’s limited number of customers, product liability claims, PRWT’s pharmaceutical business’ reliance on third party research and development and third party suppliers, and reliance on government contracts for PRWT’s BPS facilities management business.

QUESTIONS AND ANSWERS

FOR KBL STOCKHOLDERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement/ prospectus?

A.

KBL and PRWT have agreed to a transaction under the terms of the Agreement and Plan of Reorganization that is described in this proxy statement/prospectus. This agreement is referred to as the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A, which you are encouraged to read.

You are being asked to consider and vote upon a proposal to approve the merger agreement, which, among other things, provides for the merger of KBL and Merger Sub, with KBL being the surviving entity of the merger and a wholly owned subsidiary of PRWT. In connection with the merger, all outstanding KBL securities shall automatically be converted into an equal number of securities of PRWT of like tenor, and PRWT will become our public company, or New Pubco, following consummation of the transactions. You are also being asked to consider and vote upon (i) the charter change proposals, (ii) the stock plan proposal, (iii) the director election proposal and (iv) the adjournment proposal. As soon as practicable following this merger, KBL, as the surviving entity, will be merged with and into PRWT, with PRWT surviving such subsequent merger.

The conversion of outstanding KBL securities into substantially identical PRWT securities will be automatic and will require no action on the part of KBL security holders. Following the merger, all outstanding KBL securities will deemed to represent a like number and type of securities of PRWT, or New Pubco, and New Pubco’s transfer agent will be instructed as to same.

The approval of the merger proposal, the stock plan proposal, the charter amendment proposals and the director election proposal are effectively conditions to the consummation of the merger. If the merger proposal is not approved, the other proposals will not be presented to stockholders for a vote and the merger will not be consummated. If any of the stock plan proposal, charter amendment proposals or the director election proposal is not approved, the other proposals will not be presented to stockholders for a vote, and the merger will not be consummated.

This proxy statement/prospectus contains important information about the proposed merger and the other matters to be acted upon at the special meeting. You should read it carefully.
Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q. Do I have conversion rights?

A.

If you are a holder of Public Shares, you have the right to vote against the merger proposal and demand that KBL convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of KBL’s IPO is held. These rights to vote against the merger and demand conversion of the Public Shares into a pro rata portion of the trust account are sometimes referred to herein as conversion rights. KBL stockholders who elect to convert their shares into cash will not have appraisal rights under the General Corporation Law of the State of Delaware (“DGCL”).

Q. How do I exercise my cash conversion rights?

A.

If you are a holder of Public Shares and wish to exercise your conversion rights, you must (i) vote against the merger proposal, which must be approved and completed, (ii) demand that KBL convert your shares into cash, and (iii) deliver your stock to KBL’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System prior to the meeting.

Any action that does not include an affirmative vote against the merger will prevent you from exercising your conversion rights. Your vote on any proposal other than the merger proposal will have no impact on your right to convert.

You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company, KBL’s transfer agent, at the address listed at the end of this section. If you (i) initially vote for the merger proposal but then wish to vote against it and exercise your conversion rights or (ii) initially vote against the merger proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to KBL to exercise your conversion rights, or (iii) initially vote against the merger but later wish to vote for it, you may request KBL to send you another proxy card on which you may indicate your intended vote. You may make such request by contacting KBL at the phone number or address listed at the end of this section.

Any request for conversion, once made, may be withdrawn at any time up to the time the vote is taken with respect to the merger proposal. If you delivered your shares for conversion to KBL’s transfer agent and decide prior to the special meeting not to elect conversion, you may request that KBL’s transfer agent return the shares (physically or electronically). You may make such request by contacting KBL’s transfer agent at the phone number or address listed at the end of this section.

Any corrected or changed proxy card must be received by KBL’s secretary prior to the special meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the meeting.

If the merger is completed, then, if you have also properly exercised your conversion rights, you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon, calculated as of two business days prior to the date of the consummation of the merger. As of March 31, 2009, there was approximately $135,400,000 in the trust account, which would amount to approximately $7.85 per Public Share upon conversion. If you exercise your conversion rights, then you will be exchanging your shares of KBL common stock for cash and will no longer own these shares.

Exercise of your conversion rights does not result in either the exercise or loss of any KBL warrants that you may hold. Your warrants will continue to be outstanding following a conversion of your common stock, shall be automatically converted into a warrant to purchase a share of New Pubco’s common stock that will have terms that are substantially similar in all material respects to those of the KBL warrants and will become exercisable upon consummation of the merger. A registration statement must be in effect to allow you to exercise any warrants you may hold or to allow KBL to call the warrants for redemption if the redemption conditions are satisfied. If the merger is not consummated, the warrants will not become exercisable and will be worthless.

Q. Do I have appraisal rights if I object to the proposed merger?

A.

Yes. KBL stockholders have appraisal rights in connection with the merger under the DGCL. Stockholders who exercise their appraisal rights will not be entitled to seek conversion of their shares into cash. See the section entitled “Appraisal Rights” beginning on page 186.

Q. What happens to the funds deposited in the trust account after consummation of the merger?

A.

At the closing of the merger, the funds in the trust account will be released to (a) pay deferred underwriters’ compensation of approximately $4,140,000, (b) pay the $3,500,000 cash portion of the merger consideration to the PRWT Stockholders, (c) pay any unpaid income tax or other tax obligations of KBL incurred prior to closing of the merger, estimated to be approximately $33,100, (d) repay loans by and reimburse expenses to directors, officers and founding stockholders of KBL, in an estimated aggregate amount of approximately $220,000, (e) pay professionals and other third parties that have rendered services to KBL in connection with its operations and efforts to effect a business combination, including the merger, an estimated aggregate amount of approximately $1,571,900, and (f) pay amounts, if any, in connection with any redemption, tender, purchase or similar transaction involving the Public Shares or KBL warrants or New Pubco securities into which they are converted in the merger, as described in the section entitled “The Merger Proposal — Actions That May Be Taken to Secure Approval of KBL’s Stockholders” beginning on page 62. The balance of the funds will be released to New Pubco to pay stockholders who properly exercise their conversion or appraisal rights with respect to their Public Shares and for working capital and general corporate purposes. KBL and PRWT expect that, after paying the holders of Public Shares who elect to exercise their conversion rights, and after engaging in any redemptions, tenders, purchases or similar transactions necessary to ensure that holders of no more than 30% of the Public Shares elect to exercise such rights and to ensure fulfillment of the PRWT Majority Requirement, only approximately $25,000,000 of the approximately $135,400,000 held in trust will be available to New Pubco.

Q. Since KBL’s IPO prospectus did not disclose that funds in the trust account might be used, directly or indirectly, to purchase Public Shares, what are my legal rights?

A.

You should be aware that KBL’s IPO prospectus did not disclose that funds in its trust account might be used, directly or indirectly, to purchase Public Shares or other securities of KBL or New Pubco securities into which they are converted in the merger, other than from holders who have voted against the merger proposal and converted their Public Shares into cash. Accordingly, each holder of Public Shares at the time of the merger who purchased such shares in the IPO may have securities law claims against KBL for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). As KBL’s existence will terminate at the time of the merger and its rights and obligations will become rights and obligations of Merger Sub, the rescission right will continue against Merger Sub and New Pubco after the merger.

Such claims may entitle stockholders asserting them to up to $8.00 per share, based on the initial offering price of the IPO units comprised of stock and warrants, less any amount received from the sale of the original warrants purchased with them, plus interest from the date of KBL’s IPO (which, in the case of holders of Public Shares, may be more than the pro rata share of the trust account to which they are entitled on conversion or liquidation). Because such claims will necessarily arise only if the merger is completed, at which time KBL will no longer exist and the funds in the trust account will have been disbursed, they may be asserted against New Pubco, its directors and officers and KBL’s former directors and officers.

Even if you do not pursue such claims, others, who may include all holders of Public Shares who have not sold them prior to the merger or converted them into cash, may. KBL cannot predict whether stockholders will bring such claims, how many might bring them or the extent to which they might be successful. See “The Merger Proposal — Rescission Rights” beginning on page 64.

Q. What happens if the merger is not consummated?

A.

If the merger is not consummated by the date on which KBL must liquidate, either party may terminate the merger agreement. If KBL is unable to complete the merger or another business combination by July 19, 2009, its amended and restated certificate of incorporation provides that its corporate existence automatically terminates and it must liquidate. See the section entitled “Other Information Related to KBL — Liquidation If No Business Combination” beginning on page 139.

Q. When do you expect the merger to be completed?

A.

It is currently anticipated that the merger will be consummated promptly following the KBL special meeting on July 16, 2009.

For a description of the conditions for the completion of the merger, see the section entitled “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 78.

Q. What do I need to do now?

A.

KBL and PRWT urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the merger will affect you as a stockholder of KBL. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?

A.

If you are a holder of record of KBL common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q. May I change my vote after I have mailed my signed proxy card?

A.

Yes. Send a later-dated, signed proxy card to KBL’s secretary at the address set forth below so that it is received by KBL’s secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to KBL’s secretary, which must be received by KBL’s secretary prior to the special meeting.

Q. What should I do with my stock, warrant and unit certificates?

A.

If you are not electing conversion in connection with your vote on the merger proposal and the merger is approved and consummated, you do not need to do anything with your certificates, as the KBL securities are not being exchanged or converted. Your existing KBL certificates will represent the equivalent number and type of New Pubco securities.

KBL stockholders who vote against the merger and exercise their conversion rights must deliver their shares to KBL’s transfer agent (either physically or electronically) as instructed by KBL or KBL’s transfer agent prior to the meeting.

Q. What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your KBL shares.

Q. Who can help answer my questions?	A. If you have questions about the merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Mr. Michael D. Kaswan Chief Operating Officer KBL Healthcare Acquisition Corp. III 380 Lexington Avenue, 31st Floor New York, New York 10168 Tel: (212) 319-5555
or
Morrow & Co., LLC 470 West Avenue Stamford, Connecticut 06902 Tel: (800) 607-0088
You may also obtain additional information about KBL from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 209.
If you intend to vote against the merger and seek conversion of your shares, you will need to deliver your stock (either physically or electronically) to KBL’s transfer agent prior to the meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Mr. Mark Zimkind Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 Tel: (212) 845-3287 Fax: (212) 845-3201

RISK FACTORS

Risks Related to New Pubco’s Business and Operations Following the Merger

The value of your investment in New Pubco following consummation of the merger will be subject to the significant risks affecting PRWT and inherent in its business. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, New Pubco’s post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

PRWT has incurred substantial losses and negative cash flow.

Although PRWT achieved net income during the three months ended March 31, 2009, PRWT has a history of losses. PRWT incurred a net loss of approximately $15,583,000 during the fiscal year ended December 31, 2008 and had a stockholders’ deficit of approximately $23,385,000 as of December 31, 2008. We cannot assure you that we will be able to achieve and maintain a profit. PRWT anticipates that its expenses will increase significantly in 2009 following the merger as it seeks to grow its pharmaceutical and other business lines. In addition, PRWT anticipates that its expenses will increase substantially in the foreseeable future as it:

•	continues to undertake product and service development efforts;
•	acquires and integrates products and businesses;
•	expands its internal systems and infrastructure; and
•	hires additional personnel.

PRWT’s growth could be adversely effected by continuing adverse economic conditions, economic activity and disruption in the financial markets.

As widely reported, financial markets in the United States and internationally have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in securities prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. Governments have taken unprecedented actions intended to address extreme market conditions that have included severely restricted credit and declines in real estate values. While currently these conditions have not impaired PRWT’s ability to access credit markets and finance its operations, there can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies such that PRWT’s ability to access credit markets and finance its operations might be impaired. Although PRWT’s total revenues continued to improve in 2008 and the first quarter of 2009, the current tightening of credit in financial markets could adversely affect the ability of customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in or cancellation of orders for PRWT’s products and services.

Continued economic inactivity may reduce demand for PRWT’s services or depress pricing of those services and have a material adverse effect on PRWT’s results of operations. Changes in global economic conditions could also shift demand to services for which PRWT does not have competitive advantages, and this could negatively affect the amount of business that PRWT is able to obtain. Adverse changes in economic conditions may further reduce demand, depress prices for PRWT’s services and cause PRWT’s customers to cancel their agreements to purchase PRWT’s services, thereby possibly reducing earnings and adversely affecting PRWT’s business and results of operations. Additionally, the adverse economic conditions may result in customers cutting back on discretionary spending. If PRWT is unable to successfully anticipate changing economic and political conditions, it may be unable to effectively plan for and respond to those changes, and its business could be negatively affected.

PRWT is unable to predict the duration and severity of the current disruption in financial markets and the adverse economic conditions that might occur in the U.S. and other countries and the effect such events might have on its business.

Failure of PRWT to maintain its status as a minority-owned business could adversely affect its business and results of operations.

PRWT is currently certified as a minority-owned business by the National Minority Supplier Development Council (NMSDC) and several state and local authorities. To be certified as a minority-owned business by a state or local authority, an entity must satisfy certain requirements to qualify as a minority-owned business which are set by the appropriate certifying council, but generally require that the applying business be owned by minority persons in which such minority persons hold at least a 51% interest and that these minority groups control the management and daily operations of the business. As of the record date, approximately 92% of PRWT’s common stock was held by minority persons, five of nine of PRWT’s directors are minority persons and six of ten of PRWT’s executive officers are minority persons. Following the merger, at least 53% of New Pubco’s common stock will be held by minority persons (51.4% excluding the 941,211 shares to be placed in escrow pursuant to the merger agreement). If PRWT is unable to maintain its minority-owned certification, it may affect PRWT’s selection as a contractor for certain federal, state and local government, as well as commercial contracts. Additionally, Cherokee’s supply agreement with Merck provides that should status with the National Minority Supplier Development Council be lost, Merck may terminate such agreement. Merck’s termination of its supply agreement with Cherokee would have a significant adverse effect on PRWT’s business by substantially reducing PRWT’s revenues, increasing the underutilized capacity at Cherokee and exposing PRWT to breach of contract claims. In addition, PRWT may not be able to reduce its overhead costs for the Cherokee facility in a timely manner which could result in negative margins and operating losses at its Cherokee facility until such time, if ever, that PRWT could replace Merck’s business.

If PRWT experiences systems or services failures or if it fails to implement new systems and software successfully, PRWT’s businesses could be adversely affected.

PRWT depends on information systems to control its manufacturing processes, process orders, manage inventory, process and bill shipments to, and collect cash from, its customers, respond to customer inquiries, contribute to its overall internal control processes, maintain records of its property, plant and equipment, and record and pay amounts due vendors and other creditors. In addition, PRWT’s BPS business in conjunction with its partners and PRWT’s facilities management business are dependent on their ability to implement and maintain technology and outsourcing services that are often critical to its customers’ operations, some of which involve classified, confidential or other sensitive information. If PRWT were to experience a prolonged disruption in its information systems that involve interactions with customers and suppliers or if PRWT’s BPS business or facilities management business have significant defects or errors, are subject to delivery delays or fail to meet its customers’ expectations, PRWT may:

•	lose revenue due to adverse customer reactions;
•	be required to provide additional services to customers at no charge;
•	receive negative publicity, which could damage its reputation and harm its ability to attract or retain customers; or
•	suffer claims for substantial damages.

In addition, the business of clients’ of PRWT’s BPS and facilities management businesses may also be harmed from any system or equipment failures it experiences. In that event, PRWT’s relationship with these clients may be adversely affected, it may lose these clients, its ability to attract new clients may be adversely affected and it could be exposed to liability. Interruptions could also result from the intentional acts of others, like “hackers.” If PRWT’s systems are penetrated by computer hackers, or if computer viruses infect PRWT’s systems, its computers could fail or proprietary information could be misappropriated. Many of PRWT’s clients’ computer systems interface with PRWT’s systems. If PRWT’s clients suffer interruptions in their systems, the link to its systems could be severed and sales of the client’s products could be slowed or stopped.

The successful assertion of any large claims against PRWT could seriously harm its business. Even if not successful, these claims could result in significant legal and other costs, may be a distraction to PRWT’s management and may harm PRWT’s reputation.

If PRWT fails to attract and retain key personnel, its business could be adversely affected.

PRWT’s success and ability to grow are dependent, in large part, on its ability to hire, retain and motivate sufficient numbers of talented people with the increasingly diverse skills needed to serve clients and grow its business. Competition for skilled personnel is intense at all levels of experience and seniority. Most of Cherokee’s products and services are highly technical in nature and some of Cherokee’s manufacturing, quality control, logistics safety and compliance, information technology, sales, and e-commerce related positions are highly technical. In addition, PRWT’s BPS and facilities management business models depend on their ability to effectively utilize personnel with the right mix of skills and experience to support their projects. The processes and costs associated with recruiting, training and retaining employees place significant demands on their resources. Although PRWT has not experienced any difficulties attracting qualified persons to date, there is a risk that at certain points in time and in certain geographical regions, PRWT may find it difficult to hire and retain a sufficient number of employees with the skills or backgrounds required, or that it will prove difficult to retain them in a competitive labor market. Any failure on PRWT’s or its subsidiaries’ part to hire, train, and retain a sufficient number of qualified professionals would seriously damage its business. PRWT depends heavily on the services of its senior management in the pharmaceutical business, including John Elliot, President of Cherokee Pharmaceuticals, and Murvin Lackey, President of Cherokee Distribution. PRWT believes that its future success depends on the continued services of such management. PRWT’s business may be harmed by the loss of a significant number of its senior management members in a short period of time.

If PRWT fails to protect its customers’ sensitive personal and financial data, PRWT’s business could be adversely affected.

PRWT’s BPS business operates customer service centers that handle customer credit card and social security information. While there are system procedural and management safeguards, there is a risk that an employee would attempt to gain access and misuse a customer’s personal or financial information. Misappropriation of customer intellectual property could subject PRWT to liability, resulting in a loss of such customer and damage to our reputation.

PRWT may be unable to adequately protect its intellectual property rights, which could affect its ability to compete.

Protecting PRWT’s intellectual property rights is critical to its ability to compete and succeed as a company. PRWT holds a number of trademarks and registrations which are necessary and contribute significantly to the preservation of its competitive position in the market. In some instances, PRWT has augmented its technology base by licensing the proprietary intellectual property of its customers for use in providing services to the customer. PRWT enters into confidentiality and invention assignment agreements with its employees, and enters into nondisclosure agreements with its suppliers and customers so as to limit access to and disclosure of its proprietary information. These measures may not suffice to deter misappropriation or independent third party development of similar technologies. Moreover, the protection provided to PRWT’s intellectual property by the laws and courts of foreign nations may not be as advantageous to it as the remedies available under United States law.

PRWT may face claims of infringement of proprietary rights.

There is a risk that a third party may claim PRWT’s products and services infringe on their proprietary rights. Whether or not PRWT’s products or services infringe on proprietary rights of third parties, infringement or invalidity claims may be asserted or prosecuted against it and PRWT could incur significant expense in defending them. If any claims or actions are asserted against PRWT, it may be required to modify its products or services or obtain licenses on commercially reasonable terms, in a timely manner. PRWT’s failure to do so could adversely affect its business.

PRWT’s existing and future debt obligations could impair its liquidity and financial condition, and in the event it is unable to meet its debt obligations, it could lose title to its assets.

As of March 31, 2009, PRWT had outstanding debt of $60,485,623 along with its credit facility of $2,300,000 and the ability to borrow an additional $700,000 under its credit facility. PRWT expects its debt service obligations for 2009 to be approximately $2,575,000, including the credit facility of $2,300,000. PRWT may also assume or incur additional debt, including secured debt, in the future in connection with, or to fund its continuing operations. PRWT’s debt obligations:

•	could impair PRWT’s liquidity;
•	increases PRWT’s vulnerability to general adverse economic or industry conditions;
•	could make it more difficult for PRWT to satisfy its other obligations;
•	require PRWT to dedicate a substantial portion of its cash flow to payments on its debt obligations, which reduces the availability of PRWT’s cash flow to fund research and development; working capital, capital expenditures and other corporate requirements;
•	limit PRWT’s flexibility in planning for, or reacting to, changes in its business and the industries in which it operates;
•	place PRWT at a competitive disadvantage compared to its competitors that may have less debt;
•	could impede PRWT from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes; and
•	place PRWT at a competitive disadvantage when compared to its competitors who have less debt.

PRWT’s operations may not generate sufficient cash to enable it to service its debt. If PRWT were to fail to make any required payment under the agreements governing its indebtedness or fail to comply with the financial and operating covenants contained in those agreements, it would be in default. PRWT’s lenders would have the ability to require that it immediately pay all outstanding indebtedness. If the lenders were to require immediate payment, PRWT might not have sufficient assets to satisfy its obligations under its credit facility or its other indebtedness. In such event, PRWT’s lenders could foreclose on all of its assets. In addition, PRWT could be forced to seek protection under bankruptcy laws, which could have a material adverse effect on its existing contracts and its ability to procure new contracts as well as its ability to recruit and/or retain employees. Accordingly, a default could have a significant adverse effect on PRWT’s business. Despite current debt levels, PRWT and its subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with its existing leverage.

Technology and product innovations in the markets that PRWT serves may create alternatives to its products and result in reduced sales.

Technology and product innovations which current and potential customers and strategic partners of PRWT might have access to could reduce or eliminate their need for PRWT’s products. A new, competing or other disruptive technology that reduces or eliminates the use of one or more of PRWT’s products and services could negatively impact the sale of those products. Cherokee’s customers and strategic partners also constantly attempt to reduce their manufacturing costs and improve product quality. The customers of PRWT’s BPS and facilities management businesses constantly adopt new technology and attempt to improve operating efficiencies, reduce operating costs or maximize operating revenues. PRWT may be unable to respond on a timely basis to any or all of the changing needs of its customer base. PRWT’s failure to develop, introduce or enhance products or adopt and improve services to compete with new technologies in a timely manner could have an adverse effect on its business, results of operations and financial condition.

Labor disputes could lead to loss of revenues or expense variations.

At April 30, 2009, approximately 44.7% of PRWT’s facilities management employees, and 60.45% of PRWT’s pharmaceutical employees were subject to various local collective bargaining agreements, some of which will expire or become subject to renegotiation during the year. In addition, at any given time, PRWT may face a number of union organizing drives. When one or more of PRWT’s major collective bargaining agreements becomes subject to renegotiation or when PRWT faces union organizing drives, PRWT and the union may disagree on important issues which, in turn, could lead to a strike, work slowdown or other job actions at one or more of PRWT’s locations. In a market where PRWT and a number of major competitors are unionized, but other competitors are not unionized, PRWT could lose customers to competitors who are not unionized. Although PRWT has not experienced any labor disruptions to date, a strike, work slowdown or other job action could in some cases disrupt PRWT from providing services, resulting in reduced revenue. If declines in customer service occur or if PRWT’s customers are targeted for sympathy strikes by other unionized workers, contract cancellations could result. The result of negotiating a first time agreement or renegotiating an existing collective bargaining agreement could be a substantial increase in labor and benefits expenses that PRWT may be unable to pass through to customers for some period of time, if at all. In addition, proposed legislation, known as The Employee Free Choice Act, could make it significantly easier for union organizing drives to be successful and could give third-party arbitrators the ability to impose terms of collective bargaining agreements upon PRWT and a labor union if PRWT and such union are unable to agree to the terms of a collective bargaining agreement.

Risks Related to PRWT’s Pharmaceutical Manufacturing and Distribution Business

PRWT’s pharmaceutical business is subject to regulation by various federal, state, local and foreign agencies that require it to comply with a wide variety of regulations, including those regarding the manufacture of products, the distribution of products and environmental matters.

Some of PRWT’s pharmaceutical operations are subject to regulation by various U.S. federal agencies and similar state and international agencies, including the U.S. Department of Commerce, U.S. Food and Drug Administration, the U.S. Department of Transportation, the U.S. Department of Agriculture and U.S. Environmental Protection Agency and other comparable state, local and international agencies. These regulations govern a wide variety of product activities, including labeling, manufacturing, handling, sales and distribution of products. If PRWT fails to comply with any or all of these regulations, PRWT may be subject to fines or penalties, have to recall products and/or cease its manufacture and distribution, which would increase PRWT’s pharmaceutical business’s costs and reduce its sales.

PRWT’s pharmaceutical business is subject to significant environmental regulation.

PRWT’s pharmaceutical business is subject to a variety of federal, state, local and international laws, rules and regulations related to the handling, transportation, manufacture, use, discharge, disposal or sale of toxic, volatile or other hazardous materials. In connection with the acquisition of the Riverside facility, PRWT assumed Merck’s environmental remediation obligations and Merck became obligated to reimburse PRWT for a portion of the cost of such remediation efforts. The annual reimbursement is $305,000 each year through December 2017. If costs incurred by PRWT exceed $305,000 but are not greater than $458,000, PRWT is responsible for these costs. If costs incurred exceed $458,000 then PRWT and Merck will share evenly all costs incurred greater than $305,000. Although PRWT does not expect its annual obligations to exceed $305,000, there is potential exposure and if its exposure exceeds the recorded environmental remediation liability of $2,493,000 as of December 31, 2008, PRWT will incur losses for the excess amount. PRWT has also obtained approximately $1.8 million of insurance coverage which could be used to satisfy this remediation obligation in the event of the closure of the facility.

Some level of risk to the environment is inherent in PRWT’s pharmaceutical operations and the products it manufactures, sells, uses or distributes. The failure to fully comply with present or future regulations could result in fines being imposed on PRWT, suspension of production or cessation of operations. Third parties may also have the right to sue to enforce compliance. Moreover, it is possible that increasingly strict requirements imposed by environmental laws and enforcement policies thereunder could require PRWT to make significant capital expenditures. The operation of a pharmaceutical manufacturing plant entails inherent risks to the environment and human health due to the handling of potentially harmful substances, and PRWT may incur material costs and liabilities in the future because of an accident or other event resulting in personal injury or unauthorized release of such substances to the environment. In addition, PRWT’s pharmaceutical business generates hazardous materials that are disposed at various offsite facilities. PRWT may be liable, irrespective of fault, for material remedial costs or other liabilities incurred at these disposal facilities in the event of a release of hazardous substances at such facilities into the environment. Although PRWT has obtained $10 million of environmental insurance coverage, it may be inadequate to cover PRWT’s potential environmental liabilities.

PRWT’s pharmaceutical business depends on a small number of customers, particularly Merck, which accounted for approximately 89% of PRWT’s pharmaceutical business revenues in 2008.

A few customers and their large-scale projects have accounted for the majority of the revenues of PRWT’s pharmaceutical business each year. PRWT expects this dependence to continue. During fiscal 2008, PRWT’s pharmaceutical business’ top two customers accounted for approximately 100% of its revenue, including Merck which accounted for approximately 89% of such revenues. The loss of any key customer or the loss or termination of any large-scale project could significantly harm PRWT’s operating results, financial condition and business. Pursuant to PRWT’s supply agreement with Merck, unless Merck requests that PRWT devote additional capacity to its products, Merck may reduce the amount of products it purchases from PRWT if PRWT’s pharmaceutical business does not diversify its sources of revenues by prescribed amounts. If Merck products contracted for in the supply agreement (but not including future products for Merck not contracted for in the supply agreement) account for more than 90%, 75% and 50% of PRWT revenues from the Cherokee facility for the years ended December 31, 2010, 2011 and 2012, respectively, Merck will have the right to reduce its product purchases for the following year. Additionally, beginning in 2011, Merck will be permitted to purchase products from third party suppliers that offer lower prices if Cherokee cannot match their pricing.

Potential product liability claims could affect PRWT’s pharmaceutical business’s earnings and financial condition and harm its reputation.

PRWT’s pharmaceutical business faces the potential of liability claims based on its products and/or services. PRWT carries product liability insurance coverage, generally available in the market, but which is limited in scope and amount. Although PRWT seeks to reduce its potential liability through measures such as contractual indemnification provisions with customers and/or suppliers, PRWT cannot assure you that such measures will be enforced or effective. PRWT’s pharmaceutical business could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of the indemnification agreements, if the indemnity, although applicable, is not executed in accordance with its terms or if PRWT’s liability exceeds the amount of applicable insurance (currently $20,000,000) or indemnification. There can be no assurance that PRWT’s insurance coverage will be adequate or that insurance coverage will continue to be available on terms acceptable to PRWT. Unexpected results could cause PRWT to have financial exposure in these matters in excess of recorded reserves and insurance coverage, requiring PRWT to provide additional reserves to address these liabilities, impacting profits.

PRWT’s pharmaceutical business’s sales and results of operations depend on its customers’ research and development efforts and their ability to obtain funding for these efforts.

PRWT’s pharmaceutical business customers include researchers at pharmaceutical and biotechnology companies, chemical and related companies, academic institutions, government laboratories and private foundations. Fluctuations in the research and development budgets of these researchers and their organizations could have a significant effect on the demand for PRWT’s pharmaceutical business’s products. PRWT’s pharmaceutical business’s customers determine their research and development budgets based on several factors, including the need to develop new products, the availability of governmental and other funding, competition and the general availability of resources. Research and development budgets fluctuate due to changes in available resources, spending priorities, general economic conditions, institutional and governmental budgetary limitations and mergers of pharmaceutical and biotechnology companies. PRWT’s pharmaceutical business could be seriously harmed by any significant decrease in life science and high technology research and development expenditures by its customers. Government funding of research and development is subject to the political process, which is often unpredictable. Other programs, such as Homeland Security or defense, or general efforts to reduce the U.S. federal budget deficit could be viewed by the government as a higher priority. Any shift away from funding of life science and high technology research and development or delays surrounding the approval of governmental budget proposals may cause PRWT’s pharmaceutical business customers to delay or forego purchases of PRWT’s pharmaceutical business’s products and services, which could seriously damage its business. Some of PRWT’s pharmaceutical business customers receive funds from approved grants at a particular time of year, many times set by government budget cycles. In the past, such grants have been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. The timing of the receipt of grant funds may affect the timing of purchase decisions by PRWT’s pharmaceutical business customers and, as a result, cause fluctuations in PRWT’s sales and operating results.

If PRWT’s pharmaceutical business fails to maintain adequate quality standards for its products and services, its business may be adversely affected and its reputation harmed.

PRWT’s life science customers and strategic partners are often subject to rigorous quality standards to obtain and maintain regulatory approval of their products and the manufacturing processes that generate them, including current Good Manufacturing Practices (cGMP) promulgated by the Food and Drug Administration. A failure to maintain, or in some instances, upgrade PRWT’s pharmaceutical business’s quality standards to meet its customers’ or strategic partners’ needs or current regulatory standards, could result in the loss of PRWT’s, a customer’s or a strategic partner’s regulatory license, default under PRWT’s or its customers’ contracts, potentially substantial sales losses to PRWT and harm to PRWT’s pharmaceutical business’s reputation.

The market for PRWT’s pharmaceutical business’s products is uncertain and subject to period-to-period revenue fluctuations based on industry conditions and other factors outside of PRWT’s control.

PRWT’s pharmaceutical business may experience substantial period-to-period revenue fluctuations reflecting the industry environment in which it operates and fluctuating levels of customer orders. The drug development process is dictated by the marketplace, drug companies and the regulatory environment. PRWT has no control over the pace of drug development, which drugs get selected for clinical trials, which drugs are approved by the FDA, and, even if approved, the ultimate market potential of such drugs. Recurring sales of PRWT’s pharmaceutical business’s products for discovery or clinical trial stage development programs are not consistent or predictable. The high cancellation rate for drug development programs results in a significant likelihood that there will be no subsequent or “follow-on” sales for any particular drug development program. Accordingly, the level of purchasing by its customers for specific drug development programs varies substantially from period to period.

Sales of Cherokee’s products for marketed drugs provide an opportunity for continuing longer-term sales and the size of the customer orders for marketed drugs can be substantially larger than those for the discovery or clinical trial stages. While not subject to the same high cancellation rate faced by discovery and clinical trial stage drug development programs, the demand for approved drugs remains subject to many uncertainties, including the size of the patient population addressed, efficacy level, drug price, the drug side effects and the existence of other competing drugs. These factors, which are outside of PRWT’s control, affect the level of demand for the drug itself and, therefore, the demand for PRWT’s pharmaceutical business’s products. Since PRWT’s pharmaceutical business’s revenue is composed of sales in all three drug development stages, and since even sales for marketed drugs are subject to cancellation or reduction, PRWT’s pharmaceutical business is likely to continue to experience significant fluctuations in its periodic results.

PRWT’s pharmaceutical business operates from a single location, which makes it vulnerable to any disruption thereof, and demand for its products may not match its manufacturing capacity.

PRWT’s pharmaceutical business utilizes a single site located in Riverside, Pennsylvania, for substantially all of its manufacturing, administrative, research and development and all other functions. Any significant disruption of operations at this location for any reason, such as labor unrest, power interruptions earthquake, drought, floods, explosion, fire, or other events beyond PRWT’s control could adversely affect PRWT’s sales and customer relationships and therefore adversely affect its business which may result in reduced revenues or property damage. While insurance coverage may reimburse PRWT, in whole or in part, for profits lost from such disruptions, any inability of PRWT to provide its pharmaceutical products in the longer-term may irreparably harm its reputation and affect its sales growth expectations and results.

Demand for PRWT’s pharmaceutical products and services is subject to the commercial success of PRWT’s customers’ products, which may vary for reasons outside PRWT’s control.

Even if PRWT is successful in securing utilization of its pharmaceutical products and services in a customer’s manufacturing process, sales of many of its products and services remain dependent on the timing and volume of the customer’s production, over which it has no control. These factors include:

•	the level and timing of its customers’ research and development and manufacturing efforts and activities,
•	the timing of its customers’ government funding,
•	the timing of its research and development, sales and marketing expenses,
•	the timing of significant custom sales orders,
•	the introduction of new products by PRWT or its competitors,
•	the success of identifying, acquiring and integrating businesses that complement its product offering, add new technologies or add presence in a market,
•	customer demand for its products due to changes in purchasing requirements and research needs, and
•	general economic conditions.

The demand for PRWT’s pharmaceutical products and services depends on regulatory approvals and frequently depends on the commercial success of the customer’s supported product. Regulatory processes are complex, lengthy, expensive and can often take years to complete. Commercial success of a customer’s product, which would drive demand in their production and commensurate demand for PRWT’s products and services, is dependent on many factors, some of which can change rapidly, despite early positive indications.

If PRWT continues to operate certain of its factories and other operations at the Riverside facility at less than capacity, its gross margins will fall and/or it may have to incur restructuring charges if it chooses to reduce the capacity of or close any of its factories or other operations at the Riverside facility.

When PRWT’s pharmaceutical business experiences excess capacity, its sales revenues may not fully cover its fixed overhead expenses, and its gross margins will fall. If PRWT concludes it has significant, long-term excess capacity, it may decide to permanently close one or more of its factories, and lay off some of its employees. Closures or lay-offs could result in PRWT recording restructuring charges such as severance, other exit costs, and asset impairments.

Lack of early success with entering into production agreements with pharmaceutical and biotechnology customers can shut PRWT out of future business with those customers.

A number of the products and services PRWT sells to pharmaceutical and biotechnology customers are incorporated into the customers’ drug manufacturing processes. In some cases, once a customer chooses a particular product for use in a drug manufacturing process, it is unlikely that the customer will later switch to a competing alternative. In many cases, the regulatory license for the product will specify the products qualified for use in the process. Obtaining the regulatory approvals needed for a change in the manufacturing process is time consuming, expensive and uncertain. Accordingly, if a pharmaceutical or biotechnology customer does not select PRWT’s pharmaceutical products early in its manufacturing design phase for any number of reasons including but not limited to cost, ease of use, ability to supply large quantities or similar reasons, PRWT may lose the opportunity to participate in the customer’s manufacturing of such product. Because PRWT’s pharmaceutical business faces competition in this market from other companies, it runs the risk that its competitors could win significant early business with a customer making it difficult for PRWT to recover that late stage commercialization opportunity.

The manufacture of many of PRWT’s pharmaceutical products is a highly exacting and complex process, and if PRWT or one of its suppliers encounters problems manufacturing products, PRWT's pharmaceutical business could suffer.

The manufacture of many of PRWT's pharmaceutical products is a highly exacting and complex process, due in part to strict regulatory requirements. Problems may arise during manufacturing for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, problems with raw materials, natural disasters and environmental factors. If problems arise during the production of a batch of product, that batch of product may have to be discarded. This could, among other things, lead to increased costs, lost revenue, damage to customer relations, time and expense spent investigating the cause, increased unused capacity and, depending on the cause, similar losses with respect to other batches or products. If problems are not discovered before the product is released to the market, recall and product liability costs may also be incurred. To the extent PRWT’s pharmaceutical business or one of its suppliers experiences significant manufacturing problems, this could have a material adverse effect on PRWT's revenues and profitability.

PRWT’s pharmaceutical business relies on third-party suppliers for some important ingredients and products that it cannot manufacture.

PRWT purchases from third-party suppliers some important ingredients and products for its pharmaceutical business that it cannot manufacture. From time to time, PRWT has experienced shortages of certain ingredients used in antibiotic production, although it has been able to maintain its production schedule. PRWT currently has supply agreements with several suppliers of most of these ingredients and products. However, in some instances, PRWT purchases only from a single or limited number of sources. There is a sole source supplier for an ingredient used in an API for another customer. Prior to PRWT’s acquisition of the Riverside Facility, this ingredient was manufactured at the facility. PRWT believes that if the supplier was to cease supplying the ingredient, PRWT could obtain the formula from the customer and manufacture the ingredient without materially disrupting production. With respect to other single source products, in many cases, PRWT has long-term contracts with its suppliers and believes that alternative sources are available for all such ingredients without materially disrupting production. Two suppliers provide approximately 50% of the raw materials purchased in 2008, although PRWT believes that alternative sources are readily available without disrupting production. Furthermore, PRWT’s suppliers and vendors may not provide these ingredients and products in the quantities requested, in a timely manner or at a price PRWT is willing to pay. A loss of any of PRWT’s key single source suppliers could have a material adverse effect on its financial position, results of operations or cash flows. Increased demand for some of PRWT’s pharmaceutical products can occasionally exceed the existing supply of some important ingredients and components that PRWT does not manufacture. An interruption in supply of such ingredients and components that PRWT is unable to remedy could result in its inability to deliver its products on a timely basis, which, in turn, could have a material adverse effect on its financial position, results of operations or cash flows.

Defects or failures associated with products distributed by PRWT’s pharmaceutical customers could lead to recalls or safety alerts and negative publicity.

Manufacturing flaws, component failures, design defects, off label uses or inadequate disclosure of product related information could result in an unsafe condition or the injury or death of a patient. These problems could lead to a recall of, or issuance of a safety alert relating to, PRWT’s customers’ products and result in significant costs and negative publicity. PRWT’s customers also may undertake voluntarily to recall products or temporarily shut down production lines based on internal safety and quality monitoring and testing data. In the event of a recall of a customer’s product due to problems with a PRWT supplied component, PRWT may be required to reimburse its customer for the component included in the recalled product, the customer’s cost in manufacturing the recalled product and all expenses incurred in connection with the recall. Any of the foregoing problems could disrupt PRWT’s pharmaceutical business and have a material adverse effect on PRWT’s pharmaceutical business, results of operations, financial condition and cash flows.

The intellectual property of PRWT’s pharmaceutical clients may be damaged, misappropriated, stolen or lost while in PRWT’s possession, subjecting it to litigation and other adverse consequences.

In the course of providing services to its clients, PRWT may have possession of or access to their intellectual property, including databases, software masters, certificates of authenticity and similar valuable intellectual property. If PRWT’s clients’ intellectual property is damaged, misappropriated, stolen or lost, it could suffer:

•	claims under client agreements or applicable law, or other liability for damages;
•	delayed or lost revenue due to adverse client reaction;
•	negative publicity; and
•	litigation that could be costly and time-consuming.

Risks Related to PRWT’s BPS and Facilities Management Businesses

The stockholders’ agreement governing USF, the entity through which PRWT’s facilities management business is conducted, contains terms which could adversely affect PRWT’s investment in USF.

PRWT owns 51% of USF, James Dobrowolski, President of USF, owns 20% of USF, and two other individuals own the remaining 29% of USF. The stockholders agreement contains rights of first refusal, tag along rights and restrictions on transfers of USF stock. The stockholders agreement, as amended, also requires approval by 66 2/3% of USF’s stockholders for any merger, consolidation, reorganization, division, dissolution, liquidation or winding up of USF, or sale, lease or other disposition of a majority of the assets of USF, to issue capital stock of USF or any security convertible into or exchangeable for capital stock of USF or to amend USF’s articles of incorporation or by-laws. These provisions could restrict PRWT’s ability to operate PRWT as it chooses and could limit PRWT’s ability to realize the maximum value of its investment in PRWT if the other USF stockholders vote against any action PRWT deems advantageous for USF or exercise any other such rights.

PRWT’s ability to recover capital investments in connection with its contracts is subject to risk.

In order to attract and retain large outsourcing contracts PRWT in conjunction with its partners sometimes makes significant capital investments to perform its services under such contracts, such as purchases of information technology equipment and costs incurred to develop and implement software. The net book value of such assets recorded, including a portion of PRWT’s intangible assets, could be impaired, and its earnings and cash flow could be materially adversely affected in the event of the early termination of all or a part of such a contract or the reduction in volumes and services thereunder for reasons such as, among other things, a client’s merger or acquisition, divestiture of assets or businesses, business failure or deterioration, or a client’s exercise of contract termination rights.

PRWT’s BPS and facilities management businesses’ cost of performing under time and materials and fixed-price and transaction contracts may exceed its revenue.

The services provided by PRWT’s BPS and facilities management businesses have four distinct pricing structures: cost-plus, fixed-price, time and materials and transaction price. Approximately 17% and 17% of PRWT’s revenues were derived from fixed-price and time and materials contracts, respectively. With cost-plus contracts, so long as actual costs incurred are within the contract ceiling and allowable under the terms of the contract, PRWT is entitled to reimbursement of the costs plus a stipulated profit amount. PRWT assumes financial risk on time-and-materials and fixed-price contracts, because PRWT assumes the risk of performing those contracts at the stipulated prices or negotiated hourly rates. If PRWT does not accurately estimate ultimate costs and control costs during performance of the work, it could lose money on a particular contract or have lower than anticipated margins. PRWT also assumes the risk of damage or loss to federal government property and PRWT is responsible for third party claims under fixed-price contracts.

PRWT’s results of operations could be negatively affected if it cannot expand and develop its services and solutions in response to changes in technology and client demand.

The success of PRWT’s BPS and facilities management businesses depends on their ability to develop and implement systems integration and technology, and outsourcing services and solutions that anticipate and respond to rapid and continuing changes in technology, industry developments and client and customer needs. PRWT may not be successful in anticipating or responding to these developments on a timely basis, and its offerings may not be successful in the marketplace. Implementing new services or solutions for its clients may entail more risk than supplying existing offerings. Also, services, solutions and technologies offered by current or future competitors may make PRWT’s BPS and facilities management services or solutions offerings uncompetitive or obsolete. Any one of these circumstances could have a material adverse effect on its ability to obtain or successfully deliver client work.

PRWT’s BPS and facilities management work with governmental clients exposes it to additional risks inherent in the government contracting environment.

PRWT’s BPS and facilities management clients include national, state and local governmental entities and general contractors for these entities. PRWT’s government work carries various risks inherent in the government contracting process. These risks include, but are not limited to, the following:

•	Government entities typically fund projects through appropriated monies. While these projects are often planned and executed as multi-year projects, the government entities usually reserve the right to change the scope of or terminate these projects for lack of approved funding and at their convenience. Changes in government or political developments could result in PRWT’s projects being reduced in scope or terminated altogether.
•	Government entities and general contractors of these entities often reserve the right to audit PRWT’s contract costs, including allocated indirect costs, and conduct inquiries and investigations of its business practices with respect to its government contracts. If the client or general contractor client finds that the costs are not reimbursable, then PRWT will not be allowed to bill for them or the cost must be refunded to the client if it has already been paid to PRWT. Findings from an audit also may result in PRWT being required to prospectively adjust previously agreed rates for its work and may affect its future margins.
•	If a government client or general contractor client discovers improper or illegal activities in the course of audits or investigations, PRWT may become subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with other agencies of that government. The inherent limitations of internal controls may not prevent or detect all improper or illegal activities.
•	Government contracts, and the proceedings surrounding them, are often subject to more extensive scrutiny and publicity than contracts with commercial clients. Negative publicity related to PRWT’s government contracts, regardless of its accuracy, may further damage its business by affecting its ability to compete for new contracts.
•	Political and economic factors such as pending elections, the outcome of recent elections, changes in leadership among key executive or legislative decision makers, revisions to governmental tax policies and reduced tax revenues can affect the number and terms of new government contracts signed.
•	Terms and conditions of government contracts and related subcontracts tend to be more onerous and are often more difficult to negotiate than those for commercial contracts.
•	The majority of these government contracts are subject to renegotiation and termination at any time, without cause. Generally, government contracts and subcontracts are subject to oversight audits by government representatives and contain provisions permitting termination, in whole or in part, at the government's convenience upon the payment of compensation only for work done and commitments made at the time of termination. If the government discovers improper or illegal activities in the course of audits or investigations, PRWT may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts or subcontracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government.

The occurrences or conditions described above could affect not only PRWT’s business with the particular government agency involved, but also PRWT’s business with other agencies of the same or other governmental entities. Additionally, because of their visibility and political nature, government projects may present a heightened risk to PRWT’s reputation. Either of these could have a material adverse effect on PRWT’s business or its results of operations.

Budget deficits and/or fluctuations in the number of requests for proposals issued by state and local governments and their agencies may adversely impact PRWT’s BPS and facilities management businesses.

Approximately 12.3% of PRWT’s consolidated revenues for the year ended December 31, 2008 were derived from contracts with state and local and federal governments and their agencies or general contractors to these entities through which PRWT is a subcontractor. From time to time, state and local government clients may face budget deficits. Also, the number of requests for proposals issued by state and local government agencies are subject to fluctuation. A significant number of government contracts have provisions permitting termination by the contracting government agency for convenience. If state and local budgets were to be reduced, then services PRWT provided could become non-essential and their contracts could be terminated and future contracting opportunities for government contracts could be limited. Such an event could reduce PRWT’s revenues and profitability.

PRWT’s BPS and facilities management contracts and subcontracts are generally subject to a competitive bidding process that may affect their ability to win contract awards or renewals in the future.

PRWT’s BPS and facilities management contracts generally are awarded to them through a formal competitive process in which they may have multiple competitors. Upon expiration, these contracts may be subject, once again, to a competitive bid process if applicable. PRWT’s facilities management contract for the Social Security Administration Mid-Atlantic Service Center in Philadelphia expires September 30, 2009 and has been opened up for competitive bids by the government agency. This contract bid has been set aside for small businesses, and PRWT does not qualify to bid on the contract as a small business. PRWT has requested that the Social Security Administration reconsider its set aside decision. The Social Security Administration contract accounted for approximately $8.8 million of PRWT’s revenues for the year ended December 31, 2008 and $1.6 million of PRWT’s revenues for the three months ended March 31, 2009. PRWT may not be successful in winning its request or contract awards or bids in the future. PRWT’s failure to renew or replace existing contracts when they expire would reduce PRWT’s future revenues and could have a material adverse effect on PRWT’s business, financial condition, or results of operations.

PRWT’s contracts with U.S. government agencies and subcontracts with general contractors to these agencies are subject to competition and are awarded on the basis of technical merit, personnel qualifications, experience, and price. PRWT’s business, financial condition, and results of operations could be materially affected to the extent that U.S. government agencies believe its competitors offer a more attractive combination of the foregoing factors. In addition, new U.S. government contract awards are subject to protest by competitors at the time of award that can result in the re-opening of the competition or evaluation process, the award of the subject contract to a competitor, or the reopening of the sealed bidding process. PRWT considers bid protests to be a customary element in the process of procuring U.S. government contracts.

PRWT could be subject to liabilities if its subcontractors or the third parties with whom it partners cannot deliver their project contributions on time or at all.

Large and complex arrangements often require that PRWT utilize subcontractors or that PRWT’s services and solutions incorporate or coordinate with the software, systems or infrastructure requirements of other vendors and service providers. PRWT’s ability to serve its clients and deliver and implement its solutions in a timely manner depends on the ability of these subcontractors, vendors and service providers to meet their project obligations in a timely manner, as well as on PRWT’s effective oversight of their performance. The quality of PRWT’s services and solutions could suffer if its subcontractors or the third parties with whom it partners do not deliver their products and services in accordance with project requirements. Additionally, an allegation of improper activity, even if not proven, could result in adverse publicity and damage to PRWT’s reputation and business.

If PRWT’s BPS and facilities management pricing structures do not accurately anticipate the cost and complexity of performing its work, then PRWT’s contracts could be unprofitable.

PRWT negotiates pricing terms with its clients utilizing a range of pricing structures and conditions. Depending on the particular contract, these include time-and-materials pricing, fixed-price and transaction pricing, and contracts with features of both of these pricing models. PRWT’s pricing is highly dependent on PRWT’s internal forecasts and predictions about its projects and the marketplace, which might be based on limited data and could turn out to be inaccurate. If PRWT does not accurately estimate the costs and timing for completing projects, its contracts could prove unprofitable for PRWT or yield lower profit margins than anticipated. PRWT could face greater risk when pricing its outsourcing contracts, as many of its outsourcing projects entail the coordination of operations and workforces in multiple locations, utilizing workforces with different skills and competencies and geographically distributed service centers. PRWT’s pricing, cost and profit margin estimates on outsourcing work frequently include anticipated long-term cost savings from transformational productivity gains and other initiatives that PRWT expects to achieve and sustain over the life of the outsourcing contract. There is a risk that PRWT will underprice its contracts or aggressively price its contracts due to competitive pricing pressures, fail to accurately estimate the costs of performing the work or fail to accurately assess the risks associated with potential contracts. In particular, any increased or unexpected costs, delays or failures to achieve anticipated cost savings, or unexpected risks PRWT encounter in connection with the performance of this work, including those caused by factors outside PRWT’s control, could make these contracts less profitable or unprofitable, which could have an adverse effect on PRWT’s profit margin.

PRWT’s BPS and facilities management services or solutions could infringe upon the intellectual property rights of others or PRWT might lose its ability to utilize the intellectual property of others.

PRWT cannot be sure that the BPS and facilities management services and solutions it provides, or the solutions of others that it offers to its clients, do not infringe on the intellectual property rights of third parties, and PRWT could have infringement claims asserted against it or against its clients. These claims could harm PRWT’s reputation, cost it money and prevent it from offering some services or solutions. In a number of its BPS and facilities management contracts, PRWT agrees to indemnify its clients for expenses or liabilities resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities could be greater than the revenues PRWT receives from the client. Any claims or litigation in this area, whether PRWT ultimately wins or loses, could be time-consuming and costly, injure their reputation or require them to enter into royalty or licensing arrangements. PRWT might not be able to enter into these royalty or licensing arrangements on acceptable terms. If a claim of infringement were successful against PRWT or its clients, an injunction might be ordered against its client or its own services or operations, causing further damages. PRWT could lose its ability to utilize the intellectual property of others. Third-party suppliers of software, hardware or other intellectual assets could be acquired or sued, and this could disrupt use of their products or services by PRWT or its clients. If PRWT’s ability to provide BPS and facilities management services and solutions to its clients is impaired, its operating results could be adversely affected.

If the trend toward outsourcing does not continue, PRWT’s business will be adversely affected.

PRWT’s BPS business could be materially adversely affected if the trend toward outsourcing declines or reverses, or if corporations bring previously outsourced functions back in-house. Particularly during general economic downturns, such as the one the U.S. is currently experiencing, businesses may bring in-house previously outsourced functions to avoid or delay layoffs. The continued threat of terrorism within the United States and abroad and the potential for sustained military action may cause disruption to commerce and economic conditions, both domestic and foreign, which could have a material adverse effect upon PRWT’s BPS business and new client prospects.

Competition in PRWT’s industries could limit its ability to attract and retain customers, which could have a material adverse effect on its business.

PRWT’s BPS and facilities management businesses compete with various entities across geographic and business lines, including off-shore service providers in lower-cost locations in the case of the BPS business, and large multinational providers, including the service arms of large global technology providers. Some of PRWT’s BPS and facilities management competitors have greater financial and other resources than PRWT do, are better positioned than PRWT to compete for certain contract opportunities and may be able to use their resources to adapt more quickly to new or emerging technologies, to devote greater resources to the promotion and sale of their products and services, or to obtain client contracts where sizable asset purchases, investments or financing support are required. In addition, some of their competitors, particularly those located in regions with lower costs of doing business, may be able to provide services and solutions at lower costs than PRWT can. PRWT expects that the number of such competitors will grow, as new competitors can easily enter the market and compete with established firms, especially in the facilities maintenance and management business. In addition, PRWT expects increasing participation in the federal government services market by traditional consulting and outsourcing providers that seek to increase their service offerings and/or customer base. In addition, a client may choose to use its own resources rather than engage an outside firm for the types of services PRWT provide. Each of the business disciplines in which PRWT competes is highly competitive on an international, national, regional and local level. In general, there can be no assurance that

PRWT will be able to compete effectively, to maintain current fee levels or margins, or maintain or increase its market share. Large customers in need of facilities management services are increasingly negotiating multifunction, multisite contracts with large service companies that can provide a full range of services. Similarly, if PRWT’s competitors develop and implement methodologies that yield greater efficiency and productivity, they may be able to offer services similar to PRWT’s at lower prices without adversely affecting their profit margins. If PRWT is unable to provide its clients with superior services and solutions at competitive prices, its results of operations may suffer.

The low cost of entry to the facility services business has led to strongly competitive markets consisting primarily of regional and local owner-operated companies. PRWT’s facilities management business also competes with a few large, diversified facility services and manufacturing companies on a national basis. Indirectly, PRWT’s facilities management business competes with building owners and tenants that can, or may in the future seek to, perform internally one or more of the services that PRWT provides. These building owners and tenants have a competitive advantage in locations where PRWT’s facilities management services are subject to sales tax and internal operations are not. Furthermore, competitors may have lower costs because privately owned companies operating in a limited geographic area may have significantly lower labor and overhead costs. These strong competitive pressures could impede PRWT’s success in bidding for profitable business and PRWT’s ability to increase prices even as costs rise, thereby reducing margins. Further, if revenues decline, PRWT may not be able to reduce expenses correspondingly.

The non-renewal of primary insurance policies or a change in PRWT’s facilities management customers’ insurance needs could adversely affect results.

Many customers, particularly institutional owners and large property management companies, prefer to do business with contractors, such as PRWT’s facilities management business, with significant financial resources, who can provide substantial insurance coverage. In fact, many of the clients of PRWT’s facilities management business choose to obtain insurance coverage for the risks associated with PRWT’s facilities management services by being named as additional insureds under PRWT’s master liability insurance policies and by seeking contractual indemnification for any damages associated with PRWT’s facilities management services. A material change in insurance costs due to a change in the number of claims, costs or premiums could have a material effect on PRWT’s operating profit. In addition, should PRWT be unable to renew its umbrella and other commercial insurance policies at competitive rates, it would have an adverse impact on PRWT’s business, as would catastrophic uninsured claims or the inability or refusal of PRWT’s insurance carriers to pay otherwise insured claims. Furthermore, where PRWT self-insures, a deterioration in claims management, whether by PRWT or by a third party claims administrator, could increase claim costs, particularly in the workers’ compensation area.

In conducting its facilities management business, PRWT depends on other contractors and subcontractors. If these parties fail to satisfy their obligations to PRWT or other parties, or if PRWT is unable to maintain these relationships, its revenue, profitability and growth prospects could be adversely affected.

PRWT depends on contractors and subcontractors in conducting its facilities management business. There is a risk that PRWT may have disputes with its subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, or PRWT’s failure to extend existing task orders or issue new task orders under a subcontract. In addition, if any of PRWT’s subcontractors fail to deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services, PRWT’s ability to fulfill its obligations as a prime contractor may be jeopardized.

PRWT also relies on relationships with other contractors when it acts as their subcontractor or joint venture partner. PRWT’s future revenue and growth prospects could be adversely affected if other contractors eliminate or reduce their subcontracts or joint venture relationships with PRWT, or if a government agency terminates or reduces these other contractors' programs, does not award them new contracts or refuses to pay under a contract.

PRWT depends on its partnership with ACS for substantially all of its BPS business.

PRWT’s BPS business is conducted as a subcontractor and partner to Affiliated Computer Services (“ACS”). If a client of ACS and PRWT’s BPS business were to terminate its relationship with ACS, it is likely that the customer would also terminate its relationship with PRWT. The loss of any key BPS customer or the loss or termination of any large-scale project could significantly harm PRWT’s operating results, financial condition and business. In addition, if ACS decides to terminate its partnership with PRWT, PRWT’s operating results, financial condition and BPS business would be adversely affected.

PRWT’s facilities management business may be subject to environmental liability as a result of its role as a property or facility manager.

Various laws and regulations impose liability on real property owners and operators for the cost of investigating, remediating or removing contamination caused by releases of hazardous substances at a property. In PRWT’s role as a property or facility manager, it could be held liable as an operator for such costs. This liability may be imposed without regard to the legality of the original actions and without regard to whether PRWT knew of, or were responsible for, the presence of the hazardous substances. Liability under some of these laws may be strict, joint and several, meaning that one liable party could be held responsible for all costs related to a contaminated site despite the existence of other liable parties. If PRWT fails to disclose environmental issues, it could also be liable to a buyer or lessee of a property. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. If PRWT incurs any such liability, its business could suffer significantly. Additionally, liabilities incurred to comply with more stringent future environmental requirements could adversely affect PRWT’s facilities management business.

Risks Related to the Merger

PRWT will incur increased costs as a result of being a public company, which may adversely affect its business.

As a public company, PRWT will incur significant legal, accounting and other expenses that it did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. PRWT expects these new rules and regulations to significantly increase its legal and financial compliance costs and to make some activities more time consuming and costly. For example, in anticipation of becoming a public company, PRWT will be creating additional board committees and adopting policies regarding internal controls and disclosure controls and procedures in order to comply with public company internal control and disclosure standards.

In connection with the audit of our financial statements for the year ended December 31, 2008, our auditors identified two material weaknesses. The first relates to the initial accounting and ongoing accounting integration of the Cherokee Pharmaceutical segment. The second relates to accounting over non-routine transactions, including PRWT’s 2008 equity transactions. PRWT is currently in the process of remediating these deficiencies, partially through the engagement of outside accounting professionals as consultants. PRWT intends to take further steps to address the deficiencies by hiring additional accounting professionals upon the conclusion of the merger.

PRWT’s auditors have identified material weaknesses in our internal controls over financial reporting. If our current efforts to remediate these material weaknesses fail or we otherwise fail to achieve and maintain effective internal controls over financial reporting on a timely basis, our internal controls would be considered ineffective for purposes of Section 404 of the Sarbanes-Oxley Act.

Our auditors determined that, as of December 31, 2008, we had not fully implemented internal controls regarding the initial accounting and ongoing accounting integration of Cherokee Pharmaceutical, LLC and accounting over non-routine transactions, including PRWT’s 2008 equity transactions. We have begun to remediate these material weaknesses by recruiting additional accounting personnel and implementing a more formal review process at Cherokee Pharmaceuticals, LLC and PRWT so that accounting matters, including the proper accounting for non-routine transactions, will be identified in a timely manner and recorded in accordance with U.S. generally accepted accounting principles. The impact of the material weaknesses have been addressed based on the remediation efforts outlined above and the accounting matters were correctly recorded in the December 31, 2008 and 2007 financial statements prior to issuance and the interim unaudited financial statements as of and for the three months ended March 31, 2009 and March 31, 2008 prior to issuance.

If we fail to remedy these internal control deficiencies or if our management cannot favorably assess the effectiveness of our internal controls over financial reporting, or if our auditors identify additional material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our share price may suffer.

PRWT’s internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on its business.

PRWT has begun the process of documenting its internal control procedures to satisfy the requirements of Section 404 (a) and (b), which requires an annual management assessment of the effectiveness of its internal controls over financial reporting and a report by its independent registered public accounting firm on PRWT’s effectiveness of its internal controls over financial reporting. PRWT is in the process of addressing its internal controls over financial reporting and is establishing formal policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within its organization.

As a public entity, PRWT will be required to complete its initial assessment in a timely manner. If PRWT is not able to implement and document the necessary policies, processes, and controls to mitigate financial reporting risks, PRWT may not be able to comply with requirements of Section 404 (a) and (b) in a timely manner or with adequate compliance. Matters impacting PRWT’s internal controls may cause it to be unable to report its financial information on a timely basis and thereby subject it to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in PRWT and the reliability of its financial statements. Confidence in the reliability of PRWT’s financial statements could also suffer if PRWT were to report a material weakness in its internal controls over financial reporting. This could materially adversely affect PRWT and lead to a decline in the price of its common stock.

If KBL is unable to complete the merger with PRWT or another business combination by July 19, 2009, its corporate existence will automatically terminate and, it will be forced to liquidate. In such event, third parties may bring claims against KBL and, as a result, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders could be less than $7.85 per share.

KBL must complete a transaction with PRWT or another target business by July 19, 2009, when its corporate existence will terminate and it will be required to liquidate. In such event, third parties may bring claims against KBL. Although KBL has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. As of the date hereof, KBL owes an aggregate of approximately $70,000 to vendors that have not executed a waiver. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of KBL’s public stockholders. Additionally, if KBL is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in KBL’s bankruptcy estate and subject to the claims of third parties with priority over the claims of KBL’s stockholders. To the extent any bankruptcy or other claims deplete the trust account, there can be no assurance that KBL will be able to return to its public stockholders at least $7.85 per share.

Activities taken by existing KBL stockholders and others to increase the likelihood of approval of the merger proposal and other proposals could have a depressive effect on KBL’s stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding KBL or its securities, the KBL insiders, PRWT and PRWT’s Stockholders and/or their respective affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they or KBL may enter into transactions with such persons and others to provide them with incentives to acquire shares of KBL’s common stock and vote the acquired shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the merger proposal at the meeting vote in its favor and that holders of fewer than 30% of the Public Shares vote against the merger proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on KBL’s stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting. See the sections entitled “Summary of the Proxy Statement/Prospectus — Actions That May Be Taken to Secure Approval of KBL’s Stockholders” and “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Management.”

If KBL is unable to effect a business combination and is forced to liquidate, its warrants will expire worthless.

If KBL does not complete the merger or another business combination by July 19, 2009, its amended and restated certificate of incorporation provides that its corporate existence will automatically terminate, and it will distribute to all holders of Public Shares, in proportion to the number of Public Shares held by them, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, plus any remaining net assets. In such event, there will be no distribution with respect to KBL’s outstanding warrants. Accordingly, the warrants will expire worthless.

KBL’s stockholders may be held liable for claims by third parties brought against KBL during the next ten years to the extent of distributions received by them.

KBL’s amended and restated certificate of incorporation provides that KBL will continue in existence only until July 19, 2009. If KBL has not completed a business combination by such date and amended this provision in connection thereto, pursuant to the Delaware General Corporation Law, its corporate existence will cease except for the purposes of winding up its affairs and liquidating. Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, if KBL has not completed a business combination by July 19, 2009 and amended this provision in connection therewith, it is KBL’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after July 19, 2009 and, therefore, it does not intend to comply with those procedures.

Because KBL will not be complying with those procedures, it is required, pursuant to Section 281 of the Delaware General Corporation Law, to adopt a plan that will provide for its payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, KBL would be required to provide for any creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. KBL cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, KBL’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more), and any liability of KBL’s stockholders may extend well beyond the third anniversary of such date. Accordingly, there can be no assurance that third parties will not seek to recover from KBL’s stockholders amounts owed to them by KBL.

If KBL is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by KBL’s stockholders. Furthermore, because KBL intends to distribute the proceeds held in the trust fund to its public stockholders promptly after July 19, 2009 if it has not completed a business combination by such date, this may be viewed or interpreted as giving preference to KBL’s public stockholders over any potential creditors with respect to access to or distributions from KBL’s assets. Furthermore, KBL’s board may be viewed as having breached their fiduciary duties to KBL’s creditors and/or may have acted in bad faith, thereby exposing itself and KBL to claims of punitive damages, by paying public stockholders from the trust fund prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against KBL for these reasons.

Holders of New Pubco’s warrants will not be able to exercise their warrants if an effective registration statement is not in place when they desire to do so.

No public warrant will be exercisable and New Pubco will not be obligated to issue shares of common stock unless, at the time a holder seeks to exercise such public warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current. Under the terms of the warrant agreement, New Pubco will be required to use its best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there can be no assurance that New Pubco will be able to do so, and if it does not maintain a current prospectus related to the shares of common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants. Additionally, New Pubco will have no obligation to settle the warrants for cash or “net cash settle” any warrant exercise. Accordingly, if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless. If the warrants expire worthless, this would mean that a person who paid $8.00 for a unit in KBL’s IPO and who did not sell the warrant included in the unit would have effectively paid $8.00 for one share of KBL common stock.

An investor will only be able to exercise a warrant if the issuance of New Pubco common stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No warrants will be exercisable by a warrant holder and New Pubco will not be obligated to issue shares of common stock unless the shares of common stock issuable upon such exercise have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. New Pubco is seeking to have its securities listed on NASDAQ or another national securities exchange, which would provide an exemption from registration in every state. If New Pubco’s securities are not accepted for listing on NASDAQ or another national securities exchange upon the consummation of the merger, they may instead be quoted on the OTCBB. If New Pubco’s securities are so listed on NASDAQ or another national securities exchange, at the time that the warrants become exercisable (following completion of the merger), KBL believes holders in every state will be able to exercise their warrants as long as its prospectus relating to the shares of common stock issuable upon exercise of the warrants is current. However, there can be no assurance of this fact. If a warrant holder is unable to exercise his warrant in a particular state, he may be forced to sell his warrant and therefore lose out of the benefit of purchasing New Pubco common stock. Furthermore, the price he receives for his warrant may not equal the difference between the exercise price and the stock price.

New Pubco’s warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to the former holders of KBL common stock.

Redeemable warrants to purchase an aggregate of 12,050,000 shares of New Pubco common stock (issued in exchange for all of the currently outstanding KBL warrants other than the approximately 7,273,000

KBL warrants purchased by PRWT which PRWT intends to retire) will be issued and become exercisable after the consummation of the merger. These warrants likely will be exercised only if the $6.00 per share exercise price is below the market price of the shares of New Pubco common stock. To the extent such warrants are exercised, additional shares of New Pubco common stock will be issued, which will result in dilution in the ownership of New Pubco by the current holders of KBL common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Pubco common stock. Furthermore, for each share issued upon the exercise of a New Pubco warrant, one of the EBITDA Escrow Shares will be issued and released to the PRWT Stockholders, up to a maximum of 8,000,000 shares. Accordingly, each warrant exercise could result in two shares of New Pubco common stock eventually entering the public market. All or a portion of the EBITDA Escrow Shares will also be released to the PRWT Stockholders if New Pubco achieves EBITDA of at least $25 million in fiscal 2009, EBITDA of at least $30 million in fiscal 2010 and/or EBITDA of at least $40 million in fiscal 2011. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Pubco’s common stock.

If KBL stockholders fail to vote against the merger proposal and fail to deliver their shares in accordance with the conversion requirements specified in this proxy statement/prospectus, they will not be entitled to convert their shares of common stock of KBL into a pro rata portion of the trust account.

KBL stockholders holding Public Shares who affirmatively vote against the merger proposal may demand that KBL convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger. KBL stockholders who seek to exercise this conversion right must affirmatively vote against the merger and deliver their stock (either physically or electronically) to KBL’s transfer agent prior to the meeting. Any KBL stockholder who fails to vote against the merger proposal and who fails to deliver his or her stock will not be entitled to convert his or her shares into a pro rata portion of the trust account for conversion of his or her shares. See the section entitled “Special Meeting of KBL Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

New Pubco’s securities may not be listed on a national securities exchange, which could limit investors’ ability to make transactions in New Pubco’s securities and subject New Pubco to additional trading restrictions.

KBL and PRWT will seek listing of New Pubco’s securities on NASDAQ or another national securities exchange as soon as practicable in connection with the merger. New Pubco will be required to meet such exchange’s initial listing requirements to be listed. New Pubco may not be able to meet those initial listing requirements. Even if such application is accepted and New Pubco’s securities are so listed, New Pubco may be unable to maintain the listing of its securities in the future.

If NASDAQ or another national securities exchange does not list New Pubco’s securities for trading on its exchange, New Pubco’s securities may instead be quoted on the OTCBB. New Pubco could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;
•	reduced liquidity with respect to its securities;
•	a determination that its shares of common stock are “penny stock,” which will require brokers trading in its shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the shares of common stock;
•	a limited amount of news and analyst coverage for New Pubco; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

New Pubco’s stock price could fluctuate and could cause you to lose a significant part of your investment.

Following consummation of the merger, the market price of New Pubco’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•	changes in financial estimates by analysts;
•	announcements by it or its competitors of significant contracts, products, acquisitions or capital commitments;
•	loss of minority company certifications or governmental or agency related changes in the rules and regulations governing same;
•	fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
•	general economic conditions;
•	changes in market valuations of similar companies;
•	terrorist acts;
•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;
•	future sales of its common stock;
•	investor perception of the pharmaceutical, facilities management or business services industries;
•	regulatory developments in the United States, foreign countries or both;
•	litigation involving New Pubco, its subsidiaries or its general industry; and
•	additions or departures of key personnel.

Future sales of New Pubco shares may cause the market price of its securities to drop significantly, even if the business is doing well.

The current holders of common stock of PRWT will be able to sell their shares of New Pubco common stock they receive in the merger on the six-month anniversary of the consummation of the merger, provided that the audit committee of the board of directors of New Pubco must consent to all sales until December 31, 2012 and provided further that New Pubco has a right of first refusal with respect to any sale proposed to be made after December 31, 2012 and until December 31, 2015. Further, the KBL Founders will be able to sell their Founders’ Shares commencing six months after the closing of the merger. The sale by any of the foregoing, or entities they control or their permitted transferees, could cause the market price of our securities to decline. In addition, the release of the EBITDA Escrow Shares to the PRWT Stockholders could result in a substantial number of additional shares of New Pubco common stock in the public market, which could adversely affect the market price of New Pubco common stock.

New Pubco’s ability to request indemnification from the PRWT Stockholders for damages arising out of the merger is limited in certain instances to those claims where damages exceed $1,000,000 and is also limited to the shares of common stock placed in escrow.

To provide a fund to secure the indemnification obligations of the PRWT Stockholders to New Pubco against losses that the surviving entity of the merger may sustain in excess of $1,000,000 as a result of (i) the inaccuracy or breach of any representation or warranty made by PRWT in the merger agreement or any schedule or certificate delivered by them in connection with the merger agreement and (ii) the non-fulfillment or breach of any covenant or agreement made by PRWT in the merger agreement, the current holders of common stock of PRWT will place in escrow (with an independent escrow agent) an aggregate of 941,211 shares of New Pubco common stock (“Escrow Fund”), which will be canceled to the extent that New Pubco has damages for which it is entitled to indemnification. Other than with respect to claims of fraud or intentional or willful misrepresentation or omission, the escrow will be the sole remedy for New Pubco for its rights to indemnification pursuant to the merger agreement. Claims for indemnification may be asserted against the escrow by New Pubco once its damages exceed a deductible and will be reimbursable to the full extent of the damages in excess of such amount up to a maximum of the escrowed funds. Claims for indemnification may be asserted until 30 days after the date on which New Pubco has filed its annual report on Form 10-K for the fiscal year ending December 31, 2010 (“Final Escrow Release Date”). On the date that is 30 days after the date on which New Pubco has filed its annual report on Form 10-K for the fiscal year ending December 31, 2009, 50% of the shares held in the Escrow Fund, less any applied in satisfaction of or reserved with respect to indemnification claims, will be released to the PRWT Stockholders. On the Final Escrow Release Date, the remaining shares in the Escrow Fund, less any applied in satisfaction of or reserved with respect to indemnification claims, will be released to the PRWT Stockholders. A copy of the escrow agreement is attached to this proxy statement/prospectus as Annex D.

KBL’s and PRWT’s current directors and executive officers have certain interests in consummating the merger that may have influenced their decision to approve the business combination.

KBL’s Founders beneficially own Founders’ Shares that they purchased prior to KBL’s IPO. Additionally, the directors, officers and certain advisors of KBL purchased 2,075,000 Sponsors’ Warrants in a private placement that occurred simultaneously with KBL’s IPO. Such persons are not entitled to receive any of the cash proceeds that may be distributed upon KBL’s liquidation with respect to shares they acquired prior to KBL’s IPO. Therefore, if the merger is not approved and KBL does not consummate another business combination by July 19, 2009 and is forced to liquidate, such Founders’ Shares and Sponsors’ Warrants held by such persons will be worthless. As of the June 22, 2009, the record date for the special meeting, KBL’s Founders held $29,400,000 in common stock (based on a market price of $7.84) and $1,120,500 in warrants (based on a market price of $0.54). See the section entitled “The Merger Proposal — Interests of KBL’s Directors and Officers and Others in the Merger.”

Additionally, the transactions contemplated by the merger agreement provide that Michael D. Kaswan, KBL’s Chief Operating Officer, will become a director of New Pubco after the closing of the merger. As such, in the future he will receive any cash fees, stock options or stock awards that the New Pubco board of directors determines to pay to its non-executive directors. Further, PRWT and KBL Healthcare Management, Inc., an affiliate of certain of the KBL Founders, are negotiating the terms of a strategic services agreement, to be effective upon consummation of the merger, that will pay KBL Healthcare Management, Inc. up to $250,000 per year. PRWT owns approximately 7,273,000 warrants of KBL and Jerry Johnson, PRWT’s Vice Chairman, owns 1,500,000 warrants of KBL. While PRWT intends to retire all of the warrants owned by it upon consummation of the merger with KBL, Mr. Johnson intends to hold his warrants for investment purposes. If the merger with KBL is not consummated, Mr. Johnson’s KBL warrants will become worthless. In addition, prior to the consummation of the merger PRWT will enter into new employment agreements with each of Jerry Johnson and Murvin Lackey, President of Distribution of Cherokee Pharmaceuticals, which become effective upon consummation of the merger with KBL.

These financial interests of KBL’s Founders and certain of PRWT’s officers may have influenced their decision to approve the merger and to continue to pursue the merger. In considering the recommendations of KBL’s board of directors to vote for the merger proposal and other proposals, you should consider these interests.

KBL’s chairman, chief executive officer and chief operating officer are liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the merger is not consummated. Such liability may have influenced their decision to approve the merger with PRWT.

If KBL liquidates prior to the consummation of a business combination, Zachary C. Berk, O.D., KBL’s chairman of the board, Marlene R. Krauss, M.D., KBL’s chief executive officer, and Michael D. Kaswan, KBL’s chief operating officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by KBL for services rendered or contracted for or products sold to KBL, but only if such entities did not execute a waiver. On the other hand, if KBL consummates the merger, New Pubco will be liable for all such claims. Neither KBL nor Drs. Berk or Krauss or Mr. Kaswan has any reason to believe that Drs. Berk and Krauss and Mr. Kaswan will not be able to fulfill their indemnity obligations to KBL if required to do so.

Additionally, if KBL is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Drs. Berk and Krauss and Mr. Kaswan have agreed to advance KBL the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses. If KBL consummates the merger, Drs. Berk and Krauss and Mr. Kaswan will no longer be responsible for such expenses. See the section entitled “Other Information Related to KBL — KBL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information.

These personal obligations may have influenced Drs. Berk and Krauss and Mr. Kaswan in the decision to approve KBL’s transaction with PRWT and to continue to pursue the merger. In considering the recommendations of KBL’s board of directors to vote for the merger proposal and other proposals, you should consider these interests.

The exercise of KBL’s or PRWT’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the merger may result in a conflict of interest when determining whether such changes to the terms of the merger or waivers of conditions are appropriate and in KBL’s or PRWT’s stockholders’ best interest.

In the period leading up to the closing of the merger, events may occur that, pursuant to the merger agreement, would require KBL or PRWT to agree to amend the merger agreement, to consent to certain actions taken by the other party or to waive rights that KBL or PRWT is entitled to under the merger agreement. Such events could arise because of changes in the course of PRWT’s business, a request by PRWT to undertake actions that would otherwise be prohibited by the terms of the merger agreement or the occurrence of other events that would have a material adverse effect on PRWT’s business and would entitle a party to terminate the merger agreement. In any of such circumstances, it would be discretionary on KBL or PRWT, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for KBL or PRWT and what he may believe is best for himself in determining whether or not to take the requested action.

If the merger is completed, a large portion of the funds in the trust account established by KBL in connection with its IPO for the benefit of the holders of the Public Shares will be used to pay KBL stockholders that exercise their conversion rights and will be used for the purchase, directly or indirectly, of Public Shares. As a consequence, if the merger is completed, such funds will not be available to New Pubco for working capital and general corporate purposes, and the number of beneficial holders of New Pubco’s securities may be reduced to a number that may preclude the quotation, trading or listing of KBL’s securities other than on the Over-the-Counter Bulletin Board.

The trust account is expected to be in excess of $135,000,000 at closing. Such funds will be used at the closing to pay approximately $4,140,000 to the underwriters in KBL’s IPO for deferred underwriting discounts and commissions, $3,500,000 for cash being paid to PRWT Stockholders as part of the merger consideration and approximately $1,825,000 for transaction expenses. The balance of funds in KBL’s trust account would be available to New Pubco for working capital and general corporate purposes. However, pursuant to KBL’s amended and restated certificate of incorporation, holders of Public Shares may vote against the merger proposal and demand that KBL convert their shares, calculated as of two business days prior to the anticipated consummation of the merger, into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held. KBL and PRWT may not consummate the merger if holders of 5,175,000 or more Public Shares exercise these conversion rights. Furthermore, in order to comply with the PRWT Majority Requirement, the PRWT Stockholders must own at least 58% of New Pubco’s outstanding common stock upon consummation of the merger (including the 941,211 shares held by them to be placed in escrow upon the consummation of the merger). In order to ensure that holders of fewer than 5,175,000 Public Shares elect to convert their shares and in order to give effect to the PRWT Majority Requirement, up to $100,947,500 of the funds in the trust account may be used to acquire Public Shares, either from holders thereof who vote against the merger proposal and elect to convert their shares into cash or from holders thereof who have indicated their intention to do so but first sell their shares to KBL, New Pubco, PRWT or their affiliates so such shares will be voted in favor of the merger proposal. As a consequence of such purchases,

•	the funds in KBL’s trust account that are so used will not be available to New Pubco after the merger and the actual amount of such funds that New Pubco may retain for its own use will be diminished; and

•	the public “float” of New Pubco’s common stock may be reduced, and the number of beneficial holders of New Pubco’s securities may be reduced, which may make it difficult to obtain the quotation, listing or trading of New Pubco’s securities on NASDAQ or another national securities exchange.

Accordingly, it is possible that only approximately $25,000,000 of the funds released to New Pubco upon consummation of the merger will be available for working capital and general corporate purposes. If such amount is insufficient to fund New Pubco’s working capital requirements, New Pubco would need to seek to borrow funds necessary to satisfy such requirements. KBL cannot assure you that such funds would be available to New Pubco on terms favorable to it or at all. If such funds were not available to New Pubco, it may adversely affect New Pubco’s operations and profitability.

Because funds in KBL’s trust account will likely be used to purchase, directly or indirectly, Public Shares from holders thereof who have indicated an intention to vote against the merger proposal and to convert their Public Shares into cash, which action was not disclosed in the prospectus for KBL’s IPO, holders of Public Shares at the time of the merger who purchased their units in the IPO and have not converted their shares into cash may have rights to rescind their purchases and assert a claim for damages therefor against KBL, New Pubco and its directors and officers and the former directors and officers of KBL.

The prospectus issued by KBL in its IPO did not disclose that funds in the trust account might be used to purchase Public Shares from holders thereof who have indicated their intention to vote against the merger and convert their shares into cash. Consequently, such use of the funds in the trust account might be grounds for a holder of Public Shares who purchased them in the IPO and still held them at the time of the merger without seeking to convert them into cash to seek rescission of the purchase of the units he acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

KBL and PRWT are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the merger.

PRWT’s consolidated balance sheet data as of December 31, 2008 and December 31, 2007 and statements of operations for the years ended December 31, 2008, 2007 and 2006 are derived from PRWT’s audited consolidated financial statements which are included elsewhere in this proxy statement/prospectus. PRWT’s consolidated balance sheet data as of and December 31, 2006, 2005 and 2004 and statements of operations for the years ended December 31, 2005 and 2004 are derived from PRWT’s audited financial statements not included in this proxy statement/prospectus. PRWT’s consolidated balance sheet data as of March 31, 2009 and statement of operations for the three months ended March 31, 2009 and 2008 was derived from PRWT’s unaudited consolidated financial statements which are included elsewhere in this proxy statement/prospectus.

KBL’s balance sheet data as of December 31, 2008 and December 31, 2007 and statements of income data for the year ended December 31, 2008, and for the period from January 9, 2007 (inception) through December 31, 2007 and for the period from January 9, 2007 (inception) through December 31, 2008 are derived from KBL’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. KBL’s balance sheet data as of March 31, 2009 and statements of income data for the three months ended March 31, 2009 and 2008 was derived from KBL’s unaudited consolidated financial statements which are included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with each of KBL’s and PRWT’s historical financial statements and related notes and “Other Information Related to KBL — KBL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “PRWT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of New Pubco.

During December 2007, PRWT acquired an active pharmaceutical ingredients manufacturing facility through its wholly owned subsidiary, Cherokee Pharmaceuticals, LLC. See PRWT’s management’s discussion and analysis of financial condition and results of operations as well as the audited consolidated financial statements as of December 31, 2008 and 2007 and accompanying notes included in this proxy statement/prospectus for further discussion.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION —
PRWT SERVICES, INC.
(In Thousands, Except per Share Data)

Consolidated Statements of Operations Data

	Three Months Ended March 31,		Year Ended December 31
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)
Revenues:
Service revenue	$18,947	$21,031	$81,568	$75,322	$66,461	$68,923	$69,839
Product revenue	45,513	8,196	83,777	—	—	—	—
Total	64,460	29,227	165,345	75,322	66,461	68,923	69,839
Cost of Revenue:
Cost of service revenue	16,973	18,367	71,676	66,108	58,113	59,640	61,436
Cost of product revenue	29,911	9,948	69,312	—	—	—	—
Gross Profit	17,576	912	24,357	9,214	8,348	9,283	8,403
Selling, General and Administrative	6,455	4,078	34,686	8,339	7,680	7,525	6,644
Income (loss) from operations	11,121	(3,166)	(10,329)	875	668	1,758	1,759
Other (income) expense:
Interest expense	1,395	643	4,289	151	299	378	374
Interest income	(60)	(82)	(368)	(94)	(16)	(10)	(1)
Other (income)/expense	(246)	(233)	336	137	(235)	(201)	(182)
Income (loss) before taxes and non-controlling interest	10,032	(3,494)	(14,586)	681	620	1,591	1,568
Income tax expense	1,125	162	530	2,031	277	653	691
PRWT Services, Inc. consolidated net income (loss)	8,907	(3,656)	(15,116)	(1,350)	343	938	877
Net income (loss) attributable to non-controlling interest	1	124	467	511	225	206	60
Net income (loss) attributable to PRWT Services, Inc.	8,906	(3,780)	(15,583)	(1,861)	118	732	817
Redemption and accrual of redeemable convertible preferred stock dividend	—	—	—	11,485	(1,228)	—	—
Net income/(loss) attributable to common stockholders	$8,906	$(3,780)	$(15,583)	$9,624	$(1,110)	$732	$817
Net income/(loss) attributable to common stockholders per share:
Basic	$0.10	$(0.03)	$(0.13)	$0.07	$(0.01)	$—	$—
Diluted	$0.10	$(0.03)	$(0.13)	$0.05	$(0.01)	$—	$—
Weighted average shares(1):
Basic Shares	84,871	125,786	119,223	132,596	151,732	154,551	164,209
Diluted shares	86,201	125,786	119,223	178,516	201,901	201,714	204,922

Selected Balance Sheet Data

	As of March 31,		As of December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)
Total assets	$128,557	$107,927	$131,140	$64,679	$16,630	$18,273	$17,950
Long-term debt, net of current portion	44,299	14,699	58,972	14,045	708	1,232	2,083
Redeemable preferred stock	—	—	—	—	16,628	15,400	15,400
Total liabilities	140,933	114,634	152,429	67,619	11,133	13,003	13,618
Total PRWT Services, Inc. stockholders' (deficit) equity	(14,473)	(8,694)	(23,385)	(4,829)	(11,776)	(10,576)	(11,336)

Reconciliation of net income (loss) attributable to PRWT Services, Inc. to EBITDA(2) and Adjusted EBDITA(3):

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)
Net income (loss) attributable to PRWT Services, Inc.	$8,906	$(3,780)	$(15,583)	$(1,861)	$118	$732	$817
Depreciation and amortization	833	548	3,094	234	241	215	215
Interest expense	1,395	643	4,289	151	299	378	374
Income tax expense	1,125	162	530	2,031	277	653	691
EBITDA(2)	12,259	(2,427)	(7,670)	555	935	1,978	2,097
Net income attributable to non-controlling interest	1	124	467	511	225	206	60
Adjusted EBITDA(3)	$12,260	$(2,303)	$(7,203)	$1,066	$1,160	$2,184	$2,157

(1)	In accordance with SFAS 128 — Earnings Per Share, for the purposes of computing the basic and diluted number of shares, PRWT adjusted the number of common shares outstanding due to the 4,113.66-to-1 stock dividend declared on December 1, 2008.
(2)	Represents the revenue, income from operations, depreciation and amortization, and, earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) for each segment. We believe that EBITDA is useful to stockholders as a measure of comparative operating performance, and it is less susceptible to variances in actual performance resulting from depreciation, amortization, and other non-cash charges and more reflective of changes in pricing decisions, cost controls, and other factors that affect operating performance. We also believe EBITDA is useful to stockholders as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. EBITDA is not intended as a measure of our operating performance, as an alternative to net income (loss) or as an alternative to any other performance measure in conformity with U.S. generally accepted accounting principles or as an alternative to cash flow provided by operating activities as a measure of liquidity.
(3)	Adjusted EBITDA represents EBITDA plus non-controlling interests, and is being presented because it is being used to determine the release of escrowed shares to PRWT Stockholders based on the combined entity meeting certain Adjusted EBITDA targets. We also believe this non-GAAP disclosure provides important supplemental information to management and investors regarding financial and business trends relating to PRWT's financial condition and results of operations.

SELECTED HISTORICAL FINANCIAL INFORMATION — KBL

	Three Months Ended March 31,		Year Ended December 31, 2008	Period January 9, 2007 (Inception) to December 31, 2007	Period January 9, 2007 (Inception) to March 31, 2009
	2009	2008	(Audited)	(Audited)	(Unaudited)
	(Unaudited)	(Unaudited)
Income Statement Data
Formation and operating costs	$(689,435)	$(451,889)	$(1,875,706)	$(714,268)	$(3,279,409)
Dividend and interest income	84,294	817,269	1,865,819	2,048,440	3,998,553
Income (loss) before provision for income taxes	(605,141)	365,380	(9,887)	1,334,172	719,144
Provision for income taxes	—	26,927	—	(91,732)	(91,732)
Net income (loss)	$(605,141)	$338,453	$(9,887)	$1,242,440	$627,412
Net income (loss) per share basic and diluted	$(0.03)	$0.02	$(0.00)	$0.11	$0.04
Weighted average shares outstanding basic and diluted	21,000,000	21,000,000	21,000,000	11,502,809	16,836,207

	As of March 31, 2009	As of December 31, 2008	As of December 31, 2007
	(Unaudited)	(Audited)	(Audited)
Balance Sheet Data
Cash	$122,894	$144,587	$118,868
Investments held in trust	135,388,509	135,731,897	135,226,616
Other assets	82,157	176,814	145,811
Total assets	$135,593,560	$136,053,298	$135,491,295
Total liabilities	$5,135,256	$4,989,853	$4,417,963
Common stock subject to possible conversion	38,936,992	38,936,992	38,936,992
Total stockholders' equity	91,521,312	92,126,453	92,136,340
Total liabilities and stockholders' equity	$135,593,560	$136,053,298	$135,491,295

SELECTED UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined condensed statement of operations for the three months ended March 31, 2009 and for the year ended December 31, 2008 give pro forma effect to the merger as if it had occurred on January 1, 2008. The pro forma statements of operations are based on the historical results of operations of PRWT and KBL for the year ended December 31, 2008.

The unaudited pro forma combined condensed balance sheet as of March 31, 2009 gives pro forma effect to the merger as if it had occurred on that date.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the merger, are factually supportable and, in the case of the unaudited pro forma statement of operations data, are expected to have a continuing impact on the combined results. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented in “Unaudited Pro Forma Condensed Combined Financial Information” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger.

The historical financial information of PRWT is derived from the unaudited financial statements for the three months ended March 31, 2009 and the audited financial statements for the year ended December 31, 2008 included elsewhere in this proxy statement/prospectus. The historical financial information of KBL is derived from the unaudited financial statements for the three months ended March 31, 2009 and the audited financial statements of KBL for the year ended December 31, 2008 included elsewhere in this proxy statement/prospectus.

This information should be read together with PRWT’s and KBL’s financial information and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “PRWT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to KBL — KBL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus/prospectus.

The unaudited pro forma condensed combined balance sheet data as of March 31, 2009 has been prepared assuming compliance with the PRWT Majority Requirement through the conversion of Public Shares (up to a maximum of 29.99% of the Public Shares) and the repurchase or redemption or similar action with respect to Public Shares, in any case at an average per share price equal to the per share value of KBL’s trust account as of March 31, 2009 ($7.85), such that an aggregate of 12,350,000 shares of common stock of KBL are effectively repurchased simultaneous with the closing of the transaction merger using funds from the trust account upon consummation of the merger.

The unaudited pro forma financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

SELECTED UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
(Dollars in Thousands, Except per Share Data)

The following summary unaudited pro forma condensed combined financial information is designed to show how the merger of PRWT and KBL might have affected historical financial statement information if the merger had been completed at an earlier time and was prepared based on the historical financial information reported by KBL and PRWT.

The following should be read in connection with the “Unaudited Pro Forma Condensed Combined Financial Statements” and the KBL and PRWT audited financial statements, which are included elsewhere in this Proxy Statement. The unaudited pro forma balance sheet data assumes that the merger took place on March 31, 2009 and combines KBL’s balance sheet as of such date and PRWT’s consolidated balance sheet as of such date.

The unaudited pro forma statement of operations data for the three months ended March 31, 2009 and for the year ended December 31, 2008 gives effect to the merger as if it occurred on January 1, 2008.

The summary unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during these periods.

($ In Thousands, Except per Share Data)	Three Months Ended Mar. 31, 2009	Year Ended Dec. 31, 2008
Unaudited combined pro forma statement of operations data:
Total revenue	$64,460	$165,345
Operating expenses	54,091	177,800
Income/(loss) from operations	10,369	(12,455)
Interest expense, net	1,318	3,504
Other expenses	(246)	336
Income/(loss) before non-controlling interest and taxes	9,297	(16,295)
Income tax expense	1,125	530
Income/(loss) before non-controlling interest	8,172	(16,825)
Non-controlling interest	1	467
Net income/(loss)	$8,171	$(17,292)
Net income/(loss) per share
Basic	$0.40	$(0.68)
Diluted	$0.35	$(0.68)

($ In Thousands)	As of Mar. 31, 2009
Unaudited pro forma selected condensed balance sheet data:
Cash and cash equivalents	$33,174
Total assets	154,679
Total liabilities	141,478
Total liabilities and stockholders' equity	$154,679

The unaudited pro forma statement of operations reflect a reduction of interest income due to KBL cash that will be returned to shareholders through (i) conversion of KBL stock into pro rata shares of the trust account or (ii) KBL share redemptions at closing.

The merger agreement states that the number of shares of PRWT common stock owned by the PRWT stockholders immediately after the merger (including the 941,211 shares owned by them to be placed in escrow upon the consummation of the merger) will constitute no less than 58% of all of the then issued and outstanding shares of PRWT common stock, or 11,950,000 shares, subject to upward or downward adjustment in the event PRWT’s net debt is more or less than $45,000 at closing of the merger. As a result, 12,350,000 or 59% of all outstanding shares of KBL common stock will be redeemed immediately following the merger. Any KBL stockholders exercising their conversion rights, up to a maximum of 29.99% or 5,174,999 shares, would reduce the number of shares to be redeemed. Assuming the KBL shares are redeemed at the March 31, 2009 per-share conversion price of $7.85, there would be no impact on the pro forma condensed balance sheet assuming minimum and maximum conversion.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical per share information of PRWT and KBL and unaudited pro forma combined per share ownership information of PRWT and KBL after giving effect to the merger. You should read this information in conjunction with the selected summary historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of PRWT and KBL and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited PRWT and KBL pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

The historical per share information is derived from the unaudited financial statements as of and for the three months ended March 31, 2009 and for the year ended December 31, 2008. The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of PRWT and KBL would have been had the companies been combined or to project the PRWT and KBL results of operations that may be achieved after the merger.

	Three Months Ended March 31, 2009
	PRWT	KBL	Pro Forma
Income/(loss) per share – basic	$0.10	$(0.03)	$0.40
Income/(loss) per share – diluted	$0.10	$(0.03)	$0.35
Book value	$(14,473)	$130,459	$11,435
Book value per share – basic(1)	$(0.17)	$6.21	$0.56
Basic number of shares of common stock outstanding	84,871	21,000	20,600
Diluted number of shares of common stock outstanding(2)	86,201	21,000	23,626

	Year Ended December 31, 2008
	PRWT	KBL	Pro Forma
Loss per share – basic and diluted	$(0.13)	$(0.00)	$(0.68)
Book value	$(23,385)	$131,063	$6,670
Book value per share(1)	$(0.20)	$6.24	$0.26
Number of shares of common stock outstanding	119,223	21,000	25,437

(1)	The historical book value per common share is computed by dividing PRWT Services Inc. stockholder’s equity, excluding the non-controlling interest, at the end of the period by the weighted average number of basic shares outstanding at the end of the period. The value of common stock subject to conversion was included in the calculation of KBL historical book value.
(2)	Pro forma dilutive shares include (i) 2,841 shares from KBL warrants that will convert to PRWT warrants at close and (ii) 185 shares from existing PRWT options calculated using the treasury stock method.

FORWARD-LOOKING STATEMENTS

KBL and PRWT believe that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because KBL is a “blank check” company, and PRWT is not currently a U.S. reporting company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” “seek” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.

KBL and PRWT believe it is important to communicate their expectations to their stockholders. However, there may be events in the future that they are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by KBL or PRWT in such forward-looking statements, including among other things:

•	the number and percentage of KBL’s stockholders voting against the merger proposal and seeking conversion;
•	the number of Public Shares purchased by KBL to ensure compliance with the PRWT Majority Requirement;
•	changes adversely affecting the business in which PRWT is engaged;
•	management of growth;
•	general economic conditions;
•	PRWT’s business strategy and plans; and
•	the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of KBL, PRWT or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, KBL and PRWT undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the merger proposal or any of the other proposals, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect KBL and/or PRWT.

SPECIAL MEETING OF KBL STOCKHOLDERS

General

KBL is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of KBL stockholders to be held on July 16, 2009, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to KBL stockholders on or about June 26, 2009 in connection with the vote on the merger proposal and the adjournment proposal. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on July 16, 2009, at 10:00 a.m., eastern time, at the offices of Graubard Miller, KBL’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174.

Purpose of the KBL Special Meeting

At the special meeting, KBL will ask holders of its common stock to:

•	consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of March 13, 2009, among KBL, PRWT, Merger Sub and all of the PRWT Stockholders that provides for, among other things, (a) the merger of KBL and Merger Sub, with KBL being the surviving entity of the merger and a wholly owned subsidiary of PRWT, (b) the automatic conversion of all outstanding KBL securities into an equal number of securities of PRWT of like tenor and (c) PRWT being our public company following consummation of the transaction (merger proposal);
•	consider and vote upon proposals related to the adoption of PRWT’s amended and restated articles of incorporation as the certificate of incorporation of our public company, which will have the effect, among other things, of (a) changing the name of our public company from “KBL Healthcare Acquisition Corp. III” to “PRWT Services, Inc.”; (b) changing the state of incorporation of our public company from Delaware to Pennsylvania; (c) increasing the number of authorized shares of our public company’s common stock from 50 million to 150 million; (d) incorporating the classification of directors that would result from the election of directors pursuant to the “director election proposal” described below; (e) changing our public company’s corporate existence to perpetual; (f) removing provisions from our public company charter that will no longer be applicable after the merger; and (g) revising provisions of our public company charter to conform to the Pennsylvania Business Corporation Law of 1983, as amended (charter change proposals);
•	consider and vote upon a proposal to approve the 2009 Incentive Equity Plan (stock plan proposal);
•	elect seven directors to New Pubco’s board of directors, of whom two will serve until the annual meeting of stockholders to be held in 2010, two will serve until the annual meeting of stockholders to be held in 2011 and three will serve until the annual meeting of stockholders to be held in 2012 and, in each case, until their successors are elected and qualified (director election proposal); and
•	consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, KBL is not authorized to consummate the merger (adjournment proposal).

Recommendation of KBL Board of Directors

KBL’s board of directors:

•	has unanimously determined that each of the proposals is fair to and in the best interests of KBL and its stockholders;
•	has unanimously approved each of the proposals;

•	unanimously recommends that KBL’s common stockholders vote “FOR” the merger proposal;
•	unanimously recommends that KBL’s common stockholders vote “FOR” each of the charter change proposals;
•	unanimously recommends that KBL’s common stockholders vote “FOR” the stock plan proposal;
•	unanimously recommends that KBL’s common stockholders vote “FOR” the election of the persons nominated for election as directors of New Pubco; and
•	unanimously recommends that KBL’s common stockholders vote “FOR” the adjournment proposal.

Record Date; Who is Entitled to Vote

KBL has fixed the close of business on June 22, 2009 as the “record date” for determining KBL stockholders entitled to notice of and to attend and vote at its special meeting. As of the close of business on June 22, 2009, there were 21,000,000 shares of KBL’s common stock outstanding and entitled to vote. Each share of KBL’s common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with KBL, the 3,750,000 Founders’ Shares held by the KBL Founders will be voted on the merger proposal in accordance with the majority of the votes cast at the special meeting on such proposal by the holders of the Public Shares. Accordingly, the vote of such shares will not affect the outcome of the vote on the merger proposal.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to KBL but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If you do not give the broker voting instructions, under applicable self-regulatory organization rules, your broker may not vote your shares on “non-routine” proposals, such as the merger proposal, each of the charter change proposals and the stock plan proposal. Since a stockholder must affirmatively vote against the merger proposal to have conversion rights, individuals who fail to vote or who abstain from voting may not exercise their conversion rights. See the information set forth in the section entitled “Special Meeting of KBL Stockholders — Conversion Rights.”

Vote of KBL’s Stockholders Required

The approval of the merger proposal will require the affirmative vote for the proposal by the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the proposal at the meeting, as well as the affirmative vote of holders of a majority of the KBL common stock outstanding on the record date. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will have the same effect as a vote “AGAINST” the merger proposal. You cannot seek conversion unless you affirmatively vote against the merger proposal.

Each of the charter change proposals will require the affirmative vote of the holders of a majority of KBL common stock outstanding on the record date. Because these proposals require the affirmative vote of a majority of the shares of common stock outstanding for approval, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote “AGAINST” these proposals.

The approval of the stock plan proposal and adjournment proposal will require the affirmative vote of the holders of a majority of KBL’s common stock represented and entitled to vote thereon at the meeting. Abstentions are deemed entitled to vote on such proposal. Therefore, they have the same effect as a vote against either proposal. Broker non-votes are not deemed entitled to vote on such proposals and, therefore, they will have no effect on the vote on such proposals.

Directors are elected by a plurality. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Voting Your Shares

Each share of KBL common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of KBL’s common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of KBL common stock at the special meeting:

•	You can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by KBL’s board “FOR” the merger proposal, each of the charter change proposals, the stock plan proposal, the persons nominated for election as directors of New Pubco and, if necessary, the adjournment proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.
•	You can Attend the Special Meeting and Vote in Person. KBL will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way KBL can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify Michael D. Kaswan, KBL’s chief operating officer, in writing, before the special meeting that you have revoked your proxy; or
•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of KBL’s common stock, you may call Morrow & Co., LLC, KBL’s proxy solicitor, at (800) 607-0088, or Michael D. Kaswan, KBL’s chief operating officer, at (212) 319-5555.

Conversion Rights

Any of KBL’s stockholders holding Public Shares as of the record date who affirmatively vote their Public Shares against the merger proposal may also demand that such shares be converted into a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the merger. If demand is properly made and the merger is consummated, these shares will be converted into a pro rata portion of funds deposited in the trust account plus interest, calculated as of such date.

KBL stockholders who seek to exercise this conversion right (“converting stockholders”) must affirmatively vote against the merger proposal. Abstentions and broker non-votes do not satisfy this requirement. Additionally, holders demanding conversion must deliver their shares (either physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System) to KBL’s transfer agent prior to the meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash.

If the holders of at least 5,175,000 or more Public Shares (an amount equal to 30% or more of the Public Shares) vote against the merger proposal and properly demand conversion of their shares, KBL will not be able to consummate the merger.

The closing bid price of KBL’s common stock on June 22, 2009 (the record date for the KBL special meeting) was $7.84. The cash held in the trust account on June 22, 2009 was approximately $135,353,290 ($7.85 per Public Share). Prior to exercising conversion rights, stockholders should verify the market price of KBL’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. KBL cannot assure its stockholders that they will be able to sell their shares of KBL common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in KBL’s securities when KBL’s stockholders wish to sell their shares.

If you exercise your conversion rights, then you will be exchanging your shares of KBL common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the merger proposal, properly demand conversion, and deliver your stock certificate (either physically or electronically) to KBL’s transfer agent prior to the meeting.

If the merger is not consummated by the date KBL’s corporate existence will cease and KBL must liquidate, either party may terminate the merger agreement. If KBL is unable to complete the merger or another business combination by July 19, 2009, its amended and restated certificate of incorporation provides that its corporate existence will terminate on that date and, upon its resulting liquidation, the holders of Public Shares will receive an amount equal to the amount of funds in the trust account, inclusive of interest not previously released to KBL, as well as any remaining net assets outside of the trust account, at the time of the liquidation distribution divided by the number of Public Shares. Although both the per share liquidation price and the per share conversion price are equal to the amount in the trust account divided by the number of Public Shares, the amount a holder of Public Shares would receive at liquidation may be more or less than the amount such a holder would have received had it sought conversion of its shares in connection with the merger because (i) there will be greater earned interest in the trust account at the time of a liquidation distribution since it would occur at a later date than a conversion and (ii) KBL may incur expenses it otherwise would not incur if KBL consummates the merger, including, potentially, claims requiring payment from the trust account by creditors who have not waived their rights against the trust account. Zachary C. Berk O.D. KBL’s chairman of the board, Marlene R. Krauss, M.D., KBL’s chief executive officer, and Michael D. Kaswan, KBL’s chief operating officer, will be personally liable under certain circumstances (for example, if a vendor successfully makes a claim against funds in the trust account) to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by KBL for services rendered or products sold to it, but only if such target business, vendor or other entity does not execute a waiver. While KBL has no reason to believe that Drs. Berk and Krauss and Mr. Kaswan will not be able to satisfy those obligations, there cannot be any assurance to that effect. See the section entitled “Other Information Related to KBL — Liquidation If No Business Combination” for additional information.

Appraisal Rights

KBL stockholders have appraisal rights in connection with the merger under the DGCL, as described in the section entitled “Appraisal Rights.”

Proxy Solicitation Costs

KBL is soliciting proxies on behalf of its board of directors. All solicitation costs will be paid by KBL. This solicitation is being made by mail but also may be made by telephone or in person. KBL, PRWT and their respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means, including email and facsimile.

KBL has hired Morrow & Co., LLC to assist in the proxy solicitation process. It will pay that firm a fee of $7,500 plus disbursements. Disbursements could include items such as postage and printing and would not be material. Such payments will be made from non-trust account funds. If the merger is successfully closed, KBL will pay Morrow & Co., LLC an additional contingent fee of $22,500.

PRWT has hired Jackson Capital, LLC to provide certain financial advisory services, including developing a road show presentation strategy that targets minority investors as potential investors in PRWT. PRWT will pay Jackson Capital, LLC an initial fee of $25,000 and will pay an additional fee of $25,000 upon $1,000,000 of minority interest investment being raised due to Jackson Capital, LLC’s efforts. In addition, if the merger is consummated on or before August 1, 2009, PRWT will pay another financial advisory fee of $3,000. PRWT will also reimburse Jackson Capital, LLC for all reasonable costs and out-of-pocket expenses.

KBL has entered into a letter agreement with William Michael Cunningham relating to Mr. Cunningham’s efforts to introduce potential investors to KBL prior to the stockholders meeting of KBL to which this proxy statement/prospectus relates. Mr. Cunningham will be paid a one time retainer of $5,000 and an amount equal to 2% of the amount of any such investors purchase of KBL stock, which amount shall only be payable if KBL consummates a business combination and then, only with respect to shares that voted “for” the merger.

KBL will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. KBL will reimburse them for their reasonable expenses.

KBL Founders

As of June 22, 2009, the record date for the KBL special meeting, Zachary C. Berk, O.D., KBL’s chairman of the board, Marlene R. Krauss, M.D., KBL’s chief executive officer, Michael D. Kaswan, KBL’s chief operating officer, and Terence Barnett, James Garvey, Eileen More and Joseph Williamson, each a director of KBL, and KBL’s special advisors and the other holders of common stock issued by KBL prior to its IPO, who are collectively referred to as the “KBL Founders,” beneficially own and are entitled to vote 3,750,000 shares (“Founders’ Shares”). The Founders’ Shares constitute approximately 17.9% of the outstanding shares of KBL common stock.

In connection with KBL’s IPO, KBL and Citigroup entered into agreements with each of the KBL Founders pursuant to which each KBL Founder agreed to vote his, her or its Founders’ Shares on the merger proposal in accordance with the majority of the votes cast by the holders of Public Shares. The KBL Founders have indicated that they intend to vote their Founders’ Shares in favor of all other proposals being presented at the meeting. The Founders’ Shares have no liquidation rights and will be worthless if no business combination is effected by KBL. In connection with the IPO, the KBL Founders placed their Founders’ Shares in escrow with Continental Stock Transfer & Trust Company. As a result, the KBL Founders may not sell the Founders’ Shares until six months after a business combination, subject to earlier release within such six month period if New Pubco consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of New Pubco’s stockholders having the right to exchange their shares for cash, securities or other property.

As of June 22, 2009, no KBL Founder has purchased any shares of KBL common stock in the open market. If the KBL Founders believe it would be desirable for them or their affiliates to purchase shares in advance of the special meeting, such determination would be based on factors such as the likelihood of approval or disapproval of the merger proposal, the number of shares for which conversion may be requested and the financial resources available to such prospective purchasers. Any additional shares purchased by the KBL Founders will be voted by them in favor of the merger.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding KBL or its securities, KBL, the KBL Founders, PRWT or the PRWT Stockholders and/or their respective affiliates may enter into arrangements to provide for the purchase of the Public Shares (or the shares of New Pubco into which they convert in the merger) from the holders of Public Shares who indicate their intention to vote against the merger and seek conversion or otherwise wish to sell their Public Shares and/or arrangements to provide such holders of Public Shares with incentives to vote in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the merger proposal vote in its favor and that holders of fewer than 30% of the Public Shares vote against the merger proposal and demand conversion of their

Public Shares into cash where it appears that such requirements would otherwise not be met, and to ensure compliance with the PRWT Majority Requirement.

The consequence of such transactions could be to cause the merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases will make it less likely that the holders of 30% or more of the Public Shares will vote against the merger proposal and exercise their conversion rights. The persons described above shall be entitled to vote any shares of KBL they purchase in the above-described transactions as they determine.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. KBL will file a Current Report on Form 8-K to disclose arrangements entered into or any purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

It is possible that the special meeting could be adjourned to provide time to seek out and negotiate such transactions if, at the time of the meeting, it appears that the requisite vote will not be obtained or that the limitation on conversion will be exceeded, assuming that an adjournment proposal is presented and approved. Also, under Delaware law, the board of directors may postpone the meeting at any time prior to it being called to order in order to provide time to seek out and negotiate such transactions.

THE MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement by and among KBL, Merger Sub, PRWT and the PRWT Stockholders is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

The Parties

KBL

KBL Healthcare Acquisition Corp. III is a blank check company formed on January 9, 2007 as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more operating businesses in the healthcare or healthcare-related industries.

On July 25, 2007, KBL closed its initial public offering of 17,250,000 units, including 2,250,000 units that were subject to the underwriters’ over-allotment option, with each unit consisting of one share of its common stock and one warrant to purchase one share of its common stock at an exercise price of $6.00 per share. The units from the initial public offering (including the underwriters’ over-allotment option) were sold at an offering price of $8.00 per unit, generating total gross proceeds of $138,000,000. Simultaneously with the consummation of the initial public offering, KBL consummated the private sale of 2,075,000 warrants (“Sponsors’ Warrants”) at $1.00 per warrant to KBL’s officers, directors and certain of its special advisors for an aggregate purchase price of $2,075,000. After deducting the underwriting discounts and commissions and the offering expenses, $133,930,000 was deposited into the trust account and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. In addition, KBL was entitled to draw for use of working capital up to $1,900,000 of interest earned on the trust account, as well as any amounts necessary to pay its tax obligations. Through March 31, 2009, KBL had used all of the net proceeds that were not deposited into the trust account to pay general and administrative expenses and had used interest income in the amount of $1,033,056 and $1,900,000 for its tax obligations and working capital, respectively. $135,388,509 remains on deposit in the trust fund as of March 31, 2009.

Upon consummation of the business combination with PRWT, the trust funds will be released to New Pubco. KBL intends to use funds held in the trust account to (a) pay deferred underwriters’ compensation of approximately $4,140,000, (b) pay the $3,500,000 cash portion of the merger consideration to the PRWT Stockholders, (c) pay any unpaid income tax or other tax obligations of KBL incurred prior to closing of the merger, estimated to be approximately $33,100, (d) repay loans by and reimburse expenses to directors, officers and founding stockholders of KBL, in an estimated aggregate amount of approximately $220,000, (e) pay professionals and other third parties that have rendered services to KBL in connection with its operations and efforts to effect a business combination, including the merger, an estimated aggregate amount of approximately $1,571,900, and (f) pay amounts, if any, in connection with any Outstanding Stock Arrangements, including but not limited to any redemption, tender, purchase or similar transaction involving the Public Shares or warrants or other securities of KBL, as described in the section entitled “Summary of the Proxy Statement/Prospectus — Actions That May Be Taken to Secure Approval of KBL’s Stockholders.” The balance of the funds will be used by New Pubco to pay stockholders who properly exercise their conversion rights or appraisal rights with respect to their Public Shares and for working capital and general corporate purposes. KBL and PRWT expect that, after paying the holders of Public Shares who elect to exercise their conversion rights, and after engaging in any redemptions, tenders, purchases or similar transactions necessary to ensure that holders of no more than 30% of the Public Shares elect to exercise such rights and to ensure fulfillment of the PRWT Majority Requirement, only approximately $25,000,000 of the approximately $135,400,000 held in trust will be available to New Pubco. Upon consummation of the merger, KBL will be merged with and into Merger Sub, with Merger Sub surviving. Holders of KBL’s securities will automatically become holders of securities of like number and tenor of New Pubco.

If the merger is not consummated by the date on which KBL is required to be liquidated, either party may terminate the merger agreement. If KBL is unable to complete the merger or another business combination by July 19, 2009, its amended and restated certificate of incorporation provides that its corporate existence will automatically terminate, and it will liquidate and promptly distribute to its public stockholders the amount in its trust account plus any remaining non-trust account funds after payment of its liabilities.

KBL’s common stock, units and warrants are currently listed on the NYSE Amex under the symbols KHA, KHA.U and KHA.WS, respectively. The parties intend to seek to have the securities of New Pubco listed on NASDAQ following consummation of the merger. If New Pubco’s securities are not accepted for listing on NASDAQ upon the consummation of the merger, New Pubco’s securities may instead be quoted on the OTCBB.

The mailing address of KBL’s principal executive office is 380 Lexington Avenue, 31st Floor, New York, New York 10168. Its telephone number is (212) 319-5555.

PRWT

PRWT was founded in 1988. PRWT is a diversified enterprise of pharmaceutical manufacturing and distribution, facilities management and maintenance services and business processing solutions. Cherokee Pharmaceuticals LLC (“Cherokee”), PRWT’s wholly-owned subsidiary, provides bulk chemical manufacturing of active pharmaceutical ingredients, specializing in handling antibiotics, high hazard reactions and potent compounds. U.S. Facilities, Inc. (“USF”), PRWT’s 51%-owned subsidiary, provides professional facilities management and maintenance services focusing on complex and highly-secure maintenance and management projects. PRWT Services, Inc. BPS offers delivery of customer care solutions and business processing services to clients throughout the United States, including document processing, collection and payment processing, mailroom services, lockbox, scanning and imaging, walk-in and call-center based customer service, and toll collection operations services. PRWT is a certified minority business enterprise.

PRWT’s principal executive offices are located at 1835 Market Street, Suite 800, Philadelphia, Pennsylvania 19103. The telephone number at its executive offices is (215) 569-8810. Upon consummation of the merger, PRWT will become the continuing public company.

Merger Sub

PRWT Merger Sub, Inc. is a Pennsylvania corporation that was organized in March 2009 for the sole purpose of effecting the business combination between KBL and PRWT. All of Merger Sub’s capital stock is owned by PRWT. Merger Sub has no material assets and does not operate any business. Upon consummation of the merger, KBL and Merger Sub will merge, with KBL the surviving corporation. As soon as practicable after this merger, KBL, as the surviving corporation will merger with and into PRWT, with PRWT surviving this subsequent merger.

The mailing address of Merger Sub’s principal executive office is 1835 Market Street, Suite 800, Philadelphia, Pennsylvania 19103. The telephone number at its executive offices is (215) 569-8810.

Structure of the Merger

The merger agreement provides for the merger of KBL and Merger Sub, with KBL being the surviving corporation. As part of the merger, all of KBL’s outstanding common stock, warrants and units will be automatically converted into the same number of shares of common stock, warrants and units of PRWT and PRWT will become our public company (we sometimes refer to PRWT after the merger as “New Pubco” to indicate that we are referring to the combined entity). The terms of the PRWT securities into which the KBL securities are converted, such as the exercise price and exercise period of the public warrants, will remain the same.

KBL and PRWT plan to complete the merger promptly after the KBL special meeting provided that:

•	KBL’s stockholders have approved the merger proposal and the other proposals;
•	holders of fewer than 30% of KBL’s Public Shares have voted against the merger proposal and demanded conversion of their shares into cash;
•	the number of shares of New Pubco Common Stock owned by the PRWT Stockholders immediately after the merger constitute no less than 58% of all of the then issued and outstanding shares of PRWT’s common stock (including the 941,211 shares held by PRWT stockholders to be placed in escrow upon consummation of the merger, but excluding the EBITDA Escrow Shares); and

•	the other conditions specified in the merger agreement and described in this proxy statement/prospectus under “The Merger Agreement — Conditions to Closing of the Merger” beginning on page 78 have been satisfied or waived. Please also see “The Merger Agreement — Waiver” beginning on page 79.

After consideration of the factors identified and discussed in the section entitled “The Merger Proposal — KBL’s Board of Directors’ Reasons for the Approval of the Merger,” KBL’s board of directors concluded that the merger met all of the requirements disclosed in KBL’s Registration Statement on Form S-1 (Registration No. 333-141342) that became effective on July 19, 2007, including that PRWT has a fair market value of at least 80% of KBL’s trust account balance (excluding deferred underwriting discounts and commissions) at the time of the merger.

Upon completion of the merger, the PRWT Stockholders will continue to own 11,950,000 shares of New Pubco common stock, subject to adjustment based on PRWT’s Net Debt at the closing, as described in the section entitled “The Merger Agreement,” and will receive an aggregate of $3,500,000 in cash in exchange for the release and discharge of any and all claims against New Pubco. An additional 8,000,000 shares of New Pubco common stock will be placed in escrow at the closing to be released to the PRWT Stockholders upon New Pubco attaining certain levels of EBITDA in fiscal 2009, 2010 and/or 2011 or upon certain exercises of New Pubco redeemable warrants.

As soon as practicable following this merger, KBL, as the surviving entity, will be merged with and into PRWT, with PRWT surviving such subsequent merger.

Interest of KBL Stockholders in the Merger

Because of the PRWT Majority Requirement, the current holders of KBL’s outstanding common stock will own, as a group, no more than 8,653,448 shares, or 42%, of the outstanding shares of New Pubco common stock immediately following the merger. The percentage of outstanding shares of New Pubco common stock held by the current holders of KBL’s outstanding common stock may be less than 42% depending on the extent to which holders of Public Shares vote against the merger proposal and elect to convert their Public Shares into cash in accordance with KBL’s amended and restated certificate of incorporation and the extent to which KBL and its officers, directors and founding stockholders, PRWT, the PRWT Stockholders and their respective affiliates enter into arrangements to provide for the purchase of the Public Shares from holders thereof who indicate their intention to vote against the merger and seek conversion or otherwise wish to sell their Public Shares.

Name; Headquarters; Stock Symbols

After completion of the merger:

•	the name of the publicly traded company will be PRWT Services, Inc.;
•	the corporate headquarters and principal executive offices of New Pubco will be located at 1835 Market Street, Suite 800, Philadelphia, Pennsylvania 19103; and
•	the parties intend to apply to have New Pubco’s common stock, warrants and units (each consisting of one share of common stock and one warrant), listed for trading on NASDAQ or another national securities exchange after consummation of the merger or the OTCBB, if we do not qualify for listing on NASDAQ or another national securities exchange.

Indemnification

To provide a fund for adjusting the number of shares held by the PRWT Stockholders after the closing (based on PRWT’s Net Debt) and to provide a fund for payment to New Pubco with respect to its post-closing rights to indemnification under the merger agreement for losses that it may sustain as a result of (i) the inaccuracy or breach of any representation or warranty made by PRWT or the PRWT Stockholders in the merger agreement or any schedule or certificate delivered by them in connection with the merger agreement; (ii) the non-fulfillment or breach of any covenant or agreement made by PRWT or the PRWT Stockholders in the merger agreement; and (iii) certain agreed upon tax and environmental liabilities relating to any losses that result from any failure by PRWT to pay social security taxes in 2006 (which are believed to have been paid)

and with respect to any environmental issues arising from PRWT’s Cherokee plant (none of which are known or currently exist), the PRWT Stockholders will place in escrow (with an independent escrow agent) an aggregate of 941,211 shares of New Pubco common stock. Other than with respect to claims of fraud, the escrow will be the sole remedy for PRWT for its rights to indemnification pursuant to the merger agreement. Claims for indemnification may be asserted against the escrow by New Pubco once its damages exceed a $1,000,000 threshold and will be reimbursable to the full extent of the damages in excess of such amount, up to a maximum of the escrowed shares. Claims for indemnification may be asserted until 30 days after the date on which New Pubco has filed its annual report on Form 10-K for the fiscal year ending December 31, 2010 (the Final Escrow Release Date). On the date that is 30 days after the date on which New Pubco has filed its annual report on Form 10-K for the fiscal year ending December 31, 2009, 50% of the shares held in the Escrow Fund, less any applied in satisfaction of or reserved with respect to indemnification claims, will be released to the PRWT Stockholders. On the Final Escrow Release Date, the remaining shares in the Escrow Fund, less any applied in satisfaction of or reserved with respect to indemnification claims, will be released to the PRWT Stockholders. A copy of the escrow agreement is attached to this proxy statement/prospectus as Annex D.

Employment Agreements

Upon completion of the merger, members of PRWT’s management will remain officers of New Pubco. These officers are Willie F. Johnson, Chairman, Jerry L. Johnson, Vice Chairman, Harold T. Epps, President and Chief Executive Officer, John McCarey, Executive Vice President, Chief Financial Officer, Murvin Lackey, President of Distribution of Cherokee Pharmaceuticals, John B. Elliot, President of Cherokee Pharmaceuticals, Stratton C. “Skip” Lee, Jr., Executive Vice President, Business Development, George Burrell, Executive Vice President, General Counsel and James Dobrowolski, President of U.S. Facilities. Mr. Elliot has a consultancy agreement with PRWT that will continue in effect with New Pubco after the merger. PRWT (New Pubco) and each of Messrs. Willie Johnson, Epps, McCarey, and Lee will enter into new employment agreements prior to the merger that will be effective upon signing. In addition, PRWT (New Pubco) and each of Messrs. Jerry Johnson and Lackey will enter into new employment agreements prior to the merger that will become effective upon consummation of the merger. “The Director Election Proposal — Compensation Discussion and Analysis of New Pubco (PRWT) Following the Merger — Employment Agreements.”

Lock-Up Agreements

The PRWT Stockholders will not be able to sell or otherwise transfer any shares of New Pubco common stock owned by them immediately following the merger, including any shares in escrow, until after the six-month anniversary of the closing of the merger. Furthermore, after the six-month anniversary of the merger and until December 31, 2012, the PRWT Stockholders will only be able to sell shares in such manner and to such persons as the audit committee of the board of directors of New Pubco has consented to in writing, which consent may not be unreasonably withheld but may be withheld in order to prevent New Pubco from failing to comply with any of the requirements of its minority business certifications. Generally, for a company to be certified as a minority business enterprise, at least 51% of the stock of the company must be owned by minority group members and the management and daily operations must be “controlled” by minority persons. Additionally, certain minority certifications require that a majority of a business’s board of directors (or similar body) be minority group members.

Additionally, after December 31, 2012 and until December 31, 2015, if a PRWT Stockholder intends to transfer all or a part of the shares subject to the lock up, the holder must notify New Pubco of its intent, and New Pubco will have an option to purchase the shares at a price equal to the average market price of the New Pubco common stock during the ten-day period ending the day before the holder delivers the notice.

In connection with the IPO, the KBL Founders placed their Founders’ Shares in escrow with Continental Stock Transfer & Trust Company pursuant to a Stock Escrow Agreement dated as of July 25, 2007. As a result, the KBL Founders may not sell the Founders’ Shares until six months after a business combination, subject to earlier release within such six month period if New Pubco consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of New Pubco’s stockholders having the right to exchange their shares for cash, securities or other property.

A copy of the form of lock-up agreement that was entered into upon signing of the merger agreement by each holder of common stock of PRWT is attached to this proxy statement/prospectus as Annex E.

Background of the Merger

The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of KBL and PRWT. The following is a brief discussion of the background of these negotiations, the Merger Agreement and related transactions.

KBL was formed on January 9, 2007 to effect a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more operating businesses in the healthcare industry in any geographic location. KBL completed its IPO on July 25, 2007, raising gross proceeds, including proceeds from the exercise of the underwriters’ over-allotment option, of $138,000,000. Of these gross proceeds, $133,930,000 were placed in a trust account immediately following the IPO and, in accordance with the KBL Charter, will be released either upon the consummation of a business combination or upon the liquidation of KBL. KBL must liquidate unless it has consummated a business combination by July 19, 2009. As of December 31, 2008, approximately $135,700,000 was held in deposit in the trust account.

Promptly following KBL’s IPO, KBL contacted several investment bankers, private equity firms, consulting firms, legal and accounting firms and numerous business associates. Through these efforts, and over the course of approximately 20 months, KBL identified and reviewed information with respect to approximately 800 acquisition opportunities based on the acquisition criteria disclosed in the IPO prospectus that KBL developed during the process of completing its IPO. Among these opportunities, KBL focused on companies that had the best combination of the following characteristics:

•	financial condition and results of operation;
•	earnings;
•	growth potential;
•	experience and skill of management and availability of additional personnel;
•	capital requirements;
•	competitive position;
•	regulatory or technical barriers to entry;
•	stage of development of the products, processes, or services;
•	degree of current or potential market acceptance of the products, processes or services;
•	proprietary features and degree of intellectual property or other protection of the products, processes or services;
•	regulatory environment of the industry; and
•	costs associated with effecting the business combination.

By March 2009, KBL had entered into substantial discussions with several companies that it believed met most or all of the foregoing criteria. Of the approximately 800 acquisition opportunities identified, KBL had one or more meetings with approximately 70 potential target business candidates. KBL investigated approximately 45 of these opportunities in depth, exchanged information with these companies, including business plans and financial information, and provided them with preliminary information regarding how a business combination with KBL might be achieved. KBL agreed to preliminary terms with and/or executed non-binding letters of intent with five companies in addition to PRWT as described below. Of the remaining companies, KBL declined to move forward on several because it did not believe the financial characteristics, business dynamics, management teams, attainable valuations and/or deal structures were suitable. There were also several companies that were not interested in pursuing a deal with KBL based on its publicly-traded status, capital structure or ability to close with sufficient certainty or speed.

In August 2007, KBL was contacted by an investment banker/finder about a Turkish hospital chain looking for financing. After several exchanges with the company and some of its representatives, KBL visited the company in Istanbul, Turkey in February 2008. While the opportunity was determined not to be attractive, the Turkish investment bank that represented this company introduced KBL to another Turkish hospital chain that it also represented. KBL had an initial meeting with the second hospital chain’s financial backers at the investment bank’s office on February 7, 2008. Current year revenues for the company were expected to be approximately $300 million with significant growth projected. KBL provided the company via its investment bankers with an initial non-binding letter of intent on March 18, 2008 and subsequent revisions on April 10, 2008, April 23, 2008 and May 7, 2008. The parties mutually signed the letter of intent on May 7, 2008. From May 12-16, 2008, KBL met with company management at the company’s corporate headquarters in Istanbul and visited several of the company’s hospitals throughout Turkey. KBL began its in-depth due diligence investigation into the company and also began drafting definitive documentation for the transaction. The parties continued discussions by teleconference and subsequently met in New York on June 25-26, 2008. Due to concerns raised in the due diligence process, as well as with the company’s financials coming in lower than projected, KBL put the transaction on hold for several months. KBL was not prepared to move forward under the original terms and sent the company revised letters of intent on September 22, 2008 and October 6, 2008. After further discussions, the parties could not come to an agreement on revised terms, and KBL abandoned the transaction in mid-October 2008.

In September 2007, one of KBL’s directors identified an opportunity with a company that provided outsourced services to nursing homes and other long-term care facilities. Current year revenues for the company were expected to be approximately $90 million with significant growth projected. On September 4, 2007, KBL met with the company’s management and financial backers at KBL’s office in New York and subsequently exchanged business and financial information with them. KBL provided the company with an initial letter of intent on October 8, 2007, met with the company’s management in Philadelphia, Pennsylvania on October 23, 2007 and sent a revised letter of intent on November 6, 2007. On November 16, 2007, the parties met at KBL’s office in New York to discuss the proposed transaction. A revised letter of intent was drafted within a few days of the meeting and sent to the company on November 19, 2007. The parties met again in New York on January 9, 2008 in an attempt to come to terms, but ultimately the company elected to pursue another alternative. On April 4, 2008, the company notified KBL’s director that its other transaction had fallen through and sent a proposal to KBL with terms it would accept for such a deal. KBL met with the company’s management at KBL’s office on April 10, 2008 and subsequently drafted a revised letter of intent, which was sent to the company on April 17, 2008. The parties had two subsequent meetings in New York on April 21, 2008 and May 6, 2008, which, along with subsequent conversations, ultimately led to the parties agreeing to the basic terms of a transaction in mid-May 2008. On May 27, 2008, KBL notified the company that it had decided not to pursue the transaction based on the complexity of the proposed transaction structure, including potential difficulties in securing three years of audited financials for the target company.

In March 2008, based on research into the international hospital sector, one of KBL’s principals identified a U.S.-based company that owns and operates hospitals in Central and South America and contacted the company’s CEO. Current year revenues were expected to be approximately $190 million with significant growth projected. Two of KBL’s principals visited one of the company’s hospitals on March 28, 2008, and KBL met with the company’s CEO at KBL’s office in New York on April 3, 2008. On May 1, 2008, KBL met the company’s full management team at the company’s corporate headquarters in Dallas, Texas. KBL provided the company with a non-binding initial letter of intent on May 9, 2008 and a revised version on June 3, 2008. The parties mutually signed the revised letter of intent on June 6, 2008. KBL started its due diligence but decided not to begin drafting definitive documentation until receiving the company’s audited financial statements, which had been delayed several times. Ultimately, the company was unable to produce the audited financial statements in a timely fashion, and together with a determination that the valuation under discussion was likely out of line with then-current market comparables, in late 2008 KBL made the decision not to pursue the opportunity further.

In November 2008, KBL had a telephone call with one of its directors, who identified an opportunity with a publicly-traded healthcare services company with which he had prior investment experience. Current year revenues were expected to be approximately $275 million, with modest growth projected. Despite what seemed to be a stable overall business, the company’s stock price had declined substantially because it operated in an economically sensitive area, and it was in danger of violating certain covenants on its indebtedness. KBL met the company’s CEO at KBL’s office on November 24, 2008. KBL provided the company with an initial non-binding letter of intent on November 26, 2008 and a revised letter of intent on December 9, 2008. The parties mutually signed the revised letter of intent, which included a requirement that KBL secure one or more co-investors prior to executing a definitive agreement, on December 9, 2008. KBL presented its background and rationale for the transaction to the company’s board of directors on December 11, 2008. On December 22, 2008 and December 30, 2008, KBL performed site visits of some of the company’s service locations. On January 6, 2009, KBL met the company’s full management team at the company’s corporate headquarters and soon thereafter began drafting documentation for the transaction. On January 14-15, 2009, KBL and company management met with potential co-investors at the JP Morgan Healthcare Conference in San Francisco, California. Throughout January and February 2009, KBL contacted and KBL and the company’s management met with several additional potential co-investors. In an attempt to restructure the deal to make it more appealing to potential co-investors, KBL provided the company with a revised letter of intent on January 20, 2009, and it was executed on the same day. Due to the continued deterioration in the economy and the uncertainty around the company’s prospects, KBL was not able to secure any co-investors and notified the company in March 2009 that it would not be proceeding with the transaction.

In December 2008, KBL was contacted by an investment banker at one of its underwriters about a Greek healthcare services company that was publicly traded on the Athens Stock Exchange. Current year revenues were expected to be approximately $300 million with modest growth projected. KBL and the bankers spoke about the company again in February 2009, and on February 10, 2009 KBL met representatives of the company’s majority shareholder at KBL’s New York office. KBL provided the company with a non-binding letter of intent on February 12, 2009 and a revised letter of intent on February 18, 2009. The parties mutually signed the revised letter of intent on February 18, 2009. Due to the expected time required for the company to produce GAAP financial statements as well as concern about the acceptability of the valuation under discussion to KBL’s investors, KBL notified the company in March 2009 that it did not intend to proceed with the transaction.

In September 2007, Joseph Williamson, one of KBL’s directors, identified an opportunity with PRWT, a company that was at the time in the facilities management and maintenance and business process solutions industry, but was in discussions with Merck & Co., Inc. (“Merck”) to acquire a large pharmaceutical manufacturing facility. Mr. Williamson is a personal acquaintance of Jerry Johnson, Vice Chairman of PRWT. Mr. Williamson and Mr. Johnson had discussions with one another from time to time about PRWT and its activities with Merck. In September 2007, Mr. Williamson advised Mr. Johnson about KBL and suggested that PRWT and KBL should meet to explore a potential transaction. Mr. Williamson thereafter attended a dinner with Jerry Johnson, Willie Johnson, Skip Lee and John McCarey, where the SPAC concept generally and KBL specifically were discussed. Thereafter, in September 2007, Mr. Williamson introduced KBL and PRWT.

The introductory meeting was held at PRWT’s corporate headquarters on September 18, 2007. Attendees included Dr. Krauss, Mr. Kaswan and Mr. Williamson from KBL and Mr. W. Johnson, Mr. J. Johnson, Mr. Lackey, Mr. Lee and Mr. McCarey from PRWT. PRWT made a presentation to KBL outlining its current business, management team, the pending Merck transaction and its capital requirements. KBL made a presentation to PRWT describing its merger criteria, process and management team. The parties executed a confidentiality agreement dated September 19, 2007 and PRWT subsequently provided KBL with drafts of the then-pending asset purchase and supply agreements with Merck and an overview of the requirements for minority certification by the National Minority Supplier Development Council. There were several phone and email exchanges held subsequent to the initial meeting, including a teleconference on October 3, 2007. The attendees on the call included Dr. Krauss, Dr. Berk and Mr. Kaswan from KBL and Mr. W. Johnson, Mr. J. Johnson, Mr. Lackey, Mr. Lee and Mr. McCarey from PRWT. Among the issues discussed were PRWT’s minority certification, an overview of the pharmaceutical product pipeline and the status of the proposed distribution business. Please see “Business of PRWT — Minority-Owned Business” beginning on page 160, for the requirements of minority business certification. On October 23, 2007, KBL again met with PRWT management at PRWT’s corporate headquarters in Philadelphia, Pennsylvania. In addition to those in attendance at the September 18, 2007 meeting, Dr. Berk from KBL and Mr. Elliot from PRWT were present. During the meeting, PRWT management further described PRWT’s business and provided additional information regarding PRWT and its financials, management and future prospects. Drs. Berk and Krauss and Mr. Kaswan also made a more detailed presentation to PRWT describing KBL and its founders, board of directors, investment criteria and structure. During the presentations, there were numerous exchanges of questions. KBL also interviewed Mr. Elliot in an effort to determine his ability to manage the new pharmaceutical business. KBL reviewed the information provided by PRWT and determined that, while the opportunity was intriguing, it was likely too early for serious consideration given that the contemplated acquisition of the pharmaceutical facility, which was expected to generate much of the future upside, had not yet been consummated. The parties agreed that KBL would be kept updated on PRWT’s progress.

KBL management maintained contact with PRWT via telephone and email, and Mr. Williamson met informally with representatives of PRWT several times during the next several months. On March 10, 2008, Dr. Krauss and Mr. Kaswan met with Mr. J. Johnson, Mr. Lee and Mr. Epps of PRWT in Radnor, Pennsylvania to get an update on PRWT’s operations following PRWT’s acquisition of the Merck plant on January 1, 2008. In addition to getting a general update, this was KBL’s first opportunity to meet and evaluate Mr. Epps, who had recently been hired as President of PRWT. PRWT management relayed that the transition was a smooth one and that operations were proceeding as planned. KBL asked to be kept informed, and the parties agreed to stay in contact.

In September 2008, KBL contacted PRWT and requested an update on its progress, including financial statements through June 30, 2008 and projections for full year 2008 and 2009. This information was provided by Mr. McCarey and reviewed by KBL. KBL also reached out to PRWT in January 2009 to get additional information and to schedule a meeting in New York. Mr. McCarey sent KBL PRWT’s updated business plan, and the parties made plans to get together.

On February 3, 2009, Dr. Krauss, Dr. Berk, Mr. Kaswan, Mr. Williamson and others from KBL met with Mr. W. Johnson, Mr. J. Johnson and Mr. McCarey at KBL’s New York office. During this meeting, PRWT’s management described the company’s progress, ongoing business development initiatives and future plans. The KBL team also made a presentation to PRWT describing its background, structure and potential interest in a business combination. During the presentations, there were numerous exchanges of questions, and there was a general consensus that an opportunity existed to negotiate a mutually beneficial transaction. KBL and PRWT also discussed preliminary views with regard to valuation and deal structure.

The parties were in general agreement that the valuation of PRWT should be in the range of 5.5-6.0 times expected 2009 EBITDA, or in the range of $135-150 million. The parties also agreed that the optimal composition of the consideration should allow the PRWT Stockholders to realize some cash proceeds, but that the majority of the capital should remain in the business to execute the post-combination operating plan. The parties also sought to leave management with a large enough equity stake to protect the company’s status as a minority certified supplier while also serving to motivate them to continue to successfully operate the business.

KBL drafted a preliminary, non-binding letter of intent and sent it to PRWT on February 5, 2009. The initial proposal, which was subject to negotiation and KBL’s successful completion of due diligence, set forth an upfront enterprise valuation of $150 million consisting of $3 million in cash, 15 million shares of KBL common stock (valued at an expected price of $7.85 per share) and the assumption of PRWT’s assumed Net Debt at closing of approximately $29 million. The proposal further called for a retrospective adjustment to valuation based on 5.0 times actual 2009 EBITDA, with a minimum enterprise valuation of $110 million and a maximum enterprise valuation of $190 million. KBL believed this would be an attractive transaction to both its stockholders and the PRWT Stockholders. After shareholder redemptions and transaction costs, these proposed terms would result in approximately $25 million of net proceeds into the combined company.

PRWT reviewed the letter of intent internally and with Blank Rome, its legal advisor. Several rounds of negotiation ensued between KBL and PRWT, including two meetings with Mr. Lee and Mr. McCarey in KBL’s New York offices on February 10 and 11, 2009. Dr. Krauss, Mr. Kaswan and Mr. Williamson from KBL participated in these negotiating sessions. Mr. Lee and Mr. McCarey also consulted with Mr. W. Johnson and Mr. J. Johnson and Blank Rome several times by telephone. The primary items of negotiation centered around the overall valuation of the company, the mix of consideration, the inclusion of contingent payments, PRWT’s Net Debt at closing and the ability to maintain PRWT’s minority certifications post-closing. PRWT requested an enterprise valuation of approximately $222.8 million based on $4.5 million of upfront cash consideration, 23.6 million shares of KBL common stock (valued at an expected price of $7.85 per share), a net debt allowance of $33 million. In addition, PRWT rejected the two-way retrospective valuation adjustment that KBL had proposed and requested $40 million of net proceeds into the company. KBL advised PRWT that it could not meet PRWT’s valuation expectations, but that it would try to accommodate the other requests to the extent possible.

KBL sent PRWT a revised letter of intent on February 11, 2009. This revised letter of intent set forth an upfront enterprise valuation of $134.6 million consisting of $3.5 million in cash, 12.5 million shares of KBL common stock (valued at an expected price of $7.85 per share) and the assumption of PRWT’s assumed Net Debt at closing of $33.0 million. The revised letter of intent also removed the two-way retrospective valuation adjustment and provided for up to an additional 8.9 million shares of KBL common stock based on the combined company exceeding certain levels of EBITDA during the years 2009 and 2010. KBL explained to PRWT that this was its best and final offer. This letter of intent was signed by the parties on February 12, 2009.

On February 11, 2009, Graubard Miller, as counsel to KBL, delivered to PRWT an extensive due diligence request list. On February 12, 2009, KBL delivered to PRWT a supplemental business due diligence list. On February 20, 2009, Ladenburg Thalmann & Co. Inc. (“Ladenburg”), in connection with its engagement by KBL to provide certain fairness opinion services in connection with the proposed business combination, delivered to PRWT a third document and due diligence request list. KBL and Graubard Miller immediately began reviewing in detail the due diligence materials received from PRWT. As part of its due diligence investigation, KBL visited the pharmaceutical manufacturing facility and met with its management team in Riverside, Pennsylvania on February 24, 2009. Dr. Krauss, Dr. Berk and Mr. Kaswan were in attendance from KBL and Mr. Lee, Mr. Elliot and the management team of the facility were present from PRWT. KBL and PRWT also consulted with their respective advisers on the deal structure, attractiveness of the transaction to key stockholders, expected timeline and next steps. Additionally, KBL instructed Graubard Miller to begin preparation of definitive documentation consistent with the terms of the letter of intent.

On February 18, 2009, KBL retained Ladenburg to render an opinion as to whether the consideration to be paid in the transaction is fair to KBL’s stockholders and to opine as to whether the fair market value of PRWT is at least 80% of KBL’s trust account.

Beginning on February 18, 2009 and proceeding through March 13, 2009, succeeding drafts of the transaction documents were prepared in response to comments and suggestions of the parties and their respective counsels, with management and counsel for both companies engaging in numerous conversations regarding the details of the transaction, focused on items not specifically addressed in the letter of intent including the board of directors, management option plan and lock-up provisions for the PRWT shareholders. PRWT initially asked to have four of its officers on the post-closing board of directors. KBL responded that it intended to have one seat on the post-closing board, which would have meant the proposed board would have five non-independent directors. Given that the NASDAQ and other major stock exchanges require a majority of independent directors, KBL explained this would require a minimum of 11 people on the board, which it advised PRWT would be unwieldy. PRWT ultimately agreed and it was decided initially to go with a nine person board including only two of PRWT’s officers (which board size was ultimately reduced to seven persons). The parties agreed to a 10% management option pool and up to a three-year lock-up to protect the minority ownership. To reflect these discussions, included in the various transaction documents, in addition to the Merger Agreement, were an escrow agreement, voting agreement, and lock-up agreements for the PRWT stockholders.

Throughout February and March 2009, KBL had numerous telephone conversations with individuals at PRWT in order to discuss the issues above in an effort to finalize the merger agreement and the transaction. KBL and PRWT met in person at PRWT’s offices in Philadelphia, Pennsylvania on February 23 and March 9, 2009 and at KBL’s New York office on February 27, 2009. Dr. Krauss, Dr. Berk, Mr. Kaswan and Mr. Williamson from KBL met with Mr. W. Johnson, Mr. J. Johnson, Mr. Epps, Mr. Lackey, Mr. Lee, Mr.

McCarey and several junior managers from PRWT at the two Philadelphia meetings and with Mr. J. Johnson at the New York meeting. These meetings were held to resolve remaining open items including the final board structure, final due diligence questions, management compensation expectations and the repayment of PRWT’s insider loans. KBL also met Mr. Dobrowolski, President of PRWT’s U.S. Facilities subsidiary for the first time and had an opportunity to interview him regarding his business on March 9, 2009.

On February 25, 2009, KBL convened a telephonic meeting of its board of directors to give the board an update on PRWT’s business and to discuss the terms of the proposed business combination. The board received copies of PRWT’s business plan and presentation materials including financial, operational and descriptive information about PRWT and a summary of the proposed terms of the transaction. KBL also presented an overview regarding the status of its other acquisition candidates. Six of KBL’s seven board members were present on the call (Mr. Barnett was unavailable), and all were supportive of the proposed business combination. It was agreed that KBL should proceed with the transaction. The directors were continuously updated as to the status of the due diligence and negotiations.

On March 6, 2009, the parties had a conference call to discuss the remaining open items on the transaction. Participating from KBL were Dr. Krauss and Mr. Kaswan and from PRWT were Mr. Lee and Mr. McCarey. The PRWT representatives notified KBL that Net Debt at closing was expected to be higher than $33 million. PRWT also raised the issue that the potential exercise of KBL’s 19.325 million outstanding warrants could endanger the company’s minority certifications. PRWT asked KBL to increase the net debt allowance to $45.0 million and to provide a mechanism to protect the minority ownership against the potential exercise of the warrants. KBL agreed to increase the net debt allowance with some offset against the valuation and to come up with a proposal regarding the warrants. After further discussions, the parties came to revised terms on March 11, 2009. In return for increasing the allowable Net Debt at closing to $45 million, the number of shares to be issued at closing was reduced from 12.5 million to 11.95 million, and the maximum number of contingent shares was reduced from 8.9 million to 8.0 million. In order to minimize the potential dilution from the warrants, the parties agreed that the warrant holders must be offered the ability to exercise the warrants on a cashless basis (reducing the number of shares potentially issued). The parties further agreed that the PRWT Stockholders would be eligible to receive one share from the 8.0 million contingent share pool for each share issued to settle the warrants to the extent that those shares had not already been earned based on the EBITDA targets. They also agreed to extend the contingent payments across three years (2009, 2010 and 2011) instead of two in order to extend beyond the expiration of the warrants.

Based on the last sale price of a share of KBL common stock on March 13, 2009 ($7.67), the date the merger agreement was signed by the parties, with respect to the shares to be issued at the closing of the business combination, and assuming all contingent issuances of stock (valued at $7.85 per share) and payments of cash are made, the value of the total maximum consideration that may be given by KBL in the merger is approximately $158 million or approximately $203 million giving effect to KBL’s assumption of up to $45 million of PRWT’s Net Debt. See the section entitled “The Merger Agreement — Merger Consideration ..”

On March 13, 2009, another meeting of the board of directors of KBL was held telephonically. All directors attended, as did Brian L. Ross, Esq. of Graubard Miller, and representatives of Ladenburg. Prior to the meeting, copies of the most recent drafts of the significant transaction documents, in substantially final form, were delivered to all participants. KBL management discussed its efforts to find a suitable candidate for a business combination, its rationale for selecting PRWT, its assessment of the attractiveness of the opportunity as well as its risks and its strategy to secure approval from its stockholders. Scott Salpeter and Kathy Welker of Ladenburg made a presentation regarding the fairness of the consideration to be paid in the merger. Mr. Salpeter advised the board that it was the opinion of Ladenburg that the consideration to be paid in the merger was fair to KBL’s stockholders from a financial point of view, and that the fair market value of PRWT is at least 80% of KBL’s trust account. Mr. Salpeter and Ms. Welker detailed for the board the analysis performed by Ladenburg and made a presentation concerning how Ladenburg had arrived at its opinion. Mr. Salpeter and Ms. Welker discussed at length with KBL’s board the different analyses used to determine whether the merger consideration to be paid by KBL was fair from a financial point of view to KBL’s stockholders, as well as to determine the fair market value of PRWT. For a more detailed description of the Ladenburg fairness opinion, see the section entitled “The Merger Proposal — Fairness Opinion.” After considerable review and discussion, the Merger Agreement and related documents were unanimously approved, and the board determined to recommend the approval of the merger to the stockholders of KBL.

The merger agreement was signed on March 13, 2009. On March 16, 2009, KBL and PRWT issued a joint press release announcing the execution of the merger agreement and discussing the terms of the merger agreement, and on March 19, 2009, KBL filed a Current Report on Form 8-K discussing in greater detail the terms of the merger agreement and PRWT’s business. The merger agreement was amended as of April 30, 2009 to clarify the merger structure by providing that KBL would survive the merger with Merger Sub.

KBL entered into consulting agreements with two consultants, Andrew Sherman and Dean Drizin, on August 1, 2007 and August 29, 2007, respectively. The agreements are terminable by either party upon 60 and 30 days prior written notice, respectively, and the agreement with Mr. Sherman was terminated effective as of February 28, 2009. Under the terms of the agreement, KBL paid the consultants a combined fee of $33,750 per month plus expenses for consulting services. KBL also is obligated to pay a success fee to these consultants totaling $600,000 in the event the merger with PRWT is completed. Both Messrs. Drizin and Sherman were materially involved in identifying and contacting potential acquisition candidates for KBL. Messrs. Drizin and Sherman assisted KBL management in preparations for meeting with potential acquisition candidates and participated in many of these meetings with management. These two consultants also led due diligence efforts with respect to acquisition candidates, including PRWT. They also were involved in the preparation and negotiation of the agreements related to the proposed KBL-PRWT business combination.

KBL also engaged several third-party independent contractors to assist in finding a potential target business to acquire. KBL had generally agreed to pay such entities a fee between 0.5% and 1.5% of the total value of the transaction for any target business referred by such third parties that is ultimately acquired by KBL. No such fees will be payable in connection with the merger with PRWT.

KBL’s Board of Directors’ Reasons for the Approval of the Merger

KBL’s board of directors reviewed industry and financial data in order to determine that the transaction terms were reasonable and that the merger was in the best interests of KBL’s stockholders.

KBL conducted a due diligence review of PRWT that included an industry analysis, a description of PRWT’s existing business model, and a valuation analysis of financial projections in order to enable the board of directors to ascertain the reasonableness of the consideration.

The management of KBL, including members of its board of directors, has long and diverse experience in operational management, investments and financial management and analysis. In the opinion of KBL, it is well qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a merger partner. Zachary C. Berk, O.D., KBL’s chairman, Marlene R. Krauss, M.D., KBL’s chief executive officer, Michael D. Kaswan, KBL’s chief operating officer, and Eileen More and Joseph Williamson, each a director of KBL, were officers, directors and special advisors of KBL Healthcare Acquisition Corp. II, a special purpose acquisition company, which successfully consummated a merger with Summer Infant, Inc. on March 6, 2007. Additionally, members of KBL’s board are experienced in the investment, securities and capital management industries. KBL believes that this experience makes KBL’s management and board highly qualified to render an opinion on the merits of this transaction.

The KBL board of directors concluded that the merger agreement with PRWT is in the best interests of KBL’s stockholders. In reaching this conclusion, it considered a wide variety of factors. In light of the complexity of those factors, the board did not consider it practicable to quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the board may have given different weight to different factors.

The following is a summary of the material factors that the KBL board of directors considered:

PRWT’s Potential for Future Growth.  Important criteria to KBL’s board of directors in identifying an acquisition target were that the target business had established business operations, that it was generating stable current revenues, and that it had what the board believed to be the potential to experience growth in EBITDA and earnings per share in the future. KBL’s board of directors believes that PRWT has the appropriate infrastructure in place and is competitively positioned in each of its three industries to achieve significant organic growth, particularly within the Cherokee subsidiary. The board’s belief in PRWT’s growth potential is based on PRWT’s historical growth and the positive overall industry dynamics in the pharmaceutical manufacturing and distribution, facilities management and maintenance, and business process outsourcing services markets. Furthermore, as a minority-owned business, PRWT is expected to continue to benefit from increasing diversity spending. PRWT has grown, both organically and through acquisitions, from a single office and 16 employees to approximately 1,312 employees in 10 states and the District of Columbia. KBL’s board of directors believes that the business combination with KBL will elevate PRWT’s profile within its industries and provide PRWT with access to capital to fund its internal growth initiatives and acquisitions.

The Experience of PRWT’s Management.  Another important criteria to KBL’s board of directors in identifying an acquisition target was that the target business has a seasoned operations team with specialized knowledge of the markets within which it operates. KBL’s board of directors believes that the management teams at PRWT leading its strategic initiatives have unique expertise in both the operation of minority owned certified businesses and the technological aspects of the products and services currently offered and being developed. PRWT’s management team has broad experience across PRWT’s industries in both the government and private sectors, including key public company experience, with companies such as Safeguard Scientifics, GlaxoSmithKline, Digital Equipment Corp, ACS Government Solutions and Lockheed Martins IMS. The Board recognized that PRWT has earned a reputation as a value-added partner that consistently exceeds customer expectations. In addition, the Board valued PRWT’s proven ability in 2008 to successfully run the Cherokee facility under PRWT management and control.

Financial Condition and Results of Operations.  PRWT’s current financial condition and results of operations was another important criteria to KBL’s board of directors. While PRWT’s history of losses was evaluated and taken into consideration, the board noted PRWT’s ability, through organic growth and acquisitions, to grow revenues from approximately $66,000,000 in 2006 to approximately $165,000,000 in 2008, with EBITDA growing from approximately $1,000,000 to approximately $11,000,000 in 2008. This historic growth is consistent with PRWT’s financial projections which are discussed under the section of this proxy statement/prospectus entitled “The Merger Proposal — Fairness Opinion.”

Valuation.  The KBL board considered the value of PRWT in relation to its growth potential. In addition to leveraging the board’s considerable healthcare investing expertise, the board considered an indicated valuation range for PRWT based on a discounted cash flow analysis, a comparable company analysis and a comparable transaction analysis. See the section entitled “Fairness Opinion: Valuation Overview.”

PRWT's Favorable Credit Terms.   On a substantial portion of their existing debt, PRWT has negotiated terms and conditions that are more favorable then those presently available in the market. Furthermore, the agreement governing the debt does not materially restrict PRWT's ability to conduct its business in the manner it deems appropriate. The favorable credit terms will enhance New Pubco's ability to implement its growth strategy.

Potential Adverse Factors Considered by KBL

KBL’s board evaluated several potential adverse factors in its consideration of the acquisition of PRWT. These included:

PRWT’s history of losses.  PRWT’s history of losses was considered by the board. KBL determined, however, that the growth prospects of PRWT outweighed concerns based on historical losses. In this regard, it was noted that losses were incurred during the development and rollout of PRWT business and PRWT’s acquisition of new business lines. The board noted PRWT increasing revenues, EBITDA and the overall growth opportunities presented by PRWT’s business strategy and position in its target markets.

Adverse general economic conditions.  In its evaluation of PRWT, KBL considered the current adverse economic conditions and the impact such conditions could have on PRWT’s businesses. It was the board’s belief that the trends evidenced in PRWT’s financial results for the past 12 months demonstrated potential resistance or minimal exposure to recessionary economic forces and that PRWT’s markets, position in such markets and growth strategy outweighed concerns about general economic conditions.

In evaluating the potentially adverse factors above, the board of KBL noted that each of PRWT’s businesses operates on the basis of long-term contracts, which KBL believes offers meaningful protection against erosion of PRWT’s existing customer base. In addition, the board of KBL noted that PRWT’s BPS and US Facilities businesses currently focus primarily on government contracts, while PRWT’s Cherokee operations focus on the pharmaceuticals industry. KBL believes that government spending and spending on healthcare/pharmaceuticals are not particularly cyclical and therefore not as susceptible to the current adverse economic conditions as other industries. In addition, since all three PRWT businesses seek to offer cost savings to their customers through outsourcing, KBL believes difficult conditions may ultimately create additional opportunities for PRWT to secure new business.

The board of KBL was cognizant of KBL’s liquidation date of July 19, 2009, but ultimately evaluated the potential business combination with PRWT strictly on the quantitative and qualitative information regarding PRWT and its business that was available. Since completion of KBL’s IPO, the board has been regularly kept apprised of potential business combination targets and management’s discussions and evaluation of such targets. As discussed above, KBL engaged in an ongoing and systematic search for potential business combination candidates, deciding on its own accord in various situations to terminate discussions with potential candidates when determined by management that such candidates did not ultimately represent the investment opportunity that KBL wanted to present to its stockholders.

Satisfaction of 80% Test

It is a requirement that any business acquired by KBL have a fair market value equal to at least 80% of KBL’s trust account balance (excluding amounts payable for deferred underwriting discounts and commissions and taxes payable) at the time of such acquisition. Based on the financial analysis of PRWT generally used to approve the transaction, including a comparison of comparable companies and a discounted cash flow analysis, the KBL board of directors determined that this requirement was met. The KBL board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of PRWT met this requirement.

Interests of KBL’s and PRWT’s Directors and Officers and Others in the Merger

When you consider the recommendation of KBL’s board of directors in favor of approval of the merger proposal, you should keep in mind that KBL’s and PRWT’s directors and officers have certain interests in the merger transaction that are different from, or in addition to, your interests as a stockholder. These interests include:

•	If the merger is not consummated by July 19, 2009, KBL’s amended and restated certificate of incorporation provides that KBL will automatically be liquidated. In such event, the 3,750,000 Founders’ Shares held by KBL’s directors and officers that were acquired before KBL’s IPO for an aggregate purchase price of $25,000 would be worthless because KBL’s directors and officers are not entitled to receive any of the liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $29,400,000 based upon the closing bid price of $7.84 on the NYSE Amex on June 22, 2009, the record date for the KBL special meeting.
•	KBL’s officers and directors have also purchased 2,075,000 Sponsors’ Warrants, for an aggregate purchase price of $2,075,000 (or $1.00 per warrant) pursuant to agreements with KBL and Citigroup and entered into in connection with KBL’s IPO. These purchases took place on a private placement basis simultaneously with the consummation of KBL’s IPO. All of the proceeds KBL received from these purchases were placed in KBL’s trust fund. The Sponsors’ Warrants are identical to the KBL warrants except that the warrants will not be transferable or salable by the purchasers (except in certain limited circumstances such as to relatives and trusts for estate planning purposes, providing the transferee agrees to be bound by the transfer restrictions) until KBL completes a business combination and if KBL calls the warrants for redemption, the Sponsors’ Warrants will be exercisable on a cashless basis so long as they are still held by such individuals or their permitted transferees. All of the Sponsors’ Warrants will become worthless if the merger is not consummated and KBL is liquidated (as will the public warrants). Such Sponsors’ Warrants had an aggregate market value of $1,120,500, based on the closing bid price of $0.54 on the NYSE Amex on June 22, 2009, the record date for the KBL special meeting.

•	The transactions contemplated by the merger agreement provide that Michael D. Kaswan will be a director of New Pubco after the closing of the merger. As such, in the future he will receive any cash fees, stock options or stock awards that the New Pubco board of directors determines to pay to its non-executive directors.
•	If KBL liquidates prior to the consummation of a business combination, Zachary C. Berk, O.D., KBL’s chairman of the board, Marlene R. Krauss, M.D., KBL’s chief executive officer and a member of its board of directors, and Michael D. Kaswan, KBL’s chief operating officer and a member of its board of directors, have agreed that they will be personally liable, jointly and severally, to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or of contracted parties that are owed money by KBL for services rendered or contracted for or products sold to KBL. Based on KBL’s estimated debts and obligations, it is not currently expected that Drs. Berk or Krauss or Mr. Kaswan will have any exposure under this arrangement in the event of liquidation.
•	If KBL is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Drs. Berk and Krauss and Mr. Kaswan have agreed to advance KBL the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.
•	PRWT and KBL Healthcare Management, Inc. (“KBLHM”), an affiliate of Drs. Berk and Krauss and Mr. Kaswan, are negotiating the terms of an agreement which would become effective upon consummation of the merger and pursuant to which PRWT would retain KBLHM as a non-exclusive financial advisor. Under the terms of this agreement, KBLHM will provide PRWT when requested by PRWT strategic and financial advice concerning stockholder relations, long-term financial and strategic planning, corporate reorganization and expansion, capital structure, borrowings and other financial assistance. The terms of the agreement are being negotiated by PRWT and KBLHM and will provide for the payment to KBLHM of a fee of up to $250,000 per annum.

Additionally, (i) upon consummation of the merger, Andrew Sherman, a consultant to KBL, will receive $500,000 and Dean Drizin, a consultant to KBL, will receive $100,000, (ii) upon consummation of the merger, the underwriters in KBL’s IPO will be entitled to receive $4,140,000 of deferred underwriting commissions, (iii) if the merger is not consummated, the KBL warrants owned by PRWT and Jerry Johnson, Vice President of PRWT, will become worthless, and (iv) prior to the consummation of the merger, PRWT will enter into employment agreements, effective upon consummation of the merger, with Jerry Johnson, Vice Chairman of PRWT, and Murvin Lackey, President of Distribution of Cherokee Pharmaceuticals.

Recommendation of KBL’s Board of Directors

After careful consideration of the matters described above, particularly PRWT’s record of growth, high return on equity, potential for growth and profitability, the experience of PRWT’s management, PRWT’s competitive positioning, its customer and labor relationships, and technical skills, KBL’s board of directors determined unanimously that the merger proposal is fair to and in the best interests of KBL and its stockholders. KBL’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” the merger proposal.

The foregoing discussion of the information and factors considered by the KBL board of directors is not meant to be exhaustive but includes the material information and factors considered by the KBL board of directors.

Actions That May Be Taken to Secure Approval of KBL’s Stockholders

Based on recently completed business combinations by other similarly structured blank check companies, it is believed by KBL that the present holders of 30% or more of the Public Shares may have the intention to vote against the merger and seek conversion of their Public Shares into cash in accordance with KBL’s Charter. If such event were to occur, the merger could not be completed. In an effort to preclude such possibility and to ensure compliance with the PRWT Majority Requirements, KBL, the KBL Founders, PRWT, the PRWT Stockholders and their respective affiliates will seek to negotiate arrangements to provide for the purchase of the Public Shares from the holders of Public Shares who indicate their intention to vote against the merger and seek conversion or otherwise wish to sell their Public Shares. These arrangements might also include arrangements to provide such holders of Public Shares with incentives to vote in favor of the merger proposal, or similar arrangements for the repurchase of warrants of KBL.

It is anticipated that KBL and/or PRWT would approach a limited number of large holders of KBL described above and engage in direct negotiations for the purchase of such holders’ positions. All holders approached in this manner would be institutional or sophisticated holders. Arrangements of such nature would only be entered into and effected at a time when KBL, the KBL Founders, PRWT, the holders of PRWT common stock and/or their respective affiliates are not aware of any material nonpublic information regarding KBL, its securities or PRWT or such arrangements would be made pursuant to agreements between the buyer and seller of such securities in a form that would not violate insider trading rules. Definitive arrangements have not yet been determined but might include:

•	Agreements with the holders of Public Shares or other securities of KBL pursuant to which New Pubco would agree to purchase Public Shares or other securities of KBL from such holders immediately after the closing of the merger for the price and fees specified in the arrangements.
•	Agreements with third parties to be identified pursuant to which the third parties would purchase Public Shares or other securities of KBL during the period beginning on the date that the registration statement of which this proxy statement/prospectus is a part is declared effective. Such arrangements would also provide for New Pubco, immediately after the closing of the merger, to purchase from the third parties all of the Public Shares or other securities of KBL purchased by them for the price and fees specified in the arrangements.
•	Agreements with third parties pursuant to which KBL would borrow funds to make purchases of Public Shares or other securities of KBL for its own account. These borrowings would be repaid with funds from the trust account upon closing of the merger.

Purchases pursuant to such arrangements ultimately paid for with funds in KBL’s trust account would diminish the funds available to New Pubco after the merger for working capital and general corporate purposes, but the merger agreement provides that there must be at least $25,000,000 available after such purchases. Nevertheless, in all events, New Pubco will pay the holders of all Public Shares that are properly converted.

As a result of the purchases that may be effected through such arrangements, it is likely that the number of shares of common stock of New Pubco in its public float will be significantly reduced and that the number of beneficial holders of KBL securities will also be significantly reduced. This may make it difficult to obtain the quotation, listing or trading of New Pubco securities on The NASDAQ Stock Market (“NASDAQ”) or another national securities exchange.

KBL will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. If members of KBL’s board of directors or officers make purchases pursuant to such arrangements, they will also be required to make beneficial ownership filings with the SEC.

All shares purchased pursuant to such arrangements would be voted in favor of the merger proposal. If, for some reason, the merger is not closed despite such purchases, the purchasers would be entitled to participate in liquidation distributions from KBL’s trust fund with respect to such shares.

It is possible that the special meeting could be adjourned to provide time to seek out and negotiate such transactions if, at the time of the meeting, it appears that the requisite vote will not be obtained or that the limitation on conversion will be exceeded, assuming that an adjournment proposal is approved. Also, under Delaware law, the board of directors may postpone the meeting at any time prior to it being called to order, in order to provide time to seek out and negotiate such transactions.

Rescission Rights

Because KBL’s IPO prospectus did not disclose that funds in its trust account might be used, directly or indirectly, to purchase Public Shares in order to secure approval of KBL’s stockholders on the merger, each holder of Public Shares at the time of the merger who purchased his Public Shares in the IPO and who has not converted his shares into cash may have securities law claims against KBL or New Pubco for rescission (under which a successful claimant has the right to receive the total amount paid for his securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). As KBL’s existence will terminate at the time of the merger and its rights and obligations will become rights and obligations of Merger Sub, the rescission right will continue against New Pubco after the merger.

Such claims may entitle stockholders asserting them to up to $8.00 per share, based on the initial offering price of the IPO units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them, plus interest from the date of KBL’s IPO (which, in the case of holders of Public Shares, may be more than the pro rata share of the trust account to which they are entitled on conversion or liquidation).

In general, a person who purchased shares pursuant to a defective prospectus or other representation must make a claim for rescission within the applicable statute of limitations period, which, for claims made under Section 12 of the Securities Act and some state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the business combination with PRWT may be completed, and such claims would not be extinguished by consummation of that transaction.

Even if you do not pursue such claims, others, including all holders of Public Shares, may. Neither KBL nor PRWT can predict whether stockholders will bring such claims, how many might bring them or the extent to which they might be successful.

Because such claims will necessarily arise only if the merger is completed, at which time KBL will no longer exist and the funds in the trust account will have been disbursed to New Pubco, these claims might be asserted against New Pubco.

Fairness Opinion

Ladenburg made a presentation to KBL’s board of directors on March 13, 2009 and subsequently delivered its written opinion to the board of directors. The opinion stated that, as of March 13, 2009, based upon and subject to the assumptions made, matters considered, procedures followed and limitations on Ladenburg’s review as set forth in the opinion, (i) the merger consideration is fair, from a financial point of view, to KBL’s stockholders, and (ii) the fair market value of PRWT is at least equal to 80% of KBL’s trust account. The amount of the merger consideration was determined pursuant to negotiations between KBL, PRWT and each of KBL’s and PRWT’s respective financial advisors and not pursuant to recommendations of Ladenburg.

The full text of Ladenburg’s written opinion dated as of March 13, 2009, which sets forth the assumptions made, matters considered, procedures followed, and limitations on the review undertaken by Ladenburg in rendering its opinion, is attached as Annex I to this proxy statement/prospectus and is incorporated herein by reference. We urge you to read the opinion carefully and in its entirety. The summary of the Ladenburg opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The Ladenburg opinion is not intended to be, and does not constitute, a recommendation to you as to how you should vote or proceed with respect to the merger or any other matter. Ladenburg was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the transactions contemplated by the merger agreement as compared to any alternative business strategy that might exist for KBL, KBL’s underlying business decision to proceed with or effect the transactions contemplated by the Agreement, and other alternatives to the transactions contemplated by the merger agreement that might exist for KBL. Ladenburg does not express any opinion as to the underlying valuation or future performance of KBL, PRWT, New Pubco or the price at which KBL or New Pubco’s securities might trade at any time in the future.

Ladenburg’s analysis and opinion are necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of, March 13, 2009. Accordingly, although subsequent developments may affect its opinion, Ladenburg has not assumed any obligation to update, review or reaffirm its opinion. KBL and PRWT do not believe there have been any material changes in PRWT’s operations, performance or in any of the projections or assumptions upon which Ladenburg based its opinion since the delivery of the Ladenburg opinion and do not anticipate any material changes to occur before the Special Meeting.

In arriving at its opinion, Ladenburg took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Ladenburg:

•	Reviewed the merger agreement.
•	Reviewed publicly available financial information and other data with respect to KBL that it deemed relevant, including the Annual Report on Form 10-K for the year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008.
•	Reviewed non-public information and other data with respect to KBL, including balance sheet as of February 28, 2009.
•	Reviewed non-public information and other data with respect to PRWT, including audited financial statements for the four years ended December 31, 2007, unaudited financial statements for the year ended December 31, 2008, financial projections for the four years ending December 31, 2012, and other internal financial information and management reports.
•	Reviewed and analyzed the merger’s pro forma impact on KBL’s securities outstanding and stockholder ownership.
•	Considered the historical financial results and present financial condition of PRWT.
•	Reviewed and analyzed the indicated value range of the merger consideration.
•	Reviewed and analyzed PRWT’s projected unlevered free cash flows and prepared a discounted cash flow analysis.
•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to PRWT.
•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target companies were deemed to have characteristics comparable to that of PRWT.
•	Reviewed and compared KBL’s trust account to the indicated enterprise value range of PRWT.
•	Reviewed and discussed with representatives of KBL and PRWT management certain financial and operating information furnished by them, including financial projections and analyses with respect to PRWT’s business and operations.
•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at its opinion, Ladenburg relied upon and assumed the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Ladenburg without assuming any responsibility for any independent verification of any such information. Further, Ladenburg relied upon the assurances of KBL and PRWT management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Ladenburg assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. The projections were solely used in connection with the rendering of Ladenburg's fairness opinion. Investors should not place reliance upon such projections, as they are not necessarily an indication of what PRWT’s revenues and profit margins will be in the future. The projections were prepared by PRWT management and are not to be interpreted as projections of future performance (or “guidance”) by PRWT. Ladenburg did not evaluate the solvency or fair value of KBL or PRWT under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. Ladenburg did not make a physical inspection of the properties and facilities of PRWT and did not make or obtain any evaluations or appraisals of PRWT’s assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). In addition, Ladenburg did not attempt to confirm whether PRWT had good title to its assets.

Ladenburg assumed that the transactions contemplated by the Agreement will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), and all other applicable foreign, federal and state statutes, rules and regulations. Ladenburg assumed that the transactions contemplated by the Agreement will be consummated substantially in accordance with the terms set forth in the Agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to KBL or its stockholders in any material respect. In addition, based upon discussions with KBL management, Ladenburg assumed that the merger shall qualify as a plan of reorganization within the meaning of Section 368 of the IRC.

In connection with rendering its opinion, Ladenburg performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Ladenburg was carried out to provide a different perspective on the merger, and to enhance the total mix of information available. Ladenburg did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the merger consideration to KBL’s stockholders. Further, the summary of Ladenburg’s analyses described below is not a complete description of the analyses underlying Ladenburg’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Ladenburg made qualitative judgments as to the relevance of each analysis and factors that it considered. In addition, Ladenburg may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Ladenburg’s view of the value of PRWT’s assets. The estimates contained in Ladenburg’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Ladenburg’s analyses and estimates are inherently subject to substantial uncertainty. Ladenburg believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create a misleading or incomplete view of the process underlying the analyses performed by Ladenburg in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand Ladenburg’s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Ladenburg.

The analyses performed were prepared solely as part of Ladenburg’s analysis of the fairness, from a financial point of view, of the merger consideration to KBL’s stockholders, and were provided to KBL’s board of directors in connection with the delivery of Ladenburg’s opinion. The opinion of Ladenburg was just one of the several factors taken into account by KBL’s board of directors in making its determination to approve the merger, including those described elsewhere in this proxy statement/prospectus.

Merger Consideration Analysis

The merger consideration consists of an initial merger consideration and a contingent merger consideration.

Initial Merger Consideration.  For purposes of the Ladenburg opinion, the “initial merger consideration” to be received by the PRWT Stockholders consists of (i) 11,950,000 newly issued shares of New Pubco common stock, (ii) a $3,500,000 cash payment to the PRWT Stockholders, and (iii) the assumption of up to $45,000,000 of PRWT Net Debt. The aggregate indicated value of the initial merger consideration was approximately $142,300,000, based on an estimated per share liquidation value of $7.85 per share. Ladenburg utilized the estimated per share liquidation value at closing to calculate the value of New Pubco common stock issued to the PRWT Stockholders because the value of KBL’s common stock at the merger closing must equal or exceed such value or the merger will not be approved. The value of the New Pubco common stock issued to the PRWT Stockholders will be different once trading commences in New Pubco common stock.

Contingent Merger Consideration.  At closing, 8,000,000 shares will be held in escrow to be released to the PRWT Stockholders upon New Pubco attaining certain EBITDA targets or upon certain exercises of New Pubco redeemable warrants. PRWT management projected 2009, 2010 and 2011 PRWT EBITDA of $26.9 million, $27.9 million and $46.4 million, respectively. Ladenburg assumed that PRWT would achieve such projections and calculated the “contingent merger consideration” to be $56,900,000, based on PRWT partially achieving its EBITDA target of $25 million in 2009, not achieving its EBITDA target of $30 million in 2010 and achieving its EBITDA target of $40 million in 2011. Also, Ladenburg assumed that 2,300,000 million shares would be released from escrow based upon projected exercises of New Pubco redeemable warrants For purposes of calculating the contingent merger consideration, Ladenburg assumed that 7,200,000 shares of the 8,000,000 escrowed shares would be released from escrow.

The following table sets forth Ladenburg’s calculation of projected initial and contingent merger consideration:

($ and Shares in Thousands, Except per Share)

	Minimum Merger Consideration			Projected Merger Consideration			Maximum Merger Consideration
	Number of Shares	Assumed Price Per Share	Indicated Value	Number of Shares	Assumed Price Per Share	Indicated Value	Number of Shares	Assumed Price Per Share	Indicated Value
Initial Merger Consideration:
Shares	11,950	$7.85	$93,808	11,950	$7.85	$93,808	11,950	$7.85	$93,808
Cash			3,500			3,500			3,500
Estimated Net Debt assumed at close			45,000			45,000			45,000
			142,308	11,950		142,308	11,950		142,308
Contingent Merger Consideration:
2009 EBITDA Shares				1,872	$7.85	14,697	2,000	$7.85	15,700
2010 EBITDA Shares				—	$7.85	—	3,000	$7.85	23,550
2011 EBITDA Shares				3,000	$7.85	23,550	3,000	$7.85	23,550
Warrant Exercise Provision				2,331	$8.00	18,650	—	—	—
				7,203		56,897	8,000		62,800
Shares Issued	11,950			19,153			19,950

Merger Consideration (Rounded)			$142,300			$199,200			$205,100

Therefore, the indicated value of the merger consideration utilized in Ladenburg’s analysis ranged from the initial merger consideration of approximately $142,300,000 to the projected merger consideration of approximately $199,200,000.

For purposes of Ladenburg’s analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, as adjusted for add-backs for one-time charges.

Valuation Overview

Ladenburg generated an indicated valuation range for PRWT based on a discounted cash flow analysis, a comparable company analysis and a comparable transaction analysis, each as more fully discussed below.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

Ladenburg utilized the forecasts provided by PRWT management, which project approximately 22.0% organic revenue growth from fiscal year 2009 through fiscal year 2012 and increasing profitability reflecting improving economies of scale.

In order to arrive at a present value, Ladenburg utilized discount rates ranging from 17.5% to 19.5%. This was based on an estimated weighted average cost of capital of 18.5% (based on PRWT’s estimated weighted average cost of debt of 4.9% and 20.3% estimated cost of equity). The cost of equity calculation was derived utilizing the Ibbotson build up method utilizing appropriate equity risk, industry risk and size premium and a company specific risk factor of 5.0%, reflecting the risk associated with achieving the projected sales growth and increasing margins throughout the projection period.

Ladenburg presented a range of terminal values at the end of the forecast period by applying a range of terminal exit multiples based on EBITDA as well as long term perpetual growth rates.

Utilizing terminal EBITDA multiples of between 5.5x and 6.5x reflecting the comparable companies mean LTM EBITDA multiples of 6.5x and long term perpetual growth rates of between 4.5% and 5.5% reflecting expected long term nominal gross domestic product, or GDP, growth, Ladenburg derived an indicated enterprise value range of approximately $188,500,000 to approximately $234,100,000. Ladenburg noted that the projected merger consideration of approximately $199,200,000 is within PRWT’s indicated enterprise value range derived from the discounted cash flow analysis.

For purposes of Ladenburg’s analyses, “enterprise value” means equity value plus all interest-bearing debt less cash.

Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to PRWT with respect to business and revenue model, operating sector and target customer base.

Ladenburg’s analysis was based on income statement figures adjusted to reflect PRWT 51% ownership of USF.

Ladenburg identified the following seven companies that it deemed comparable to Cherokee, PRWT’s pharmaceutical manufacturing and distribution subsidiary, with respect to their industry sector and operating model. The comparable companies provide outsourced pharmaceutical services in North America, Europe and India with a significant focus on contract manufacturing services. Ladenburg primarily used these companies in its analysis because approximately 82.6% of adjusted EBITDA is expected to be generated by Cherokee in 2009.

•	Lonza Group AG
•	Lupin Ltd
•	Jubilant Organosys Ltd
•	Patheon, Inc.

•	Biocon Ltd.
•	Albany Molecular Research Inc.
•	Cambrex Corp.

In addition, Ladenburg located 13 companies that it deemed comparable to PRWT’s other two businesses (four companies for the facilities management and maintenance services business and nine companies for the business processing services business). The multiples derived from these additional two sets were not sufficiently different to meaningfully impact the selection of multiples for the overall business.

The comparable companies are larger than PRWT based on 2008 revenue, however only five of the comparable companies are larger based on 2009 projected revenue, with 2009 projected revenue ranging from approximately $242,800,000 to approximately $2,600,000,000, compared with approximately $276,600,00 for PRWT.

Ladenburg noted that the comparable companies are more profitable than PRWT, with 2009 projected EBITDA margins ranging from approximately 13.9% to approximately 25.1%, compared with approximately 9.7% for PRWT. PRWT’s projected 2010 EBITDA growth of approximately 3.9% is lower than most comparable companies (except for Cambrex) and lower than the mean of 15.6%. For comparison purposes, all operating profits including EBITDA were normalized to exclude unusual and extraordinary expenses and income.

Ladenburg generated a number of multiples worth noting with respect to the comparable companies:

Enterprise Value Multiple of	Mean	Median	High	Low
2009 EBITDA	6.1x	5.8x	9.5x	3.0x
2010 EBITDA	5.2x	5.0x	8.1x	3.0x

Ladenburg reviewed the historical multiples generated for the comparable companies and noted that the mean and median enterprise value to latest twelve months or LTM EBITDA multiple over the last ten years were 12.0x and 11.5x, respectively, significantly higher than the current mean and median enterprise value to LTM EBITDA of 6.5x and 6.9x, respectively, reflecting current market conditions. Ladenburg also noted that the comparable companies are currently trading at approximately 46.5% of their 12-month high.

Ladenburg selected an appropriate multiple range for PRWT by examining the range indicated by the comparable companies and taking into account certain company-specific factors. Ladenburg selected PRWT’s 2009 valuation multiples to be below the mean of the comparable companies due to PRWT’s lower 2010 EBITDA growth and lower size relative to the comparable companies and its 2010 multiples to be around the mean of the comparable companies. Based on the above factors, Ladenburg applied the following multiples to PRWT’s adjusted EBITDA:

•	2009 EBITDA multiples of 5.0x to 6.0x
•	2010 EBITDA multiples of 4.5x to 5.5x

and by weighting the above indications equally calculated a range of enterprise values for PRWT of approximately $121,600,000 to approximately $147,200,000. Ladenburg noted that the initial merger consideration of approximately $142,300,000 is within PRWT’s indicated enterprise value range derived from the comparable company analysis, however the projected merger consideration of approximately $199,200,000 is higher than PRWT’s indicated enterprise value range. As discussed above, the current comparable company multiples are significantly lower than historical averages due to current market conditions. If multiples returned to historical averages, the valuation of PRWT would be higher.

None of the comparable companies have characteristics identical to PRWT. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

A comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to PRWT. The comparable transaction analysis generally provides the widest range of values due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquirer. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

As noted above, income statement figures are adjusted to reflect PRWT 51% ownership of USF.

Ladenburg located 11 transactions announced since March 2006 involving target companies providing pharmaceutical contract manufacturing services and for which detailed financial information was available. Ladenburg primarily used these companies in its analysis because approximately 82.6% of adjusted EBITDA is expected to be generated by Cherokee in 2009.

In addition, Ladenburg located 20 transactions that it deemed comparable to PRWT’s other two businesses (ten transactions for the facilities management and maintenance services business and ten transactions for the business processing services business). The multiples derived from these additional two sets were not sufficiently different to meaningfully impact the selection of multiples for the overall business.

Announcement Date	Target	Acquirer
12/03/08	Euticals S.p.A.	Mandarin Capital Partners
09/16/08	JB Laboratories, Inc.	Perrigo Co. (NasdaqGS:PRGO)
04/29/08	BASF – Pharmaceutical Contract Manufacturing Business	Dr. Reddy's Laboratories Ltd. (BSE:500124)
04/04/08	Draxis Health Inc.	Jubilant Organosys Ltd. (BSE:530019)
02/06/08	Alpharma AS	3i Group plc (LSE:III)
04/27/07	Synerlab SA	AXA Private Equity
04/24/07	HollisterStier Laboratories, LLC	Jubilant Organosys Ltd. (BSE:530019)
01/25/07	Catalent Pharma Solutions, Inc.	The Blackstone Group
11/07/06	Genentech Espana SL	Lonza Group AG (VIRTX:LONN)
10/23/06	Cambrex – Bioproducts and Biopharma Businesses	Lonza Group AG (VIRTX:LONN)
04/28/06	Pharmaceutical Fine Chemicals	TowerBrook Capital Partners, L.P.

Based on the information disclosed with respect to the targets in each of the comparable transactions, Ladenburg calculated and compared the enterprise values as a multiple of LTM EBITDA.

Ladenburg noted the following with respect to the multiples generated:

Multiple of Enterprise Value to	Mean	Median	High	Low
LTM EBITDA	9.8x	9.5x	15.0x	5.7x

Ladenburg selected PRWT’s EBITDA multiples to be below the mean of the comparable transactions multiples due to its smaller size and that the multiples observed in 2008 were generally lower than multiples in earlier years. Ladenburg noted that the mean EBITDA multiple of the three transactions by financial buyers was approximately 9.0x. As most targets were private companies at the time of the acquisition, data concerning their past and projected growth rates were not available and hence were not compared with those of PRWT.

Based on the above factors, Ladenburg applied EBITDA multiples of 8.5x to 9.5x to PRWT’s 2009 adjusted EBITDA and discounted the resulting enterprise value range by utilizing a discount rate of 18.5% (based on PRWT’s weighted average cost of capital utilized in the discounted cash flow analysis) to derive an indicated enterprise value range of approximately $187,100,000 to approximately $209,100,000. Ladenburg noted that the projected merger consideration of approximately $199,200,000 is within PRWT’s indicated enterprise value range derived from the comparable transaction analysis.

None of the target companies in the comparable transactions have characteristics identical to PRWT. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

80% Test

KBL’s initial business combination must be with a target business whose fair market value is at least equal to 80% of KBL’s trust account at the time of such acquisition.

For the purposes of this analysis, Ladenburg utilized KBL’s estimated trust fund as of February 28, 2009 and compared that to PRWT’s indicated range of enterprise value. Ladenburg noted that the fair market value of PRWT exceeds 80% of KBL’s trust account.

Based on the information and analyses set forth above, Ladenburg delivered its written opinion to our board of directors, which stated that, as of March 13, 2009, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the merger consideration is fair, from a financial point of view, to our stockholders, and (ii) the fair market value of PRWT is at least equal to 80% of our trust account. Ladenburg is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, negotiated underwritings, private placements and for other purposes. We determined to use the services of Ladenburg because it is a recognized investment banking firm that has substantial experience in similar matters. Ladenburg has received a fee in connection with the preparation and issuance of its opinion and will be reimbursed for its reasonable expenses, including attorneys’ fees. In addition, we have agreed to indemnify Ladenburg and related persons and entities for certain liabilities that may relate to, or arise out of, its engagement. Further, Ladenburg has not previously provided, nor are there any pending agreements to provide, any other services to either company, except that Ladenburg provided fairness opinion services to (i) KBL Healthcare Acquisition Corp. II in August 2006 in connection with its transaction with Summer Infant, Inc. and (ii) KBL Healthcare Acquisition Corp. III in June 2008 in connection with a then-proposed transaction which was subsequently terminated.

Pursuant to Ladenburg’s policies and procedures, its opinion was not required to be, and was not, approved or issued by a fairness committee. Further, Ladenburg’s opinion does not express an opinion about the fairness of the amount or nature of the compensation, if any, to any of KBL’s officers, directors or employees, or class of such persons, relative to the compensation to KBL’s shareholders.

KBL paid Ladenburg $90,000 for its fairness opinion services. No portion of this fee was contingent upon the closing of the proposed merger transaction.

In the ordinary course of business, Ladenburg, certain of Ladenburg’s affiliates, as well as investment funds in which Ladenburg or its affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, KBL, any other party that may be involved in the merger and their respective affiliates for its own account and for the accounts of its customers.

Material Federal Income Tax Consequences of the Merger to KBL and its Stockholders

The following section is a summary of the opinion of Graubard Miller, counsel to KBL, regarding material United States federal income tax consequences of the merger to holders of KBL common stock. This discussion addresses only those KBL security holders that hold their securities as a capital asset within the meaning of Section 1221 of the IRC, and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;
•	investors in pass-through entities;
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons that hold KBL common stock as part of a straddle, hedge, constructive sale or conversion transaction; and
•	persons who are not citizens or residents of the United States.

The Graubard Miller opinion is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither KBL nor PRWT intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

It is the opinion of Graubard Miller that the merger of KBL into Merger Sub will qualify as a reorganization within the meaning of Section 368(a) of the IRC and that no gain or loss will be recognized by KBL as a result of the merger.

It is also the opinion of Graubard Miller that a stockholder of KBL who exercises conversion rights or a stockholder of KBL whose common stock is repurchased or redeemed and effects a termination of the stockholder’s interest in KBL will be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of KBL for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of KBL common stock. This gain or loss will be a capital gain or loss if such shares were held as a capital asset on the date of the merger and will be a long-term capital gain or loss if the holding period for the share of KBL common stock is more than one year.

It is also the opinion of Graubard Miller that no gain or loss will be recognized by a stockholder of KBL that receives PRWT common stock in exchange for such stockholder’s shares of KBL common stock.

The conclusions expressed above are based on current law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions. The tax opinion issued to KBL by Graubard Miller, its counsel, is attached to this proxy statement/prospectus as Annex G. Graubard Miller has consented to the use of its opinion in this proxy statement/prospectus.

This discussion is intended to provide only a summary of the material United States federal income tax consequences of the merger. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Anticipated Accounting Treatment

The merger will be accounted for as an asset acquisition in accordance with FAS 141(R) through the issuance of stock by PRWT for the net assets of KBL. PRWT is both the legal and accounting acquirer. The net assets of KBL will be recorded as of the merger date at their respective fair values. No intangible assets will be acquired as a result of the merger.

The determination of PRWT as the accounting acquirer has been made based on consideration of all quantitative and qualitative factors of the merger, including significant consideration given to the fact that upon consummation of the merger, (i) management of PRWT will continue in all of the officer and senior management positions of the combined business and, accordingly, will have day-to-day authority to carry out the business plan after the merger; (ii) PRWT employees will continue on with no expected disruption, while no KBL employees are anticipated to become employees of the combined business; (iii) the current PRWT business plan and operations will continue as the business plan of the combined company with no changes expected as a result of the merger; (iv) of the nine member board of directors of the combined company, five are currently members of PRWT's board, including two members of PRWT management and three independent members that are currently on PRWT's board, one is currently a member of KBL's board and three independent board members will be mutually agreed by PRWT and KBL; and (v) current PRWT stockholders will own approximately 58% of the combined company after the completion of the merger.

Regulatory Matters

The merger and the transactions contemplated by the merger agreement are not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware and the Commonwealth of Pennsylvania necessary to effectuate the merger.

Required Vote

The approval of the merger proposal will require the affirmative vote of the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the proposal at the KBL special meeting, as well as the affirmative vote of holders of a majority of the KBL common stock outstanding on the record date. The approval of the merger agreement is a condition to the adoption of the other proposals discussed in this proxy statement/prospectus. If the merger proposal is not approved, the other proposals will not be presented at the meeting. Similarly, if the other proposals are not approved, the merger will not be consummated.

THE KBL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE KBL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the merger structure, merger consideration and indemnification provisions of the merger agreement, see the section entitled “The Merger Proposal.” Such discussion and the following summary of other material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger. We sometimes refer to PRWT after the merger as “New Pubco” to indicate that we are referring to the combined entity.

Closing and Effective Time of the Merger

The closing of the merger will take place promptly following the satisfaction of the conditions described below under the subsection entitled “Conditions to the Closing of the Merger,” unless KBL and PRWT agree in writing to another time. The merger is expected to be consummated promptly after the special meeting of KBL’s stockholders described in this proxy statement/prospectus.

Merger Consideration

Upon completion of the Merger and related transaction, the PRWT Stockholders will own 11,950,000 shares of New Pubco, subject to adjustment as set forth below, and will receive an aggregate of $3,500,000 in cash in exchange for the release and discharge of any and all claims against New Pubco.

The number of shares held by the PRWT Stockholders immediately following the merger will be adjusted based on the total combined consolidated indebtedness of PRWT (referred to herein as “Net Debt”) as of the closing of the merger. The number of shares to be owned by the PRWT Stockholders following the merger will be increased or decreased by a number of shares equal to (i) the amount by which the Net Debt at the closing is less or greater than $45,000,000, divided by (ii) $7.85, except that any reduction in the number of shares held by the PRWT Stockholders following the merger will come from and be limited to the 941,211 shares to be held in escrow, as described under the section entitled “The Merger Proposal — Indemnification.”

“Net Debt,” for purposes of the merger agreement is defined as:

•	PRWT’s combined consolidated indebtedness, i.e.:
•	all indebtedness for borrowed money;
•	capitalized leases and equivalents;
•	other obligations evidenced by promissory notes or similar instruments; and
•	cash overdrafts,

but excluding any costs or expenses incurred by PRWT or any subsidiary thereof in initially implementing and establishing compliance with the Sarbanes-Oxley Act of 2002 or other similar rules and regulations, less

•	PRWT’s combined consolidated cash and cash equivalents, including:
•	all short-term money market instruments;
•	treasury bills;
•	similar instruments; and
•	amounts paid by PRWT for the purchase by it of KBL warrants or KBL common stock made or made pursuant to agreements executed, prior to the consummation of the Merger (and the reasonable expenses incurred by PRWT in connection with such securities purchases, if any).

An additional 8,000,000 shares of New Pubco common stock (the “EBITDA Escrow Shares”) will be placed in a separate escrow at the closing to be released to the PRWT Stockholders as follows:

•	one EBITDA Escrow Share for each $1 by which PRWT’s 2009 EBITDA exceeds $25,000,000, up to a maximum of 2,000,000 shares;

•	one EBITDA Escrow Share for each $1 by which PRWT’s 2010 EBITDA exceeds $30,000,000, up to a maximum of 3,000,000 shares;
•	one EBITDA Escrow Share for each $1 by which PRWT’s 2011 EBITDA exceeds $40,000,000, up to a maximum of 3,000,000 shares; and
•	one EBITDA Escrow Share for each share issued upon the exercise of New Pubco’s public warrants, to the extent not released as described above, up to a maximum of 8,000,000 shares.

None of the EBITDA Escrow Shares shall be deemed issued or outstanding for any purpose unless the conditions for release from escrow have been met. After determining the number of shares, if any, to be released and issued to the PRWT Stockholders based on New Pubco’s audited consolidated financial statements for the year ending December 31, 2011, any and all EBITDA Escrow Shares remaining in escrow will be released from escrow and returned to New Pubco for cancellation. The EBITDA Escrow Shares will be subject to earlier release in the event New Pubco engages in (i) a merger or business combination in which it is not the survivor; (ii) a transaction in which it sells all or substantially all of its assets; or (iii) a similar liquidity event, which, in any case, results in all of the holders of PRWT common stock receiving consideration having a fair market value of at least $9.50 per share (as adjusted for and to equally and appropriately reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into PRWT common stock) enhancing cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PRWT common stock).

Representations and Warranties

The merger agreement contains representations and warranties of each of KBL and PRWT and Merger Sub relating, among other things, to:

•	proper organization and similar limited liability and corporate matters;
•	capital structure of each constituent company;
•	the authorization, performance and enforceability of the merger agreement;
•	licenses and permits;
•	taxes;
•	financial statements, information and absence of undisclosed liabilities;
•	holding of leases and ownership of other properties, including intellectual property;
•	contracts;
•	title to properties and assets and environmental and other conditions thereof;
•	absence of certain changes;
•	labor matters and employee benefit plans;
•	compliance with laws;
•	litigation;
•	regulatory matters and compliance; and
•	compliance with the requirements of PRWT’s minority business certifications.

Covenants

The parties have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. KBL and PRWT and Merger Sub have each also agreed to continue to operate their respective businesses in the ordinary course prior to the closing and, unless otherwise required or permitted under the merger agreement, not to take the following actions, among others, without the prior written consent of the other party:

•	waive any stock repurchase rights, accelerate, amend or (except as specifically provided for in the merger agreement) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;
•	grant any severance or termination pay to any officer or employee, except pursuant to applicable law, written agreements outstanding, or policies currently existing and disclosed in writing to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement;
•	transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event will either party license on an exclusive basis or sell any of its intellectual property;
•	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, subject to certain specific exceptions set forth in the merger agreement;
•	with respect to PRWT, purchase, redeem or otherwise acquire, directly or indirectly, any shares of its own capital stock or other equity securities or ownership interests of PRWT;
•	except as contemplated by the merger agreement, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of its capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of its capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of its capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of its capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;
•	amend its charter documents, except as contemplated by this proxy statement/prospectus;
•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;
•	sell, lease, license, encumber or otherwise dispose of any properties or assets, except (i) sales of inventory in the ordinary course of business consistent with past practice, and (ii) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;
•	except with respect to (i) KBL, as permitted pursuant to the merger agreement, (ii) advances under PRWT’s current credit facilities or (iii) PRWT indebtedness to the USDA and the Machinery and Equipment Loan Fund (“MELF”) (provided that indebtedness relating to USDA and MELF shall be included in the calculation of Net Debt, as described above), incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of KBL or PRWT, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•	adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee incentive stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices or to conform to the requirements of any applicable law;
•	pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the merger agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities previously disclosed in financial statements to the other party in connection with the merger agreement or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which it is a party or of which it is a beneficiary;
•	except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;
•	except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;
•	except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;
•	settle any litigation where an officer, director or stockholder is a party or the consideration is other than monetary;
•	make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;
•	form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by the merger agreement;
•	permit any person or entity to exercise any of its discretionary rights under any employee benefit plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;
•	make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;
•	make or omit to take any action that would be reasonably anticipated to have a material adverse effect;
•	enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers or other affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice; or
•	agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The merger agreement also contains additional covenants of the parties, including covenants providing for:

•	the parties to take all necessary actions to ensure PRWT remains in compliance with all of the requirements of its minority business certifications through the closing of the merger;
•	KBL and PRWT to prepare and file a registration statement, which shall contain this proxy statement/prospectus, to register, under the Securities Act, the shares that will be issued to the holders of common stock of PRWT pursuant to the merger, and to solicit proxies from the KBL stockholders to vote on the proposals that will be presented for consideration at the special meeting;
•	the parties to take all necessary action to elect the officers and directors of New Pubco;
•	the parties to use commercially reasonable best efforts to obtain all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the merger agreement;
•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;
•	PRWT and the PRWT Stockholders to waive their rights to make claims against KBL to collect from the trust fund established for the benefit of the holders of the Public Shares for any monies that may be owed to them by KBL;
•	KBL and PRWT to use commercially reasonable efforts to obtain the listing for trading of New Pubco Common Stock and New Pubco’s warrants and units on the NASDAQ Stock Market;
•	PRWT to provide periodic financial information to KBL through the closing;
•	KBL to cause the trust fund to be distributed immediately upon the closing as provided for in the agreement, subject to the requirement that not less than $25,000,000 of the funds held in trust will become, as a result of the merger, an asset of Merger Sub (for the benefit of New Pubco);
•	KBL and PRWT to proceed diligently and in good faith in identifying management personnel with whom PRWT shall agree upon and deliver employment agreements;
•	New Pubco, from and after the closing and for six years thereafter, to take all necessary actions to ensure that the equity ownership of New Pubco continues to comply with all of the requirements of its minority business certifications; and
•	in connection with any redemption or call of the New Pubco’s warrants following the closing of the merger, the holders of the warrants will be offered the ability to exercise on a “cashless” basis.

Conditions to the Closing of the Merger

General Conditions

Consummation of the merger is conditioned on (i) the holders of the Public Shares, at a meeting called for this and other related purposes, approving the merger proposal and each of the charter change proposals and (ii) the holders of fewer than 30% of the Public Shares voting against the merger and properly demanding that their Public Shares be converted into a pro-rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon, among other things:

•	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions;
•	the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by each party;
•	the receipt of all necessary consents and approvals by third parties; and

•	the number of shares of New Pubco Common Stock owned by the PRWT Stockholders immediately after the merger constituting no less than 58% of all of the then issued and outstanding shares of PRWT common stock (including the 941,211 shares held by PRWT Stockholders to be placed in escrow upon the consummation of the merger, but excluding the EBITDA Escrow Shares).

PRWT’s and the PRWT Stockholders’ Conditions to Closing

The obligations of PRWT and the PRWT Stockholders to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things,

•	there being no material adverse change in the business of KBL since the date of the merger agreement;
•	KBL being in compliance with the reporting requirements under the Securities Act and the Exchange Act;
•	receipt by PRWT of an opinion of KBL’s counsel in agreed form;
•	all of the current officers and directors of KBL having resigned from their positions;
•	the escrow agreements shall have been executed and delivered by the parties thereto; and
•	KBL shall have arranged for funds remaining in the trust account to be disbursed to New Pubco upon closing of the merger, with no less than $25,000,000 becoming an asset of New Pubco for working capital purposes.

KBL’s Conditions to Closing

The obligations of KBL to consummate the transactions contemplated by the merger agreement also are conditioned upon each of the following, among other things:

•	there shall have been no material adverse change in the business of PRWT since the date of the merger agreement;
•	the lock-up agreements for the PRWT Stockholders and the escrow agreements (one relating to the EBITDA Escrow Shares and one relating to the Escrow Fund), shall have been executed and delivered by the parties thereto;
•	receipt by KBL of an opinion of PRWT’s counsel in agreed form;
•	all outstanding indebtedness owed by PRWT’s insiders having been repaid in full and all outstanding guaranties and similar arrangements pursuant to which PRWT has guaranteed the payment or performance of any obligations of any of PRWT’s insiders to a third party having been terminated, and no insider shall own any direct equity interests in any subsidiary of PRWT or in any other person or entity that utilizes the name “PRWT” or any other name comprising the intellectual property or any derivative thereof, except for the 49% interest of USF held by certain PRWT insiders;
•	the separation agreements by and between PRWT and William Turner, dated April 18, 2008, as amended, and by and between PRWT and Fletcher Wiley, dated April 15, 2008, as amended, having been terminated; and
•	each of the parties to the USF stockholders’ agreement, dated as of May 31, 2000, having agreed in writing to waive the certain provisions set forth therein.

Waiver

If permitted under applicable law, either KBL or PRWT may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement or in any document delivered pursuant to the merger agreement. The condition requiring that the holders of fewer than 30% of the Public Shares affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. There can be no assurance that all of the conditions will be satisfied or waived.

At any time prior to the closing, either KBL or PRWT may, in writing, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for KBL and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The merger agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written agreement of KBL and PRWT;
•	by either KBL or PRWT if the merger is not consummated by July 19, 2009, provided that such termination is not available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be consummated before such date and such action or failure to act is a breach of the merger agreement;
•	by either KBL or PRWT if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and nonappealable;
•	by either KBL or PRWT if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; and
•	by either KBL or PRWT if, at the KBL stockholder meeting, the merger agreement shall fail to be approved by the affirmative vote of the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote at the meeting or the holders of 30% or more of the Public Shares exercise conversion rights.

If KBL wrongfully fails or refuses to consummate the merger or PRWT terminates the merger agreement for reason of KBL’s breach and KBL consummates a merger or other business combination with another entity on or before July 19, 2009, KBL shall pay PRWT, concurrently with the consummation of such merger or other business combination, a cash termination fee of $2,000,000, payment of which shall be in full satisfaction of all other rights of PRWT and the Stockholders for damages under the merger agreement. PRWT is not required to pay a termination fee in the event that either PRWT or the PRWT Stockholders wrongfully terminate the merger agreement or for a breach by PRWT or the PRWT Stockholders. The parties also acknowledge in the merger agreement that if PRWT or the PRWT Stockholders wrongfully fail or refuse to consummate the merger or KBL terminates the merger agreement for reason of PRWT’s breach that KBL and its stockholders may incur significant damages, including damages resulting from KBL being required to dissolve and liquidate.

If permitted under the applicable law, either PRWT or KBL may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement. The condition requiring that the holders of fewer than 30% of the Public Shares affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. KBL cannot assure you that any or all of the conditions will be satisfied or waived.

The existence of the financial and personal interests of the directors of KBL may result in a conflict of interest on the part of one or more of them between what he may believe is best for KBL and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Effect of Termination

In the event of proper termination by either KBL or PRWT, the merger agreement will become void and have no effect, without any liability or obligation on the part of KBL or PRWT, except that:

•	the confidentiality obligations set forth in the merger agreement will survive;

•	the waiver by PRWT of all rights against KBL to collect from the trust account any monies that may be owed to it by KBL for any reason whatsoever, including but not limited to a breach of the merger agreement, and the acknowledgement that PRWT will not seek recourse against the trust account for any reason whatsoever, will survive;
•	the rights of the parties to bring actions against each other for breach of the merger agreement will survive; and
•	the fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger agreement is consummated.

Confidentiality; Access to Information

KBL and PRWT will afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the merger reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as each party may reasonably request. KBL and PRWT will maintain in confidence any non-public information received from the other party and use such non-public information only for purposes of consummating the transactions contemplated by the merger agreement.

Amendments

The merger agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

Public Announcements

The parties have agreed that until closing or termination of the merger agreement, the parties will:

•	cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the merger agreement and the transactions governed by it; and
•	not issue or otherwise make any public announcement or communication pertaining to the merger agreement or the transaction without the prior consent of the other party, which shall not be unreasonably withheld by the other party, except as may be required by applicable law or court process.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet combines the historical unaudited condensed balance sheet of PRWT and the historical balance sheet of KBL as of March 31, 2009 giving effect to the proposed merger of KBL and PRWT pursuant to the merger agreement, as if the merger had been consummated on March 31, 2009. KBL’s balance sheet information was derived from its unaudited balance sheet as of March 31, 2009 included elsewhere in this proxy/prospectus. PRWT’s balance sheet information was derived from its unaudited consolidated balance sheet at March 31, 2009 and included elsewhere in this proxy/prospectus.

The following unaudited pro forma combined statements of operations combines the unaudited historicalstatements of operations of KBL and PRWT for the three months ended March 31, 2009 and the audited statement of operations of KBL and PRWT for the year ended December 31, 2008, giving effect to the merger, as if it had occurred on January 1, 2008. The historical results of KBL were derived from its unaudited condensed statement of operations for the three months ended March 31, 2009 and audited condensed statement of operations for the year ended December 31, 2008 included elsewhere in this proxy/prospectus.

The historical results of PRWT were derived from its unaudited condensed statement of operations for the three months ended March 31, 2009 and audited consolidated statements of operations for the twelve months ended December 31, 2008 and also included elsewhere in this proxy/prospectus.

We are providing this information to aid you in your analysis of the financial aspects of the merger. The unaudited pro forma condensed financial statements described above should be read in conjunction with the historical financial statements of KBL and PRWT and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of the combined company.

KBL and PRWT plan to complete the merger promptly after the special meeting, provided that (i) the merger proposal is approved by a majority of the holders of Public Shares present and entitled to vote on the proposal at the meeting, as well as a majority of the holders KBL common stock outstanding on the record date, (ii) holders of less than 30% of KBL common stock vote against the merger and elect conversion of their shares into cash and (iii) other conditions specified in the merger agreement have been satisfied or waived. Based on an analysis of the merger terms, PRWT was determined to be both the legal and accounting acquirer under FAS 141(R), Business Combinations. It was also determined that KBL does not qualify as a business in accordance with FAS 141(R) as it does not have inputs, outputs or processes. Therefore, the merger will be accounted for as an asset acquisition in accordance with FAS 141(R) through the issuance of stock by PRWT for the net assets of KBL. The costs of the transaction incurred by PRWT will be charged directly to equity, those incurred by KBL will be expensed. No intangible assets will be acquired as a result of the merger. Because the net assets of KBL are primarily cash and cash equivalents, the accounting for the transaction is equivalent to an equity issuance. The merger agreement states that the number of shares of PRWT common stock owned by the PRWT stockholders immediately after the merger will constitute no less than 58% of all of the then issued and outstanding shares of PRWT common stock. As a result, 12,350,000 or 59% of all outstanding shares of KBL common stock will be effectively repurchased simultaneous with the closing of the merger. Any KBL stockholders exercising their conversion rights, up to a maximum of 29.99% or 5,174,999 shares, would reduce the number of shares to be repurchased. There is no possibility that the prior shareholders of PRWT will own less than 58% of the post-merger company on the day the merger transaction is closed.

The determination of PRWT as the accounting acquirer has been made based on consideration of the following factors in accordance with the guidance of SFAS 141(R): (i) PRWT is the entity that is purchasing the net assets of KBL through its issuance of PRWT stock, warrants and units, (ii) current PRWT stockholders will own approximately 58% of the combined company after the completion of the merger and at least a majority ownership even if former KBL shareholders exercise their warrants in the future, (iii) none of the KBL shareholders are expected to own more than 10% of the combined company on a fully diluted basis, (iv) of the seven member board of directors of the combined company, five are currently members of PRWT’s board, including two members of PRWT management and three independent members that are currently on PRWT’s board, one is currently a member of KBL’s board and one independent board member will be mutually agreed by PRWT and KBL, (v) PRWT’s current management team will continue in all of the officer and senior management positions of the post merger company and, accordingly, will have day-to-day authority to carry out the business plan after the merger.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2009
(In Thousands)

	March 31, 2009 PRWT	March 31, 2009 KBL	Acquisition Adjustments		Pro Forma
Current Assets:
Cash and cash equivalents	$5,781	$123	$27,471	(a)
			(201)	(c)	$33,174
Cash and cash equivalents held in trust	—	135,389	(135,389)	(a)	—
Restricted cash	1,647	—	—		1,647
Trading securities	—	—	—		—
Accounts receivable, net	42,181	—	—		42,181
Other receivables	35	—	150	(a)	185
Inventory, net	42,338	—	—		42,338
Prepaid expenses	3,156	78	(1,373)	(b)	1,861
Deferred income taxes	577	—	—		577
Environmental remediation recovery, current amount	305	—	—		305
Due from affiliates	156	—	(130)	(c)	26
Total current assets	96,176	135,590	(109,472)		122,294
Property and equipment, net	19,320	4	—		19,324
Construction in process	5,379	—	—		5,379
Goodwill	3,291	—	—		3,291
Intangible assets, net	968	—	—		968
Environmental remediation recovery, net of current amount	1,741	—	—		1,741
Other assets	1,682	—	—		1,682
Total assets	$128,557	$135,594	$(109,472)		$154,679
Liabilities & stockholders' equity/(deficit)
Current liabilities:
Line of credit	$2,300	$—	$—		$2,300
Current portion of long-term debt	16,187	—	—		16,187
Accounts payable	14,689	545	—		15,234
Accrued expenses	15,547	—	—		15,547
Environmental remediation obligation, current amount	305	—	—		305
Deferred trust interest	—	450	(450)	(d)	—
Unearned revenue	43,305	—	—		43,305
Deferred underwriting fees	—	4,140	(4,140)	(a)	—
Total current liabilities	92,333	5,135	(4,590)		92,878
Long-term debt, net of current portion	44,299	—	—		44,299
Deferred income taxes	992	—	—		992
Environmental remediation obligation, net of current amount	2,260	—	—		2,260
Other long-term liabilities	1,049	—	—		1,049
Total liabilities	140,933	5,135	(4,590)		141,478
Commitments and contingencies:
Common stock, subject to possible conversion 5,174,999 shares at conversion value	—	38,937	(38,937)	(d)	—
Stockholders’ equity/(deficit):
Common stock, $.0001 par value	—	2	(2)	(e)	—
Class A common stock, $.10 par value	12,000	—	(7,292)	(f)
			865	(e)
			(3,513)	(g)	2,060
Additional paid-in capital	16,296	90,892	(96,948)	(a)
			(3,500)	(a)
			(1,825)	(a)
			(2,000)	(a)
			(1,373)	(b)
			38,937	(d)
			450	(d)
			2	(e)
			7,292	(f)
			(865)	(e)
			1,158	(g)
			628	(h)	49,144
Accumulated deficit	(39,669)	—	(100)	(a)	(39,769)
Earnings accumulated during the development stage	—	628	(628)	(h)
Shareholder loans	(745)	—	745	(a)	—
Treasury stock at cost	(2,355)	—	2,355	(g)	—
Non-controlling interest	2,097	—	(331)	(c)	1,766
Total stockholders' equity/(deficit)	(12,376)	91,522	(65,945)		13,201
Total liabilities and stockholders' equity/(deficit)	$128,557	$135,594	$(109,472)		$154,679

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a) Represents estimated sources and use of funds as follows (in thousands, except per share data):

Sources of funds:
Transfer of cash and cash equivalents held in trust upon completion of the merger	$135,389
Repayment of employee loans(1)	495
Total sources	$135,884
Use of funds:
Cash to PRWT shareholders(2)	3,500
Payment of deferred underwriting fees upon completion of the merger	4,140
Estimated direct transaction fees and expenses	1,825
Purchase of KBL warrants(3)	2,000
KBL III shareholder redemptions(4)	96,948
Total uses	$108,413
Net increase in historical cash(5)	$27,471

(1)	Reflects the repayment of outstanding PRWT shareholder loans in accordance with the merger agreement. The remaining $250 reduction in shareholder loans will have no impact on the net cash balance and includes (i) $150 of third party notes assigned to PRWT recorded within other receivables and (ii) a $100 bonus payment recorded as a reduction to stockholder’s equity. See “Certain Relationships and Related Transactions — PRWT Related Person Transactions” for further discussion.
(2)	Pursuant to the merger agreement, PRWT stockholders will receive $3,500 in cash in exchange for the release and discharge of any and all claims against PRWT.
(3)	Represents warrants to be purchased and retired upon consummation of the merger based on the approximately 7,273,000 warrants purchased by PRWT in May 2009.
(4)	Represents the repurchase of 12,350,000 shares of KBL stock at a price of $7.85 per share. The ownership interest of KBL will be limited and KBL shares redeemed in order for PRWT to continue to qualify as a certified minority business. As of March 31, 2009, the per-share conversion price would have been approximately $7.85. Assuming maximum conversion, this payment would be reduced by $38,937, the amount that would be paid to stockholders electing to exercise conversion rights as consideration for their shares. The total cash paid to KBL shareholders would remain unchanged assuming both minimum and maximum conversion.
(5)	The merger agreement states that not less than $25,000 of the monies in the Trust Fund shall become an asset of PRWT for working capital purposes.
(b)	Reclassification of PRWT prepaid transaction costs to equity upon close of the transaction.
(c)	Represents a dividend paid to the non-controlling interest of USF and subsequent repayment of amounts due from affiliate based on actual amounts paid in April 2009.
(d)	Reclassification of common stock subject to conversion and interest attributable to common stock subject to conversion to stockholder's equity section of balance sheet.
(e)	Reflects the issuance of 8,650,000 shares of common stock par value $0.10 per share and the exchange and cancellation of 100% of the remaining outstanding common stock of KBL after the redemption of the 12,350,000 shares described in note (a)(3) above.
(f)	Represents the 1:7.1 reverse stock split to recapitalize PRWT in accordance with the terms of the merger agreement through retirement of 72,921,477 shares of common stock par value $0.10 per share. As of the consummation of the merger there will be approximately 20,600,000 shares outstanding.
(g)	Retirement of $2,355 of treasury stock and related par value at a per share value of $0.10 representing 35,132,582 shares of PRWT common stock.
(h)	Reclassification of KBL retained earnings accumulated during development stage to additional paid-in capital.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2009 and the Year Ended December 31, 2008
(In Thousands, Except per Share Data)

	Three Months Ended March 31, 2009		Acquisition Adjustments	Pro Forma
	PRWT	KBL
Revenues:
Service revenue	$18,947	$—	$—	$18,947
Product revenue	45,513	—	—	45,513
Total	64,460	—	—	64,460
Cost of revenue:
Cost of service revenue	16,973	—	—	16,973
Cost of product revenue	29,911	—	—	29,911
Gross profit	17,576	—	—	17,576
Selling, general and administrative	6,455	689	63 (i)	7,207
Income/(loss) from operations	11,121	(689)	(63)	10,369
Other (income) expense:
Interest expense	1,395	—	—	1,395
Interest income	(60)	(84)	67 (j)	(77)
Other (income) expense	(246)	—	—	(246)
Income/(loss) before non-controlling interest and taxes	10,032	(605)	(130)	9,297
Income tax expense	1,125	—	—	1,125
Income/(loss) before non-controlling interest	8,907	(605)	(130)	8,172
Non-controlling interest	1	—	—	1
Net income/(loss)	$8,906	$(605)	$(130)	$8,171
Net income/(loss) per share
Basic	$0.10	$(0.03)		$0.40
Diluted	0.10	(0.03)		0.35
Weighted average number of shares
Basic	84,871	21,000		20,600
Diluted(1)	86,201	21,000		23,626

(1)	Pro forma dilutive shares include (i) 2,841 shares from KBL warrants that will convert to PRWT warrants at close and (ii) 185 shares from existing PRWT options calculated using the treasury stock method.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2009 and the Year Ended December 31, 2008 – (continued)
(In Thousands, Except per Share Data)

	Year Ended December 31, 2008		Acquisition Adjustments	Pro Forma
	PRWT	KBL
Revenues:
Service revenue	$81,568	$—	$—	$81,568
Product revenue	83,777	—	—	83,777
Total	165,345	—	—	165,345
Cost of revenue:
Cost of service revenue	71,676	—	—	71,676
Cost of product revenue	69,312	—	—	69,312
Gross profit	24,357	—	—	24,357
Selling, general and administrative	34,686	1,876	250 (i)	36,812
Loss from operations	(10,329)	(1,876)	(250)	(12,455)
Other (income) expense:
Interest expense	4,289	—	—	4,289
Interest income	(368)	(1,866)	1,449 (j)	(785)
Other (income) expense	336	—	—	336
Loss before minority interest and taxes	(14,586)	(10)	(1,699)	(16,295)
Income tax expense	530	—	—	530
Loss before minority interest	(15,116)	(10)	(1,699)	(16,825)
Minority interest	467	—	—	467
Net loss	$(15,583)	$(10)	$(1,699)	$(17,292)
Net loss per share
Basic and diluted	$(0.13)	$(0.00)		$(0.68)
Weighted average number of shares
Basic and diluted	119,223	21,000		25,437

(i)	Represents the $250 per year to be paid to KBL Healthcare Management, Inc., an affiliate of certain of the KBL Founders, pursuant to the three year strategic services agreement with PRWT that will be effective upon consummation of the merger.
(j)	Reflects a reduction of interest income due to KBL shareholder conversions and stock redemptions assuming an average rate of interest earned of approximately 0.1% for the three months ended March 31, 2009 and 1.4% for the year ended December 31, 2008. Based on PRWT’s expected post-merger tax position, there would be no tax benefit associated with a reduction in interest income.

THE CHARTER CHANGE PROPOSALS

The rights of KBL’s security holders are presently governed by KBL’s amended and restated certificate of incorporation. Upon completion of the merger, all of KBL’s security holders will become security holders of New Pubco. The rights of New Pubco’s security holders will be governed by New Pubco’s amended and restated articles of incorporation, which differ from KBL’s certificate of incorporation in certain material respects. KBL is asking its stockholders to approve the material differences, because, from the perspective of KBL’s present security holders, the consummation of the merger will effectively amend KBL’s amended and restated certificate of incorporation. The material differences are collectively referred to as the charter change proposals. The chart beginning on page 90 provides an overview of the material differences and should be reviewed in conjunction with the form of amended and restated articles of incorporation of New Pubco attached as Annex C.

The charter change proposal, if approved, will effectively amend our public company’s charter to:

•	change our public company’s corporate name to “PRWT Services, Inc;”
•	change our public company’s state of incorporation from Delaware to Pennsylvania;
•	change the period of our public company’s corporate existence to perpetual;
•	delete the provisions of our public company’s charter which will no longer be applicable to our public company after the merger, including, for example, the preamble and sections A through E, inclusive, of Article Seventh;
•	incorporate the classification of directors that would result from the election of directors pursuant to the “director election proposal;”
•	increase the authorized number of shares of our public company’s common stock from 50 million to 150 million; and
•	revise provisions of our public company’s charter to conform to the Pennsylvania Business Corporation Law of 1983, as amended.

The provisions of Article Seventh that are proposed to be deleted, by the terms of the preamble (which will also be deleted), apply only during the period that will terminate upon the consummation of the business combination that will be effected by the merger. Section A requires that the net proceeds from KBL’s initial public offering be deposited into a trust account and not be distributed until the earlier of a business combination or KBL’s liquidation, except distributions to pay KBL’s income tax liability associated with the interest income earned on the proceeds held in the trust account or distributions of interest income earned on the balance in the trust account up to an aggregate amount of $1,900,000 to fund KBL’s working capital requirements. Section B requires that the business combination be submitted to KBL’s stockholders for approval under the Delaware General Corporation Law and is authorized by the vote of a majority of the Public Shares, provided that the business combination shall not be consummated if the holders of 30% or more of the Public Shares exercise their conversion rights. Section C specifies the procedures for exercising conversion rights. Section D provides that only holders of Public Shares, and no other holders of capital stock of KBL, are entitled to a distribution upon liquidation. Section E provides that holders of Public Shares are entitled to receive distributions from KBL’s trust account established in connection with its initial public offering only in the event of KBL’s liquidation or by demanding conversion in accordance with Section C.

In the judgment of KBL’s board of directors, the charter change proposals are desirable for the following reasons:

•	The change of KBL’s corporate name is desirable to reflect the merger with New Pubco and enable industry participants to more closely associate the company with its operating business, which will be the current operating business of PRWT.

•	The present amended and restated certificate of incorporation provides that KBL’s corporate existence will terminate on July 19, 2009. In order to continue our public company’s existence after the consummation of the merger subsequent to such date, this provision must be effectively amended. Perpetual existence is the usual period of existence for corporations and KBL’s board of directors believes it is the most appropriate period for New Pubco as the surviving public company in the merger.
•	Certain provisions in our public company’s charter, including the preamble and sections A through E of the present Article Seventh, relate to the operation of KBL as a blank check company prior to the consummation of its initial business combination and will not be applicable after consummation of the merger. Accordingly, they will serve no further purpose.
•	Pursuant to the director election proposal, the directors to be elected at the special meeting of shareholders to which this proxy statement/prospectus relates will serve for terms that expire in 2010 (Class A directors), 2011 (Class B directors) and 2012 (Class C directors). The revisions to New Pubco’s articles provide for such classification.
•	As a result of the issuance of shares of common stock as merger consideration and the potential adoption of the 2009 Incentive Equity Plan, the board of directors of KBL believes that the increase in authorized shares is in the best interests of our public company in order to provide flexibility to our public company in its capital structure and financing after consummation of the merger. The increase in authorized shares will provide sufficient shares for future financings, acquisitions, stock dividends, stock splits, benefit plans, recapitalizations and other corporate purposes. As of the consummation of the merger, we estimate that New Pubco will have (i) no shares of preferred stock outstanding; (ii) approximately 20,600,000 shares of common stock outstanding; and (iii) 2,300,000 shares of common stock reserved for issuance under the 2009 Incentive Equity Plan, and assuming that the charter change proposal is approved, approximately 127,100,000 additional shares of common stock available for issuance. Once authorized, the additional shares of common stock may be issued by New Pubco’s board of directors without further approval by shareholders, unless such approval is required by law or applicable NASDAQ requirements. However, these additional shares may also be deemed to be “anti-takeover” in nature in that such shares may be used by New Pubco’s board of directors, if consistent with its fiduciary responsibilities, to deter, discourage or make more difficult the assumption of control of New Pubco by another company or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. See bullet point below regarding anti-takeover provisions.
•	The anti-takeover provisions added to our public company’s articles were added to deter a future tender offer or other offer to acquire New Pubco or its shares. A shareholder of New Pubco may view a future takeover offer to be in his or her best interests if any such offer includes a premium over the market price of the New Pubco common stock at that time. However, the overall effects of the foregoing provisions may be to discourage, make more costly or more difficult, or prevent a future takeover offer, prevent shareholders from receiving a premium for their securities in a takeover offer, and/or enhance the possibility that a future bidder for control of New Pubco will be required to act through arms-length negotiation with New Pubco’s board of directors. In addition, these provisions may have the effect of assisting New Pubco’s management to retain its position and place it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of New Pubco’s business.

Pursuant to the merger agreement, approval of each of the charter change proposals is a condition to the consummation of the merger. If the merger proposal is not approved, the charter change proposals will not be presented at the meeting. If the charter change proposal is not approved, the merger will not be consummated even if the merger proposal is approved and the holders of fewer than 30% of the Public Shares vote against the merger proposal and properly demand that their Public Shares be converted into cash.

The approval of the charter change proposals will require the affirmative vote of the holders of a majority of the outstanding shares of KBL common stock on the record date.

A copy of New Pubco’s amended and restated articles of incorporation is attached to this proxy statement/prospectus as Annex C.

KBL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER CHANGE PROPOSALS.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS

This section describes material differences between the rights of holders of KBL’s common stock and the rights of holders of New Pubco’s common stock. This summary is not intended to be a complete discussion of KBL’s amended and restated certificate of incorporation, bylaws and Delaware law or New Pubco’s amended and restated articles of incorporation, bylaws and Pennsylvania law and is qualified in its entirety by reference to the applicable documents and applicable Delaware law and Pennsylvania law.

KBL is organized under the law of the State of Delaware, and New Pubco is organized under the law of the Commonwealth of Pennsylvania. Upon completion of the merger, holders of KBL common stock will become holders of New Pubco’s common stock, and their rights will be governed by Pennsylvania law and New Pubco’s amended and restated articles of incorporation and bylaws.

The following discussion summarizes material differences between the rights of KBL’s stockholders and the rights of New Pubco’s shareholders under the respective charters and bylaws of KBL and of New Pubco upon consummation of the merger. Copies of the governing corporate instruments are available without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under the section entitled “Where You Can Find More Information.” A copy of New Pubco’s amended and restated articles of incorporation is also attached to this proxy statement/prospectus as Annex C.

Authorized Capital Stock

KBL	New Pubco (PRWT)
Authorized Shares.  KBL is authorized under its amended and restated certificate of incorporation to issue 50,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Preferred Stock. KBL’s amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix voting powers, full or limited, and any designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions. No shares of preferred stock have been issued.	Authorized Shares. New Pubco is authorized under its articles to issue 150,000,000 shares of common stock, par value $0.10 per share, and 1,000,000 shares of preferred stock, par value $0.10 per share.

Preferred Stock. New Pubco’s articles provide that the board of directors of New Pubco is authorized at any time, or from time to time, to fix or change the division of shares of preferred stock into classes and/or series. The board can fix: voting rights; designations; preferences; limitations; special rights; and relative rights of the shares of any class or series. No shares of preferred stock have been issued.

Classification, Number and Election of Directors

KBL	New Pubco (PRWT)
The KBL board of directors is divided into three classes, with each class serving a staggered three-year term. Currently, KBL’s bylaws provide that its board of directors will consist of seven directors. The number of directors may not be changed by the stockholders prior to the consummation of a business combination, except with the approval of 85% of the outstanding shares of common stock.	Effective upon the consummation of the merger, the New Pubco board of directors will be divided into three classes: Class A, Class B and Class C. The initial Class A directors will serve until the first annual meeting of the shareholders after the merger and the initial Class B directors will serve until the second annual meeting of the shareholders after the merger. Except for the initial directors of Class A and Class B, each director will serve for a term of three years. The bylaws of New Pubco provide that New Pubco’s board of directors will consist of one or more directors with the exact number to be determined by the board of directors.

Vacancies on the Board of Directors and Removal of Directors

KBL	New Pubco (PRWT)
Delaware law provides that if, at the time of filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock of the corporation then outstanding having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

Newly created directorships and vacancies on the board of directors of KBL resulting from death, resignation, disqualification, removal or other causes may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

KBL’s bylaws provide that the entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors.	Vacancies in the board of directors, excluding vacancies resulting from the removal by action of the shareholders at a meeting of shareholders called for the removal of one or more directors and the filling of any vacancy in that connection, may be filled by the vote of a majority of the remaining members of the board, even though less than a quorum, or by a sole remaining director.

New Pubco’s articles provide that the entire board, or a class of the board, or any individual director may be removed from office by the shareholders with or without cause by the affirmative vote of shareholders entitled to cast at least a majority of all the votes entitled to be cast at any annual election of the directors or such class of directors. If the board of directors, or a class of the board of directors, or any individual is so removed, new directors may be elected at the same time to fill the vacancy for the unexpired portion of the term.

The board of directors, without shareholder approval, may declare vacant the office of any director for any proper cause.

Committees of the Board of Directors

KBL	New Pubco (PRWT)
KBL’s board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more members of the board. Any such committee shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of KBL, except: (i) the power to amend the certificate of incorporation; (ii) the power to adopt an agreement of merger or consolidation; (iii) recommend to stockholders the sale, lease or exchange of all or substantially all of KBL’s property and assets; (iv) recommend to stockholders a dissolution of KBL or a revocation of a dissolution; and (v) the power to amend the bylaws.	The Pennsylvania Business Corporation Law of 1988, as amended, referred to as the PBCL, generally provides that the bylaws or the board of directors may establish one or more committees to consist of one or more directors of the corporation. Any such committee, to the extent provided in the resolutions of the board of directors or in the bylaws, will have and may exercise all the powers and authority of the board of directors, except: (i) the submission to shareholders of any action requiring approval of the shareholders under the PBCL; (ii) the creation or filling of vacancies in the board of directors; (iii) the adoption, amendment or repeal of the bylaws; (iv) the amendment or repeal of any resolution of the board of directors that by its terms is amendable or repealable only by the board of directors; and (v) actions on matters committed by the bylaws or resolution of the board of directors exclusively to another committee of the board.

New Pubco’s bylaws provide that the board of directors may establish the following committees in addition to any other committee the board of directors may in its discretion establish: Executive Committee; Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee.

Amendments to the Certificate of Incorporation

KBL	New Pubco (PRWT)
Under Delaware law, an amendment to the certificate of incorporation of a corporation generally requires the approval of the corporation’s board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment (unless a higher vote is required by the corporation’s certificate of incorporation).

KBL’s certificate of incorporation may be amended in accordance with the general provisions of Delaware law. However, Article Sixth of KBL’s certificate of incorporation, which relates to termination of our existence on July 19, 2009, and Article Seventh of KBL’s certificate of incorporation, which applies to certain matters in the period prior to KBL accomplishing a business combination or its termination, as applicable, may not be amended prior to the consummation of a business combination.	Under the PBCL, an amendment to the articles generally requires the approval of the corporation’s board of directors and the approval of the holders of a majority of the votes cast by all shareholders entitled to vote upon the proposed amendment.

The PBCL provides that shareholders do not need to approve amendments to the articles if the amendment is limited to certain matters, such as changing the corporate name and providing for perpetual corporate existence.

Amendments to Bylaws

KBL	New Pubco (PRWT)
Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated the power.

KBL’s bylaws provide that the bylaws may be amended by stockholders entitled to vote thereon at any regular or special meeting, except that prior to a business combination the stockholders may not change the number of directors without the approval of at least 85% of the outstanding of common stock. The bylaws may also be amended by the KBL board of directors if such power is conferred via the certificate of incorporation. KBL’s certificate of incorporation expressly confers this power.	New Pubco’s bylaws provide that, except as is provided by applicable law, the bylaws may be amended or repealed, in whole or part, by a majority vote of the board of directors or by the shareholders as permitted by New Pubco’s articles.

New Pubco’s articles provide that the bylaws may be amended by the board of directors or by the shareholders upon the affirmative vote of a majority of all votes shareholders are entitled to cast.

Ability to Call Special Meetings of Stockholders

KBL	New Pubco (PRWT)
Special meetings of the KBL stockholders may be called for any purpose by a majority of the entire board of directors, or the chief executive officer or the chairman of KBL, and shall be called by the secretary at the request in writing of stockholders owning a majority of KBL’s capital stock issued and outstanding and entitled to vote.	New Pubco’s bylaws provide that a majority of the board of directors, the chairman of the board or the vice chairman of the board may call a special meeting of the shareholders, and that the secretary of New Pubco shall call a special meeting upon written demand of holders of at least a majority of the outstanding voting capital stock of New Pubco.

Procedures for Stockholder Proposals at Stockholder Meetings

KBL	New Pubco (PRWT)
Pursuant to KBL’s bylaws, at annual meetings of the stockholders only such business shall be conducted as has been properly brought before the meeting. To be properly brought before a special meeting, business must be: (i) specified in the notice of the special meeting given by or at the direction of the board of directors; (ii) otherwise brought before the meeting by or at the direction of the board of directors; or (iii) otherwise properly brought before the meeting by a stockholder who has given timely notice in writing to the secretary of the meeting.

To be timely, a stockholder’s notice must be received at the corporation’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the special meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the special meeting was mailed or such public disclosure was made, whichever first occurs.

A stockholder’s notice to the secretary shall set forth (a) the following information as to each matter the stockholder proposes to bring before the special meeting: (i) a brief description of the business desired to be brought before the special meeting and the reasons for conducting such business at the special meeting; and (ii) any material interest of the stockholder in such business; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder proposing such business; and (ii) the class, series and number of shares of capital stock of KBL which are beneficially owned by the stockholder.

Nominations of persons for election to the KBL board of directors may be made at a meeting of stockholders by or at the direction of the board of directors, or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with certain notice procedures. Such nominations made by stockholders shall be made by timely notice (which requirements for timeliness are the same as the requirements of proposed business to be conducted at a meeting) in	Pursuant to New Pubco’s bylaws, business may be conducted at a meeting of the shareholders only if such business: (i) was specified in the notice of the meeting (or supplement thereto) given by board of directors; (ii) is otherwise properly brought before the meeting by the board of directors; or (iii) is otherwise properly brought before the meeting by a shareholder in accordance with the procedures set forth below.

Pursuant to New Pubco’s bylaws, nominations for directors may be made at a meeting of the shareholders only by the board of directors (or any committee thereof) or a shareholder entitled to vote for the election of directors at the meeting who complies with the procedures set forth below.

Nominations by shareholders for directors to be elected, or proposals by shareholders to be considered at a meeting of the shareholders which have not been previously approved by the board of directors must be submitted in writing to the Secretary of New Pubco not later than (i) with respect to an election to be held, or a proposal to be considered, at an annual meeting of shareholders, the latest date upon which shareholder proposals must be submitted to New Pubco for inclusion in New Pubco’s proxy statement relating to such meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or other applicable rules or regulations under the federal securities laws or, if no such rules apply, at least 90 days prior to the date one year from the date of the immediately preceding annual meeting of shareholders, and (ii) with respect to an election to be held, or a proposal to be considered, at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

A shareholder’s nomination or proposal shall set forth: (i) the name and address of the shareholder making the nomination or proposal and the person or persons nominated, or the subject matter of the proposal submitted; (ii) a representation that the shareholder is a holder of record of capital stock of New Pubco entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated, or the proposal submitted; (iii) a description of all

KBL	New Pubco (PRWT)
writing to the secretary of the corporation. Timely notice shall set forth as to each person whom the stockholder proposes to nominate for election or re-election of a director, (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the corporation which are beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14A under the Exchange Act.	arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made, or the proposal was submitted, by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the board of directors; and (v) the consent of each nominee to serve as a director of New Pubco if so elected. All late nominations and proposals will be rejected.

Indemnification and Personal Liability of Directors and Officers

KBL	New Pubco (PRWT)
Under Delaware law, a corporation may generally indemnify directors, officers, employees and agents in connection with any proceeding (other than an action by or in the right of the corporation) for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and with respect to any criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful. In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

KBL’s bylaws provide that KBL shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of KBL, or is or was serving at the request of KBL as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of KBL, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

KBL’s bylaws further provide that any indemnification shall be made by KBL only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by stockholders.

KBL’s bylaws and certificate of incorporation provide that no director or officer of KBL shall be personally liable to KBL or to any stockholder for monetary damages for breach of fiduciary duty as a director or officer. However, liability of an officer or director	The PBCL contains provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel and related matters.

Section 1741 of the PBCL authorizes a Pennsylvania corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 1742 of the PBCL further authorizes a Pennsylvania corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and

KBL	New Pubco (PRWT)
shall not be limited (i) for any breach of the director’s or the officer’s duty of loyalty to KBL or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director or officer derived an improper personal benefit.

KBL’s certificate of incorporation further provides that KBL, to the fullest extent permitted by Section 145 of the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto.

KBL’s bylaws provide that KBL shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of KBL, or is or was serving at the request of KBL as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not KBL would have the power to indemnify him against such liability of the provisions of its bylaws.	reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the PBCL, to the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 of the PBCL or Section 1742 of the PBCL, or in defense of any claim, issue or matter therein, a Pennsylvania corporation must indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 of the PBCL or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding referred to in Subchapter 17D of the PBCL upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding that office.

KBL	New Pubco (PRWT)
Section 1747 of the PBCL grants to a corporation the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such person's capacity as a representative of the corporation, whether or not the corporation would have the power to indemnify such person under Subchapter 17D of the PBCL. Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the PBCL to successor corporations in fundamental change transactions and to representatives serving as fiduciaries of employee benefit plans.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the PBCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

The bylaws of New Pubco generally provide for indemnification of its directors and officers to the fullest extent permitted by law. The bylaws also generally require that New Pubco pay its directors’ and officers’ expenses in advance of the final disposition of an action suit or proceeding upon receipt of an undertaking by such person to repay such amounts if its ultimately determined that such person is not entitled to be indemnified by New Pubco.

New Pubco’s articles provide that a director of New Pubco will not be personally liable, as such, for monetary damages for any action or failure to act unless: (i) the director has breached or failed to perform the duties of his office under Subchapter 17B of the PBCL and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation on liability does not apply to: (i) the responsibility or liability of a director pursuant to any criminal statute; or (ii) the liability of a director for the payment of taxes pursuant to federal, state or local law.

Written Consent of Shareholders

KBL	New Pubco (PRWT)
Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken at an annual or special meeting may be taken without a meeting, if consented to in writing by holders of outstanding stock representing at least the minimum number of votes necessary to authorize or take such an action at a meeting at which all shares entitled to vote were present and voted. Notice of the action must be promptly given to all stockholders who did not consent in writing.	The PBCL provides that any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if all of the shareholders consent to the action in writing.

Anti-Takeover Provisions

KBL	New Pubco (PRWT)
KBL’s board of directors is divided into three classes, with each class serving a staggered three-year term. Currently, KBL’s authorized number of directors shall be not less than one or more than nine, including one Class A director, two Class B directors, and one Class C director. The Class A director has a term expiring at the first special meeting of stockholders, the Class B directors have a term expiring at the second special meeting of stockholders, and the Class C director has a term expiring at the third special meeting of stockholders. The KBL bylaws provide that its board of directors will consist of a number of directors to be fixed from time to time by a resolution duly adopted by the KBL board of directors.

KBL’s certificate of incorporation authorizes 1,000,000 shares of preferred stock, the designation, rights and preferences of which may be set by the board of directors without stockholder approval.

Delaware has adopted anti-takeover provisions. Where a potential acquirer of a target company acquires more than 15 percent of a target company's stock cannot complete the takeover except unless (a) such acquirer acquires, all at once, at least 85 percent of the target company’s outstanding stock, excluding shares owned by directors and officers; or (b) two-thirds of the shares, excluding those held by the acquiror, vote in favor of an acquisition; or (c) the board and shareholders decide to exempt themselves from the provisions of the law.	New Pubco board of directors will be divided into three classes, with each class serving a staggered three-year term. The initial size of the board shall be seven members, with two members in each of the first two classes and three members in the third class. The by-laws of New Pubco provide that New Pubco’s board of directors will consist of one or more directors. See “ — Classification, Number, and Election of Directors.”

New Pubco’s articles of incorporation shall authorize 1,000,000 shares of preferred stock, the designation, rights and preferences of which may be set by the board of directors without stockholder approval.

Pennsylvania has adopted anti-takeover provisions from which a corporation may exempt itself. New Pubco has not exempted itself from the following anti-takeover provisions of the PBCL:

KBL	New Pubco (PRWT)

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Business Combinations with Interested Shareholders. Subject to certain exceptions, a business combination between a Pennsylvania corporation that has a class or series of shares registered under the Exchange Act of 1934, and a beneficial owner of 20% or more of such corporation’s voting stock, referred to as an “interested shareholder,” may be accomplished only if: (i) the business combination is approved by the corporation’s board of directors prior to the date on which such interested shareholder acquired 20% or more of such stock or if the board approved such interested shareholder’s acquisition of 20% or more of such stock prior to such acquisition; (ii) where the interested shareholder owns shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in an election of directors, the business combination is approved by the vote of shareholders entitled to cast a majority of the votes that all shareholders would be entitled to cast in an election of directors, excluding shares held by the interested shareholder, which vote may occur no earlier than three months after the interested shareholder acquired its 80% ownership, and the consideration received by shareholders in the business combination satisfied certain minimum conditions; (iii) the business combination is approved by the affirmative vote of all outstanding shares of common stock; (iv) the business combination is approved by the vote of shareholders entitled to cast a majority of the votes that all shareholders would be entitled to cast in the election of directors, excluding shares held by the interested shareholder, which vote may occur no earlier than five years after the interested shareholder became an interested shareholder; or (v) the business combination that meets certain minimum conditions is approved at a shareholder’s meeting called for such purpose no earlier than five years after the interested shareholder became an interested shareholder.

KBL	New Pubco (PRWT)

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Approval of Transactions with Interested Shareholders. The affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the “interested shareholder” are entitled to cast without counting the vote of the interested shareholder is required to approve, generally, the following transactions: (i) any merger, consolidation, share exchange and sale of assets between a corporation or its subsidiary and a shareholder of the corporation; (ii) any division of the corporation in which the interested shareholder receives a disproportionate amount of any shares or other securities of the surviving corporation; (iii) any voluntary dissolution or winding up of the corporation in which a shareholder is treated differently from other shareholders of the same class; and (iv) any amendment of the articles in which the percentage of voting or economic share interest in the corporation of a shareholder is materially increased relative to substantially all other shareholders. An “interested shareholder” includes: (i) any shareholder who is a party to the transaction or who is treated differently from other shareholders (other than any dissenting shareholders); (ii) any person or group of persons acting jointly or in concert with the interested shareholder; and (iii) any person who, directly or indirectly controls, is controlled by or is under common control with, the interested shareholder. This approval requirement does not apply to (i) a transaction that has been approved by a majority vote of the board of directors of the corporation without counting the vote of directors who (a) are directors, officers or who have a material equity interest in the interested shareholder, or (b) were nominated for election as a director by the interested shareholder, and first elected as a director, within 24 months of the date of the vote on the proposed transaction; (ii) a transaction in which the consideration to be received by the shareholders for shares of any class of which shares are owned by the interested shareholder is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class; or (iii) a merger or consolidation of a constituent corporation where immediately prior to the adoption of the plan of merger or consolidation by the board of directors of such constituent corporation and at all times thereafter prior to its effective date, another corporation

KBL	New Pubco (PRWT)
that is a party to the plan owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation.
Pennsylvania has adopted other anti-takeover legislation from which New Pubco has elected to exempt itself in its articles.

In addition, the PBCL provides that in considering whether to oppose a tender or other offer for New Pubco or New Pubco’s securities, the board of directors may, in considering the best interests of the corporation, consider all pertinent factors.

The overall effect of the foregoing provisions may be to deter a future tender offer or other offer to acquire New Pubco or its shares.

THE STOCK PLAN PROPOSAL

The proposed 2009 Stock Incentive Equity Plan reserves 2,300,000 shares of New Pubco common stock for issuance to executive officers (including executive officers who are also directors), employees, directors, independent agents, consultants and attorneys in accordance with the plan’s terms. The purpose of the plan is to provide New Pubco’s directors, executive officers and other employees as well as persons who, by their position, ability and diligence are able to make important contributions to New Pubco’s growth and profitability, with an incentive to assist New Pubco in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in New Pubco. See the section entitled “The Stock Plan Proposal.” The plan is attached as Annex H to this proxy statement/prospectus. We encourage you to read the plan in its entirety. If the merger proposal is not approved by KBL’s stockholders at the special meeting, the stock plan proposal will not be presented at the meeting for a vote. If the stock plan proposal is not approved by KBL’s stockholders at the special meeting, the merger will not be consummated.

Background

New Pubco’s 2009 Incentive Equity Plan (“2009 Plan”) has been approved by PRWT’s and KBL’s board of directors and will take effect upon consummation of the merger, provided that it is approved by KBL’s stockholders at the special meeting. We are submitting the 2009 Plan to stockholders for their approval so that certain options granted under the 2009 Plan may qualify for treatment as incentive stock options and awards under the plan may constitute performance-based compensation not subject to Section 162(m) of the IRC.

The plan reserves 2,300,000 shares of New Pubco common stock for issuance in accordance with the terms of the 2009 Plan. The purpose of the 2009 Plan is to enable New Pubco to offer its employees, officers, directors, consultants, independent agents and attorneys whose past, present and/or potential contributions to New Pubco have been, are or will be important to the success of New Pubco, an opportunity to acquire a proprietary interest in New Pubco. The various types of incentive awards that may be provided under the 2009 Plan are intended to enable New Pubco to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

All officers, directors and employees of New Pubco will be eligible to be granted awards under the plan. An incentive stock option may be granted under the 2009 Plan only to a person who, at the time of the grant, is an employee of New Pubco or a related corporation. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group. All awards will be subject to the control of the board of directors of PRWT Services, Inc. (“Board of Directors” or “Board”) or at its discretion, a committee of the Board, as defined below (“the Committee”) which the Board may designate in accordance with the 2009 Plan.

A summary of the principal features of the 2009 Plan is provided below, but is qualified in its entirety by reference to the full text of the 2009 Plan, which is attached to this proxy statement/prospectus as Annex H. As used below in this section, “the company” refers to New Pubco as the surviving entity of the merger.

General

Awards.  The 2009 Plan provides for the grant of any or all of the following types of awards (collectively, “Awards”): (a) stock options, (b) restricted stock, (c) deferred stock, (d) stock appreciation rights and (e) other stock-based awards. Awards may be granted singly, in combination, or in tandem, as determined by the Board of Directors or the Committee. Subject to anti-dilution adjustments as provided in the 2009 Plan, a total of 2,300,000 shares of common stock have been reserved for distribution pursuant to the 2009 Plan, and subject to the anti-dilution adjustments, the maximum number of shares of stock with respect to which options, restricted stock, deferred stock, stock appreciation rights or other stock-based awards may be granted or measured to any participant under the 2009 Plan during any calendar year or part thereof shall not exceed 500,000 shares. The maximum number of shares of common stock with respect to which incentive stock options may be granted under the 2009 Plan shall be 2,300,000 shares. If any outstanding Award is canceled, forfeited, delivered to New Pubco as payment for the exercise price or surrendered to New Pubco for tax withholding purposes, shares of common stock allocable to such Award may again be available for Awards under the 2009 Plan.

Administration.  The 2009 Plan may be administered by the Board of Directors or a Committee consisting of two or more members of the Board of Directors appointed by the Board. Each member of the Committee shall be “non-employee directors” for the purpose of Rule 16b-3 under the Exchange Act and shall also qualify “outside directors” for the purpose of the performance-based compensation exception under Code Section 162(m). The Board or the Committee will determine, among other things, the persons to whom Awards will be granted, the type of Awards to be granted, the number of shares subject to each Award and the share price. The Board or the Committee will also determine the term of each Award, the restrictions or limitations thereon, and the manner in which each such Award may be exercised or, if applicable, the extent and circumstances under which Common Stock and other amounts payable with respect to an Award will be deferred. The Board or Committee may delegate some of the functions referred to above to New Pubco’s chief executive officer.

Eligibility and Participation.  Officers and other employees of New Pubco or any parent or subsidiary (but excluding any person whose eligibility would adversely affect the compliance of the 2009 Plan with the requirements of Rule 16b-3) who are at the time of the grant of an award under the 2009 Plan employed by New Pubco or any parent or subsidiary and who are responsible for or contribute to the management, growth and/or profitability of the business of New Pubco or any parent or subsidiary are eligible to be granted options or other Awards under the 2009 Plan. In addition, non-qualified stock options and other Awards may be granted under the 2009 Plan to any person, including, but not limited to, directors, independent agents, consultants and attorneys who the Board or the Committee, as the case may be, believes has contributed or will contribute to the success of New Pubco. Eligibility under the 2009 Plan shall be determined by the Board or the Committee, as the case may be.

A participant’s right, if any, to continue to serve New Pubco as a director, executive officer, other key employee, or otherwise, will not be enlarged or otherwise affected by his or her designation as a participant under the 2009 Plan. Participants may receive one or more Awards under the 2009 Plan.

Forms of Awards

Stock Options.  The 2009 Plan provides for the grant of incentive stock options and non-qualified stock options. The Board or the Committee, as the case may be, shall determine those persons to whom stock options may be granted.

Incentive stock options granted pursuant to the 2009 Plan are nontransferable by the optionee during his lifetime. Options granted pursuant to the 2009 Plan will expire if not exercised within 10 years of the grant (five years in the case of incentive stock options granted to an eligible employee owning stock possessing more than 10% of the total combined voting power of all classes of stock of New Pubco or a parent or subsidiary of New Pubco immediately before the grant (“10% Stockholder”)), and under certain circumstances set forth in the 2009 Plan, may be exercised within three (3) months following termination of employment (one year in the event of death, retirement or disability of the optionee), unless the term of the option, pursuant to the stock option agreement, expires earlier or unless the Board or Committee determines to shorten or extend the exercise periods. Options may be granted to optionees in such amounts and at such prices as may be determined, from time to time, by the Board or the Committee. The exercise price of an incentive stock option will not be less than the fair market value of the shares underlying the option on the date the option is granted, provided, however, that the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of such fair market value. The exercise price of a non-qualified stock option may not be less than fair market value of the shares underlying the option on the date the option is granted.

Under the 2009 Plan, New Pubco may not, in the aggregate, grant incentive stock options that are first exercisable by any optionee during any calendar year (under all such plans of the optionee’s employer corporation and its “parent” and “subsidiary” corporations, as those terms are defined in Section 424 of the Code) to the extent that the aggregate fair market value of the underlying stock (determined at the time the option is granted) exceeds $100,000.

The 2009 Plan contains anti-dilution provisions authorizing appropriate adjustments in certain circumstances. Shares of common stock subject to Awards which expire without being exercised or which are cancelled as a result of the cessation of employment are available for further grants. No shares of common stock of New Pubco may be issued upon the exercise of any option granted under the 2009 Plan until the full option price has been paid by the optionee. The Board of Directors or the Committee may grant individual options under the 2009 Plan with more stringent provisions than those specified in the 2009 Plan.

Options become exercisable in such amounts, at such intervals and upon such terms and conditions as the Board of Directors or the Committee provides. Stock options granted under the 2009 Plan are exercisable until the earlier of (i) a date set by the Board of Directors or Committee at the time of grant or (ii) the close of business on the day before the tenth anniversary of the stock option’s date of grant (the day before the fifth anniversary in the case of an Incentive Stock Option granted to a 10% stockholder). The 2009 Plan will remain in effect until all stock options are exercised or terminated. Notwithstanding the foregoing, no options may be granted on or after the tenth anniversary of the effective date of the 2009 Plan.

Restricted and Deferred Stock Awards.  Under the 2009 Plan, the Board or the Committee may grant shares of restricted common stock or deferred stock either alone or in tandem with other Awards. Restricted and deferred stock awards give the recipient the right to receive a specified number of shares of common stock, subject to such terms, conditions and restrictions as the Board or the Committee deems appropriate. Restrictions may include limitations on the right to transfer the stock until the expiration of a specified period of time and forfeiture of the stock upon the occurrence of certain events such as the termination of employment prior to expiration of a specified period of time. In addition, a participant in the 2009 Plan who has received a deferred stock Award may request, under certain conditions, the Board or the Committee to defer the receipt of an Award (or an installment of an Award) for an additional specified period or until the occurrence of a specified event if deferral rules and procedures are adopted and implemented by the Board or the Committee, as applicable.

Performance-Based Awards and Performance Goals.  Certain Awards made under the 2009 Plan may be granted so that they qualify as “performance-based compensation” (as this term is used in Code Section 162(m) and the regulations thereunder) and are exempt from the deduction limitation imposed by Code Section 162(m) (these Awards are referred to as “Performance-Based Awards”). Under Code Section 162(m), New Pubco’s tax deduction may be limited to the extent total compensation paid to the chief executive officer, or any of the four most highly compensated executive officers (other than the chief executive officer) exceeds $1 million in any one tax year. Among other criteria, Awards only qualify as performance-based awards if at the time of grant the compensation committee is comprised solely of two or more “outside directors” (as this term is used in Code Section 162(m) and the regulations thereunder). In addition, New Pubco must obtain stockholder approval of material terms of performance goals for such “performance-based compensation.”

All stock options and certain stock awards, performance awards, and stock units granted under the 2009 Plan, and the compensation attributable to such Awards, are intended to (i) qualify as performance-based awards or (ii) be otherwise exempt from the deduction limitation imposed by Code Section 162(m).

The Committee may use the following performance measures (either individually or in any combination) to set performance targets with respect to Awards intended to qualify as performance-based awards: revenue, pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; return on net assets; return on investment capital; gross margin return on investment; gross margin dollars or percent; payroll as a percentage of revenues; inventory shrink; employee turnover; sales; general and administrative expense; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of common stock or any other publicly-traded securities of New Pubco, if any; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; achievement of technological or product development milestones; and/or reductions in costs. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.

Other Stock Based Awards.  Other stock-based Awards, which may include performance shares and shares valued by reference to the performance of New Pubco or any parent or subsidiary of New Pubco, may be granted either alone or in tandem with other Awards.

Effect of a Change of Control.  Unless suspended or terminated by an affirmative vote of a majority of the Board prior to the occurrence of a “change in control” as defined in the 2009 Plan, all outstanding stock options and stock appreciation rights which have been outstanding for at least one year shall become exercisable in full, whether or not exercisable at the time and any such stock option or stock appreciation right shall remain exercisable in full until it expires pursuant to its terms and except as provided in the 2009 Plan, all restrictions and deferral limitations contained in any restricted stock award, deferred stock award and other stock-based award granted under the 2009 Plan shall lapse and the shares of stock subject to such awards shall be distributed.

Termination of Employment.  A participant whose employment is terminated for cause, as defined in the 2009 Plan, forfeits all Stock Options, whether or not vested, exercisable or earned, granted to the participant. The 2009 Plan provides for certain periods after termination of employment during which a participant may exercise a stock option if employment is terminated due to death or disability or normal retirement, as defined in the 2009 Plan.

Unless otherwise provided in their Award, a participant whose employment is terminated for any reason, including, without limitation, retirement, death or disability, forfeits all unvested, unexercisable and unearned Awards granted to the participant. The 2009 Plan’s provisions relating to termination of employment may be modified in the discretion of the Board or Committee.

Term and Amendment.  The 2009 Plan will become effective upon consummation of the merger and no award will be granted more than ten years after such date of effectiveness. The Board may at any time, and from time to time, amend any of the provisions of the 2009 Plan, and may at any time suspend or terminate the 2009 Plan; provided, however, that no such amendment shall be effective unless and until it has been duly approved by the holders of the outstanding shares of stock if the failure to obtain such approval would adversely affect the compliance of the 2009 Plan with the requirements of Rule 16b-3 or any other applicable law, rule or regulation. The Board or the Committee, as the case may be, may amend the terms of any Stock Option or other award theretofore granted under the 2009 Plan; provided, however, that subject to certain provisions of the 2009 Plan, no such amendment may be made by the Board or the Committee, as the case may be, which in any material respect impairs the rights of the participant without the participant’s consent, except for such amendments which are made to cause the 2009 Plan to qualify for the exemption provided by Rule 16b-3. Moreover, no stock option previously granted under the 2009 Plan may be amended to reduce the exercise price of the stock option. The 2009 Plan provides the board or the committee, as the case may be, with certain powers with regard to compliance with Code Section 409A.

Summary of U.S. Federal Income Tax Consequences

The following information is not intended to be a complete discussion of the federal income tax consequences of participation in the 2009 Plan and is qualified in its entirety by references to the Code and the regulations adopted under the Code. The provisions of the Code described in this section include current tax law only and do not reflect any proposals to revise current tax law. The federal income tax consequences applicable to officers, directors, and other persons who are subject to potential liability under Section 16(b) of the Exchange Act may be different than the federal income tax consequences applicable to persons who are not subject to Section 16(b). The federal income tax consequences applicable to all persons, whether or not subject to Section 16(b), are described below.

Incentive Stock Options.  Generally, under the Code, an optionee will not realize taxable income by reason of the grant or exercise of an Incentive Stock Option granted pursuant to the 2009 Plan (see, however, discussion of alternative minimum tax below). If an optionee exercises an Incentive Stock Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and New Pubco will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (referred to as a “disqualifying disposition”), the optionee generally will realize ordinary income in the year of disposition and New Pubco will receive a corresponding deduction in an amount equal to the excess of (i) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (ii) the option price. Any additional gain realized on the disposition will be short-term or long-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he or she sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to a spouse). If the disposition is by sale or exchange, the optionee’s tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying disposition.

The exercise of an Incentive Stock Option may subject the optionee to the so-called “alternative minimum tax” (referred to as “AMT”). The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the AMT. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the incentive stock option, no adjustment is then required for purposes of the AMT, but regular income tax, as described above, may result from such disqualifying disposition.

An optionee who surrenders shares as payment of the exercise price of his or her incentive stock option generally will not recognize gain or loss on his or her surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Stock Option in payment of the exercise price of another Incentive Stock Option, is, however, a “disposition” of such stock. If the Incentive Stock Option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

Under the Code, all of the shares received by an optionee upon exercise of an incentive stock option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (referred to as the “Exchange Shares”) equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of a disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered.

For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The incentive stock option holding period for all shares will be the same as if the option had been exercised for cash.

Non-Qualified Stock Options.  Generally, there will be no federal income tax consequences to either the optionee or New Pubco on the grant of non-qualified stock options pursuant to the 2009 Plan. On the exercise of a non-qualified stock option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. New Pubco will be entitled to a federal income tax deduction (subject to the limitations contained in Code Section 162(m)) in an amount equal to such excess, provided that New Pubco complies with applicable reporting rules.

Upon the sale of stock acquired by exercise of a non-qualified stock option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. For individuals, capital losses are deductible only to the extent of capital gains for the year plus $3,000. An optionee who surrenders shares in payment of the exercise price of a non-qualified stock option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an incentive stock option and the delivery of such shares is a disqualifying disposition. See “Incentive Stock Options.” The optionee will recognize ordinary income on the exercise of the Non-qualified stock option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered have the same tax basis and capital gains holding period as the shares surrendered. The balance of shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

Stock Awards.  The taxability of a stock Award to a participant is dependent upon the extent to which the award is restricted on the date of grant. If a stock Award is either transferable or not subject to a substantial risk of forfeiture, a participant will recognize taxable ordinary income on the date of grant. If a stock Award is both non-transferable and subject to a substantial risk of forfeiture on the date of grant, then unless an election is made as described below, a participant will not recognize taxable ordinary income on the date of grant, but will at such time or times as the stock Award becomes either transferable or not subject to a substantial risk of forfeiture in an amount equal to the fair market value of such shares at that time. Within thirty days of receipt of a stock Award that is not transferable and subject to a substantial risk of forfeiture, a participant may file an election with the Internal Revenue Service to include as taxable ordinary income in the year of receipt an amount equal to the fair market value of the shares subject to the award at the time of receipt. In such event, any subsequent appreciation in the value of such shares will not be taxable as compensation to a participant upon the vesting of shares subject to the award. However, if shares subject to the award are forfeited subsequent to such election, a participant will not be entitled to a tax deduction. For purposes of determining the amount of taxable gain or loss upon a subsequent disposition of shares issued pursuant to such an award, the amount recognized as ordinary income to a participant will be treated as the cost basis for such shares. Shares which are held for more than one year after vesting (or in the event of an election as described above, the date of receipt) generally will qualify for long-term capital gain treatment. New Pubco will be entitled to a deduction in such amount and at such time as ordinary income becomes taxable to the participant.

Stock Appreciation Rights.  A stock appreciation right is a right to receive a payment in cash, shares of common stock or a combination of cash and shares of common stock, in an amount equal to the increase in the Fair Market Value, or other specified valuation, of a specified number of shares of common stock from the date the right is granted to the date the right is exercised.

Performance Awards.  The tax consequences of a performance award depend upon the nature of the underlying award and if and when the performance goals are achieved. If a performance award consists of a promise to deliver common stock at a future date based upon the satisfaction of certain targets, such awards will be subject to federal income taxation as ordinary income based upon the fair market value of the common stock on the date such performance awards are earned by a participant by satisfying the performance targets, provided such awards are not then subject to a substantial risk of forfeiture.

Company Deduction.  Generally, whenever a participant realizes ordinary income under the 2009 Plan, a corresponding deduction is available to New Pubco provided New Pubco complies with certain reporting requirements. Under Code Section 162(m), however, New Pubco will be denied a deduction for certain compensation exceeding $1,000,000 paid to its chief executive officer and the four other highest paid executive officers, excluding (among other things) certain performance-based compensation.

Recommendation and Vote Required

Approval of New Pubco’s 2009 long-term incentive equity plan will require the affirmative vote of the holders of a majority of the outstanding shares of New Pubco common stock represented in person or by proxy at the meeting and entitled to vote thereon.

KBL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT KBL’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The adjournment proposal, if adopted, will allow KBL’s board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the merger. In no event will KBL adjourn the special meeting or consummate the merger beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for the KBL Founders, PRWT and the current holders of common stock of PRWT to make purchases of Public Shares or other arrangements that would ensure compliance with the PRWT Majority Requirement and would increase the likelihood of obtaining a favorable vote on the merger proposal and to meet the requirement that the holders of fewer than 30% of the Public Shares vote against the merger proposal and demand that their Public Shares be converted into cash (although no such purchases will be made by KBL itself). See the section entitled “Summary of the Proxy Statement/Prospectus  — Interests of KBL’s Directors and Officers and Others in the Merger.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the board of directors of KBL is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, KBL will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If the adjournment proposal is not approved by the stockholders, KBL’s board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the merger (because the merger proposal is not approved or because the holders of 30% or more of the Public Shares vote against the merger proposal and demand conversion of their Public Shares into cash). In such event, the merger would not be completed and, unless KBL were able to consummate a business combination with another party no later than July 19, 2009, it would be required to liquidate.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of KBL’s common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

KBL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT KBL’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

At the special meeting, seven directors will be elected to New Pubco’s board of directors, of whom two will serve until the special meeting to be held in 2010, two will serve until the special meeting to be held in 2011 and three will serve until the special meeting to be held in 2012 and, in each case, until their successors are elected and qualified.

Upon consummation of the merger, if management’s nominees are elected, the directors of New Pubco will be classified as follows:

•	in the class to stand for reelection in 2010: Adm. Thomas C. Lynch and Lisa Skeete Tatum;
•	in the class to stand for reelection in 2011: Jerry L. Johnson and Michael D. Kaswan;
•	in the class to stand for reelection in 2012: Willie F. Johnson, Robert W. Bogle and Joseph D. Corvaia;

The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the merger is not authorized by the approval of both the merger proposal and the charter change proposals and the proper election by the holders of fewer than 30% of the Public Shares to convert their Public Shares into cash, the director election proposal will not be submitted to the stockholders for a vote, and KBL’s current directors will continue in office until New Pubco is required to be liquidated.

Directors and Executive Officers of New Pubco Following the Merger

At the effective time of the merger and assuming the election of the individuals set forth above, the board of directors and executive officers of New Pubco will be as follows:

Name	Age	Position
Willie F. Johnson	69	Chairman
Jerry L. Johnson	61	Vice Chairman
Harold T. Epps	56	President and Chief Executive Officer
Murvin Lackey	67	President of Distribution of Cherokee Pharmaceuticals
John J. McCarey	57	Executive Vice President, Chief Financial Officer
Stratton C. “Skip” Lee, Jr.	53	Executive Vice President, Business Development
George R. Burrell	61	Executive Vice President, General Counsel
John B. Elliot	58	President of Cherokee Pharmaceuticals
James Dobrowolski	46	President of U.S. Facilities, Inc.
Mark Schweiker	56	President – PRWT’s Business Process Solutions Operating Division
Thomas C. Lynch	67	Director
Robert W. Bogle	70	Director
Joseph D. Corvaia	60	Director
Michael D. Kaswan	41	Director
Lisa Skeete Tatum	41	Director

Information About the Nominees

Willie F. Johnson founded PRWT in 1988 and has been its Chairman since its inception. He previously served as its Chief Executive Officer from its inception until October 2008 and as its President from its inception until November 2007. In 1988, Mr. Johnson served as the Commissioner of the Office of Social Services for the Commonwealth of Pennsylvania and from 1976 to 1978, as the Executive Director of the Office of Employment and Training under the Office of the Mayor for the City of Philadelphia. Prior to founding PRWT, from 1980 to 1982, Mr. Johnson was the owner and Chief Executive Officer of Fidelity Systems, Inc., a cable-line construction company. His involvement in community activities is extensive. He is a board member of the Cheney University Foundation, USF, Girard College, the African-American Chamber of Commerce, and his alma mater, Allen University. Mr. Johnson was also a former board member of the Perkiomen School, the United Way of Southeastern Pennsylvania and the Urban League of Philadelphia. Mr. Johnson holds a B.A. from Allen University in South Carolina and a M.S.W. from the University of Pennsylvania. Mr. Johnson is not related to Jerry L. Johnson.

Jerry L. Johnson has served as a director and Vice Chairman of PRWT since May 2008. Mr. Johnson is responsible for developing growth strategies around PRWT’s merger and acquisition activities. Prior to joining PRWT, from March 2006 to May 2008, Mr. Johnson served as Chairman of Radnor Trust Company, a nationally chartered full service bank based in Radnor, Pennsylvania. From February 2004 to March 2006, he served as the president of eMoney Advisor and from 2002 to January 2006, was an executive vice president at Safeguard Scientifics, a NYSE traded public company specializing in the technology sector. He is Chairman of RTC Holdings, Inc., Chairman of E-Smith Legacy, Inc. and Chairman and co-owner of Axum Partners. He also chairs the Arthur Ashe Youth Tennis and Education Board, and serves on the board of the Academy in Manayunk, the Elite Companies Board, and is a trustee of the Elite Company Foundation. Previously, he served on the boards of Episcopal Academy, the Philadelphia Orchestra and the Wistar Institute. Mr. Johnson holds a B.S. from Truman State University, an M.S. from Northern Illinois University, and an M.S. from MIT’s Sloan School of Management. Mr. Johnson is not related to Willie F. Johnson.

Thomas C. Lynch joined the PRWT board in January of 2009. Mr. Lynch has been a Managing Director of Jones Lang LaSalle, a NYSE traded public company, since January of 2009, when Jones Lang LaSalle acquired the Staubach Company. From November 2001 to January 2009, Mr. Lynch was Senior Vice President of The Staubach Company. Mr. Lynch joined The Staubach Company in November 2001 after six years as Senior Vice President at Safeguard Scientifics, Inc., a NYSE traded public company specializing in the technology sector. While at Safeguard, from October 1998 to June 2000 he served as President and Chief Operating Officer at CompuCom Systems, a Safeguard subsidiary. After a 31-year career of naval service, Mr. Lynch retired in the rank of Rear Admiral. Mr. Lynch is a board member and member of the audit committees of Telkonet, Inc., a NYSE Amex traded public company. Mr. Lynch also serves on the boards of directors of several private companies, including Armed Forces Benefit Association, Buckeye Insurance Co. and Sprinturf Inc. Mr. Lynch received a B.S. from the United States Naval Academy and an M.S. from George Washington University.

Robert W. Bogle is the President, Chief Executive Officer and member of the board of directors of The Philadelphia Tribune, a position he has held since July 1989. From 1991 until 1995, Mr. Bogle served as the President of the National Newspaper Publisher’s Association, a trade association comprising 205 Black-owned newspapers across the United States. Since 2001, Mr. Bogle has served as the Chairman of the Hospitals and Higher Education Facilities Authority of Philadelphia and since 1997, he has served as a Commissioner of the Delaware River Port Authority, a client of PRWT. Mr. Bogle also serves on numerous boards of directors, including the Greater Philadelphia Chamber of Commerce, the Pennsylvania Newspapers Association Foundation, the Historical Society of Pennsylvania, the Mann Music Center for the Performing Arts, the Zoological Society of Philadelphia and the African-American Chamber of Commerce. Mr. Bogle is a Founder and President of the African-American News and Information Consortium, a group of premier newspapers in the United States. Mr. Bogle received a B.A. in Urban Studies from Cheyney University, where he has served as chairman of the Council of Trustees since 1987. Mr. Bogle received an honorary doctorate of Humane Letters from Drexel University.

Joseph D. Corvaia joined the PRWT board in December 2008. In 1999, Mr. Corvaia co-founded Xtreme Technologies Group, LLC and has served as Chairman since October 2004. From September 1998 to

March 2003, Mr. Corvaia was Senior Vice President of SLM Corporation (Sallie Mae), a NYSE traded public company, and from January 2001 to March 2003, he served as Chief Operating Officer and President of SLM Financial, a consumer finance subsidiary. From December 1996 to September 1998, Mr. Corvaia served as the Vice President of Equity One, Inc., a subsidiary of Popular, Inc., a Nasdaq traded public company. From December 1986 to December 1994 Mr. Corvaia served as the Chief Financial Officer of Credit Lenders Service Agency, a regional credit reporting agency, and from January 1995 to December 1996 Mr. Corvaia served as Credit Lenders’ President. Mr. Corvaia is a member of the board of trustees of Ursinus College, Collegeville, PA, where he received a B.A. Mr. Corvaia received an M.B.A. from Drexel University.

Michael D. Kaswan has served as KBL’s chief operating officer and a member of its board of directors since our inception. From July 1997 to November 1998, Mr. Kaswan served as a senior associate of KBL Healthcare, Inc. Mr. Kaswan has been an employee of KBL Healthcare Management Inc. since November 1998, and is currently a managing director. He has also been affiliated with all of the KBL Funds since November 1998. In June 1999, Mr. Kaswan co-founded Lumenos. Mr. Kaswan was a member of the board of Scandius Biomedical, Inc., a privately held medical device company that designs, manufactures, and markets products for the orthopedic sports medicine market, from December 2003 until its sale to Covidien, a medical device company, in November 2007 and its chairman from December 2006 to November 2007. Mr. Kaswan was also a member of the board of directors of Remon Medical Technologies, Inc., a private company that is developing implantable biomedical sensors and communications systems, from September 2004 until its sale to Boston Scientific, Inc. in August 2007. Mr. Kaswan served as the chief operating officer and a member of the board of directors of KBL Healthcare Acquisition Corp. II from its inception in December 2004 until its merger with Summer Infant (USA) in March 2007. Mr. Kaswan received a B.S. from the University of Virginia and an M.B.A. from Harvard Business School.

Lisa Skeete Tatum is a General Partner with Cardinal Partners, an early stage health care venture capital firm. She joined Cardinal in September 1998. At Cardinal, she focuses on investments in health technology and devices. Prior to joining Cardinal, from 1989 to 1994, Ms. Skeete Tatum worked for Procter & Gamble in various global and functional roles including Product Development, Purchasing and Product Supply. From 1994 to 1995 she was a Managing Associate at Circle of Beauty, a health and beauty joint venture start-up funded by Sears. In addition, in 1995 she founded a consulting firm specializing in strategic operational development for medium-sized consumer products companies. Ms. Skeete Tatum currently serves on the Board of Directors of AllianceCare and AxoGen, and as Chairman of the Board of MitralSolutions and AqueaScientific. She is a board observer at Inspired Technologies and led Cardinal’s investments in AthenaHealth and TechRx. Ms. Skeete Tatum is on the board of trustees for Cornell University, and serves on the boards of the Princeton Healthcare System Foundation and the Harvard Business School Alumni Advisory Board. She is also a member of the Committee of 200. Ms. Skeete Tatum received her B.S. in Chemical Engineering from Cornell University and her M.B.A. from Harvard Business School.

Independence of Directors

As a result of its securities being listed on the NYSE Amex, KBL adheres to the rules of that exchange in determining whether a director is independent. KBL and PRWT intend to seek to have New Pubco’s securities listed on NASDAQ or another national securities exchange. As a result, the board of directors of New Pubco will consult with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. NASDAQ requires that a majority of the board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, the board of directors of each of KBL and PRWT has affirmatively determined that, upon the closing of the merger, Messrs. Bogle, Corvaia and Lynch and Ms. Skeete Tatum will be the independent directors of New Pubco.

Audit Committee Information

Effective July 2007, KBL established an audit committee of the board of directors, which consists of Eileen More, as chairman, James Garvey and Joseph Williamson, each of whom is an independent director under the NYSE Amex listing standards. The audit committee met one time in 2007 and four times in 2008.

Upon the consummation of the merger, New Pubco shall establish and maintain an audit committee. The initial members of New Pubco’s audit committee will be Joseph Corvaia, chair, and Robert Bogle and Lisa Skeete Tatum. Each member of the audit committee is an independent director under NASD marketplace rules applicable to companies whose securities are quoted on NASDAQ. New Pubco will adopt an audit committee charter upon consummation of the merger. Minorities comprise the majority of the members of the audit committee. The audit committee’s duties shall include, but will not be limited to:

•	appointing, compensating, retaining and overseeing the work of any independent registered public accounting firm engaged (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
•	reviewing and discussing with management and the independent registered public accounting firm the annual audited financial statements, and recommending to the board whether the audited financial statements should be included New Pubco’s Form 10-K;
•	discussing with management and the independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the public company’s financial statements;
•	reviewing the adequacy of New Pubco’s internal accounting controls;
•	reviewing the independence of New Pubco’s independent registered public accounting firm;
•	reviewing and approving all related-party transactions;
•	pre-approving all audit services and permitted non-audit services to be performed by New Pubco’s independent registered public accounting firm, including the fees and terms of the services to be performed;
•	establishing procedures for the receipt, retention and treatment of complaints received by New Pubco regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Financial Experts on Audit Committee

The audit committee of New Pubco will be composed exclusively of members who meet the independence and financial literacy requirements under NASD Marketplace rules applicable to companies whose securities are quoted on NASDAQ. These rules define financial literacy as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, a NASDAQ listed company must certify to NASDAQ that the committee will have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The boards of directors of both KBL and PRWT have determined that Joseph Corvaia will satisfy the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under Item 401(h) of Regulation S-K of the SEC.

Information About the Executive Officers

Information about the executive officers of New Pubco who are not also nominees for directors is set forth in the section entitled “Business of PRWT — Management.”

Independent Auditors’ Fees

The firm of McGladrey & Pullen (“M&P”) acts as KBL’s independent registered public accounting firm. As previously disclosed in our Current Report on Form 8-K filed on January 9, 2008, certain of the partners of our prior independent registered public accounting firm, Goldstein Golub Kessler LLP (“GGK”), became partners of M&P. As a result, GGK resigned as KBL’s auditors effective January 9, 2008, and M&P was appointed as KBL’s independent registered public accounting firm in connection with KBL’s annual financial statements for the fiscal year ended December 31, 2007.

During the year ended December 31, 2008, M&P audit fees consisted of fees billed for the audits they performed in connection with KBL’s Annual Report for the fiscal year ended December 31, 2008 and for the three Quarterly Reports for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

During the fiscal year ended December 31, 2007, M&P audit fees consisted of fees for the audit of KBL’s financial statements, and GGK audit fees consisted of the review of the interim financial statements as of September 30, 2007 included in KBL’s quarterly report on Form 10-Q and services rendered in connection with our registration statements, including related audits and proxy filings. Total audit fees are as follows:

	2008	2007
Audit Fees — M&P	$92,500	$25,000
Audit Fees — GGK	—	46,626
Total Fees	$92,500	$71,626

The firm of Grant Thornton LLP (“Grant Thornton”) acts as PRWT’s independent registered public accounting firm. Grant Thornton will act as New Pubco’s independent registered public accounting firm after consummation of the merger.

	2008	2007
Audit Fees — Grant Thornton	$1,211,830	$268,250

Audit Related Fees

During the fiscal years ended December 31, 2007 and December 31, 2008, KBL did not incur audit-related fees with M&P or GGK. During the fiscal years ended December 31, 2007 and December 31, 2008, PRWT did not incur audit-related fees with Grant Thornton.

Tax Fees

KBL incurred $4,499 in fees during the year ended December 31, 2008 from RSM McGladrey, a company affiliated with M&P, in connection with the preparation of KBL’s 2007 tax return. During the fiscal years ended December 31, 2007 and December 31, 2008, KBL did not incur tax-related fees with M&P or GGK. PRWT incurred $23,395 and $89,305 in tax fees during the years ended December 31, 2008 and 2007, respectively, with Grant Thornton.

All Other Fees

During the year ended December 31, 2008, KBL incurred $3,591 of fees from M&P in connection with acquisition related services and questions; KBL did not incur any fees from GGK. During the fiscal year ended December 31, 2007, KBL did not incur any fees with M&P or GGK other than those described above. During the years ended December 31, 2008 and 2007, PRWT incurred $35,680 and $50,335, respectively, of fees with Grant Thornton in connection with a 401k audit and acquisition related services and questions.

Audit Committee Pre-Approval Policies and Procedures

Since KBL’s audit committee was not formed until July 2007, the audit committee did not pre-approve all of the foregoing services although any services rendered prior to the formation of KBL’s audit committee were approved by its board of directors. However, all services rendered since July 2007 were pre-approved by KBL’s audit committee.

In addition, in accordance with Section 10A(i) of the Securities Exchange Act of 1934, before New Pubco engages its independent registered public accounting firm to render audit or non-audit services on a going-forward basis, the engagement will be approved by New Pubco’s audit committee.

Code of Ethics

In July 2007, KBL’s board of directors adopted a code of ethics that applies to KBL’s directors, officers and employees as well as to those of its subsidiaries. A copy of KBL’s code of ethics may be obtained free of charge by submitting a request in writing to KBL Healthcare Acquisition Corp. III, 380 Lexington Avenue, 31st Floor, New York, New York 10168. Upon consummation of the merger, New Pubco will adopt a code of ethics that applies to New Pubco’s directors, officers and employees as well as those of its subsidiaries. A copy of New Pubco’s code of ethics will be available free of charge by submitting a request in writing to PRWT Services, Inc., 1835 Market Street, Suite 800, Philadelphia, Pennsylvania 19103. Upon consummation of the merger, New Pubco shall adopt a code of ethics in form substantially similar to that of KBL.

Compensation Committee Information

Upon consummation of the merger, the board of directors of New Pubco will establish a compensation committee with Thomas Lynch, Robert Bogle and Lisa Skeete Tatum as its members with Mr. Lynch serving as chairman. Each will be an independent director under the NASDAQ listing standards, Rule 16b-3 of the Exchange Act and Section 162(m) of the IRC. The purpose of the compensation committee will be to review and recommend to the full board for approval compensation paid to New Pubco’s officers (as defined under Section 16 of the Exchange Act) and directors and to administer New Pubco’s incentive compensation plans, including the 2009 long-term incentive equity plan and any other plans that may be adopted in the future, including authority to make and modify awards under such plans.

Compensation Committee Interlocks and Insider Participation

None of the persons designated as directors of New Pubco currently serves on the compensation committee of any other company on which any other director designee of New Pubco or any officer or director of KBL or New Pubco is currently a member.

Nominating Committee Information

Effective April 2007, KBL established a nominating committee of the board of directors, which consists of Terence Barnett, as chairman, and Joseph Williamson, each of whom is an independent director under the NYSE Amex listing standards. Upon consummation of the merger, New Pubco will establish and maintain a nominating committee. The initial members of this committee will be Robert Bogle, Thomas Lynch and Joseph Corvaia with Mr. Bogle serving as chairman, each of whom is an independent director under the NASDAQ listing requirements.

Guidelines for Selecting Director Nominees

New Pubco’s nominating and corporate governance committee will be responsible for overseeing the selection of persons to be nominated to serve on New Pubco’s board of directors. The nominating and corporate governance committee considers persons identified by its stockholders, management, investment bankers and others. The guidelines for selecting nominees, which will be specified in the nominating and corporate governance committee charter, provide that, generally, persons to be nominated should be actively engaged in business, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to the New Pubco business, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominating and corporate governance committee will evaluate each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement New Pubco’s business plan, perpetuate its business and represent stockholder interests. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating and corporate governance committee will not distinguish among nominees recommended by stockholders and other persons.

Specifically, the guidelines for selecting nominees provide that the nominations committee will consider and evaluate based on, among other factors, the following:

•	the candidate’s independence under the NASDAQ listing requirements;
•	the candidate’s accomplishments and reputations, both personal and professional;
•	the candidate’s relevant experience and expertise;
•	the candidate’s knowledge of the company and issues affecting New Pubco;

•	the candidate’s moral and ethical character; and
•	the candidate’s ability to commit the required time necessary to discharge the duties of board membership.

Compensation of Officers and Directors

No compensation of any kind, including finders and consulting fees, has been or will be paid to any of KBL’s officers or their affiliates for services rendered through the closing of the merger, except for an aggregate of $600,000 payable to two consultants of KBL upon consummation of the merger. KBL’s executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on KBL’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of December 31, 2008, an aggregate of approximately $557,000 has been reimbursed to them for such expenses. There is no limit on the amount of these out-of-pocket expenses, and there will be no review of the reasonableness of the expenses by anyone other than KBL’s board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Compensation Discussion and Analysis of PRWT Prior to the Merger

The purpose of this Compensation Discussion and Analysis is to provide the information necessary for understanding the compensation philosophy, policies and decisions which are material to the compensation of PRWT’s executive officers, including its named executive officers. References to PRWT’s “named executive officers” include each of the executive officers who served as PRWT’s principal executive officer and PRWT’s principal financial officer during fiscal 2008 and PRWT’s three other most highly compensated executive officers during fiscal 2008: Willie F. Johnson, Harold T. Epps, John J. McCarey, William Turner, Jerry L. Johnson, Murvin Lackey and Stratton C. Lee, Jr. The following discussion relates to PRWT’s executive compensation program prior to the merger and does not necessarily represent compensation decisions that will be made by New Pubco following completion of the merger, except where otherwise noted.

Executive Compensation Philosophy and Objectives

The primary objective of PRWT’s compensation program with respect to its named executive officers is to drive performance excellence in order to ensure that PRWT is a leader within each of the markets in which it competes and to increase shareholder value for all PRWT shareholders.

PRWT’s compensation program with respect to its named executive officers is also designed to achieve the following objectives:

•	to provide compensation that will attract and retain superior executive talent;
•	to provide its named executive officers with compensation that reflects their overall experience, position with PRWT and expected contributions to PRWT;
•	to support the achievement of PRWT’s short- and long-term strategic and financial goals by linking a portion of the named executive officer’s compensation to the achievement of such goals;
•	to be competitive with compensation programs offered by companies within similar industries based on formal and informal surveys conducted by PRWT; and
•	to offer to its named executive officers appropriate benefits and perquisites comparable to those offered by other companies within similar industries.

PRWT’s compensation programs, which have been developed with the assistance of independent compensation experts, place a very strong emphasis on “paying-for-performance.” The three basic drivers of PRWT’s “pay-for-performance” program are:

•	base salary (including merit increases);
•	cash bonuses (annual incentives); and
•	equity-based awards (longer-term incentives).

PRWT evaluates these compensation elements against the competitive landscape to establish and maintain its overarching compensation structure. An individual’s earning potential is dependent upon individual and company performance in supporting PRWT’s stated goals and objectives or identified business strategies and financial objectives. If the individual or PRWT does not meet its goals and objectives, rewards or incentives are adjusted accordingly.

Historically, PRWT’s goals and objectives were developed by the executive management team as directed by its chief executive officer and approved by PRWT’s board of directors or sole director, as applicable. Throughout most of fiscal 2008, PRWT had a sole director, however the board of directors was expanded in December 2008. All references in this section to the “board” refer to the sole director or the prior or current expanded board of directors, as applicable.

In February 2008, PRWT retained the consulting services of Axum Partners, or Axum, to assist it in the evaluation of its compensation program for its executive officers. In providing PRWT such services, Axum utilized the services of Ryan, McKinley & Associates, Inc., or RMA. Specifically, Axum was engaged by PRWT to provide PRWT information and analyses related to salary, bonus, equity and other compensation data for executives of similarly sized companies in PRWT’s various industries. In order to assess PRWT’s compensation program for its executive officers, Axum conducted a study based on survey data reflective of the industries and similar sizes as PRWT’s various business entities. Mr. Jerry Johnson and his wife each have a 50% interest in Axum. PRWT transitioned the consulting services from Axum to RMA when Mr. Jerry Johnson became an employee of PRWT. In July 2008, PRWT retained the services of RMA directly to assist PRWT in completing its evaluation of its compensation program for its executive officers, including assessing PRWT’s competitive position in the marketplace and the appropriate mix of compensation elements.

PRWT operates in industries that are highly competitive and volatile. In order to respond to the significant shifts in the industries in which it operates, PRWT recognizes the need to provide competitive levels of compensation that will attract and retain talented executives. PRWT benchmarks the 50th percentile of the relevant competitive marketplaces in which PRWT competes. With the support of independent compensation consultants that assist in reviewing market benchmark data, based on industry, revenues, employee headcount and job description, PRWT is able to review its marketplace competitiveness and make periodic adjustments. PRWT has historically referred to published compensation survey data provided by its compensation consultants for purposes of benchmarking the compensation of its named executive officers, including the following surveys:

•	Radford Life Science Benchmark Survey;
•	Economic Resources Institute Executive Compensation;
•	BIO World Executive Compensation Report; and
•	Dow Jones — Venture One Survey.

PRWT places a strong emphasis on the linkage between compensation and an employee’s position or role and responsibilities within PRWT. The belief is that compensation should generally increase with an individual’s position and or overall responsibility, since individuals with greater responsibility also have the ability to have a greater influence on company performance. Therefore, compensation should correlate to the relative value and contribution of that position to the organization in comparison to other positions within PRWT.

PRWT also recognizes the link between leadership, motivation and excellent performance. PRWT’s executive compensation philosophy is intended to align the interests of management with those of PRWT’s shareholders by tying a substantial portion of each executive’s compensation to the achievement of financial and strategic business objectives and individual performance goals that contribute to meeting those objectives. As PRWT achieves performance goals, executives will be rewarded through salaries, bonuses, equity and other incentive programs.

Elements of Executive Compensation

During fiscal 2008, the compensation paid to PRWT’s named executive officers consisted of the following elements:

•	base salary;
•	cash bonuses;
•	equity-based awards;
•	right to severance benefits and right to participate in a nonqualified deferred compensation plan;
•	perquisites and other personal benefits, including benefits that are generally available to all full-time employees of PRWT, such as participation in group medical, disability and life insurance plans and a 401(k) plan.

These elements are discussed in greater detail below.

Base Salary.  Base salary is the guaranteed element of PRWT’s named executive officers’ compensation. Base salaries are used to reward superior individual performance of each named executive officer on a day-to-day basis during the year and to encourage continued superior job performance. PRWT also uses base salaries as an incentive to attract top quality executives and other management employees from other companies. Moreover, base salary and increases to base salary recognize the overall experience, position and responsibilities within PRWT and expected contributions to PRWT of each named executive officer.

The base salary of each of PRWT’s named executive officers was initially fixed pursuant to their offer letters or the terms of their respective employment agreements, where applicable. Base salaries are reviewed annually, and adjusted from time to time. In determining the base salaries of PRWT’s named executive officers, PRWT’s board considers several factors including individual performance and or capability, current salaries of comparable companies and positions in the marketplace, company performance as well as PRWT’s prospective business needs and strategies. Information concerning base salaries paid to PRWT’s named executive officers in fiscal 2008 is set forth in “ — 2008 PRWT Executive Compensation — Summary Compensation Table.”

Prior to July 1, 2009, for fiscal 2009, Messrs. Willie Johnson, Epps, McCarey, Jerry Johnson, Lackey and Lee, are entitled to receive annual base salaries of $600,000; $350,000; $275,000; $450,000; $325,000; and $260,000, respectively. For information related to salary increases of certain named executive officers in connection with new employment agreements, see “ — Compensation Discussion and Analysis of New Pubco (PRWT) Following the Merger — Employment Agreements.”

Cash Bonuses.  Cash bonuses are awarded to PRWT’s named executive officers (i) pursuant to their respective employment agreements, where applicable, (ii) pursuant to PRWT’s annual incentive program and (iii) on a discretionary basis. PRWT has not formally adopted any policies with respect to the allocation of cash and equity components in the mix of executive compensation.

Jerry Johnson received a cash bonus in fiscal 2008 pursuant to the terms of his employment agreement. Mr. Jerry Johnson’s employment agreement, dated June 1, 2008, provides that Mr. Jerry Johnson will receive a signing bonus of $1,000,000, with $500,000 payable within 90 days after the effective date of the agreement, $250,000 payable one year after the effective date, and $250,000 payable two years after the effective date. PRWT paid the first installment of $500,000 to Mr. Jerry Johnson in fiscal 2008.

PRWT has an annual incentive program for eligible participants, including the named executive officers, which is not set forth in a written agreement. The annual cash incentive bonus program is designed to motivate PRWT’s executive officers to achieve PRWT’s short-term financial goals. Each year the PRWT board establishes a bonus pool to be paid to eligible participants based upon PRWT achieving certain company-based performance goals approved by the PRWT board. For fiscal 2008, the PRWT board set the maximum amount available for bonuses under the annual incentive program equal to the total of 60% of each eligible participant’s base salary. For fiscal 2008, PRWT’s goal was to exceed certain revenue and EBITDA targets. Pursuant to such program, each of the named executive officers is generally eligible to earn a cash bonus of up to 100% (150% in the case of Mr. Epps) of the named executive officer’s current base salary, however, the PRWT board has the discretion to pay at, above or below this 100% (150% in the case of Mr. Epps) target.

In determining individual payouts, the PRWT board has the flexibility to increase, decrease or eliminate the amounts payable under the annual incentive program, based on the attainment of pre-established individual performance goals, regardless of whether the company-based performance targets are met. The decision to increase or decrease an actual payout award is generally based on a variety of subjective factors the PRWT board deems appropriate. Having this discretion permits individual performance to have a more direct impact on the ultimate payout. In the event the company-based performance targets are met, the PRWT board can adjust downward a payout to an individual who did not meet some or all of their individual performance goals. At the same time, however, whether or not the company-based performance targets are met, the PRWT board can reward individuals who exhibit superior individual performance during the year.

The table below sets forth the company-based performance measures for the 2008 annual incentive program that applied to PRWT’s named executive officers, as well as the actual performance results.

Financial Objective	2008 Target	2008 Actual
Total Revenue	$163,158,000	$165,345,000
Bonus EBITDA(1)	($2,351,000)	$1,795,000 (2)

(1)	EBITDA is earnings (net income (loss)) before interest expense, taxes, depreciation and amortization. Bonus EBITDA is a calculation PRWT uses for annual incentive purposes only. Bonus EBITDA represents EBITDA plus (a) minority interest and (b) non-budgeted, non-recurring expenses.
(2)	PRWT’s 2008 actual Bonus EBITDA included minority interest of $467,000 and non-budgeted, non-recurring expenses.of $8.998 million.

The table below sets forth the principal individual performance goals used to determine cash incentive compensation in 2008 under PRWT’s annual cash incentive bonus program. With the exception of Mr. Willie Johnson, PRWT’s named executive officers’ individual performance goals, are established at the beginning of each year by either the chairman or the CEO and were disclosed to and discussed with each named executive officer at such time.

Executive Officer	General Description of Individual Performance Goals
Harold T. Epps	• Achieve specific revenue goals
•    Achieve specific EBITDA goals
•    Create and implement corporate and individual performance goals
•    Develop mission, vision and core values for PRWT
•    Develop PRWT’s leadership team

John J. McCarey	• Achieve specific revenue goals
•    Achieve specific EBITDA goals
•    Implement new financial systems for Cherokee
•    Review and implement internal control systems
•    Co-lead efforts to secure additional financing, if necessary, to support company growth
•    Participate in marketing, negotiating, and implementing new business opportunities

Jerry L. Johnson	• Establish executive compensation philosophy and program for PRWT
•    Create and implement corporate governance policies
•    Co-lead efforts to secure additional financing, if necessary, to support company growth

Murvin Lackey	• Lead negotiations with SAFC to launch start-up distribution business
•    Lead post-closing negotiations with Merck to finalize supply agreement
•    Lead development of an enterprise-wide procurement strategy

Stratton C. “Skip” Lee, Jr.	• Lead Cherokee transition and integration effort
•    Support efforts to secure additional financing to support company’s growth
•    Lead proof of concept of distribution business with SAFC
•    Lead community involvement efforts in the Danville, PA region
•    Lead development of KOZ application and submission to the Commonwealth

Based on the achievement of PRWT’s company-based performance measures and a review of individual performance, the PRWT board set Messrs. Willie Johnson, Epps, McCarey, Jerry Johnson, Lackey and Lee’s bonus payout under the 2008 annual incentive program equal to 75%, 90%, 70%, 75%, 50% and 70%, respectively of each individual’s 2008 base salary. The compensation committee looked at PRWT’s overall performance for 2008 in setting Mr. Willie Johnson’s bonus at 75% of his salary. The percentages for the other named executive officers were based on the compensation committee’s determination that

•	Mr. Epps achieved 60% (or 90% of his 150% target) of his individual performance goals for 2008. Specifically, the compensation committee determined that Mr. Epps achieved his individual performance goals, except for the development of PRWT’s leadership team and the implementation of a program to set individual performance goals for non-executive employees;
•	Mr. McCarey achieved 70% of his individual performance goals for 2008. Specifically, the compensation committee determined that Mr. McCarey achieved his individual performance goals, except for fully implementing internal control systems by year end.
•	Mr. Jerry Johnson achieved 75% of his individual performance goals for 2008. Specifically, the compensation committee determined that Mr. Jerry Johnson achieved his individual performance goals, except for fully implementing corporate governance policies.
•	Mr. Lackey achieved 50% of his individual performance goals for 2008. Specifically, the compensation committee determined that Mr. Lackey achieved his individual performance goals, except for the launch of the start-up distribution business within the prescribed timeframe.
•	Mr. Lee achieved 70% of his individual performance goals for 2008. Specifically, the compensation committee determined that Mr. Lee achieved his individual performance goals, except for the completion of the proof of concept for the start-up of the distribution business within the prescribed timeframe.

See “2008 PRWT Executive Compensation — Summary Compensation Table” for the actual amounts paid out to PRWT’s named executive officers for 2008. Amounts paid under the annual incentive program are reported in the “Non-Equity Incentive Plan Compensation” column.

The following named executive officers were awarded the following discretionary cash bonuses in fiscal 2008: Messrs. Willie Johnson ($1,207,085), Turner ($134,806), Lackey ($156,650) and Lee ($500,000). Discretionary cash bonuses were awarded to such named executive officers based on both their individual performance and PRWT’s overall performance. These awards recognized such named executive officers for their contributions to PRWT’s overall corporate performance, as measured by PRWT’s ability to achieve specified strategic and financial performance measures within its overall operating plan, including recognizing such named executive officers’ contributions in connection with the Cherokee acquisition.

As described below, in fiscal 2008 certain of PRWT’s named executive officers were awarded the right to immediately purchase shares of PRWT’s class A common stock pursuant to PRWT’s 2008 Equity Compensation Plan. In connection with such awards, PRWT paid to each named executive officer a cash bonus equal to the purchase price of the shares subject to each award. Upon receipt of such bonus money, the same was simultaneously paid back to PRWT in satisfaction of the purchase price of the shares. The following named executive officers were awarded the following cash bonuses related to the purchase of their shares in fiscal 2008: Messrs. Epps ($564,750); McCarey ($345,125); Jerry Johnson ($376,500); Lackey ($345,125) and Lee ($480,133).

Equity-based Awards.  In fiscal 2008, equity awards were made pursuant to PRWT’s 2008 Equity Compensation Plan which was approved by PRWT’s board and shareholders in December 2008. These equity awards were made to reward individual and company performance and for long-term motivation and retention of PRWT’s named executive officers. PRWT has not formally adopted any policies with respect to the allocation of cash and equity components in the mix of executive compensation. However, it is PRWT’s belief that it is important to provide a compensation mix that allows a meaningful level of equity ownership by PRWT’s named executive officers in order to align management’s interests with those of PRWT’s shareholders. PRWT’s equity awards are designed to align these interests by providing PRWT’s named executive officers with a proprietary interest in pursuing the long-term growth, profitability and financial success of PRWT. Factors used when considering equity-based awards include individual and company performance, the overall financial condition of PRWT and the named executive officer’s leadership potential.

Fiscal 2008 was the first year in which PRWT compensated its executive officers with equity awards. In 2008, PRWT engaged the services of a compensation consultant to provide advice to the board in determining the equity awards to be issued. The compensation consultant provided PRWT with information related to historic pre-IPO data obtained from published survey data prepared by Radford and Venture One. These surveys provided information and guidance to analyze the distribution of equity ownership amongst pre-IPO management. The board considered this data as a guidepost to its evaluation of proposed equity awards; however, there was no mandate that any actual awards fell within any set range.

During fiscal 2008, the equity awards PRWT issued consisted of stock purchase rights and stock options. However, the named executive officers only received stock purchase rights. During 2008, PRWT had two classes of common stock, class A voting common stock and class B non-voting common stock. On or before the consummation of the merger, PRWT will recapitalize so that there is a single class of PRWT common stock issued and outstanding. Each share of class A common stock and class B common stock will be converted into a single class of common stock approximately on a 1-to-0.141 basis.

On December 16, 2008, each of Messrs. Epps, McCarey, Jerry Johnson, Lackey and Lee were awarded the right to purchase 4,500,000, 2,750,000, 3,000,000, 2,750,000 and 3,825,758 shares of class A common stock, respectively, at a purchase price of $0.1255 per share. In connection with such awards, PRWT paid to each named executive officer a cash bonus equal to the purchase price of the shares subject to each award. See “ — Cash Bonuses” above. PRWT also paid to each named executive officer a tax gross-up associated with such stock purchase. See “ — Perquisites and Other Personal Benefits” below. All shares of class A common stock issued to the named executive officers were fully vested upon issuance. On a pro forma basis, giving pro forma effect to the conversion of PRWT’s class A common stock and class B common stock into a single class of common stock, the awards to Messrs. Epps, McCarey, Jerry Johnson, Lackey, and Lee on December 16, 2008 were equivalent to awards to purchase 633,605, 387,203, 422,403, 387,203 and 538,671 shares of common stock, respectively.

Deferred Compensation Plan.  PRWT maintains a nonqualified deferred compensation plan that allows eligible employees, including its named executive officers, to defer compensation in excess of the amounts that the employee can defer under PRWT’s 401(k) plan because of limits under the Internal Revenue Code of 1986, as amended, on the amount of compensation that can be deferred. In addition, in PRWT’s absolute and sole discretion, PRWT may make a contribution that will be allocated among participants in PRWT’s discretion. PRWT did not make any contributions to the nonqualified deferred compensation plan in fiscal 2008.

Perquisites and Other Personal Benefits.  Each of the named executive officers receives a limited amount of perquisites and other personal benefits that PRWT pays on their behalf or for which PRWT provides reimbursement. During fiscal 2008, PRWT’s named executive officers received perquisites and other personal benefits including, among other things, payment of golf club memberships, payment of diners club memberships, parking allowances, payment of life insurance premiums, company matching in the 401(k) plan, transportation, tax gross-up payments, and loan forgiveness. PRWT believes that such perquisites and other personal benefits are reasonable, comparable to benefits offered to executive officers by other employers and a necessary component of compensation to attract and retain executive officers. The perquisites and other personal benefits provided to each of PRWT’s named executive officers in fiscal 2008 are disclosed in “ — 2008 PRWT Executive Compensation — Summary Compensation Table.”

Severance Benefits.  The employment agreements of Jerry Johnson and Murvin Lackey contain termination provisions that provide each with severance payments if his employment is terminated in specified circumstances. See “ — 2008 PRWT Executive Compensation — Employment Agreements Prior to the Merger.” The separation agreement of William Turner provides Mr. Turner with certain severance payments and retirement benefits. See “ — 2008 PRWT Executive Compensation — Separation Agreement.” PRWT’s board considered certain legal and tax provisions and general corporate practice to select the events that will trigger payments and the amounts payable under the employment and separation agreements noted above.

Determination of Compensation for Named Executive Officers

Prior to the closing of the merger, PRWT has been a privately held company, operating under the direction of its chairman, chief executive officer and its board. Historically, PRWT has generally not used, and has not had the need to use, many of the more formal compensation practices and policies employed by publicly traded companies subject to the executive compensation disclosure rules of the SEC. For example, until January 2009, PRWT did not have a compensation committee. As a result, in fiscal 2008, PRWT’s chairman, vice chairman and chief executive officer made recommendations concerning the amount of compensation to be awarded to each of PRWT’s named executive officers and all decisions regarding compensation of PRWT’s named executive officers were determined by the PRWT board after consulting with an independent compensation expert.

2008 PRWT Executive Compensation

Summary Compensation Table

The following table sets forth the compensation earned during fiscal 2008 by each of PRWT’s named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Willie Johnson Chairman of the Board(5)	2008	630,769	(6)	1,207,085	—	473,076	222,468	2,533,398
Harold T. Epps President and CEO(5)	2008	313,462	(7)	—	564,750	282,116	639,175	1,799,503
John McCarey Executive Vice President, CFO(8)	2008	275,000		—	345,125	192,500	342,944	1,155,569
William Turner Former Executive Vice President, CFO(9)	2008	236,479		134,806	—	—	824,938	1,196,223
Jerry L. Johnson Vice Chairman	2008	259,615	(10)	1,000,000	376,500	194,711	525,729	2,356,555
Murvin Lackey Senior Advisor to the Chairman(11)	2008	325,000		156,650	345,125	162,500	283,322	1,272,597
Stratton C. “Skip” Lee, Jr., Executive Vice President, Business Development	2008	259,923		500,000	480,133	182,000	370,563	1,792,619

(1)	The amount included for Mr. Jerry Johnson is comprised of a $1,000,000 signing bonus, $500,000 of which was paid to Mr. Jerry Johnson in fiscal 2008, $250,000 of which is payable in 2009, and $250,000 of which is payable in 2010. The payment of the full signing bonus is guaranteed and is not contingent on future performance or continued employment. No amounts related to cash bonuses paid to certain executive officers to purchase shares of PRWT’s class A common stock are included in this column, as amounts reflecting the expense which PRWT recognized in connection with the awards of the right to purchase class A common stock and the payment of such bonuses are included in the “Stock Awards” column. For additional information regarding the bonuses earned by PRWT’s other named executive officers in fiscal 2008, see “ — Compensation Discussion and Analysis of PRWT Prior to the Merger — Elements of Executive Compensation — Cash Bonuses.”
(2)	The amounts in this column reflect amounts PRWT recognized as an expense in 2008 for financial statement reporting purposes for the awards of the right to purchase class A common stock granted under PRWT’s 2008 Equity Compensation Plan. The amounts expensed in 2008 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123(R)). See Note 18 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2008. In connection with such awards, PRWT paid to each named executive officer a cash bonus equal to the purchase price of the shares subject to each award and a tax gross-up associated with such stock purchase (such gross-up amount is included in the “All Other Compensation” column). For further information regarding the class A awards, see “Grants of Plan-Based Awards During Year Ended December 31, 2008” table below.
(3)	The amounts in this column reflect bonus awards earned in fiscal 2008 under PRWT’s annual incentive program.

(4)	The following table summarizes all other compensation paid during fiscal 2008 to PRWT’s named executive officers:

Named Executive Officer	Golf Membership ($)	Diners Club Membership ($)	Parking Allowance ($)	Life Insurance Premiums and 401(k) Matching ($) (a)	Transportation ($)		Tax Gross-Up ($) (b)	Loan Forgiveness/ Below Market Loan ($) (c)	Severance Payments ($)	Other Compensation ($)
Willie F. Johnson	24,540	5,323	4,008	52,497	4,736 (d)		—	131,364	—	—
Harold T. Epps	29,425	4,727	4,008	1,951	—		486,381	105,683	—	7,000	(e)
John J. McCarey	5,172	1,908	4,008	—	—		331,856	—	—	—
William Turner	40,573	—	4,008	11,748	—		—	18,609	750,000 (f)	—
Jerry L. Johnson	—	4,302	4,008	4,723	12,906	(g)	285,420	—	—	214,370	(h)
Murvin Lackey	17,679	—	4,008	—	—		261,635	—	—	—
Stratton C. “Skip” Lee, Jr.	—	—	—	—	—		370,563	—	—	—
(a)	Represents company paid or reimbursed life insurance premiums in the amount of $52,197, $1,651, $11,448 and $4,423, for Messrs. Willie Johnson, Epps, Turner and Jerry Johnson, respectively, related to life insurance benefits not available to all salaried employees and company contributions under PRWT’s 401(k) plan in the amount of $300 for each of Messrs. Willie Johnson, Epps, Turner and Jerry Johnson. PRWT also provides its named executive officers with certain group life, medical and disability benefits generally available to all salaried employees and not included herein pursuant to SEC rules.
(b)	For Messrs. Willie Johnson, McCarey, Jerry Johnson, Lackey and Lee the amounts represent a tax gross-up payment associated with their respective stock purchases pursuant to PRWT’s 2008 Equity Compensation Plan. For Mr. Epps the amount represents (i) $50,511 for a tax gross-up payment associated with the forgiveness by PRWT of an outstanding $100,000 loan (see (c) below) and (ii) $435,870 for a tax gross-up payment associated with Mr. Epps’ stock purchase pursuant to PRWT’s 2008 Equity Compensation Plan.
(c)	For Messrs. Willie Johnson and Turner the amounts represent the benefit received during 2008 from loans from PRWT to such named executive officer which had interest rates that were below market. The amount set forth in the table is equal to the difference between the rate charged and an assumed market rate of 8%. For Mr. Epps the amount represents (i) a $100,000 loan given to Mr. Epps in November 2007 which was forgiven in December 2008 in connection with his promotion to CEO in October 2008 and (ii) $5,683, the benefit received during 2008 from loans from PRWT to Mr. Epps which had interest rates that were below market (assuming that the market rate was 8%). See “Certain Relationships and Related Transactions — PRWT Related Person Transactions.”
(d)	Represents company paid or reimbursed travel expenses for travel to and from Florida and Philadelphia, PA. Mr. Willie Johnson has a home in Florida, but regularly travels to PRWT’s headquarters in Philadelphia, PA.
(e)	Represents company reimbursed temporary housing allowance in connection with Mr. Epps’ relocation.
(f)	Amount in column does not include an additional $120,000 payable to Mr. Turner on or before the closing of the merger pursuant to his separation agreement and letter agreement. See “ — Separation Agreement.”
(g)	PRWT maintains a car and company driver to provide transportation services. The cost included in the table represents the estimated incremental cost to PRWT for Mr. Johnson’s personal use of the company-provided transportation services. PRWT has estimated the aggregate incremental cost of Mr. Johnson’s personal use of the company-provided transportation services to be equal to 50% of the total costs PRWT incurs in providing the transportation services. In computing the total cost to PRWT of the transportation services, PRWT included the following: depreciation of the automobile, maintenance costs, fuel, insurance, tolls, and the company driver’s salary.
(h)	PRWT paid consulting fees of $214,370 for work performed for PRWT by Axum Partners in fiscal 2008. Mr. Jerry Johnson and his wife each have a 50% interest in Axum Partners. Such work was substantially performed prior to Mr. Jerry Johnson becoming an employee of PRWT. Axum Partners no longer performs work for PRWT. The amount disclosed herein does not include consulting fees paid to Axum Partners in fiscal 2008 for work performed prior to fiscal 2008. See “Certain Relationships and Related Transactions — PRWT Related Person Transactions.”
(5)	Mr. Willie Johnson was Chairman and CEO through October 2008. In October 2008, Mr. Epps succeeded Mr. Willie Johnson in the position of CEO.
(6)	Mr. Willie Johnson’s base salary for 2008 was $650,000; however, in August 2008 Mr. Willie Johnson elected to reduce his base salary to $600,000.
(7)	Mr. Epps’ base salary for 2008 was $300,000; however in October 2008, Mr. Epps’ base salary was increased to $350,000.
(8)	On July 1, 2008, Mr. McCarey succeeded Mr. Turner in the position of CFO.
(9)	Mr. Turner was CFO through June 30, 2008. Mr. Turner retired from PRWT effective as of December 31, 2008.
(10)	Mr. Jerry Johnson was hired during fiscal 2008 at a base salary of $450,000. The amount in the table above shows the actual amount paid to Mr. Jerry Johnson in fiscal 2008.
(11)	In March 2009, Mr. Lackey was named President of Distribution of Cherokee Pharmaceuticals LLC, a wholly owned subsidiary of PRWT.

Grants of Plan-Based Awards During Year Ended December 31, 2008

The following table shows all plan-based awards granted to PRWT’s named executive officers during fiscal 2008.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Date of Board Action	Threshold ($)	Target ($)		Maximum ($)
Willie Johnson	—	—	(3)	630,769	(4)	(3)	—	—
Harold T. Epps	—	—	(3)	470,193	(4)	(3)	—	—
	12/16/2008	12/10/2008	—	—		—	4,500,000	564,750
John McCarey	—	—	(3)	275,000	(4)	(3)	—	—
	12/16/2008	12/10/2008	—	—		—	2,750,000	345,125
William Turner	—	—	—	—		—	—	—
Jerry L. Johnson	—	—	(3)	259,615	(4)	—	—
	12/16/2008	12/10/2008	—	—		—	3,000,000	376,500
Murvin Lackey	—	—	(3)	325,000	(4)	(3)	—	—
	12/16/2008	12/10/2008	—	—		—	2,750,000	345,125
Stratton C. “Skip” Lee, Jr.	—	—	(3)	259,923	(4)	(3)	—	—
	12/16/2008	12/10/2008	—	—		—	3,825,758	480,133

(1)	Represents the award of rights to immediately purchase shares of PRWT’s class A common stock pursuant to PRWT’s 2008 Equity Compensation Plan at $0.1255 per share. The purchase price of all rights to purchase class A common stock were at prices believed by PRWT’s board of directors to be equal to the fair market value of PRWT’s class A common stock on the date of grant. PRWT’s class A common stock was not listed or quoted on any public market when the equity awards were issued and therefore no market value for PRWT’s shares was readily available. PRWT engaged an independent, third-party valuation firm, Asterion, Inc., to assist it with the determination of the fair value of the shares of class A common stock. The method used by the third party valuation firm to arrive at the fair value of the underlying stock price was a discounted cash flow analysis and the December 31, 2007 purchase price of Cherokee.

In connection with such awards, PRWT paid to each named executive officer a cash bonus equal to the purchase price of the shares subject to each award. The following named executive officers were awarded the following cash bonuses related to the purchase of their shares in fiscal 2008: Messrs. Epps ($564,750); McCarey ($345,125); Jerry Johnson ($376,500); Lackey ($345,125) and Lee ($480,133). Upon receipt of such bonus money, the same was simultaneously paid back to PRWT in satisfaction of the purchase price of the shares. PRWT also paid to each named executive officer a tax gross-up associated with such stock purchase. See “ — Summary Compensation Table.” The shares of class A common stock issued to each named executive officer were immediately and fully vested upon issuance. Transfer of the shares of class A common stock acquired are restricted by the PRWT Services, Inc. Shareholders’ Agreement. On a pro forma basis, giving pro forma effect to the conversion of PRWT’s class A common stock and class B common stock into a single class of common stock, the awards to Messrs. Epps, McCarey, Jerry Johnson, Lackey, and Lee on December 16, 2008 were equivalent to awards to purchase 633,605, 387,203, 422,403, 387,203 and 538,671 shares of common stock, respectively.

(2)	Represents the full grant date fair value, under FAS 123(R), of equity awards granted to each named executive officer on December 16, 2008. Generally, the full grant date fair value is the amount PRWT would recognize for financial statement reporting purposes over an award’s vesting schedule. The shares of class A common stock issued to each named executive officer were immediately and fully vested upon issuance. See Note 18 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2008.
(3)	PRWT does not establish threshold or maximum amounts, as such terms are used in this table under the applicable SEC rules, in connection with its non-equity incentive plan awards.
(4)	This amount represents a target award of 100% (150% in the case of Mr. Epps) of the named executive officers’ base salary earned during the year ended December 31, 2008. Such award was issued pursuant to PRWT’s annual incentive program which is not set forth in a written agreement. The PRWT board has the discretion to pay at, above or below this 100% (150% in the case of Mr. Epps) target. See “ — Compensation Discussion and Analysis of PRWT Prior to the Merger — Elements of Executive Compensation — Cash Bonuses.”

Employment Agreements Prior to the Merger

Jerry L. Johnson and Murvin Lackey

PRWT entered into employment contracts with Mr. Jerry Johnson and Mr. Lackey effective as of June 1, 2008 and January 1, 2009, respectively. Pursuant to their respective agreements, Mr. Jerry Johnson will serve as PRWT’s Vice Chairman and Mr. Lackey will serve as PRWT’s Senior Advisor to the Chairman. In March 2009, Mr. Lackey was named President of Distribution of Cherokee Pharmaceuticals LLC, a wholly owned subsidiary of PRWT.

Mr. Jerry Johnson’s employment contract commenced on June 1, 2008 and expires on May 31, 2011, subject to two automatic one-year renewals under certain conditions. Mr. Jerry Johnson’s employment agreement provides that his annual base salary will be $450,000, with such increases as may be determined by the chairman and the compensation committee of the board and with the approval of the board. Mr. Jerry Johnson is also eligible to receive, during each employment year during the term of his agreement, an annual performance-based bonus of up to 100% of his annual base salary. Mr. Jerry Johnson may also be awarded additional compensation beyond an increase in his annual base salary and any annual performance bonus, if in the discretion of the chairman with the approval of the compensation committee and the board, it is warranted.

The agreement provides that Mr. Jerry Johnson will receive a signing bonus of $1,000,000, with $500,000 payable within 90 days after the effective date of the agreement, $250,000 payable one year after the effective date, and $250,000 payable two years after the effective date. The agreement also provides that Mr. Jerry Johnson will receive 3% of the outstanding shares of common stock of PRWT, subject to certain restrictions. Mr. Jerry Johnson may also be awarded an additional 2% of the outstanding shares of common stock of PRWT at the discretion of the chairman, with the approval of the compensation committee and the board. Mr. Jerry Johnson is also entitled to receive customary benefits including participation in employee benefit plans and reimbursement for reasonable expenses. Mr. Jerry Johnson’s employment agreement also provides that PRWT will reimburse him for his annual membership dues to a diners club and will provide him with a monthly parking allowance.

Mr. Lackey’s employment agreement commenced January 1, 2009 and expires December 31, 2011. Mr. Lackey’s employment agreement provides that his annual base salary will be $325,000, with such increases as may be determined by the chairman and the compensation committee of the board and with the approval of the board. Mr. Lackey is also eligible to receive, during each employment year during the term of his agreement, an annual performance-based bonus of up to 100% of his annual base salary.

The agreement confirms that Mr. Lackey would receive 2,750,000 shares of PRWT common stock under the 2008 Equity Compensation Plan. Mr. Lackey is also entitled to receive customary benefits including participation in employee benefit plans and reimbursement for reasonable expenses. Mr. Lackey’s employment agreement also provides that PRWT will reimburse him for his annual membership dues to a golf club and will provide him with a monthly parking allowance.

Messrs. Jerry Johnson’s and Lackey’s respective employment under their respective employment agreements automatically terminates in the event of death or total disability. Total disability is defined as the inability of the executive officer to perform his material and substantial duties by reason of mental or physical illness, injury, disease, or other incapacity and such condition shall continue for a period of 180 days. In the event of the termination of employment by reason of total disability, PRWT will pay the total amount that would have resulted from the continuance of the executive officer’s then base salary for the period commencing on the date of termination and continuing to the end of the then current term (“Severance Payment”) less all disability payments paid to him in accordance with the terms and conditions of any disability program them maintained by PRWT. Pursuant to Mr. Jerry Johnson’s agreement such termination will have no impact on Mr. Jerry Johnson’s entitlement to his signing bonus and equity compensation under his employment agreement. In the event of Mr. Jerry Johnson’s death, PRWT will have no further obligation to pay Mr. Jerry Johnson any compensation except for his signing bonus and equity compensation under the employment agreement and any salary, benefits and other compensation accrued and unpaid up to the date of termination. Pursuant to Mr. Lackey’s agreement, in the event of his death, PRWT will pay an amount equal to the Severance Payment to Mr. Lackey’s estate or his designated beneficiary, provided PRWT receives a general release from all liability of PRWT with respect to Mr. Lackey, his estate and/or his designated beneficiary.

Messrs. Jerry Johnson and Lackey may terminate their respective employment agreements upon 30 days advance written notice. PRWT may terminate Mr. Jerry Johnson’s employment agreement at any time, with or without cause, upon 60 days advance written notice, and may terminate Mr. Lackey’s employment agreement, with or without cause, upon 30 days advance written notice.

If Messrs. Johnson’s or Lackey’s employment is terminated by PRWT without cause prior to the expiration of their respective employment agreements, provided that PRWT receives a general release from all liability of PRWT to the executive officer, then (i) PRWT will pay the executive officer an amount equal to the Severance Payment and (ii) the executive officer may, until the end of the then current term, continue to participate in all benefit programs in which they participated immediately prior to the date of his termination, provided such participation is permissible under each specific plan. Pursuant to Mr. Jerry Johnson’s agreement such termination will have no impact on Mr. Jerry Johnson’s entitlement to his signing bonus and equity compensation under his employment agreement.

If Messrs. Johnson’s or Lackey’s employment is terminated for cause, or if either executive officer terminates his employment at any time upon 30 days written notice, PRWT will have no further obligation to pay any compensation except for any salary, benefits and other compensation accrued and unpaid up to the date of termination, and in the case of Mr. Jerry Johnson, his signing bonus and equity compensation under the employment agreement. For purposes of the agreement, “cause” will include but not be limited to: (i) the executive officer’s failure to perform consistently with the duties and responsibilities assigned to him by the chairman and/or set forth in the employment agreement; (ii) conduct amounting to fraud, dishonesty, negligence or willful misconduct, including insubordination; (iii) excessive absences from work; (iv) excessive use or abuse of drugs, alcohol or other toxic substances; (v) any misappropriation or embezzlement of PRWT’s property; and (vi) a breach of any one or more of the terms of his employment agreement.

Messrs. Jerry Johnson and Lackey are each also subject to restrictive covenants, including:

•	not to disclose PRWT’s confidential information during the term of the agreement and for two years after the termination of the agreement and not to disclose trade secrets during the term of the agreement and for an indefinite period following the termination of his employment;

•	not to compete with PRWT during the term of the agreement, and for a period of two years following the date of his termination in any county where PRWT or a subsidiary has sold, or contemplated selling its products or services during the executive officer’s employment; and
•	not to solicit PRWT’s employees or customers during the term of the agreement and for a period of two years thereafter.

Separation Agreement

William Turner

PRWT entered into a separation agreement with Mr. Turner on April 18, 2008, which was amended in October 2008. The separation agreement provides Mr. Turner with certain severance payments and retirement benefits. Mr. Turner’s effective retirement date was December 31, 2008. The separation agreement provides that PRWT shall pay Mr. Turner a one-time payment in the amount of $750,000 prior to December 31, 2008 in exchange for certain covenants and promises. Mr. Turner’s separation agreement also provides that the president of PRWT may also recommend to the board that a cash payment be made to Mr. Turner in any year in which the president determines that Mr. Turner has made a singular or unique contribution to the success of PRWT in winning a substantial contract, from both a revenue and profit standpoint or facilitates a partnership, joint venture or subcontract relationship, which again provides significant revenue and profit margins to PRWT. The agreement further provides that if PRWT establishes an advisory board, Mr. Turner will be appointed to such board, subject to any terms any conditions established by PRWT for participation on the advisory board.

Mr. Turner’s separation agreement also provides that PRWT and Mr. Turner will also enter into a consulting agreement commencing on January 1, 2009 and terminating on December 31, 2010 pursuant to which Mr. Turner will earn an annual consulting fee of $60,000, payable in monthly installments of $5,000. PRWT and Mr. Turner have not entered into such consulting agreement.

The separation agreement also provides for certain benefits, including access to a country club where PRWT holds a corporate membership, provided that PRWT is not required to maintain any such membership, and for reimbursement of travel expenses to advisory board meetings, shareholder meetings or other meetings which Mr. Turner attends at the request of the chairman or PRWT’s board. The separation agreement also provides that PRWT will make its health benefit and life insurance benefit plans available to Mr. Turner, provided that Mr. Turner remains eligible to participate in such plans, and the annual cost of the plans will be credited against payments to be made to Mr. Turner under his consulting agreement. The separation agreement provides that PRWT will continue to provide these benefits, including Mr. Turner’s consulting fee, only for so long as Mr. Turner owns shares of common stock of PRWT. In addition, such benefits provided to Mr. Turner terminate automatically upon his death.

PRWT agreed to indemnify Mr. Turner against claims, suits, actions damages and costs arising out of his former status as an employee, officer and guarantor of PRWT. PRWT also agreed to continue its errors and omissions liability policy with respect to Mr. Turner’s employment with PRWT and as a director of PRWT or any of its subsidiaries.

The separation agreement also provides that, in addition to rights retained under PRWT’s shareholder agreement with respect to the disposition of shares, on October 1, 2010, PRWT will be obligated to offer to purchase all the shares of common stock of PRWT held by Mr. Turner and Mr. Turner may sell some or all of his shares of common stock to PRWT at his discretion. If Mr. Turner continues to own common stock of PRWT on October 1, 2011, then Mr. Turner will be obligated to sell and PRWT will be obligated to purchase all of the shares of common stock then owned by Mr. Turner. The purchase price of the shares will be determined by PRWT’s board in the manner set forth in the separation agreement.

Mr. Turner is also subject to restrictive covenants, including:

•	not to disclose at any time PRWT’s confidential information;
•	not to disparage PRWT or its affiliates;
•	not to compete with PRWT, or materially interfere with the business relationships of PRWT, during the one year period starting April 18, 2008; and

•	not to solicit or accept employment from any employee or affiliates of PRWT during the one year period starting April 18, 2008.

The merger agreement provides that the separation agreement with Mr. Turner will be terminated in connection with the closing of the merger. Mr. Turner has entered into a letter agreement with PRWT, dated March 15, 2009, terminating his separation agreement effective with the closing of the merger, provided that PRWT will pay to Mr. Turner at or before the closing date of the merger an amount equal to $120,000 in full satisfaction of all amounts remaining due and payable to Mr. Turner.

2008 Equity Compensation Plan

The 2008 Equity Compensation Plan (the “2008 Plan”) is intended to promote the interests of PRWT by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in PRWT as an incentive for them to continue in such employ or service. Eligible persons include employees of PRWT (or any parent or subsidiary of PRWT), non-employee members of PRWT’s board, non-employee members of the board of any parent or subsidiary of PRWT, and consultants and independent advisors who provide services to PRWT (or any parent or subsidiary of PRWT). The 2008 Plan is administered by the compensation committee of the board. The 2008 Plan is divided into two separate equity programs: (i) a stock issuance program under which eligible persons may be issued shares of class A voting common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered and (ii) an option grant program under which eligible persons may be granted options to purchase shares of class B non-voting common stock.

Option Exercises and Stock Vested During Year Ended December 31, 2008

The following table provides additional information about the value realized by PRWT’s named executive officers on the issuance of fully vested shares of class A common stock pursuant to PRWT’s 2008 Equity Compensation Plan during the year ended December 31, 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Willie Johnson	—	—
Harold T. Epps	4,500,000	(2)
John McCarey	2,750,000	(2)
William Turner	—	—
Jerry L. Johnson	3,000,000	(2)
Murvin Lackey	2,750,000	(2)
Stratton C. “Skip” Lee, Jr.	3,825,758	(2)

(1)	Represents the number of shares of class A common stock issued to PRWT’s named executive officers pursuant to PRWT’s 2008 Equity Compensation Plan. Each of Messrs. Epps, McCarey, Jerry Johnson, Lackey and Lee were awarded the right to immediately purchase shares of PRWT’s class A common stock pursuant to PRWT’s 2008 Equity Compensation Plan at $0.1255 per share. In connection with such awards, PRWT paid to each named executive officer a cash bonus equal to the purchase price of the shares subject to each award. The following named executive officers were awarded the following cash bonuses related to the purchase of their shares in fiscal 2008: Messrs. Epps ($564,750); McCarey ($345,125); Jerry Johnson ($376,500); Lackey ($345,125) and Lee ($480,133). Upon receipt of such bonus money, the same was simultaneously paid back to PRWT in satisfaction of the purchase price of the shares. The shares of class A common stock issued to each named executive officer were immediately and fully vested upon issuance. On a pro forma basis, giving pro forma effect to the conversion of PRWT’s class A common stock and class B common stock into a single class of common stock, the awards to Messrs. Epps, McCarey, Jerry Johnson, Lackey, and Lee on December 16, 2008 were equivalent to awards to purchase 633,605, 387,203, 422,403, 387,203 and 538,671 shares of common stock, respectively.
(2)	PRWT’s class A common stock was not listed or quoted on any public market when the equity awards were issued or exercisedand therefore no market value for PRWT’s shares was readily available. PRWT engaged an independent, third-party valuation firm, Asterion, Inc., to assist it with the determination of the fair value of PRWT’s class A common stock. The purchase price of all rights to purchase class A common stock were at prices believed by PRWT’s board of directors to be equal to the fair market value of PRWT’s class A common stock on both the date of grant and the date of purchase.

Nonqualified Deferred Compensation

PRWT’s deferred compensation plan permits eligible employees to defer compensation in excess of the amounts that the employee can defer under PRWT’s 401(k) plan because of limits under the Internal Revenue Code of 1986, as amended, on the amount of compensation that can be deferred. In addition, in PRWT’s absolute and sole discretion, PRWT may make a contribution that will be allocated among participants in PRWT’s discretion. All of PRWT’s named executive officers are eligible to participate in the deferred compensation plan.

A participant is 100 percent vested as to amounts deferred by the participant. Any company contributions will be 100 percent vested upon a participant’s having two years of service, termination of employment due to death or disability, reaching age 62 or upon a “change of control” (as defined in the deferred compensation plan) of PRWT.

Benefits attributable to a participant may be valued as if they were invested in one or more investment funds (as set forth in the nonqualified deferred compensation plan), as directed by participants in writing. Plan participants may select from a menu of “phantom” investment funds used as investment measures for calculating the investment return notionally credited to their deferrals. Participants may change their selection of investment funds from time to time in writing in accordance with the procedures established by PRWT. If a participant does not select an investment fund, the participant will be deemed to have selected a money market, fixed income or similar fund made available under the deferred compensation plan, as determined by the Recordkeeper in its discretion.

If a participant terminates his or her employment, or an eligible consultant ceases to render service to PRWT, for any reason, including death and disability, PRWT will pay the participant an amount equal to the value of the vested balance credited to the participant’s plan account. If the participant has died, the balance of that account will be paid to one or more beneficiaries designated by the participant. See “— Potential Payments upon Termination or Change in Control” for additional information relating to the terms for payouts, withdrawals and other distributions under PRWT’s nonqualified deferred compensation plan. A participant may make an early withdrawal if such participant demonstrates a special need or hardship due to “unforeseeable emergency.”

The following table provides information regarding each of PRWT’s named executive officers’ salary deferrals to the deferred compensation plan during fiscal 2008, as well as each named executive officer’s aggregate balance under the deferred compensation plan as of December 31, 2008.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Willie Johnson	—	—	—	—	—
Harold T. Epps	—	—	—	—	—
John McCarey	54,600	—	(16,871)	—	37,819
William Turner	41,600	—	702	—	193,847
Jerry L. Johnson	—	—	—	—	—
Murvin Lackey	—	—	—	—	—
Stratton C. “Skip” Lee, Jr.	—	—	—	—	—

(1)	Represents amounts deferred by each named executive officer to our nonqualified deferred compensation plan and reported in the Summary Compensation Table above under “Salary” for 2008.

(2)	The aggregate earnings (losses) represent the market value change of this plan during 2008. Earnings (Losses) received by the named executive officers are not reported as compensation in the Summary Compensation Table because such earnings are not considered to be “above market” earnings under SEC regulations.
(3)	Of the amounts shown, the following were included in the Summary Compensation Table and represent the amounts deferred by each named executive officer from his 2008 salary: Mr. McCarey — $54,600 and Mr. Turner — $41,600.

Potential Payments Upon Termination or Change in Control

Termination or Change in Control Provisions in 2008 Equity Compensation Plan

As of the end of fiscal 2008, PRWT’s named executive officers did not have any outstanding equity awards under PRWT’s 2008 Equity Compensation Plan. Accordingly, the termination and change of control provisions contained in PRWT’s 2008 Equity Compensation Plan are not discussed herein.

Termination or Change in Control Provisions in Employment Agreements

As noted under “ — Employment Agreements Prior to the Merger,” PRWT has entered into employment agreements with Messrs. Jerry Johnson and Lackey which provide for certain payments and other benefits if such named executive officer’s employment with PRWT is terminated under circumstances specified in his respective agreement. Mr. Lackey’s employment agreement was not effective until January 1, 2009. Accordingly, as of December 31, 2008, Mr. Jerry Johnson’s employment agreement was the only employment agreement under which severance payments and other benefits could have been payable.

Mr. Jerry Johnson’s employment agreement provides for certain payments upon the termination of employment by reason of death or total disability. In the event of total disability, Mr. Jerry Johnson will receive the total amount that would have resulted from the continuance of his then base salary for the period commencing on the date of termination and continuing to the end of the then current term (“Johnson Severance Payment”) less all disability payments paid to him in accordance with the terms and conditions of any disability program then maintained by PRWT. Such termination will have no impact on Mr. Jerry Johnson’s entitlement to his signing bonus and equity compensation under his employment contract. In the event of Mr. Jerry Johnson’s death, PRWT will have no further obligation to pay Mr. Jerry Johnson any compensation except for his signing bonus and equity compensation under the employment agreement and any salary, benefits and other compensation accrued and unpaid up to the date of termination.

If Mr. Jerry Johnson’s employment is terminated without cause prior to the expiration of his employment, PRWT will pay to him the Johnson Severance Payment and, until the date upon which his current term was to end, he may continue to participate in all benefit programs in which he participated immediately prior to the date of his termination, provided such participation is permissible under each specific plan. Such termination will have no impact on Mr. Jerry Johnson’s entitlement to his signing bonus and equity compensation under his employment contract. If Mr. Jerry Johnson’s employment is terminated for cause, or if he terminates his employment at any time upon 30 days written notice, PRWT will have no further obligation to pay any compensation except for any salary, benefits and other compensation accrued and unpaid up to the date of termination, and his signing bonus and equity compensation under the employment agreement.

See “ — Employment Agreements Prior to the Merger” for (i) a description of the definitions of “total disability” and “cause” in Mr. Jerry Johnson’s employment agreement and (ii) for a description of the conditions or obligations applicable to the receipt of termination payments or benefits pursuant to Mr. Jerry Johnson’s employment agreement.

The following table shows the estimated amount of payments and benefits that would be provided by PRWT to Mr. Jerry Johnson under his employment agreement described above, assuming that his employment was terminated as of December 31, 2008 for various reasons as described below.

	Reasons for Termination of Employment
Name	Total Disability ($)		Death ($)		Termination Without Cause ($)		Termination for Cause or by the Executive ($)
Jerry L. Johnson
Total cash payment	1,590,385	(1)	505,192	(2)	1,590,385	(3)	505,192	(2)
Cost of continuation of benefits	—		—		42,276	(4)	—

(1)	Represents amounts payable under his employment contract. Includes (i) $1,090,385 representing Mr. Jerry Johnson’s base salary through May 31, 2011 payable pro-rata bi-weekly through May 31, 2011 (this amount would be reduced to the extent of any disability payments received by Mr. Jerry Johnson in accordance with the terms and conditions of the disability program maintained by PRWT) and (ii) $500,000 representing Mr. Jerry Johnson’s signing bonus payable in two equal installments on May 31, 2009 and May 31, 2010.
(2)	Represents amounts payable under his employment contract. Includes (i) $5,192 representing accrued but unpaid compensation including salary and benefits at December 31, 2008 payable in a lump sum as soon as practicable after termination of employment and (ii) $500,000 representing Mr. Jerry Johnson’s signing bonus payable in two equal installments on May 31, 2009 and May 31, 2010.
(3)	Represents amounts payable under his employment contract. Includes (i) $1,090,385 representing Mr. Jerry Johnson’s base salary through May 31, 2011 payable pro-rata bi-weekly through May 31, 2011 and (ii) $500,000 representing Mr. Jerry Johnson’s signing bonus payable in two equal installments on May 31, 2009 and May 31, 2010.
(4)	Represents the estimated cost to continue Mr. Jerry Johnson’s participation in PRWT’s benefit programs through May 31, 2011, assuming no increase in premiums.

Termination Payments Pursuant to Separation Agreement

Mr. Turner entered into a separation agreement with PRWT on April 18, 2008, which was amended in October 2008. Mr. Turner’s effective retirement date was December 31, 2008. Pursuant to the separation agreement, Mr. Turner received a one-time payment in the amount of $750,000. Pursuant to the separation agreement Mr. Turner is entitled to receive certain benefits, including access to a country club where PRWT holds a corporate membership, reimbursement of travel expenses to attend PRWT-related meetings and participation in PRWT’s health benefit and life insurance benefit plans. Upon separation, Mr. Turner has continued to participate in PRWT’s health benefit and life insurance benefit plans; however, Mr. Turner has paid all annual premiums related to such plans.

Mr. Turner’s separation agreement also provided that PRWT and Mr. Turner would enter into a consulting agreementcommencing on January 1, 2009 and terminating on December 31, 2010 pursuant to which Mr. Turner would earn an annual consulting fee of $60,000, payable in monthly installments of $5,000. PRWT and Mr. Turner have not entered into such consulting agreement.

Mr. Turner has entered into a letter agreement with PRWT, dated March 15, 2009, terminating his separation agreement effective with the closing of the merger, provided that PRWT pays to Mr. Turner at or before the closing date of the merger an amount equal to $120,000 in full satisfaction of all amounts remaining due and payable to Mr. Turner.

For a description of additional terms of the severance agreement between PRWT and William Turner, see “ — Separation Agreement.”

Termination or Change in Control Provisions Related to PRWT’s Deferred Compensation Plan

PRWT’s deferred compensation plan provides that:

•	A participant is 100% vested as to amounts deferred by the participant; and
•	Any contributions by PRWT will be 100% vested upon a participant’s having two years of service with PRWT, termination of employment by death or disability, reaching age 62 or upon a “change in control.”

Upon a termination of service for any reason, PRWT will pay the executive officer the vested amount held in the respective executive officer’s account, including contributions made by PRWT and the executive officer. Upon termination of the executive officer by PRWT, such amounts will be payable in a lump sum on or as close as administratively feasible to the separation date. Upon retirement, such amounts will be payable either in a lump sum on or as close as administratively feasible to the separation date, or in annual installments over a period of 2-15 years, depending on the executive officer’s prior election. However, if an executive officer has not reached 62 years of age or upon a change in control, PRWT will pay the vested amounts held in the executive officer’s account in a lump sum payment. If the participant is deemed a key employee of a publicly traded corporation as defined in the Code, no payment may be made earlier than six months after the separation date.

For purposes of the deferred compensation plan, a “change in control” will be deemed to have occurred if (1) any one person or more than one person acting as a group acquires stock of PRWT that constitutes more than 50% of the total fair market value or total voting power of the stock of PRWT; (2) within a 12 month period either: (a) any one person or more than one person acting as group acquires ownership of stock possessing 35% or more of the total voting power of the stock of PRWT, or (b) a majority of the members of PRWT’s board of directors is replaced by directors whose appointment or election is not endorsed by a majority of the board of directors prior to the date of the appointment; or (3) within a 12 month period any person or more than one person acting as a group acquires assets from PRWT that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of PRWT’s assets immediately prior to such acquisition, without regard to liabilities associated with those assets.

The following table provides information concerning amounts held (including both participant contributions and company contributions) under PRWT’s Deferred Compensation Plan for the benefit of PRWT’s named executive officers as of December 31, 2008:

Name	Aggregate Balance at December 31, 2008
John McCarey	37,819
William Turner	193,847

Director Compensation Prior to the Merger

Throughout most of fiscal 2008, Mr. Willie Johnson was PRWT’s sole director. Mr. Willie Johnson, an executive officer of PRWT, received no additional compensation for serving as a director. In December 2008, Messrs. Epps, Jerry Johnson, Lackey, and John B. Elliot were appointed directors of PRWT. Such executive officers received no additional compensation for serving as directors of PRWT. Also in December 2008, Thomas A. Leonard, Robert W. Bogle, Joseph Corvaia and Admiral Thomas C. Lynch were appointed directors of PRWT. None of such individuals received any compensation for serving as a director of PRWT in fiscal 2008.

Compensation Discussion and Analysis of New Pubco (PRWT) Following the Merger

The policies of New Pubco with respect to the compensation of its executive officers following the merger will be administered by New Pubco’s board in consultation with its compensation committee. KBL and PRWT have not yet developed a comprehensive executive compensation program and philosophy with respect to the executive officers who will manage New Pubco after the merger. KBL and PRWT expect that such a program and philosophy will be developed after the completion of the merger and anticipate that equity awards would be granted to executive officers under the 2009 Stock Incentive Equity Plan described in “The Stock Plan Proposal.” It is anticipated that performance-based and equity-based compensation will be an important foundation in New Pubco’s executive compensation packages as KBL and PRWT believe it is important to maintain a strong link between executive incentives and the creation of shareholder value. KBL and PRWT believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives.

KBL and PRWT anticipate that each of Messrs. Willie Johnson, Epps, McCarey, Jerry Johnson, Lackey and Lee, will continue to serve as executive officers of New Pubco following the merger. For a discussion of the compensation paid to such named executive officers by PRWT prior to the consummation of the merger, see “Compensation Discussion and Analysis of PRWT Prior to the Merger” and “ — 2008 PRWT Executive Compensation.” In connection with the merger, KBL and PRWT negotiated new employment agreements with each of PRWT’s named executive officers. PRWT (New Pubco) and each of Messrs. Willie Johnson, Epps, McCarey, and Lee will enter into such new employment agreements prior to the merger and such agreements will be effective upon signing. PRWT (New Pubco) and each of Messrs. Jerry Johnson and Lackey will enter into such new employment agreements prior to the merger and such agreements will become effective upon consummation of the merger. For a description of the material terms of such new employment agreements, see “ — Employment Agreements” below.

In connection with the negotiation of the employment agreements, KBL and PRWT determined that they needed to offer PRWT’s executive officers a competitive compensation package to retain and incentivize these executives following the consummation of the merger. Therefore, KBL and PRWT formulated and structured the new employment agreements based on PRWT’s historical compensation practices and its long-standing philosophy in providing market competitive compensation. KBL and PRWT also took into account each executive’s level of experience and the additional contributions (in respect of what will be a public, rather than private, company) that KBL and PRWT expected each executive officer to make following the consummation of the merger. The employment agreements were the product of arms-length negotiations between the parties (including the executives, PRWT and KBL) and their advisors.

Employment Agreements

Willie F. Johnson, Harold T. Epps, John J. McCarey, Jerry L. Johnson, Murvin Lackey and Stratton C. “Skip” Lee, Jr.

Pursuant to their respective new employment agreements, Mr. Willie Johnson will serve as Chairman of New Pubco, Mr. Epps will serve as President and CEO of New Pubco, Mr. McCarey will serve as Executive Vice President, Chief Financial Officer of New Pubco, Mr. Jerry Johnson will serve as Vice Chairman of New Pubco, Mr. Lackey will serve as President of Distribution of Cherokee Pharmaceuticals LLC and Mr. Lee will serve as Executive Vice President, Business Development of New Pubco.

The initial term of each agreement expires on December 31, 2012 and will automatically renew for a successive two year period. After the expiration of the renewal term and on the last day of any employment year thereafter, each agreement will be automatically renewed for successive one year periods unless either party provides at least 90 days notice prior to the expiration of the initial term or the then current renewal term that the agreement will not be renewed.

The agreements provide each executive officer with the following compensation and benefits:

•	as of July 1, 2009, an annual base salary, subject to increase, of $600,000 for Mr. Willie Johnson, $375,000 for Mr. Epps, $310,000 for Mr. McCarey, and $280,000 for Mr. Lee;
•	an annual base salary, subject to increase, of $450,000 for Mr. Jerry Johnson and $325,000 for Mr. Lackey;
•	eligible to receive a target annual incentive bonus in each calendar year during the term of the agreement of 100% of the executive officer’s annual base salary for such employment year if New Pubco and the executive achieve goals and objectives established by New Pubco’s board of directors;
•	payment or reimbursement of certain expenses incurred by the executive officer in rendering his services under the employment agreement;

•	New Pubco will provide each of the executive officers with a monthly parking allowance;
•	each of the executive officers will be entitled to receive such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may be awarded by New Pubco’s board of directors;
•	participation in employee benefit plans established by New Pubco or any of its affiliates;
•	payment of each executive officer’s incentive bonus earned for 2008, in the amounts of: $473,076 for Mr. Willie Johnson, $282,116 for Mr. Epps, $192,500 for Mr. McCarey, $194,711 for Jerry Johnson, $162,500 for Mr. Lackey and $182,000 for Mr. Lee; and
•	not less than four weeks of vacation during each calendar year at full pay for Messrs. Epps, McCarey, Jerry Johnson, Lackey and Lee, and not less than six weeks of vacation during each calendar year at full pay for Mr. Willie Johnson.

The employment agreement with Mr Willie Johnson provides that he will also receive an automobile expense allowance of not less than $1,000 per month, however Mr. Willie Johnson will pay the expenses of maintaining, insuring and operating any automobile for which the allowance is used. In addition, if Mr. Willie Johnson has any tax liability as a result any transaction entered into between PRWT and KBL or its affiliates, New Pubco will reimburse any such taxes paid by him plus an additional amount such that the net amount retained by Mr. Willie Johnson after deduction for taxes owed by reason of the reimbursement will equal his liability for taxes.

Each respective employment agreement terminates upon the death of the respective executive officer. In the event of the termination of employment by reason of death, New Pubco will pay the executive officer his base salary through the date of termination, at the rate then in effect, any incentive bonus for a preceding employment year which the executive officer is entitled to receive but has not been paid, all expenses and accrued benefits arising prior to termination which are payable to the executive officer through the date of termination, and any accrued but unused vacation time to be paid at the rate in effect at the time of termination. In addition, the executive officer and/or his beneficiaries shall be entitled to such other benefits as shall be determined in accordance with the benefit plans maintained by New Pubco.

If as a result of a disability, the executive officer is absent from his duties for 60 consecutive days, New Pubco may also terminate such executive officer’s employment agreement upon 15 days prior written notice; provided such executive officer has not returned to full time performance of his duties during such 15 day period. For purposes of these employment agreements, “disability” shall mean that the executive officer is unable to perform his normal and customary duties under his employment agreement as a result of physical or mental incapacity, illness or disability.

Each of the executive officers may terminate their respective employment for “good reason” (as defined below) at any time, subject to a notice requirement and an opportunity to cure. Such termination must occur within two years following the initial existence of the condition.

If an executive officer terminates his employment for good reason or New Pubco terminates his employment without “cause” (as defined below) or for disability, New Pubco will pay the executive officer any incentive bonus for a preceding employment year which the executive officer is entitled to receive but has not been paid, all expenses and accrued benefits arising prior to the date of termination, any accrued but unused vacation time to be paid at the rate in effect at the time of the notice of termination, and will continue to pay the base salary as then in effect for the greater of the remainder of the term or one year from the date of termination, such period being referred to as the “Severance Period,” in equal installments on the Company’s normal payroll dates during the Severance Period. New Pubco will also pay a pro rata portion of any incentive bonus earned for the employment year through the date of termination as determined in the discretion of New Pubco’s board of directors at such time the incentive bonus, if any, would otherwise have been payable. In the event of the executive officer’s death during the Severance Period, New Pubco will continue to make these payments to the designated beneficiary of the executive officer. Additionally, during the Severance Period, each executive officer will be entitled to continue to participate in all employee welfare benefit plans that New Pubco provides generally to its senior executives, subject to the executive officer’s eligibility and timely payment of the cost thereof (which amount shall be reimbursed by PRWT) or PRWT’s direct payment for such benefits, as applicable. In the event of a termination for good reason or without cause, notwithstanding the vesting and exercisability schedule in the stock option or other equity award agreement between New Pubco and the executive officer, all unvested stock options and other equity awards granted by New Pubco will immediately vest and become exercisable and remain exercisable until the earlier of (i) the 180th day after termination or (ii) the date that is no later than the earlier of the latest date upon which the stock right could have expired by its original terms under any circumstances or the 10th anniversary of the original date of the grant of the stock right. Any payments due under an executive officer’s employment agreement in the event of the disability of the executive officer shall be reduced by any amounts received by the executive officer pursuant to any disability plan sponsored by New Pubco in which the executive officer participates.

If an executive officer’s employment is terminated following a “change in control” (as defined below) by New Pubco without cause or for disability or by the executive officer with good reason, the executive officer will receive the benefits described above, to be calculated as if there had been no change in control. If after the occurrence of a change in control, New Pubco terminates the executive officer’s employment without cause or the executive terminates his employment for good reason, then notwithstanding the vesting and exercisability schedule in the stock option or other equity award agreement between New Pubco and the executive officer, all unvested stock options and other equity awards granted by New Pubco to the executive officer will immediately vest and become exercisable and remain exercisable until the earlier of (i) the 180th day after termination or (ii) the date that is no later than the earlier of the latest date upon which the stock right could have expired by its original terms under any circumstances or the 10th anniversary of the original date of the grant of the stock right.

If the executive officer is terminated for cause, New Pubco will pay his base salary through the date of termination at the rate then in effect, any incentive bonus for a preceding employment year which the executive officer is entitled to receive but has not been paid, all expenses and accrued benefits arising prior to such termination which are payable to the executive officer through the date of termination, and any accrued but unused vacation time to be paid at the rate in effect at the time of the notice of termination, and New Pubco will have no further obligation with respect to such employment agreement. In addition, if an executive officer is terminated for cause, all vested and unvested stock options awards will terminate immediately.

In order to receive any post-termination severance payments under the employment agreements, the executive officers must execute a general release in form and substance satisfactory to New Pubco releasing New Pubco from all liability.

The employment agreements also include provisions to avoid adverse federal tax consequences that could be imposed under Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued thereunder (“Section 409A”). For example, if an employee is a “specified employee,” no payment or benefit that is payable on account of a “separation from service” will be made before the date that is six-months after the employee’s “separation from service” (or if earlier, the date of the employee’s death) if required to comply with Section 409A.

The employment agreement of Mr. Jerry Johnson further provides that, if he is then serving as a director of New Pubco, he will resign from such directorship upon his termination of employment. However, the board of directors of New Pubco is not precluded from reappointing Mr. Jerry Johnson as a director of New Pubco following such resignation.

For purposes of these agreements, “good reason” means: (i) the failure by New Pubco to comply with its material obligations and agreements contained in the employment agreement; (ii) a material diminution or shift of the executive officer’s responsibilities or a material modification of the title of the executive officer with New Pubco without the consent of the executive officer which constitutes a material negative change to the executive officer in the service relationship; or (iii) a material reduction by New Pubco in the base salary as in effect on the date of the employment agreement, or as the same may be increased from time to time, without the express written consent of the executive officer.

For purposes of these agreements, termination for “cause” means the termination of the executive officer’s employment because of the occurrence of any of the following as determined by New Pubco’s board of directors:

•	the willful failure by the executive officer to substantially perform his obligations under the employment agreement (other than any such failure resulting from the executive officer’s incapacity due to physical or mental incapacity, illness or disease); provided, however, that New Pubco must have provided the executive officer with written notice that such actions are occurring and the executive officer has been afforded a reasonable opportunity of at least 30 days to remedy or cure same; or
•	the indictment of the executive officer for a felony or other crime involving moral turpitude as defined by New Pubco’s Employee Handbook and/or Code of Ethical Conduct; or
•	a material breach of Section 7 of the employment agreement (relating to confidentiality, noncompetition, nonsolicitation, and nondisparagement) or Section 8 of the employment agreement (relating to the executive officer’s cooperation during any investigation) or a breach of any representation contained in the employment agreement by the executive officer; or
•	a material breach of fiduciary duty involving personal profit; or
•	the executive officer having committed acts or omissions constituting gross negligence or willful misconduct (including theft, fraud, embezzlement, and securities law violations) which is injurious to New Pubco, monetarily, or otherwise. For purposes of this provision, no act, or failure to act, on the part of the executive officer shall be considered “gross negligence” or “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interest of New Pubco; or
•	with respect to Mr. Epps, the executive officer having committed any willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange regulation or rule relating to or affecting New Pubco, including without limitation (i) the executive officer’s failure or refusal to honestly provide the chief executive officer or principal executive officer certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), or failure to take reasonable and appropriate steps to determine whether or not any such certificate was accurate or otherwise in compliance with the requirements of the Sarbanes-Oxley Act or (ii) the executive officer’s failure to establish and administer effective systems and controls necessary for New Pubco to timely file reports pursuant to Section 13 or 15(d) of the Exchange Act; or
•	with respect to Mr. McCarey, the executive officer having committed any willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange regulation or rule relating to or affecting New Pubco, including without limitation (i) the executive officer’s failure or refusal to honestly provide the chief financial officer or principal financial officer certification required under the Sarbanes-Oxley Act, or failure to take reasonable and appropriate steps to determine whether or not any such certificate was accurate or otherwise in compliance with the requirements of the Sarbanes-Oxley Act or (ii) the executive officer’s failure to establish and administer effective systems and controls necessary for New Pubco to timely file reports pursuant to Section 13 or 15(d) of the Exchange Act; or
•	with respect to Messrs. Willie Johnson, Jerry Johnson, Lackey and Lee, the executive officer having committed any willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange regulation or rule relating to or affecting New Pubco, including without limitation the executive officer’s failure or refusal to honestly provide a certificate in support of the chief executive officer’s and/or principal executive officer’s certification required under the Sarbanes-Oxley Act. For purposes of this provision, no act or failure to act on the part of the executive officer shall be deemed to be a violation of or noncompliance with any securities law, rule or regulation or stock exchange regulation or rule to the extent the executive officer has relied in good faith on the written advice of New Pubco’s General counsel in making the determination to act or fail to act.

For purposes of these agreements, “change in control” is deemed to occur:

•	(i) when any person as defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the executive officer, New Pubco or any subsidiary or any affiliate of New Pubco or any employee benefit plan sponsored or maintained by New Pubco or any subsidiary of New Pubco (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act) of securities of New Pubco representing 50% or more of the combined voting power of New Pubco’s then outstanding securities; or (ii) when, during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute the board of directors of New Pubco, referred to as the “Incumbent Directors,” cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 12 month period shall be deemed to have satisfied such 12 month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 12 month period) or through the operation of this provision; or (iii) the occurrence of a transaction requiring stockholder approval for the acquisition of New Pubco by an entity other than New Pubco or a subsidiary or an affiliated company of New Pubco through purchase of assets, or by merger, or otherwise.

Each executive officer is subject to restrictive covenants, including:

•	not to disclose New Pubco’s confidential information during the term of the agreement and for a period of five years thereafter, provided that trade secrets may not be misappropriated at any time during or after the term of the employment agreement;
•	not to compete with New Pubco, its subsidiaries, or its affiliates during the term of the agreement and for a period ending on the later of (i) one year after the termination date or (ii) the last day of the applicable Severance Period, in any county (or adjacent county), in any state or territory in which New Pubco is engaged in business during the term of the agreement;
•	not to interfere with or disrupt New Pubco’s business activities during the term of the agreement and for a period ending on the later of (i) one year after the termination date or (ii) the last day of the applicable Severance Period;
•	not to solicit New Pubco’s and its affiliates’ employees or customers during the term of the agreement and for a period ending on the later of (i) one year after the termination date or (ii) the last day of the applicable Severance Period; and
•	not to disparage the commercial, business, professional or financial reputation of New Pubco, its officers or directors during or after the term of the agreement.

Upon the termination of an executive officer’s employment for any reason, the executive officer must return all documents, records and other items to New Pubco except that the executive officer is entitled to retain the laptop computer, blackberry, cell phone or other similar device used during his employment and, in such case, ownership will be transferred to the executive officer.

Each executive officer generally agreed that all inventions conceived, developed, invented or made by him during the term of his respective employment agreement shall belong to New Pubco. Each executive officer also agreed that during the term of his employment agreement and thereafter, that such executive offer would cooperate with New Pubco in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by New Pubco.

New Pubco has also agreed to indemnify the executive officers to the fullest extent permitted by the law of the Commonwealth of Pennsylvania, as amended from time to time, for all amounts (including without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by the executive officer in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the executive officer of services for, or the acting by the executive officer as a director, officer or employee of New Pubco, or any other person or enterprise at New Pubco’s request.

Director Compensation

It is currently anticipated that each outside director will be paid $10,000 for each board meeting they attend. In addition, it is currently anticipated that the audit committee chairperson will receive an annual retainer of $15,000, the compensation committee chairperson will receive an annual retainer of $10,000 and the governance committee chairperson will receive an annual retainer of $5,000.

OTHER INFORMATION RELATED TO KBL

Business of KBL

KBL was formed on January 9, 2007 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the healthcare or healthcare-related industries. Prior to executing the merger agreement with PRWT, KBL’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

On April 30, 2007, KBL consummated its IPO of 17,250,000 units, including 2,250,000 units which were subject to the underwriters’ over-allotment option. The net proceeds of the offering, including proceeds from the over-allotment option and from the private sale of 2,075,000 Sponsors’ Warrants at a price of $1.00 per warrant and $4,140,000 of deferred underwriting discounts and commission, after deducting the underwriting discounts and commissions and the offering expenses, were approximately $133,930,000. Of that amount, $133,930,000 was deposited into the trust account and invested in government securities. The remaining proceeds have been used by KBL in its pursuit of a business combination. In addition, KBL was entitled to draw for use of working capital up to $1,900,000 of interest earned on the trust account, as well as any amounts necessary to pay its tax obligations. Through March 31, 2009, KBL drew from the trust account all of the $1,900,000 available for working capital and 1,033,056 for taxes. Except as set forth above, no funds in the trust account have been released and only interest income necessary for its tax obligations will be released until the earlier of the consummation of a business combination or the liquidation of KBL. The trust account contained approximately $135,400,000 as of March 31, 2009.

KBL intends to use funds held in the trust account to pay the cash portion of the consideration for PRWT and to pay certain transaction expenses, tax obligations and deferred underwriters compensation and to pay amounts, if any, in connection with any redemption, tender, purchase or similar transaction involving the Public Shares or KBL warrants as described in the section entitled “Summary of the Proxy Statement/ Prospectus — Actions That May Be Taken to Secure Approval of KBL’s Stockholders.” The balance of the funds will be released to New Pubco after the closing of the merger to pay stockholders who properly exercise their conversion rights and for working capital and general corporate purposes.

The holders of Public Shares will be entitled to receive funds from the trust account only in the event of KBL’s liquidation or if they seek to convert their shares into cash and the merger is actually completed. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Fair Market Value of Target Business

Pursuant to the underwriting agreement for KBL’s IPO, the initial target business that KBL acquires must have a fair market value equal to at least 80% of the trust account balance (excluding deferred underwriting discounts and commissions) at the time of such business combination. KBL’s board of directors determined that this test was met in connection with its business combination with PRWT.

Stockholder Approval of Business Combination

KBL will proceed with the merger only if a majority of the Public Shares present and entitled to vote on the merger proposal at the special meeting is voted in favor of the merger proposal. The KBL Founders have agreed to vote their common stock issued prior to the IPO on the merger proposal in accordance with the vote of holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote at the special meeting. If the holders of 30% or more of the Public Shares vote against the merger proposal and properly demand that KBL convert their Public Shares into their pro rata share of the trust account, KBL will not consummate the merger. In this case, KBL will be forced to liquidate.

Liquidation if No Business Combination

KBL’s amended and restated certificate of incorporation provides for the automatic termination of KBL’s corporate existence and mandatory liquidation of KBL if KBL does not consummate a business combination by July 19, 2009. The amended and restated certificate of incorporation provides that if KBL has not completed a business combination by such date, its corporate existence will cease except for the purposes of winding up its affairs liquidating, pursuant to Section 278 of the DGCL. This has the same effect as if KBL’s board of directors and stockholders had formally voted to approve KBL’s dissolution pursuant to Section 275 of the DGCL. Accordingly, limiting KBL’s corporate existence to a specified date as permitted by Section 102(b)(5) of the DGCL removes the necessity to comply with the formal procedures set forth in Section 275 (which would have required KBL’s board of directors and stockholders to formally vote to approve its dissolution and liquidation and to have filed a certificate of dissolution with the Delaware Secretary of State).

KBL anticipates notifying the trustee of the trust account within 10 business days to begin liquidating such assets promptly after such date and anticipates it will take no more than 10 business days to effectuate such distribution. If there are no funds remaining to pay the costs associated with the implementation and completion of the liquidation and distribution, Drs. Berk and Krauss and Mr. Kaswan have agreed to advance KBL the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

In connection with its liquidation, KBL will distribute to the holders of its Public Shares, in proportion to their respective amounts of Public Shares, an aggregate sum equal to the amount in the trust account, inclusive of any interest thereon, plus remaining net assets (subject to KBL’s obligations under Delaware law to provide for claims of creditors as described below). The KBL Founders have waived their rights to participate in any liquidation distribution with respect to their Founders’ Common Stock. As a consequence of such waivers, a liquidating distribution will be made only with respect to the Public Shares. There will be no distribution from the trust account with respect to KBL’s warrants, which will expire worthless.

The per-share liquidation price for the Public Shares as of June 22, 2009, the record date for KBL’s special meeting, is approximately $7.85. The proceeds deposited in the trust account could, however, become subject to the claims of KBL’s creditors (which could be prior to the claims of the holders of the Public Shares and could include vendors and service providers KBL has engaged to assist it in connection with its search for a target business and that are owed money by it, as well as target businesses themselves), and there is no assurance that the actual per-share liquidation price will not be less than $7.85, due to those claims. If KBL liquidates prior to the consummation of a business combination, Drs. Berk and Krauss and Mr. Kaswan have agreed that they will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by KBL for services rendered or contracted for or products sold to KBL in excess of the net proceeds of KBL’s IPO not held in the trust account, but only if such a target business or vendor or other entity did not execute such a waiver. Accordingly, if a claim brought by a target business or vendor or other entity did not exceed the amount of funds available to KBL outside of the trust account or available to be released to KBL from interest earned on the trust account balance or if such an entity executed a waiver, Drs. Berk and Krauss and Mr. Kaswan would not have any personal obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts and such entity did not execute a waiver, there is no exception to the obligations of Drs. Berk and Krauss and Mr. Kaswan to pay such claim. There is no assurance, however, that they would be able to satisfy those obligations. Accordingly, KBL cannot assure you that the per-share distribution from the trust account, if KBL liquidates, will not be less than $7.85, plus interest, due to claims of creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in dissolution. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, as stated above, it is KBL’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after July 19, 2009 and, therefore, KBL does not intend to comply with those procedures. As such, KBL’s stockholders could potentially be liable for any claims to the extent of distributions received by them and any liability of KBL’s stockholders may extend well beyond the third anniversary of such date. Because KBL will not be complying with Section 280, Section 281(b) of the DGCL requires KBL to adopt a plan that will provide for payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, KBL would be required to provide for any claims of creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to it distributing the funds in the trust account to its public stockholders. However, because KBL is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from potential target businesses, many of whom have given KBL agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or KBL’s vendors (such as accountants, lawyers, investment bankers, etc.). As a result, the claims that could be made against KBL are significantly limited, and the likelihood that any claim that would result in any liability extending to the trust is remote. Nevertheless, such agreements may not be enforceable. Accordingly, KBL cannot assure you that third parties will not seek to recover from KBL’s stockholders amounts owed to them by KBL.

Additionally, if KBL is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in KBL’s bankruptcy estate and subject to the claims of third parties with priority over the claims of KBL’s stockholders. Also, in any such case, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by KBL’s stockholders. Furthermore, because, in the event of a liquidation, KBL intends to distribute the proceeds held in the trust account to its public stockholders promptly after July 19, 2009, this may be viewed or interpreted as giving preference to KBL’s public stockholders over any potential creditors with respect to access to or distributions from KBL’s assets. In addition, KBL’s board may be viewed as having breached their fiduciary duties to KBL’s creditors and/or may have acted in bad faith, and thereby exposing itself and KBL to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the DGCL with respect to KBL’s liquidation. KBL cannot assure you that claims will not be brought against it for these reasons. To the extent any bankruptcy or other claims deplete the trust account, KBL cannot assure you it will be able to return to its public stockholders at least $7.85 per share.

Facilities

KBL maintains executive offices at 380 Lexington Avenue, 31st Floor, New York, New York 10168. The cost for this space is included in the $10,000 per month fee KBL Healthcare Management, an affiliate of Drs. Berk and Krauss and Mr. Kaswan, charges KBL for general and administrative services pursuant to a letter agreement between us and KBL Healthcare Management.

Employees

KBL has three executive officers. These individuals are not obligated to contribute any specific number of hours per week and devote only as much time as they deem necessary to KBL’s affairs. KBL does not intend to have any full time employees prior to the consummation of the merger.

Directors and Executive Officers

In addition to Michael Kaswan, whose background is described in the section of this proxy statement/ prospectus entitled “Director Election Proposal — Information About the Nominees,” KBL’s current directors and executive officers are as follows:

Name	Age	Position
Zachary Berk, O.D.	61	Chairman of the Board
Marlene Krauss, M.D.	64	Chief Executive Officer, Secretary and Director
Michael Kaswan	41	Chief Operating Officer and Director
Terence Barnett	65	Director
James Garvey	62	Director
Eileen (Ginger) More	62	Director

Name	Age	Position
Joseph Williamson	56	Director

Zachary Berk, O.D. has been KBL’s chairman of the board since KBL’s inception. Dr. Berk has been a managing member and secretary and treasurer of KBL Healthcare Management, Inc., a management company that provides investment services to the KBL Healthcare venture capital funds (“KBL Funds”), since November 1998. Dr. Berk has also been affiliated with all of the KBL Funds since November 1998. In August 1991, Dr. Berk co-founded KBL Healthcare, Inc., a venture capital and investment banking firm engaged in advisory and principal based funding activities for early-stage and middle-market companies in the healthcare field, and has served as its senior managing director since its formation. Dr. Berk has also served as chairman of the board of Prolong Pharmaceuticals Inc., a drug delivery company developing improved formulations of proteins, since March 2005, and has served as its chief executive officer since November 2006. In June 1999, Dr. Berk co-founded Lumenos, Inc., a consumer-driven healthcare company, and served as its vice chairman of the board from September 1999 to April 2004. From December 2004 to March 2007, Dr. Berk served as the chairman of the board and president of KBL Healthcare Acquisition Corp. II (“KBL II”). In March 2007, KBL II acquired Summer Infant (USA) Inc., a designer, marketer and distributor of branded durable juvenile health, safety and wellness products for infants and toddlers. From April 1993 to August 1994, Dr. Berk served as vice president, treasurer and a member of the board of directors of KBL Healthcare Acquisition Corp. (“KBL I”), a blank check company with an objective to acquire an operating business in the healthcare industry. In August 1994, KBL I merged with Concord Health Group, Inc., an owner, developer and operator of assisted living and long-term care facilities, and Dr. Berk remained a director of Concord until February 1996. Dr. Berk received a B.S. and a Doctorate of Optometry from Pacific University. Dr. Berk is the husband of Dr. Krauss, our chief executive officer, secretary and director.

Marlene Krauss, M.D. has been KBL’s chief executive officer, secretary and a member of KBL’s board of directors since KBL’s inception. Since November 1998, Dr. Krauss has been a managing member and president of KBL Healthcare Management. During this time, Dr. Krauss co-founded or has served on the board of directors of several of KBL Healthcare Management’s portfolio companies. From March 2007 to October 2008, Dr. Krauss served as the chairperson of the board of Summer Infant (formerly KBL II) and served as its chief executive officer and secretary from its inception in December 2004 until March 2007. Since August 2007, she has also been president of the Chelsea 23rd Street Corporation, operator of the Hotel Chelsea in New York, New York. From April 1993 to August 1994, Dr. Krauss served as chairperson and chief executive officer of KBL I. In August 1994 upon KBL I’s merger with Concord Health Group, Dr. Krauss continued to serve as its vice chairperson until February 1996. In August 1991, Dr. Krauss co-founded KBL Healthcare, Inc. and has served as its chairperson and chief executive officer since its formation. In June 1999, Dr. Krauss co-founded Lumenos and has served as a member of its board of directors since its formation. From April 1993 to August 1994, Dr. Krauss served as chairperson and chief executive officer of KBL I. Following its merger with Concord, Dr. Krauss served as its vice chairperson until February 1996. Dr. Krauss also co-founded and/or led the initial financing for the following companies:

•	Candela Corporation, a Nasdaq Global Market listed developer of advanced aesthetic laser systems that allow physicians and personal care practitioners to treat a wide variety of cosmetic and medical conditions;
•	Summit Autonomous Inc., formerly a Nasdaq Global Market listed manufacturer and supplier of excimer laser systems and related products used to perform procedures that correct common refractive vision disorders such as nearsightedness, farsightedness and astigmatism; and
•	Cambridge Heart, Inc., an Over The Counter Bulletin Board listed company that is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease.

Dr. Krauss is also a member of the board of directors of PneumRx, Inc., a medical device company developing products for interventional pulmonology applications, of Prolong Pharmaceuticals, a drug delivery company, and of Cardiofocus, Inc., an interventional cardio vascular company treating atrial fibrillation. Dr. Krauss received a B.A. from Cornell University, an M.B.A. from Harvard Graduate School of Business

Administration and an M.D. from Harvard Medical School. She trained at the Harvard affiliated hospitals, the Beth Israel Hospital and the Deaconess Hospital, as well as Mt. Sinai Hospital in New York. She completed her training as a vitreoretinal surgeon at New York Hospital in 1985 and was Clinical Instructor of Ophthalmology at New York Hospital and is a Board Certified Ophthalmologist. Dr. Krauss is the wife of Dr. Berk.

Terence Barnett has been a member of KBL’s board of directors since April 2007. Since November 2005, Mr. Barnett has managed his personal investments. From June 1999 to November 2005, Mr. Barnett was president and chief executive officer of Novartis Corporation, the U.S. holding company of Novartis AG, one of the world’s largest pharmaceutical companies with platforms in prescription pharmaceuticals, vaccines, generic drugs and OTC products. He also acted as a consultant for Novartis from November 2005 to July 2006. From September 1996 to June 1999, Mr. Barnett was president and chief executive officer of Novartis AG, China and Hong Kong. Prior to joining Novartis, Mr. Barnett served in a variety of international senior management positions for Ciba Geigy where his responsibilities included oversight of the integration of Ciba Geigy Ltd. and Sandoz in China after the two companies merged to form Novartis AG. Mr. Barnett received a B.S. from the University of the Witwatersrand in Johannesburg, South Africa and an M.B.A. from Cranfield College of Technology in Cranfield, United Kingdom.

James Garvey has served as a member of KBL’s board of directors since April 2007. Mr. Garvey joined SV Life Sciences Advisers, LLC, or SVLS (formerly Schroder Ventures Life Sciences Advisers, Inc.), a venture capital firm, in May 1995 and currently serves as the chairman and managing partner of SVLS. SVLS’ portfolio includes a variety of healthcare companies such as: Aquesys, Inc., which develops a device treatment for primary open angle glaucoma; CardioFocus, Inc., which is developing a laser ablation catheter to treat atrial fibrillation via an endoscopic transluminal approach; Achillion Pharmaceuticals, Inc., which is developing biopharmaceutical therapeutics for the treatment of anti-virals and anti-infectives; Alinea Pharmaceuticals, Inc., a developer of PTP1b inhibitor for insulin resistance; and Synarc, Inc., a central radiology service dedicated exclusively to clinical trials and their imaging, molecular markers, and patient recruitment services. Prior to joining SVLS, Mr. Garvey was managing director for the Venture Capital division of Allstate Corporation, preceded by managing Allstate’s healthcare investment activity. He has held several senior management positions in companies with multinational operations including Kendall (Tyco) and Millipore. He was also president and chief executive officer of start-ups Allegheny International Medical Technology and National Teledata. Mr. Garvey currently serves on the board of directors of Alliancecare, AcuFocus, CardioFocus, CHF Solutions and Cellutions. Mr. Garvey received a B.S. from Northern Illinois University.

Eileen More has been a member of KBL’s board of directors since our inception. Ms. More has been serving as an advisor to several venture capital firms, including KBL Healthcare Ventures, since December 2002, specializing in the healthcare and telecommunications industries. She also served as a special advisor to KBL II from its inception in December 2004 until its merger with Summer Infant in March 2007. From 1978 to December 2002, Ms. More served as general partner of Oak Investment Partners, a manager of venture capital funds capitalized in excess of $8 billion with investments in over 400 companies. She has served on boards of directors for numerous Oak companies including Alexion, Compaq Computer, Stratus, Genzyme, Pharmacopeia, Dyax, Octel, Network Equipment Technologies, Alkermes, Esperion, OraPharma, Osteotech and KeraVision. Prior to joining Oak Investment Partners, Ms. More held a number of financially-related positions over a ten-year period at Wright Investors’ Service, a pension management firm in Bridgeport, Connecticut. She currently serves on the Boards of Directors of NuVasive, Inc., Tengion Inc., Optherion Inc. and several charitable institutions. Ms. More is the Chairman Emeritus of the Connecticut Venture Group, having served as Chairman and President. She is on the Board of the UConn Research and Development Corporation. Ms. More studied Mathematics at the University of Bridgeport and became a Chartered Financial Analyst (C.F.A.) in 1978.

Joseph Williamson has served as a member of KBL’s board of directors since KBL’s inception. Mr. Williamson has been a partner of Commerce Health Ventures, L.P., a targeted healthcare and life sciences private equity fund, since July 2003. Commerce Health Ventures’ portfolio includes a variety of healthcare companies such as: AppTec Laboratory Services, Inc., a single source provider of comprehensive GLP/GMP-compliant testing, contract research and development, and custom cGMP manufacturing services for biopharmaceuticals, medical devices, cellular therapeutics, and tissue-based products; Continuing Care Rx, an institutional pharmacy company servicing over 10,500 long-term care beds in over 100 nursing facilities and approximately 25 correctional facilities across the northeastern United States; EKR Therapeutics, a provider of prescription products and therapeutic solutions that support and improve the quality of life of cancer patients; and Habit Opco, Inc., an accredited healthcare organization in New England providing multi-disciplinary treatment services on an outpatient basis to individuals addicted to drugs. Mr. Williamson has also been a partner of Vantage Point, L.P., a developer and operator of senior housing facilities since April 2004. Mr. Williamson has also served as a special advisor to KBL II from its inception in December 2004 until its merger with Summer Infant in March 2007 and has served as an advisor to KBL Healthcare Ventures since 1998. From December 1996 to July 2003, Mr. Williamson served as chairman of the board of Brandywine Senior Care, Inc., a non-acute continuum of care company that Mr. Williamson founded. From 1992 to December 1996, Mr. Williamson served as president, chief operating officer and a member of the board of directors of Concord. Mr. Williamson received a B.S. from Villanova University, a J.D. from the Delaware Law School of Widener University and an M.B.A. from Temple University.

Special Advisors

KBL also has several advisors that have assisted it with its search for a target business. These are as follows:

Kenneth Abramowitz has been a managing general partner and co-founder of NGN Capital, a private venture firm, since October 2003. From 2001 to July 2003, Mr. Abramowitz was a managing director of The Carlyle Group in New York focused on U.S. buyout opportunities in the healthcare industry. In July 2003, he transitioned to senior advisor at The Carlyle Group. Prior to joining Carlyle, Mr. Abramowitz worked as an analyst at Sanford C. Bernstein & Co. where he covered the medical-supply, hospital-management and HMO industries for 23 years. Mr. Abramowitz has published several notable studies on healthcare service companies, major medical mergers and cardiovascular device innovation, among others. Mr. Abramowitz currently sits on the Board of Directors of EKOS Corp., OptiScan Biomedical Corp., Power Medical Interventions, Inc., and Small Bone Innovations, LLC, each a privately held medical device company, Option Care, Inc., a provider of home infusion pharmacy services and specialty pharmacy services that files reports pursuant to the Securities Exchange Act of 1934, and Ivivi Technologies, Inc., an NYSE Amex listed medical technology company focusing on designing, developing and commercializing proprietary electrotherapeutic technologies. Mr. Abramowitz received a B.A. from Columbia University and an M.B.A. from Harvard Business School.

Steven Epstein is the founder and senior healthcare partner of the law firm of Epstein Becker & Green, P.C., founded in 1973. Epstein Becker & Green, P.C. is widely recognized as one of the country’s leading healthcare law firms. Mr. Epstein serves as a legal advisor to healthcare entities throughout the U.S. He is a director of Discovery Health (JSE: DSY), Emergency Medical Services Corp. (NYSE:EMS) and HealthExtras (NASDAQ: HLEX). He also serves as a director of many privately held healthcare companies and venture capital and private equity firms. Mr. Epstein received his B.A. from Tufts University, where he serves on the Board of Trustees and the Executive Committee, and his J.D. from Columbia Law School, where he serves as Chairman of the Law School’s Board of Visitors.

Roy Geronemus, M.D., has been the director of the Laser & Skin Surgery Center of New York since May 1993. Dr. Geronemus trained in dermatology at the New York University Medical Center, where he was the Chief Resident and subsequently underwent a fellowship training in Mohs Micrographic Surgery and Cutaneous Oncology. He is a Clinical Professor of Dermatology at the New York University Medical Center, where he has founded its laser program and served nine years as its Chief of Dermatologic and Laser Surgery. He is also the Director of the Skin/Laser Division in the Department of Plastic Surgery at the New York Eye & Ear Infirmary. He is a past president of the American Society for Laser Medicine and Surgery (ASLMS) and a past president of the American Society for Dermatologic Surgery. He received an A.B. from Harvard University.

Ellen Marram has been the president of the Barnegat Group LLC, her business advisory firm, since January 2006. From September 2000 to December 2005, she was a managing director of North Castle Partners, a private equity firm focused on investments in the healthy living and aging sector, where she currently serves as an operating advisor. Ms. Marram served as president and chief executive officer of efdex inc. from August 1999 to May 2000. She previously served as president and chief executive officer of Tropicana Beverage Group from September 1997 until November 1998, and had previously served as President of the Group, as well as executive vice president of The Seagram Company Ltd. and Joseph E. Seagram & Sons, Inc. Before joining Seagram in 1993, she served as president and chief executive officer of Nabisco Biscuit Company and senior vice president of the Nabisco Foods Group from June 1988 until April 1993. Ms. Marram is a member of the board of directors of Ford Motor Company, The New York Times Company, and Eli Lilly and Company, as well as several private companies. She is a member of the Health Executives Leadership Network and serves on a number of non-profit boards including The New York & Presbyterian Hospital, Lincoln Center Theater, Families and Work Institute and Citymeals-on-Wheels. She has served as a Trustee of The Conference Board and the Board of Associates of Harvard Business School. She is a graduate of Wellesley College and earned an M.B.A. from Harvard Business School, and has received Alumni Achievement Awards from both institutions.

Kevin McGovern has served as Chairman and Chief Executive Officer of McGovern Capital LLC, an entity that provides intellectual property rights strategy and originates, structures, and implements capital formation, joint ventures, and business alliances, since April 2000. Mr. McGovern has also served as the chairman of Greenwich Alliances, Ltd., an entity that specializes in the formulation and negotiation of strategic alliances, since January 1997. He has been the owner and managing partner of the law firm McGovern & Associates located in New York, New York since January 1983. The firm specializes in corporate law, with an emphasis on emerging businesses, merger and acquisitions, venture capital, patent enforcement, and research and development financings. Mr. McGovern is a founder and/or key shareholder in over 20 companies, and five of the companies he co-founded or in which he is a key participant — all based on proprietary technologies — are currently leaders in their respective industry’s product categories. These companies include SOBE Beverages (nutraceutical leader sold to Pepsi); TriStrata, the worldwide owner of all Intellectual Property to Alpha Hydroxy Acids comprising the single most successful technology in skin care history and KX Industries, the world leader in consumer carbon, water and air filters. He has also served as the Co-Chairman of Angstrom Publishing which publishes with Forbes worldwide “The Forbes/Wolfe Nanotech Report” since 2002. Mr. McGovern has served on Cornell University’s Board of Trustees since July 2001 and has served as Co-Chairman of the Technology/IP Committee since July 2006. He also currently teaches at the Cornell/Johnson graduate business school, a course entitled “Global Innovation and Commercialization”. Mr McGovern received his A.B. from Cornell University in 1970 and his JD in 1975 St. John’s University School of Law.

Eric Rose, M.D., has served as chairman of the board of SIGA since January 2007 and has served as its chief executive officer since March 2007 after taking a leave from his position as Chairman of the Department of Surgery and Surgeon-in-Chief of the Columbia Presbyterian Center of New York Presbyterian Hospital, a position he has held since August 1994. Dr. Rose has served as a director of SIGA since April 19, 2001 and served as Interim Chief Executive Officer of SIGA from April 19, 2001 until June 22, 2001. Dr. Rose is a past President of the International Society for Heart and Lung Transplantation. Dr. Rose was recently appointed as Morris & Rose Milstein Professor of Surgery at Columbia University’s College of Physicians and Surgeons’ Department of Surgery. Dr. Rose is a director of Nephros, Inc., PharmaCore, Inc., TransTech Pharma, Inc. and Keryx Biopharmaceuticals, Inc. Dr. Rose also holds a position of Executive Vice President — Life Sciences at MacAndrews & Forbes Holdings Inc., a SIGA shareholder, and is a former director of Nexell Therapeutics Inc. (f/k/a VimRx). Dr. Rose is a graduate of both Columbia College and Columbia University College of Physicians & Surgeons.

Myron Weisfeldt, M.D., has been the William Osler Professor of Medicine and Director of the Department of Medicine at the Johns Hopkins University School of Medicine as well as the Physician-in-Chief of Johns Hopkins Hospital since October 2001. Prior to assuming these positions, Dr. Weisfeldt was the chairman of the Department of Medicine and director of the Medical Service at the Columbia Presbyterian Medical Center in New York City. From 1975 to 1991, he was director of the Cardiology Division at Johns Hopkins University School of Medicine. Dr. Weisfeldt received a B.S. and M.D. form Johns Hopkins University.

Periodic Reporting and Audited Financial Statements

KBL has registered its securities under the Securities Act and the Exchange Act and has reporting obligations under the Exchange Act, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, KBL’s annual reports contain financial statements audited and reported on by KBL’s independent accountants. KBL has filed with the SEC its Annual Reports on Form 10-K covering the fiscal years ended December 31, 2008 and 2007 and its Quarterly Report on Form 10-Q covering the quarter ended March 31, 2009.

Legal Proceedings

There are no legal proceedings pending against KBL.

KBL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with KBL’s condensed financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

KBL is a blank check company formed on January 9, 2007 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in any industry other than the franchising, financial services or healthcare industries.

We had a net loss of $9,887 for the fiscal year ended December 31, 2008, consisting of $1,865,819 of interest and dividend income, offset by $867,425 in professional fees, $501,598 in Capital and Delaware franchise taxes, administrative fees of $120,000, dues and subscriptions of $26,185, insurance of $70,000 and $290,948 for other operating expenses.

We had net income of $1,242,440 for the period from January 9, 2007 (inception) to December 31, 2007, consisting of $2,048,440 of interest and dividend income, offset by $186,532 in professional fees, $315,508 in Capital and Delaware franchise taxes, administrative fees of $53,871, dues and subscriptions of $18,686, insurance of $31,468, other operating expenses of $108,203 and $91,732 for New York State and City income taxes.

We had net income of $1,232,553 for the period from January 9, 2007 (inception) to December 31, 2008, consisting of $3,914,259 of interest and dividend income, offset by $1,053,957 in professional fees, $817,106 in Capital and Delaware franchise taxes, administrative fees of $173,871, dues and subscriptions of $44,871, insurance of $101,468, other operating expenses of $398,701 and $91,732 for New York State and City income taxes.

For the three months ended March 31, 2009, we had a net loss of $(605,141) derived from interest income of $84,294 offset by $17,500 for officer liability insurance, $482,538 for professional fees, $127,046 in Capital and Delaware franchise taxes, $30,000 in administrative fees, $4,310 for dues and subscriptions and $28,041 in other operating expenses.

For the three months ended March 31, 2008, we had a net income of $338,453 derived from interest income of $817,269 offset by $17,500 for officer liability insurance, $141,656 for professional fees, $127,572 in Capital and Delaware franchise taxes, $26,927 in New York State and City income taxes, $30,000 in administrative fees, $7,219 for dues and subscriptions and $127,942 in other operating expenses.

For the period from January 9, 2007 (inception) to March 31, 2009, we had a net income of $627,412 derived from interest income of $3,998,553 offset by $118,968 for officer liability insurance, $1,536,495 for professional fees, $944,152 in Capital and Delaware franchise taxes, $91,732 in New York State and City income taxes, $203,871 in administrative fees, $49,181 for dues and subscriptions and $426,742 in other operating expenses.

KBL consummated its initial public offering of 17,250,000 units, including 2,250,000 units subject to the underwriters’ over-allotment option, on July 25, 2007. Gross proceeds from the initial public offering were $138,000,000. As of December 31, 2008, KBL paid a total of $5,520,000 in underwriting discounts and commissions and $609,108 for other costs and expenses related to the offering and the over-allotment option.

After deducting the underwriting discounts and commissions and the offering expenses, $133,930,000 including the proceeds from the sale of sponsors’ warrants was deposited into the trust account which includes $4,140,000 of deferred underwriting discounts and commissions.

As of December 31, 2008, KBL’s trust account totaled approximately $135,700,000. Upon consummation of the merger, $3,500,000 of such funds will be used to pay the cash portion of the merger consideration to the PRWT Stockholders, $4,140,000 of such funds will be used to pay deferred underwriting discounts and commissions to the underwriters in KBL’s IPO and approximately $1,825,000 of such funds will be used to pay transaction expenses incurred in connection with the merger (including a $600,000 success fee payable to two of KBL’s consultants). Such funds may also be used to pay amounts, if any, in connection with any redemption, tender, purchase or similar transaction involving the Public Shares or KBL warrants as described in the section entitled “Summary of the Proxy Statement/Prospectus — Actions That May Be Taken to Secure Approval of KBL’s Stockholders.”

As of December 31, 2008, KBL had a working capital deficiency of $532,693. From the date of consummation of the IPO, until such time as KBL effectuates a business combination, KBL may draw for use of working capital up to $1,900,000 of interest earned on the trust account, as well as any amounts necessary to pay its tax obligations. As of December 31, 2008, KBL had drawn from the trust account $1,596,721 for working capital, and KBL drew the remaining $303,279 available for use of working capital in March 2009. KBL has also drawn from the trust account $1,033,056 to pay tax obligations.

At March 31, 2009, we had current assets (excluding cash held in the trust fund) of $201,093 and current liabilities of $995,256 (excluding deferred underwriting fees), leaving us with a working capital deficiency of $(794,163), net of $135,388,509 which is cash held in trust.

KBL had an agreement with KBL Healthcare Management, an affiliate of one of its executive officers, for various office and administrative services. We have agreed to pay KBL Healthcare Management $10,000 per month for these services. The agreement commenced on July 19, 2007, the effective date of the initial public offering, and will terminate upon the consummation of the merger or KBL’s liquidation.

In addition, in January 2007, Marlene R. Krauss, M.D., advanced an aggregate of $100,000 to KBL for payment on its behalf of offering expenses in connection with the IPO. These loans were repaid following the IPO from the proceeds of the offering.

Off-Balance Sheet Arrangements

Warrants issued in conjunction with KBL’s initial public offering are equity-linked derivatives and accordingly represent off-balance sheet arrangements. These warrants meet the scope exception in paragraph 11(a) of FAS 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity.

KBL has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or acquired any non-financial assets.

Contractual Obligations

KBL does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Critical Accounting Policies

KBL’s significant accounting policies are more fully described in its financial statements. However certain accounting policies are particularly important to the portrayal of financial position and results of operations and require the application of significant judgments by management. In applying those policies, management used its judgment to determine the appropriate assumptions to be used in determination of certain estimates. KBL’s accounting policy will be to use estimates based on its historical experience, terms of existing contracts, observance of trends in the industry and information available from outside sources, as appropriate.

BUSINESS OF PRWT

General

PRWT is a diversified enterprise, with a national footprint, conducting pharmaceutical manufacturing and distribution, facilities management and maintenance, and business process solutions services.

As a nationally recognized minority-owned enterprise, PRWT is one of the largest minority-owned businesses headquartered in the Greater Philadelphia Region and has been ranked in the top 100 minority-owned service industry businesses in the United States by Black Enterprise magazine for the past eight years. As a matter of priority PRWT provides contract opportunities and mentoring to other minority firms. PRWT is a certified minority business enterprise with the National Minority Supplier Development Council (“NMSDC”) and has local council memberships in 17 states, including Pennsylvania, Maryland and Virginia.

Founded in 1988 to provide and manage back-office and clerical support services for government and private companies as a subcontractor to Lockheed Martin IMS, PRWT has continually expanded its business process solutions (“BPS”) operations, as well as adding facilities management and maintenance services through its acquisition of a majority ownership in USF and active pharmaceutical ingredients (“API”) manufacturing capabilities through the acquisition from Merck & Co. Inc. (“Merck”) of an API manufacturing facility in Riverside, Pennsylvania by its Cherokee subsidiary. PRWT believes that it is the first minority owned manufacturer of APIs in the United States. Through the acquisition of the facility and the transition of approximately 400 employees (approximately 99% of the facility’s work force) from Merck to Cherokee, PRWT believes that it acquired a state-of-the-art facility with a world class work force at a favorable price, Based on an independent evaluation analysis prepared at the time Merck contemplated selling the Riverside facility, PRWT estimates the replacement cost of the facility at more than $850 million.

PRWT operates its pharmaceutical manufacturing business through its wholly owned subsidiary, Cherokee. Upon its launch, the distribution business will also operate through Cherokee. Cherokee is a fine chemical manufacturing company producing APIs for a number of human and animal health products, including antibiotics. For the year ended December 31, 2008, Cherokee accounted for approximately 50.7% of PRWT’s revenues.

Prior to Cherokee’s acquisition, the Riverside facility was used by Merck to manufacture APIs for a number of Merck’s human and animal health products for over 58 years. PRWT has turned Cherokee into a revenue producing facility by providing services such as laboratory development through piloting, production and final product testing and release, using a wide range of reaction chemistry and unit operations, to third party customers, which include Merck. Cherokee has a highly skilled workforce, with specialized skills in handling antibiotics, high hazard reactions and potent compounds and operates in conformance to current good manufacturing practices (“cGMPs”). Cherokee’s API products are sent to finishing plants and used in final products that include antibiotics for human and animal health, new compounds for cardiovascular health and anti-parasitic products for crop protection. In addition, Cherokee’s existing infrastructure supports other PRWT life science growth initiatives, including sophisticated distribution facilities for life-science related material, a kilo-scale pilot plant, and fermentation based manufacturing.

Since 2001, PRWT has operated its facilities management and maintenance business through its 51% ownership in USF, a facilities management company that has been in operation since 1967. USF’s services include building operations and maintenance; roads and grounds maintenance; custodial and related services; specialized equipment operation and maintenance; security and armed guard services; and navigation locks and drawbridge operations. Since being acquired by PRWT, USF has been awarded eight contracts and currently maintains 4.0 million square feet in 46 buildings, and eight bridges.

PRWT’s BPS division has historically concentrated on providing services for state and local governments as a subcontractor and strategic partner to Lockheed Martin IMS and its successor, Affiliated Computer Services’ Government Solutions Group (“ACS”). BPS provides services across multiple ACS business units, including municipal services, transportation services, family and community services, and healthcare services.

PRWT believes that its legacy BPS and USF businesses provide opportunities for reasonable growth and profitability and facilitate access to new opportunities. Through these businesses, PRWT has a more than 20 year operating history with a track record of service excellence, demonstrated by its ability to handle large scale projects and minority certifications. As PRWT was initially approached by Merck with an offer to compete for its facilities management business, PRWT believes these factors were key to convincing Merck to sell the facility to PRWT.

Through the combination of Cherokee, USF and its BPS operations, PRTW’s capabilities provide it with unique opportunities to cross-sell its services. USF and PRWT’s BPS operations, in partnership with Jones Lang LaSalle, were recently awarded a significant contact to manage all North American facilities for a global pharmaceutical company. Thomas Lynch, a director of PRWT is a managing director of Jones Lang LaSalle. In addition to offering service to life sciences companies, through Cherokee, PRWT is targeting these companies for business processing servicing opportunities through its BPS operations and facilities management services through USF.

PRWT was incorporated in Pennsylvania in 1988. PRWT’s executive office is located at 1835 Market Street, Suite 800, Philadelphia, Pennsylvania, 19103 and its telephone number is (215) 569-8810. PRWT’s website is www.prwt.com.

Pharmaceutical Manufacturing and Distribution

PRWT operates its pharmaceutical manufacturing business through its wholly owned subsidiary, Cherokee. Upon its launch, the distribution business will also operate through Cherokee. Cherokee is a fine chemical manufacturing company producing APIs for a number of human and animal health products, including antibiotics. For the year ended December 31, 2008 and three months ended March 31, 2009, Cherokee accounted for approximately 50.7% and 70.6% of PRWT’s revenues, respectively.

Facilities

The Cherokee facility is a state-of-the-art facility located in Riverside, Pennsylvania and includes 105 buildings and approximately 340 acres (240 acres of vacant land). The site includes three operating factories: Factory 6, which produces anti-parasitic APIs used in crop protection products, Factory 7, which produces multiple APIs used in injectible antibiotics for in-hospital administration, and Factory 61, which produces multiple API products for various customers including, APIs used in new cardiovascular drugs, animal healthcare products and a clinical cancer compound. Factory 61 is currently undergoing expansion to become a multi-product facility, with completion of this project projected for December 2009.

The following table sets forth additional information about the Cherokee facility factories:

Factory	Current Customers	Potential Revenues (Estimated Capacity)	Current Utilization (Approximate)
Factory 6	$12 billion global agricultural company	$35 – 40 million	90% +
Factory 7	Merck	$140 – 160 million	25% +
Factory 61	Merck	$150 – 175 million	15% +
$3 billion global annual healthcare company

The Riverside site also contains two kilo-scale manufacturing facilities able to produce complex clinical scale quantities of investigational APIs for pharmaceutical research and development purposes. These two facilities allow Cherokee to manufacture clinical scale supplies under full cGMPs controls. In addition, the Riverside site contains a completely functional fermentation facility. The facility has 43 fermentors ranging from 150 to 40,000 gallons, including twenty 20,000 gallon and one 40,000 gallon fermentors, with diminimus utilization. The Riverside site also includes 10 warehouses (approximately 105,000 square feet) with differing configurations (e.g. freezers, coolers, ambient temperature) supporting the existing API operations with both truck and rail spur access and can be upgraded for biological API production at modest cost.

The Riverside site also includes laboratory space and capacity. Cherokee has raw materials testing, in-process quality control, final product release, waste water pilot, process chemistry, pilot scale and microbiological to support its available lab capacity for existing API operations and, upon its launch, its specialty chemical distribution business.

Services

Cherokee is capable of providing a broad range of manufacturing services and produces a variety of API products for humans and animals, as well as crop protection products. Cherokee’s services include API manufacturing using a wide range of chemistry and unit operations. Cherokee has experience in process start ups, including validation, automation and chemistry support. Cherokee has specialized skills in handling antibiotics, high hazard reactions, and potent compounds such as carbopenems or mectins.

Cherokee’s fermentation capabilities include raw material handling, fermentation, isolation, and process development through its 43 fermentors. On-site wastewater treatment facilities, support laboratories, and bulk raw material storage systems provide comprehensive support systems for the manufacturing process.

Laboratory Testing Services

Cherokee’s technical laboratory services offer a one-stop, full-service laboratory, operating 24 hours a day, seven days a week. Cherokee handles the most demanding laboratory service requirements. An experienced, degreed staff with an average of over 15 years of experience in the pharmaceutical industry provides a range of technical laboratory testing services including:

•	Raw material and finished product release testing, such as United States Pharmacopeia, European Pharmacopoeia, Japanese Pharmacopoeia, National Formulary, and Food Chemicals Codex (FCC), Residual Solvents
•	Extensively equipped labs
•	All under current Good Manufacturing Practices (cGMPs) and 21 Code Federal Register (CFR) 11: Electronic Records
•	stability programs and testing
•	Utilizing International Conference on Harmonization (ICH Q1) conditions and methods
•	Method development, transfers, and validation with significant expertise in developing protocols and reports
•	Microbiological analysis for many types of samples: water, solids, swabs
•	Investigational services, including nuclear magnetic resonance, energy dispersive x-ray fluorescence, fourier transform infrared spectroscopy scope

Distribution

Cherokee’s May 2009 launch into the specialty chemical distribution business offers a unique combination of global procurement capabilities through its strategic partner, SAFC, Sigma-Aldrich’s specialty fine chemicals business (“Sigma”) a fine chemical manufacturer and supplier, combined with Cherokee's available cGMPs storage and handling environments, sourcing and technical laboratory testing services under a single U.S. based infrastructure, with the potential to serve the Northeast United States corridor where many of the world’s leading pharmaceutical companies are located.

In May 2009, Cherokee entered into a three year joint marketing and distribution agreement with Sigma pursuant to which Sigma appointed PRWT as its exclusive distributor of certain specialty chemical products to be agreed upon by the parties to customers to be agreed upon by the parties within the United States. PRWT and Sigma have not yet agreed upon products or customers. In addition, subject to certain exceptions, Cherokee shall not distribute products identical to the products to customers in the United States or products to customers outside of the United States, Cherokee and Sigma agreed to form a joint marketing committee to oversee the development of a marketing plan and budget and the sale, marketing and advertising of its products. Sigma shall be solely responsible, at its cost and expense, for manufacturing products or procuring products from third party manufacturers (which can also be Cherokee) for distribution in quantities by Cherokee in accordance with customer purchase orders. Cherokee will be responsible for the storage, testing labeling and packaging of products. There are no minimum or maximum quantities required to be purchased by Sigma or required to be delivered by Cherokee. The agreement automatically renews for two additional two year terms, unless either party provides written notice at least six months prior to the end of the initial term or any renewal term.

In November 2008, Cherokee completed a warehousing/distribution proof of concept, which validated its ability to leverage the distribution infrastructure and cGMPs operation to receive, test, store, package, and deliver specialty chemicals for non-Merck customers.

Process Engineering Services

Cherokee is planning to provide and has the ability to provide research and development services and possesses significant capabilities for product/process development with experience in antibiotics and highly toxic compounds. Cherokee has the capabilities to provide services for pre-clinical, clinical, or commercial drug substances needs. Cherokees services will include:

•	research and development services. Significant capabilities for product/process development with experience in antibiotics and highly toxic compounds. Cherokee will provide services for pre-clinical, clinical, or commercial drug substance needs. Cherokees services will include:
•	process development and piloting
•	process development laboratories, offering lab scale chemistry and analytical development
•	specialty products facility, including highly toxic, high potency compound handling
•	process development activities, such as:
•	process scale-up — pilot plant
•	process development/cost reduction
•	development and implementation of reprocessing/rework procedures

Customers

In connection with the acquisition of the Cherokee facility in December 2007, Cherokee entered into a supply agreement with Merck to supply Merck with certain APIs and certain other substances. The initial five-year term of this agreement was to expire on December 31, 2012, but included a right by Merck to extend the agreement for an additional three years. The initial-term of the agreement had an expected $100 million to $200 million annual value, corresponding to expected annual revenue. Merck is electing to exercise the right for the three year option which, upon execution of a contract amendment, will extend the term of the agreement through December 31, 2015.

Pursuant to the supply agreement, Cherokee will manufacture APIs and certain other compounds that are used in Merck antibiotic products, and may not manufacture such products for others unless it first obtains Merck’s consent. The supply agreement also provides that should Cherokee or PRWT engage in a transaction that would cause either of them to lose its diversity status with the NMSDC or should Cherokee, PRWT or their successors in a transaction not retain their senior operating officers or not replace such officers with individuals with similar expertise, Merck may terminate the supply agreement. During the year ended December 31, 2008, Merck accounted for approximately 89% of Cherokee’s revenue and approximately 45% of PRWT’s revenues.

Cherokee is typically one of a limited number of vendors selected to respond to a request for proposal. The request for proposal typically contains the technical package. After receipt of the request for proposal, Cherokee prepares a bid for submission. If the bid is economically attractive the pharmaceutical firm conducts an audit of Cherokee to assess the ability of Cherokee to manufacture the API. If Cherokee passes all of the firm’s selection criteria, the request for proposal is awarded. After the award, a development/supply contract is drafted and signed. This process usually takes 8 to 10 months.

PRWT believes that there would be high costs for its existing customers to switch to a different supplier since:

•	many products require dedicated facilities and/or complex manufacturing techniques that would be difficult to replicate;
•	pharmaceutical products and their manufacturing products are regulated by the FDA; and
•	offshore manufacturing is considered risky for high value and/or hard-to-manufacture products.

Certain of these, or other factors could be a deterrent for potential customers to switch from another supplier to Cherokee. However, PRWT believes that Cherokees’ services are attractive to new customers because Cherokee offers:

•	high quality and service levels through a state-of-the-art facility and workforce with the capabilities and infrastructure to support large pharmaceutical companies;
•	a reliable U.S. based solution with a 50 year track record;
•	research and development and small scale production capabilities that appeal to developing life science companies;
•	a cost competitive solution to internal production or alternative suppliers; and
•	minority supplier spending credit.

Pharmaceutical Manufacturing and Distribution Market

Cherokee’s products are used in the manufacture of prescription drugs, over-the-counter and nutritional products and specialty chemicals. According to a BCC Research Report, worldwide revenue for bulk drugs in contract manufacturing in 2005 was approximately $14,700,000,000 and increased to $16,100,000,000 in 2006. It is projected to reach $23,600,000,000 by 2011, while increasing at a cumulative annual growth rate of 8.0%. Current estimates are based on the projection that the market continues to increase at the same rate as experienced in 2004 and 2005, with growth seen in countries like China and India, while companies capitalize on niche markets in their respective countries. The European market also improved in 2006, and the major producers were Lonza Group Ltd. and DSM Desotech Inc.

According to a BCC Research Report, estimated projections are also based on the compound annual increase in the bulk drugs in the contract manufacturing market over the period from 2004 to 2006 of approximately $1,300,000,000. It is projected that the market will continue to increase by the same amount for the next 5 years and will reach $23,600,000,000 by 2011. Distribution of this increase by region is based on each region’s average market share percentage over the past 3 years. For example, U.S. market shares for 2004, 2005, and 2006 were 37%, 36.7%, and 36% respectively.

According to First Research, Hoovers (“Hoovers”), the chemicals distribution industry in the U.S. includes about 10,000 companies with combined annual revenue of $70,000,000,000. Major companies include Univar USA, Ashland Distribution, and Brenntag. The industry is fairly fragmented: the largest 50 companies account for only about 40% of the market. Domestic demand for U.S. chemicals, an indicator for chemical distributors, is forecast to grow at an annual compounded rate of 2% between 2008 and 2013.

Strategy

Cherokee plans to develop new services and products to expand its operations through the following initiatives:

•	Develop its life sciences services by increasing API manufacturing volume. Cherokee will seek to expand and grow these services by increasing API manufacturing volume from Merck and new non-Merck customers in each of its three existing factories. Cherokee will seek to expand its production capacity through the installation of parallel processing equipment for rate-limiting steps and expand the product capacity for generic products in certain of its factories.
•	Increase fermentation volume and growth with new customers. Cherokee has a large-scale, significantly underutilized fermentation facility capable of producing bio-pesticides, nutri-ceuticals and industrial enzymes. Cherokee is already piloting batches for two customers and has executed non-disclosure agreements with nine more potential customers and is in final contract negotiations with a chemical manufacturer. The fermentation factory is located in a recently approved approximately 178 acre Keystone Opportunity Zone (“KOZ”), which will make the facility even more attractive to potential clients given its local and state “tax-free” status. This designation means that the Cherokee fermentation business will be free of local property taxes and Pennsylvania income taxes for 10 years beginning in January 2010, enhancing its profitability and cost competitiveness.

•	Launch a chemical warehousing and distribution business in conjunction with Sigma. Cherokee’s current Riverside facility includes 10 underutilized warehouses with differing configurations (e.g. freezers, coolers, ambient temperature) supporting the existing API operations with both truck and rail spur access. Cherokee intends to use its available capacity and cGMPs warehousing capability to launch a specialty chemical warehousing/distribution business; servicing potential customers throughout the Northeastern United States. Cherokee partnered with Sigma and successfully conducted a proof of concept, which the companies believe validated their ability to leverage Sigma’s global procurement capabilities with the acquired warehousing infrastructure and cGMPs operation to receive, test, store, package, and deliver specialty chemicals for customers. In May 2009, Cherokee launched its warehousing and distribution business. Cherokee’s objective is to create, build and operate a specialty chemical warehouse/distribution business that provides value-added and cost effective global procurement and fulfillment services that is minority owned.
•	Increase Kilo Scale Production. Cherokee’s Riverside facility includes two kilo-scale facilities that allow Cherokee to support complex investigations of APIs and offer the following to potential customer:

Offering	Product Services	Customers	Potential Revenues (Approximate Capacity)	Current Utilization
Fermentation	Ingredients for bio-pesticides, bio-fungi-cides, oil & bio-fuels, food additives & nutraceuticals	Initial contracts with bio-technology and agriculture companies (two pilots)	$50 million	Less than 1%
Specialty Chemical Distribution	Procurement, ware-housing and distribution of specialty chemicals, flavors & fragrances	Launching in the second quarter of 2009 in conjunction with strategic partner, Sigma-Aldrich Fine Chemicals	$200 - 250 million*	0% (not including internal use)
10 warehouses, with 105,000 sq.ft sophisticated testing and handling capabilities
Laboratory and Development Services	Product release testing Process development and control Microbiological analysis Investigational services	Servicing existing API customers Bio-technology company	$50 million	Less than 1%

*	This amount represents the approximate capacity for specialty chemical distribution, including through the Sigma-Aldrich Fine Chemicals strategic partnership, based upon PRWT’s belief that Cherokee can acquire a 0.5% market share of the $50 billion specialty chemical market.

PRWT believes these research and development and small scale production capabilities appeal to developing life sciences companies. Cherokee plans to explore the feasibility of attracting business from pharmaceutical and bio-technology companies with clinical research and development needs.

•	Pursue potential expansion into other supply chain segments. Cherokee plans to explore the financial feasibility of adding to its life science manufacturing capabilities through vertical integration in the supply chain, such as filling and finishing dosage form and packaging.
•	Explore the feasibility of offering its own Cherokee labeled products through authorized generics and in-licensing. Cherokee intends to explore the possibilities of acquiring and marketing products coming off patent under a Cherokee label for distribution to the retail market, including individuals and hospitals. Cherokee expects to focus on solid dose and with annual sales revenue per product between $50 million and $150 million and products with 180-day exclusivity periods and/or other barriers to entry.

•	Achieve a high EBITDA to net income efficiency. PRWT believes that the Cherokee facility will achieve a high earnings before interest, taxes, depreciation and amortization expense, or EBITDA return on earnings, as a result of attractive interest rates on the Cherokee facility, the tax advantages resulting from the KOZ designation and modest depreciation expense of the facility due to the low cost basis and capital requirements for maintenance. Because of the facility’s excess capacity and minimal staffing and fixed costs required for incremental business, PRWT expects new business to be highly profitable and targets EBITDA and net income of approximately 20% and 10% of reveneus, respectively, for new business.
•	Expand the Riverside facility. Cherokee believes that it has sufficient land, infrastructure and management to staff and support additional operations at this site, including within the designated KOZ.
•	Acquisition of additional facilities. Similar to its acquisition of the Cherokee facility from Merck, PRWT will continue to seek opportunities to acquire additional facilities from pharmaceutical companies seeking to divest themselves of manufacturing facilities. PRWT will also seek acquisitions which would enable it to expand its capabilities such as production of vaccines, biologicals and other specialized products.

PRWT and Cherokee will also continue to invest in additional management and marketing expertise, assets and infrastructure to ensure continued outstanding operating performance concurrent with growth and expansion.

During the three months ended March 31, 2009, PRWT estimates that Cherokee’s facilities operated at approximately 25% of its current revenue generating capacity between $625 million and $725 million per year. PRWT calculated Cherokee’s revenue capacity based upon 100% utilization of its production capacity and receipt of the average price paid for its services during the quarter ended March 31, 2009. Specifically, PRWT calculated the capacity for Cherokee’s operations as follows:

•	Manufacturing — Manufacturing revenue capacity is estimated to be approximately $325 million to $375 million. Factories 6, 7 and 61 have production capacities of 130, 78 and 270 metric tons, respectively. The average price per metric ton paid by customers varies significantly among the factories based on the different components manufactured at the factory;
•	Fermentation — Fermentation revenue capacity is estimated to be approximately $50 million and is determined by multiplying the price charged for use of the fermenters for a day by 250 days per year;
•	Laboratory Services — Laboratory service revenue capacity is estimated to be approximately $50 million and is determined by adding the revenue capacity for each instrument. The revenue capacity for an instrument is determined by multiplying the average cost per test for the instrument by the number of tests that instrument can perform in a day by 125 test days; and
•	Distribution Services — Distribution revenue capacity is estimated to be approximately $200 million to $250 million, representing Cherokee’ unutilized distribution capacity of 65%. PRWT estimates that Cherokee utilizes 35% of its distribution capacity for internal usage and that approximately $100 million of Cherokee’s products go through the distribution facilities.

In order to achieve the revenue amounts set forth above, Cherokee would need to enter into a sufficient number of additional agreements to manufacture products and provide its other services at full capacity and sell the manufactured products and provide services at an average price that is at least equal to the current average price for each product and service.

Competition

Cherokee currently faces competition in two primary categories: API manufacturing and fermentation. PRWT believes that the major competitive factors that Cherokee competes on include the assurance of supply, quality, cost, service and innovation. Cherokee faces competition from toll manufacturers and pharmaceutical companies, many of which are larger, more established and have significant marketing and development budgets and greater capital resources than Cherokee. Cherokee also faces indirect competition from the developmental and manufacturing capabilities of major pharmaceutical companies, who may elect to manufacture products internally. Cherokee’s principal competitors are DSM Desotech Inc., Lonza Group Ltd., Sigma, Divis Laboratories Ltd., and Shasun Chemicals and Drugs Limited.

PRWT believes that Cherokee is the only API manufacturer that offers its customers API manufacturing minority spending credit.

Sources and Availability of Raw Materials

Cherokee purchases, in the ordinary course of business, raw materials and supplies essential to Cherokee’s operations from numerous suppliers in the United States and abroad.

Cherokee purchases from third-party suppliers some important ingredients and products that it cannot manufacture. Cherokee currently has supply ingredients and products. Raw materials account for a significant portion of Cherokee’s manufacturing costs.

Process Engineering Activities

The BPS and facilities management businesses do not engage in research and development. The pharmaceutical business’ research and development is limited to process improvements as described in this paragraph. As part of continuous improvement efforts, Cherokee is constantly striving to reduce costs and improve process reliability and yields. Cherokee does not conduct any research or development efforts on new products. Current efforts are primarily focused on improving existing manufacturing processes. These efforts include process scale-up and process development/cost reduction. The technical operations facilities conduct development in the areas of kilo-scale cGMP production/scale-up laboratory, process development laboratories and specialty products facility.

Facilities Management and Maintenance

USF provides professional facilities management and maintenance services on client owned or leased facilities. USF’s services include building operations and maintenance; roads and grounds maintenance; custodial and related services; specialized equipment operation and maintenance; security and armed guard services; and navigation locks and drawbridge operations. USF’s current contracts are concentrated in Pennsylvania, Virginia, and Washington, DC. USF’s target market segments include federal, municipal, corrections, and social services. Its goal over time is to transition to a pharmaceutical services business model by utilizing its core capabilities in support of the life sciences industry.

USF uses a computerized maintenance management system to capture and analyze project performance data and to enable its managers to evaluate options and make the most informed and cost effective decisions.

Facilities Management and Maintenance Market

According to First Research/Hoovers, the U.S. commercial facilities management market consists of about 40,000 companies with combined annual revenue of $30 billion. The industry is highly fragmented, with the 50 largest companies controlling less than 30% of the market. The industry includes divisions of larger service companies like The ServiceMaster Company, ABM Industries Incorporated, and UNICCO Service Company (“UNICCO”) and approximately 150 companies in the commercial facilities management market have annual revenue over $10,000,000

The level of commercial business activity and income growth drive demand for cleaning services. The profitability of individual companies depends on good marketing. Large companies have an advantage in serving large customers. Small companies can compete effectively in local markets, especially for small business and residential customers. According to Hoovers, the industry is highly labor-intensive and average annual revenue per employee is only $20,000.

Strategy

USF intends to continue its expansion through the following initiatives:

•	Expanding facilities management services to commercial/life sciences customers. USF has been able to leverage PRWT’s entrance into the life sciences market through the Cherokee acquisition and through developing a relationship with a global facilities management company. In April 2009, USF, as a subcontractor to Jones Lang LaSalle, was awarded a facilities management contract for all of Merck’s U.S.-based facilities. The team will continue to pursue other significant commercial/life sciences customers.
•	Expanding facilities management services to federal government customers. USF has a proven track record with federal clients as evidenced by its Social Security Administration and Army Corp of Engineer long-term contracts and relationships. USF worked diligently to be placed on a number of GSA schedules for facilities management services in late 2008 and will pursue additional facilities management opportunities in the federal space.
•	Continue geographic growth with federal, state and local customers. USF entered the Washington D.C. market with its Thurgood Marshall Federal Judiciary Building and D.C. Communication Center awards in 2006, expanding upon its Philadelphia and Virginia base. USF will seek to continue to grow geographically.

Services

USF offers professional management and start-to-finish execution for its clients’ facilities operations, maintenance and support services requirements, including:

•	Operations
•	equipment systems
•	boiler and chiller plants
•	bridges and navigation systems
•	warehouse and logistics facilities
•	Maintenance and repair Services
•	facility equipment
•	building systems and structures
•	security and life-safety systems
•	pavements and outdoor structures
•	Support Services
•	custodial and related services
•	physical and electronic security
•	trash removal and recycling
•	integrated pest management
•	mailroom and messenger services
•	building alteration and construction

Customers

USF’s customer contracts are currently concentrated in the Philadelphia, Pennsylvania and Washington DC/Virginia markets. USF’s customers are in various market segments, including correctional facilities, general purpose office buildings, and moveable bridges to communication centers and waterways. USF’s largest customers are:

Customer	Service	Customer Since
Social Security Administration Mid-Atlantic Service Center in Philadelphia, PA*	Commercial facility management; 570,000 square feet	1995

Customer	Service	Customer Since
Curren-Fromhold/Riverside Correctional Facilities in Philadelphia, PA	Facilities management 1.1 million square feet. (Curran-Fromhold) 470,000 square feet (Riverside)	1995
City of Philadelphia TRIPLEX	Facilities maintenance & management 1.3 million square feet	2003
City of Philadelphia Office of Emergency Shelter and Services	Facilities Maintenance 30,000 square feet	2005
Virginia Department of Transportation Moveable Bridges	Support for 8 moveable bridges provided 24 hours a day, 7 days a week	1996
U.S. Army Corps of Engineers Atlantic Intracoastal Waterway	37 buildings, 73 miles of waterway, 2 canals (plus locks and bridges)	1983
D.C. Unified Communications Center	Facilities management and maintenance 127,000 square feet	2006
Thurgood Marshall Federal Judiciary Building	Facilities management 1,000,000 square feet	2006

*	Contract expires September 30, 2009 and has been opened up for competitive bids as a set aside for small businesses. PRWT is requesting that the Social Security Administration reconsider the small business set aside.

USF has leveraged PRWT’s entrance into the life sciences market through the operations of Cherokee by developing a relationship with a global facilities management company. PRWT and USF were chosen by Jones Lang LaSalle as its preferred partners in its bid to manage all U.S.-based facilities of a global pharmaceutical company. Jones Lang LaSalle, PRWT and USF were awarded the contract, which is anticipated to begin in June 2009. The contract includes a facilities management component, which will be serviced through USF and a mailroom and document services component which will be serviced through PRWT’s BPS division.

During the years ended December 31, 2006, 2007 and 2008, USF accounted for 52.9%, 58.8% and 31.4%, respectively, of PRWT’s revenues. None of USF’s customers accounted for 10% or more to PRWT’s revenues for the year ended December 31, 2008. During the years ended December 31, 2006 and 2007 the following customers accounted for more than 10% of PRWT’s revenues:

Customer	2006 Revenue	Percentage of Consolidated 2006 Revenues	2007 Revenues	Percentage of Consolidated 2007 Revenues
City of Philadelphia – Department of Public Property	$12,959	19%	$14,097	19%
Philadelphia – Department of Prisions	$9,996	15%	$8,925	12%
The Architect of The Capital	(1)	(1)	$8,227	11%
Social Security Administration	$7,376	11%	(1)	(1)

(1)	Amount did not equal 10% of more of consolidated revenues.

USF’s contracts with its subcontractors track the terms that USF has with its client as prime contractors with respect to term, renewals, option periods and fixed pricing terms where agreed to by PRWT. USF awards contracts based on the best value to USF and its client. When bidding government contracts, and in some commercial cases, USF identifies multiple subcontractors capable of doing the specific work and solicits bids from at least three in each category. USF emphasizes soliciting bids from small, minority-owned, women-owned and disadvantaged businesses.

Competition

USF competes with other companies in three primary categories: government and commercial services, locks, dams and bridges, and correctional facilities. Due to the low cost of entry to the facilities services business, USF faces competition from a large number of mostly regional and local owner-operated companies, primarily located in major cities throughout the United States, as well as the operating divisions of a few large, diversified facility services and manufacturing companies on a national basis. Competitors include but are not limited to national and regional facilities management firms such as Johnson Controls Inc., EMCOR Group, Inc., Complete Building Services, All Star Facilities Services, UGL UNICCO, Parsons Brinckerhoff, Keith LLC, The Wackenhut Corporation and Elliott-Lewis. PRWT believes that the major competitive factors that affect its BPS and USF businesses ability to compete are technical expertise and range of service capabilities; knowledge of the customer, their needs, objectives and budget constraints; industry reputation and results of performance on past engagements; key management and personnel; and value and ability to deliver predictable, cost effective solutions to the customer.

Business Process Solutions Services

PRWT’s BPS division business offers delivery of customer care solutions and business processing centers, for municipal services, transportation services and health/family/community services for government agencies. PRWT provides BPS services for state and local governments as a subcontractor and partner to ACS. PRWT’s BPS division manages 19 contracts in six states and 11 cities, including California, Florida, and New York. Its goal over time is to transition to a pharmaceutical services business model by utilizing its core capabilities in support of the life sciences industry. PRWT’s customers include federal, state, municipal governments and agencies in various markets. PRWT’s BPS division provides the following services:

•	Inbound call-center services. Complete program management of a tailored solution which provides the labor, telephone automation equipment and quality monitoring and reporting.
•	Document imaging/capture. Sort, image, index, and data entry of documents at a co-located or local facility.
•	Mailroom/lock-box. Document imaging, coordinate receipt and conversion of specific forms, applications, claims, and remittance information received via the U.S. Postal Service using imaging, OCR and data entry to increase department productivity.
•	Collection and processing services. Traffic and parking violation collection and processing services for several major cities; support of surcharge billing and collection programs; violations processing services including image review, noticing and correspondence processing; part-time and temporary toll collection services; parking arrangement; and child support enforcement services.
•	Emergency medical services management billing and collections (“EMS”). Claims processing, data entry, payment processing, customer service, correspondence processing, and collections.

During the years ended December 31, 2006, 2007 and 2008, the BPS division accounted for 47.1%, 41.2% and 17.9%, respectively, of PRWT’s revenues. During the years ended December 31, 2006, 2007, and 2008 the following customers accounted for more than 10% of PRWT’s revenues:

Customers	2006 Revenue	Percentage of Consolidated 2006 Revenues	2007 Revenue	Percentage of Consolidated 2007 Revenues	2008 Revenue	Percentage of Consolidated 2008 Revenues
ACS	$22,824	34%	$22,488	30%	$20,340	12%
San Francisco Parking Authority	$6,735	10%	(1)	(1)	(1)	(1)

(1)	Amount did not equal 10% or more of consolidated revenues.

Business Process Solutions Services Market

According to First Research/Hoovers, the business process solutions industry includes 35,000 companies that generate about $150,000,000,000 in annual revenue. The industry includes include Electronic Data Systems (“EDS”), Accenture Ltd., Computer Sciences Corporation, and the technology consulting arms of International Business Machines Corp. (IBM) and Hewlett-Packard Company.

State and local government information technology (“IT”) spending will reach $54,960,000,000 by 2008. Key agency segments are forecasted to include health (Medicaid), human services (case management), and administration and finance (tax compliance).

Government represents the second largest vertical market in terms of total IT spending in the U.S. Although private-sector vertical markets are often considered better industries to target, a number of characteristics make state and local government more attractive than other industries. For example, high client loyalty and repeatability of solution offerings are two significant drivers of increased margin, lower cost of sale over time and revenue expansion.

Recent passage of the Federal Safe, Accountable, Flexible, Efficient Transportation Equity Act (SAFETEA-LU) for the 21st Century marks an important extension to earlier transportation safety and systems-focused legislation. The legislation ensures that development of an intelligent transportation system (ITS) will be at the forefront of transportation planning and be funded accordingly. These systems are responsible for managing the next generation of transportation programs:

In 2005, state and local governments are forecasted by The Gartner Group to spend $224,000,000 in this solution area. With an annual growth rate of 13%, expenditures in this category are forecasted by The Gartner Group to reach $323,000,000 by 2005.

Electronic toll collection systems will continue to be modernized and may evolve to incorporate other measures, such as congestion pricing, open road design, high-occupancy vehicle pricing and integration with private-sector services.

Intermodal transportation and security also will likely be key components of ITS development.

Child support enforcement (CSE) systems provide automated services to track support payments, monitor compliance and provide information to other agencies. Child support systems increasingly look to provide interfaces with other states:

CSE solution spending is forecasted by The Gartner Group to reach $66,000,000 in 2005. By 2008, this figure is forecasted by The Gartner Group to total $79,000,000.

BPS services account for the majority of IT spending in the child support enforcement space.

Strategy

The historical success of PRWT’s BPS division served as a key factor in establishing and building its relationship with Merck and allowing PRWT to successfully compete for and complete the acquisition of the API manufacturing facility. The goal for the BPS division is to transition to a pharmaceutical business services model and focus growth on life sciences areas while it continues to maintain its existing business, attracting new customers and implementing continuous improvements, such as packaging offerings to fit additional target customer groups, initiating continuous improvement processes, continuing precise measurement of results and developing an information technology platform and begin to offer services to clients.

PRWT believes that the following areas present potential areas of expansion for the BPS division:

•	Expansion of BPS services into the commercial market. A significant portion of current and historic BPS revenues have been generated from services provided to state and local government clients. The addition of executives with proven commercial market subject-matter expertise and experience pursuing opportunities in the market segment will help to generate growth in the commercial markets. PRWT hired a new president of PRWT Services, who will join PRWT in July 2009, as well as additional sales and business development personnel to enhance its efforts in these markets. Mr. Schweiker has commercial market experience and significant relationship with key potential customers. One segment in which PRWT intends to focus is lifesciences.
•	Expansion of BPS services in the Philadelphia metropolitan region. Only a small portion of the BPS business' current revenue is generated from clients in the Philadelphia metropolitan region. With the recent management additions, BPS believes it is able to pursue commercial, and state and local opportunities within its local area.

•	BPS cross-selling opportunities generated from USF and Cherokee customers. Both USF and Cherokee have commercial pipelines from which could benefit in the form of cross-selling opportunities. In April 2009, PRWT was awarded a contract, as a subcontractor to Jones Lang LaSalle to provide mailroom and document services to all of Merck’s Pennsylvania and New Jersey facilities.
•	Broaden product/service offerings. PRWT is [in the process of acquiring] marketing rights to a scaleable software program to enable it to offer its services for higher-end applications.
•	Explore strategic acquisitions and alliances. PRWT intends to seek to identify acquisition targets that would provide additional product and service capabilities, broaden its geographic coverage and strengthen its ability to provide services and attract new customers. PRWT also intends to seek to enter into strategic alliances to attract new customers, such as it has with Jones Lang LaSalle.

BPS Municipal Services

As a subcontractor to ACS, PRWT provides traffic and parking violation collection and processing services to cities, including Philadelphia, Los Angeles, San Francisco (where PRWT is the prime contractor) and the State of New Jersey. BPS also supports the surcharge billing and collections program in New Jersey for The Motor Vehicles Commission. In addition to this program, PRWT provides collection services for other clients including New Jersey E-ZPass and the city of Denver courts. PRWT also provides EMS services to the cities of Philadelphia, Houston, DeKalb, Georgia, and Columbus, Ohio.

BPS Transportation Services

As a subcontractor to ACS, BPS supports the authorities and agencies that are included in the New York E-ZPass toll consortium (which includes the Metropolitan Transportation Authority, the Port Authority of New York/New Jersey and the New York Throughway Authority) and the New Jersey E-ZPass consortium (which includes the New Jersey Turnpike Authority, the New Jersey Highway and the South Jersey Transportation Authority). ACS/PRWT was just awarded a 10-year contract renewal with New York E-ZPass that starts in 2009 and ends in 2019. This new contract renewal also includes three one-year options.

In 2006, PRWT expanded its electronic toll collection operations to include Orlando E-PASS where PRWT provides, as a subcontractor, violations processing services including image review, noticing, and correspondence processing. As the prime contractor PRWT provides part-time and temporary manual toll collection services for the four bridges as the prime contractor for the Delaware River Port Authority of Pennsylvania and New Jersey. As a sub-service to this project, PRWT also provides parking management for the Authority’s Cruise Terminal, which includes traffic direction, greeting travelers, and providing security personnel during the cruise season.

BPS Family and Community Services

As a subcontractor to ACS, PRWT provides child support enforcement services to the states of Pennsylvania, Florida, and Ohio. In Ohio, PRWT has managed the entire mailroom operation since 2003. In addition, in Pennsylvania, PRWT is a subcontractor to The Crider Group, a woman-owned business enterprise under a fixed price contract, and The Crider Group is a subcontractor to ACS. PRWT has been successful in collaborating with state and city agencies to provide job opportunities for its projects which provide call center services. In Florida, PRWT provides call center services as a subcontractor to ACS who has a contract with the Florida Department of Revenue.

Competition

PRWT’s BPS division competes with three primary categories of companies: software firms, regional labor firms, and national consultants and system integrators. This competition is based primarily on price and quality of service. Competitors include Systems & Methods, Inc., NIC Inc., CGI Group, Inc., HCL Technologies BPS business, Datrose Inc., MMC Solutions, EDS and Berkheimer Outsourcing, Inc.

Minority-Owned Business

PRWT is currently classified as a minority-owned business by the NMSDC and has local council memberships in 17 states, including Pennsylvania, and is also certified in 18 state and local municipalities, including Philadelphia and Los Angeles. The minority certification requirements are dependent on the locality and certifying agency, but generally require that the operations of the corporation are controlled by minority persons and that such minority persons hold at least a 51% interest. Some certification requirements require that a majority of a business’s board of directors (or similar body) be minority group members. Some corporations target a percentage of their requests for proposals for minority and/or small business participation — or have a “best efforts” policy to use minority and/or small businesses. According to the U.S. Census Bureau, minority persons currently comprise approximately one-third of the U.S. population and are expected to be a majority of the U.S. population by 2042.

As a qualified minority contractor (of scale), PRWT provides an advantage to prime contractor proposals it is a part of because as a prime contractor along with its subcontractors it meets and usually surpasses the diversity requirement of the company requesting services. In the event that the minority certification is compromised, those contracts that are tied to minority participation with a required certifying agency could result in default on the contract and, therefore, potentially loss of the contract. Among current PRWT contracts, ongoing NMSDC certification is a requirement of PRWT’s supply agreement with Merck. BPS contracts with contractual certification requirements are New York E-ZPass, Los Angeles Tickets, Philadelphia Parking and EMS, Orlando Orange Expressway Authority. USF contracts with contractual certification requirements are TRIPLEX and Virginia Department of Transportation.

The NMSDC connects approximately 3,500 corporate sponsors with approximately 15,000 minority businesses. In 2007, there was over $100 billion of corporate spending with minority firms, bringing total spending with minority firms to over $1 trillion. According to Diversity, Inc., in 2007 the corporate spending for the top 10 companies for supplier diversity and the top 50 companies for supplier diversity were 23% and 10%, respectively, with minority firms, with a national average of 2% spent with minority firms. PRWT’s goal is to be recognized as a world class minority service provider and believes that it is well positioned to capture minority spending due to:

•	its successful track record with Merck and other customers;
•	its being a supplier of scale for large pharmaceutical companies and being able to offer customers the opportunity to aggregate significant minority spending with one relationship, increase diversity spending beyond traditional areas such as business process outsourcing and IT and show a commitment to the development of high-value added minority companies;
•	its being the only minority-controlled API manufacturer in the United States; and
•	its being a NMSDC-certified minority business enterprise since 1998.

Government Regulation

Cherokee is a producer of APIs and therefore operates under FDA regulation and oversight. Cherokee has a general FDA inspection approximately every two years, the most recent one occurring in 2008. In addition, Cherokee’s customers typically conduct periodic reviews and audits of its operations, including its inspection and quality assurance programs. These programs involve materials tracking, record keeping and other documentation. Some customers request Cherokee to manufacture and supply products with additional processing that complies with the FDA’s cGMPs guidelines for advanced pharmaceutical intermediates. Because these programs include more extensive quality assurance systems and documentation, Cherokee’s expenses associated with operating and maintaining cGMPs compliant programs are higher than for non cGMPs compliant programs.

Sales and Marketing

Each of PRWT’s businesses employs a senior sales person. The sales persons make calls to and visit existing and potential customers, respond to requests for proposals, attend conferences and speak on industry panels. The units also have their own business development resources that are experienced and recognized in their industries as subject matter experts. The business units are supported by corporate resources with overall advertising, collateral materials, strategy development and implementation. Each business unit also has its own website which, in addition to being a stand-alone site, are consolidated into a single marketing communication vehicle via PRWT’s corporate website.

Intellectual Property

Generally, PRWT seeks statutory protection for strategic or financially important intellectual property developed in connection with its business. Certain intellectual property, where appropriate, is protected by contracts, licenses, confidentiality or other agreements. PRWT does not hold any patents.

Most works of authorship produced for PRWT, such as computer programs, catalogs and sales literature, carry appropriate notices indicating PRWT’s claim to copyright protection under U.S. law and appropriate international treaties.

Insurance

PRWT, Cherokee and USF carry umbrella insurance policies that provide PRWT, Cherokee and USF with $15,000,000, $20,000,000 and $25,000,000 of liability coverage after deductibles, respectively. In addition, Cherokee carries a real estate environmental remediation policy that provides it with $10,000,000 of liability coverage after deductibles and $20,000,000 of products liability coverage. PRWT consults with its insurer to ascertain appropriate liability coverage for its businesses.

Legal Proceedings

PRWT Services is currently not a party to any legal proceedings which may have a material impact on its business.

Environmental Matters

PRWT’s operations are subject to various federal, state and/or local laws regulating the discharge of hazardous materials into the environment or otherwise relating to the protection of the environment, such as discharges into soil, water and air, and the generation, handling, storage, transportation and disposal of waste and hazardous materials (“Environmental Laws”). These laws generally have the effect of increasing capital costs and potential liabilities associated with the conduct of PRWT’s operations. In addition, from time to time PRWT is involved in environmental issues at certain of its locations or in connection with its operations. Historically, the cost of complying with environmental laws or resolving environmental issues relating to United States locations or operations has not had a material adverse effect on PRWT’s financial position, results of operations or cash flows.

Federal, state and local Environmental Laws assess liability on current or previous owners or operators of businesses and real property for the costs associated with the investigation, removal or remediation of releases of hazardous substances at formerly owned or operated properties or at properties at which they have disposed of hazardous substances. In addition to cleanup actions brought by governmental authorities, private parties are able , in certain instances , to file citizen suits under applicable Environmental Laws to enforce the statutory requirements of such laws and private parties may also pursue claims for personal injury or property damages relating to the presence of, or exposure to, hazardous substances.

Cherokee has received notifications, from time to time from the U.S. Environmental Protection Agency (“EPA”) and/or state environmental agencies in regard to facilities or properties where Cherokee disposed of hazardous substances; these letters may refer to the need to obtain costs from Cherokee and other companies for an agency’s conducting an investigation, and remedial actions or for damages associated with natural resources that have been damaged. These agencies may require that Cherokee reimburse the government or otherwise pay for the costs associated with the investigation and remedial actions of those sites and for compensation for damage to natural resources. Cherokee has been involved in the investigation and remediation of its facility located in Riverside, Pennsylvania related to environmental contamination associated with past operations. The investigation and remediation activities are being implemented pursuant to state and federal hazardous waste laws.

PRWT provides for expenses associated with environmental remediation obligations once it determines that a potential environmental liability at a particular site is probable and the amount can be reasonably estimated. PRWT regularly assesses current information and developments as the investigations and remediation proceed and adjust accruals, as necessary, to provide for the expected impact of these environmental obligations. At this time, PRWT can not state, with certainty, what the total amount will be for this ongoing investigation and remediation.

Environmental Laws are complex, change frequently and have become more stringent over time. While PRWT has budgeted for future capital and operating expenditures to maintain compliance with these laws and to address liabilities arising from past or future releases of, or exposures to, hazardous substances, or with violations of Environmental Laws it cannot assure you that our costs of complying with current or future environmental protection, health and safety laws will not exceed its estimates or adversely affect its results of operations and financial condition. Further, PRWT cannot assure you that it will not be subject to additional environmental claims for personal injury, property damage or remediation in the future based on its past, present or future business activities. While it is not feasible to predict the outcome of all pending environmental matters, it is reasonably probable that there will be a need for future provisions for environmental compliance and remediation costs that in management’s opinion, are not likely to have a material effect on PRWT’s financial condition, but could be material to the results of operations in any one accounting period.

Backlog and Renegotiation

There are no significant seasonal aspects to PRWT’s businesses. BPS and USF contracts are typically for three-to-five year periods and include an option period. Demand for Cherokee’s products is generally filled on a current basis, and order backlog is not material to Cherokee’s business.

Combined backlog for future BPS and USF services and Cherokee services as of December 31, 2008 was approximately $870 million. This amount includes approximately $241 million of contracted revenue for 2009, consisting of $156 million for Cherokee, $28 million for PRWT’s BPS operations and $57 million for USF but does not include more than an additional $500 million of contracts under negotiation as of May 1, 2009.

Employees

As of May 20, 2009, PRWT employed a total of 1,393, 400 of which are employed by Cherokee, 337 of which are employed by USF and 656 are employed in PRWT’s BPS division. 100 employees are located at PRWT’s Philadelphia, Pennsylvania headquarters and 400 work at Cherokee’s Riverside, Pennsylvania site. Approximately 243 of Cherokee’s employees are represented by the United Steelworkers, Local #10-580. Cherokee’s collective bargaining agreement with union expires on January 31, 2011. Approximately 118 of USF’s employees are covered by collective bargaining agreements with various unions, the most significant of which are Steamfitters Local Union 420 which expires on June 30, 2009, International Union of Operating Engineers Local 835 which expires on expires March 31, 2010, International Union of Operating Engineers Local 99 which expires July 31, 2011, International Union of Operating Engineers Local 99 which expires on September 30, 2010 and Service Employees International Union Local 32BJ, District 36 which September 30, 2010. PRWT considers its employee relations to be good.

Properties

PRWT’s executive offices are located at 1835 Market Street, Philadelphia, Pennsylvania, consisting of approximately 57,310 square feet, which are leased for $23.50 per square foot per annum, with an increase of $.50 per square foot per year pursuant to a lease which expires on March 31, 2013. Also, PRWT leases an additional 11,102 square feet for a monthly lease amount of $13,877.50, currently at $15.50 per square foot per annum with an increase of $.50 per square foot per year over the term.

In addition to the foregoing leases, PRWT also leases additional facilities in Staten Island, New York consisting of approximately 1,043 square feet and is leased for approximately $298,920 over 10 year period, under lease a agreement which expires April 21, 2019. The Staten Island, New York and Orlando, Florida leases support the BPS staff providing customer service toll collection services for New York EZ-Pass and Orlando Orange County Expressway Authority. The Los Angeles, California lease supports BPS staff providing parking ticket processing services to the cities of Los Angeles, West Hollywood, Beverly Hills, Santa Monica, Long Beach and L.A. Sheriff in Los Angeles, California and in Orlando, Florida.

PRWT believes that the following facilities are suitable to its business and adequate for its current and near term needs. If PRWT is required to seek additional or replacement facilities, it believes there are adequate facilities available at commercially reasonable rates that can be obtained without material interruption to its business.

PRWT owns facilities located at 100 Avenue C, Riverside, Pennsylvania which are used in Cherokee’s Pharmaceutical manufacturing and distribution business.

Management

In addition to Messrs. Willie Johnson and Jerry Johnson, the background of each of which is described in the section of this proxy statement/prospectus entitled “Director Election Proposal — Information About the Nominees,” PRWT’s other executive officers are as follows:

Harold. T. Epps has served as a director of PRWT since December 2008, was appointed President of PRWT in November 2007 and was appointed Chief Executive Officer of PRWT in October 2008. Mr. Epps has agreed to resign as director upon the consummation of the merger. From July 2005 to October 2007, Mr. Epps was Vice President-Supply Chain of Quadrant-EPP, a global manufacturer of specialty plastics. In August 2005, Quadrant-EPP acquired Poly-Hi Solider Americas, a subsidiary of Menasha Corporation, where Mr. Epps was President, North America. From June 1995 until July 2005, Mr. Epps held a number of executive positions with Menasha Corporation, including President, Vice President, General Manager, Vice President of Sales and Vice President Business Manager. Currently, Mr. Epps is a member of the Greater Philadelphia Chamber of Commerce board of directors, and on the board of directors of the Greater Philadelphia Urban Affairs Coalition. Mr. Epps also chairs the advisory board of the School of Business at North Carolina Central University. He has served as a director of the NAACP Legal Defense Fund/the New England Committee, the Greater Boston YMCA Black Achievers, the Milwaukee Urban League Advisory Committee, the Leader’s Forum and the Southeastern Wisconsin Alzheimer’s Association. He holds a B.S. from North Carolina Central University and an M.B.A. from Western New England College.

Murvin Lackey has served as President — Cherokee Distribution of PRWT since March 2009 and has been a director and senior advisor to the Chairman since January 2009. Mr. Lackey has agreed to resign as a director upon the consummation of the merger. From January 2004 to January 2008, Mr. Lackey was self-employed as a management consultant in the areas of supply chain logistics and procurement. Mr. Lackey is responsible for PRWT’s enterprise-wide procurement strategy and for establishing best practices to implement strategic growth initiatives across PRWT’s business units. From 1998 to 2001, he was executive vice president for procurement at GlaxoSmithKline, a NYSE traded company, and, prior to that, held senior positions at AMOCO Corporation and at Digital Equipment Corporation. Mr. Lackey earned his M.B.A. from the University of Denver, and has completed executive programs at the University of Cincinnati, the University of Maryland, Xavier University and INSEAD (France).

George Burrell has served as General Counsel & Executive Vice President of Business Development of PRWT since October 2007. Prior to joining PRWT, Mr. Burrell was the CEO of Innovation Philadelphia, a Philadelphia regional economic development agency from July 2006 to October 2007. Before joining Innovation Philadelphia, Mr. Burrell was Secretary of External Affairs for the City of Philadelphia from January 2000 to April 2005. Mr. Burrell also served as President of Strudivant & Company, a minority-owned investment advisory firm from January 1996 to January 2000. Mr. Burrell is a member of the Board of directors of the Pennsylvania Convention & Visitors Bureau and the Center City District. Previously he was Chairman of the board of the Urban League of Philadelphia and the board of trustees for Bright Hope Baptist Church. He has also been a board member of the Barrister’s Association of Philadelphia, the National Bar Association, the African-American Museum, the Philadelphia Theatre Company, the Pennsylvania Convention Center and the Kimmel Center for the Regional Performing Arts. Mr. Burrell received his B.S. from the Wharton School at the University of Pennsylvania and his J.D. from the Law School at the University of Pennsylvania.

John McCarey has been employed by PRWT since January 2008, having served as Executive Vice President and Chief Financial Officer of PRWT since July 2008 and PRWT’s Treasurer since January 2009. Mr. McCarey is responsible for all financial and administrative matters of PRWT. Prior to joining PRWT, from November 2006 to December 2007, Mr. McCarey was self-employed as a financial/business consultant. From September 2001 to July 2006, Mr. McCarey held various executive positions at ACS, including Executive Vice President, Group Senior Vice President Finance, Corporate Senior Vice President of Financial Operations and Chief Financial Officer of the State and Local Group. Prior to working at Affiliated Computer Services, Mr. McCarey also worked at Lockheed Martin for 23 years, where he most recently served as Senior Vice President and Chief Financial Officer for Lockheed Martin IMS, now ACS Government Solutions, referred to as ACS. Mr. McCarey earned his B.S. from St. Joseph’s College in Philadelphia, Pennsylvania and is a Certified Public Accountant.

Stratton C. “Skip” Lee Jr. has served as Executive Vice President — Business Development of PRWT since March 2007 and as Vice President of Cherokee since January 2008. Prior to that Mr. Lee was President and Chief Operating Officer of PRWT from July 2004 until November 2007. From April 1994 to July 2004, Mr. Lee held several senior level positions with Lockheed Martin IMS, now ACS Government Solutions, referred to as ACS. He was Director of Operations for Transportation Systems and Services, referred to as TSS, from April 1994 to July 1994, Vice President of Business Development from July 1994 to March 1995, Chief Operating Officer of TSS from March 1995 to April 1999, and Senior Vice President and Managing Director for TSS from April,1999 to approximately October 2001. He also served as Senior Vice President of Mergers and Acquisitions for ACS from approximately October 2001 to July 2004. Earlier in his career Mr. Lee was Director of the New Jersey Division of Motor Vehicles and Executive Director of the New Jersey Department of Treasury’s Office of Telecommunication & Information Systems. Mr. Lee holds a B.A. from Yale University and an M.B.A. from Harvard University.

John B. Elliot has served as President of Cherokee Pharmaceuticals since January 2008 and as a director since December 2008. Mr. Elliot has been a consultant to PRWT since April 2007. Mr. Elliot leads a staff of nearly 400 and a state-of-the-art facility for the production of APIs for both humans and animals. Prior to joining Cherokee, from 2001 to 2007, Mr. Elliot was a Senior Vice President at GlaxoSmithKline, a NYSE traded public company, referred to as GSK. From 1989 to 2001, when SmithKline Beecham merged with Glaxo Wellcome to form GSK, Mr. Elliot held a variety of positions at SmithKline Beecham, including Senior Vice President, Primary Supply & Antibiotics. From 1981 to 1989, when Beecham merged with SmithKline Beckman, Mr. Elliot held a variety of positions with Beecham. Mr. Elliot is a trustee for the Healthcare Institute of New Jersey, and earned a B.S. from Heriot-Watt University in Scotland.

James C. Dobrowolski has served as President and Chief Executive Officer of U.S. Facilities, Inc. since 2001, when U.S. Facilities, Inc. was purchased by PRWT. U.S. Facilities, Inc., referred to as USF, is a 51% owned subsidiary of PRWT. Mr. Dobrowolski is responsible for directing USF’s operations and financial performance. Prior to PRWT’s acquisition of USF, Mr. Dobrowolski served as President of USF’s former parent company, Halifax Technical Services, Inc. Mr. Dobrowolski was also a Vice President of Halifax Corporation, and before that, served as Vice President and General Manager of Electronic Associates, a custom manufacturer of cable and wire harnessing products.

Mark Schweiker will serve as President of PRWT’s Business Process Solutions operating division effective July 1, 2009. From 2003 through June 2009, Mr. Schweiker served as President and CEO of the Greater Philadelphia Chamber of Commerce (GPCC), a business advocacy organization of more than 5,000 member companies that promotes growth and economic development in the 11-county region. Prior to joining GPCC, Mr. Schweiker served as Lieutenant Governor of Pennsylvania from 1995 to 2001, then as Governor from 2001 to 2003. Mr. Schweiker holds a B.S. from Bloomsburg University and an M.A. from Rider University.

PRWT’s Reasons for the Merger

In reaching its determination to engage in a business combination with KBL, the PRWT board considered a number of factors. The business combination with KBL was considered to be complementary with PRWT’s long-term objectives and was structured to provide an opportunity to attain the following benefits to PRWT and its stockholders:

Provides Working Capital to Support Operations and Growth.  As PRWT continues to implement its growth strategies, additional capital may be required to support the growth.

Provides Currency for Potential Acquisitions.  As a publicly traded company, PRWT will have the option to finance and complete acquisitions using cash, debt, or stock (or any combination thereof) without encountering the potential capital strain of a cash only transaction. PRWT views this positively, since strategic acquisitions are a key part of its growth strategy.

Strengthens Balance Sheet.  The merger provides PRWT with a cash infusion that bolsters its balance sheet and puts PRWT in a position to attract future debt or equity capital as needed.

Enhances PRWT’s Market Position.  The merger increases PRWT’s public profile and is expected to allow PRWT to further expand its position as the United States first minority-owned API manufacturer to now becoming the first minority- majority-owned publicly traded API manufacturer.

Provides Liquidity for Shareholders.  The merger seeks to provide shareholders of PRWT liquidity in their shares while allowing PRWT the ability to continue and expand its base of business.

Maintain Existing Management Team.  The merger provides PRWT with the opportunity to achieve its goals while maintaining existing management and preserving its minority certifications.

PRWT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(dollars in thousands)

The following should be read in conjunction with the accompanying consolidated audited historical financial statements and notes thereto. Please note that within this section

•	BPS or Business Process solutions = BPO or Business Process Outsourcing in PRWT’s MDA and consolidated financial statements.
•	FMM or Facility Management and Maintenance services = USF or US Facilities in PRWT’s MDA and consolidated financial statements.
•	Pharmaceutical Services = Cherokee in PRWT’s MDA and consolidated financial statements.

Overview

PRWT is a diversified enterprise, with a national footprint, conducting pharmaceutical manufacturing and distribution, facilities management and maintenance, and business process outsourcing services.

As a nationally recognized minority-owned enterprise, PRWT is one of the largest minority-owned businesses headquartered in the Greater Philadelphia Region and has been ranked in the top 100 minority-owned service industry businesses in the United States by Black Enterprise magazine for the past eight years. As a matter of priority PRWT provides contract opportunities and mentoring to other minority firms. PRWT is a certified minority business enterprise with the National Minority Supplier Development Council (“NMSDC”) and has local council memberships in 17 states, including Pennsylvania, Maryland and Virginia.

Founded in 1988 to provide and manage back-office and clerical support services for government and private companies as a subcontractor to Lockheed Martin IMS, PRWT has continually expanded its business process solutions (“BPS”) operations, as well as adding facilities management and maintenance services through its acquisition of a majority ownership in USF and active pharmaceutical ingredients (“API”) manufacturing capabilities through the acquisition from Merck & Co. Inc. (“Merck”) of an API manufacturing facility in Riverside, Pennsylvania by its Cherokee subsidiary. PRWT believes that it is the first minority owned manufacturer of APIs in the United States. Through the acquisition of the facility and the transition of approximately 400 employees (approximately 99% of the facility’s work force) from Merck to Cherokee. PRWT believes that it acquired a state of the art facility with a world class work force at a favorable price, Based on an independent valuation analysis, the estimated replacement cost of the facility was valued at more than $850 million.

PRWT operates its pharmaceutical manufacturing business through its wholly owned subsidiary, Cherokee. Upon its launch, the distribution business will also operate through Cherokee. Cherokee is a fine chemical manufacturing company producing APIs for a number of human and animal health products, including antibiotics. For the year ended December 31, 2008, and the three months ended March 31, 2009, Cherokee accounted for 50.7% and 70.6%, respectively, of PRWT’s consolidated revenues.

Prior to Cherokee’s acquisition, the Riverside facility was used by Merck to manufacture APIs for a number of Merck’s human and animal health products for over 58 years. PRWT has turned Cherokee into a revenue producing facility by providing services such as laboratory development through piloting, production and final product testing and release, using a wide range of reaction chemistry and unit operations, to third party customers, which include Merck. Cherokee has a highly skilled workforce, with specialized skills in handling antibiotics, high hazard reactions and potent compounds and operates in conformance to current good manufacturing practices (“cGMPs”). Cherokee’s API products are sent to finishing plants and used in final products that include antibiotics for human and animal health, and new compounds for Cardiovascular health and anti-parasitic products for crop protection. In addition, Cherokee’s existing infrastructure supports other PRWT life science growth initiatives, including sophisticated distribution facilities for life-science related material, a kilo-scale pilot plant, and fermentation based manufacturing.

Since 2001, PRWT has operated its facilities management and maintenance business through its 51% ownership in USF, a facilities management company that has been in operation since 1967. USF’s services include building operations and maintenance; roads and grounds maintenance; custodial and related services; specialized equipment operation and maintenance; security and armed guard services; and navigation locks and drawbridge operations. Since being acquired by PRWT, USF has been awarded eight contracts and currently maintains 4.0 million square feet in 46 buildings, and eight bridges. For the year ended December 31, 2008 and the three months ended March 31, 2009, USF accounted for 31.4% and 18.6%, respectively, of PRWT’s consolidated revenues.

PRWT’s BPO division has historically concentrated on providing services for state and local governments as a subcontractor and partner to Lockheed Martin IMS and its successor, Affiliated Computer Services’ Government Solutions Group (“ACS”). BPO provides services to multiple ACS business units, including Municipal Services, Transportation Services, Family and Community Services, and Healthcare Services. For the year ended December 31, 2008 and the three months ended March 31, 2009, BPO accounted for 17.9% and 10.8%, respectively, of PRWT’s consolidated revenues.

Critical Accounting Policies

We consider the accounting policies below to be the most critical in preparing our financial statements. Most of these policies require difficult subjective or complex judgments, and often result in estimates about matters that are inherently uncertain. These estimates are made with the most recent information available prior to the statements being issued.

On an ongoing basis, management evaluates our estimates, including those related to the useful lives of long-lived assets, the recoverability of goodwill, value of inventory, the determination of the allowance for doubtful accounts, the value of common stock for the purpose of determining stock-based compensation and earnings per share, and income taxes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the bases for making judgments about the carrying value of assets and liabilities.

Revenue Recognition and Allowance for Doubtful Accounts

PRWT follows the guidance from SEC Staff Accounting Bulletin 104 Revenue Recognition (SAB 104), unless the revenue is recognized within the scope of other specific authoritative guidance. SAB 104 provides guidance on presentation, recognition and disclosure in the financial statements. Revenue is recognized only when persuasive evidence of an arrangement exists, delivery of goods or services has occurred, fees are fixed or determinable, and collectability is reasonably assured.

A portion of PRWT’s revenues are derived from business process outsourcing provided by PRWT and facilities management services provided by USF. During 2008, 17% of PRWT’s revenue was recognized from fixed fee contracts, 17% from time and materials contracts, 5% from cost plus specified profit percentage contracts, and 61% from transaction based contracts. The revenue mix is subject to change based on contract renewals and new business. Costs relating to each of the contracts include direct labor, materials, and subcontractor costs. Revenue and costs are recognized for each contract as follows:

Fixed fee contracts:  Revenue is recognized ratably over the service period using proportional performance as the contract only defines the service delivery period. The revenue for these contracts is not recognized based on progress toward completion, specified elements, or milestones. Costs are recognized as the services are rendered.

Time and material contracts:  Revenue is recognized at the contractual rates as the labor hours and direct expenses are incurred. Costs are recognized as the services are rendered.

Cost plus specified profit percentage:  Revenue is recognized as services are rendered and costs incurred by PRWT. Costs are recognized as the services are rendered.

Transaction based contracts:  Revenue is recognized as services are rendered, generally on the basis of the number of accounts or transactions processed. Costs are recognized as the transactions are processed.

Historically, refunds and contract cancellations generally do not occur. PRWT estimated and experienced no refunds or contract cancellations during the years ended December 31, 2008, 2007, and 2006.

Product revenue is recognized based upon the supply agreement, shipping terms and when title to the products and risk of loss are transferred to the customer. The shipping terms are principally FOB shipping point. Cherokee allows its customers to return product (i) if approved by authorized personnel in writing and (ii) if such request was performed on or before the product’s quality retest date. Returns are considered a rare event given the quality tests of the product performed by Cherokee prior to completing order requests. Cherokee had no returns during 2008 and currently Cherokee estimates zero returns in the future. As a result, no product revenue and cost of product revenue recognition was postponed due to the right of return for the year ended December 31, 2008. As part of the supply agreement with Merck, Cherokee received prepayments for products to be manufactured and records these prepayments as unearned revenue. These prepayments remain in unearned revenue until title to the product and risk of loss is transferred to Merck.

PRWT’s accounts receivable are due from various types of organizations. Credit is extended based on evaluation of customers’ financial condition and, generally, collateral is not required. Accounts receivable are stated in the financial statements at amounts due from customers net of an allowance for doubtful accounts. Accounts receivable payment terms vary and amounts outstanding longer than the payment terms are considered past due. PRWT determines its allowance by considering a number of factors, including review of all accounts greater than 90 days past due, PRWT’s previous loss history, the customer’s current ability to pay its obligation to PRWT and the condition of the general economy and the industry as a whole. PRWT writes off accounts receivable when they are deemed uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. Bad debt expense for the three month periods ended March 31, 2009 and 2008 was $15 and $23 respectively, and the years ended December 31, 2008, 2007, and 2006 was $68, $60, and $182, respectively.

Unbilled accounts receivable primarily related to customer receivables billed after the close of the period related to services performed and costs incurred during the period.

Inventory

Inventory is carried at the lower of cost or net realizable value using the first-in, first-out (“FIFO”) method for all inventories. We evaluate the need to record adjustments for inventory on a regular basis. Our policy is to evaluate all inventories including raw materials, work-in-progress and finished goods. Inventory in excess of our estimated usage requirements is written down to its estimated net realizable value. Inherent in the estimates of net realizable value are estimates related to our future manufacturing schedules, customer demand, possible alternative uses and ultimate realization of potentially excess inventory.

The accuracy of the inventory reserve in the past has been very high and has been generally within 5 – 10% of estimate. It is not likely to vary significantly in the future, but this will depend on the nature of new business. Nothing that is known at this time would cause an estimate of reserves to be at a significantly different level from that currently experienced. The following table presents a rollforward of the inventory reserve:

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Year Ended December 31, 2008
Beginning balance	$143	$203	$203
Current provision	23	28	183
Actual charge offs	(29)	(138)	(243)
Ending balance	$137	$93	$143

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired, based on their respective fair values at the date of acquisition. Goodwill is tested for impairment on an annual basis as of December 31 of each fiscal year and as triggering events occur. The goodwill impairment test is performed at the reporting unit level and involves a two-step approach: the first step identifies any potential impairment and the second step measures the amount of impairment, if applicable. In the first step, PRWT determines the fair value of the reporting unit utilizing a discounted cash flow methodology. If the net book value of the reporting unit were to exceed the fair value, PRWT would then perform the second step of the impairment test, which requires allocation of the reporting unit’s fair value to all of its assets and liabilities in a manner similar to a purchase price allocation, with any residual fair value being allocated to goodwill. An impairment charge would be recognized only when the implied fair value of a reporting unit’s goodwill is less than its carrying value. Fair value estimates are based upon the discounted value of estimated cash flow. No impairment occurred for the three months ended March 31, 2009 or for the years ended December 31, 2008, 2007, or 2006.

Valuation of Long-Lived Assets

PRWT evaluates the net realizable value of long-lived assets, including property and equipment, and its amortizable intangible asset whenever events or changes in business circumstances indicate the carrying amount of the assets may not be fully recoverable. Estimated undiscounted future cash flows are used to measure whether the assets are recoverable. Impairment, if any, is then recorded based on the excess of the asset’s carrying value over fair value. No impairment occurred for the three months ended March 31, 2009 or for the years ended December 31, 2008, 2007, or 2006.

Stock Based Compensation

PRWT established its stock based compensation plan during December 2008 and recognizes stock based compensation expense in accordance with FAS No. 123R, “Share-Based Payment”. Accordingly, PRWT recognizes the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. PRWT recognizes stock-based compensation expense over the requisite service period of the individual grants, which equals the vesting period. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized.

On December 16, 2008, certain employees and non employees were issued 22,671 Class A shares at a per share value of $0.1255 for a total value of $2,845. The shares were recorded as compensation for employees and as consulting fees for the non employees. As there were no quoted market prices for PRWT’s stock when the redemption and the stock issuance occurred, PRWT engaged a valuation firm to assist with its determination of the fair value of the shares of common stock. The Board of Directors relied upon the valuation report provided by Asterion, Inc., an independent, third-party valuation firm, delivered in connection with the stock issuance. The method used by the third party valuation firm to arrive at the fair value of the underlying stock price was a discounted cash flow analysis and the December 31, 2007 purchase price of Cherokee.

On December 10, 2008, PWRT Board of Directors approved the PRWT Services, Inc. 2008 Equity Compensation Plan (the Plan). PRWT recognized stock-based compensation expense for stock options and share grants for the year ended December 31, 2008 in the amount of $2,868. PRWT recorded no tax-related benefits for the years ended December 31, 2008 due to the valuation allowance established in PRWT’s net deferred tax asset position.

The fair value of the stock option awards were estimated using the Binomial Lattice Approach for option-pricing with the following weighted average assumptions:

2008
Expected term	10 years
Risk free rate	2.69%
Expected volatility	41.17%
Dividend yield	0.00%

Expected volatility is based on historical volatility of the U.S. support services sector and the U.S. pharmaceutical sector as these indexes are representative of the industry sectors in which PRWT operates and were weighted according to the relative earnings of PRWT’s operations. The expected term represents the contractual term of the options based on projected employee turnover and option exercise. The risk free rate is based on the 10 year U.S. Treasury bond which approximates the remaining life of the options. PRWT currently does not expect to pay dividends to its shareholders, therefore the dividend yield is zero. PRWT has estimated that all options issued will vest according to the provisions of the stock compensation plan.

Income Taxes

PRWT accounts for income taxes in accordance with FAS No. 109, Accounting for Income Taxes (FAS 109), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities and be adjusted for changes in tax rates and tax laws when changes are enacted. FAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. PRWT considers the reversal of temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies in initially recording and subsequently reevaluating the need for valuation allowances. If PRWT determines that it is able to realize deferred tax assets in the future in excess of recorded net deferred tax assets, adjustments to the valuation allowances increase income by reducing tax expense in the period that such determination is made. Likewise, if PRWT determines that it is not able to realize all or part of net deferred tax assets in the future, adjustments to the valuation allowances would decrease income by increasing tax expense in the period that such determination is made. During 2008 and 2007 PRWT evaluated its assumptions regarding the recoverability of its deferred tax assets. Based on all available evidence PRWT determined that it could not, on a more likely than not basis, support the recoverability of its deferred tax assets for PRWT. Accordingly, PRWT recognized a non-cash provision of $5,770 in 2008 and $1,522 in 2007 to establish a valuation allowance against its deferred tax assets at PRWT. Pursuant to SFAS No. 109, when its results demonstrate a pattern of future probability the valuation allowance may be adjusted, which would result in the reinstatement of all or a part of the net deferred tax assets.

The annual provision for income taxes and the determination of the resulting deferred tax assets and liabilities involve a significant amount of judgment and are based on the latest information available at the time. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. PRWT is subject to audit within federal and state taxing jurisdictions, and these audits can involve complex issues that may require an extended period of time to resolve.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). In May 2007, the FASB amended this guidance by issuing FSP FIN 48-1, Definition of Settlement in FASB Interpretation No. 48. Under FIN 48, uncertain tax positions are no longer considered to be contingencies assessed in accordance with FAS No. 5, Accounting for Contingencies. FIN 48 requires an entity to evaluate its tax positions following a two-step process. The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not (greater than a 50% chance) that the tax position will be sustained. This determination assumes that the relevant taxing authority will examine the tax position and is aware of all the relevant facts surrounding the tax position. The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the more likely than not recognition criterion. The measurement of the benefit equals the largest amount of benefit that has a likelihood of realization, upon settlement, that exceeds 50%. If the more likely than not threshold is not met, it is inappropriate to recognize any tax benefits associated with the tax position. PRWT records all income tax penalties and interest in income tax expense. The amounts ultimately paid upon resolution of issues raised by taxing authorities, including estimated penalties and interest, may differ materially from the amounts accrued and may materially impact our financial statements in the future.

PRWT adopted FIN 48, as amended, on January 1, 2007. In accordance with FIN 48, PRWT recognized a cumulative-effect adjustment of approximately $147, net of minority interest, increasing its liability for unrecognized tax benefits, interest, and penalties and reducing the January 1, 2007 balance of retained earnings.

Results of Operations

The following table sets forth historical consolidated income statement data (in thousands of dollars):

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)
Revenues:
Service revenue	$18,947	$21,031	$81,568	$75,322	$66,461
Product revenue	45,513	8,196	83,777	—	—
Total	64,460	29,227	165,345	75,322	66,461
Cost of revenue:
Cost of service revenue	16,973	18,367	71,676	66,108	58,113
Cost of product revenue	29,911	9,948	69,312	—	—
Gross profit	17,576	912	24,357	9,214	8,348
Selling, general and administrative	6,455	4,078	34,686	8,339	7,680
(Loss) income from operations	11,121	(3,166)	(10,329)	875	668
Other (income) expense:
Interest expense	1,395	643	4,289	151	299
Interest income	(60)	(82)	(368)	(94)	(16)
Other (income) expense	(246)	(234)	336	137	(235)
(Loss) income before taxes and non-controlling interest	10,032	(3,494)	(14,586)	681	620
Income tax expense	1,125	162	530	2,031	277
Consolidated (loss) income	8,907	(3,656)	(15,116)	(1,350)	343
Net income attributable to non-controlling interest	1	124	467	511	225
Net (loss) income attributable to PRWT	$8,906	$(3,780)	$(15,583)	$(1,861)	$118

Three Months Ended March 31, 2009 Compared to the Three Months Ended March 31, 2008

Consolidated Revenues

Consolidated revenues of $64,460 increased by $35,233, or 120.5%, during the three months ended March 31, 2009, from $29,227 during the same period last year.. Product revenues in the Cherokee segment increased by $37,317, and represented 70.6% of consolidated revenues, compared to 28% of consolidated revenues for the same period last year. The higher sales during the three months ended March 31, 2009 reflect significant product delivery, compared to the same period in 2008, when significant production activity was taking place to meet planned delivery requirements established by Merck.

Service revenues declined $2,084, or 9.9%, to $18,947 for the three months ended March 31,2009, from $21,031 during the same period in 2008. Revenues in BPO declined $936, or 11.8%, and revenues from USF declined $1,148, or 8.8% during the three months ended March 31, 2009, as compared to the same period in 2008.

Consolidated Cost of Revenues

Consolidated cost of revenues of $46,884 increased by $18,569 during the three months ended March 31, 2009, from $28,315 during the same period in 2008, Cost of product revenue at Cherokee increased $19,963 for the period, while cost of service revenue decreased $1,394 on the lower sales in BPO and USF. Cost of revenues as a percentage of revenues were 72.7 % for the three months ended March 31, 2009, compared to 96.9% for the three months ended March 31, 2008.

Consolidated Gross Profit

Consolidated gross profit increased by $16,664, to $17,576 during the three months ended March 31, 2009, from $912 during the same period in 2008. Consolidated gross profit as a percentage of revenue increased from 3.1% during the three months ended March 31, 2008, to 27.3% during the same period in 2009. Gross profit from product revenue, as a percentage of sales, increased from (21.4%) to 34.3 % as a result of the significant increase in sales, Services gross margins decreased from 12.7% to 10.4% for the three months ended March 31, 2008 and 2009, respectively.

Consolidated Selling, General and Administrative Expenses

Selling, general and administrative expenses were $6,455 during the three months ended March 31, 2009, representing an increase of $2,377, or 58.3% from SG&A costs of $4,078 for the same period in 2008. Higher SG&A expenses within the three operating segments accounted for $1,262 of this increase, with Cherokee incurring $838 of that increase. The Corporate segment’s increase in SG&A costs was $1,115 as compared to the three months ended March 31, 2008, represented largely by the addition of executive management and business development personnel.

Income (Loss) from Operations

Income from operations increased by $14,287 to $11,121 during the three months ended March 31, 2009, from a loss of $(3,166) during the three months ended March 31, 2008.

Other Expense (Income)

Interest expense increased by $ 752, to $1,395 during the three months ended March 31,2009, from $643 during the same period in 2008. Non-cash interest expense related to the accretion of the Cherokee NDH term loans and Merck term loans increased by $860.

Income Taxes

The increase in income tax expense of $ 963 for the three months ended March 31, 2009 compared to the same period in 2008 is directly related to the higher taxable income.

Our effective income tax rate increased to 11.2% for the three months ended March 31, 2009, from (4.6%) during the same period in 2008.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Consolidated Revenues

With the Cherokee business combination on December 31, 2007, we began recognizing Pharmaceutical revenues during 2008.

Consolidated revenues of $165,345 increased by $90,023 during 2008, from $75,322 during 2007. First year operations of Cherokee accounted for $83,777 of the increase. Revenue from USF increased by $7,662, substantially all of which were related to add on work generated from existing customers, offset by a decrease in BPO revenues of $1,416. Lower revenues for BPO in 2008 were attributable to three contracts expiring in early 2008, which accounted for $973 of this decrease, and $573 resulting from new contract pricing with an existing customer, which took effect for services rendered beginning March 2008.

Consolidated Cost of Revenues

Cost of revenues of $140,988 increased by $74,880 during 2008, from $66,108 during 2007, of which Cherokee accounted for $69,312 of that increase.

The remaining increase in cost of revenues of $5,568 as it related to USF and BPO were directly related to the costs associated with the increase/decrease in revenues of those two respective segments. Total cost of revenues declined, as a percentage of revenues, due to Cherokee’s lower cost of revenues as compared to the services segments. Cost of revenues accounted for 85.3% and 87.8% of total revenues during 2008 and 2007, respectively.

Consolidated Gross Profit

Consolidated gross profit increased by $15,143, to $24,357 during 2008, from $9,214 during 2007, as explained by the above drivers in revenues and cost of revenues.

Consolidated Selling, General and Administrative Expenses

Selling, general and administrative expenses of $34,686 increased by $26,347 during 2008, from $8,339 during 2007. Approximately $4,853 of this increase related to first year operating expenses of the Cherokee segment. The remaining increase of $21,494 relates to PRWT’s investment in expanded management infrastructure, and includes $11,756 of increased bonus compensation to management and key employees, of which $8,763 is non-recurring, With respect to new hires, additional employee compensation of $2,392 was incurred for management team and overhead expansion.. The remainder of the increase was reflected in other corporate expenses, such as associated labor benefits, travel and entertainment, contributions, and various outside services and professional fees, of which $2,537 represented one time costs.. Selling, general and administrative costs accounted for 20.9% and 11.0% of revenues during 2008 and 2007, respectively.

(Loss) Income from Operations

(Loss)/income from operations decreased by $11,204, to ($10,329) during 2008, from $875 during 2007, was primarily due to the increase in selling, general and administrative expenses, which were partially offset by the incremental gross profit from Cherokee first year operations and the increase in services revenues.

Other Expense (Income)

Interest expense increased by $4,138, to $4,289 during 2008, from $151 during 2007. This increase is due to increases in long term debt related to the Cherokee operation. In 2008, $1,797 and $1,856 of interest expense related to the accretion of the NDH term loan and Merck term loans was non-cash. Additionally, interest expense of $379 was recorded in 2008 relating to the accretion on the Cherokee environmental liability.

Interest income increased by $274 during 2008, to $368, from $94 during 2007. The increase represents interest earned on invested surplus cash during 2008.

Other expense, net, increased by $199, to $336 during 2008, from $137 during 2007. Realized and unrealized losses totaling $1,147 on the sale and fair value adjustment of investment securities were offset by dividend income from investments of $549. Further impacting the change from last year was the $457 to record the change in fair value of warrants issued to purchase common stock at post stock split per share.

Income Taxes

The decrease in income tax expense by $1,501 during 2008 is related to PRWT establishing a valuation allowance of $1,522 against its net deferred tax assets during 2007.

Our effective income tax rate decreased to (3.6%) in 2008 from 298.2% in 2007. The most significant driver in this decreased rate is an increase in the federal valuation allowance, which changed by $1,266 in 2007 and by $5,140 in 2008.

Year Ended December 31, 2007 Compared to Year Ended December 31,2006

Consolidated Revenues

Consolidated revenues increased by $8,861, or 13.3%, to $75,322 during 2007, from $66,461 during 2006. The increase related to new business revenues in our USF segment, which experienced a 26% growth in revenues from 2006. The revenue increase was comprised of new business revenues from two awarded facilities management contracts, one of which commenced in 2007, and the other in 2006.

Consolidated Cost of Revenues

Consolidated cost of revenues increased by $7,995 or 13.8%, to $66,108 during 2007, from $58,113 during 2006. The increase largely relates to associated costs of new business in USF. Consolidated cost of revenues accounted for 87.8% and 87.5% of service revenues during 2007 and 2006, respectively.

Consolidated Gross Profit

Consolidated gross profit increased by $866 or 10.4%, to $9,214 during 2007, from $8,348 during 2006. Gross margins were 12.2% in 2007, down from 12.5% in 2006, mainly due to a number of lower margin task orders at the USF segment, offsetting the higher margins from new business wins at USF.

Selling, General and Administrative Costs

Selling general and administrative expenses increased by $659 or 8.6%, to $8,339 during 2007, from $7,680 during 2006. Selling, general and administrative expenses were 11.0% and 11.5% of revenues for 2007 and 2006. The increase was attributable to additional business development support added during 2007.

(Loss) Income from Operations

Income from operations increased by $207, or 31%, to $875 during 2007, from $668 during 2006, primarily due to the increase in gross profit which was partially offset by the incremental selling, general and administrative expenses to account for the increase.

Other Expense (Income)

Interest expense decreased by $148 or 49.5%, to $151 during 2007, from $299 during 2006. The decrease relates to the pay down of the USF line of credit of $1,000, in 2007, and the pay down of a USF term loan of $313 also during 2007.

Interest income increased by $78 to $94 during 2008, from $16 during 2007 driven by the level of surplus cash invested in marketable securities.

Other expenses, net, increased by $372 to $137 during 2007, from $(235), during 2006. The increase relates to a $457 to record the change in fair value of warrants issued to purchase common stock at post split per share.

Income Taxes

The increase in income tax expense by $1,754 during 2007 is related to PRWT establishing a valuation allowance of $1,522 against its net deferred tax assets during 2007. In addition, US Facilities had higher pre-tax income in 2007 as compared to 2006 which increased income tax expense by approximately $200. The impact on our effective income tax rate was an increase to 298.2% in 2007 from 44.7% in 2006.

Segment Information

PRWT categorizes its operations into four segments based on services and products: Business process outsourcing (BPO), facilities management and maintenance (USF), pharmaceutical manufacturing (Cherokee), and Corporate. The BPO segment is made up of back office support services such as information processing and operations support. These services are provided primarily to local and state government agencies throughout the United States mostly through a subcontracting arrangement with a subsidiary of an information-processing company. The USF segment represents facility management operations such as janitorial work, building management and other types of facility services. This segment has customers primarily located in the Mid-Atlantic region of the United States. The Cherokee segment is an active product ingredient manufacturer and a newly added segment as a result of the business combination of Cherokee in December 2007. This segment has one primary customer that is located in the Northeast Region of the United States. The Corporate segment includes expenses for corporate management, and other personnel not directly involved with specific segments, and other overhead costs of PRWT.

The following table represents the revenue, income from operations, depreciation and amortization, and, earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) for each segment. We believe that EBITDA is useful to stockholders as a measure of comparative operating performance, and it is less susceptible to variances in actual performance resulting from depreciation, amortization, and other non-cash charges and more reflective of changes in pricing decisions, cost controls, and other factors that affect operating performance. We also believe EBITDA is useful to stockholders as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. EBITDA is not intended as a measure of our operating performance, as an alternative to net income (loss) or as an alternative to any other performance measure in conformity with U.S. generally accepted accounting principles or as an alternative to cash flow provided by operating activities as a measure of liquidity.

Adjusted EBITDA represents EBITDA plus non-controlling interests, and is being presented because it is being used to determine the release of escrowed shares to PRWT Stockholders based on the combined entity meeting certain Adjusted EBITDA targets., We also believe this non- GAAP disclosure provides important supplemental information to management and investors regarding financial and business trends relating to PRWT’s financial condition and results of operations.

$’s in thousands
Three Months Ended March 31, 2009 (unaudited)	BPO	USF	Cherokee	Corporate	Consolidated Total
Revenues	$6,977	$11,970	$45,513	—	$64,460
Income (loss) from operations	455	48	13,927	$(3,309)	11,121
Depreciation and amortization	24	16	752	41	833
Adjusted EBITDA	479	65	14,708	(2,992)	12,260
Net income (loss) attributable to PRWT	455	16	12,595	(4,160)	8,906

$’s in thousands
Three Months Ended March 31, 2008 (unaudited)	BPO	USF	Cherokee	Corporate	Consolidated Total
Revenues	$7,913	$13,118	$8,196	—	$29,227
Income (loss) from operations	1,156	461	(2,589)	$(2,194)	(3,166)
Depreciation and amortization	13	18	501	16	548
Adjusted EBITDA	1,169	479	(1,837)	(2,114)	(2,303)
Net income (loss) attributable to PRWT	1,156	127	(2,923)	(2,140)	(3,780)

The following is a reconciliation of net income (loss) attributable to PRWT to Adjusted EBITDA:

$’s in thousands
Three Months Ended March 31, 2009 (unaudited)	BPO	USF	Cherokee	Corporate	Consolidated Total
Net income (loss) attributable to PRWT	$455	$16	$12,595	$(4,160)	$8,906
Depreciation and amortization	24	16	752	41	833
Interest Expense	—	28	1,361	6	1,395
Income tax expense	—	4	—	1,121	1,125
EBITDA	479	64	14,708	(2,992)	12,259
Net income attributable to non-controlling interest	—	1	—	—	1
Adjusted EBITDA	$479	$65	$14,708	$(2,992)	$12,260

$’s in thousands
Three Months Ended March 31, 2008 (unaudited)	BPO	USF	Cherokee	Corporate	Consolidated Total
Net income (loss) attributable to PRWT	$1,156	$127	$(2,923)	$(2,140)	$(3,780)
Depreciation and amortization	13	18	501	16	548
Interest Expense	—	12	585	46	643
Income tax expense	—	198	—	(36)	162
EBITDA	1,169	355	(1,837)	(2,114)	(2,427)
Net income attributable to non-controlling interest	—	124	—	—	124
Adjusted EBITDA	$1,169	$479	$(1,837)	$(2,114)	$(2,303)

Segment Comparison

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Business Processing Outsourcing (BPO) Segment

Revenues were $6,977 for the three months ended March 31, 2009, resulting in a decrease of $936, or 11.8%, from $7,913 for the three months ended March 31, 2008. $641 of this decrease relates to 4 contracts that ended during 2008, and 1 contract that is in the process of winding down. The remaining $295 reduction in revenue, or 3.7%, represents a net decrease in volumes and scope of work in BPO’s remaining contracts for the three months ended March 31, 2009, as compared to the same period in 2008.

Income from operations for the three months ended March 31, 2009 decreased by $701, or 60.6%, to $455, compared to $1,156 for the three months ended March 31, 2008. Gross profit was impacted by $604 as a result of the decline in revenues, resulting in a decline in gross margins for the three months ended March 31, 2008 of 18.4%, to margins of 12.2% for the same period in 2009. Operating costs increased by $97, driven largely by the company’s efforts to expand its business development capabilities.

Adjusted EBITDA decreased by $690, or 59.0%, to $479 during the three months ended March 31, 2009, from $1,169 for the same period in 2008.

USF Segment

Revenues were $11,970 for the three months ended March 31, 2009, resulting in a decrease of $1,148, or 8.8%, from $13,118 for the three months ended March 31, 2008. This revenue reduction was comprised of $1,175 of one-time add on work that was generated from three customers during the first three months of 2008 that did not recur for the same period in 2009. Revenues for the three months ended March 31, 2009 were also impacted by one contract which ended in early 2009, resulting in a revenue reduction of $138, but was offset by positive growth in remaining USF business.

Income from operations for the three months ended March 31, 2009 decreased by $413, or 89.6%, to $48, compared to $461 for the three months ended March 31, 2008. The decrease was mainly driven by an increase in operating costs of $327 compared to the same period in 2008, of which $223 is related to salaries, consulting fees, and associated expenses in the areas of management and business development expansion. The impact of lower revenues for the three months ended March 31, 2009 compared to the same period in 2008 also resulted in lower income from operations by $86.

Adjusted EBITDA decreased by $414, or 86.4%, to $65 during the three months ended March 31, 2009, from $479 during the same period in 2008.

Cherokee Segment

Revenues for the Cherokee segment for the three months ended March 31, 2009 were $45,513, an increase of $37,317 from the same period last year where revenues were $8,196 as the first quarter 2008 was the first reporting period of Cherokee operations. The higher sales during the three months ended March 31, 2009 reflect significant product delivery, compared to the same period in 2008, when significant production activity was taking place to meet planned delivery requirements established by Merck.

Resulting gross profit for the three months ended March 31, 2009 was $15,602, or 34.3%, compared to gross profit of ($1,752) for the same period in 2008, resulting in an increase of $17,354 from the higher sales. The negative gross margin during the three months ended March 31, 2008 was due to low absorption of plant fixed costs and overhead related to decreased production combined with low sales volumes.

Income from Operations for the three months ended March 31, 2009 was $13,927, compared to a loss of ($2,589) for the same period in 2008, resulting in an increase of $16,516. The increase in gross profit referred to above was offset by an increase of $838 in operating costs, represented by Cherokee’s efforts during 2008 to acquire additional resources needed to operate as a stand alone entity.

Adjusted EBITDA increased by $16,545, to $14,708 during the three months ended March 31, 2009, from $1,837 during the same period in 2008.

Corporate

Corporate expenses are those operating costs that are not directly associated with an operating segment, and as a result are not charged back to the segments. These costs represent infrastructure costs that are dedicated toward growing PRWT and leveraging its existing customer base into new markets. Operating expenses charged to the corporate segment for the three months ended March 31, 2009 increased by $1,115, to $3,309, from $2,194 during the three months ended March31, 2008. $435 of this increase is due to an increase in outside professional fees in the areas of marketing, business development, and financial services during the three months ended March 31, 2009, compared to, the same period in 2008. Additionally, a total of $377 was attributable to new hires in executive management and business development, and an additional $224 represented salary increases and adjustments for corporate employees.

Adjusted EBITDA for the Corporate segment was ($2,992) for the three months ended March 31, 2009, compared to ($2,114) for the same period in 2008, resulting in a decrease of $878, or 41.5%.

$’s in thousands
The Year Ended December 31, 2008	BPO	USF	Cherokee	Corporate	Consolidated Total
Revenues	$29,644	$51,924	$83,777	$—	$165,345
Income (loss) from operations	2,431	2,096	9,613	(24,469)	(10,329)
Depreciation and amortization	77	93	2,841	83	3,094
Adjusted EBITDA	2,508	2,032	12,622	(24,365)	(7,203)
Net income (loss) attributable to PRWT	2,431	471	5,656	(24,141)	(15,583)

$’s in thousands
The Year Ended December 31, 2007	BPO	USF	Cherokee	Corporate	Consolidated Total
Revenues	$31,060	$44,262	—	—	$75,322
Income (loss) from operations	3,292	2,145	—	$(4,562)	875
Depreciation and amortization	57	107	—	70	234
Adjusted EBITDA	3,349	2,108	—	(4,391)	1,066
Net income (loss) attributable to PRWT	3,292	532	—	(5,685)	(1,861)

$’s in thousands
The Year Ended December 31, 2006	BPO	USF	Cherokee	Corporate	Consolidated Total
Revenues	$31,327	$35,134	—	—	$66,461
Income (loss) from operations	4,021	1,298	—	$(4,651)	668
Depreciation and amortization	59	95	—	87	241
Adjusted EBITDA	4,080	1,164	—	(4,084)	1,160
Net income (loss) attributable to PRWT	4,021	233	—	(4,137)	118

The following is a reconciliation of net income (loss) attributable to PRWT to Adjusted EBITDA:

$’s in thousands
The Year Ended December 31, 2008	BPO	USF	Cherokee	Corporate	Consolidated Total
Net income (loss) attributable to PRWT	$2,431	$471	$5,656	$(24,141)	$(15,583)
Depreciation and amortization	77	93	2,841	83	3,094
Interest Expense	—	103	4,125	61	4,289
Income tax expense	—	898	—	(368)	530
EBITDA	2,508	1,565	12,622	(24,365)	(7,670)
Net income attributable to non-controlling interest	—	467	—	—	467
Adjusted EBITDA	$2,508	$2,032	$12,622	$(24,365)	$(7,203)

$’s in thousands
The Year Ended December 31, 2007	BPO	USF	Cherokee	Corporate	Consolidated Total
Net income (loss) attributable to PRWT	$3,292	$532	—	$(5,685)	$(1,861)
Depreciation and amortization	57	107	—	70	234
Interest Expense	—	98	—	53	151
Income tax expense	—	860	—	1,171	2,031
EBITDA	3,349	1,597	—	(4,391)	555
Net income attributable to non-controlling interest	—	511	—	—	511
Adjusted EBITDA	$3,349	$2,108	—	$(4,391)	$1,066

$’s in thousands
The Year Ended December 31, 2006	BPO	USF	Cherokee	Corporate	Consolidated Total
Net income (loss) attributable to PRWT	$4,021	$234	—	$(4,137)	$118
Depreciation and amortization	59	95	—	87	241
Interest Expense	—	226	—	73	299
Income tax expense	—	384	—	(107)	277
EBITDA	4,080	939	—	(4,084)	935
Net income attributable to non-controlling interest	—	225	—	—	225
Adjusted EBITDA	$4,080	$1,164	—	$(4,084)	$1,160

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Business Processing Outsourcing (BPO) Segment

Revenues decreased by $1,416, or 4.6%, to $29,644 during 2008, from $31,060 during 2007. BPO revenues accounted for 17.9% and 41.2% of consolidated revenue during 2008 and 2007, respectively. Lower revenues in 2008 were attributable to three contracts expiring in early 2008, which accounted for $973 of this decrease, and an additional $573 of the revenues reduction came from a price adjustment provided to an existing customer. Revenues of $227 from one new customer in 2008 partially offset the shortfall.

Income from operations decreased by $861, or 26.2%, to $2,431 during 2008, from $3,292 during 2007 largely due to the above revenue shortfall. Adjusted EBITDA decreased by $841, or 25.1%, to $2,508 during 2008, from $3,349 during 2007.

USF Segment

Revenues increased by $7,662, or 17.3%, to $51,924 during 2008, from $44,262 during 2007. Substantially all of the increase came from add on work generated from existing customers. Facilities Management revenues accounted for 31.4% and 58.8% of consolidated revenue during 2008 and 2007, respectively.

Income from operations decreased by $49, or 1.6%, to $2,096 during 2008, from $2,145 during 2007. The additional profit from the add-on work was offset by an increase of $636 in operating costs, mainly in the areas of operations and business development in an effort to address the existing and anticipated growth of the business. Adjusted EBITDA decreased by $76, or 3.7%, to $2,032 during 2008, from $2,108 during 2007.

Cherokee Segment

2008 was the first year of Cherokee operations under PRWT ownership. First year 2008 operating income was $9,613, or 11.5% of revenues. Cherokee derived 89% of its revenue from products sold to Merck, of which 47% and 26% of its revenue were derived from two of the API products.

Corporate

During 2008, expenses charged to the Corporate segment increased by $19,907, to $24,469, from $4,562 during 2007. The major component of this increase was comprised of $16,684 of incentive compensation payments and awards to existing management and new executive hires brought on to execute the range of growth strategies outlined for each of the segments. Specifically, $4,176 represented the expense related to stock awards granted to key management, grossed up for taxes. $4,587 represented one time cash bonus payments, and $2,992 represented accrued bonus compensation based on calendar year 2008 performance. With respect to new hires, additional employee compensation of $2,392 was incurred for PRWT’s management team and overhead expansion, and an additional $2,537 of professional fees were incurred as well. The remaining $3,223 of the increase was reflected in other corporate expenses, such as associated labor benefits, travel and entertainment, contributions, and various outside services.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Business Processing Outsourcing (BPO) Segment

Revenues decreased by $268, or 0.9%, to $31,059 during 2007, from $31,327 during 2006. Revenues related to four contracts that either expired or experienced scope reductions accounted for a decrease in revenues of $590 during 2007. Partially offsetting that decrease was revenue of $141 from one new customer in 2007, and $183 from one new customer that began operations in 2006. BPO revenues accounted for 41.2% and 47.1% of consolidated revenue during 2007 and 2006, respectively.

Income from operations decreased by $729 or 18.1%, to $3,292 during 2007, from $4,021 during 2006. The decrease was largely due to the contracts experiencing revenue reductions in 2007, as well as an increase in operating expenses. Adjusted EBITDA decreased by $731 or 17.9%, to $3,349 during 2007, from $4,080 during 2006.

USF Segment

Revenues increased by $9,128 or 26.0%, to $44,262 during 2007, from $35,134 during 2006. The revenue increase is comprised of new business revenues from two awarded facilities management contracts, one of which commenced in 2007, and another in 2006. Facilities management revenues accounted for 58.8% and 52.9% of consolidated revenue during 2007 and 2006, respectively.

Income from operations increased by $847 or 65.3%, to $2,145 during 2007, from $1,298 during 2006, as a result of the above contract awards.

Adjusted EBITDA increased by $944 or 81.2%, to $2,108 during 2007, from $1,164 during 2006.

Corporate

During 2007, expenses charged to the Corporate segment decreased $90, or 1.9% to $4,562 during 2007, from $4,651 during 2006.

Liquidity and Capital Resources ($’s in thousands)

Historically, PRWT’s primary sources of cash have been cash flow from operations, term loans and bank borrowings. Cash has been used for acquisitions, repayment of long term debt, various equity transactions, purchases of equipment and working capital to support growth. Under the terms of the Merck supply agreement, Merck made quarterly prepayments in 2008 for planned production and will make monthly prepayments in 2009 for planned shipments. Customary invoicing terms will then occur for the remainder of the contract period. This transition will significantly impact PRWT’s cash flow from operations starting after December 31, 2009.

PRWT projects its unearned revenue account balance to be approximately $19.0 million as of 12/31/09. Accordingly, cash flow for 2010 and subsequent years will be impacted by the above amounts, as the unearned revenue account is amortized based on revenue recognized for product deliveries which were prepaid.

Based on PRWT’s anticipated product delivery schedule, it expects to amortize approximately $13.0 million of our unearned revenue account during 2010 with the remainder to be amortized subsequent to that.

In addition, PRWT expects operating cash flow to be impacted by increases in accounts receivable when normal trade terms commence after December 31, 2009. The actual impact will be dependent on amounts billed and the timing of collections from Merck.

PRWT considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Restricted cash at March 31, 2009, December 31, 2008 and December 31, 2007 consisted of collateral related to PRWT’s issuance of standby and commercial standby letters of credit that are renewable annually. PRWT and its subsidiaries, USF and Cherokee have several cash accounts with different financial institutions that have balances in excess of the FDIC insured limits as of March 31, 2009, December 31, 2008 and December 31,2007. PRWT, USF, and Cherokee limit the credit risk exposure by investing in high quality money market funds.

PRWT’s ability to access credit markets and finance its operations can be significantly impacted by a further deterioration of current financial markets. PRWT is unable to predict the duration and severity of the current disruption in financial markets and the adverse economic conditions that might occur in the U.S. and other countries and the effect such events might have on its business.

PRWT’s cash and investments, consisting of cash, cash equivalents and short-term investments, but excluding $1,647 of restricted cash, was $5,781 at March31, 2009, compared to $35,556 at December 31,2008. The decrease of $29,775 was largely attributable to cash used in operating activities, which totaled $ 27,298 (excluding the cash provided from of the sale of $9,055 of trading securities) during the first quarter of 2009. An additional $2,584 represented cash used in investing activities during the first quarter of 2009. Cash and investments, excluding $1,647 of restricted cash, increased $15,606 to $35,556 at December 31, 2008 from $19,950 at December 31, 2007.

PRWT anticipates being able to meet its projected internal growth and operating needs, including capital expenditures, and expects to meet the cash requirements of its contractual obligations for at least 12 months following the closing of the merger. Planned capital expenditure projects include the $12,300 Cherokee Plant F61 expansion, various IT projects of approximately $3,000, and maintenance projects of $2,000. The strong balance sheet resulting from the KBL merger puts PRWT in a position to attract future debt or equity capital as needed, thereby positioning PRWT to pursue potential acquisitions, using cash, debt, or stock without the potential capital strain of a cash only transaction.

Credit Arrangements

Total debt outstanding at March 31,2009 totaled $73,367, less $10,582 of debt discounts, compared to total debt outstanding at December 31, 2008, which totaled $73,400, less $11,905 of debt discounts. Total debt as of both dates includes $17,513 which represents the payment due to Merck from the Cherokee asset purchase, which was deferred until January, 2010.

NDH Loan.  In connection with the Cherokee acquisition, Cherokee entered into a certain term loan, pledge and security agreement with NDH Capital Corporation (“NDH”), pursuant to which Cherokee borrowed $41,513 with a face value of $53,105, representing a discount of $11,592. The loan has an effective interest rate of 7.25%. Non-cash interest expense on this loan in 2008 was $1.797, which represents the accretion of the discount during 2008 to $43,310 as of December 31, 2008. Payments are scheduled to commence beginning January 2011 and continue through October 2012, where PRWT will be required to make eight (8) equal quarterly payments in the amount of $6,638. The payments due under the loan are secured by and will be paid by Merck into a collateral agency account beginning in January 2011 through October 2012 based on the terms of the amended supply agreement entered into by Merck and PRWT in June 2008. NDH Capital Corporation will then receive payments from the collateral agency account. The payments made by Merck will be based on amounts due to PRWT at that time for production of and products shipped to Merck. If the amount due to PRWT is less than $6,638 per quarter, Merck will make the full payment and Merck will be subsequently reimbursed by PRWT.

The noncash interest expense for the three months ended March 31, 2009 and 2008 was $796 and $0, respectively, which represents the accretion of the discount which increased the March 31, 2009 outstanding balance to $44,106, net of the remaining discount.

Merck Term Loan.  As part of the Cherokee purchase agreement, Merck deferred payment of $17,513 of the purchase price until January 2010. This deferred payment was allocated into two separate term loans with face values of $7,000 and $10,513. Both term loans are non-interest bearing and as a result the face value of the loans were discounted to reflect the fair value of these loans as of December 31, 2007. The total fair value of the term loans were $13,547 as of December 31, 2007. The fair value was calculated based on the interest rate terms PRWT could have obtained from a third party lender at December 31, 2007 with similar terms and maturity and was determined to be 13.7%. The values of these loans will accrete to the face amount over the life of the loans using the effective interest rate method and the accretion amount will be classified as interest expense. Non-cash interest expense for these two loans totaled $1,856 during 2008 which represents the accretion of the discount on the notes to $15,403 as of December 31, 2008. Non-cash interest expense for these two loans totaled $528 and $464 during the three months ended March 31, 2009 and 2008, which represents the accretion of the discount on the notes to $15,931 and $14,011, respectively. The loan is guaranteed by PRWT and is not secured by the assets of Cherokee.

PIDC Term Notes.  In 2003, PRWT entered into two term note agreements with Philadelphia Industrial Development Corporation (PIDC) borrowing a total of $1,849. PRWT did not incur financing fees related to the issuance of this debt. Interest rates are fixed and are 5.00% for Term Loan A and 5.25% for Term Loan B. These loans are subject to scheduled monthly amortization payments totaling $21. Subsequent to the termination of the PRWT secured line of credit in June 2008, these loans have first position liens on certain fixed assets of PRWT and are guaranteed by a certain members of management and shareholders of PRWT.

Radnor Term Note.  In November 2007, PRWT entered into a term note agreement with Radnor Trust Company, pursuant to which PRWT borrowed a total $1,500. This loan was fully repaid in January 2008, together with accrued and unpaid interest at the prime rate plus 0.5%.

TD Bank Secured Line of Credit.  In 2000, USF entered into a line of credit agreement with Commerce Bank / Pennsylvania, N.A., predecessor to TD Bank that matures on June 30, 2009 and had a total commitment amount of $3,000. As of December 31, 2008 and 2007, $2,300 and $0 was outstanding, respectively. Advances made under the facility are at the prime rate plus 0.5% (interest rate as of December 31, 2008 and 2007 was 3.25% and 7.75%, respectively). The facility is not subject to an unused commitment fee. The facility is secured by a first lien on the assets of USF and is guaranteed by certain members of management and PRWT. The average outstanding balance during 2008 and 2007 was $1,150 and $500, respectively, and the average interest rate was 5.5% and 8.25% for 2008 and 2007, respectively.

The company is currently in discussions with TD Bank to extend the maturity of the line of credit and to increase the total commitment amount.

Wachovia Secured Line of Credit.  In 2004, PRWT entered into a line of credit agreement with Wachovia Bank, N.A (Wachovia) which is subject to an annual renewal at the lender’s discretion each September. This line of credit had a total commitment amount of $3,000 and an outstanding balance of $674 as of December 31, 2007. This facility was terminated by PRWT during June 2008. There were violations of the financial covenants related to this line of credit during 2008 and 2007 but the credit agreement was amended each time to cure the violations.

PDCED Loan

On January 5, 2009, the Pennsylvania Department of Community and Economic Development (PDCED) approved Cherokee for a Machinery and Equipment Loan Fund loan. Under the terms of the agreement Cherokee can draw up to $5,000 to purchase equipment to be used at its plant site. Cherokee expects that the first draw down under this loan will occur in the third quarter of 2009. All borrowings bear an interest rate of 3% and principal is payable by 2016 through scheduled monthly amortization payments. The loan is guaranteed by PRWT and is secured by certain assets of Cherokee and the equipment purchased with the loan proceeds. As of May 31, 2009, no draws have occurred.

As it relates to our outstanding borrowings, there are no financial covenants or other restrictions related to these loans.

Three Months Ended March 31, 2009 Compared to March 31, 2008

Operating Activities

Net cash used in operating activities during the three months ended March 31, 2009 was $18,074, compared to net cash used of $22,592 for the same period in 2008. The reduction in cash used in operating activities of $4,518 when comparing the two periods was benefited by a $12,686 increase in net income, from

$(3,780) for the three months ended March 31, 2008 to $8,906 for the three months ended March 31, 2009. Additionally, sale proceeds from short term investments of $9,224 during the three months ended March 31, 2009 contributed to operating cash flow for that period. Cash usage when comparing the two periods was impacted favorably by the change in accounts receivable balances, represented by a $18,751 improvement for the three months ended March 31, 2009 compared to the same period in 2008. Cherokee accounts receivable balances made up substantially all of this improvement, where the change in quarterly prepayments billed during the March 2008 quarter were $18,004 higher than the March 2009 quarter. The 2008 billings were based on forecasted production, while the 2009 billings were based on forecasted shipments. Conversely, the comparison of the change in Cherokee unearned revenue balances at March 31, 2009 and 2008 accounted for a $42,525 decrease in operating cash flow as a result of the amount of revenue recorded in excess of cash received during those periods. Inventory levels resulting from the significant sales volume during the three months ended March 31, 2009 were reduced by $18,408, thereby having a positive impact on operating cash flow when comparing the 2 periods.. Changes in accounts payable balances at March 31, 2009 reduced operating cash flow for the period by $2,325, compared to an increase of $9,814 for the same period in 2008, accounting for a decrease in cash from operating activities of $12,139 when comparing the two periods.

Investing Activities

Net cash used in investing activities increased by $812 during the three months ended March 31, 2009, compared to the same period in 2008. Cash used in investing activities during the three months ended March 31, 2009 of $2,626 included an increase in construction in process of $976, which relates to a facility expansion at the Cherokee plant site, and $1,650 in additional computer equipment, furniture and fixtures. Cash used for investing activities for the same period in 2008 for purchase of property, equipment, and construction in process was $1,317.

Financing Activities

Net cash used in financing activities of $62 during the three months ended March 31, 2009 decreased by $4,714 compared to cash provided by financing activities of $4,652 for the three months ended March 31, 2008. Cash provided by financing activities during the three months ended March 31, 2008 included proceeds of $8,245 from line of credit borrowings, offset by the redemption of outstanding warrants of $4,000.

Comparison of 2008 and 2007

Operating Activities

Net cash used in operating activities during 2008 was $10,851, as compared to net cash provided by operations of $27,389 in 2007, accounting for a decrease in cash provided by operating activities of $38,240. The principal use of cash during 2008, which accounted for $33,458 of the decrease from 2007, was attributable to a build up of inventories to meet firm supply order deliveries to Merck. Also, purchases and sales of short-term investments in 2008 netted ($10,202), impacting cash flow used in operating activities, as well as the reduction in net earnings of $13,722. The decreases in cash were offset by the positive impact of a $7,834 increase in accounts payable and accrued expenses, and an increase of $1,776 of pre-payments from Merck under the supply agreement with Cherokee. Cash provided by operating activities was also positively impacted by $3,653 of non-cash interest expense, $2,868 of share based compensation, and an increase of $2,860 in depreciation and amortization.

Investing Activities

Net cash used in investing activities increased by $7,504, to $13,140 during 2008, from $5,636 during 2007. In 2008, purchases of property, plant and equipment and construction in process were $12,820, compared to $458 in 2006, resulting in an increase in cash used for investing activities of $12,362. Offsetting these increases were $4,660 of cash used in 2006 for the Cherokee business combination.

Financing Activities

Net cash provided from financing activities increased by $32,635, to $30,542 during 2008, from $(2,093) during 2007. The significant drivers of this increase were the issuance of $41,514 of long term debt, offset by the purchase of treasury stock of $5,660, during 2008, and an increase of $2,000 of redemption of outstanding warrants in 2008 compared to preferred stock redemption in 2007. Additionally, $1,968 of cash was used for the secured letters of credit during 2008.

Comparison of 2007 and 2006

Operating Activities

Net cash from operating activities increased by $24,558, to $27,389 during 2007, from $2,831 during 2006. The increase primarily relates to an advance payment of $25,613 made in 2007 by Merck, for planned 1st quarter 2008 production as called for in their supply agreement with Cherokee.

Investing Activities

Net cash used in investing activities increased by $5,512, to $5,636 during 2007, from $124 during 2006. The increase was as a result of the Cherokee business combination of $4,660, and repayment of shareholder loans of $468. Additionally, purchases of property and equipment exceeded 2006 purchases by $306.

Financing Activities

Net cash used in financing activities decreased by $802 during 2007, to $2,093 from $2,895 in 2006, as a result of $3,449 of proceeds, net of repayments, of long term debt and line of credit, offset by PRWT’s redemption of $2,000 of preferred stock and the buy-back of $647 of additional treasury stock, both of which occurred in 2007.

Contractual Obligations

Information related to PRWT’s significant contractual obligations as of December 31, 2008 is summarized in the following table:

$'s in thousands	Payments due by period
Contractual Obligations	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	Thereafter
NDH Loan(1)	$53,105		$53,105
Term loans
Merck(2)	17,513		17,513
PIDC	488	$251	237
Long term Debt	49	21	28
USF Secured Line of Credit	2,300	2,300
Operating lease	8,242	1,906	5,406	$930
Construction commitments for plant expansion(3)	176	176
Total	81,873	4,654	76,289	930
Sub lease income	2,183	505	1,631	47
Net contractual Obligations	$79,690	$4,149	$74,658	$883

(1)	Includes accretive discounted interest of $11,592.
(2)	Includes imputed interest of $3,966, which is accretive to face amount of loan.
(3)	During 2009, PRWT has entered into contracts totaling $4,557 related to the construction of Cherokee’s Plant F61 expansion.
(4)	Liabilities for income taxes under FIN 48 were excluded as the Company is not able to make a reasonably reliable estimate of the amount and period of related future payments. As of December 31, 2008, the Company had $666 of gross unrecognized tax benefits under FIN 48.

Environmental Matters

In connection with the Cherokee asset purchase agreement, PRWT assumed environmental remediation obligations related to existing groundwater contamination at the Cherokee facility. Merck is obligated to reimburse PRWT for a portion of the cost of existing remediation efforts related to the groundwater contamination for ten years from the date of the purchase agreement. The annual reimbursement is $305 each year through December 2017. If costs incurred by PRWT exceed $305 but are not greater than $458, PRWT is responsible for these costs. If costs incurred exceed $458 then PRWT and Merck will share evenly all costs incurred greater than $305. PRWT expects future costs will be approximately $305. PRWT determined this remediation would continue for the foreseeable future as the groundwater does not meet the specified Environmental Protection Agency (“EPA”) standards.As of March 31, 2009 it is unclear when the remediation will be complete. Therefore PRWT has accrued an obligation for this remediation. The Company calculated a liability of $2,565, $2,493 and $2,460 as of March 31, 2009 and December 31, 2008 and 2007 based on the present value of future expected costs estimated by management. This obligation is recorded as “Environmental remediation liability” in the accompanying consolidated balance sheet and the expense is recorded as “Interest expense” in the accompanying consolidated statement of operations. In addition, the Company calculated a receivable of $2,046, $2,096 and $2,284 as of March 31, 2009 and December 31, 2008 and 2007 based on present value of the reimbursements due from Merck over the next nine years and payments received. This receivable is recorded as “Environmental remediation recovery” in the accompanying consolidated balance sheet and the income is recorded as “Interest income” in the accompanying consolidated statement of operations. There are inherent uncertainties in these estimates related to unknown conditions and changing government and regulations regarding the obligation. The Company will periodically reassess the receivable and liability for any changes in the remediation or other circumstances that could impact the Company’s estimates.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined by Regulation S-K Item 303(a)(4).

Quantitative and Qualitative Disclosures about Market Risk

The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Some of the securities in which we invest may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate.

During 2008, PRWT purchased investment securities in a bond mutual fund that are classified as trading and carried at fair value. The trading securities investment cost balance as of December 31, 2008 was $9,787 and fair value of $9,055. PRWT recognized an unrealized loss relating to those investments of $732 as of December 31, 2008. PRWT realized losses of $415 relating to the bond mutual fund shares sold during 2008. During the first quarter of 2009, PRWT sold all of its trading securities and recognized a realized loss of $636.

To minimize this risk in the future, PRWT intends to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit. PRWT’s cash and cash equivalents, which were $26,501 as of December 31, 2008 and $5,781 as of March 31, 2009, consist solely of money market funds, and are not subject to market risk because the interest paid on these funds fluctuates with the prevailing interest rate. PRWT believes that a 10% change in interest rates would not have a significant effect on its interest income for the year ended December 31, 2008 or three months ended March 31, 2009.

All of PRWT’s long term debt, other than our secured line of credit, is term loans with fixed interest rates. Advances made under our line of credit facility, which has a total commitment amount of $3,000, are at the prime rate plus 0.5%. PRWT believes the market risk associated with interest rate fluctuations as it pertains to its debt portfolio is minimal.

APPRAISAL RIGHTS

Holders of KBL common stock (other than those who vote against the merger proposal and properly exercise their conversion rights) have appraisal rights in connection the merger and the issuance of PRWT common stock pursuant to the merger.

Holders of shares of KBL common stock who properly demand appraisal of their shares may be entitled to receive consideration for their shares in accordance with Subchapter IX, Section 262 of the DGCL. The disclosure contained herein shall constitute KBL’s notice of appraisal rights under Section 262, and the full text of Section 262 is attached hereto as Annex J. Any holder of KBL common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and the full text of Section 262 carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

The board of directors of KBL has determined that the consideration to be paid to the KBL stockholders is reasonable and that the merger is in the best interests of KBL and its stockholders. Further, KBL has received a fairness opinion from Ladenburg to the effect that the merger and the transactions contemplated thereby are fair to and in the best interests of the stockholders of KBL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of KBL common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF KBL’S COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, FIDUCIARY (INCLUDING A VOTING TRUSTEE), DEPOSITARY OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

HOLDERS OF KBL COMMON STOCK WHO VOTE AGAINST THE MERGER PROPOSAL AND ELECT TO CONVERT THEIR SHARES INTO A PROPORTIONATE PART OF THE CASH IN KBL’S TRUST FUND WILL NOT BE ABLE TO PERFECT THEIR APPRAISAL RIGHTS BECAUSE THEIR SHARES WILL HAVE BEEN SURRENDERED AND CANCELED AS PART OF THE CONVERSION PROCESS.

Under Section 262, persons who hold shares of KBL common stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger proposal is submitted for approval at a meeting of stockholders, as is the case in KBL’s proposed merger with Merger Sub, the constituent corporation (in this case, KBL) must notify each stockholder entitled to appraisal rights that appraisal rights are available to such stockholder. The notification must be given not less than 20 days prior to the meeting. The disclosure in this section constitutes such notification.

Each KBL stockholder electing to demand the appraisal of such stockholder’s shares must deliver to KBL, BEFORE THE TAKING OF THE VOTE ON THE MERGER PROPOSAL, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs KBL of the identity of the stockholder, including if applicable the beneficial holder of such shares, and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A PROXY OR VOTE AGAINST THE MERGER SHALL NOT CONSTITUTE SUCH A DEMAND and a stockholder electing to demand appraisal must do so by a separate written demand as herein described. Such demand is considered made on the date it is mailed. A KBL STOCKHOLDER’S FAILURE TO MAKE THE WRITTEN DEMAND BEFORE THE TAKING OF THE VOTE ON THE MERGER PROPOSAL WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS.

Any KBL stockholder demanding appraisal rights as described above must not have consented or voted its shares of common stock in favor of the merger proposal. A holder of shares of KBL common stock desiring to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger.

Only a holder of record of shares of KBL common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of KBL common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates and must state that the person intends thereby to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee (including a voting trustee), guardian or custodian, execution of the demand should be made in that capacity and should identify the beneficial holder with respect to which such demand is being made, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought and, where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of KBL common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to KBL Healthcare Acquisition Corp. III, 380 Lexington Avenue, 31st Floor, New York, New York 10168, Attention: Mr. Michael D. Kaswan, Chief Operating Officer.

Within 10 days after the effective time of the merger, New Pubco must notify each holder of KBL common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement and approval of the merger that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of KBL common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of KBL common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of KBL common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of KBL common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of KBL common stock not voted in favor of the adoption of the merger agreement and approval of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of KBL common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the holders of KBL common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. You should not expect the surviving corporation to offer more than the applicable merger consideration to any stockholder exercising appraisal rights and KBL and PRWT reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of KBL common stock is less than the applicable merger consideration. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of KBL common stock have been appraised. The Court shall then direct payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the stockholders entitled to payment. If such shares are represented by certificates, payment will be made upon the surrender to the corporation of the certificates. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of KBL common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of KBL common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of KBL common stock under Section 262 fails to perfect or effectively withdraws or loses such holder’s right to appraisal, the stockholder’s shares of KBL common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration such stockholder would have received if such stockholder had not demanded appraisal. A stockholder will fail to perfect or effectively lose or withdraw the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of these rights.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of PRWT’s common stock as of the record date (Pre-Merger) and, immediately following consummation of the merger (Post-Merger), ownership of shares of New Pubco common stock, by:

•	each person known by PRWT to be the beneficial owner of more than 5% of PRWT’s outstanding shares of common stock either on the record date (Pre-Merger) or of shares of New Pubco common stock outstanding after the consummation of the merger (Post-Merger);
•	each of PRWT’s current executive officers and directors;
•	each person who will become an executive officer or director of New Pubco upon consummation of the merger;
•	all of PRWT’s current executive officers and directors as a group; and
•	all of the executive officers and directors of New Pubco as a group after the consummation of the merger.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding KBL, PRWT or their respective securities, KBL, PRWT, the KBL Founders, PRWT’s officers, directors and shareholders and/or their affiliates, may enter into written plans to purchase KBL securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of KBL securities at any time prior to the special meeting of stockholders. The ownership percentages listed below do not include any such shares that may be purchased after the record date.

For purposes of this table, a shareholder is deemed to be the beneficial owner of the securities that shareholder can acquire upon the exercise of options, warrants or other convertible securities within 60 days of the record date. In determining the percentage ownership of the shareholders in the table below, we assumed in each case that the shareholder exercised and converted all options, warrants and convertible securities which are currently held by that person and which are issuable or convertible within 60 days of the record date, but that options, warrants and convertible securities held by all other securityholders of PRWT are not exercised or converted.

All share numbers in the table below reflect the approximately 7.1-for-1 share reverse split of PRWT’s common stock to be effected immediately prior to the consummation of the merger to reflect the recapitalization of the 84,871,477 shares of PRWT’s common stock outstanding on the record date into 11,950,000 shares. The Post-Merger Percent of Class assumes the issuance of 8,650,000 shares of PRWT common stock to KBL’s stockholders in the merger, after giving effect to any repurchases.

	Pre-Merger		Post-Merger
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
HBK Management LLC(2)	0	*	3,118,935	(3)	14.4%
QVT Financial LP(4)	0	*	1,946,605	(5)	9.4%
Platinum Partners Value Arbitrage Fund LP(6)	0	*	1,460,410	(7)	7.1%
Polar Securities Inc.(8)	0	*	1,341,800	(9)	6.5%
Citigroup Global Markets Inc.(10)	0	*	1,329,900	(11)	6.5%
Aldebaran Investments LLC(12)	0	*	1,282,373	(13)	6.2%
Zachary C. Berk	0	*	2,671,714	(14)(15)(16)	12.6%
Marlene R. Krauss	0	*	2,671,714	(14)(15)(16)	12.6%
Michael D. Kaswan	0	*	1,335,856	(15)(17)	6.4%
Willie F. Johnson	7,040,059	58.9%	7,040,059	(18)	34.2%
Harold T. Epps	633,605	5.3%	633,605		3.1%
Stratton C. “Skip” Lee, Jr.	538,671	4.5%	538,671		2.6%
Jerry L. Johnson	422,403	3.5%	2,204,003	(19)	8.7%
Murvin Lackey	387,203	3.2%	387,203		1.9%
John J. McCarey	387,203	3.2%	387,203		1.9%
John B. Elliot	211,202	1.8%	253,442	(20)	1.2%
George R. Burrell	211,202	1.8%	218,242	(21)	1.1%
James Dobrowolski	0	*	1,760	(22)	*
Robert W. Bogle	0	*	0		*
Joseph D. Corvaia	0	*	0		*
Thomas C. Lynch	0	*	0		*
Thomas A. Leonard(23)	352,003	2.9%	352,003		1.7%
Mark Schweiker(24)	0	*	0		*
Fletcher Wiley	858,887	7.2%	858,887		4.2%
William Turner	858,887	7.2%	858,887		4.2%
Lisa Skeete Tatum	0	*	0		*
All pre-merger directors and executive officers as a group (fourteen individuals)	10,183,551	85.2%	11,734,592	(25)	53.0%
All post-merger directors and executive officers as a group (fifteen individuals)			12,718,445	(25)	56.6%

*	Less than one percent.
**	Assumes compliance with the PRWT Majority Requirement and that 29.99% of KBL’s outstanding common stock converts to cash.
(1)	Except as set forth in the following sentence, the business address of each of the individuals is 1835 Market Street, Suite 800, Philadelphia, Pennsylvania 19103. The business address of each of Zachary C. Berk, Marlene R. Krauss and Michael D. Kaswan is 380 Lexington Avenue, 31st Floor, New York, New York 10168.
(2)	The business address of HBK Management LLC is 300 Crescent Court, Suite 700, Dallas, Texas 75201. The foregoing information was derived from a Schedule 13G filed with the SEC on August 24, 2007, as amended on February 8, 2008.
(3)	Includes 1,019,000 shares of common stock issuable exercise of warrants that will become exercisable upon the consummation of the merger. Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz, and William E. Rose are each managing members of HBK Management LLC. The foregoing information was derived from a Schedule 13G/A filed with the SEC on January 30, 2009.
(4)	The business address of QVT Financial LP is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036.
(5)	Represents (i) 1,587,824 shares of common stock owned by QVT Fund LP, (ii) 169,830 shares of common stock owned by Quintessence Fund L.P. and (iii) 188,951 shares held by a third party account. QVT Financial LP is the investment manager of each of these funds. The foregoing information was derived from a Schedule 13G/A filed with the SEC on February 2, 2009.

(6)	The business address of Platinum Partners Value Arbitrage Fund LP is 152 West 57th Street, 4th Floor, New York, New York 10019.
(7)	Includes 70,100 shares of common stock issuable upon exercise of warrants that will become exercisable upon the consummation of the merger. The foregoing information was derived from a Schedule 13G/A filed with the SEC on February 13, 2009.
(8)	The business address of Polar Securities Inc. is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9.
(9)	Represents shares held by Polar Securities Inc. and North Pole Capital Master Fund. Polar Securities Inc. serves as the investment manager to North Pole and a number of discretionary accounts with respect to which it has shared voting and dispositive authority over these shares. The foregoing information was derived from a Schedule 13G/A filed with the SEC on February 17, 2009.
(10)	The business address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013.
(11)	Assumes the conversion or exercise of certain securities held. The foregoing information was derived from a Schedule 13G/A filed with the SEC on February 5, 2009.
(12)	The business address of Aldebaran Investments LLC is 500 Park Avenue, 5th Floor, New York, New York 10022.
(13)	Represents 1,282,373 shares held by Aldebaran Investments LLC. Includes shares held in a separate account of which Aldebaran Investments LLC is the investment manager. The foregoing information was derived from a Schedule 13G filed with the SEC on February 17, 2009.
(14)	Includes 60,000 shares of common stock held by each of the Olivia Jade Berk-Krauss Trust u/a dated July 27, 1998, The Juliana Pearl Berk-Krauss Trust u/a dated July 27, 1998 and the Alexander Maxwell Berk-Krauss Trust u/a dated July 27, 1998, trusts established for the benefit of Dr. Berk’s and Dr. Krauss’s children. The trustee of these trusts is Mel Miller.
(15)	Includes 300,000 shares of common stock issuable upon exercise of private placement warrants held by each of Zachary C. Berk, Marlene R. Krauss, and Michael D. Kaswan that will become exercisable upon the consummation of the merger.
(16)	Dr. Krauss’ shares include those owned by Dr. Berk, her husband, and Dr. Berk’s shares include those owned by Dr. Krauss, his wife. Does not include (i) 50,000 shares of common stock each may receive in the event that shares held by Eli Berk, the son of Dr. Berk and the stepson of Dr. Krauss, do not vest based on his continued employment with KBL Healthcare Management, Inc. and (ii) 4,000 shares of common stock each may receive in the event shares held by Sandra Santos do not vest pursuant to restrictions similar to the restrictions on Eli Berk’s shares.
(17)	Does not include 50,000 shares of common stock he may receive in the event that Eli Berk’s shares do not vest as described in footnote 16.
(18)	Includes 281,600 shares issuable upon exercise of an option granted by Willie Johnson to Jerry Johnson, which becomes exercisable upon consummation of the merger and 80,256 shares issuable upon exercise of an option granted by Willie Johnson to Thomas Leonard which becomes exercisable upon consummation of the merger.
(19)	Includes (i) 1,500,000 shares issuable upon exercise of public KBL warrants that become exercisable upon the consummation of the merger and (ii) 281,600 shares issuable upon exercise of an option granted to Jerry Johnson by Willie Johnson which becomes exercisable upon the consummation of the merger.
(20)	Includes 42,240 shares issuable upon the exercise of options that become exercisable upon consummation of the merger.
(21)	Includes 7,040 shares issuable upon the exercise of options that become exercisable upon consummation of the merger. Does not include 21,120 shares of common stock issuable upon exercise of options commencing more than 60 days after the consummation of the merger.
(22)	Includes 1,760 shares issuable upon exercise of options that become exercisable upon consummation of the merger. Does not include 5,280 shares issuable upon exercise of options commencing more than 60 days after the consummation of the merger.
(23)	Mr. Leonard, a director of PRWT has agreed to resign as a director upon the consummation of the merger. Includes 80,256 shares issuable upon exercise of an option granted by Willie Johnson to Thomas Leonard which becomes exercisable upon consummation of the merger.
(24)	Mr. Schweiker has agreed to serve as President — PRWT’s Business Process Solutions Operating Division commencing July 1, 2009.

(25)	Includes 300,000 shares of common stock issuable upon exercise of private placement warrants that will become exercisable upon the consummation of the merger and 51,040 shares of common stock issuable upon exercise of options that become exercisable upon consummation of the merger. Does not include 26,400 shares of common stock issuable upon exercise of options commencing more than 60 days after the consummation of the merger.

The following table sets forth information regarding the beneficial ownership of KBL’s common stock as of the record date (Pre-Merger) and, immediately following consummation of the merger (Post-Merger), ownership of shares of New Pubco common stock, by:

•	each person known by KBL to be the beneficial owner of more than 5% of KBL’s outstanding shares of common stock either on the record date (Pre-Merger) or of shares of New Pubco common stock outstanding after the consummation of the merger (Post-Merger);
•	each of KBL’s current executive officers and directors;
•	each person who will become an executive officer or director of New Pubco upon consummation of the merger;
•	all of KBL’s current executive officers and directors as a group; and
•	all of the executive officers and directors of New Pubco as a group after the consummation of the merger.

Information (Pre-Merger) does not reflect beneficial ownership of KBL’s outstanding warrants or the identical number of New Pubco warrants into which they will convert as these warrants will not become exercisable until consummation of the merger.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding KBL or its securities, KBL, the KBL Founders, the holders of common stock in PRWT and/or their affiliates, may enter into a written plan to purchase KBL securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities at anytime prior to the special meeting of stockholders. The ownership percentages listed below do not include any such shares that may be purchased after the record date.

	Pre-Merger			Post-Merger
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
HBK Management LLC(2)	2,099,935		9.9%	3,118,935	(3)	14.4%
QVT Financial LP(4)	1,946,605	(5)	9.3%	1,946,605	(5)	9.4%
Platinum Partners Value Arbitrage Fund LP(6)	1,390,310		6.6%	1,460,410	(7)	7.1%
Polar Securities Inc.(8)	1,341,800	(9)	6.4%	1,341,800	(9)	6.5%
Citigroup Global Markets Inc.(10)	1,329,900	(11)	6.0%	1,329,900	(11)	6.5%
Aldebaran Investments LLC(12)	1,282,373	(13)	6.1%	1,282,373	(13)	6.2%
Zachary C. Berk	2,071,714	(14)(16)	9.9%	2,671,714	(14)(15)(16)	12.6%
Marlene R. Krauss	2,071,714	(14)(16)	9.9%	2,671,714	(14)(15)(16)	12.6%
Michael D. Kaswan	1,035,856	(17)	4.9%	1,335,856	(15)(17)	6.4%
Eileen More	98,572		*	498,572	(18)	2.4%
Joseph Williamson	64,285		*	264,285	(19)	1.3%
Terence Barnett	38,572		*	98,572	(20)	*
James Garvey(21)	30,000		*	30,000		*
Willie F. Johnson(22)			*	7,040,059	(23)	39.2%
Harold T. Epps(22)			*	633,605		3.1%
Stratton C. “Skip” Lee, Jr.(22)			*	538,671		2.6%
Jerry L. Johnson(22)			*	2,204,003	(24)	8.7%
Murvin Lackey(22)			*	387,203		1.9%
John J. McCarey(22)			*	387,203		1.9%
John B. Elliot(22)			*	253,442	(25)	1.2%
George R. Burrell(22)			*	218,242	(26)	1.1%
James Dobrowolski(22)			*	1,760	(27)	*
Robert W. Bogle(22)			*	0		*
Joseph D. Corvaia(22)			*	0		*
Thomas C. Lynch(22)			*	0		*
Lisa Skeete Tatum	0		*	0		*
All pre-merger directors and executive officers as a group (seven individuals)	3,338,999		15.9%	4,898,999	(28)	15.9%
All post-merger directors and executive officers as a group (fifteen individuals)				12,718,422	(29)	56.6%

*	Less than one percent.
**	Assumes compliance with the PRWT Majority Requirement and that 29.99% of KBL’s outstanding common stock converts to cash.
(1)	Unless otherwise indicated, the business address of each of the individuals is 380 Lexington Avenue, 31st Floor, New York, New York 10168.
(2)	The business address of HBK Management LLC is 300 Crescent Court, Suite 700, Dallas, Texas 75201. The foregoing information was derived from a Schedule 13G filed with the SEC on August 24, 2007, as amended on February 8, 2008.
(3)	Includes 1,019,000 shares of common stock issuable exercise of warrants that will become exercisable upon the consummation of the merger. Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz, and William E. Rose are each managing members of HBK Management LLC. The foregoing information was derived from a Schedule 13G/A filed with the SEC on January 30, 2009.
(4)	The business address of QVT Financial LP is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036.
(5)	Represents (i) 1,587,824 shares of common stock owned by QVT Fund LP, (ii) 169,830 shares of common stock owned by Quintessence Fund L.P. and (iii) 188,951 shares held by a third party account. QVT Financial LP is the investment manager of each of these funds. The foregoing information was derived from a Schedule 13G/A filed with the SEC on February 2, 2009.
(6)	The business address of Platinum Partners Value Arbitrage Fund LP is 152 West 57th Street, 4th Floor, New York, New York 10019.

(7)	Includes 70,100 shares of common stock issuable upon exercise of warrants that will become exercisable upon the consummation of the merger. The foregoing information was derived from a Schedule 13G/A filed with the SEC on February 13, 2009.
(8)	The business address of Polar Securities Inc. is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9.
(9)	Represents shares held by Polar Securities Inc. and North Pole Capital Master Fund. Polar Securities Inc. serves as the investment manager to North Pole and a number of discretionary accounts with respect to which it has shared voting and dispositive authority over these shares. The foregoing information was derived from a Schedule 13G/A filed with the SEC on February 17, 2009.
(10)	The business address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013.
(11)	Assumes the conversion or exercise of certain securities held. The foregoing information was derived from a Schedule 13G/A filed with the SEC on February 5, 2009.
(12)	The business address of Aldebaran Investments LLC is 500 Park Avenue, 5th Floor, New York, New York 10022.
(13)	Represents 1,282,373 shares held by Aldebaran Investments LLC. Includes shares held in a separate account of which Aldebaran Investments LLC is the investment manager. The foregoing information was derived from a Schedule 13G filed with the SEC on February 17, 2009.
(14)	Includes 60,000 shares of common stock held by each of the Olivia Jade Berk-Krauss Trust u/a dated July 27, 1998, The Juliana Pearl Berk-Krauss Trust u/a dated July 27, 1998 and the Alexander Maxwell Berk-Krauss Trust u/a dated July 27, 1998, trusts established for the benefit of Dr. Berk’s and Dr. Krauss’s children. The trustee of these trusts is Mel Miller.
(15)	Includes 300,000 shares of common stock issuable upon exercise of private placement warrants held by each of Zachary C. Berk, Marlene R. Krauss, and Michael D. Kaswan that will become exercisable upon the consummation of the merger.
(16)	Dr. Krauss’ shares include those owned by Dr. Berk, her husband, and Dr. Berk’s shares include those owned by Dr. Krauss, his wife. Does not include (i) 50,000 shares of common stock each may receive in the event that shares held by Eli Berk, the son of Dr. Berk and the stepson of Dr. Krauss, do not vest based on his continued employment with KBL Healthcare Management, Inc. and (ii) 4,000 shares of common stock each may receive in the event shares held by Sandra Santos do not vest pursuant to restrictions similar to the restrictions on Eli Berk’s shares.
(17)	Does not include 50,000 shares of common stock he may receive in the event that Eli Berk’s shares do not vest as described in footnote 16.
(18)	Includes 400,000 shares of common stock issuable upon exercise of private placement warrants that will become exercisable upon the consummation of the merger.
(19)	Includes 200,000 shares of common stock issuable upon exercise of private placement warrants that will become exercisable upon the consummation of the merger.
(20)	Includes 60,000 shares of common stock issuable upon exercise of private placement warrants that will become exercisable upon the consummation of the merger.
(21)	These shares are held by SV Life Sciences Advisers, LLC. Mr. Garvey is the chairman of the board of this entity. Mr. Garvey disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in the shares.
(22)	The business address of each of the individuals is 1835 Market Street, Suite 800, Philadelphia, Pennsylvania 19103.
(23)	Includes 281,600 shares issuable upon exercise of an option granted by Willie Johnson to Jerry Johnson, which becomes exercisable upon consummation of the merger and 80,256 shares issuable upon exercise of an option granted by Willie Johnson to Thomas Leonard which becomes exercisable upon consummation of the merger.
(24)	Includes (i) 1,500,000 shares issuable upon exercise of public KBL warrants that become exercisable upon the consummation of the merger and (ii) 281,600 shares issuable upon exercise of an option granted to Jerry Johnson by Willie Johnson which becomes exercisable upon the consummation of the merger.
(25)	Includes 42,240 shares issuable upon the exercise of options that become exercisable upon consummation of the merger.

(26)	Includes 7,040 shares issuable upon the exercise of options that become exercisable upon consummation of the merger. Does not include 21,120 shares of common stock issuable upon exercise of options commencing more than 60 days after the consummation of the merger.
(27)	Includes 1,760 shares issuable upon exercise of options that become exercisable upon consummation of the merger. Does not include 5,280 shares issuable upon exercise of options commencing more than 60 days after the consummation of the merger.
(28)	Includes 1,560,000 shares of common stock issuable upon exercise of private placement warrants that will become exercisable upon the consummation of the merger.
(29)	Includes 300,000 shares of common stock issuable upon exercise of private placement warrants that will become exercisable upon the consummation of the merger and 51,040 shares of common stock issuable upon exercise of options that become exercisable upon consummation of the merger. Does not include 26,400 shares of common stock issuable upon exercise of options commencing more than 60 days after the consummation of the merger.

Interest of KBL Stockholders in the Merger

Because of the PRWT Majority Requirement, the current holders of KBL’s outstanding common stock (including the KBL Founders) will own, as a group, no more than 42% of the outstanding shares of New Pubco common stock immediately following the merger. The percentage of outstanding shares of New Pubco common stock held by the current holders of KBL’s outstanding common stock (including the KBL Founders) may be less than 42% depending on the extent to which holders of Public Shares vote against the merger proposal and elect to convert their Public Shares into cash in accordance with KBL’s amended and restated certificate of incorporation and KBL and its officers, directors and founding stockholders, PRWT and the PRWT Stockholders and their respective affiliates enter into arrangements to provide for the purchase of the Public Shares from holders thereof who indicate their intention to vote against the merger and seek conversion or otherwise wish to sell their Public Shares.

All 3,750,000 Founders’ Shares owned by the KBL Founders have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, pursuant to an escrow agreement described below under the section entitled “Certain Relationships and Related Person Transactions — KBL Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Ethics and Related Person Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of our common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. While we have agreed not to consummate a business combination with an entity which is affiliated with any of our officers, directors or founders, we are not prohibited from entering into other related-party transactions.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

KBL Related Person Transactions

Prior Issuances

Effective January 2007 (after giving effect to a stock dividend of 0.2 shares for each outstanding share of common stock on July 19, 2007), we sold the following shares of common stock without registration under the Securities Act of 1933, as amended. Such securities were issued in connection with KBL's organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, accredited individuals and entities.

Stockholders	Number of Shares	Relationship to KBL(1)
Zachary C. Berk(2)	945,857	Chairman of the Board
Marlene R. Krauss(2)	945,857	Chief Executive Officer, Secretary and Director
Michael D. Kaswan	1,035,856	Chief Operating Officer and Director
Eli Berk(3)	225,000	Stockholder
Eileen More	98,572	Director
Joseph Williamson	64,285	Director
Olivia Jade Berk-Krauss Trust u/a dated July 27, 1998(4)	60,000	Stockholder
Alexander Maxwell Berk-Krauss Trust u/a dated July 27, 1998(4)	60,000	Stockholder
The Juliana Pearl Berk-Krauss Trust u/a dated July 27, 1998(4)	60,000	Stockholder
Terence Barnett	38,572	Director
Kenneth Abramowitz	37,715	Special Advisor
SV Life Sciences Advisers, LLC(5)	30,000	Stockholder
Steven Epstein	29,143	Special Advisor
Kevin McGovern	29,143	Special Advisor
Eric Rose	29,143	Special Advisor
Ellen Marram	24,857	Special Advisor
Roy Geronemus	12,000	Special Advisor
Myron Weisfeldt	12,000	Special Advisor
Sandra Santos	12,000	Stockholder

(1)	As of January 2007.
(2)	Zachary C. Berk and Marlene R. Krauss are husband and wife.
(3)	Eli Berk is the son of Zachary C. Berk and stepson of Marlene R. Krauss.
(4)	These are trusts established for the benefit of Dr. Berk’s and Dr. Krauss’s children.
(5)	James Garvey is the chairman of the board of SV Life Sciences Advisers, LLC.

Inside Stockholder Escrow

All of the Founders’ Shares have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until six months after the consummation of a business combination, except as described below. The Founders’ Shares may be released from escrow earlier than this date if, within the first six months after KBL consummates a business combination, New Pubco consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Initial Stockholder Warrant Purchase

Simultaneously with KBL’s IPO, KBL’s officers, directors and certain of our special advisors purchased 2,075,000 private placement warrants (for a total purchase price of $2,075,000) from us. Such securities were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, accredited individuals and entities. The private placement warrants are identical to the warrants underlying the units sold in the IPO except that the warrants will not be transferable or salable by the purchasers (except in certain limited circumstances such as to relatives and trusts for estate planning purposes, providing the transferee agrees to be bound by the transfer restrictions) until KBL completes a business combination. If New Pubco calls its warrants for redemption, the New Pubco warrants into which the sponsors’ warrants will be converted in the merger shall not be redeemable so long as such warrants are held by original purchasers of the sponsors’ warrants or their affiliates, including any permitted transferees.

Registration Rights

The holders of the majority of the Founders’ Shares and the holders of a majority of the Sponsors’ Warrants (or underlying shares) each will be entitled to make up to two demands that we register these securities pursuant to a registration rights agreement entered into with KBL in connection with the IPO. The holders of the majority of the Founders’ Shares may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. The holders of the majority of the Sponsors’ Warrants (or underlying shares) may elect to exercise these registration rights with respect to such securities at any time after we consummate a business combination. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements. As a result of the merger, the Sponsors’ Warrants will become warrants to purchase shares of New Pubco’s common stock and the obligations of New Pubco will become similar obligations of KBL.

Other Transactions

KBL reimburses its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on KBL’s behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by KBL, which are reviewed only by its board and audit committee or a court of competent jurisdiction if such reimbursement is challenged, provided that no proceeds held in the trust account will be used to reimburse out-of-pocket expenses prior to the merger.

Other than reimbursable out-of-pocket expenses payable to the officers and directors of KBL, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, has been or will be paid to any of the KBL Founders, including the officers and directors of KBL, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).

KBL requires that all ongoing and future transactions between itself and any of its officers and directors or their respective affiliates, including loans by its officers and directors, will be on terms that KBL believes to be no less favorable to it than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, require prior approval by a majority of KBL’s uninterested “independent” directors or the members of its board who do not have an interest in the transaction, in either case who had access, at KBL’s expense, to KBL’s attorneys or independent legal counsel. KBL will not enter into any such transaction unless its disinterested directors determine that the terms of such transaction are no less favorable to KBL than those that would be available to KBL with respect to such a transaction from unaffiliated third parties. New Pubco will continue such policy after the merger.

KBL entered into consulting agreements with two consultants, Andrew Sherman and Dean Drizin, on August 1, 2007 and August 29, 2007, respectively. The agreements are terminable by either party upon 60 and 30 days prior written notice, respectively, and the agreement with Mr. Sherman was terminated effective as of February 28, 2009. Under the terms of the agreement, KBL paid the consultants a combined fee of $33,750 per month plus expenses for consulting services. KBL also is obligated to pay a success fee to these consultants totaling $600,000 in the event the merger with PRWT is completed.

PRWT Related Person Transactions

Harold Epps

Kathy Epps, wife of Harold T. Epps, President & CEO of PRWT, is an employee of Broadview Staffing, a temporary employment provider which had been providing services to PRWT prior to Mr. Epps joining PRWT and Mrs. Epps joining Broadview Staffing. PRWT has contracted with Broadview Staffing to provide services on PRWT’s Delaware River Port Authority and PATCO contract, which expires May 14, 2010. For the years ended December 31, 2008, 2007 and 2006, amounts PRWT paid to Broadview Staffing were $216,006, $197,878 and $160,004, respectively.

PRWT made a loan to Harold Epps in November 2007 in the principal amount of $100,000 through a series of advances made through March 2008. This loan bore interest at the rate of 3.5% and was due in October 2008. This loan was forgiven in connection with Mr. Epps appointment as Chief Executive Officer. Mr. Epps repaid the accrued and unpaid interest of $3,300. In addition, on September 30, 2008, PRWT made an additional loan to Mr. Epps in the principal amount of $100,000. This loan bears interest at 3.5% and is due April 30, 2009. The amount outstanding as of December 31, 2008 was $100,000 plus accrued interest. This loan was repaid in April 2009 prior to the filing of the registration statement of which this prospectus/proxy statement is a part.

Willie Johnson

On March 14, 2007, Willie Johnson loaned PRWT $3,600,000, for which he was paid a fee of $360,000. The loan and $197,000 of interest was repaid in full in 2007.

PRWT made a loan to Willie Johnson on July 30, 2008 in the principal amount of $75,000. This loan bears interest at 8% and is due July 29, 2009. The amount outstanding as of December 31, 2008 was $75,000, plus accrued interest. This loan was repaid in April 2009 prior to the filing of the registration statement of which the prospectus/proxy statement is a part by PRWT accepting the assignment by Willie Johnson to PRWT of a $75,000 principal amount note initially issued by Gwendolyn Jenkins, President of Broadview Staffing, to Mr. Johnson. As a result of the assignment, PRWT is the payee under the note issued by Ms. Jenkins and Mr. Johnson has no rights under such note.

On January 1, 2005 PRWT made a loan to Willie Johnson in the principal amount of $150,000. This loan bore interest at the rate of 3.5% and was payable over a term of up to thirty years. Mr. Johnson has made the annual interest payments on the loan and as of December 31, 2008 repaid the loan.

On December 31, 2007 PRWT made a loan to Willie Johnson in the principal amount of $357,000. This loan rolled up a series of advances to Willie Johnson during calendar years 2006 and 2007 into a 5 year note bearing an interest rate of 3.5% per year. On the following dates in 2008, PRWT made advances to Willie Johnson in the amounts set forth next to each date: January 7, 2008, $20,000; April 16, 2008, $50,000; June 25, 2008, $1,000,000; August 7, 2008, $1,000,000; and August 21, 2008, $2,000,000. Except for the

April 16, 2008 advance which bore interest at 1% above the annual rate that Wachovia Bank charges its most credit worthy customers, each advance was made without interest in anticipation of PRWT purchasing Common Stock from Willie Johnson as part of the implementation of an Employee Stock Option Plan during calendar year 2008. On December 1, 2008, Willie Johnson delivered to PRWT 4,702,592 shares of PRWT common stock (valued at $4,469,140) in full satisfaction of all of such outstanding loans and advances. In addition, in December 2008, Willie Johnson surrendered for cancellation 8,196,615 shares of common stock to PRWT for no consideration.

Willie Johnson, William Turner, Fletcher Wiley and other shareholders of PRWT guaranteed the obligations of PRWT in favor of PIDC Local Development Corporation under the loan agreement dated August 3, 1999. The maximum guaranteed obligations outstanding for the years ended December 31, 2008, 2007 and 2006 were $462,798.14, $683,930.74 and $893,887.09, respectively.

In 2000, Willie Johnson entered into a consulting agreement with Lockheed Martin IMS Corporation, a predecessor of ACS, a current client of PRWT. This consulting agreement has been amended several times and the last amendment was dated April 23, 2009. Pursuant to the consulting agreement which Mr. Johnson is paid a fee of $5,000 monthly for his services. This agreement remains in effect.

Willie Johnson and James Dobrowolski

In connection with USF’s loan agreement with Commerce Bank/Pennsylvania, N.A., predecessor to TD Bank, dated May 31, 2000, Willie Johnson and James Dobrowolski guaranteed all of the then existing and thereafter incurred obligations of PRWT under such loan agreement in favor of Commerce. The maximum guaranteed obligations outstanding for the years ended December 31, 2008, 2007 and 2006 were $2,300,000, $0 and $1,000,000, respectively.

Willie Johnson and Thomas Leonard

As of March 14, 2007, Willie Johnson loaned PRWT $3,600,000. This loan bore interest at the LIBOR Market Index Rate plus 2.1% through June 26, 2007 and, thereafter at the rate charged under the Prime Equity Note described below. As consideration for the loan, the note provided that PRWT would deliver to Mr. Johnson a 5% interest in the voting stock of the entity that would acquire the Cherokee facility (which ultimately was Cherokee, which is wholly-owned by PRWT), a $360,000 cash fee and, if the loan was not repaid within six months, a 5% beneficial interest in USF. In connection with this loan, Mr. Johnson borrowed $3,600,000 from Thomas Leonard, a director of PRWT, and agreed to provide to Mr. Leonard the compensation payable under the PRWT note. In March 2007, Mr. Leonard borrowed $3,600,000 from Wachovia Bank, N.A. and on June 27, 2007, the loan was converted to a Prime Equity Note under a Prime Equity Line of Credit Agreement. Mr. Leonard used the proceeds from these loans to fund the loan to Mr. Johnson. In December 2007, PRWT repaid the loan plus interest of $197,000 directly to Mr. Leonard and, in 2008, paid the $360,000 fee directly to Mr. Leonard. In December 2008, PRWT issued to Mr. Leonard 352,003 shares of common stock in partial satisfaction of its obligations to issue stock of Cherokee to Mr. Johnson and Mr. Johnson’s corresponding obligation to Mr. Leonard. PRWT and Messrs. Johnson and Leonard have agreed that effective upon the consummation of the merger, Mr. Johnson will grant to Mr. Leonard an option to purchase 80,256 shares of common stock in satisfaction of PRWT’s and Mr. Johnson’s remaining obligations in connection with such transactions. Messrs. Johnson and Leonard each waived their rights to receive an interest in the stock of USF. Mr. Leonard became a director of PRWT subsequent to the repayment of these loans.

James Dobrowolski

USF made a loan to James Dobrowolski on June 20, 2008 in the principal amount of $130,000. This loan bears interest at a rate of 8% and is due April 30, 2009. The amount outstanding as of December 31, 2008 was $130,000. This loan was repaid in April 2009 prior to the filing of the registration statement of which the prospectus/proxy statement is a part.

Murvin Lackey

On April 30, 2007, PRWT entered into a consulting agreement with MDL Associates, LLC, a consulting firm owned by Mr. Lackey, President of the Cherokee Division of PRWT. The consulting agreement between PRWT and MDL Associates, LLC dated April 30, 2007, and amended on November 1, 2008 provides for payment by PRWT to MDL of an aggregate of $1,025,000 for services rendered in connection with PRWT’s acquisition of its Cherokee facilities from Merck. Of such fees, $225,000 was paid to Donna Lackey, the wife of Murvin Lackey, at the request of MDL in the year ended December 31, 2008, and an additional $200,000 was paid to MDL in the year ended December 31, 2008 and an additional $200,000 is payable on or before each of January 31, 2009, 2010 and 2011.

PRWT made a loan to Murvin Lackey on November 6, 2008 in the principal amount of $75,000. This loan bears interest at 8% and was due January 30, 2010. The amount outstanding as of December 31, 2008 was $75,000, plus accrued interest. This loan was repaid in April 2009 prior to the filing of the registration statement of which this prospectus/proxy statement is a part by PRWT accepting the assignment by Murvin Lackey to PRWT of a $75,000 principal amount note initially issued by John Jenkins, a Broadview Staffing Board Member, to Mr. Lackey. As a result of the assignment, PRWT is the payee under the note issued by Mr. Jenkins and Mr. Lackey has no rights under such note.

Jerry Johnson

Jerry Johnson is currently the Chairman of the Radnor Trust Holdings Board of Directors of which NexTier Bank is a partial owner. Pursuant to the Investment Management Agreement by and between PRWT and NexTier Bank, N.A. d/b/a Radnor Trust Company dated August 12, 2008, Radnor Trust Company (“Radnor Trust”) manages certain investment accounts for PRWT. The current PRWT-Radnor Trust banking relationship includes deposits, loans, and life insurance policies with Radnor Advisors and P&C Insurance. At the time the banking relationship between PRWT and Radnor Trust was initiated Jerry Johnson was not an officer or director of NexTier Bank nor did he hold a seat on the investment committee. Jerry Johnson had no fiduciary responsibility to the Bank at the time of those transactions.

PRWT has entered into consulting agreements with Axum Partners, of which Jerry Johnson and his wife are co-owners and Jerry Johnson is the Chairman, pursuant to which Axum Partners provided consulting services for various properties. For the years ended December 31, 2008 and 2007, PRWT paid to Axum Partners $227,357 and $39,750, respectively. The consulting arrangement terminated in May 2008, when Mr. Johnson joined PRWT as Vice Chairman.

Elite Companies, of which Jerry Johnson is a member of the board, provided human resources services to PRWT in connection with the Cherokee acquisition in 2007, for which PRWT incurred $74,800 in expenses, of which $46,300 were paid in 2007 and $28,500 were paid in 2008. In addition, Elite Companies provides insurance brokerage services to Cherokee, for which it is compensated by the insurance companies.

In November 2007, PRWT entered into a term note agreement with Radnor Trust Company pursuant to which PRWT borrowed $1,500,000. The loan was repaid in full in January 2008 together with accrued and unpaid interest at prime rate plus 0.5%.

Thomas Lynch

Jones Lang LaSalle, and prior to its being acquired by Jones Lang LaSalle, The Staubach Company, of which Thomas Lynch is a current managing director, have provided services to PRWT. For the years ended December 31, 2008, 2007 and 2006, amounts PRWT paid to The Staubach Company and Jones Lang LaSalle were $0, $85,000 and $0, respectively for acting as advisors to PRWT. In addition, at December 31, 2008, PRWT had accrued $325,000 of fees that were paid to Jones Lang LaSalle in 2009. Such advisory services provided to PRWT included analysis, structuring and negotiation of business and economic incentives resulting in an analysis of the statutory and non-statutory tax credits and incentives available to PRWT and the designation of the KOZ at Cherokee’s Riverside facility.

On April 30, 2009, PRWT entered into a Service Contractor Agreement with Merck& Co. and Jones Lang LaSalle Americas, Inc., an affiliate of Jones Lang LaSalle. Pursuant to this Service Contractor Agreement, PRWT will provide certain office services, including mailroom and reprographic services at certain of Merck’s facilities that are managed by Jones Lang LaSalle. Jones Lang LaSalle will pay PRWT based on the type of staff and the billing rates for such staff.

Additionally, on April 30, 2009 USF also entered into a Service Contractor Agreement with Merck & Co. and Jones Lang LaSalle Americas. Pursuant to this Service Contractor Agreement, USF will provide certain services at certain facilities owned by Merck and managed by Jones Lang LaSalle. Such services include ensuring reliability and safety of operations, providing performance management reports, maintaining and repairing the facilities including equipment, buildings, laboratories, building electronics and controls, plumbing, life safety and security systems, providing first responder services, including hazardous material responses, providing manufacturing and maintenance services, including instrument calibration and repairs, providing janitorial services, providing chemical delivery system and bulk and specialty gas systems assistance and providing environmental operation support, solid waste management, water treatment services and tank farm and energy management services. Additionally, USF will provide certain office services, including mailroom and reprographic services. This Service Contractor Agreement is a cost plus fixed fee contract. USF’s fixed fee is 8% and USF may also apply a 6.7% mark up on costs for general and administrative expenses. Pursuant to the Service Contractor Agreement, USF can pass through $275,000 in account management cost to Jones Lang LaSalle.

John McCarey

PRWT entered into a consulting contract which commenced November 1, 2006 with John McCarey, our chief financial officer since July 2008, pursuant to which Mr. McCarey provided services to PRWT prior to his becoming an employee on January 1, 2008. For the years ended December 31, 2007 and 2006, PRWT paid Mr. McCarey $300,000 and $50,000, respectively. PRWT did not make any payments to Mr. McCarey under this agreement in 2008 and the agreement is now terminated.

John Elliot

PRWT entered into a consulting agreement with John Elliot which commenced on April 1, 2007, providing for Mr. Elliot to provide certain consulting services to PRWT in connection with PRWT’s acquisition and operation of the Cherokee facility. Pursuant to his agreement, Mr. Elliot was paid $33,333 per month.

PRWT entered into an amended and restated consulting agreement with Mr. Elliot effective as of November 1, 2008 that provides for his appointment as President of Cherokee, Chairman of the Board of Directors of Cherokee, and a member of the board of directors of PRWT and terminates his prior consulting agreement. Mr. Elliot’s amended and restated consulting agreement provides that the fee for his consulting services will be $37,500 per month. Mr. Elliot is eligible to receive, during each year during the term of his agreement, an annual performance-based bonus of up to 100% of his annual consulting fee. Pursuant to the terms of his amended and restated consulting agreement, Mr. Elliot was awarded in December 2008, options to purchase 42,240 shares of PRWT common stock and 211,202 shares of PRWT common stock. Mr. Elliot’s agreement also provides that PRWT will reimburse him for all reasonable and routine business expenses incurred by him in the performance of his services, including travel and subsistence while working on behalf of PRWT. PRWT also agreed to reimburse Mr. Elliot for certain federal income tax expenses. The consulting agreement commenced on November 1, 2008 and will expire on June 30, 2010, unless terminated by either party upon 180 days prior written notice; however the board of directors of PRWT, through its chairman, retains the right to terminate Mr. Elliot’s membership on its board of directors. At the end of the initial term and provided that neither party has terminated the agreement, PRWT and Mr. Elliot agree to amend the agreement (i) to extend its term for three years beginning on July 1, 2010 and expiring on June 30, 2013; (ii) to require Mr. Elliot to resign as President of Cherokee if he still holds such position; (iii) to have Mr. Elliot remain in the position of Chairman of the Board of Directors of Cherokee; and (iv) to retain membership on the board of directors of PRWT, if Mr. Elliot still holds that position, but subject to the removal by the board of directors through its chairman. The agreement will terminate as of June 30, 2013, unless terminated earlier, without further action by PRWT.

Mr. Elliot’s consulting fee for 2008 was $400,000; however in November 2008, Mr. Elliot’s annual consulting fee was increased to $450,000. For the year ended December 31, 2008, PRWT reimbursed Mr. Elliot for his travel expenses between England and Philadelphia in the amount of $144,723. In addition, PRWT maintained an apartment in Philadelphia for Mr. Elliot. The cost incurred to maintain such apartment was $81,192 during fiscal 2008.

Messrs. Turner and Wiley

Mr. Turner served as the chief financial officer of PRWT. Mr. Wiley served as the executive vice president and general counsel of PRWT. PRWT entered into separation agreements with Messrs. Turner and Wiley on April 18, 2008 and April 15, 2008 respectively, which were amended in October 2008. The separation agreements provide Messrs. Turner and Wiley with certain severance payments and retirement benefits. Mr. Turner’s effective retirement date was December 31, 2008 and Mr. Wiley’s effective retirement was September 30, 2008. The separation agreements, as amended, provided that PRWT would pay each of Messrs. Turner and Wiley a one-time payment in the amount of $750,000 each before their respective retirement dates in exchange for certain covenants and promises. The amended agreements also terminated the rights of each of Messrs. Turner and Wiley to an additional severance payment of $400,000, which was provided for in the original severance agreement.

The separation agreements also provide for certain benefits, including access to a country club where PRWT holds a corporate membership, provided that PRWT is not required to maintain any such membership, and for reimbursement of travel expenses to advisory board meetings, shareholder meetings or other meetings which either gentleman attends at the request of PRWT’s chairman or its board of directors. The separation agreements, as amended, also provide that PRWT will make its health benefit and life insurance benefit plans available to Messrs. Turner and Wiley, provided that Messrs. Turner and Wiley remain eligible to participate in such plans. Messrs. Wiley and Turner have signed letters terminating their separation agreements effective with the closing of the merger, provided that PRWT will pay to Turner at or before closing of the merger an amount equal to $120,000 in full satisfaction of all amounts remaining due and payable to Turner. All payments due and payable to Wiley have been made as of the date of filing this prospectus/proxy.

On September 1, 2008, Mr. Turner executed a demand note in the principal amount of $500,000 which bears interest at the rate of 2%. Pursuant to this note, PRWT loaned Mr. Turner $495,000 in two installments of $325,000 and $170,000 each. The note will be repaid upon the consummation of the merger.

In December 2008, PRWT redeemed 420,895 shares of common stock from Mr. Turner for a payment of $400,000 and 547,163 shares of common stock from Mr. Wiley for a payment of $520,000. Also in December 2008, Mr. Wiley surrendered for cancellation 154,092 shares of common stock to PRWT for no consideration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires KBL’s directors and officers and persons owning more than 10% of KBL common stock to file reports of ownership and changes of ownership with the SEC. Based on KBL’s review of the copies of such reports furnished to it, or representations from certain reporting persons that no other reports were required, KBL believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2008.

DESCRIPTION OF SECURITIES

General

On July 25, 2007, KBL closed its IPO of 17,250,000 units, including 2,250,000 units subject to the underwriters’ over-allotment option, with each unit consisting of one share of its common stock and one warrant, each to purchase one share of its common stock at an exercise price of $6.00 per share. The units (including those subject to the over-allotment option) were sold at an offering price of $8.00 per unit, generating total gross proceeds of $138,000,000. KBL’s units, common stock and warrants are listed on the NYSE Amex under the symbols KHA.U, KHA and KHA.WS, respectively. The closing bid price for each unit, share of common stock, warrant of KBL on March 13, 2009, the last trading day before announcement of the execution of the merger agreement, was $7.58, $7.67 and $0.04, respectively.

The amended and restated certificate of incorporation of KBL authorizes the issuance of 50,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the record date, 21,000,000 shares of common stock were outstanding, and no shares of preferred stock were outstanding.

In connection with the merger, all outstanding KBL securities shall automatically be converted into an equal number of securities of PRWT of like tenor, and PRWT will become our public company, or New Pubco, following consummation of the transactions. Further, New Pubco’s amended and restated articles of incorporation will authorize the issuance of 150,000,000 shares of common stock, par value $0.10 per share, and 1,000,000 shares of preferred stock, par value $0.10 per share.

Common Stock

KBL’s stockholders of record are, and New Pubco’s shareholders will be, entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of the KBL Founders, including all of its officers and directors, have agreed to vote the Founders’ Shares owned by them in accordance with the majority of the Public Shares and have agreed to vote any shares purchased following the IPO in the open market in favor of the merger. The KBL Founders will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of KBL’s stockholders.

KBL will proceed with the business combination only if a majority of the Public Shares is voted in favor of the business combination and holders owning less than 30% of the Public Shares both exercise their conversion rights discussed below and vote against the business combination.

The board of directors of KBL is, and the board of directors of New Pubco will be, divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

If KBL is forced to liquidate on or prior to July 19, 2009, the holders of the Public Shares will be entitled to share ratably in the trust fund, including any interest, and any net assets remaining available for distribution to them after payment of liabilities. The KBL Founders have agreed to waive their rights to share in any distribution with respect to the Founders’ Shares.

KBL’s stockholders do not have, and New Pubco’s holders will not have, any conversion, preemptive or other subscription rights and there are and will be no sinking fund or redemption provisions applicable to the common stock, except in connection with the merger, the holders of the Public Shares at the time of the vote by KBL stockholders on the merger proposal (other than the KBL Founders) have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination, properly demand conversion and the business combination is approved and completed. Holders of Public Shares who convert their stock into their share of the trust account in connection with the merger will still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

KBL’s amended and restated certificate of incorporation authorizes, and New Pubco’s amended and restated articles of incorporation will authorize, the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by its board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of KBL. There are no shares of preferred stock outstanding, and KBL does not currently intend to issue any shares of preferred stock. No shares of preferred stock are being issued or registered in the merger.

Warrants

KBL currently has 19,325,000 redeemable common stock purchase warrants outstanding, including the sponsors’ warrants. Each warrant entitles the registered holder to purchase one share of KBL common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time commencing after the completion of the merger. However, the warrants will be exercisable only if a registration statement relating to the shares of common stock issuable upon exercise of the warrants is effective and current, as described below. The warrants will expire on July 18, 2011 at 5:00 p.m., New York City time. Upon consummation of the merger all 19,325,000 KBL warrants will automatically convert into 19,325,000 New Pubco warrants having terms identical to the KBL warrants.

After the consummation of the merger, New Pubco may call the warrants for redemption (including the sponsors’ warrants),

•	in whole and not in part,
•	at a price of $0.01 per warrant at any time after the warrants become exercisable,
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and
•	if, and only if, the reported last sale price of the shares of New Pubco common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing common stock price and the warrant exercise price so that if the stock price declines as a result of the redemption call, the redemption will not be expected to cause the stock price to drop below the exercise price of the warrants.

If New Pubco calls the warrants for redemption as described above, it has been agreed to allow KBL’s current officers, directors and certain special advisors and their permitted transferees to exercise the sponsors’ warrants on a “cashless basis.” In addition, pursuant to the merger agreement, New Pubco must offer all holders of the warrants the option to exercise their warrants on a cashless basis. If the holders take advantage of this option, they would pay the exercise price by surrendering their sponsors warrants for that number of shares of New Pubco common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the sponsors warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and KBL. The New Pubco warrants will be governed by such warrant agreement or a substantially identical warrant agreement with Continental Stock Transfer & Trust Co. You should review a copy of the warrant agreement, which has been filed as an exhibit to the Registration Statement on Form S-1 for KBL’s IPO (SEC File Nos. 333-141342 and 333-144722), for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of New Pubco common stock at prices below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to New Pubco, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No public warrants will be exercisable and New Pubco will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, New Pubco will use its best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants. However, KBL and PRWT cannot assure you that New Pubco will be able to do so and, if it does not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants, and New Pubco will not be required to settle any such warrant exercise. If the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current or if the shares of common stock are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, New Pubco will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, New Pubco will, upon exercise, round up or down to the nearest whole number of shares of common stock.

Transfer Agent and Warrant Agent

The transfer agent for KBL’s securities and warrant agent is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. Continental Stock Transfer & Trust Company is currently KBL’s transfer agent.

PRICE RANGE OF KBL SECURITIES AND DIVIDENDS

KBL’s units, common stock and warrants are listed on the NYSE Amex under the symbols KHA.U, KHA and KHA.WS, respectively. The following table sets forth the range of high and low closing bid prices for the units, common stock and warrants for the periods indicated since such units commenced public trading on April 30, 2007 and since such common stock and warrants commenced public trading on May 30, 2007.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2009:
Second Quarter*	8.40	7.68	7.84	7.61	0.54	0.04
First Quarter	7.77	7.45	7.69	7.43	0.08	0.01
2008:
Fourth Quarter	7.75	7.02	7.43	7.02	0.17	0.02
Third Quarter	7.75	7.30	7.60	7.36	0.35	0.15
Second Quarter	7.74	7.34	7.45	7.20	0.40	0.25
First Quarter	7.71	7.37	7.27	7.20	0.58	0.28
2007:
Fourth Quarter	7.90	7.10	7.27	7.20	0.65	0.40
Third Quarter	8.15	7.60	7.36	7.12	0.78	0.50

*	Through June 22, 2009

The closing bid price for each share of common stock, warrant and unit of KBL on March 13, 2009, the last trading day before announcement of the execution of the merger agreement, was $7.67, $0.04 and $7.50, respectively. As of June 22, 2009, the record date for the KBL special meeting, the closing bid price for each share of common stock, warrant and unit of KBL was $7.84, $0.54 and $8.40, respectively.

Holders of KBL common stock, warrants and units should obtain current market quotations for their securities. The market price of KBL common stock, warrants and units could vary at any time before the merger. The parties intend to seek to have the securities of New Pubco listed on NASDAQ or another national securities exchange following consummation of the merger.

Holders

As of June 22, 2009, there was one holder of record of KBL units, 20 holders of record of KBL common stock and 12 holders of record of KBL warrants. KBL believes that the aggregate number of beneficial holders of its units, common stock and warrants is in excess of 300 persons.

Dividends

KBL has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the merger. The payment of any cash dividends subsequent to the merger will be within the discretion of New Pubco’s then board of directors, subject to the relevant provision of Pennsylvania law. The payment of dividends subsequent to the merger will be contingent upon New Pubco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger, as well as contractual restrictions and other considerations deemed relevant by New Pubco’s then board of directors.

Stock Price Performance Graph

The graph below compares the cumulative total return of our common stock from August 1, 2007, the date our common stock first became separately tradable, through December 31, 2008 with the comparable cumulative return of two indices, the S&P 500 Index and the Amex Composite Index (formerly the Amex Market Value Index). The graph assumes $100 invested on August 1, 2007 in our common stock and $100 invested at that same time in each of the two listed indices.

STOCKHOLDER PROPOSALS

The New Pubco 2010 annual meeting of stockholders will be held on or about July 23, 2010 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement/prospectus for the year 2009 annual meeting, you need to provide it to PRWT by no later than January 28, 2010. You should direct any proposals to New Pubco’s secretary at New Pubco’s principal office. If you want to present a matter of business to be considered at the year 2010 annual meeting, under New Pubco’s amended and restated articles of incorporation you must give timely notice of the matter, in writing, to its secretary.

LEGAL MATTERS

Blank Rome LLP will pass upon the validity of the common stock issued in connection with the merger and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of PRWT Services, Inc. and subsidiaries included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said report.

The audited financial statements of KBL Healthcare Acquisition Corp. III as of December 31, 2008 and 2007, and for the periods then ended, included in this proxy statement/prospectus have been so included in the reliance on a report of McGladrey & Pullen, LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

Asterion, Inc. provided a valuation of the stockholder’s equity of PRWT Services, Inc. and its subsidiaries, U.S. Facilities, Inc. and Cherokee Pharmaceuticals, LLC on a minority, non-marketable basis as of November 1, 2008. PRWT relied on Asterion, Inc. as an expert in providing valuations of independent companies’ stockholders’ equity. Asterion, Inc. has given and has not withdrawn its written consent to the issue of this prospectus with the reference to its name, including being named as an expert, in the form and context in which it has been included.

Representatives of Grant Thornton LLP and McGladrey & Pullen, LLP will be present at the stockholder meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, KBL and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of KBL’s annual report to stockholders and KBL’s proxy statement/prospectus. Upon written or oral request, KBL will deliver a separate copy of the annual report to stockholder and/or proxy statement/ prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that KBL deliver single copies of such documents in the future. Stockholders may notify KBL of their requests by calling or writing KBL at its principal executive offices 380 Lexington Avenue, 31st Floor, New York, New York 10168, (212) 319-5555, Attention: Michael D. Kaswan, Chief Operating Officer.

WHERE YOU CAN FIND MORE INFORMATION

KBL files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by KBL with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on KBL at the SEC web site containing reports, proxy statement/prospectus and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the merger, you should contact via phone or in writing:

Mr. Michael D. Kaswan
Chief Operating Officer
KBL Healthcare Acquisition Corp. III
380 Lexington Avenue, 31st Floor
New York, New York 10168
Tel: (212) 319-5555

INDEX TO FINANCIAL STATEMENTS

Page
PRWT Services, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements
Consolidated Balance Sheets as of March 31, 2009 (unaudited) December 31, 2008 and 2007	F-3
Consolidated Statements of Operations for the Three Months Ended March 31, 2009 and 2008 (unaudited) and for the Years Ended December 31, 2008, 2007 and 2009	F-4
Statements of Changes in Shareholders’ Deficit for the Three Months Ended March 31, 2009 (unaudited) and for the Years Ended December 31, 2008, 2007 and 2006	F-5
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2009 and 2008 (unaudited) and for the Years Ended December 31, 2008, 2007 and 2006	F-6
Notes to Consolidated Financial Statements	F-7 - F-38
KBL Healthcare Acquisition Corp. III
Unaudited Condensed Financial Statements
Condensed Balance Sheet as of March 31, 2009	F-39
Unaudited Condensed Statements of Operations for the Three Months Ended March 31, 2009	F-40
Condensed Statement of Stockholders’ Equity for the Three Months Ended March 31, 2009	F-41
Unaudited Condensed Statements of Cash Flows for the Three Months Ended March 31, 2009	F-42
Notes To Unaudited Condensed Financial Statements	F-43 - F-49
Report of Independent Registered Public Accounting Firm	F-50
Financial Statements
Balance Sheets as of December 31, 2008 and December 31, 2007	F-51
Statements of Operations for the year ended December 31, 2008, and for the period from January 9, 2007 (inception) through December 31, 2007, and for the period from January 9, 2007 (inception) through December 31, 2008	F-52
Statement of Changes in Stockholders’ Equity for the period from January 9, 2007 (inception) through December 31, 2008	F-53
Statements of Cash Flows for the year ended December 31, 2008, and for the period from January 9, 2007 (inception) through December 31, 2007, and for the period
from January 9, 2007 (inception) through December 31, 2008	F-54
Notes to Financial Statements	F-55 - F-61

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
PRWT Services, Inc.

We have audited the accompanying consolidated balance sheets of PRWT Services, Inc. and Subsidiaries (a Delaware corporation) (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial as a basis for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PRWT Services, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company has adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, in 2007.

/s/Grant Thornton LLP

Philadelphia, Pennsylvania
June 2, 2009

PRWT SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands, Except per Share Data)

	March 31, 2009	December 31,
		2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,781	$26,501	$19,950
Restricted cash	1,647	1,645	700
Trading securities	—	9,055	—
Accounts receivable, net of allowance for doubtful accounts of $260, $245 and $185 at March 31, 2009 (unaudited) and December 2008 and 2007, respectively:
Billed	39,603	13,131	8,657
Unbilled	2,578	3,266	2,763
Other receivables	35	413	46
Inventory, net	42,338	43,971	10,513
Prepaid expenses	3,156	1,598	1,480
Deferred income taxes	577	577	303
Environmental remediation recovery, current amount(1)	305	229	229
Due from affiliates	156	198	59
Total current assets	96,176	100,584	44,700
Property and equipment, net(1)	19,320	18,435	12,845
Construction in process	5,379	4,406	—
Goodwill	3,291	3,291	3,291
Intangible assets, net(1)	968	1,033	1,303
Environmental remediation recovery, net of current amount(1)	1,741	1,867	2,055
Deferred income taxes	—	—	86
Other assets	1,682	1,524	399
Total assets	$128,557	$131,140	$64,679
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Line of credit	$2,300	$2,300	$2,174
Current portion of long-term debt	16,187	253	244
Accounts payable	14,689	15,860	8,257
Accrued expenses	15,547	16,700	8,757
Deferred income taxes(1)	—	—	86
Environmental remediation obligation, current amount(1)	305	305	305
Warrant liability	—	—	4,000
Unearned revenue	43,305	53,202	25,813
Total current liabilities	92,333	88,620	49,636
Long-term debt, net of current portion(1)	44,299	58,972	14,045
Deferred income taxes	992	892	633
Environmental remediation obligation, net of current amount(1)	2,260	2,188	2,155
Other long-term liabilities(1)	1,049	1,757	1,150
Total liabilities	140,933	152,429	67,619
Stockholder’s deficit:
Class A and Class B common stock – authorized, 120,010 of $0.10 par value; 120,004 issued as of March 31, 2009 and December 31, 2008 and 185,460 issued as of December 31, 2007, respectively
Class A common stock – 84,871 outstanding as of March 31, 2009 and December 31, 2008 and 126,151 outstanding as of December 31, 2007, respectively	12,000	12,000	18,546
Class B common stock – 0 shares issued and outstanding as of March 31, 2009 and December 31, 2008 and 2007	—	—	—
Additional paid-in capital	16,296	16,290	11,485
Accumulated deficit(1)	(39,669)	(48,575)	(32,992)
Stockholder loans	(745)	(745)	(564)
Treasury stock at cost, 35,133 shares as of March 31, 2009 and December 31, 2008 and 59,309 shares as of December 31, 2007, respectively	(2,355)	(2,355)	(1,304)
Total PRWT Services, Inc stockholders’ deficit	(14,473)	(23,385)	(4,829)
Non-controlling interest(2)	2,097	2,096	1,889
Total stockholders’ deficit	(12,376)	(21,289)	(2,940)
Total liabilities and stockholders’ deficit	$128,557	$131,140	$64,679

(1)	Amounts have been revised for 2007, see footnote 2
(2)	Presentation has changed due to the adoption of FAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements. See footnote 3.

The accompanying notes are an integral part of these consolidated financial statements.

PRWT SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except per Share Data)

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)
Revenues:
Service revenue	$18,947	$21,031	$81,568	$75,322	$66,461
Product revenue	45,513	8,196	83,777	—	—
Total	64,460	29,227	165,345	75,322	66,461
Cost of revenue:
Cost of service revenue	16,973	18,367	71,676	66,108	58,113
Cost of product revenue	29,911	9,948	69,312	—	—
Gross profit	17,576	912	24,357	9,214	8,348
Selling, general and administrative	6,455	4,078	34,686	8,339	7,680
Income (loss) from operations	11,121	(3,166)	(10,329)	875	668
Other (income) expense:
Interest expense	1,395	643	4,289	151	299
Interest income	(60)	(82)	(368)	(94)	(16)
Other (income) expense	(246)	(233)	336	137	(235)
Income (loss) before taxes and non-controlling interest	10,032	(3,494)	(14,586)	681	620
Income tax expense(1)	1,125	162	530	2,031	277
PRWT Services, Inc. consolidated net income (loss)	8,907	(3,656)	(15,116)	(1,350)	343
Net income attributable to non-controlling interest	1	124	467	511	225
Net income (loss) attributable to PRWT Services, Inc.	8,906	(3,780)	(15,583)	(1,861)	118
Redemption and accrual of redeemable convertible preferred stock dividend	—	—	—	11,485	(1,228)
Net income (loss) attributable to common stockholders	$8,906	$(3,780)	$(15,583)	$9,624	$(1,110)
Net income (loss) attributable to common stockholders per share:
Basic	0.10	(0.03)	(0.13)	0.07	(0.01)
Diluted	0.10	(0.03)	(0.13)	0.05	(0.01)
Weighted average shares(2):
Basic	84,871	125,786	119,223	132,596	151,731
Diluted	86,201	125,786	119,223	178,516	151,731

(1)	Amount has been revised for 2007, see footnote 2.
(2)	In accordance with SFAS 128 — Earnings Per Share, for the purposes of computing the basic and diluted number of shares, the Company adjusted the number of common shares outstanding due to the 4,113.66-to-1 stock dividend declared on December 1, 2008.

The accompanying notes are an integral part of these consolidated financial statements.

PRWT SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Class A Common Stock		Class B Common Stock		PRWT Services, Inc and Subsidiaries Stockholders				Non- controlling Interest(3)	Total

	Shares(2)	Par Value(2)	Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit(2)	Stockholder Loans	Treasury Stock
Balance at January 1, 2006	154,551	$18,546	$—	$—	$—	$(28,575)	$(122)	$(425)	$1,223	$(9,353)
Net income	—	—	—	—	—	118	—	—	225	343
Repayment of stockholder loans	—	—	—	—	—	—	26	—	—	26
Repurchase of common stock	(4,004)	—	—	—	—	—	—	(116)	—	(116)
Series A Convertible Preferred Accrued dividend	—	—	—	—	—	(1,228)	—	—	—	(1,228)
Balance at December 31, 2006	150,547	18,546	—	—	—	(29,685)	(96)	(541)	1,448	(10,328)
Cumulative effect of FIN 48 adoption	—	—	—	—	—	(147)	—	—	(70)	(217)
Net loss(1)	—	—	—	—	—	(1,861)	—	—	511	(1,350)
Issuance of stockholder loans	—	—	—	—	—	—	(468)	—	—	(468)
Repurchase of common stock	(24,396)	—	—	—	—	—	—	(763)	—	(763)
Series A Convertible Preferred accrued dividend	—	—	—	—	—	(1,299)	—	—	—	(1,299)
Redemption of Series A Convertible Preferred	—	—	—	—	11,485	—	—	—	—	11,485
Balance at December 31, 2007	126,151	18,546	—	—	11,485	(32,992)	(564)	(1,304)	1,889	(2,940)
Net loss	—	—	—	—	—	(15,583)	—	—	467	(15,116)
Dividends paid to non-controlling interest on subsidiary common stock	—	—	—	—	—	—	—	—	(260)	(260)
Issuance of stockholder loans	—	—	—	—	—	—	(181)	—	—	(181)
Repurchase of common stock	(46,421)	—	—	—	—	—	—	(5,660)	—	(5,660)
Retirement of common stock	–	(6,546)	—	—	4,971	—	—	1,575	—	—
Surrender of common stock	(17,530)	—	—	—	—	—	—	—	—	—
Stock issued to employees	22,671	—	—	—	(188)	—	—	3,034	—	2,846
Share based compensation	—	—	—	—	22	—	—	—	—	22
Balance at December 31, 2008	84,871	12,000	—	—	16,290	(48,575)	(745)	(2,355)	2,096	(21,289)
Net income	—	—	—	—	—	8,906	—	—	1	8,907
Share based compensation	—	—	—	—	6	—	—	—	—	6
Balance at March 31, 2009 (Unaudited)	84,871	$12,000	$—	$—	$16,296	$(39,669)	$(745)	$(2,355)	$2,097	$(12,376)

(1)	Amount has been revised for 2007, see footnote 2
(2)	For comparative purposes common stock shares and par value amounts and accumulated deficit have been adjusted to reflect the 4,113.66-to-1 stock dividend declared December 1, 2008.
(3)	Presentation has changed due to the adoption of FAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements. See footnote 3.

PRWT SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands, Except per Share Data)

	Three Months Ended March 31		Year Ended December 31
	2009	2008	2008	2007	2006
	(Unaudited)
Cash flows from operating activities
Net income (loss) attributable to PRWT Services, Inc.(1)	$8,906	$(3,780)	$(15,583)	$(1,861)	$118
Adjustments to reconcile net income (loss) attributable to PRWT Services, Inc. to net cash (used in) provided by operating activities:
Depreciation and amortization	833	548	3,094	234	241
Bad debt expense	15	23	68	60	182
Deferred income taxes	100	—	(16)	763	(54)
Share-based compensation	6	—	2,868	—	—
Net income attributable to non-controlling interest	1	124	467	511	225
Unrealized loss on warrants	—	—	—	457	—
Non-cash interest expense	1,324	464	3,653	—	—
Accretion of environmental obligation	96	95	379	—	—
Accretion of environmental recovery	(26)	(29)	(117)	—	—
Environmental obligation payments	(24)	(87)	(345)	76	—
Environmental recovery receipts	76	76	305	—	—
Purchase of short term investments	(73)	—	(15,206)	—	—
Sale proceeds from short term investments	9,224	—	5,004	—	—
Realized loss on sale of short term investments	636	—	415	—	—
Unrealized (gain) loss on short term investments	(732)	—	732	—	—
Changes in assets and liabilities:
Accounts receivable	(25,421)	(44,172)	(5,410)	(5,744)	1,490
Prepaid expenses	(1,558)	(489)	(119)	(546)	(265)
Inventory	1,632	(16,776)	(33,458)	—	—
Accounts payable and accrued expenses	(2,325)	9,814	15,546	7,712	731
Unearned revenue	(9,897)	32,628	27,389	25,613	—
Other assets	(159)	(947)	(1,124)	41	85
Other liabilities	(708)	(84)	606	70	77
Net cash (used in) provided by operating activities	(18,074)	(22,592)	(10,852)	27,386	2,830
Cash flows from investing activities
Acquisition of business	$—	$—	$—	$(4,660)	$—
Due from affiliates	42	(395)	(139)	(51)
(Issuance) repayment of stockholder loans	—	(60)	(181)	(466)	27
Purchase of property and equipment and construction in process	(2,626)	(1,317)	(12,820)	(457)	(151)
Net cash used in investing activities	(2,584)	(1,772)	(13,140)	(5,634)	(124)
Cash flows from financing activities
Repayments of long-term debt	(62)	(63)	(230)	(504)	(837)
Borrowings of long-term debt	—	—	41,514	—	—
Proceeds (repayments) of line of credit	—	8,245	126	1,174	(1,942)
Increase (decrease) in deposits relating to letters of credit	—	521	(947)	—	—
Dividends paid to non-controlling interest	—	(26)	(260)	—	—
Redemption of outstanding warrants	—	(4,000)	(4,000)	—	—
Redemption of preferred stock	—	—	—	(2,000)	—
Purchase of treasury stock	—	(25)	(5,660)	(763)	(116)
Net cash (used in) provided by financing activities	(62)	4,652	30,543	(2,093)	(2,895)
Net (decrease) increase in cash and cash equivalents	(20,720)	(19,712)	6,551	19,659	(189)
Cash and cash equivalents at beginning of period	26,501	19,950	19,950	291	480
Cash and cash equivalents at end of period	$5,781	$238	$26,501	$19,950	$291
Supplemental disclosure of cash flow information:
Cash paid for interest	$41	$48	$306	$155	$283
Cash paid for income taxes	$84	$698	$1,414	$475	$319
Non-cash financing activities:
Merck Term loan	$—	$—	$—	$13,547	$—
Redemption and accrual of redeemable convertible preferred stock dividend	$—	$—	$—	$11,485	$(1,228)
Purchase of Series A convertible preferred stock via issuance of warrants	$—	$—	$—	$3,543	$—

(1)	Amount has been revised for 2007, see footnote 2

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

1. Summary of Operations

PRWT Services, Inc. and Subsidiaries (the Company or PRWT) is a diversified enterprise conducting business process outsourcing services, facilities management and maintenance, and pharmaceutical manufacturing and distribution.

PRWT is a minority-owned business headquartered in the Greater Philadelphia Region. PRWT provides and manages back-office and clerical support services primarily for state and local government agencies directly or through subcontracting arrangements with Affiliated Computer Services’ Government Solutions Group (ACS). PRWT provides services to multiple ACS business units, including Municipal Services, Transportation Services, Family and Community Services, and Healthcare Services. PRWT has operational facilities in various states throughout the United States.

Since 2001, PRWT has operated its facilities management and maintenance business through its 51% ownership in U.S. Facilities, Inc. (USF), a facilities management company. USF’s services include building operations and maintenance; roads and grounds maintenance; custodial and related services; specialized equipment operation and maintenance; security and armed guard services; and navigation locks and drawbridge operations. USF’s primary customers are located in the Mid-Atlantic area of the United States.

In December 2007, PRWT acquired an active pharmaceutical ingredients (API) manufacturing facility located in Riverside, Pennsylvania from Merck & Co., Inc. through its wholly owned subsidiary, Cherokee Pharmaceuticals, LLC (Cherokee). Cherokee produces APIs for a number of human and animal health products, including antibiotics. Cherokee’s API products are sent to finishing plants and used in final products that include antibiotics for human and animal health, new compounds for cardiovascular and anti-parasitic products for crop protection. Cherokee’s customers are primarily located in the Northeast region of the United States.

2. Revisions to Prior Period Financial Statements

The Company has determined that certain adjustments were necessary to the initial December 31, 2007 financial statements pertaining to the Cherokee acquisition in 2007. The Company determined that the term notes issued as part of the consideration for Cherokee should have been discounted as of December 31, 2007 which resulted in a reduction of $3,966 to the face value of the notes and a corresponding reduction to the fixed assets and intangible asset purchased. As part of the purchase, the Company agreed to assume certain ongoing environmental remediation obligations required to take place at the plant based on the remedies agreed to by Merck and the EPA prior to the December 31, 2007 transaction. The liability related to this remediation was not originally recorded by the Company therefore the Company recorded a liability with a present value of $2,460. In addition, as a result of the Company assuming the ongoing environmental remediation costs, Merck agreed to reimburse Cherokee for remediation costs up to predetermined amounts outlined in the purchase agreement. Therefore, in conjunction with its review of the environmental liability, the Company determined a receivable should have been recorded as of December 31, 2007 with a present value of $2,284.

The Company determined the adjustments outlined above were not material to the overall December 31, 2007 financial statements taken as whole and a restatement of the December 31, 2007 financial statements was not required.

In addition to the adjustments outlined above, the Company adopted FIN 48: Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109 (FIN 48). The Company did not originally adopt FIN 48 as the Company was privately held for which FIN 48 was not applicable. Due to the expectations that the Company will be a registrant in 2009, the Company determined it was appropriate to adopt FIN 48 beginning January 1, 2007.

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

3. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, USF and its wholly owned subsidiary, Cherokee. All intercompany transactions and accounts have been eliminated in consolidation.

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of March 31, 2009, the consolidated statement of operations and cash flows for the three months ended March 31, 2009 and 2008, and the consolidated statement of stockholders’ deficit for the three months ended March 31, 2009 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The unaudited interim consolidated financial statements include all adjustments of a normal recurring nature necessary to state fairly the Company’s position as of March 31, 2009 and the results of operations and cash flows for the three months ended March 31, 2009 and 2008. The financial data and other information disclosed in these notes to the financial statements as of March 31, 2009 and related three month periods ended March 31, 2009 and 2008 are unaudited. The results for the three months ended March 31, 2009 are not necessarily indicative of the results to be expected for the year ending December 31, 2009, for any other interim period or for any future year.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

On an ongoing basis, the Company evaluates its estimates, including those related to the useful lives of long-lived assets, the recoverability of goodwill, value of inventory, the determination of the allowance for doubtful accounts, the value of common stock for the purpose of determining stock-based compensation and income taxes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities.

Revenue Recognition and Receivables

The Company follows the guidance from SEC Staff Accounting Bulletin 104 Revenue Recognition (SAB 104), unless the revenue is recognized within the scope of other specific authoritative guidance. SAB 104 provides guidance on presentation, recognition and disclosure in the financial statements. Revenue is recognized only when persuasive evidence of an arrangement exists, delivery of goods or services has occurred, fees are fixed or determinable, and collectability is reasonably assured.

A portion of the Company’s revenues are derived from business process outsourcing provided by PRWT and facilities management services provided by USF. During 2008, 17% of the Company’s revenue was recognized from fixed fee contracts, 17% from time and materials contracts, 5% from cost plus specified profit percentage contracts, and 61% from transaction based contracts. The revenue mix is subject to change based on contract renewals and new business. Costs relating to each of the contracts include direct labor, materials, and subcontractor costs. Revenue and costs are recognized for each contract as follows:

Fixed fee contracts:  Revenue is recognized ratably over the service period using proportional performance as the contract only defines the service delivery period. The revenue for these contracts is not recognized based on progress toward completion, specified elements, or milestones. Costs are recognized as the services are rendered.

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

3. Significant Accounting Policies  – (continued)

Time and material contracts:  Revenue is recognized at the contractual rates as the labor hours and direct expenses are incurred. Costs are recognized as the services are rendered.

Cost plus specified profit percentage:  Revenue is recognized as services are rendered and costs incurred by the Company. Costs are recognized as the services are rendered.

Transaction based contracts:  Revenue is recognized as services are rendered, generally on the basis of the number of accounts or transactions processed. Costs are recognized as the transactions are processed.

Historically, refunds and contract cancellations generally do not occur. The Company estimated and experienced no refunds or contract cancellations during the years ended December 31, 2008, 2007, and 2006.

The Company generates a significant amount of its business processing outsourcing revenue from one customer who is also a subcontractor to the Company. During 2008, 2007, and 2006, revenues from this customer were 12.3%, 29.9% and 34.3% of total revenues, respectively. The Company generates a significant amount of its facilities management services from three customers. During 2008, 2007, and 2006, the top three customers generated 22.2%, 41.5%, and 45.6% of total revenues, respectively. See the Concentration footnote for further discussion.

The Company has one related party relationship with one of its subcontractors. The related party subcontractor was a preferred stockholder from 2001 through 2007 and also owned warrants to purchase Class A common stock of the Company through March 2008. All preferred stock and warrants have been redeemed by the Company as of December 31, 2008. The related party subcontractor earned fees during the three months ended March 31, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 of $1,799, $1,417, $5,687, $5,020, and $5,742 respectively.

Product revenue is recognized based upon the supply agreement, shipping terms and when title to the products and risk of loss are transferred to the customer. The shipping terms are principally FOB shipping point. Cherokee allows its customers to return product (i) if approved by authorized personnel in writing and (ii) if such request was performed on or before the product’s quality retest date. Returns are considered a rare event given the quality tests of the product performed by Cherokee prior to completing order requests. Cherokee had no returns during 2008 and currently Cherokee estimates zero returns in the future. As a result, no product revenue and cost of product revenue recognition was postponed due to the right of return for the year ended December 31, 2008. As part of the supply agreement with Merck, Cherokee received prepayments for products to be manufactured and records these prepayments as unearned revenue. These prepayments remain in unearned revenue until title to the product and risk of loss is transferred to Merck.

The Company’s accounts receivable are due from various types of organizations. Credit is extended based on evaluation of customers’ financial condition and, generally, collateral is not required. Accounts receivable are stated in the financial statements at amounts due from customers net of an allowance for doubtful accounts. Accounts receivable payment terms vary and amounts outstanding longer than the payment terms are considered past due. The Company determines its allowance by considering a number of factors, including review of all accounts greater than 90 days past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they are deemed uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. Bad debt expense for the three month periods ended March 31, 2009 and 2008 was $15 and $23 respectively, and the years ended December 31, 2008, 2007, and 2006 was $68, $60, and $182, respectively.

Unbilled accounts receivable primarily related to customer receivables billed after the close of the period related to services performed and costs incurred during the period.

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

3. Significant Accounting Policies  – (continued)

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Restricted cash at March 31, 2009 and December 31, 2008 and 2007 consisted of collateral related to the Company’s issuance of standby and commercial standby letters of credit that are renewable annually. The Company has several cash accounts with different financial institutions that have balances in excess of the FDIC insured limits as of March 31, 2009 and December 31, 2008 and 2007. The Company limits its credit risk exposure by investing in high quality money market funds.

Inventory

Inventory is carried at the lower of cost or market using the first-in, first-out (FIFO) method for all inventories. Management evaluates the need to record adjustments for inventory on a regular basis to reflect market conditions impacting the value of inventory. Company policy is to evaluate all inventories including raw materials, work-in-progress and finished goods. Inventory in excess of our estimated usage requirements is written down to its estimated net realizable value. Inherent in the estimates of net realizable value are estimates related to our future manufacturing schedules, customer demand, possible alternative uses and ultimate realization of potential excess inventory.

The accuracy of the inventory reserve in the past has been very high and has been generally within 5-10% of estimate. It is not likely to vary significantly in the future, but this will depend on the nature of new business. Nothing that is known at this time would cause an estimate of reserves to be at a significantly different level from that currently experienced.

Investments

All marketable debt and equity securities are accounted for in accordance with Statement of Financial Accounting Standards, (FAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The securities are designated either i) held-to-maturity, which are carried at amortized cost, ii) available-for-sale, which are carried at estimated fair value with unrealized gains and losses reflected as a separate component of stockholders’ equity, net of taxes, or iii) trading, which are carried at estimated fair value with unrealized gains and losses reflected in the consolidated statement of operations.

During 2008, the Company purchased investment securities in a bond mutual fund that are classified as trading and carried at fair value. The investment valuation measurement for the trading securities are based on quoted prices in an active market. The trading securities investment cost balance as of December 31, 2008 was $9,787 and fair value of $9,055. The Company recognized an unrealized loss relating to those investments of $732 as of December 31, 2008. The Company realized losses of $415 relating to the bond mutual fund shares sold during 2008. During the first quarter of 2009, the Company sold all of its trading securities and recognized a realized loss of $636.

Realized gains and losses on the trading securities are determined by a weighted-average cost methodology. The unrealized and realized losses are included in “Other (income) expense” in the accompanying consolidated statements of operation.

Property, Plant and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of 3 to 40 years. The Cherokee property, plant, and equipment was initially recorded at allocated fair value based on the acquisition that transpired in December 2007. Leasehold improvements are depreciated over the remaining contractual life of the corresponding lease.

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

3. Significant Accounting Policies  – (continued)

Expenditures for betterments and additions are capitalized, while maintenance and repairs are charged to expense when incurred. When depreciable property is retired or otherwise disposed of, the related assets and accumulated depreciation are removed from the accounts and any resultant gain or loss is reflected in earnings.

In accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the cost of internally developed software is capitalized and included in property and equipment. The Company capitalizes costs incurred during the application development stage for the development of internal-use software. These costs primarily relate to external consultants’ fees and payroll related costs directly associated with the internal-use software project.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired, based on their respective fair values at the date of acquisition. Goodwill is tested for impairment on an annual basis as of December 31st of each fiscal year and as triggering events occur. The goodwill impairment test is performed at the reporting unit level and involves a two-step approach: the first step identifies any potential impairment and the second step measures the amount of impairment, if applicable. In the first step, the Company determines the fair value of the reporting unit utilizing a discounted cash flow methodology. If the net book value of the reporting unit were to exceed the fair value, the Company would then perform the second step of the impairment test, which requires allocation of the reporting unit’s fair value to all of its assets and liabilities in a manner similar to a purchase price allocation, with any residual fair value being allocated to goodwill. An impairment charge would be recognized only when the implied fair value of a reporting unit’s goodwill is less than its carrying value. No impairment charges were recognized for the three months ended March 31, 2009 or for the years ended December 31, 2008, 2007, and 2006.

Intangible Assets

Intangible assets with finite lives are amortized on a straight-line basis over the estimated future periods to be benefited. An intangible asset was acquired in the Cherokee transaction in the form of a supply agreement that is being amortized over the five year life of the supply agreement.

Valuation of Long-Lived Assets

The Company evaluates the net realizable value of long-lived assets, including property and equipment, and amortizable intangible assets whenever events or changes in business circumstances indicate the carrying amount of the assets may not be fully recoverable. Estimated undiscounted future cash flows are used to measure whether the assets are recoverable. Impairment, if any, is then recorded based on the excess of the asset’s carrying value over fair value. No impairments occurred as of March 31, 2009 or for the years ended 2008, 2007, or 2006.

Warrants

The Company accounts for its warrants issued in 2007 in accordance with Emerging Issues Task Force (EITF) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (EITF 00-19) and FAS No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133). In accordance with the provisions of EITF 00-19 and FAS No. 133, the Company classified the warrants as a liability with changes in fair value at each balance sheet date reflected in the Company’s results of operations. The Company utilized the Black Scholes option pricing model to determine the fair value of the warrants. The Company does not hold any other derivatives.

Environmental Remediation Liability and Recovery

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. This accrual is adjusted as remediation efforts

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

3. Significant Accounting Policies  – (continued)

progress or as additional information becomes available. Accruals for remediation liabilities are included in the consolidated balance sheet as “Environmental remediation liability” at discounted amounts. Accruals for related third-party recoveries for environmental liabilities are recorded when it is probable that a recovery will be realized and included in the consolidated balance sheets as “Environmental remediation recovery” at discounted amounts.

Deferred Financing Fees

Deferred financing fees include costs related primarily to the acquisition of debt financing. Such costs are being amortized over the life of the debt using the effective interest rate method. Amortization expense for the three months ended March 31, 2009 and 2008 was $5 and $0, respectively, and the year ended December 31, 2008 was $9 and is included in interest expense in the consolidated statement of operations. There was no interest expense related to deferred financing fees in 2007 or 2006.

Stock Based Compensation

The Company established its stock based compensation plan during December 2008 and recognizes stock based compensation expense in accordance with FAS No. 123R, Share-Based Payment. Accordingly, the Company recognizes the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. The Company recognizes stock-based compensation expense over the requisite service period of the individual grants, which equals the vesting period. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized. The stock compensation expense was $6 and $0, respectively for the three months ended March 31, 2009 and 2008 and $2,868 for the year ended December 31, 2008 and $0 for the year ended December 31, 2007 and 2006. This expense is recorded in the “Selling, general, and administrative expense” and “Cost of product revenue” in the accompanying consolidated statements of operation.

Earnings per Share

The Company determines basic and diluted earnings (loss) per weighted-average common share in accordance with FAS No. 128 — Earnings per Share (FAS 128). The Company computes basic earnings (loss) per share by dividing net income (loss) applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. The Company computes diluted earnings per share by dividing net income by the sum of the weighted-average number of shares outstanding for the period and the dilutive impact of stock options, warrants, and convertible preferred securities. In accordance with FAS 128, the Company reflected the impact of the stock dividend declared in December 2008 by making a retroactive adjustment to the basic and dilutive number of shares used to calculate earnings (loss) per share in prior periods.

Income Taxes

The Company accounts for income taxes in accordance with FAS No. 109, Accounting for Income Taxes (FAS 109), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities and adjusted for changes in tax rates and tax laws when changes are enacted. FAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company considers the reversal of temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies in initially recording and subsequently reevaluating the need for valuation allowances. If the Company determines that it is able to realize deferred tax assets in the future in excess of recorded net deferred tax assets, adjustments to the valuation allowances increase income by reducing tax

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

3. Significant Accounting Policies  – (continued)

expense in the period that such determination is made. Likewise, if the Company determines that it is not able to realize all or part of net deferred tax assets in the future, adjustments to the valuation allowances would decrease income by increasing tax expense in the period that such determination is made.

The annual provision for income taxes and the determination of the resulting deferred tax assets and liabilities involve a significant amount of judgment and are based on the latest information available at the time. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. The Company is subject to audit within federal and state taxing jurisdictions, and these audits can involve complex issues that may require an extended period of time to resolve.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). In May 2007, the FASB amended this guidance by issuing FSP FIN 48-1, Definition of Settlement in FASB Interpretation No. 48. Under FIN 48, uncertain tax positions are no longer considered to be contingencies assessed in accordance with FAS No. 5, Accounting for Contingencies. FIN 48 requires an entity to evaluate its tax positions following a two-step process. The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not (greater than a 50% chance) that the tax position will he sustained. This determination assumes that the relevant taxing authority will examine the tax position and is aware of all the relevant facts surrounding the tax position. The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the more likely than not recognition criterion. The measurement of the benefit equals the largest amount of benefit that has a likelihood of realization, upon settlement, that exceeds 50%. If the more likely than not threshold is not met, it is inappropriate to recognize any tax benefits associated with the tax position. The Company records all income tax penalties and interest in income tax expense. The amounts ultimately paid upon resolution of issues raised by taxing authorities, including estimated penalties and interest, may differ materially from the amounts accrued and may materially impact our financial statements in the future.

The Company adopted FIN 48, as amended, on January 1, 2007. The adoption of FIN 48 increased accumulated deficit by $147, net of non-controlling interest, as of January 1, 2007 (Note 2).

Segment Reporting

FAS No. 131, Disclosures about Segments of an Enterprise and Related Information (FAS 131), requires segment information to be prepared using the “management” approach. The management approach is based on the method that management organizes the segments within the Company for making operating decisions and assessing performance. FAS No. 131 also requires disclosures about products and services, geographic areas, and major customers.

Recently Issued and Proposed Accounting Pronouncements

In March 2008, the FASB issued FAS No. 161, Disclosures about Derivative instruments and Hedging Activities, an amendment of FASB Statement No. 133 (FAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures about an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. FAS 161 applies to all derivative instruments within the scope of FAS 133 as well as related hedged items, bifurcated derivatives, and non-derivative instruments that are designated and qualify as hedging instruments. FAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. The Company adopted this pronouncement on January 1, 2009 and it did not impact the Company’s consolidated financial statements as the Company did not have derivatives designated as hedges.

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

3. Significant Accounting Policies  – (continued)

Effective January 1, 2008, the Company adopted the provisions of FAS No. 157, Fair Value Measurements (FAS 157) for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The adoption of SFAS 157 for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis, did not have a significant impact on the Company’s consolidated operating results or balance sheet.

On February 12, 2008, FASB Staff Position No. FAS 157-2 — Effective Date of FASB No. 157, or FSP 157-2, was issued. FSP 157-2 defers the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008, with early adoption permitted in certain cases. Effective January 1, 2009, the Company adopted FAS 157 for its nonfinancial assets and liabilities. The effect of adopting FSP 157-2 did not have a material impact on the Company’s financial position. In October 2008, FASB Staff Position No. FAS 157-3 — Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (FSP157-3), which clarifies the application of FAS No. 157 in a market that is not active. FSP 157-3 was effective upon issuance and adoption did not have an impact on the Company’s financial position. On April 9, 2009 FASB Staff Position No. FAS 157-3 — Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, or FSP 157-4 was issued. FSP 157-4 provides additional guidance on estimating fair value when the volume and level of activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability. FSP 157-4 becomes effectivefor interim and annual reporting periods ending after 15 June 2009. The adoption of FSP 157-4 will not have an impact on the Company’s financial position.

On April 28, 2008 the FASB issued FASB Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets (FSP 142-3), which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for financial statements for fiscal years beginning after December 15, 2008. The Company adopted FSP 142-3 on January 1, 2009 and it did not impact the Company’s intangible asset’s useful life as the Company did not assume the related supply contract extensions would be utilized.

In December 2007, the FASB issued FAS No. 141(R), Business Combinations. (FAS No. 141(R)) replaced FAS No. 141, Business Combinations, originally issued in June 2001. FAS No. 141(R) retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in purchase accounting. It also changes the recognition of assets acquired and liabilities assumed, including contingencies, requires the capitalization of in-process research and development costs at fair value and requires the expensing of acquisition-related costs and all restructuring charges, as incurred. Generally, FAS No. 141(R) is effective on a prospective basis for all business combinations completed on or after January 1, 2009, and will impact the accounting for future acquisitions, if any.

In December 2007, the FASB issued FAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements (FAS 160). FAS No. 160 which provides guidance for the accounting, reporting and disclosure of non-controlling interests, also called minority interests. A minority interest represents the portion of equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent. FAS No. 160 was adopted as of January 1, 2009. The provisions of FAS No. 160 will be applied prospectively for future acquisitions, if any, where the Company does not acquire 100% of the entity. The presentation and disclosure requirements have been applied retrospectively for all periods presented and resulted in the reclassification of $2,096 and $1,889 to equity for the years ended December 31, 2008 and 2007, respectively.

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

3. Significant Accounting Policies  – (continued)

Reclassifications – Certain amounts in prior periods have been reclassified to conform to the current period’s presentation.

4. Business Combination

Cherokee Acquisition

The Company signed an agreement to purchase the Cherokee facility on December 31, 2007 from Merck & Co., Inc. (Merck). The Company purchased the assets of Cherokee which included a plant facility, land, machinery and equipment, inventory, operational employees, and a supply contract with Merck. The acquisition of the Cherokee facility presented an opportunity for the Company to enter into an outsourced supply agreement to diversify the revenue base of the Company. The total purchase price was $22,235 which included $3,000 in cash, issuance of two term notes totaling $17,513 (net discount of $3,966) due January 2010 and acquisition costs of $5,688. The purchase was considered a business combination by the Company in accordance with FAS 141, Business Combinations. Based on the fair value of the assets purchased and the purchase price of $22,235, this transaction was considered a bargain purchase. Therefore the purchase was first allocated to the current assets and assumed liabilities at their fair market value. The current assets and liabilities were inventory, environmental remediation obligation, and the other liabilities assumed. The remaining purchase price was then allocated to the environmental remediation recovery and pro rata to the intangible asset and property and equipment based on their respective fair market value at the time of purchase. The intangible asset is the Merck supply agreement. The supply agreement was valued at the date of purchase based on a discounted cash flow analysis. The calculated fair market value was then used as part of the purchase price allocation.

The following table outlines the allocation of the total purchase price between assets acquired and liabilities assumed:

Property and equipment	$12,079
Inventory	10,513
Environmental remediation recovery	2,360
Intangible assets	1,303
Environmental remediation obligation	(2,460)
Other liabilities assumed	(1,560)
Total net assets acquired	$22,235

Merck Supply Contract

In connection with the acquisition, Cherokee entered into a supply agreement with Merck to provide certain pharmaceutical substances. This agreement expires on December 31, 2012 but Merck has the right to extend the agreement for an additional three years. Pursuant to this agreement, Cherokee will exclusively manufacture certain substances for Merck and may not manufacture products for other pharmaceutical companies unless it obtains Merck’s consent. In addition, Cherokee is required to pay Merck 3% of total non-Merck manufacturing revenue and 1% of total other non-Merck revenue (the Merck Rebate). Currently, the Company has obtained approval to supply a global crop protection company with a pharmaceutical substance. Certain products manufactured under this contract have been excluded from the Merck Rebate requirements. In addition, the agreement outlines that if Cherokee does not diversify its sources of revenue by certain prescribed amounts at specified dates as outlined in the agreement, then Merck has the right to reduce the amount of products purchased from Cherokee. The payment terms of the agreement outline that Merck makes quarterly pre-payments based on forecasted production in 2008. In 2009 the terms changed to monthly pre-payments for forecasted shipments during 2009. Customary invoicing terms will then occur for the remainder of the con-tract period. The supply agreement also provides that should the Company engage in a transaction that would cause the Company to lose its diversity status with the National Minority Supplier Development

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

4. Business Combination  – (continued)

Council or if Cherokee does not retain its senior operating officers or replace such officers with individuals with similar expertise, Merck has the ability to terminate the agreement.

Environmental Matter

In connection with the Cherokee purchase agreement, the Company assumed environmental remediation obligations related to existing groundwater contamination at the Cherokee facility. Merck is obligated to reimburse the Company for a portion of the cost of existing remediation efforts related to the groundwater contamination for ten years from the date of the purchase agreement. Each year through December 2017, the Company will receive $305 from Merck for existing remediation and clean up efforts. If costs incurred exceed $305 but are not greater than $458, the Company is responsible for these costs. If costs incurred exceed $458 then the Company and Merck will share evenly all costs incurred greater than $305. During the three months ended March 31, 2009 and 2008 and the year ended December 31, 2008, period costs were $24, $87 and $345, respectively, and related payments received from Merck were $76 and $305 for the three months ended March 31, 2009 and the year ended December 31, 2008, respectively. The Company has determined the existing remediation and clean up efforts represents a liability which is recorded as “Environmental remediation liability” in the accompanying consolidated balance sheet. The reimbursement from Merck is deemed to be a recovery of this remediation therefore the Company has recorded an “Environmental remediation recovery” receivable in the accompanying consolidated balance sheet. As of March 31, 2009 and December 31, 2008, no other environment matters were noted by the Company.

Other

As of March 31, 2009 and December 31, 2008, Merck has certain raw materials on consignment at the Cherokee facility that will be used in future production of the pharmaceutical substances outlined under the supply agreement. These raw materials are not recorded in the Company’s financial statements.

5. Inventories

At March 31, 2009 and December 31, 2008 and 2007, inventory, net of carrying value reserves totaling $137, $143 and $0, respectively, consisted of the following:

	March 31, 2009	December 31,
		2008	2007
Finished goods	$26,070	$22,750	$—
Work-in-process	5,449	8,245	63
Raw materials	8,521	11,029	10,450
Expendable parts and supplies	2,298	1,947	—
	$42,338	$43,971	$10,513

The Company’s inventory held at third party facilities as of March 31, 2009 and December 31, 2008 was $3,080 and $4,519, respectively and was included in the inventory balances outlined above.

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

6. Property, Plant and Equipment

The following is a summary of property and equipment:

	Estimated Useful Lives	March 31, 2009	December 31,
			2008	2007
Land	—	$313	$313	$313
Buildings and improvements	10 – 40	1,163	1,163	1,158
Machinery and equipment	3 – 20	11,789	11,619	10,690
Furniture and fixtures	3 – 10	3,664	2,933	2,525
Capitalized software	3 – 5	6,808	6,808	78
Computer equipment	3 – 5	1,189	549	500
Leasehold improvements	3 – 10	604	492	199
Automobiles	3 – 5	320	320	320
Less accumulated depreciation and amortization		(6,530)	(5,762)	(2,938)
		$19,320	$18,435	$12,845

Depreciation and amortization expense was $768 and $483 for the three months ended March 31, 2009 and 2008, respectively, and $2,824, $234 and $241, for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company’s construction in process relates to the construction of a facility at the Cherokee plant site. Total construction in process is $5,379 and $4,406 as of March 31, 2009 and December 31, 2008, respectively, and no depreciation expense has been recorded on these assets as it was not placed into service as of March 31, 2009. During 2008, the Company entered into an agreement to purchase $176 of materials for the construction in progress during 2009. During the three months ended March 31, 2009, the Company entered into agreements to purchase $497 of materials for the construction in progress during 2009.

7. Goodwill and Intangibles

Goodwill of the Company represents the excess of acquisition costs of USF over the fair values of the net assets acquired. As of December 31, 2008, it was determined that no impairment exists.

Intangible assets were acquired in the business purchase of Cherokee, in the form of a supply agreement. The carrying value as of March 31, 2009, December 31, 2008 and 2007 was $968, $1,033 and $1,303, respectively. The intangible asset is amortized over a five year period which was determined based on the Merck supply agreement’s maturity. Amortization expense for the three months ended March 31, 2009 and 2008 and December 31, 2008 was $65, $65, and $270, respectively. Accumulated amortization as March 31, 2009 and December 31, 2008 and 2007 was $335, $270, and $0, respectively.

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

8. Accrued Expenses

The following table details the composition of the Company’s accrued expenses:

	March 31, 2009	December 31,
		2008	2007
Payroll and benefits	$8,960	$9,633	$3,240
Consulting fees	2,614	3,296	3,023
Software costs	—	1,186	967
Utilities	940	1,115	—
Taxes	828	286	685
Insurance	516	424	359
Capital expenditures	—	210	296
Other	1,689	550	187
	$15,547	$16,700	$8,757

9. Debt

The following table summarizes the Company’s debt facilities.

	Maturity Dates	Amount Outstanding
		March 31, 2009	December 31,
			2008	2007
NDH Term Loan	October 2012	$53,105	$53,105	$—
Merck Term Loan A	January 2010	10,513	10,513	10,513
Merck Term Loan B	January 2010	7,000	7,000	7,000
PIDC Perm Loan A	December 2011	264	309	484
PIDC Term Loan B	December 2011	142	154	200
Radnor Term Loan	January 2008	—	—	1,500
TD Bank Secured Line of Credit	June 2009	2,300	2,300	—
Wachovia Secured Line of Credit	September 2008	—	—	674
Vehicle Loans	December 2007 – September 2011	43	49	58
PDCED Loan	January 2016	—	—	—
Total debt		73,367	73,430	20,429
Less: debt discounts		(10,581)	(11,905)	(3,966)
Less: current portion		(18,487)	(2,553)	(2,418)
Total long term debt		$44,299	$58,972	$14,045

NDH Term Loan

In June 2008, Cherokee entered into a term note agreement with NDH Capital Corporation (NDH) borrowing $41,513 with a face value of $53,105, representing a discount of $11,592. The loan has an effective interest rate of 7.25% and interest payments are deferred until after December 31, 2010. Non-cash interest expense in 2008 was $1,797 which represents the accretion of the discount during 2008 to $43,310 as of December 31, 2008. Beginning January 2011 and continuing through October 2012, the Company will be required to make quarterly principal and interest payments of $6,638. The payments will be paid by Merck into an escrow account beginning in January 2011 through October 2012 based on the terms of the supply agreement entered into by Merck and the Company during June 2008. NDH will then receive payments from

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

9. Debt  – (continued)

the escrow account. The payments made by Merck will be based on amounts due to the Company at that time for production of and products shipped to Merck. If the amount due to the Company is less than $6,638, then Merck will make the full payment of $6,638 and Merck will be subsequently reimbursed by the Company. The Company incurred financing fees of $80 which are capitalized and amortized over the life of the NDH Term Loan using the effective interest rate method. There are no financial covenants or other restrictions related to this loan.

The noncash interest expense for the three months ended March 31, 2009 and 2008 was $796 and $0, respectively, which represents the accretion of the discount which increased the March 31, 2009 outstanding balance to $44,106, net of the remaining discount.

Merck Term Loan

As part of the Cherokee purchase agreement, Merck deferred payment of $17,513 of the purchase price until January 2010. This deferred payment was allocated into two separate term loans with face values of $7,000 and $10,513. Both term loans are non-interest bearing and as a result the face value of the loans were discounted to reflect the fair value of these loans as of December 31, 2007. The total fair value of the terms loans were $13,547 as of December 31, 2007. The fair value was calculated based on the interest rate terms the Company could have obtained from a third party lender at December 31, 2007 with similar terms and maturity and was determined to be 13.7%. The values of these loans will accrete to the face amount over the life of the loans using the effective interest rate method and the accretion amount will he classified as interest expense. Non-cash interest expense for these two loans totaled $1,856 during 2008 which represents the accretion of the discount on the notes to $15,403 as of December 31, 2008. Non-cash interest expense for these two loans totaled $528 and $464 during the three months ended March 31, 2009 and 2008, which represents the accretion of the discount on the notes to $15,931 and $14,011, respectively. The loan is guaranteed by PRWT and is not secured by the assets of Cherokee. There are no financial covenants or other restrictions related to these loans.

PIDC Term Notes

In 2003, PRWT entered into two term note agreements with Philadelphia Industrial Development Corporation (PIDC) borrowing a total of $1,849. PRWT did not incur financing fees related to the issuance of this debt. Interest rates are fixed and are 5.00% for Term Loan A and 5.25% for Term Loan B. These loans are subject to scheduled monthly amortization payments totaling $21. Subsequent to the termination of the PRWT Secured Line of Credit in June 2008, these loans have first position liens on certain fixed assets of PRWT and are guaranteed by certain members of management and stockholders of the Company. There are no financial covenants or other restrictions related to these loans.

Radnor Term Note

In November 2007, the Company entered into a term note agreement with Radnor Trust Company and borrowed a total $1,500. The Company did not incur financing fees related to the issuance of this debt. Interest rate was based on the prime rate plus 0.50% (as of December 31, 2007 the interest rate was 7.75%). This loan and all unpaid interest was fully repaid in January 2008. Prior to the repayment of the loan, it had a first position lien on certain real estate owned by and stock held by certain of the Company’s stockholders. There were no financial covenants or other restrictions related to this loan.

TD Bank Secured Line of Credit

In 2000, USF entered into a line of credit agreement with Commerce Bank, N.A., the predecessor to TD Bank, that matures on June 30, 2009 and had a total commitment amount of $3,000. As of December 31, 2008 and 2007, $2,300 and $0 was outstanding, respectively. Advances made under the facility are at the

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

9. Debt  – (continued)

prime rate plus 0.5% (interest rate as of December 31, 2008 and 2007 was 3.25% and 7.75%, respectively). The facility is not subject to an unused commitment fee. The facility is secured by a first lien on the assets of USF and is guaranteed by certain members of management and by the Company. The average outstanding balance during 2008 and 2007 was $1,150 and $500, respectively, and the average interest rate was 5.5% and 8.25% for 2008 and 2007, respectively. There are no financial covenants or other restrictions related to this line of credit.

The Company is currently in discussions with TD Bank to extend the maturity of the line of credit and to increase the total commitment amount.

Wachovia Secured Line of Credit

In 2004, PRWT entered into a line of credit agreement with Wachovia Bank, N.A (Wachovia) which is subject to an annual renewal at the lender’s discretion each September. This line of credit had a total commitment amount of $3,000 and an outstanding balance of $674 as of December 31, 2007. This facility was terminated by PRWT during June 2008. Advances made under the facility were at the prime rate which was 7.25% as of December 31, 2007 and was subject to unused commitment fee of 0.5%. The facility was secured by a first lien on the assets of PRWT. The average outstanding balance during 2008 and 2007 was $1,380 and $76, respectively, the average interest rate was 5.56% and 8.00% for 2008 and 2007, respectively. There were violations of the financial covenants related to this line of credit during 2008 and 2007 but the credit agreement was amended each time to cure the violations.

Vehicle Term Loans

USF has purchased several vehicles for business use and has financed these vehicles with fixed rate term loans. As of December 31, 2008 and 2007, USF has 3 and 7 vehicle loans that total $49 and $58, respectively. Interest rates are fixed and are between 0% and 1.9%. These loans are subject to scheduled monthly payments of $2 and are secured by the underlying vehicle purchased by USF. There are no financial covenants or other restrictions related to these loans.

PDCED Loan

On January 5, 2009, the Pennsylvania Department of Community and Economic Development (PDCED) approved Cherokee for a Machinery and Equipment Loan Fund loan. Under the terms of the agreement Cherokee can draw up to $5,000 to purchase equipment to be used at its plant site. All borrowings bear an interest rate of 3% and principal is payable by 2016 through scheduled monthly amortization payments. The loan is guaranteed by PRWT and is secured by certain assets of Cherokee and the equipment purchased with the loan proceeds. As of May __, 2009, no draws have occurred.

At December 31, 2008, aggregate maturities of long term debt, net of discounts of $11,905, were as follows:

December 31, 2008
2009	$2,553
2010	15,598
2011	21,719
2012	21,655
Total	$61,525

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

9. Debt  – (continued)

The following table summarizes outstanding borrowings, by interest rate benchmark:

	December 31,
	2008	2007
Interest rate benchmark:
Fixed rate on long-term debt	$58,972	$14,045

10. Environmental Matters

In connection with the Cherokee purchase agreement, the Company assumed environmental remediation obligations related to existing groundwater contamination at the Cherokee facility. Merck is obligated to reimburse the Company for a portion of the cost of existing remediation efforts related to the groundwater contamination for ten years from the date of the purchase agreement. The annual reimbursement is $305 each year through December 2017. If costs incurred by the Company exceed $305 but are not greater than $458, the Company is responsible for these costs. If costs incurred exceed $458 then the Company and Merck will share evenly all costs incurred greater than $305. Based on available information to date, the Company expects future costs will be approximately $305 each year. The Company determined this remediation would continue for the foreseeable future as the groundwater does not meet the specified Environmental Protection Agency (EPA) standards. As of March 31, 2009 it is unclear when the remediation will be complete. Therefore the Company has accrued an obligation for this remediation. The Company calculated a liability of $2,565, $2,493 and $2,460 as of March 31, 2009 and December 31, 2008 and 2007 based on the present value of future expected costs estimated by management. This obligation is recorded as “Environmental remediation liability” in the accompanying consolidated balance sheet and the expense is recorded as “Interest expense” in the accompanying consolidated statement of operations. In addition, the Company calculated a receivable of $2,046, $2,096 and $2,284 as of March 31, 2009 and December 31, 2008 and 2007 based on present value of the reimbursements due from Merck over the next nine years and payments received. This receivable is recorded as “Environmental remediation recovery” in the accompanying consolidated balance sheet and the income is recorded as “Interest income” in the accompanying consolidated statement of operations. There are inherent uncertainties in these estimates related to unknown conditions and changing government and regulations regarding the obligation. The Company will periodically reassess the receivable and liability for any changes in the remediation or other circumstances that could impact the Company’s estimates.

The Company purchased accidental and non-accidental occurrence insurance coverage in the amount of $10,000 for each environmental matter related occurrence and $20,000 annual aggregate coverage, exclusive of legal defense costs. The premium for this policy is $1,818 paid annually and is effective January 1, 2008 through 2013. The Company also obtained a stand-by letter of credit from Wachovia in the amount of $1,043 for the Pennsylvania Department of Environmental Protection requirements.

11. Lease Commitments

The Company leases office facilities under noncancellable operating leases that in the normal course of business, are generally renewed or replaced by other leases. All leases are subject to inflationary and other escalation clauses as defined by the lease agreements.

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

11. Lease Commitments  – (continued)

Minimum future rental payments for the remaining terms of the leases as of December 31, 2008 are as follows:

2009	$1,906
2010	1,862
2011	1,877
2012	1,667
2013	400
Thereafter	530
$8,242

The Company has agreed to sublet a portion of its office facilities to a significant customer through the end of its lease term in 2013. Annual cash receipts from the sublease rental were $475, $453 and $431 in 2008, 2007 and 2006. Amounts to be received under this sublease are as follows:

2009	$505
2010	526
2011	542
2012	563
2013	47
$2,183

Rent expense amounted to $1,230, $635, and $648, net of sublease income recognized on a straight-line basis of $463 in 2008, 2007, and 2006.

12. Non-Controlling Interest

USF was created by PRWT, the management of Halifax Technical Services, Inc. and two third party investors. Halifax Technical Services, Inc (HTSI) was a subsidiary of Halifax Corporation, a publicly traded company. Early in 2000, USF purchased HTSI with PRWT owning 51% and HTSI management along with third party investors owning 49% of USF. As a result of PRWT being a majority stockholder in USF it is consolidated in the accompanying financial statements. A non-controlling interest is recorded to reflect HTSI management’s and the third party investors’ ownership interest.

13. Unearned Revenue

Under the Company’s supply agreement with Merck, the Company received quarterly pre-payments from Merck beginning in December 2007 through 2008. These pre-payments were recorded as unearned revenue and recognized as revenue when the product is shipped. During the first quarter 2009, prepayments occurred on a monthly basis based on forecasted shipments. The terms of the Merck supply agreement provides that if pre-payments are received by Cherokee no later than the first day of each calendar quarter in 2008 and the first day of the calendar month for 2009, and no more than fifteen days after the invoice date for invoices issued in 2010, 2011, and 2012, Merck receives a discount of 0.75% on the product price. For the three months ended March 31, 2009 and 2008 and the year ended December 31, 2008, Merck received a discount of $333, $62 and $557, respectively, which is recorded net in “Product revenue” in the accompanying consolidated statement of operations. The following outlines the unearned revenue activity during 2008 and through March 31, 2009:

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

13. Unearned Revenue  – (continued)

Beginning unearned revenue balance as of December 31, 2007	$25,813
Cash received	102,286
Revenue recognized	(74,897)
Ending unearned revenue balance as of December 31, 2008	53,202
Cash received	8,814
Advanced invoicing	25,324
Revenue recognized	(44,035)
Ending unearned revenue balance as of March 31, 2009	$43,305

14. Retirement Plans

401(k) Plans

The Company, USF and Cherokee each maintain separate 401(k) plans for eligible employees and provide matching contributions. The Company, USE, and Cherokee match a portion of the contribution made by employees to the 401(k) plan, based upon a percent of defined compensation. During the three months ended March 31, 2009 and 2008 and years ended December 31, 2008, 2007 and 2006, total expenses related to the 401(k) plans were $497, $297, $1,792, $140 and $140, respectively. As part of its employee agreements entered into during 2008, Cherokee has committed to an additional $1,400 contribution to its 401(k) plan on behalf of its employees with one half to be paid in 2009 and the remaining half in 2010 based on the number of employees still employed by Cherokee.

Deferred Compensation Plan

In April 2004, the Company created a deferred compensation plan for certain key employees that provides for employee deferrals and discretionary employer contributions. This plan is designed to permit eligible employees to accumulate additional income through a nonqualified deferred compensation plan that enables employees to make elective deferrals of compensation. An account is maintained for each participant for the purpose of recording the current value of the participant’s contributions, including earnings credited thereto. The participant’s account is adjusted to reflect earnings and losses on the participants’ designated investments.

The contributions to these plans are invested in various bond and equity mutual funds through life insurance policies. The participants contributed $17, $61, $149, $45, and $47 during the three months ended March 31, 2009 and 2008 and for the years ended December 31, 2008, 2007, and 2006, respectively. There were $207 and $0 distributions during the three months ended March 31, 2009 and 2008, respectively, $0 distributions in 2008, $16 in 2007 and $23 in 2006. As of March 31, 2009 and December 31, 2008 and 2007, the deferred compensation liability balance was $126, $324 and $266, respectively and recorded in “Other long-term liabilities,” in the accompanying consolidated balance sheet. The Company has recorded gains (or losses) in “Other (income) expense,” on the consolidated statement of operations of $(9), $(16), $(91), $17, and $22 for the three months ended March 31, 2009 and 2008 and years ending December 31, 2008, 2007, and 2006, respectively. As of March 31, 2009, December 31 2008 and 2007 the cash surrender value of the life insurance policies was $239, $244 and $191, respectively. The cash surrender value was recorded in “Other assets” in the accompanying consolidated balance sheet.

The deferred compensation plan allowed distributions to be made in either lump sum or by annual installments made over a 2 – 15 year period depending on the election of the participant. To be eligible for annual installments, the employee is required to be 62 years in age and fully vested. Participants become fully vested in the plan after two years of participation in the plan.

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

14. Retirement Plans  – (continued)

Multi-Employer Plans

USF participates in various union pension plans and makes contributions based the provisions of the collective bargaining agreements. The required funding is based on many variables such as investment returns and benefit levels of the plans. These plans require USF to make contributions as negotiated in the collective bargaining agreements. USF contributed $40, $53 $236, $227, and $105 for the three months ended March 31, 2009 and 2008 and the years ending December 31, 2008, 2007, and 2006, respectively. If USF withdraws from these plans and ceases making contributions it could trigger a withdrawal liability that would require USF to fund its proportionate share of a plan’s unfunded vested benefits.

Collective Bargaining Agreements

As of December 31, 2008, the Company had approximately 360 employees covered by collective bargaining agreements. During fiscal year 2008, two collective bargaining agreements covering 86 employees were re-negotiated. One collective bargaining agreement covering approximately 28 employees will expire June 30, 2009.

15. Income Taxes

Income tax expense consisted of:

	2008	2007	2006
Current:
Federal	$346	$879	$185
State and local	215	495	145
Total current	561	1,374	330
Deferred:
Federal	(21)	492	(66)
State and local	(10)	165	13
Total deferred	(31)	657	(53)
Total	$530	$2,031	$277

The reconciliation of the statutory federal rate to the effective tax rate is as follows:

	2008	2007	2006
Earnings/(loss) before income taxes and minority interests	$(14,586)	$681	$620
Statutory federal tax at 34%	(4,954)	232	211
State and local taxes	135	406	103
Permanent differences	208	265	100
Federal tax credits	(110)	(165)	(115)
Change in federal valuation allowance	5,140	1,266	—
Other	111	27	(22)
Income tax expense	$530	$2,031	$277

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

15. Income Taxes  – (continued)

Deferred tax assets (liabilities) consisted of the following:

	2008	2007
Deferred tax assets:
Allowance for doubtful accounts	$159	$80
Liabilities assumed	1,069	1,236
Straight-line rent	100	151
Deferred compensation	125	109
Net operating loss carryforwards	4,578	46
Acquisition costs	789	919
Accrued benefits	1,821	224
Other	660	127
Gross deferred tax assets	9,301	2,892
Valuation allowance	(7,292)	(1,522)
Total deferred tax assets	2,009	1,370
Deferred tax liabilities:
Depreciation and amortization	1,144	491
Prepaid expenses	146	86
Long term debt	1,034	1,123
Total deferred tax liabilities	2,324	1,700
Net deferred tax liability	$315	$330

A substantial portion of the “other” deferred tax assets represents deferred tax assets related to FIN No. 48. Pursuant to FIN 48, the Company elected to account for the accrual of interest and penalties from uncertain tax positions as a component of income tax expense. The Company’s accrued liability for interest relating to uncertain tax positions creates a deferred tax asset, which represents the tax deduction (federal and state) that would be created if the Company settled the uncertain tax position with a payment of interest to a taxing authority.

SFAS 109 does not permit deferred tax assets and liabilities relating to different tax paying entities to be offset for financial reporting purposes. Since PRWT owns 51% of USF, the Company can not file a consolidated tax return for US Federal tax. Accordingly, the deferred tax balances for each are not offset for purposes of balance sheet presentation.

During 2008 and 2007 the Company evaluated its assumptions regarding the recoverability of its deferred tax assets. Based on all available evidence the Company determined that the Company could not, on a more likely than not basis, support the recoverability of its deferred tax assets for PRWT. Accordingly, the Company recognized a non-cash provision of $5,770 in 2008 and $1,522 in 2007 to establish a valuation allowance against its net deferred tax assets at PRWT.

Pursuant to SFAS No. 109, when its results demonstrate a pattern of future profitability the valuation allowance may be adjusted, which would result in the reinstatement of all or a part of the net deferred tax assets.

PRWT has U.S. Federal net operating loss carryforwards of approximately $12,200 and state net operating loss carryforwards of approximately $11,100 that are available to offset future U.S. Federal and state

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

15. Income Taxes  – (continued)

taxable income. The U.S. Federal net operating loss has a twenty-year carryforward period and will begin to expire in 2028. The state net operating losses have carryforward periods of five to twenty years and will expire beginning in 2013.

The Company adopted FIN 48 which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109 on January 1, 2007. In accordance with FIN 48, the Company recognized a cumulative-effect adjustment of approximately $147, net of minority interest, increasing its liability for unrecognized tax benefits, interest, and penalties and reducing the January 1, 2007 balance of retained earnings.

A reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of 2008 and 2007 is as follows:

	Unrecognized Tax Benefits
	2008	2007
Gross unrecognized tax benefit – beginning balance	$702	$696
Increases (decreases) for prior year tax positions	(36)	6
Increases for current year tax positions	—	—
Increases (decreases) related to settlements with taxing authorities	—	—
Reductions as a result of a lapse of the statute of limitations	—	—
Gross unrecognized tax benefit – ending balance	$666	$702

The gross amount of unrecognized tax benefits at March 31, 2009 remains materially unchanged from the December 31, 2008 balance of $666. The total amount of unrecognized tax benefits, as of March, 31, 2009, December 31, 2008 and December 31, 2007, that if recognized would affect the effective tax rate was $0, $0 and $0, respectively. The Company intends to take corrective action to address the Federal tax issues related to the unrecognized tax benefits and, accordingly, believes that it is reasonably possible that the total amounts of unrecognized tax benefits will significantly decrease within the next twelve months.

Penalties and tax-related interest expense are reported as a component of income tax expense. During the years ended December 31, 2008 and 2007 the Company recognized expense of approximately $10 and $40, in interest and penalties, respectively. The Company had approximately $326 and $316 for the payment of interest and penalties accrued at December 31, 2008 and 2007, respectively. The March 31, 2009 accrual for penalties and interest is materially unchanged from the December 31, 2008 balance of $326.

The Company has not been recently audited by federal, state or local tax authorities. For tax years after December 31, 2005 the Statute of Limitations remains open for major tax jurisdictions.

16. Redeemable Convertible Preferred Stock

In March 2001, the Company authorized and issued 1.5 shares of Series A convertible preferred shares to three third-party investors, with a par value of $0.10 per share that is entitled to a cumulative dividend at 15% on an annual basis. The issuance price of the preferred shares was $15,400 or $10 per share. In conjunction with this issue, the Company issued warrants to purchase 4 shares of common stock at an exercise price of $0.10 per share. Dividends are paid when, and if, declared by the Company’s Board of Directors. All accrued but unpaid dividends on outstanding preferred shares are required to be paid in full before the Company declares cash dividends on its common stock. During June 2004, the Company’s Board of Directors elected to amend the terms of the preferred shares to waive all dividends accrued or expected to be accrued through March 2006 and reduced the rate to 10%. As of December 31, 2006 there were $1,228 of cumulative

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

16. Redeemable Convertible Preferred Stock  – (continued)

dividends accrued and unpaid. Prior to the repurchase of the preferred shares in November 2007, total cumulative dividends accrued and unpaid was $2,527. No dividends were paid since inception.

The Series A convertible preferred shares were also convertible into common shares at the option of the holder at a defined rate of par value plus accrued dividends divided by a defined conversion price. The conversion price would be adjusted for any common share dividends, splits, or issuances of additional common shares. Each share would automatically convert to common shares upon a public offering that resulted in the market capitalization of the Company being at least $120,000. If there was a change in control, the holders of the Series A convertible preferred had the option of converting to common shares or redeeming the securities at the issuance price of $10 per share plus accrued and unpaid dividends.

The preferred shares were also redeemable at the option of the holder. The Series A convertible preferred share holder could redeem at the issuance price of $10 in increments of one third of the preferred shares after March 2004, two thirds after March 2005, and all preferred shares after March 2006. In the event of liquidation, dissolution, or winding-up of the Corporation, holders of the Series A convertible preferred shares were entitled to receive, prior to distributions to common stock holders, an amount equal to the issuance price of $10 plus any accrued and unpaid dividends.

The purpose of the Series A convertible preferred shares was to help the Company fund and build out a new business line. The third party investors were interested in the new business line because the investors were either a customer, would become a potential customer of the business line, or the investor had a significant relationship with the Company and wanted to expand this relationship. Due to the economic impact of the September 11, 2001 terrorist attacks, the new business line failed and was shut down during the fourth quarter 2001. The third party investors kept the Series A preferred share investment in the Company after the new business line was shut down because the third party investors believed they could still get a return on their investment from the Company’s core business. During the third and fourth quarters of 2007, the Company was pursuing its purchase of the Cherokee facility. The third party investors were not familiar with the pharmaceutical industry and therefore, the third party investors negotiated with the Company to repurchase the Series A convertible preferred shares.

As a result of those negotiations, on November 5, 2007, the Company repurchased all of its 1.5 shares of Series A convertible preferred shares and warrants for $2,000 in cash plus warrants to purchase 11 shares of Class A common stock at $0.10 per share that had a fair value of $3,542. The newly issued warrants had a carrying value of $4,000 as of December 31, 2007 due to the ability of the warrant holders to settle the warrants in cash. The $457 difference between the initial fair value and repurchase amount was recognized as expense and included in “Other (income) expense” in the accompanying consolidated statement of operations for the year ended December 31, 2007. At December 31, 2008 and 2007, there were no preferred shares.

17. Stockholders’ Equity

Common Stock

On December 1, 2008, the Company declared a stock dividend and certain stockholders redeemed and surrendered a portion of their Class A shares. The Company declared a 4,113.66-to-l stock dividend for each Class A share outstanding. This resulted in the Class A shares increasing by 119,975 shares to 120,004 shares. All share and per share data have been adjusted to reflect the effect of the stock dividend for all periods presented. The Company then repurchased 40,274 Class A shares for an aggregate redemption price of $5,389 and certain stockholders surrendered 17,530 of Class A shares. The surrendered shares are included in treasury stock at a cost of $0. The purpose of this activity was to align the ownership structure of the Company and to provide the Company with treasury stock to satisfy the issuance of shares and exercise of stock options under the Company’s equity compensation plan. As part of the stock dividend, the Company’s Articles of

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

17. Stockholders’ Equity  – (continued)

Incorporation were amended to adjust par value per common share to $0.10. During 2008 prior to the stock dividend the Company repurchased 6,147 common shares for $271.

As a result of the stock dividend, the Company also reauthorized Class A common shares and created Class B common shares. Class A shares have voting rights of one vote per share and authorized shares of Class A shares were 106,982 at December 31, 2008, 2007, and 2006 and had a par value of $0.10 per share. As of December 31, 2008, 2007, and 2006 there were 84,871, 126,151, and 150,547 Class A shares outstanding, respectively. Due to the retrospective impact of the stock dividend, the 2007 and 2006 Class A outstanding shares exceeded the number of authorized shares.

Class B shares have no voting rights. Authorized shares of Class B shares were 13,022, respectively, at December 31, 2008, and have a par value of $0.10 per share. As of December 31, 2008, there were no Class B shares outstanding. The Class B shares have been reserved by the Company to satisfy the exercise of stock options the Company may issue as part of its stock compensation plan.

On December 16, 2008, certain employees and non employees were issued 22,671 Class A shares at a per share value of $0.1255 for a total value of $2,845. The shares were recorded as compensation for employees and as consulting fees for the non employees. As there were no quoted market prices for the Company’s stock when the redemption and the stock issuance occurred, the Company engaged a valuation firm to assist with its determination of the fair value of the shares of common stock. The Board of Directors relied upon the valuation report provided by Asterion Inc., an independent, third-party valuation firm, delivered in connection with the stock issuance. The method used by the third party valuation firm to arrive at the fair value of the underlying stock price was a discounted cash flow analysis and the December 31, 2007 purchase price of Cherokee.

During the three months ended March 31, 2009 there was no activity in the common stock of the Company.

Treasury Stock

Prior to the stock dividend in December 2008, the Company repurchased 6,147, 24,396, and 4,004 shares of Class A common stock during 2008, 2007, and 2006, respectively, for $271, $763, and $116 respectively. As of December 31, 2008, 2007, and 2006, the Company held 35,133, 59,309, and 34,913 shares of treasury stock, respectively.

During the three months ended March 31, 2009 there was no common stock repurchases or sales by the Company.

USF Dividend

On February 11, 2008, the Board of Directors of USF, a majority owned subsidiary of the Company, declared a cash dividend on its outstanding common shares totaling $531 of which $260 was paid to USF’s minority stockholder.

18. Stock Based Compensation

On December 10, 2008, the Company’s Board of Directors approved the PRWT Services, Inc. 2008 Equity Compensation Plan (the Plan). The Plan permits stock option grants for Class B shares and share grants of Class A shares up to a maximum of 13,021 options and 24,778 shares. Option exercises and share grants will be satisfied through the issuance of treasury stock. Upon adoption of the Plan, 1,575 stock options were granted, whereby 25% vested immediately, with remaining stock options vesting in 25% increments each year and being fully vested by 2011. The options have a term of 10 years from the date of grant. If an option holder ceases to be an employee of the Company or its subsidiaries for any reason prior to vesting of the

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

18. Stock Based Compensation  – (continued)

options, then all unvested options at the date of termination are forfeited. In addition, the options fully vest if there is a change in control of the Company. The stock options had a grant date fair value of $0.06 per option. The Company also granted 22,671 of Class A shares to certain employees at a grant date fair value of $0.1255 per share under the Plan. These shares vested when granted.

Stock options are granted to employees and certain non-employees at exercise prices equal to the fair market value of the Company’s stock on the grant date whichwas $0.1255 per share. The stock-based expense is recognized in the “Selling, general and administrative,” and “Cost of product revenue.” in the accompanying consolidated statement of operations. The Company recognized stock-based compensation expense for stock options and share grants for the year ended December 31, 2008 in the amount of $2,868. The Company recorded no tax-related benefits for the years ended December 31, 2008 due to the valuation allowance established in the Company’s net deferred tax asset position.

The fair value of the stock option awards were estimated using the Binomial Lattice Approach for option-pricing with the following weighted average assumptions:

2008
Expected term	10 years
Risk free rate	2.69%
Expected volatility	41.17%
Dividend yield	0.00%

Expected volatility is based on historical volatility of the U.S. support services sector and the U.S. pharmaceutical sector as these indexes are representative of the industry sectors in which the Company operates and were weighted according to the relative earnings of the Company’s operations. The expected term represents the contractual term of the options based on projected employee turnover and option exercise. The risk free rate is based on the 10 year U.S. Treasury bond which approximates the remaining life of the options. The Company currently does not expect to pay dividends to its stockholders, therefore the dividend yield is zero. The Company has estimated that all options issued will vest according to the provisions of the stock compensation plan.

The following summarizes the activity of the Plan (amounts in thousands, except per share and term amounts):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2007	—	$—
Options Granted	1,575	0.1255		$—
Options Forfeited	—	—
Options Exercised	—	—
Balance at December 31, 2008	1,575	$0.1255	9.9 years	$—
Options exercisable at year end	394	$0.1255	9.9 years	$—
Weighted average grant date fair value of options granted during the year	$0.06

There were no options exercised during 2008. As of December 31, 2008, the total remaining unrecognized compensation cost related to non-vested stock options amounted to $69 as all options are expected to vest. The compensation cost will be recognized on a straight-line basis over a weighted average

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

18. Stock Based Compensation  – (continued)

remaining requisite service period of 1.9 years. The share based compensation recorded for options that vested for the three months ended March 31, 2009 and 2008 and the year ended December 31, 2008 was $6, $0 and $22, respectively, and recorded in “Selling, general, and administrative” expense in the accompanying consolidated statement of operations. There were no cash flow effects resulting from these share based payment arrangements. There were no options granted, forfeited or exercised during the three months ended March 31, 2009.

19. Earnings Per Share

The following table sets forth the computation of basic and diluted (loss) earnings per common share for the three months ended March 31, 2009 and 2008 and years ended December 31, 2008, 2007 and 2006:

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008(1)	2008(1)	2007(1)	2006(1)
Numerator:
Net income (loss)	$8,906	$(3,780)	$(15,583)	$(1,861)	$118
Redemption and accrual of redeemable convertible preferred stock dividend	—	—	—	11,485	(1,228)
Adjusted net income (loss) available to common stock	8,906	(3,780)	(15,583)	9,624	(1,110)
Denominator:
Basic weighted-average shares outstanding	84,871	125,786	119,223	132,596	151,731
Dilutive effect of convertible preferred securities	—	—	—	45,920	—
Dilutive effect of stock options/ warrants	1,330	—	—	—	—
Diluted average shares outstanding	86,201	125,786	119,223	178,516	151,731
Earnings (loss) per share:
Basic	$0.10	$(0.03)	$(0.13)	$0.07	$(0.01)
Diluted	$0.10	$(0.03)	$(0.13)	$0.05	$(0.01)

(1)	Share and per share amounts have been adjusted to reflect the 4,113.66-for-1 stock split issued in the form of a stock dividend effective December 1, 2008.

The Company uses the treasury stock method to calculate diluted earnings per share, The amount of dilution attributable to stock options and convertible preferred securities depends on the average market price of the Company’s common stock for each period. There were 0, 47,175, 1,575, 63,350, and 67,110 shares of stock, underlying options, warrants and preferred securities that were excluded from the computation of diluted EPS because the effect would be anti-dilutive for the three months ended March 31, 2009 and 2008 and for the years ended December 31, 2008, 2007, and 2006, respectively.

The numerator for the calculation of basic EPS for December 31, 2007 and 2006 was reduced for cumulative dividends accrued on the preferred shares. The numerator for the calculation of diluted EPS is net

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

19. Earnings Per Share  – (continued)

(loss) income without adjustment for the dividends accrued on the preferred shares. The preferred shares were redeemed by the Company during November 2007 with a payment of $2,000 cash plus an issuance of warrants.

20. Derivative Financial Instruments

During March 2001, the Company issued shares of convertible preferred stock in conjunction with warrants to purchase common stock. In October 2007, the Company agreed to repurchase all of the preferred shares outstanding and warrants previously issued for $2,000 cash and 11 new warrants at a strike price of $0.10 per share. The warrants were exercisable after five years from the date of issuance, unless a triggering event occurred, in which the warrants would be exercisable by the holders or the Company could repurchase the warrants for cash by March 2008. As a result of the Merck transaction, which was considered a triggering event under the terms of the warrant agreement, the Company repurchased the warrants for $4,000 in cash on March 6, 2008.

As a result of the warrants having the option to be settled in cash, the Company accounted for warrants in accordance with Emerging Issues Task Force (EITF) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and FAS No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133). In accordance with the provisions of EITF 00-19 and FAS No. 133, the Company classified the warrants as a liability with changes in fair value at each balance sheet date reflected in the Company’s results of operations. The Company utilized the Black-Scholes option pricing model to determine the fair value of the warrants. The assumptions used in the Black-Scholes option pricing model as of December 31, 2007 was as follows:

Volatility	100%
Risk Free Rate	4.39%
Dividend Yield	0.0%

The volatility assumption was based on a competitor analysis and the risk free rate was based on the yield of a five year Treasury bond at the date of the warrants’ issuance. A dividend yield of 0% was used as the Company had not previously paid a dividend and did not intend to pay dividends in future periods. At the date of issuance in October 2007 the warrants were valued at $3,543. As of December 31, 2007, the Company valued the warrants at $4,000, the cash settlement price and recorded a change in fair value of $457 in “Other (income) expense,” in the accompanying consolidated statement of operations. There was no gain or loss on the repurchase of the warrants in March 2008 since the fair value approximated the cash repurchase amount. As of December 31, 2008 there were no other warrants or derivative financial instruments outstanding.

21. Fair Value Measurements

As of January 1, 2008 the Company adopted prospectively the required provisions of FAS No. 157, Fair Value Measurements, (FAS 157) which defines and establishes a framework for measuring fair value. In addition, it expands disclosures about assets and liabilities measured at fair value. FAS 157’s definition of fair value focuses on the exit price in the principal, or most advantageous, market. In measuring fair value, FAS 157 also directs the use of market-based inputs over entity-specific inputs. FAS 157 also establishes a fair value hierarchy that consists of three broad levels. Level 1 inputs consist of quoted prices relating in active markets for identical assets or liabilities. Level 2 inputs are prices for similar instruments in non active markets or are directly or indirectly observable. Level 3 inputs use unobservable market information or significant management estimates. The Company categorizes a financial instrument in the fair value hierarchy based on the lowest level of input that is significant to its fair value measurement. The following table presents the assets and liabilities that the Company reports at fair value on a recurring basis and by FAS 157 hierarchy:

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

21. Fair Value Measurements  – (continued)

	Total Fair Value Reported in Consolidated Balance Sheet	Quoted Prices in Active Markets for Identical Assets Level l	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Financial assets:
Trading securities	$9,055	$9,055	$—	$—

The trading securities are valued based on the quoted public share price in an active market. The trading securities were purchased during the third and fourth quarter of 2008 and all trading securities were sold as of March 31, 2009. As outlined in FSP 157-2, goodwill and intangible assets are considered assets that are valued on a non-recurring basis. These assets will be reported in a non-recurring table during the period of measurement which is December 31st of each fiscal year or as triggering events occur. There were no triggering events during the three months ended March 31, 2009 that would require measurement.

The Company had outstanding warrants for its Class A common stock from January 1, 2008 through March 6, 2008 that was fair valued in accordance with EITF 00-19 and FAS 133. The warrant was the only security considered a Level 3 item. The December 31, 2007 fair value was $4,000 and the warrant was repurchased by the Company during 2008 for $4,000. This warrant was valued using the Black-Scholes option pricing model as outlined above. During 2008, no gains or losses were recorded by the Company relating to the warrant. As of December 31, 2008 there were no other Level 3 items.

In accordance with FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments and FAS 157, the fair values of the Company’s financial instruments are based on quoted market prices, where available, or are estimated by management. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. The estimates are subjective in nature and involve matters of judgment and do not necessarily reflect the prices that could be realized in an actual transaction. Estimated fair values are significantly affected by the assumptions used. The Company’s methods and assumptions used in estimating fair values are described below.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and the line of credit as reported in the Company’s balance sheets approximate the fair values due to the short term nature of these accounts.

The Company estimated the fair value of its debt to total approximately $56,214 and $14,669 as of December 31, 2008 and 2007, respectively. This estimate was based on management’s best estimates which incorporated current market conditions, market interest rates, and terms of the each debt agreement as well as estimates from a third party financial institution.

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

22. Concentrations

On a consolidated basis, the Company has five customers that were approximately 80%, 81% and 90%of total consolidated revenues as of December 31, 2008, 2007 and 2006, respectively. The following customers accounted for 10% or more of the Company’s revenues:

Customer	2008 Revenue		Percentage of Consolidated 2008 Revenue	2007 Revenue		Percentage of Consolidated 2007 Revenue	2006 Revenue		Percentage of Consolidated 2006 Revenue	Segment(1)
Customer A	$74,897		45%	$—		—	$—		—	Cherokee
Customer B	20,340		12%	22,488		30%	22,824		34%	BPO
Customer C		(2)	(2)	14,097		19%	12,959		20%	USF
Customer D		(2)	(2)	8,925		12%	9,996		15%	USF
Customer E		(2)	(2)	8,227		11%		(2)	(2)	USF
Customer F		(2)	(2)		(2)	(2)	7,376		11%	USF
Customer G		(2)	(2)		(2)	(2)	6,735		10%	BPO

(1)	See footnote 25. Segment Reporting for further discussion of the Company’s segments.
(2)	Amount was not 10% or more of consolidated revenues.

The top five customers with accounts receivable balances were approximately 78% and 80% of consolidated accounts receivables as of December 31 2008 and 2007, respectively. The following customers accounted for 10% or more of the Company’s accounts receivables:

Customer	2008 Accounts Receivable		Percentage of Consolidated 2008 Accounts Receivable	2007 Accounts Receivable		Percentage of Consolidated 2007 Accounts Receivable		Segment(1)
Customer A	$—	(2)	— (2)	$—		—		Cherokee
Customer B	2,867		17%	3,406		30%		BPO
Customer C	2,289		14%	1,773		16%		USF
Customer D	2,961		18%		(2)		(2)	USF
Customer E	2,640		16%	2,529		22%		USF
Customer F	—	(2)	— (2)	—	(2)	—	(2)	USF
Customer G	—	(2)	— (2)	—	(2)	—	(2)	BPO
Customer H	2,057		13%	—	(2)	—	(2)	Cherokee

(1)	See footnote 25. Segment Reporting for further discussion of the Company’s segments.
(2)	Amount was not 10% or more of consolidated accounts receivable.

One of the five primary customers was also a preferred stockholder until November 2007 and held warrants until March 2008. In addition this customer also subleases a portion of the Company’s office space.

Cherokee derives 47% and 26% of its revenue from two products. In addition two suppliers make up approximately 50% of the raw materials purchased by Cherokee during 2008.

23. Related Party Transactions

Several members of management have outstanding loans from the Company amounting to $875, $933, and $623 as of March 31, 2009, December 31, 2008 and 2007, respectively. The interest rates varied from 2%

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

23. Related Party Transactions  – (continued)

to 8%during 2009 and 2008. A majority of the outstanding balances as of 2007 were repaid to the Company during 2008. During April 2009, $380 was repaid by the members of management or the loans were assigned to unrelated third parties.

The Company incurred legal fees amounting to $54, $206, $648, $1,040, and $143 for the three months ended March 31, 2009 and 2008 and for the years ended December 31, 2008, 2007, and 2006, respectively, payable to a law firm in which a stockholder is a partner. The Company had $54, $12 and $13 included in accounts payable due to the law firm as of March 31, 2009 and December 31, 2008 and 2007, respectively.

One of the Company’s primary customers was also a preferred stockholder from 2001 through 2007, and also owned warrants to purchase Class A common stock through March, 2008. All preferred stock and warrants have been redeemed by the Company as of December 31, 2008. In addition, this vendor sublet a portion of the Company’s office facilities for $120, $115, $475, $453, and $431 for the three months ended March 31, 2009 and 2008 and for the years ended December 31, 2008, 2007, and 2006, respectively.

During 2008, the Company granted 300 stock options exercisable in Class B common stock and sold 4,000 shares of Class A common stock to a consultant currently acting as president of Cherokee’s operations, and a stockholder of USF and PRWT.

During 2007, the Company received a loan of $3,600 from a stockholder with an interest rate of Libor plus 2.1%. The stockholder received the funds to loan the Company from another related party. This loan was repaid in full during 2007 and all associated interest expense was recorded as of December 31, 2007. The Company paid a fee and interest for the loan in the amount of $360 and $197, respectively, during 2008 and 2007, respectively.

A Company employee and member of the Company’s Board of Directors (the Member) was employed by a financial institution that provided investment services to the Company during 2008 prior to joining the Company. The Member vacated his position with the financial institution prior to joining the Company’s Board of Directors. In addition this Member has an ownership interest in a consulting firm that provided services to the Company and earned fees of $0, $67, $214, $53, and $0 for the three months ended March 31, 2009 and 2008 and for the years ended December 31, 2008, 2007, and 2006, respectively. The consulting arrangement was terminated prior to the Member joining the Board of Directors. The Company had $0, $0 and $13 included in accounts payable due to the consulting firm as of March 31, 2009 and December 31, 2008 and 2007, respectively. Also the Member is a director of an insurance brokerage firm that provided services to Cherokee during 2008.

A member of senior management of the temporary staffing agency that provides services to the Company is also an immediate family member of an employee of the Company. The Company incurred expenses of $50, $23, $216, $198, and $160 for the three months ended March 31, 2009 and 2008 and for years ended December 31 2008, 2007, and 2006, respectively, related to staffing services provided during these years. The Company had $4, $6 and $12 included in accounts payable due to the temporary staffing agency as of March 31, 2009 and December 31, 2008 and 2007, respectively.

A member of the Company’s Board of Directors is also a director of two charities to which the Company makes donations. The Company donated $0, $0, $20, $10, and $0 during the three months ended March 31, 2009 and 2008 and during the years ended December 31, 2008, 2007 and 2006.

During January 2009, the Company elected a member to its Board of Directors who is employed by a real estate advisory firm that provided due diligence services related to the 2007 business acquisition and ongoing real estate advisory services during 2008. The Company incurred $325, $0, $325, $85, and $0 of expenses related to the services provided for the three months ended March 31, 2009 and 2008 and for the

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

23. Related Party Transactions  – (continued)

years ended December 31, 2008, 2007, and 2006, respectively. The Company had $325, $325, and $0 included in accounts payable due to the real estate advisory firm as of March 31, 2009 and December 31, 2008 and 2007, respectively.

During January 2009, the Company loaned $17 to an employee who is a relative of a stockholder and a member of the Board of Directors. The loan bears interest at 3.5% and is due December 2014.

24. Contingencies

In the ordinary course of its business, claims are made against the Company from time to time for alleged damages in connection with its operations for which the Company maintains insurance. In the opinion of management, the resolution of such matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

25. Segment Reporting

The Company categorizes its operations into four segments based on services and products: business process outsourcing (BPO), facilities management and maintenance (USF), pharmaceutical manufacturing (Cherokee) and Corporate. The BPO segment is made up of back office support services such as information processing and operations support. These services are provided primarily to local and state government agencies throughout the United States mostly through a subcontracting arrangement with a subsidiary of an information-processing company. The USF segment represents facility management operations such as janitorial work, building management and other types of facility services. This segment has customers primarily located in the Mid-Atlantic region of the United States. The Cherokee segment is an API manufacturer and a newly added segment as a result of the purchase of Cherokee in December 2007. This segment has one primary customer that is located in the Northeast Region of the United States. The corporate segment includes expenses for corporate management, and other personnel not directly involved with specific segments, and other overhead costs of the Company.

The following table represents the revenue, gross profit, total assets, and income from operations which are used by the Company’s chief operating decision maker to measure the segments’ operating performance. The accounting policies of each segment are the same as those described in the summary of significant accounting policies.

March 31, 2009	BPO	USF	Cherokee	Corporate	Eliminations	Consolidated Total
Revenues	$6,977	$11,970	$45,513	$—	$—	$64,460
Income (Loss) from operations	455	48	13,927	(3,309)	—	11,121
Depreciation and amortization	24	16	752	41	—	833
Total assets	5,721	16,156	116,521	10,800	(20,641)	128,557

March 31, 2008	BPO	USF	Cherokee	Corporate	Eliminations	Consolidated Total
Revenues	$7,913	$13,118	$8,196	$—	$—	$29,227
Income (Loss) from operations	1,156	461	(2,589)	(2,194)	—	(3,166)
Depreciation and amortization	13	18	501	16	—	548
Total assets	5,111	13,830	87,480	8,068	(6,563)	107,926

December 31, 2008	BPO	USF	Cherokee	Corporate	Eliminations	Consolidated Total
Revenues	$29,644	$51,924	$83,777	$—	$—	$165,345
Income (Loss) from operations	2,431	2,096	9,613	(24,469)	—	(10,329)

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

25. Segment Reporting  – (continued)

December 31, 2008	BPO	USF	Cherokee	Corporate	Eliminations	Consolidated Total
Depreciation and amortization	77	93	2,841	83	—	3,094
Total assets	4,620	15,752	121,012	37,948	(48,192)	131,140

December 31, 2007	BPO	USF	Cherokee	Corporate	Eliminations	Consolidated Total
Revenues	$31,060	$44,262	$—	$—	$—	$75,322
Income (Loss) from operations	3,292	2,145	—	(4,562)	—	875
Depreciation and amortization	57	107	—	70	—	234
Total assets	4,304	12,513	46,272	6,581	(4,991)	64,679

December 31, 2006	BPO	USF	Cherokee	Corporate	Eliminations	Consolidated Total
Revenues	$31,327	$35,134	$—	$—	$—	$66,461
Income (Loss) from operations	4,021	1,298	—	(4,651)	—	668
Depreciation and amortization	59	95	—	87	—	241
Total assets	4,549	10,558	—	2,323	(800)	16,630

The BPO segment derived 93%, 94%, 94%, 95%, and 94% of its revenues for the three months ended March 31, 2009 and 2008 and for the years ended December 31, 2008, 2007, and 2006 from two customers, respectively. Accounts receivable billed and unbilled related to these customers at March 31, 2009 and December 31, 2008 and 2007 were 97%, 95% and 97%, respectively, of the total BPO segment accounts receivable.

The USF segment derived 74%, 70%, 71%, 71%, and 86% of its revenues for the three months ended March 31, 2009 and 2008 and for the years ended December 31, 2008, 2007, and 2006 from three customers, respectively. Accounts receivable billed and unbilled related to these customers at March 31, 2009 and December 31, 2008 and 2007 were 77%, 77% and 75%, respectively, of the total USF segment accounts receivable. Substantially all of the USF segment contracts contain annual renewal options and it anticipates, in the normal course of business, that the options will be exercised.

The Cherokee segment derives approximately 97%, 100%, and 89% of its revenue for the three months ended March 31, 2009 and 2008 and for the year ended December 31, 2008, respectively, from the Merck contract which involves the production of multiple pharmaceutical products. Cherokee has a supply contract with Merck through 2012. Total accounts receivable for the Cherokee segment as of March 31, 2009 related to Merck and total accounts receivable as of December 31, 2008 related to its fermentation customer.

26. Subsequent Events (unaudited)

Merger Agreement

On March 16, 2009, the Company entered into a definitive merger agreement with KBL Healthcare Acquisition Corp. III (KBL), a special purpose acquisition company (SPAC). The Company formed PRWT Merger Sub Inc. (Merger Sub) in March 2009 for the sole purpose of effecting the merger with KBL. All Merger Sub’s capital stock is owned by PRWT. Pursuant to the merger agreement, the transaction will be accomplished by merging KBL into Merger Sub, with Merger Sub being the surviving corporation and PRWT becoming a new public company following the consummation of the transactions (New Pubco). As part of the merger, all of KBL’s outstanding common stock, warrants and units will be automatically converted into the same number of shares of common stock, warrants and units of New Pubco. The terms of the PRWT securities into which the KBL securities are converted, such as the exercise price and exercise period of the public warrants, will remain the same.

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

26. Subsequent Events (unaudited)  – (continued)

Upon completion of the merger and as a result of a recapitalization of PRWT’s outstanding capital stock, the PRWT Stockholders will own 11,950 shares of New Pubco common stock (the Merger Shares), subject to adjustment based on PRWT’s consolidated total indebtedness at closing (the Net Debt), and will receive an aggregate of $3,500 in cash in exchange for the release and discharge of any and all claims against New Pubco. An additional 8,000 shares of New Pubco common stock (EBITDA Escrow Shares) will he placed in escrow at the closing to be released to the PRWT stockholders upon New Pubco attaining certain levels of EBITDA in fiscal 2009, 2010 and/or 2011 or upon certain exercises of New Pubco redeemable warrants.

The consummation of the merger is conditioned upon the shares issued to the PRWT Stockholders at closing representing at least 58% of the shares of New Pubco common stock outstanding immediately following the merger (PRWT Majority Requirement). Allowing for this requirement, the current holders of KBL’s outstanding common stock will own, as a group, no more than 42% of the outstanding shares of New Pubco common stock immediately following the merger. The consummation of the merger also is conditioned upon holders of less than 30% of the currently outstanding shares of KBL common stock issued in KBL’s IPO (the Public Shares) voting against the merger and seeking conversion of their Public Shares into cash in accordance with KBL’s amended and restated certificate of incorporation. If holders of 30% or more of the Public Shares vote against merger and elect cash conversion, KBL will be prohibited by its amended and restated certificate of incorporation from completing the merger. To preclude such possibility and to ensure compliance with the PRWT Majority Requirement, KBL and its officers, directors and founding stockholders, PRWT and the PRWT Stockholders and their respective affiliates may enter into arrangements to provide for the purchase of the Public Shares from holders thereof who indicate their intention to vote against the merger and seek conversion or otherwise wish to sell their Public Shares, or into other arrangements that would induce holders of Public Shares not to vote against the merger proposal. As it is not currently possible to determine the number of Public Shares, if any, that may be purchased pursuant to such arrangements, the actual percentage of the KBL shares outstanding after the merger that KBL stockholders will own cannot presently be determined. In addition to the KBL stockholder approval, if the merger is not consummated by July 19, 2009 KBL is required to liquidate its assets and wind up its affairs.

To provide a fund for adjusting the number of shares held by the PRWT Stockholders after the closing (based on PRWT’s net debt) and to provide a fund for payment to New Pubco with respect to its post-closing rights to indemnification under the merger agreement, at the closing of the merger, the PRWT Stockholders will place in escrow (with an independent escrow agent) an aggregate of 941 Merger Shares. Other than with respect to certain specified matters, the escrow will be the sole remedy for New Pubco for its rights to indemnification under the merger agreement.

On May 6, 2009 the Company purchased 7,275 warrants of KBL in private transactions for purchase price of $2.0 million. The warrants purchased represent approximately 42% of the total KBL warrants issued in KBL’s initial public offering.

On May 15, 2009, a member of the Company’s Board of Directors purchased an aggregate 1,500 warrants of KBL in a private transaction for an aggregate purchase price of $405.

USF Dividend

On April 28, 2009, the Board of Directors of USF declared a cash dividend on its outstanding common shares as of December 31, 2008 totaling $697, of which $342 was paid to the non-controlling interest holders of USF.

Joint Marketing and Distribution Agreement

On May 12, 2009, Cherokee entered into a joint marketing and distribution agreement with a life science company to store, test, package, and distribute products as specified by the life science company. The initial

PRWT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited. Amounts in thousands, except per share data)

26. Subsequent Events (unaudited)  – (continued)

term of the agreement is three years with successive automatic two year renewals until either Cherokee or the life sciences company terminates the agreement.

Investment Purchase

On May 26, 2009, the Company made a $500 investment in a business process automation technology company.

Construction in Progress Purchase Commitments

During April and May 2009, the Company entered into agreements to purchase $4,059 of materials for the construction in progress at the Cherokee facility. The purchases occur from 2009 through 2012.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

CONDENSED BALANCE SHEETS

	As of March 31, 2009	As of December 31, 2008
	(Unaudited)
ASSETS
Current Assets
Cash	$122,894	$144,587
Investments held in trust	135,388,509	135,731,897
Prepaid expenses	26,605	48,355
Prepaid taxes	51,594	124,218
Total Current Assets	135,589,602	136,049,057
Computer equipment, (net of accumulated depreciation of $1,697 and $1,414, respectively)	3,958	4,241
Total assets	$135,593,560	$136,053,298
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$545,064	$329,835
Deferred trust interest	450,192	520,018
Deferred underwriting fees	4,140,000	4,140,000
Total liabilities	5,135,256	4,989,853
Common stock, subject to possible conversion, 5,174,999 shares at conversion value	38,936,992	38,936,992
Commitments
Stockholders’ equity
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued or outstanding	—	—
Common stock, $.0001 par value Authorized 50,000,000 shares Issued and outstanding 21,000,000 shares (which includes 5,174,999 subject to possible conversion)	2,100	2,100
Additional paid-in capital	90,891,800	90,891,800
Earnings accumulated during the development stage	627,412	1,232,553
Total stockholders’ equity	91,521,312	92,126,453
Total liabilities and stockholders’ equity	$135,593,560	$136,053,298

See notes to unaudited condensed financial statements.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31, 2009	For the Three Months Ended March 31, 2008	For the Period January 9, 2007 (Inception) to March 31, 2009
Income:
Interest	$84,294	$817,269	$3,998,553
Total Income:	84,294	817,269	3,998,553
Expenses:
Professional fees	482,538	141,656	1,536,495
Franchise and capital taxes	127,046	127,572	944,152
Administrative fees	30,000	30,000	203,871
Dues and subscriptions	4,310	7,219	49,181
Insurance	17,500	17,500	118,968
Other operating expenses	28,041	127,942	426,742
Total expenses	689,435	451,889	3,279,409
(Loss) income before provision for income taxes	(605,141)	365,380	719,144
Provision for income taxes	—	26,927	91,732
Net (loss) income	$(605,141)	$338,453	$627,412
Net (loss) income per share basic and diluted	$(0.03)	$0.02	$0.04
Weighted average shares outstanding basic and diluted	21,000,000	21,000,000	16,836,207

See notes to unaudited condensed financial statements.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period January 9, 2007 (Inception) to March 31, 2009

			Additional Paid-In Capital	Earnings Accumulated During the Development Stage	Stockholders’ Equity
	Common Stock
	Shares	Amount
Issuance of common stock to initial stockholders on January 9, 2007 at approximately $.007 per share	3,750,000	$375	$24,625	$—	$25,000
Sale of 17,250,000 units, net of underwriters discount and offering expenses (includes 5,174,999 shares subject to possible conversion)	17,250,000	1,725	127,729,167	—	127,730,892
Private placement warrants (2,075,000 shares)			2,075,000		2,075,000
Proceeds subject to possible conversion of 5,174,999 shares			(38,936,992)		(38,936,992)
Net income for the period				1,242,440	1,242,440
Balance at December 31, 2007	21,000,000	$2,100	$90,891,800	$1,242,440	$92,136,340
Net loss for the year	—	—	—	(9,887)	(9,887)
Balance at December 31, 2008	21,000,000	$2,100	$90,891,800	$1,232,553	$92,126,453
Unaudited:
Net loss for the period	—	—	—	(605,141)	(605,141)
Balance at March 31, 2009	21,000,000	$2,100	$90,891,800	$627,412	$91,521,312

See notes to unaudited condensed financial statements.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31, 2009	For the Three Months Ended March 31, 2008	For the Period January 9, 2007 (Inception) to March 31, 2009
Cash flow from operating activities
Net income (loss)	$(605,141)	$338,453	$627,412
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income on investments held in trust account	(14,312)	(974,425)	(4,445,986)
Depreciation	283	268	1,697
Changes in operating assets/liabilities:
Decrease (increase) in prepaid expenses	21,750	24,191	(26,605)
(Increase) decrease in prepaid taxes	72,624	(33,978)	(51,594)
Increase in accounts payable and accrued expenses	215,229	19,385	545,064
(Decrease) increase in capital and income tax payable	—	(252,240)	—
(Decrease) increase in deferred trust interest	(69,826)	157,535	450,192
Net cash used in operating activities	(379,393)	(720,811)	(2,899,820)
Cash flows from Investing Activities
Purchases of computer equipment	—	(905)	(5,655)
Investments placed in trust	—	—	(133,930,000)
Disbursements from investments held in trust	357,700	641,000	2,987,477
Net cash provided by (used in) investing activities	357,700	640,095	(130,948,178)
Cash flows from financing activities
Gross proceeds from public offering	—	—	138,000,000
Proceeds from sale of shares of common stock	—	—	25,000
Proceeds from note payable, stockholder	—	—	100,000
Payment of note payable, stockholder	—	—	(100,000)
Proceeds from private placement warrants	—	—	2,075,000
Payment of offering costs	—	—	(6,129,108)
Net cash provided by financing activities	—	—	133,970,892
Net increase (decrease) in cash	(21,693)	(80,716)	122,894
Cash at beginning of the period	144,587	118,868	—
Cash at the end of the period	$122,894	$38,152	$122,894
Supplemental schedule of non-cash financing activities:
Accrual of deferred underwriting fees	$—	$—	$4,140,000
Supplemental schedule of cash flow information:
Cash paid during the period for income taxes	$36,200	$360,000	$923,986

See notes to unaudited condensed financial statements.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. Organization, Business Operations And Significant Accounting Policies

KBL Healthcare Acquisition Corp. III (the “Company”) was incorporated in Delaware on January 9, 2007 as a blank check company whose objective is to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the healthcare or healthcare-related industries.

The condensed financial statements at March 31, 2009 and for the periods ended March 31, 2009 and 2008 are unaudited and have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Company as of March 31, 2009, the results of its operations and its cash flows for the three months ended March 31, 2009, the three months ended March 31, 2008 and for the period from January 9, 2007 (inception) to March 31, 2009 and its changes in stockholders’ equity for the three months ended March 31, 2009 and for the period from January 9, 2007 (inception) through March 31, 2009. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full year.

These unaudited condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the period ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 13, 2009. The December 31, 2008 balance sheet and the statement of stockholders’ equity for the period ended December 31, 2007 and the year ended December 31, 2008 have been derived from these audited financial statements. The accounting policies used in preparing these unaudited financial statements are consistent with those described in the December 31, 2008 audited financial statements.

All activity from January 9, 2007 (inception) through July 25, 2007 related to the Company’s formation and initial public offering described below. Subsequent to July 25, 2007, the Company has been seeking a business combination with an operating business as described below.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective July 19, 2007. The Company consummated the Offering on July 25, 2007 and received net proceeds of approximately $127,731,000 (Note 2). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business in the healthcare or healthcare-related industries (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $133,930,000, including $4,140,000 of deferred underwriting discounts and commissions and the $2,075,000 proceeds of the Private Placement Warrants described in Note 2 was initially placed in a trust account (“Trust Account”) and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have its vendors, providers of financing, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The Company’s Chairman of the Board, the Company’s Chief Executive Officer and the Company’s Chief Operating Officer have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors, providers of financing, service providers or other entities that are owed money by the Company for services

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. Organization, Business Operations And Significant Accounting Policies  – (continued)

rendered to or contracted for or products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, up to an aggregate of $1,900,000 of interest earned on the Trust Account balance may be released to the Company to fund working capital requirements and additional amounts may be released to fund tax obligations.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 30% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 3,750,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account (including interest, but less amounts reserved or released to us for working capital and net of taxes payable), calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding approximately 29.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Therefore, a portion of the net proceeds of the offering (approximately 29.99% of the amount placed in trust excluding the portion relating to the deferred underwriting fees) has been classified as common stock subject to possible conversion and a portion of the interest earned on the Trust Account (approximately 29.99% of the interest earned on the Trust Account after permissible deductions for working capital requirements and tax obligations) has been classified as deferred interest in the accompanying balance sheet. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a business combination by July 19, 2009. If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will dissolve and liquidate for the purposes of winding up its affairs. This factor raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering discussed in Note 2).

Net Income Per Share — Net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The effect of the 17,250,000 outstanding warrants included in the units issued in connection with the Offering and the 2,075,000 outstanding warrants issued in connection with the private placement has not been considered in the diluted income per share calculation since such warrants are contingently exercisable.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. Organization, Business Operations And Significant Accounting Policies  – (continued)

New Accounting Pronouncements — In December 2007, the “FASB” released Statement of Financial Accounting Standards No. 141(R), Business Combinations (revised 2007) (“SFAS 141(R)”), which changes many well-established business combination accounting practices and significantly effects how acquisition transactions are reflected in the financial statements. Additionally, SFAS 141(R) will affect how companies negotiate and structure transactions, model financial projections of acquisitions and communicate to stakeholders. SFAS 141(R) must be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company’s adoption of SFAS 141(R) did not have a material effect on the Company’s financial statements.

In December 2007, the “FASB” released SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No.51 ( “SFAS 160”), which establishes accounting and reporting standards for the noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interests and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. Previously, net income attributable to the noncontrolling interest was reported as an expense or other deduction in arriving at consolidated net income. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company’s adoption of SFAS 160 did not have a material effect on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. The Company adopted the provisions of SFAS 157 for the fiscal year beginning January 1, 2008, except for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application was permitted until the Company’s fiscal year beginning January 1, 2009. The Company’s adoption of the remaining provisions of SFAS 157 on January 1, 2009 did not have a material effect on the Company’s financial statements.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides guidance on how to determine if certain instruments or embedded features are considered indexed to an entity’s own stock. EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own. EITF 07-5 is effective for fiscal years beginning after December 15, 2008 and any interim periods therein with any outstanding instrument at the date of adoption requiring a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The adoption of EITF 07-5 did not have a significant impact on the Company’s financial statements.

The Company does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.

Reclassifications — Certain amounts in the first quarter 2008 financial statements have been reclassified in order to conform to the first quarter 2009 presentation.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

2. Initial Public Offering

On July 25, 2007, the Company sold 17,250,000 Units (including 2,250,000 units to cover over-allotments) in the Offering. Each Unit consists of one share of the Company’s common stock and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a Business Combination and July 19, 2008 and expiring July 18, 2011. The Company may redeem the Warrants, at a price of $.01 per Warrant upon 30 days’ notice while the Warrants are exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

The Company paid the underwriters in the Offering an underwriting discount of 7% of the gross proceeds of the Offering. However, the underwriters have agreed that 3% ($4,140,000) of the underwriting discounts will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination. In addition, the underwriters will forfeit a portion of this fee ($0.24 per share) to pay a portion of the amounts due to converting stockholders.

3. Private Placement

Certain of the Company’s officers, directors and special advisors purchased a total of 2,075,000 Warrants (“Private Placement Warrants”) at $1.00 per Warrant (for an aggregate purchase price of $2,075,000) privately from the Company. The purchase price of the Warrants was in excess of their fair share. These purchases took place simultaneously with the Offering. All of the proceeds received from these purchases have been placed in the Trust Account. The Private Placement Warrants are identical to the Warrants underlying the Units in the Offering except that if the Company calls the Warrants for redemption, the Private Placement Warrants may be exercisable on a “cashless basis,” at the holder’s option, so long as such securities are held by such purchaser or their affiliates. Furthermore, the purchasers have agreed that the Private Placement Warrants will not be sold or transferred by them until after the Company has completed a Business Combination.

4. Investments Held in Trust

Reconciliation of investments held in trust as of March 31, 2009 is as follows:

2009
Contribution to trust	$133,930,000
Interest income received	4,445,986
Withdrawals to fund operations(a)	(1,900,000)
Withdrawals to fund estimated taxes	(1,087,477)
Total investments held in trust	$135,388,509

(a)	amount is limited to $1,900,000

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

5. Fair Value of Financial Instruments

The table below presents the balance of assets and liabilities measured at fair value on a recurring basis by level within hierarchy.

	March 31, 2009
	Total	Level 1	Level 2	Level 3
Investments Held in Trust	$135,388,509	$135,388,509	$—	$—
Total assets	$135,388,509	$135,388,509	$—	$—

The Company’s investments held in trust include money market securities that are considered to be highly liquid and easily tradable.

6. Commitments

The Company presently occupies office space provided by an affiliate of three of the Initial Stockholders. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $10,000 per month for such services commencing on the effective date of the Offering. The statement of operations for the three months ended March 31, 2009 and 2008 includes $30,000 and the period from January 9, 2007 (inception) to March 31, 2009 includes $203,871 of expense related to this agreement.

Pursuant to letter agreements which the Initial Stockholders will enter with the Company and the underwriters, the Initial Stockholders will waive their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

The Initial Stockholders and the holders of the Private Placement Warrants (or underlying securities) will be entitled to registration rights with respect to their founding shares or Private Placement Warrants (or underlying securities) pursuant to an agreement dated as of July 19, 2007. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Private Placement Warrants (or underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Private Placement Warrants (or underlying securities) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

The Company entered into consulting agreements with two consultants on August 1, 2007 and August 29, 2007. The agreements are terminable by either party upon 60 and 30 days prior written notice, respectively. The Company is obligated to pay the consultants a combined fee of $33,750 per month plus expenses for consulting services and a success fee totaling $600,000 30 days after the closing of the initial Business Combination by the Company. This success fee will be due even upon termination of the consulting agreements provided such Business Combination is completed within a certain number of days from the termination of the agreements. Included in professional fees in the accompanying statements of income for the three months ended March 31, 2009 is $76,250, $101,250 for the three months ended March 31, 2008, and $641,250 for the period January 9, 2007 (inception) to March 31, 2009 related to these agreements. At December 31, 2008 the Company issued a termination notice in relation to the August 1, 2007 consulting agreement. The notice terminates the consulting agreement effective February 28, 2009. If a potential transaction is consummated by the Company at any time before its liquidation, including the proposed transaction with PRWT Services, Inc. described in Note 9, the Company shall pay the consultant the success fee.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

6. Commitments  – (continued)

The Company has engaged with several third-party independent contractors to assist in finding a potential target business to acquire. The Company has generally agreed to pay such entities a fee between 0.5% and 1.5% of the total value of the transaction for any target business referred by such third parties that is ultimately acquired by the Company. There is no obligation to pay such entities any fee unless the Company acquires a target business referred by such entity.

7. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with the Common Stock on a Business Combination.

8. Common Stock

Effective July 19, 2007, the Company’s Board of Directors authorized a stock dividend of 0.2 shares of common stock for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares have been retroactively restated to reflect this transaction.

9. Proposed Business Combination

On March 13, 2009, the Company entered into an Agreement and Plan of Reorganization (“Merger Agreement”) with PRWT Services, Inc. (“PRWT”), PRWT Merger Sub, Inc. (“Merger Sub”) and the holders of all outstanding capital stock of PRWT (“PRWT Stockholders”). PRWT and its subsidiaries are a diversified enterprise of pharmaceutical manufacturing and distribution, facilities management, and business process outsourcing services. Pursuant to the Merger Agreement, (a) the Company will merge with Merger Sub, with the Company being the surviving entity of the merger and a wholly owned subsidiary of PRWT, (b) all of the Company’s securities will automatically convert into an equal number of securities of PRWT of like tenor and (c) PRWT will become the public company following consummation of the transaction (“New Pubco”). In connection with and as a result of the merger and the recapitalization of PRWT’s outstanding capital stock, immediately following the consummation of the merger, the PRWT Stockholders will own an aggregate of 11,950,000 shares of New Pubco common stock (“Merger Shares”), subject to upward or downward adjustment in the event PRWT’s consolidated total indebtedness is more or less than $45,000,000 at the closing of the merger, and will receive an aggregate of $3,500,000 cash from New Pubco in exchange for the release and discharge of any and all claims against New Pubco. 941,211 of the Merger Shares will be placed in escrow to provide a fund to satisfy certain net debt adjustment and indemnification obligations of the PRWT Stockholders to New Pubco under the terms of the Merger Agreement. An additional 8,000,000 shares of New Pubco common stock will be placed in escrow at the closing to be released to the PRWT Stockholders upon New Pubco attaining certain levels of EBITDA in fiscal 2009, 2010 and/or 2011 or upon certain exercises of New Pubco redeemable warrants. At the closing of the merger, the funds held in the Trust Account will be transferred to New Pubco, after deduction of transaction expenses, tax obligations (if any), deferred underwriting commissions, and the $3,500,000 cash payment to the PRWT Stockholders.

The merger is expected to be consummated in the third quarter of 2009, after the required approval by our stockholders and the fulfillment of certain other conditions, as described in the Merger Agreement. The merger is expected to be accounted for as an asset acquisition in accordance with FAS 141(R) through the issuance of stock by PRWT for the net assets of KBL.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

10. Subsequent Event

On May 6, 2009, the Company announced that PRWT Services, Inc. (“PRWT”) has purchased an aggregate of approximately 7.275 million warrants of the Company in private transactions for an aggregate purchase price of approximately $2.0 million. The warrants purchased represent approximately 42% of the total Company’s warrants issued in the Company’s initial public offering (“IPO”). Following the business combination, PRWT intends to retire all of the aforementioned warrants it has purchased.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
KBL Healthcare Acquisition Corp. III

We have audited the accompanying balance sheets of KBL Healthcare Acquisition Corp. III (hereafter referred to as “KBL Healthcare”) (a corporation in the development stage) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2008, the period from January 9, 2007 (inception) to December 31, 2007, and the cumulative period from January 9, 2007 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KBL Healthcare as of December 31, 2008 and 2007, and the results of its operations and its cash flows the year ended December 31, 2008, the period from January 9, 2007 (inception) to December 31, 2007, and the cumulative period from January 9, 2007 (inception) to December 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that KBL Healthcare will continue as a going concern. As discussed in Note 1 to the financial statements, KBL Healthcare will face a mandatory liquidation on July 19, 2009 if a business combination is not consummated which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP

New York, New York
March 9, 2009

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

BALANCE SHEET

	As of December 31, 2008	As of December 31, 2007
ASSETS
Current Assets
Cash	$144,587	$118,868
Investments held in trust	135,731,897	135,226,616
Prepaid expenses	48,355	141,359
Prepaid taxes	124,218	—
Total Current Assets	136,049,057	135,486,843
Computer equipment, (net of accumulated depreciation of $1,414 and $298, respectively)	4,241	4,452
Total assets	$136,053,298	$135,491,295
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$329,835	$25,723
Capital and income tax payable	—	252,240
Deferred trust interest	520,018	—
Deferred underwriting fees	4,140,000	4,140,000
Total liabilities	4,989,853	4,417,963
Common stock, subject to possible conversion, 5,174,999 shares at conversion value	38,936,992	38,936,992
Commitments
Stockholders’ equity
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued or outstanding	—	—
Common stock, $.0001 par value Authorized 50,000,000 shares Issued and outstanding 21,000,000 shares (which includes 5,174,999 subject to possible conversion)	2,100	2,100
Additional paid-in capital	90,891,800	90,891,800
Earnings accumulated during the development stage	1,232,553	1,242,440
Total stockholders’ equity	92,126,453	92,136,340
Total liabilities and stockholders’ equity	$136,053,298	$135,491,295

See notes to financial statements.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2008	For the Period January 9, 2007 (Inception) to December 31, 2007	For the Period January 9, 2007 (Inception) to December 31, 2008
Income:
Interest	$1,865,819	$2,048,440	$3,914,259
Total Income:	1,865,819	2,048,440	3,914,259
Expenses:
Professional fees	867,425	186,532	1,053,957
Franchise and capital taxes	501,598	315,508	817,106
Administrative fees	120,000	53,871	173,871
Dues and subscriptions	26,185	18,686	44,871
Insurance	70,000	31,468	101,468
Other operating expenses	290,498	108,203	398,701
Total expenses	1,875,706	714,268	2,589,974
Income (loss) before provision for income taxes	(9,887)	1,334,172	1,324,285
Provision for income taxes	—	91,732	91,732
Net income (loss)	$(9,887)	$1,242,440	$1,232,553
Net income per share basic and diluted	$(0.00)	$0.11	$0.08
Weighted average shares outstanding basic and diluted	21,000,000	11,502,809	16,317,175

See notes to financial statements.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period January 9, 2007 (Inception) to December 31, 2008

	Common Stock		Additional Paid-In Capital	Earnings Accumulated During the Development Stage	Stockholders’ Equity
	Shares	Amount
Issuance of common stock to initial stockholders on January 9, 2007 at approximately $.007 per share	3,750,000	$375	$24,625	$—	$25,000
Sale of 17,250,000 units, net of underwriters discount and offering expenses (includes 5,174,999 shares subject to possible conversion)	17,250,000	1,725	127,729,167	—	127,730,892
Private placement warrants (2,075,000 shares)			2,075,000		2,075,000
Proceeds subject to possible conversion of 5,174,999 shares			(38,936,992)		(38,936,992)
Net income for the period				1,242,440	1,242,440
Balance at December 31, 2007	21,000,000	$2,100	$90,891,800	$1,242,440	$92,136,340
Net loss for the year	—	—	—	(9,887)	(9,887)
Balance at December 31, 2008	21,000,000	$2,100	$90,891,800	$1,232,553	$92,126,453

See notes to financial statements.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2008	For the Period January 9, 2007 (Inception) to December 31, 2007	For the Period January 9, 2007 (Inception) to December 31, 2008
Cash flow from operating activities
Net income (loss)	$(9,887)	$1,242,440	$1,232,553
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income on investments held in trust account	(2,384,808)	(2,046,866)	(4,431,674)
Depreciation	1,116	298	1,414
Changes in operating assets/liabilities:
Decrease (increase) in prepaid expenses	93,004	(141,359)	(48,355)
Increase in prepaid taxes	(124,218)	—	(124,218)
Increase in accounts payable and accrued expenses	304,112	25,723	329,835
(Decrease) increase in capital and income tax payable	(252,240)	252,240	—
Increase in deferred trust interest	520,018	—	520,018
Net cash used in operating activities	(1,852,903)	(667,524)	(2,520,427)
Cash flows from Investing Activities
Purchases of computer equipment	(905)	(4,750)	(5,655)
Investments placed in trust	—	(133,930,000)	(133,930,000)
Disbursements from investments held in trust	1,879,527	750,250	2,629,777
Net cash provided by (used in) investing activities	1,878,622	(133,184,500)	(131,305,878)
Cash flows from financing activities
Gross proceeds from public offering	—	138,000,000	138,000,000
Proceeds from sale of shares of common stock	—	25,000	25,000
Proceeds from note payable, stockholder	—	100,000	100,000
Payment of note payable, stockholder	—	(100,000)	(100,000)
Proceeds from private placement warrants	—	2,075,000	2,075,000
Payment of offering costs	—	(6,129,108)	(6,129,108)
Net cash provided by financing activities	—	133,970,892	133,970,892
Net increase in cash	25,719	118,868	144,587
Cash at beginning of the period	118,868	—	—
Cash at the end of the period	$144,587	$118,868	$144,587
Supplemental schedule of non-cash financing activities:
Accrual of deferred underwriting fees	$—	$4,140,000	$4,140,000
Supplemental schedule of cash flow information:
Cash paid during the period for income taxes	$—	$155,000	$887,786

See notes to financial statements.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization, Business Operations and Significant Accounting Policies

KBL Healthcare Acquisition Corp. III (the “Company”) was incorporated in Delaware on January 9, 2007 as a blank check company whose objective is to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the healthcare or healthcare-related industries.

All activity from January 9, 2007 (inception) through July 25, 2007 relates to the Company’s formation and initial public offering described below. Subsequent to July 25, 2007, the Company has been seeking a business combination with an operating business as described below.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective July 19, 2007. The Company consummated the Offering on July 25, 2007 and received net proceeds of approximately $127,731,000 (Note 2). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business in the healthcare or healthcare-related industries (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $133,930,000, including $4,140,000 of deferred underwriting discounts and commissions and the $2,075,000 proceeds of the Private Placement Warrants described in Note 2 was initially placed in a trust account (“Trust Account”) and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have its vendors, providers of financing, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The Company’s Chairman of the Board, the Company’s Chief Executive Officer and the Company’s Chief Operating Officer have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors, providers of financing, service providers or other entities that are owed money by the Company for services rendered to or contracted for or products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, up to an aggregate of $1,900,000 of interest earned on the Trust Account balance may be released to the Company to fund working capital requirements and additional amounts may be released to fund tax obligations.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 30% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 3,750,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account (including interest, but less amounts reserved or released to us for working capital and net of taxes payable), calculated as of two business days

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization, Business Operations and Significant Accounting Policies  – (continued)

prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding approximately 29.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Therefore, a portion of the net proceeds of the offering (approximately 29.99% of the amount placed in trust excluding the portion relating to the deferred underwriting fees) has been classified as common stock subject to possible conversion and a portion of the interest earned on the Trust Account (approximately 29.99% of the interest earned on the Trust Account after permissible deductions for working capital requirements and tax obligations) has been classified as deferred interest in the accompanying balance sheet. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a business combination by July 19, 2009. If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will dissolve and liquidate for the purposes of winding up its affairs. This factor raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering discussed in Note 2).

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. The Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. However, management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Fair Value of Financial Instruments — The fair value of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107 “Disclosures about Fair Value of Financial Instruments,” approximate their carrying amounts presented in the balance sheet at December 31, 2008.

Effective January 1, 2008 the Company adopted Statement No. 157, Fair Value Measurements. Statement No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. Statement No. 157 requires new disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:  Quoted market prices in active markets for identical assets or liabilities.

Level 2:  Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3:  Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to Statement No. 157. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization, Business Operations and Significant Accounting Policies  – (continued)

The Company accounts for derivative instruments, if any, in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”) which establishes accounting and reporting standards for derivative instruments.

Deferred Income Taxes — Deferred income taxes are provided for the differences between bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fixed Assets — Fixed assets, consisting of computer equipment, are stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of five years. Depreciation expense was $1,414 and $298 for the year ended December 31, 2008 and for the period from January 9, 2007 (inception) to December 31, 2007 respectively.

Net Income per Share — Net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The effect of the 17,250,000 outstanding warrants included in the units issued in connection with the Offering and the 2,075,000 outstanding warrants issued in connection with the private placement has not been considered in the diluted income per share calculation since such warrants are contingently exercisable.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements — In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”),” which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The Company adopted FIN 48 upon its inception. Since the Company is a development stage company that began operations on January 9, 2007, there have been no audits of filed tax returns as of this time. The adoption of FIN 48 did not have a material effect on the Company’s financial condition, results of operations or liquidity.

In December 2007, the “FASB” released Statement of Financial Accounting Standards No. 141(R), Business Combinations (revised 2007) (“SFAS 141(R)”), which changes many well-established business combination accounting practices and significantly effects how acquisition transactions are reflected in the financial statements. Additionally, SFAS 141(R) will affect how companies negotiate and structure transactions, model financial projections of acquisitions and communicate to stakeholders. SFAS 141(R) must be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

In December 2007, the “FASB” released SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No.51 (“SFAS 160”), which establishes accounting and reporting standards for the noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interests and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. Previously, net income attributable to the noncontrolling interest was reported as an expense or other deduction in arriving at consolidated net income. SFAS 160 is effective for financial

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization, Business Operations and Significant Accounting Policies  – (continued)

statements issued for fiscal years beginning after December 15, 2008. The Company believes the adoption of this statement will not have a material impact on its financial statements.

The Company does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Reclassifications — Certain amounts in the 2007 financial statements have been reclassified in order to conform with the 2008 presentation.

2. Initial Public Offering

On July 25, 2007, the Company sold 17,250,000 Units (including 2,250,000 units to cover over-allotments) in the Offering. Each Unit consists of one share of the Company’s common stock and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a Business Combination and July 19, 2008 and expiring July 18, 2011. The Company may redeem the Warrants, at a price of $.01 per Warrant upon 30 days’ notice while the Warrants are exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

The Company paid the underwriters in the Offering an underwriting discount of 7% of the gross proceeds of the Offering. However, the underwriters have agreed that 3% ($4,140,000) of the underwriting discounts will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination. In addition, the underwriters will forfeit a portion of this fee ($0.24 per share) to pay a portion of the amounts due to converting stockholders.

3. Private Placement

Certain of the Company’s officers, directors and special advisors purchased a total of 2,075,000 Warrants (“Private Placement Warrants”) at $1.00 per Warrant (for an aggregate purchase price of $2,075,000) privately from the Company. The purchase price of the Warrants was in excess of their fair share. These purchases took place simultaneously with the Offering. All of the proceeds received from these purchases have been placed in the Trust Account. The Private Placement Warrants are identical to the Warrants underlying the Units in the Offering except that if the Company calls the Warrants for redemption, the Private Placement Warrants may be exercisable on a “cashless basis,” at the holder’s option, so long as such securities are held by such purchaser or their affiliates. Furthermore, the purchasers have agreed that the Private Placement Warrants will not be sold or transferred by them until after the Company has completed a Business Combination.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

4. Investments Held in Trust

Reconciliation of investments held in trust as of December 31, 2008 and 2007 is as follows:

	2008	2007
Contribution to trust	$133,930,000	$133,930,000
Interest income received	4,431,674	2,046,866
Withdrawals to fund operations(a)	(1,596,721)	(595,250)
Withdrawals to fund estimated taxes	(1,033,056)	(155,000)
Total investments held in trust	$135,731,897	$135,226,616

(a)	amount is limited to $1,900,000

5. Fair Value of Financial Instruments

The table below presents the balance of assets and liabilities measured at fair value on a recurring basis by level within hierarchy.

	December 31, 2008
	Total	Level 1	Level 2	Level 3
Investments Held in Trust	$135,731,897	$135,731,897	$—	$—
Total assets	$135,731,897	$135,731,897	$—	$—

The Company’s investments held in trust include money market securities that are considered to be highly liquid and easily tradable.

6. Note Payable, Stockholder

The Company issued an unsecured promissory note in an aggregate principal amount of $100,000 to one of the Initial Stockholders on January 5, 2007. The note was non-interest bearing and was paid following the consummation of the Offering from the net proceeds of such offering.

7. Income Taxes

The components of the provision for income taxes are as follows:

	Year Ended December 31, 2008	For the Period January 9, 2007 (Inception) to December 31, 2007
Current:
Federal	$—	$—
State and local	—	91,732
Total provision for income taxes	$—	$91,732

In accordance with the provisions of EITF 91-8 “Application of FASB Statement No. 96 to a State Tax Based on the Greater of a Franchise Tax or an Income Tax”, and as a result of being subject to the capital based tax for New York State and New York City being greater than the income based taxes in these jurisdictions for the year ended December 31, 2008, the Company, for comparability purposes, reclassified $234,791 of income taxes for the year ended December 31, 2007 to capital and franchise tax expense. This amount represents the capital tax portion of the Company’s tax expense for 2007.

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

7. Income Taxes  – (continued)

The tax effect of temporary differences that give rise to the deferred tax asset is as follows:

	For the Year Ended December 31, 2008	For the Period January 9, 2007 (Inception) to December 31, 2007
Federal net operating loss	$240,446	$27,000
Expenses deferred for income tax purposes	606,648	181,000
Interest income deferred for reporting purposes	79,095	—
Deferred tax asset	926,189	208,000
Full valuation allowance	(926,189)	(208,000)
Total deferred tax asset	$—	$—

In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance.

The Company’s tax provision differs from a tax provision using effective Federal tax rate of 34% principally due to the following:

	For the Year Ended December 31, 2008	For the Period January 9, 2007 (Inception) to December 31, 2007
Income tax at U.S statutory rate	$(3,362)	$453,618
State and local tax, net of Federal tax benefit	(160,809)	126,048
Permanent difference – Federal tax exempt interest	(555,806)	(695,934)
Permanent difference – other	1,788	—
Change in valuation allowance	718,189	208,000
Total provision for income taxes	$—	$91,732

The Company has a federal net operating loss carryforward amounting to approximately $707,000 which expires in 2027 and 2028.

The tax years of 2007 and 2008 remain subject to examination by federal and state taxing authorities.

8. Commitments

The Company presently occupies office space provided by an affiliate of three of the Initial Stockholders. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $10,000 per month for such services commencing on the effective date of the Offering. The statement of operations for the year ended December 31, 2008 includes $120,000, $53,871 for the period from January 9, 2007 (inception) to December 31, 2007 and the period from January 9, 2007 (inception) to December 31, 2008 includes $173,871 of expense related to this agreement.

Pursuant to letter agreements which the Initial Stockholders will enter with the Company and the underwriters, the Initial Stockholders will waive their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

The Initial Stockholders and the holders of the Private Placement Warrants (or underlying securities) will be entitled to registration rights with respect to their founding shares or Private Placement Warrants (or

KBL HEALTHCARE ACQUISITION CORP. III
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

8. Commitments  – (continued)

underlying securities) pursuant to an agreement dated as of July 19, 2007. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Private Placement Warrants (or underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Private Placement Warrants (or underlying securities) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

The Company entered into consulting agreements with two consultants on August 1, 2007 and August 29, 2007. The agreements are terminable by either party upon 60 and 30 days prior written notice, respectively. The Company is obligated to pay the consultants a combined fee of $33,750 per month plus expenses for consulting services and a success fee totaling $600,000 30 days after the closing of the initial Business Combination by the Company provided such Business Combination is completed within a certain number of days from the termination of the agreements. Included in professional fees in the accompanying statements of income for the year ended December 31, 2008 is $405,000, $160,000 for the period January 9, 2007 (inception) to December 31, 2007, and $565,000 for the period January 9, 2007 (inception) to December 31, 2008 related to these agreements. At December 31, 2008 the Company issued a termination notice in relation to the August 1, 2007 consulting agreement. The notice terminates the consulting agreement effective February 28, 2009. If a potential transaction is consummated by the Company at any time before its liquidation, the Company shall pay the consultant the success fee.

The Company has engaged with several third-party independent contractors to assist in finding a potential target business to acquire. The Company has generally agreed to pay such entities a fee between 0.5% and 1.5% of the total value of the transaction for any target business referred by such third parties that is ultimately acquired by the Company. There is no obligation to pay such entities any fee unless the Company acquires a target business referred by such entity.

9. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with the Common Stock on a Business Combination.

10. Common Stock

Effective July 19, 2007, the Company’s Board of Directors authorized a stock dividend of 0.2 shares of common stock for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares have been retroactively restated to reflect this transaction.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

KBL HEALTHCARE ACQUISITION CORP. III,

PRWT SERVICES, INC.,

PRWT MERGER SUB, INC.

AND

ALL OF THE STOCKHOLDERS OF PRWT SERVICES, INC.

DATED AS OF MARCH 13, 2009

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of March 13, 2009, by and among KBL Healthcare Acquisition Corp. III, a Delaware corporation (“KBL”), PRWT Services, Inc., a Pennsylvania corporation (“PRWT”), PRWT Merger Sub, Inc., a Pennsylvania corporation and wholly owned subsidiary of PRWT (“Merger Sub”), and the persons executing the “Target Stockholders Signature Page” hereto, such persons being the holders of all of the outstanding capital stock of PRWT (the “Stockholders”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.1) and in accordance with the Delaware General Corporation Law (the “DGCL”), the Pennsylvania Business Corporation Law (“PBCL”) and other applicable law, KBL and PRWT intend to enter into a business combination transaction by means of a merger in which KBL will merge into Merger Sub, with Merger Sub being the surviving entity (the “Merger”).

B. The board of directors of each of KBL, PRWT and Merger Sub has determined that the Merger is fair to, and in the best interests of, its respective company and stockholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE MERGER

1.1 The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and PBCL, (a) KBL shall be merged with and into Merger Sub, the separate corporate existence of KBL shall cease and Merger Sub shall continue as the surviving corporation in the Merger, (b) all of the outstanding securities of KBL shall be automatically converted into an equal number of securities of PRWT of like tenor and (c) PRWT shall become the public company following the Merger (the “Surviving Pubco”). The term “Agreement ” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the PRWT Schedule and the KBL Schedule, as defined in the preambles to Articles II and III hereof, respectively).

1.2 Effective Time; Closing.  Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the applicable provisions of the PBCL and the certificate of merger (“Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such later filing, or such later time as may be agreed in writing by PRWT and KBL and specified in the Articles of Merger being the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Articles of Merger and Certificate of Merger, shall take place at the offices of Graubard Miller, counsel to KBL, 405 Lexington Avenue, New York, New York 10174-1901 at a time and date to be specified by the parties, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and PBCL and other applicable provisions of Delaware and Pennsylvania law (collectively, the “Applicable Law”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of KBL shall vest in Merger Sub, and all debts, liabilities and duties of KBL shall become the debts, liabilities and duties of Merger Sub, and Merger Sub shall continue as a wholly owned subsidiary of the Surviving Pubco.

1.4 Governing Documents.  At the Effective Time,

(a) the Articles of Incorporation of PRWT shall be amended and restated in a manner to be mutually and reasonably agreed upon by PRWT and KBL and appropriate for a public company and shall become the Articles of Incorporation of the Surviving Pubco;

(b) the Bylaws of PRWT shall be amended and restated in a manner to be mutually and reasonably agreed upon by PRWT and KBL and appropriate for a public company and shall become the Bylaws of the Surviving Pubco;

(c) the Articles of Incorporation of Merger Sub in the form attached hereto as Exhibit A shall remain the Articles of Incorporation of Merger Sub; and

(d) the Bylaws of Merger Sub in the form attached hereto as Exhibit B shall remain the Bylaws of Merger Sub.

1.5 Effect on KBL Securities.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of KBL or the holders of any of the securities of KBL, the following shall occur:

(a) Conversion of KBL Common Stock.  Other than any shares to be canceled pursuant to Section 1.5(b) and subject to adjustment in accordance with Section 1.5(c), each share of common stock, par value $.0001, of KBL (“KBL Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically converted into one (1) share of common stock of PRWT (“PRWT Common Stock”). Following the Merger, each certificate evidencing KBL Common Stock shall automatically be deemed to represent the same number of shares of PRWT Common Stock without surrender or exchange of such certificate. Following the Merger, all shares of KBL Common Stock that are not certificated and which are converted into PRWT Common Stock in the Merger shall be deemed replaced by the same number of shares of uncertificated PRWT Common Stock on the books and records of the Surviving Pubco’s transfer agent and all other entities that maintain records with respect thereto. The shares of PRWT Common Stock that would otherwise be issuable pursuant to this Section 1.5(a) to Persons who hold Dissenting Shares (as defined in Section 1.15) and exercise their appraisal rights pursuant to applicable Delaware Law shall not be issued to such Persons and shall be canceled.

(b) Cancellation of Treasury and PRWT-Owned Stock.  Each share of KBL Common Stock held by KBL or owned by PRWT or any direct or indirect wholly owned subsidiary of KBL or PRWT immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(c) Adjustments to Exchange Ratios.  The numbers of PRWT Common Stock that the holders of KBL Common Stock (and the number of PRWT Warrants and PRWT Units that holders of KBL Warrants and KBL Units) are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into PRWT Common Stock or KBL Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PRWT Common Stock or KBL Common Stock occurring on or after the date hereof and prior to the Effective Time except that no such adjustment shall be made as a result of the recapitalization provided for in Section 1.6.

(d) No Fractional Shares.  No fraction of a share of PRWT Common Stock will be issued by virtue of the Merger or the transaction contemplated hereby, and each holder of shares of KBL Common Stock who would otherwise be entitled to a fraction of a share of PRWT Common Stock (after aggregating all fractional shares of PRWT Common Stock that otherwise would be received by such holder) shall be deemed to receive from the Surviving Pubco, in lieu of such fractional share, one (1) share of PRWT Common Stock.

(e) Conversion of KBL Warrants.  Subject to adjustment in accordance with Section 1.5(c), each warrant (“KBL Warrant”) to purchase shares of KBL Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant (“PRWT Warrant”) to purchase the equivalent number of shares of PRWT Common Stock having terms and conditions substantially identical in all material respects to the terms and conditions pertaining to the KBL Warrants. The PRWT Warrants shall be governed by the Warrant Agreement dated July 19, 2007 between KBL and Continental Stock Transfer & Trust PRWT (“Continental”), as Warrant Agent. Following the Merger, each certificate evidencing KBL Warrants shall automatically be deemed to represent the same number of PRWT Warrants without surrender or exchange of such certificate. Following the Merger, all KBL Warrants that are not certificated shall be deemed replaced by the same number of uncertificated PRWT Warrants on the books and records of the Surviving Pubco’s transfer agent and all other entities that maintain records with respect thereto.

(f) Conversion of KBL Units.  Subject to adjustment in accordance with Section 1.5(c), each unit (“KBL Unit”) consisting of one (1) share of KBL Common Stock and one (1) KBL Warrant issued and outstanding immediately prior to the Effective Time shall be automatically converted into a unit (“PRWT Unit”) consisting of one (1) shares of PRWT Common Stock and (1) PRWT Warrant. Following the Merger, each certificate evidencing KBL Units shall automatically be deemed to represent the same number of PRWT Units without surrender or exchange of such certificate. Following the Merger, all KBL Units that are not certificated shall be deemed replaced by the same number of uncertificated PRWT Units on the books and records of the Surviving Pubco’s transfer agent and all other entities that maintain records with respect thereto.

(g) No Further Ownership Rights in KBL Stock.  All PRWT Common Stock, PRWT Warrants and PRWT Units deemed issued to holders of KBL securities upon consummation of the Merger and conversion of the KBL securities shall be deemed to have been issued in full satisfaction of all rights pertaining to the corresponding outstanding KBL securities and there shall be no further registration of transfers on the records of the Surviving Pubco of the KBL securities that were outstanding immediately prior to the Effective Time.

(h) No Liability.  Notwithstanding anything to the contrary in this Article I, no party hereto shall be liable to a holder of KBL securities or PRWT Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.6 PRWT Recapitalization.  On or before the Closing Date, PRWT shall recapitalize so that there are eleven million, nine hundred and fifty thousand (11,950,000) shares of a single class of PRWT Common Stock issued and outstanding immediately prior to the Closing, owned by the Stockholders as set forth in Schedule 1.6 (the “Stockholder Shares”); provided, however, that the foregoing number of shares of PRWT Common Stock shall be subject to adjustment in accordance with Section 1.7, below. No other shares of PRWT Common Stock shall be outstanding immediately prior to the Closing except as provided for in this Agreement.

1.7 Net Debt and Adjustment of Merger Shares.

(a) The term “Net Debt” shall mean PRWT’s combined consolidated indebtedness (i.e., all indebtedness for borrowed money and capitalized leases and equivalents and other obligations evidenced by promissory notes or similar instruments, as well as cash overdrafts excluding any costs or expenses incurred by PRWT or any subsidiary thereof in initially implementing and establishing compliance with the Sarbanes-Oxley Act of 2002 or other similar rules and regulations, less PRWT’s combined consolidated cash and cash equivalents, including all short-term money market instruments and treasury bills and similar instruments. From the date hereof through the Closing, PRWT shall service all indebtedness, payables and receivables in the ordinary course of business, consistent with past practice.

(b) PRWT shall not incur any debt, other than in the ordinary course of business, during the period from the date three business days prior to the Closing Date and the Closing Date.

(c) From the date hereof through the Closing Date, on or before the 5th day of each calendar month, PRWT shall deliver to KBL a written statement of PRWT’s Net Debt as of the end of the immediately preceding calendar month (“Periodic Net Debt Statement”), which shall (i) provide such detailed information as may be reasonably requested by KBL prior to such date, (ii) be derived utilizing generally accepted accounting principles, consistent with PRWT’s historical practice and (iii) be certified as being true and complete by PRWT’s Chief Executive Officer and Chief Financial Officer.

(d) On the third business day prior to the scheduled Closing Date, PRWT shall deliver to KBL and PRWT’s auditors (“Independent Accountant”) a written statement of the estimate of PRWT’s Net Debt as of the close of business of the business day immediately prior to the delivery (“Estimated Net Debt Amount”), which shall (i) provide such detailed information as may be reasonably requested by KBL prior to such date, (ii) be derived utilizing generally accepted accounting principles, consistent with PRWT’s historical practice and (iii) be certified as being true and complete by PRWT’s Chief Executive Officer and Chief Financial Officer.

(e) If PRWT’s Estimated Net Debt Amount is less than $45,000,000, as determined in accordance with this Agreement, the aggregate number of Stockholder Shares shall be increased (“Stockholder Shares Increase Amount”) by an amount equal to the Net Debt Surplus divided by $7.85. ”Net Debt Surplus” shall mean the amount by which $45,000,000 exceeds the Estimated Net Debt Amount. As an example, if the Estimated Net Debt Amount is $44,000,000, the Net Debt Surplus will be $1,000,000, the Stockholder Shares Increase Amount will be $1,000,000 divided by $7.85, or 127,389 shares (and an aggregate of 12,077,389 Stockholder Shares will be issued under Section 1.6).

(f) If PRWT’s Estimated Net Debt Amount is more than $45,000,000, as determined in accordance with this Agreement, subject to the limitations set forth in Section 1.7(i) hereof, the aggregate number of Stockholder Shares issued at Closing shall be decreased (“Stockholder Shares Decrease Amount”) by an amount equal to the Net Debt Excess divided by $7.85. ”Net Debt Excess” shall mean the amount by which the Estimated Net Debt Amount exceeds $45,000,000. As an example, if the Estimated Net Debt Amount is $46,000,000, the Net Debt Excess will be $1,000,000, the Stockholders Shares Decrease Amount will be $1,000,000 divided by $7.85, or 127,389 shares (and an aggregate of 11,822,611 Stockholders Shares will be issued under Section 1.6). Notwithstanding anything herein to the contrary, the Stockholder Shares Decrease Amount shall not exceed the number of Escrow Shares.

(g) As soon as practicable after the Closing, but not later than sixty (60) days after the Closing, the Representative (as defined in Section 1.12(b)) shall use its commercially reasonable best efforts to deliver to the Committee a statement (the “Closing Net Debt Statement”) showing, in reasonable detail, the calculation of PRWT’s Net Debt as of the Closing (the “Closing Net Debt Amount”). The Committee and PRWT shall cooperate with the Representative in connection with the preparation of the Closing Net Debt Statement. If the Representative does not receive written notice from the Committee disputing the Closing Net Debt Statement within the fifteen (15) day period mentioned in Section 1.7(k) below, then the Closing Net Debt Statement shall become final and binding on the parties. The costs and expenses of the preparation of the Closing Net Debt Statement shall be borne by the Surviving Pubco.

(h) If the Closing Net Debt Amount (as finally determined, pursuant to Section 1.7(g) or (k), as applicable) is less than the Estimated Net Debt Amount, the Surviving Pubco shall issue to the Stockholders, within ten (10) days after the final determination of the Closing Net Debt Amount, shares of PRWT Common Stock equal to (x) the amount by which the Closing Net Debt Amount is less than the Estimated Net Debt Amount divided by (y) $7.85. If the Closing Net Debt Amount is greater than the Estimated Net Debt Amount, the Surviving Pubco shall be entitled, subject to the limitations set forth in Section 1.7(i) hereof, to withdraw, within ten (10) days after the final determination of the Closing Net Debt Amount, the amount of Escrow Shares (as defined in Section 1.10) equal to (x) the amount by which the Closing Net Debt Amount exceeds the Estimated Net Debt Amount divided by (y) $7.85. If the Closing Net Debt Amount is equal to the Estimated Net Debt Amount, there shall be no adjustment.

(i) Notwithstanding anything herein to the contrary, any downward adjustment of shares of PRWT Common Stock to be issued to the Stockholders pursuant to either Section 1.7(f) or (h) shall serve to reduce the Escrow Shares (and not the 11,008,789 shares of PRWT Common Stock to be issued pursuant to Section 1.6 that are not subject to the escrow described in Section 1.10), and that any such reduction shall be limited to the number of Escrow Shares actually remaining in the Escrow Account.

(j) The calculation of the Estimated Net Debt Amount and the Closing Net Debt Amount shall be made in accordance with U.S. GAAP (as defined in Section 2.7(a)) and consistent with past practice.

(k) If the Committee disagrees with the Closing Net Debt Statement used to calculate the Closing Net Debt Amount, it shall notify the Representative of such disagreement in writing specifying in reasonable detail any and all items of disagreement (each, an “Item of Dispute”) within fifteen (15) calendar days after its receipt of the Closing Net Debt Statement. The Representative and the Committee shall use their commercially reasonable best efforts for a period of fifteen (15) calendar days after the Committee’s delivery of such notice (or such longer period as PRWT and the Committee may mutually agree upon) to resolve any Items of Dispute raised by the Committee with respect to the Closing Net Debt Statement. During any such period of dispute, the Committee and Representative shall have reasonable access to the working papers of the Representative’s accountants relating to the Closing Net Debt Amount. If, at the end of such period, the Representative and the Committee do not resolve any such Item of Dispute, either the Representative or the Committee may submit the matter to a mutually acceptable independent accounting firm of recognized national standing to review the Closing Net Debt Statement and resolve any remaining Items of Dispute regarding the Closing Net Debt Amount. In the event the Representative and the Committee cannot agree upon an accounting firm within ten (10) days after notice from a party to the other party, they shall choose an accounting firm by lot from those accounting firms of recognized national standing practicing in Pennsylvania having no material relationship to the Representative, KBL, the Committee or their respective Affiliates and having offices in locations suitable to conduct such review. The accounting firm selected in accordance with the preceding two sentences is referred to herein as the “Accounting Firm.” The Representative and the Committee shall request that the Accounting Firm render a determination on each Item of Dispute, solely based on whether such Item of Dispute was prepared accurately and in accordance with U.S. GAAP and consistent with past practice. The determination by the Accounting Firm shall be final, binding and conclusive on the parties, and judgment may be entered thereon in a court of competent jurisdiction. The Representative and the Committee shall make their respective submissions to the Accounting Firm within twenty (20) business days after selecting such firm pursuant to this Section 1.7(i). The Representative and the Committee shall use their commercially reasonable best efforts to cause the Accounting Firm to make its determination within thirty (30) calendar days after accepting its selection. All of the fees and expenses of the Accounting Firm shall be borne by the Surviving Pubco.

(l) Required Withholding.  The Surviving Pubco shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.8 Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.9 Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Pubco with full right, title and possession to all assets, property, rights, privileges, powers and franchises of PRWT and KBL, the then current officers and directors of KBL, and the officers and directors of PRWT shall take all such lawful and necessary action.

1.10 General Escrow.  As the sole remedy for the indemnification obligations set forth in Article VII of this Agreement, and for downward adjustments to the Stockholder Shares required under Section 1.7, 941,211 of the Stockholder Shares (the “Escrow Shares”) shall be deposited in escrow (the “Escrow Account”), which shall be allocated among the Stockholders in the same proportion as the Stockholder Shares are allocated among them under Section 1.6, as set forth in Schedule 1.10, all in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between the Surviving Pubco, the Representative, each of the Stockholders (by power of attorney granted to the Representative appointed pursuant to Section 1.12(b)) and Continental, as escrow agent (“Escrow Agent”), in form and substance mutually and reasonably agreed to by KBL and PRWT and providing for the terms contemplated by Article VII hereof (the “Escrow Agreement”). The Escrow Agreement shall provide that, (i) on the 30th day after the date the Surviving Pubco has filed with the SEC its Annual Report for the year ending December 31, 2009 on Form 10-K (the “First Escrow Release Date”), the Escrow Agent shall release fifty percent (50%) of the Escrow Shares, less that portion thereof applied in satisfaction of or reserved with respect to indemnification claims in connection with claims made pursuant to Section 7.1(a) of this Agreement (“Escrow Claims”) and (ii) on the 30th day after the date the Surviving Pubco has filed with the SEC its Annual Report for the year ending December 31, 2010 on Form 10-K (the “Final Escrow Release Date”), the Escrow Agent shall release all Escrow Shares then remaining in escrow, less that portion thereof applied in satisfaction of or reserved with respect to Escrow Claims. Any Escrow Shares due to be released on the First Escrow Release Date or Final Escrow Release Date that continue to be held with respect to any unresolved Escrow Claim shall be delivered to the Stockholders in the same proportions as originally deposited into escrow, promptly upon such resolution, subject to reduction, if any, for the indemnification obligation associated with such resolved Escrow Claim.

1.11 EBITDA Share Issuance.

(a) At Closing, an additional 8,000,000 shares of PRWT Common Stock shall be issued by PRWT to the Stockholders in the same proportion as the Stockholder Shares are allocated among them under Section 1.6 (“EBITDA Shares”). All of the EBITDA Shares shall be deposited in escrow in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between the Surviving Pubco, the Representative, each of the Stockholders (by power of attorney granted to the Representative) in form and substance mutually and reasonably agreed to by PRWT and KBL and providing for the terms contemplated by this Section 1.11 (the “EBITDA Shares Escrow Agreement”). The EBITDA Shares Escrow Agreement shall provide that the Escrow Agent shall release the EBITDA Shares as follows:

(i) If the Surviving Pubco’s EBITDA (as defined in Section 1.11(c)) for the year ending December 31, 2009 (“2009 EBITDA”) is greater than $25,000,000, as set forth in the Surviving Pubco’s audited consolidated financial statements for the year ending December 31, 2009, the Stockholders, as a group, shall be entitled to receive from escrow that number of EBITDA Shares determined by dividing the 2009 EBITDA Excess by $1.00. “2009 EBITDA Excess” shall mean the Surviving Pubco’s actual 2009 EBITDA less $25,000,000. As an example, if the Surviving Pubco’s 2009 EBITDA is $27,000,000, the 2009 EBITDA Excess will be $2,000,000 and the Stockholders will receive from escrow an aggregate of 2,000,000 EBITDA Shares. Notwithstanding the foregoing, the maximum number of EBITDA Shares to be released from escrow pursuant to this Section 1.11(a)(i) shall be 2,000,000 shares.

(ii) If the Surviving Pubco’s EBITDA for the year ending December 31, 2010 (“2010 EBITDA”) is greater than $30,000,000 as set forth in the Surviving Pubco’s audited consolidated financial statements for the year ending December 31, 2010, the Stockholders, as a group, shall be entitled to receive from escrow that number of shares of PRWT Common Stock determined by dividing the 2010 EBITDA Excess by $1.00. ”2010 EBITDA Excess” shall mean the Surviving Pubco’s actual 2010 EBITDA less $30,000,000. As an example, if the Surviving Pubco’s 2010 EBITDA is $32,000,000, the 2010 EBITDA Excess will be $2,000,000 and the Stockholders will receive from escrow an aggregate of 2,000,000 shares of PRWT Common Stock. Notwithstanding the foregoing, the maximum number of EBITDA Shares issuable under this Section 1.11(a)(ii) shall be 3,000,000 shares.

(iii) If the Surviving Pubco’s EBITDA for the year ending December 31, 2011 (“2011 EBITDA”) is greater than $40,000,000 as set forth in the Surviving Pubco’s audited consolidated financial statements for the year ending December 31, 2011, the Stockholders, as a group, shall be entitled to receive from escrow that number of shares of PRWT Common Stock determined by dividing the 2011 EBITDA Excess by $1.00. “2011 EBITDA Excess” shall mean the Surviving Pubco’s actual 2011 EBITDA less $40,000,000. As an example, if the Surviving Pubco’s 2011 EBITDA is $42,500,000, the 2011 EBITDA Excess will be $2,500,000 and the Stockholders will receive from escrow an aggregate of 2,500,000 shares of PRWT Common Stock. Notwithstanding the foregoing, the maximum number of EBITDA Shares issuable under this Section 1.11(a)(iii) shall be 3,000,000 shares.

(iv) In the event Surviving Pubco engages in (1) a merger or business combination in which it is not the survivor, (2) a transaction in which it sells all or substantially all of its assets, or (3) a similar liquidity event, which in any case results in all of the holders of PRWT Common Stock receiving consideration having a fair market value of $9.50 or more per share (as adjusted for and to equitably and appropriately reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into PRWT Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PRWT Common Stock) then all EBITDA Shares then held in escrow in accordance with this Section 1.11 shall be released to the Stockholders no later than the consummation of such transaction. Further, in each event of exercise of PRWT Warrants (other than any exercise that occurs upon PRWT electing to lower the exercise price from the exercise price as of the date hereof, as same may be adjusted in connection with any stock split or the aforementioned similar events), an amount of EBITDA Shares equal to the number of shares of PRWT Common Stock issued upon such warrant exercise (up to the total amount of EBITDA Shares then held in escrow) shall be released from escrow and delivered to the Stockholders, in the same proportion as the Stockholder Shares are allocated among them under Section 1.6.

(b) Any release of EBITDA Shares from escrow shall be made as soon as practicable and in any event, no later than twenty (20) business days after the date of the event giving rise to the obligation to release such EBITDA Shares. A party’s right to receive the EBITDA Shares from escrow shall not be subject to any right of set-off or recoupment. The parties hereto acknowledge that the issuance of the EBITDA Shares is being done without any further consideration paid by the Stockholders, in order to provide a purchase price adjustment with respect to the PRWT Common Stock issued in the Merger by adjusting the percentage of equity issued in the Merger. Notwithstanding anything to the contrary herein, if, at anytime, following release of Surviving Pubco’s audited consolidated financial statement for the year ending December 31, 2009, no PRWT Warrants remain outstanding, any EBITDA Shares contemplated by Section 1.10(b)(i) that were not released to the Stockholders in accordance with such Section 1.10(b)(i) shall be immediately released from escrow and returned to Surviving Pubco for cancellation. Similarly, notwithstanding anything to the contrary herein, if, at anytime, following release of Surviving Pubco’s audited consolidated financial statement for the year ending December 31, 2010, no PRWT Warrants remain outstanding, any EBITDA Shares contemplated by Section 1.10(b)(ii) that were not released to the Stockholders in accordance with such Section 1.10(b)(ii) shall be immediately released from escrow and returned to Surviving Pubco for cancellation. After the date of release of any EBITDA Shares under Section 1.11(a)(iii) (following the release of Surviving Pubco’s audited consolidated financial statements for the year ending December 31, 2011), above, any and all EBITDA Shares then remaining in escrow shall be released from escrow and returned to the Surviving Pubco for cancellation.

(c) “EBITDA” for purposes hereof shall consist of the Surviving Pubco’s consolidated operating earnings before interest expense, depreciation and amortization expense, taxes on income, costs and expenses (including without limitation, legal and accounting) or write-downs directly related to the Merger or subsequent acquisition or other business combinations by the Surviving Pubco (except as provided below), foreign exchange gains and losses and extraordinary items of the Surviving Pubco. The term “EBITDA” shall include all EBITDA generated by the Surviving Pubco or any subsidiary thereof from any businesses or assets acquired by any of them after the Effective Time. Notwithstanding anything to the contrary herein, EBITDA calculations for purposes of this Agreement shall give effect to an imputed capital charge equal to 12.5% of the aggregate consideration paid by any of the Surviving Pubco, Subsidiaries thereof or their Affiliates in connection with each such acquisition or business combination (but shall not give effect to any other closing costs or upfront, one-time write-offs related to such acquisitions). EBITDA calculations also shall give effect to costs incurred or related to regulatory compliance; provided however that any costs or expenses incurred by the Surviving Pubco or any subsidiary thereof in initially implementing and establishing compliance with the Sarbanes-Oxley Act of 2002 or other similar rules and regulations shall be specifically excluded from the calculation of EBITDA. EBITDA calculations shall not include any income from debt forgiveness or cancellation. Notwithstanding anything herein, the income of USF shall be included in the EBITDA calculation contemplated hereby.

1.12 Committee and Representative for Purposes of Escrow Agreements.

(a) KBL Committee.  Prior to the Closing, the Board of Directors of KBL shall appoint a committee consisting of one or more of its then members to act on behalf of he Surviving Pubco to take all necessary actions and make all decisions pursuant to the Escrow Agreement and EBITDA Shares Escrow Agreement. In the event of a vacancy in such committee, the board of directors of KBL or, after the consummation of the

Merger, the members of the board of directors of the Surviving Pubco, shall appoint as a successor a Person who was a director of KBL prior to the Closing Date or some other Person who would qualify as an “independent” director of the Surviving Pubco and who has not had any relationship with PRWT or the Stockholders prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement and EBITDA Shares Escrow Agreement.

(b) Representative.  Each Stockholder, by virtue of his, her or its execution of this Agreement, hereby makes, constitutes and appoints Willie F. Johnson (the “Representative”), with full power of substitution and re-substitution, as his, her or its true and lawful attorney-in-fact to execute and deliver each of the Escrow Agreement and EBITDA Shares Escrow Agreement on behalf of the Stockholders (and to execute and deliver all other documentation required thereby) and to represent the interests of the Persons entitled to receive Stockholder Shares and EBITDA Shares as a result of the transactions contemplated hereby for purposes of this Agreement, the Escrow Agreement and EBITDA Shares Escrow Agreement. The Representative shall be the exclusive agent for and on behalf of the Stockholders to: (i) give and receive notices and communications to or from KBL and/or the respective escrow agents under the Escrow Agreement and the EBITDA Shares Escrow Agreement relating to this Agreement, the Escrow Agreement, the EBITDA Shares Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby; (ii) authorize deliveries to KBL and/or the Surviving Pubco of Escrow Shares from the escrow fund in satisfaction of claims asserted by KBL and/or the Surviving Pubco (on behalf of itself or any other KBL Indemnitee, including by not objecting to such claims); (iii) object to such claims; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; (v) waive any condition in this Agreement, the Escrow Agreement or the EBITDA Shares Escrow Agreement on behalf of the Stockholders and (vi) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any person under any circumstance. Notwithstanding the foregoing, the Representative shall not consent or agree to or negotiate or enter into any settlement and compromise of any claim that includes any admission of guilt, criminal liability or wrong-doing by any Stockholder unless approved in writing in advance by such Stockholder. The Representative shall be the sole and exclusive means of asserting or addressing any of the above and no Stockholder shall have any right to act on its own behalf with respect to any such matters or other matters relating to this Agreement or the transactions contemplated hereby, other than any claim or dispute against the Representative. If the Person serving as the Representative ceases to serve in such capacity, for any reason, those members of the board of directors of the Surviving Pubco who were members of the board of directors of PRWT prior to the Closing shall appoint as successor a Person who was a former director or PRWT or such other Person as such members shall designate. Such Person or successor is intended to be the “Representative” referred to in Article VII hereof, the Escrow Agreement and EBITDA Shares Escrow Agreement. KBL, the Surviving Pubco and each of their respective Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Representative without independent investigation.

No bond shall be required of the Representative. The Representative shall receive no fees for his services but shall be entitled to reimbursement for his reasonable out-of-pocket expenses as provided below and in the Escrow Agreement and EBITDA Shares Escrow Agreement. Notices or communications to or from the Representative shall constitute notice to or from each of the Stockholders. KBL, the Surviving Pubco and each of their respective Affiliates shall have no liability to any of the Stockholders or any other constituencies for any acts or omissions of the Representative (including any failure to deliver amounts or shares paid to the Representative on behalf of any of the Stockholders or any other constituencies), or any acts or omissions taken or not taken by any other persons at the direction of the Representative. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative’s authority under this Section 1.12(b) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Stockholders and shall be final, binding and conclusive upon each such Stockholder and the escrow agents under the Escrow Agreement and the EBITDA Shares Escrow Agreement and KBL and the Surviving Pubco shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. The Stockholders, jointly and severally, shall indemnify and hold harmless the Representative against any Losses (as defined in Section 7.1(b)) arising out of actions taken or omitted to be taken in his capacity as the Representative (except in the case of gross negligence or willful misconduct by the Representative), including the reasonable costs and expenses of investigation and defense of claims. The Representative shall not be liable to any of Stockholders or any of their respective Affiliates for any decisions made or actions taken by the Representative in good faith and believed by him to be authorized by, or within the rights or powers conferred upon him by, this Agreement, and may consult with counsel of his own choice.

1.13 Stockholder Matters.

(a) By his, her or its execution of this Agreement, each Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes such PRWT and its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of each Stockholder for purposes of the relevant provisions of the Applicable Pennsylvania Laws.

(b) Each Stockholder for himself, herself or itself only, represents and warrants as follows:

(i) he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of KBL and all persons acting on KBL’s behalf concerning the business and operations of KBL and to obtain any additional information to the extent KBL possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(ii) he, she or it has had access to the KBL SEC Reports filed prior to the date of this Agreement;

(iii) that the execution and delivery of this Agreement by such Stockholder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined), except (1) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on such Stockholder or PRWT or, after the Closing, the Surviving Pubco, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement;

(iv) that he, she or it owns PRWT Common Stock listed on Schedule 2.3(a) as being owned by him, her or it free and clear of all Liens, except as set forth in Schedule 1.13(b)(iv).

(c) Each Stockholder that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the foregoing provisions of Section 1.13(b).

(d) Each Stockholder hereby appoints the Representative as his, her or its true and lawful attorney-in-fact to execute and deliver, in his, her or its name, place and stead, in any and all capacities, any and all amendments to this Agreement and any and all other agreements, instruments and other documents as instructed in writing by a majority in interest of the holders of the outstanding PRWT Common Stock to effectuate the transactions contemplated by this Agreement.

1.14 Mutual Release.

(a) General Release by Stockholder.  Effective upon the consummation of the transactions contemplated hereby, in consideration of the Release Payment, which each Stockholder agrees to be adequate and just consideration, each Stockholder, for himself, herself or itself hereby releases and forever discharges, effective as of the Closing Date, PRWT, the Surviving Pubco and its shareholders, directors, officers, employees, attorneys, representatives, consultants, successors, assigns, executors, and administrators, from and against any and all actions and causes of actions, suits, debts, dues, claims, accounts, bonds, covenants, judgments, demands and liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown (individually and collectively a “Claim” or “Claims”) arising out of or resulting from Stockholder’s status as a holder of an equity interest in PRWT; provided, however, the foregoing shall not release (i) any obligations of KBL or Surviving Pubco set forth in this Agreement or any of the other documents executed in connection with the transactions contemplated hereby or executed following the consummation of the transactions contemplated hereby, (ii) Stockholder’s right to indemnification from PRWT or its Affiliates and/or to insurance coverage arising from Stockholder’s status as a stockholder, employee, officer or director of PRWT or its Affiliates for Claims that accrued prior to the Closing Date or (iii) any claims for accrued salaries or unreimbursed expenses incurred in the ordinary course of business.

(b) General Release by PRWT and Surviving Pubco.  Effective upon the consummation of the transactions contemplated hereby, in consideration of the covenants of Stockholder agreed to herein, which PRWT and Surviving Pubco agree to be adequate and just consideration, intending to be legally bound, PRWT and Surviving Pubco hereby release and forever discharge, effective as of the Closing Date, each Stockholder and his, her or its heirs, executors, administrators, and affiliates, and its and their respective shareholders, directors, officers, employees, attorneys, representatives, consultants, successors, assigns, executors, and administrators, from and against any and all Claims arising out of or resulting from such Stockholder’s status as a holder of an equity interest in PRWT or with respect to matters arising from such Stockholder’s activities or relating to Stockholder, by reason of any matter, cause or thing whatsoever; provided, however, the foregoing shall not release (i) any obligations of Stockholder set forth in this Agreement or any of the other documents executed in connection with the transactions contemplated hereby or (ii) any notes payable by a Stockholder to PRWT.

(c) Covenant Not to File Claims.  Each Stockholder promises never to file any Claims that are released in Section 1.14(a). PRWT and Surviving Pubco promise never to file any Claims that are released in Section 1.14(b).

1.15 Shares Subject to Appraisal Rights.

(a) Notwithstanding Section 1.5 hereof, Dissenting Shares (as defined in Section 1.15(b)) shall not be converted into a right to receive PRWT Common Stock. The holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Pubco in accordance with the DGCL, provided, however, that (i) if any stockholder of KBL who asserts appraisal rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the DGCL, the shares of KBL Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive PRWT Common Stock as provided in Section 1.5. KBL shall give PRWT prompt notice of any demands for payment received by KBL from a person asserting appraisal rights, and PRWT shall have the right to participate in all negotiations and proceedings with respect to such demands. KBL shall not, except with the prior written consent of PRWT, make any payment with respect to, or settle or offer to settle, any such demands.

(b) As used herein, “Dissenting Shares” means any shares of KBL Common Stock held by stockholders of KBL who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to those shares in accordance with the DGCL.

1.16 Outstanding PRWT Derivative Securities.  All outstanding options to purchase Company Stock set forth on Schedule 2.3 shall remain outstanding at the Effective Time, but each such option shall represent the options under the Pubco Plan (as defined) to purchase approximately that number of shares of PRWT Common Stock set forth on Schedule 2.3 at the exercise prices set forth on Schedule 2.3.

1.17 Release Payment.  In connection with the transactions contemplated hereby and upon the Closing, PRWT shall pay an aggregate of $3.5 million (the “Release Payment”) to the Stockholders, pro rata in accordance with their respective ownership of PRWT Common Stock existing prior to Closing, as set forth on Schedule 1.17. Such payment shall be in consideration of the release set forth in Section 1.14(a).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PRWT

Subject to the exceptions set forth in Schedule 2 attached hereto (the “PRWT Schedule”), PRWT and Merger Sub each hereby represents and warrants to KBL and the Surviving Pubco as follows (as used in this Article II, and elsewhere in this Agreement, the term “PRWT” includes the Merger Sub and the other Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

2.1 Organization and Qualification.

(a) PRWT is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by PRWT to be conducted. PRWT is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by PRWT to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PRWT. Complete and correct copies of the articles of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of PRWT, as amended and currently in effect, have been heretofore made available to KBL or KBL’s counsel. PRWT is not in violation of any of the provisions of its Charter Documents.

(b) PRWT is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PRWT. Each jurisdiction in which PRWT is so qualified or licensed is listed in Schedule 2.1.

2.2 Subsidiaries.

(a) PRWT has no direct or indirect subsidiaries or participations in joint ventures or other entities other than Merger Sub and those listed in Schedule 2.2 (collectively, the “Subsidiaries”). PRWT owns all of the outstanding equity securities of Merger Sub and, except as set forth in Schedule 2.2, PRWT owns all of the outstanding equity securities of the other Subsidiaries, free and clear of all Liens (as defined in Section 10.2(e)). Except for Merger Sub and the other Subsidiaries, PRWT does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Merger Sub and each other Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by PRWT to be conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by PRWT to be conducted. Merger Sub and each other Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by PRWT to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PRWT or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to KBL or KBL’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c) Merger Sub and each other Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PRWT or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d) Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

(e) The minute books of each Subsidiary contain true, complete and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and shareholders. Copies of these corporate records of each Subsidiary have been heretofore made available to KBL or KBL’s counsel.

2.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of PRWT consists of 120,010,000 shares of PRWT Common Stock, of which (i) 106,988,477 shares are designated as Class A Voting Common Stock, of which 84,871,477 shares are issued and outstanding as of the date of this Agreement and all of which are validly issued, fully paid and nonassessable, and (ii) 13,021,523 shares are designated as Class B Non-Voting Stock, of which no shares are issued and outstanding as of the date of this Agreement. Schedule 2.3(a) hereto contains a list of all of the stockholders of PRWT, the number of shares of PRWT Common Stock owned by each stockholder and each stockholder’s residence address.

(b) Except as set forth in Schedule 2.3(b) hereto, as of the date of this Agreement, no shares of PRWT Common Stock are reserved for issuance upon the exercise of outstanding options to purchase PRWT Common Stock granted to employees of PRWT or other parties (“PRWT Stock Options”). No shares of PRWT Common Stock are reserved for issuance upon the exercise of outstanding warrants or other rights (other than PRWT Stock Options) to purchase PRWT Common Stock. All shares of PRWT Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which PRWT is bound obligating PRWT to accelerate the vesting of any PRWT Stock Option as a result of the Merger. All outstanding shares of PRWT Common Stock and all outstanding PRWT Stock Options have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable PRWT Contracts (as defined in Section 2.19). PRWT has heretofore made available to KBL or KBL’s counsel true and complete copies of the forms of documents used for the issuance of PRWT Stock Options and a true and complete list of the holders thereof, including their names and the numbers of shares of PRWT Common Stock underlying such holders’ PRWT Stock Options.

(c) Except as set forth in Schedule 2.3(c) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which PRWT is a party or by which it is bound obligating PRWT to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of PRWT or obligating PRWT to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as contemplated by this Agreement and except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which PRWT is a party or by which PRWT is bound with respect to any equity security of any class of PRWT.

(e) No outstanding shares of PRWT Common Stock are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with PRWT.

(f) The authorized and outstanding capital stock of the Merger Sub is 100 shares of common stock, par value $0.0001 per share. PRWT owns all of the outstanding equity securities of the Merger Sub, free and clear of all Liens. There are no outstanding options, warrants or other rights to purchase securities of the Merger Sub. The authorized and outstanding capital stock or membership interests of each other Subsidiary are set forth in Schedule 2.3(f) hereto. Except as set forth in Schedule 2.3(f), PRWT owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.4 Authority Relative to this Agreement.  Each of PRWT and Merger Sub has all necessary corporate power and authority to: (i) execute and deliver this Agreement and each ancillary document that PRWT or Merger Sub is to execute or deliver pursuant to this Agreement, and (ii) carry out PRWT’s and Merger Sub’s respective obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement by each of PRWT and Merger Sub and the consummation by PRWT and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of PRWT and Merger Sub (including the approval by their respective boards of directors and stockholders), and except as set forth on Schedule 2.4, no other corporate proceedings on the part of PRWT or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the PBCL and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by each of PRWT and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each of PRWT and Merger Sub, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.  Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement by each of PRWT and Merger Sub do not, and the performance of this Agreement by each of PRWT and Merger Sub shall not, (i) conflict with or violate PRWT’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair PRWT’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of PRWT pursuant to, any PRWT Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any PRWT Contract, including any “change in control” or similar provision of any PRWT Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on PRWT.

(b) The execution and delivery of this Agreement by each of PRWT and Merger Sub do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which PRWT is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5(a), and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PRWT or, after the Closing, the Surviving Pubco or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance.  PRWT has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on PRWT. PRWT is not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by PRWT (and PRWT has no knowledge of any such notice delivered to any other Person). PRWT is not in violation of any term of any PRWT Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on PRWT.

2.7 Financial Statements.

(a) PRWT has made available to KBL true and complete copies of the audited consolidated financial statements (including any related notes thereto) of PRWT and its Subsidiaries for the fiscal years ended December 31, 2007, 2006 and 2005 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of PRWT and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

(b) PRWT has made available to KBL a true and complete copy of the unaudited consolidated financial statements of PRWT and its Subsidiaries for the twelve-month period ended December 31, 2008 (including any notes related thereto) (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance, with U.S. GAAP applied on a consistent basis throughout the periods involved and in a manner consistent with the preparation of the Audited Financial Statements, and fairly present in all material respects the financial position of PRWT and its Subsidiaries at the date thereof and the results of their operations and cash flows for the period indicated, except that such statements are subject to normal audit adjustments that are not expected to have a Material Adverse Effect on PRWT and its Subsidiaries on a consolidated basis and such statements do not contain notes.

(c) The books of account, minute books and transfer ledgers and other similar books and records of PRWT and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, the accounts and notes receivable of PRWT and its Subsidiaries reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which PRWT has been notified in writing except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of PRWT or any of its Subsidiaries.

2.8 No Undisclosed Liabilities.  Except as set forth in Schedule 2.8 hereto, PRWT and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of PRWT and its Subsidiaries on a consolidated basis, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements or in the notes to the Audited Financial Statements, (ii) such liabilities arising in the ordinary course of PRWT’s and its Subsidiaries’ businesses since December 31, 2008 and (iii) liabilities or obligations reasonably incurred by or on behalf of PRWT in connection with this Agreement, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on PRWT and its Subsidiaries on a consolidated basis.

2.9 Absence of Certain Changes or Events.  Except as set forth in Schedule 2.9 hereto or in the Unaudited Financial Statements, since December 31, 2008, there has not been: (i) any Material Adverse Effect on PRWT, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of PRWT Common Stock, or any purchase, redemption or other acquisition by PRWT of any of the shares of PRWT Common Stock or any other securities or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the shares of PRWT Common Stock, (iv) any granting by PRWT of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by PRWT of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by PRWT of any increase in severance or termination pay or any entry by PRWT into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving PRWT of the nature contemplated hereby, (v) entry by PRWT into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18(a)(i) hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by PRWT with respect to any Governmental Entity, (vi) any material change by PRWT in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of PRWT, (viii) any issuance of capital stock of PRWT, (ix) any revaluation by PRWT of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of PRWT other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation.  Except as disclosed in Schedule 2.10 hereto, there are no material claims, suits, actions or proceedings pending or, to the knowledge of PRWT, threatened against PRWT before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all material employee compensation, severance, deferred compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) covering any active or former employee, director or consultant of PRWT, or any trade or business (whether or not incorporated) which is under common control with PRWT within the meaning of Section 414 of the Internal Revenue Code (“Code”) (an “ERISA Affiliate”), with respect to which PRWT has material liability (individually, a “Plan,” and, collectively, the “Plans”). Except as set forth in Schedule 2.11(a), all Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of PRWT. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of PRWT, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of PRWT, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. PRWT does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to KBL in writing, or as required by this Agreement), or to enter into any new Plan. Except as disclosed in Schedule 2.11(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to KBL or PRWT (other than ordinary administration expenses and expenses for benefits accrued but not yet paid)).

(b) Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of PRWT under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(c) Except as disclosed on Schedule 2.11(c) none of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and PRWT has not represented, promised or contracted to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by law.

(d) None of PRWT or the Stockholders is a party to any agreement, contract or arrangement (including this Agreement) that would reasonably be likely to result, separately or in the aggregate, (i) in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code as a result of the consummation of the transactions contemplated by this Agreement involving the Surviving Pubco or (ii) in any liability pursuant to Section 409A(a)(1)(B) of the Code.

2.12 Labor Matters.

(a) Except as set forth on Schedule 2.12:

(i) PRWT is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by PRWT nor does PRWT know of any activities or proceedings of any labor union to organize any such employees;

(ii) To the knowledge of PRWT, there is no activity or proceeding by any labor organization or other group seeking to represent employees or to organize any of PRWT’s employees; and

(iii) There is no unfair labor practice, labor dispute, demand for arbitrator or arbitration proceeding pending or to the knowledge of PRWT threatened, involving any employee of PRWT.

(b) Except as provided for in the collective bargaining agreements and labor union contracts set forth on Schedule 2.12, each employee and consultant of PRWT is terminable “at will” subject to applicable notice periods as set forth by law or in any applicable employment agreement. PRWT is not aware that any of its officers or key employees intends to terminate his or her employment with PRWT.

(c) PRWT is in compliance in all material respects with all applicable federal, state and local laws and regulations relating to employment.

(d) PRWT has withheld and paid to (or is holding for payment not yet due) the appropriate Governmental Authority all amounts required by Law or agreement to be withheld from the wages or salaries due to each of the employees. PRWT has paid in full to all of the employees all wages, salaries, bonuses, benefits, commissions and other compensation due to them or otherwise arising under any Law, plan, policy, practice, program or agreement and has not unlawfully withheld any such wages, salaries, bonuses, benefits, commissions or other compensation.

2.13 Business Activities.  Except as disclosed in Schedule 2.13 hereto, to PRWT’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon PRWT or its assets or to which PRWT is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of PRWT, any acquisition of property by PRWT or the conduct of business by PRWT as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on PRWT.

2.14 Title to Property.

(a) All real property owned by PRWT and its Subsidiaries (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of PRWT included in the Unaudited Financial Statements. PRWT and its Subsidiaries have good, valid and marketable fee simple title to the real property owned by it, and except as set forth in the Audited Financial Statements or on Schedule 2.14(a) hereto, all such real property is held free and clear of all Liens, leases, licenses and other rights to occupy or use such real property. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which PRWT or its Subsidiaries have a right to acquire or the obligation to sell any interest in real property.

(b) All personal property of PRWT and its Subsidiaries owned, used or held for use in connection with the business of PRWT (the “Personal Property”) is shown or reflected on the balance sheet included in the Audited Financial Statements or Unaudited Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements and Unaudited Financial Statements, other than those acquired on or after the date of the Unaudited Financial Statements in the ordinary course of business. Schedule 2.14(b) hereto contains a list of all leases of real property by PRWT and its Subsidiaries. PRWT and its Subsidiaries have good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed on Schedule 2.14(b).

(c) All leases pursuant to which PRWT or its Subsidiaries lease from others material real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of PRWT or its Subsidiaries or, to PRWT’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on PRWT or its Subsidiaries.

2.15 Taxes.

(a) Definition of Taxes.  For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits.  Except as set forth in Schedule 2.15 hereto:

(i) PRWT has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by PRWT with any Tax authority prior to the date hereof, except such Returns that are not material to PRWT. All such Returns are true, correct and complete in all material respects. PRWT has paid all Taxes shown to be due and payable on such Returns.

(ii) All Taxes that PRWT is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) PRWT has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against PRWT, nor has PRWT executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. PRWT has complied with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv) To the knowledge of PRWT, no audit or other examination of any Return of PRWT by any Tax authority is presently in progress, nor has PRWT been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by PRWT has been proposed in writing, formally or informally, by any Tax authority to PRWT or any representative thereof.

(vi) PRWT has no liability for any unpaid Taxes which have not been accrued for or reserved on PRWT’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of PRWT in the ordinary course of business, none of which is material to the business, results of operations or financial condition of PRWT or, if any such amount is material, it has been accrued on the books and records of PRWT in accordance with U.S. GAAP.

2.16 Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) PRWT has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated by PRWT (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by PRWT were not contaminated with Hazardous Substances during the period of ownership or operation by PRWT or, to PRWT’s knowledge, during any prior period; (iv) PRWT is not currently subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) PRWT has not received any written notice, demand, letter, claim or request for information alleging that PRWT may be in violation of or liable under any Environmental Law; and (vi) PRWT is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any written indemnity or other written agreement with any third party relating to liability under any Environmental Law.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; (C) the maintenance, remediation, cleanup, operation or modification of any facility now owned or operated by PRWT or previously owned or operated by PRWT or its predecessors; or (D) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d) PRWT has made available to KBL or KBL’s counsel all material environmental reports completed with respect to PRWT and/or its Subsidiaries or their respective properties, assets or operations, including all Phase I assessment reports, which are in the possession of PRWT.

(e) PRWT has no knowledge of any underground storage tanks on any of its Real Property.

(f) Except as set forth on Schedule 2.16(f), PRWT has no knowledge of any claims relating to asbestos exposure with respect to its employees to the extent that such exposure occurred on or after January 1, 2008 at any of its facilities.

(g) Notwithstanding anything herein to the contrary, the representations set forth in this Section 2.16 are PRWT’s sole representations with respect to environmental matters.

2.17 Brokers; Third Party Expenses.  Except as set forth in Schedule 2.17 hereto, PRWT has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.18 Intellectual Property.

(a) Schedule 2.18 hereto contains a description of all material PRWT Intellectual Property (except trade secrets, proprietary information, know how, technical data, customer lists, unregistered copyrights, databases and data collections). For the purposes of this Agreement, the following terms have the following definitions:

(i) ”Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

(ii) “PRWT Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, PRWT, including software and software programs developed by or exclusively licensed to PRWT (specifically excluding any off the shelf or shrink-wrap software).

(iii) “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

(iv) “PRWT Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, PRWT.

(v) “PRWT Products” means all current versions of products or service offerings of PRWT.

(b) PRWT owns or has enforceable rights to use all material Intellectual Property required for the conduct of its business as presently conducted. Except as disclosed in Schedule 2.18 hereto, no PRWT Intellectual Property or PRWT Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, or agreement restricting in any manner the use, transfer or licensing thereof by PRWT, other than in the ordinary course of business, or which may affect the validity, use or enforceability of such PRWT Intellectual Property or PRWT Product that in any such case could reasonably be expected to have a Material Adverse Effect on PRWT.

(c) Except as disclosed in Schedule 2.18 hereto, PRWT owns and has good and exclusive title to, or has the valid right to use, each material item of PRWT Intellectual Property owned or licensed by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and PRWT is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of PRWT including the sale of any products or the provision of any services by PRWT.

(d) To PRWT’s knowledge, the operation of the business of PRWT as such business currently is conducted, including PRWT’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party and PRWT has not received any written claims or threats from third parties alleging any such infringement or misappropriation.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material PRWT Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “PRWT Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which PRWT is a party or by or to which any of the properties or assets of PRWT may be bound, subject or affected (including without limitation notes or other instruments payable to PRWT) and (ii) the term “Material PRWT Contracts” shall mean (x) each PRWT Contract (A) providing for payments (present or future) to PRWT in excess of $250,000 in the aggregate or (B) under or in respect of which PRWT presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $250,000, (y) each PRWT Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) of PRWT, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following PRWT Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from PRWT and by or to any officer, director, employee, stockholder or holder of derivative securities of PRWT (“Insider”);

(ii) any guaranty, direct or indirect, by PRWT, a Subsidiary or any Insider of PRWT of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii) any PRWT Contract of employment or management;

(iv) any PRWT Contract (x) made other than in the ordinary course of business or (y) providing for the grant of any preferential rights to purchase or lease any asset of PRWT or (z) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of PRWT;

(v) any obligation to register any shares of the capital stock or other securities of PRWT with any Governmental Entity;

(vi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) any collective bargaining agreement with any labor union;

(viii) any lease or similar arrangement for the use by PRWT of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(ix) any PRWT Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

(x) any PRWT Contract to which any Insider of PRWT, or any entity owned or controlled by an Insider, is a party.

(b) Each Material PRWT Contract was entered into at arms’ length and in the ordinary course, except as set forth in Schedule 2.14(b), is in full force and effect and, to PRWT’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To PRWT’s knowledge, no other party to a Material PRWT Contract is the subject of a bankruptcy or insolvency proceeding. True and complete copies of all Material PRWT Contracts (or written summaries in the case of oral Material PRWT Contracts or offers or proposals) have been heretofore made available to KBL or KBL’s counsel.

(c) Except as set forth in Schedule 2.19, neither PRWT nor, to PRWT’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material PRWT Contract, and no party to any Material PRWT Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on PRWT. Each Material PRWT Contract that has not expired by its terms is in full force and effect.

2.20 Insurance.  Schedule 2.20 sets forth PRWT’s insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) as of the date hereof. The insurances provided by such Insurance Policies are adequate in amount and scope for PRWT’s business and operations, consistent with normal industry practices, including any insurance required to be maintained by PRWT Contracts. Schedule 2.20 shall be updated as of the Closing Date and such update shall be delivered to KBL in connection with the Closing.

2.21 Governmental Actions/Filings.

(a) Except as set forth in Schedule 2.21(a), PRWT has been granted and holds, and has made, all Governmental Actions/Filings (as defined below) (including, without limitation, Governmental Actions/Filings necessary to the conduct by PRWT of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by PRWT, and true, complete and correct copies of which have heretofore been delivered to KBL or KBL’s counsel. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21(a) hereto, will not expire prior to December 31, 2009 (except to the extent such expiration would not reasonably be expected to have a Material Adverse Effect on PRWT) and to PRWT’s knowledge, PRWT is in substantial compliance with all of its obligations with respect thereto. To PRWT’s knowledge, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon PRWT.

(b) Except as set forth in Schedule 2.21(b), no Governmental Action/Filing is necessary to be obtained, secured or made by PRWT to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

(c) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions.  Except as set forth in the Schedule 2.22 hereto, or expressly stated in the Audited Financial Statements, no employee, officer, director or shareholder of PRWT or a member of his or her immediate family is indebted to PRWT, nor is PRWT indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of PRWT, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to PRWT’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom PRWT is affiliated or with whom PRWT has a contractual relationship, or in any Person that competes with PRWT, except that each Insider and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with PRWT. Except as set forth in Schedule 2.22, to the knowledge of PRWT, no Insider or any member of an Insider’s immediate family is, directly or indirectly, interested in any Material PRWT Contract with PRWT (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of PRWT or such Person’s employment with PRWT).

2.23 Board and Stockholder Approval.  The board of directors of PRWT (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved, subject to the approval of PRWT’s stockholders, this Agreement and the transactions contemplated hereby. This Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly approved by the holders of the necessary outstanding PRWT Common Stock as required under the Applicable Pennsylvania Law.

2.24 Compliance With Minority Certifications.  Schedule 2.24 sets forth all federal, state and local and organizational body (including the National Minority Supplier Development Council) minority owned business certifications and registrations that have been granted to PRWT that are currently in effect (collectively, the “Minority Owned Business Certifications”). PRWT has no knowledge of any facts or circumstances currently existing that would be likely to cause PRWT to not be in compliance with the Minority Owned Business Certifications.

2.25 Representations and Warranties Complete.  The representations and warranties of PRWT included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder (excluding any and all drafts of such documentation), are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.26 Survival of Representations and Warranties.  The representations and warranties of PRWT set forth in this Agreement shall survive the Closing until, and shall terminate and be of no further force or effect on, the Final Escrow Release Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF KBL

Subject to the exceptions set forth in Schedule 3 attached hereto (the “KBL Schedule”), KBL represents and warrants to, and covenants with, PRWT, Merger Sub and the Stockholders, as follows:

3.1 Organization and Qualification.

(a) KBL is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted. KBL is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned to be conducted by KBL, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KBL. Complete and correct copies of KBL’s Charter Documents, as amended and currently in effect, have been heretofore made available to PRWT. KBL is not in violation of any of the provisions of its Charter Documents.

(b) KBL is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KBL. Each jurisdiction in which KBL is so qualified or licensed is listed in Schedule 3.1.

3.2 Subsidiaries.  KBL has no direct or indirect Subsidiaries. KBL does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of KBL consists of 50,000,000 shares of KBL Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“KBL Preferred Stock”), of which 21,000,000 shares of KBL Common Stock are issued and outstanding and no shares of

KBL Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Other than the KBL Common Stock and KBL Preferred Stock, KBL has no class or series of securities authorized by its Charter Documents.

(b) Except as set forth in Schedule 3.3(b), as of the date of this Agreement, (i) no shares of KBL Common Stock or KBL Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase KBL Common Stock or KBL Preferred Stock granted to employees of KBL or other parties (“KBL Stock Options”) and there are no outstanding KBL Stock Options; (ii) no shares of KBL Common Stock or KBL Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase KBL Common Stock or KBL Preferred Stock and there are no outstanding KBL Warrants; and (iii) no shares of KBL Common Stock or KBL Preferred Stock are reserved for issuance upon the conversion of the KBL Preferred Stock or any outstanding convertible notes, debentures or securities (“KBL Convertible Securities”). All shares of KBL Common Stock and KBL Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of KBL Common Stock and all outstanding KBL Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable KBL Contracts (as defined in Section 3.19). KBL has heretofore delivered to PRWT true, complete and accurate copies of the KBL Warrants, including any and all documents and agreements relating thereto.

(c) The shares of KBL Common Stock to be issued by KBL in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of KBL Common Stock will be fully paid and nonassessable.

(d) Except as set forth in Schedule 3.3(d) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which KBL is a party or by which it is bound obligating the KBL to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of KBL or obligating KBL to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(e) Except as set forth in Schedule 3.3(e) or as contemplated by this Agreement or the KBL SEC Reports (as defined in Section 3.7), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the KBL is a party or by which the KBL is bound with respect to any equity security of any class of the KBL.

(f) No outstanding shares of KBL Common Stock are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with KBL.

3.4 Authority Relative to this Agreement.  KBL has all necessary corporate power and authority to: (i) execute and deliver this Agreement, and each ancillary document that KBL is to execute or deliver pursuant to this Agreement, and (ii) carry out KBL’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by KBL of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of KBL (including the approval by their respective boards of directors), and no other corporate proceedings on the part of KBL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the PBCL and the terms and conditions of this Agreement, other than the KBL Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by KBL and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of KBL, enforceable against KBL in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by KBL does not, and the performance of this Agreement by KBL shall not: (i) conflict with or violate KBL’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair KBL’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the properties or assets of KBL pursuant to, any KBL Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on KBL.

(b) The execution and delivery of this Agreement by KBL does not, and the performance of KBL’s obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which KBL is qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KBL, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance.  KBL has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on KBL. KBL is not in default or violation of any term, condition or provision of its respective Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by KBL.

3.7 SEC Filings; Financial Statements.

(a) KBL has made available to PRWT a correct and complete copy of each report, registration statement and definitive proxy statement filed by KBL with the SEC (the “KBL SEC Reports”), which are all the forms, reports and documents required to be filed by KBL with the SEC prior to the date of this Agreement. All KBL SEC Reports required to be filed by KBL in the twenty-four (24) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the KBL SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such KBL SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, KBL makes no representation or warranty whatsoever concerning any KBL SEC Report as of any time other than the date or period with respect to which it was filed.

(b) Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in KBL SEC Reports, including each KBL SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of KBL at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on KBL taken as a whole.

3.8 No Undisclosed Liabilities.  KBL has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in KBL SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of KBL, except (i) liabilities provided for in or otherwise disclosed in KBL SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since September 30, 2008 in the ordinary course of business, none of which would have a Material Adverse Effect on KBL.

3.9 Absence of Certain Changes or Events.  Except as set forth in KBL SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2008, there has not been: (i) any Material Adverse Effect on KBL, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of KBL’s capital stock, or any purchase, redemption or other acquisition by KBL of any of KBL’s capital stock or any other securities of KBL or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of KBL’s capital stock, (iv) any granting by KBL of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by KBL of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by KBL of any increase in severance or termination pay or any entry by KBL into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving KBL of the nature contemplated hereby, (v) entry by KBL into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by KBL with respect to any Governmental Entity, (vi) any material change by KBL in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of KBL, (viii) any issuance of capital stock of KBL, (ix) any revaluation by KBL of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of KBL other than in the ordinary course of business or (x) any agreement, whether written or oral, to do any of the foregoing

3.10 Litigation.  There are no claims, suits, actions or proceedings pending or to KBL’s knowledge, threatened against KBL, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Employee Benefit Plans.  Except as may be contemplated by the KBL Plan (as defined in Section 5.1(a)), KBL does not maintain, and has no liability under, any Plan (as defined in Section 2.11(a) of this Agreement), and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of KBL, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. KBL is not a party to any agreement, contract or arrangement (including this Agreement) that would reasonably be likely to result, separately or in the aggregate, (i) in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code as a result of the consummation of the transactions contemplated by this Agreement or future transactions involving the Surviving Pubco or (ii) in any liability pursuant to Section 409A(a)(1)(B) of the Code. No Plan of KBL provides for the reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code.

3.12 Labor Matters.  KBL is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by KBL and KBL does not know of any activities or proceedings of any labor union to organize any such employees.

3.13 Business Activities.  Since its organization, KBL has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the KBL Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon KBL or to which KBL is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of KBL, any acquisition of property by KBL or the conduct of business by KBL as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on KBL.

3.14 Title to Property.  KBL does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which KBL has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Taxes.  Except as set forth in Schedule 3.15 hereto:

(a) KBL has timely filed all Returns required to be filed by KBL with any Tax authority prior to the date hereof, except such Returns which are not material to KBL. All such Returns are true, correct and complete in all material respects. KBL has paid all Taxes shown to be due on such Returns.

(b) All Taxes that KBL is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) KBL has not been delinquent in the payment of any Tax that has not been accrued for in KBL’s books and records of account for the period for which such Tax relates nor is there any Tax deficiency outstanding, proposed or assessed against KBL, nor has KBL executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of KBL by any Tax authority is presently in progress, nor has KBL been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by KBL has been proposed in writing, formally or informally, by any Tax authority to KBL or any representative thereof.

(f) KBL has no liability for any unpaid Taxes which have not been accrued for or reserved on KBL’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of KBL in the ordinary course of business, none of which is material to the business, results of operations or financial condition of KBL or, if any such amount is material, it has been accrued on the books and records of KBL in accordance with U.S. GAAP.

3.16 Environmental Matters.  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on KBL: (i) KBL has complied with all applicable Environmental Laws; (ii) KBL is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) KBL has not been associated with any release or threat of release of any Hazardous Substance; (iv) KBL has not received any notice, demand, letter, claim or request for information alleging that KBL may be in violation of or liable under any Environmental Law; and (v) KBL is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17 Brokers.  KBL has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18 Intellectual Property.  KBL does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered Intellectual Property except non-exclusive rights to the names “KBL” and “KBL Healthcare.”

3.19 Agreements, Contracts and Commitments.

(a) There are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations of any kind, whether written or oral, to which KBL is a party or by or to which any of the properties or assets of KBL may be bound, subject or affected, which either (a) creates or imposes a liability greater than $50,000, or (b) may not be cancelled by KBL on less than 30 days’ or less prior notice (“KBL Contracts”). All KBL Contracts are listed in Schedule 3.19.

(b) Except as set forth in Schedule 3.19, each KBL Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all KBL Contracts (or written summaries in the case of oral KBL Contracts) and of all outstanding offers or proposals of KBL have been heretofore made available to PRWT or PRWT’s counsel.

(c) Neither KBL nor, to the knowledge of KBL, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any KBL Contract, and no party to any KBL Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on KBL. Each agreement, contract or commitment to which KBL is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on KBL.

3.20 Insurance.  Except for directors’ and officers’ liability insurance, KBL does not maintain any Insurance Policies.

3.21 Interested Party Transactions.  Except as set forth in the KBL SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of KBL or a member of his or her immediate family is indebted to KBL nor is KBL indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of KBL; (b) to KBL’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom KBL is affiliated or with whom KBL has a material contractual relationship, or any Person that competes with KBL, except that each employee, stockholder, officer or director of KBL and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with KBL; and (c) to KBL’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with KBL (other than such contracts as relate to any such individual ownership of capital stock or other securities of KBL).

3.22 Indebtedness.  Except as set forth on Schedule 3.22 and as otherwise contemplated by this Agreement, KBL has no indebtedness for borrowed money.

3.23 NYSE Amex Listing.  KBL Common Stock is listed for trading on the NYSE Amex (the “NYSEA”). Except as set forth on Schedule 3.23, there is no action or proceeding pending or, to KBL’s knowledge, threatened against KBL by the NYSEA with respect to any intention by such entity to prohibit or terminate the listing of KBL Common Stock on the NYSEA.

3.24 Board Approval.  The board of directors of KBL (including any required committee or subgroup of the board of directors of KBL) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of KBL and (iii) determined that the fair market value of PRWT is equal to at least 80% of the balance in the Trust Fund (as defined in Section 3.25) not including deferred underwriting discounts and commissions.

3.25 Trust Fund.  As of the date hereof and at the Closing Date, KBL has and will have no less than $135,000,000 invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment PRWT Act of 1940 in a trust account administered by Continental (the “Trust Fund”); provided that a portion of the Trust Fund shall be utilized in accordance with Section 5.19.

3.26 Governmental Filings.  Except as set forth in Schedule 3.26, KBL has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by KBL of its business (as presently conducted) or used or held for use by KBL, and true, complete and correct copies of which have heretofore been delivered to PRWT or its counsel. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2009, and KBL is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon KBL.

3.27 Representations and Warranties Complete.  The representations and warranties of KBL included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.28 Survival of Representations and Warranties.  The representations and warranties of KBL set forth in this Agreement shall survive until and terminate at the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by PRWT and KBL.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of PRWT, Merger Sub and KBL shall, except to the extent that the other party shall otherwise consent in writing or as contemplated by this Agreement or as set forth in Schedule 4.1, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not be reasonably expected to have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable best efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement and except as set forth in Schedule 4.1, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of PRWT, Merger Sub and KBL shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of PRWT or KBL, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall PRWT or KBL license on an exclusive basis or sell any Intellectual Property of PRWT, or KBL as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; provided, however, that in connection with enhancing the likelihood of (a) approval of the transactions contemplated hereby by the holders of KBL Common Stock, (b) compliance with Section 5.22 and (c) compliance with the Stockholder ownership requirements described in Section 6.1(d), KBL shall be entitled to declare a dividend prior to consummation of the merger payable on shares of KBL Common Stock to be outstanding immediately after consummation of the Merger; and provided, further, that (1) any such dividend shall not eliminate the obligation of KBL to deliver at least $25 million of proceeds from trust at closing (net of the aggregate amount of any such dividend described in this Section 4.1(d) that is payable by PRWT on behalf of KBL following the consummation of the Merger), (2) any such dividend shall be lawful under applicable law and (3) PRWT shall, to the extent necessary, cause the payment of such dividend to be made on behalf of KBL; and, provided further that, in connection with the preceding clause, each of the Stockholders hereby waives any claim to such dividend and that it shall be a condition to the declaration of any such dividend that the holders of KBL Common Stock set forth on Schedule 4.2(d) shall execute and deliver a similar waiver (“KBL Insider Waiver”);

(e) With respect to PRWT, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of PRWT;

(f) Except as contemplated by this Agreement, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(g) Amend its Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of KBL or PRWT, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement/Prospectus;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Except with respect to (i) KBL, as permitted pursuant to Section 5.18, (ii) advances under the Company’s current credit facilities or (iii) PRWT indebtedness to the USDA and the Machinery Loan Equipment Fund (“MELF”) (provided that indebtedness relating to USDA and MELF shall be included in the calculation of Net Debt), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of KBL or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices or to conform to the requirements of any applicable law;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements included in the KBL SEC Reports filed prior to the date of this Agreement or PRWT’s Unaudited Financial Statements, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which PRWT is a party or of which PRWT is a beneficiary or to which KBL is a party or of which KBL is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material PRWT Contract or KBL Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12-month period;

(p) Settle any litigation where the consideration given is other than monetary or to which an Insider is a party;

(q) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r) Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(s) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t) Make capital expenditures except in accordance with prudent business and operational practices consistent with past practices;

(u) Make or omit to take any action which would be reasonably expected to have a Material Adverse Effect;

(v) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with past practices; or

(w) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (v) above.

4.2 Minority PRWT Status; Purchases of KBL Common Stock and Warrants.  Notwithstanding anything to the contrary contained in this Agreement, from and after the date of this Agreement until the Closing, KBL, PRWT and the Stockholders shall take all necessary actions to ensure that PRWT remains in compliance in all respects with the Minority Owned Business Certifications. Notwithstanding anything to the contrary in this Agreement, for purposes of the foregoing and achieving necessary approval of the Merger and related transactions by the stockholders of KBL, KBL may, and shall be permitted to, seek, negotiate and enter into arrangements for the purchase, redemption, tender or assignment of currently outstanding shares of KBL

Common Stock and/or Warrants or similar or related arrangements that would be consummated at, prior to or immediately following Closing and which may utilize a portion of the funds released from the Trust Fund; provided, however, that any of the foregoing shall not result in Merger Sub receiving aggregate net distributions from the Trust Fund at Closing of less than $25,000,000 (giving effect to the use of Trust Fund proceeds for any such transactions and all other purposes contemplated by Section 5.19, below).

4.3 Exclusivity.

(a) PRWT and each Stockholder shall not, and PRWT and each Stockholder shall cause PRWT’s officers, directors, employees, representatives and agents, as applicable, not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any person or entity (other than the KBL) concerning any Merger Transaction or (ii) take any other action intended or designed to facilitate the efforts of any person or entity (other than KBL) relating to a possible Merger Transaction. For purposes of this Agreement, the term “Merger Transaction” shall mean any of the following involving PRWT or any Subsidiary of PRWT: (i) any merger, consolidation, share exchange, business combination or other similar transaction; or (ii) any sale, lease, exchange, transfer or other disposition of any of the assets of PRWT or Subsidiaries (other than in the normal course of business consistent with past practice) or any shares of the capital stock of PRWT or any Subsidiary in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for or an unsolicited indication of a serious interest in entering into, an Merger Transaction, communicated to PRWT, any Stockholder or any of PRWT’s officers, directors or employees or any of their representatives or agents, such party shall immediately (and in no less than 48 hours) give written notice of same to the KBL.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Registration Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by KBL from PRWT and the Stockholders of all financial and other information relating to PRWT and the Stockholders as KBL may reasonably request for its preparation, KBL and PRWT shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a joint registration statement on Form S-4 and/or such other applicable form (the “Registration Statement”) under which both PRWT and KBL shall be registrants, with respect to the PRWT securities to be issued to the holders of KBL securities, which shall include proxy materials for the purpose of soliciting proxies from holders of KBL Common Stock to vote, at a meeting of the holders of KBL Common Stock to be called for such purpose (the “Special Meeting”), in favor of, among other things, (i) the adoption of this Agreement and the approval of the Merger (“KBL Stockholder Approval”), (ii) the adoption of an Incentive Equity Plan (the “Pubco Plan”), (iii) the adoption of the amended and restated PRWT Articles of Incorporation and (iv) an adjournment proposal, if necessary. The Pubco Plan shall provide that an aggregate of no less than 2,500,000 shares of PRWT Common Stock shall be reserved for issuance pursuant to the Pubco Plan. Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purposes of (1) soliciting proxies from holders of KBL Common Stock for the matters to be acted upon at the Special Meeting and (2) issuing PRWT Common Stock, PRWT Warrants and PRWT Units to the holders of the KBL securities upon conversion of same in connection with the Merger (the “Proxy Statement/Prospectus”). PRWT and its counsel shall be given an opportunity to review, comment on and approve (such approval not to be unreasonably withheld or delayed) the Pubco Plan and the Registration Statement prior to its filing with the SEC. KBL, with the assistance of PRWT, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use commercially reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Each of KBL and PRWT shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, PRWT and KBL shall cause the shares of PRWT Common Stock, PRWT Warrants and PRWT Units to be issued to the holders of KBL securities under this Agreement to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by KBL that holders of KBL securities reside and to take any other such actions that may be necessary to enable the PRWT securities be issued pursuant to the Merger and the terms of this Agreement in each such jurisdiction. Filing fees with respect to the Registration Statement and blue sky filings shall be paid by KBL and PRWT in equal amounts.

(b) As soon as reasonably practicable following the declaration of effectiveness of the Registration Statement by the SEC, KBL shall distribute the Proxy Statement/Prospectus to the holders of KBL Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of KBL for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 5.1(a).

(c) KBL shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, KBL shall ensure that the Proxy Statement/Prospectus does not, as of the date on which it is first distributed to holders of KBL Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that KBL shall not be responsible for the accuracy or completeness of any information relating to PRWT or the Stockholders any other information furnished by PRWT or the Stockholders for inclusion in the Proxy Statement/Prospectus). PRWT represents and warrants that the information relating to PRWT supplied by PRWT and the Stockholders for inclusion in the Proxy Statement/Prospectus will not as of the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to holders of KBL Common Stock or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) KBL, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of KBL Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use commercially reasonable best efforts to obtain the KBL Stockholder Approval.

(e) As soon as practicable after the date of this Agreement, PRWT shall file a registration statement on Form 8-A to register the PRWT Common Stock, PRWT Warrants and PRWT Units under the Exchange Act.

5.2 Directors and Officers of the Surviving Pubco After Merger.  The Parties shall take all necessary action so that the persons listed in Schedule 5.2 are elected to the positions of officers and directors of the Surviving Pubco, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2 is unable to serve, the party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by KBL shall be made by the Person serving in the capacity of Chairman of KBL immediately prior to the Closing. Further, the parties shall take all necessary actions to ensure that the composition of the board of directors meets all minority certification requirements.

5.3 HSR Act.  If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, KBL and PRWT shall each prepare and file the notifications and any other information required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notifications in accordance with all applicable requirements of all Governmental Entities. KBL and PRWT shall cooperate in good faith with each other and such Governmental Entities. KBL and PRWT shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions, (c) request an early termination of the waiting period under the HSR Act and (d) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by KBL and PRWT.

5.4 Other Actions.

(a) As promptly as practicable after execution of this Agreement, KBL shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), which PRWT shall review, comment upon and approve (which approval shall not be unreasonably withheld or delayed) prior to filing. Any language included in the Signing Form 8-K that reflects PRWT’s comments, as well as any text as to which PRWT has approved, may henceforth be used by KBL in other filings made by it with the SEC and in other documents distributed by KBL in connection with the transactions contemplated by this Agreement without further review or consent of PRWT. Promptly after the execution of this Agreement, KBL and PRWT shall also mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”).

(b) At least five (5) days prior to Closing, KBL shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by PRWT and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), which PRWT shall review, comment upon and approve (which approval shall not be unreasonably withheld or delayed) prior to filing. Prior to Closing, KBL and PRWT shall mutually agree on and issue a press release announcing the consummation of the Merger hereunder (“Closing Press Release”). Concurrently with the Closing, the Surviving Pubco shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, the Surviving Pubco shall file the Closing Form 8-K with the Commission.

(c) PRWT and KBL shall further cooperate with each other and use their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity. This obligation shall include, on the part of KBL, sending to Continental a termination letter with respect to the Investment Management Trust Agreement by and between KBL and Continental.

5.5 Required Information.  In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement/Prospectus, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of KBL and/or PRWT to any Government Entity or other third party in connection with the Merger and the other transactions contemplated hereby, and for such other reasonable purposes, PRWT and KBL each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, managers, members and stockholders (including the directors of KBL and PRWT to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of PRWT and KBL to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6 Confidentiality; Access to Information.

(a) Confidentiality.  Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) disclosure by a party to its financial advisors, accountants, counsel and other representatives; (ii) information which was known to a party or its respective agents prior to receipt from the other party; (iii) information which is or becomes generally known other than by breach of the covenants set forth in this Section 5.6; (iv) information acquired by a party or its respective agents from a third party who was not bound to an obligation of confidentiality; and (v) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (x) will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (y) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b) Access to Information.

(i) PRWT will afford KBL and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and key personnel of PRWT during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties (the existence and scope of which of which have been disclosed to KBL), to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of PRWT as KBL may reasonably request. No information or knowledge obtained by KBL in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii) KBL will afford PRWT and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of KBL during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties (the existence and scope of which have been disclosed to PRWT), to obtain all information concerning the business, including properties, results of operations and personnel of KBL, as PRWT may reasonably request. No information or knowledge obtained by PRWT in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.7 Public Disclosure.  From the date of this Agreement until Closing or termination of this Agreement, the parties shall cooperate in good faith to jointly prepare and mutually agree upon all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of KBL (in the case of PRWT) or PRWT (in the case of KBL), except as provided by Section 5.4 or as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement or any terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants, investors, and other professional advisors.

5.8 Commercially Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of PRWT Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, KBL and its board of directors, and PRWT and its board of directors, shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable best efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require KBL or PRWT to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9 Sale Restrictions.  No public market sales of shares of PRWT Common Stock issued as a result of the Merger shall be made by any Person listed on Schedule 5.9 hereto during the period prescribed by and as otherwise permitted pursuant by the lock-up agreements (in the form of Exhibit C hereto) executed by such Persons in connection with this Agreement (the “Lock-Up Agreements”).

5.10 No Securities Transactions.  Neither PRWT or the Stockholders nor any of their respective affiliates, directly or indirectly, shall engage in any transactions involving the securities of KBL prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. PRWT shall use its commercially reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

5.11 No Claim Against Trust Fund.  Notwithstanding anything else in this Agreement, PRWT and each Stockholder acknowledges that it has read KBL’s final prospectus dated July 19, 2007 and understands that KBL has established the Trust Fund for the benefit of KBL’s public stockholders and that KBL may disburse monies from the Trust Fund only (a) to KBL’s public stockholders in the event they elect to convert their shares into cash in accordance with KBL’s Charter Documents and/or the liquidation of KBL or (b) to KBL after, or concurrently with, the consummation of a business combination. PRWT and each Stockholder further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by July 19, 2009, KBL will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, PRWT, for itself and its subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, and each Stockholder, for his, her or itself, hereby waive all rights, title, interest or claim of any kind against KBL to collect from the Trust Fund any monies that may be owed to them by KBL for any reason whatsoever, including but not limited to a breach of this Agreement by KBL or any negotiations, agreements or understandings with KBL (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. The foregoing waiver shall not apply if both (a) KBL wrongfully fails or refuses to consummate the transactions contemplated by this Agreement or PRWT terminates this Agreement pursuant to Section 8.1(d), and (b) KBL consummates a merger or other business combination with another entity. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of the Committee, KBL, PRWT and each Stockholder.

5.12 Disclosure of Certain Matters.  Each of KBL and PRWT will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of PRWT, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend PRWT Schedules and KBL Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.13 Securities Listing.  KBL and PRWT shall use commercially reasonable best efforts to obtain listing for trading of the PRWT Common Stock, PRWT Warrants and PRWT Units on the NYSEA, the NYSE or the Nasdaq Stock Market.

5.14 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of KBL as provided in the Charter Documents of KBL or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, the Surviving Pubco shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by KBL and PRWT, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If the Surviving Pubco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Pubco assume the obligations set forth in this Section 5.14.

(d) The provisions of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of KBL for all periods ending on or before the Closing Date and may not be changed without the consent of Committee.

5.15 Insider Loans; Equity Ownership in Subsidiaries.  PRWT shall use its commercially reasonable best efforts to cause each Insider of PRWT or its Subsidiaries to, at or prior to Closing (i) repay to PRWT any loan by PRWT to such Person and any other amount owed by such Person to PRWT; (ii) cause any guaranty or similar arrangement pursuant to which PRWT has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary of PRWT or in any other Person that utilizes the name “PRWT” or any other names comprising the Intellectual Property or any derivative thereof; provided, however, that following Closing, Thomas A. Leonard, James Dobrowolski and Ernest Argesto shall continue to own a direct interest in US Facilities, Inc.

5.16 Certain Financial Information.  Within fifteen (15) business days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, PRWT shall deliver to KBL unaudited consolidated financial statements of PRWT for such month, including a balance sheet, statement of operations, statement of cash flows and statement of shareholders’ equity, that are certified as true and complete by the Chief Executive Officer and Chief Financial Officer of PRWT, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly presenting in all material respects the financial position of PRWT at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on PRWT.

5.17 Access to Financial Information.  PRWT will, and will cause its auditors to (a) continue to provide KBL and its advisors access to all of PRWT’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.16 hereof and (b) cooperate fully with any reviews performed by KBL or its advisors of any such financial statements or information.

5.18 KBL Borrowings; Indebtedness.  Through the Closing, KBL shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of KBL in due course on a non-interest bearing basis and repayable at Closing from the Trust Fund. Any indebtedness of KBL existing immediately prior to the Closing Shall be paid in full immediately upon the release of funds from the Trust Fund.

5.19 Trust Fund Disbursement.  KBL shall cause the Trust Fund to be disbursed to the Surviving Pubco and as otherwise contemplated by this Agreement immediately upon the Closing. All liabilities and obligations of KBL due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders who elect to have their shares converted to cash in accordance with the provisions of KBL’s Charter Documents, (ii) all amounts payable in connection with any of the arrangements or transactions contemplated by Section 4.2 (including all costs and expenses in connection therewith), (iii) as deferred underwriters’ compensation in connection with KBL’s initial public offering, (iv) as the Release Payment, (v) for income tax or other tax obligations of KBL prior to Closing, (vi) as repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of KBL, and (vii) to third parties (e.g., professionals, printers, etc.) who have rendered services to KBL in connection with its operations and efforts to effect a business combination, including the Merger; provided, however, that not less than $25,000,000 of the monies in the Trust Fund shall, as a result of the Merger, become an asset of Merger Sub (for the benefit of Surviving Pubco for working capital purposes) at the Effective Time, after payment of all such aforementioned liabilities and obligations.

5.20 Employment Agreements.  As soon as practicable following execution of this Agreement, KBL and PRWT shall proceed diligently and in good faith in identifying management personnel with whom PRWT shall enter into employment agreements (“Employment Agreements”). KBL and PRWT shall agree upon and deliver the proposed terms of such Employment Agreements to the designated employees in good faith by March 31, 2009. KBL and PRWT shall proceed diligently and in good faith to finalize such Employment Agreements prior to or on the Closing Date and use their commercially reasonable best efforts to negotiate same with such employees and have such employees accept and execute same effective upon the Closing.

5.21 Lock-Up Agreements.  Concurrently with the execution of this Agreement, each of the Persons listed on Schedule 5.9 are executing the Lock-Up Agreements.

5.22 Minority PRWT Status.  Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing and for a period of six years following the Closing, the Surviving Pubco shall take all necessary actions to ensure that the equity ownership and operational control of PRWT complies in all respects with the Minority Owned Business Certifications.

5.23 KBL Insider Waiver.  In the event the parties undertake to proceed with any dividend of the type permitted by Section 4.1(d), each of the Persons listed on Schedule 4.1(d) is shall, prior to declaration of such dividend, execute the KBL Insider Waiver as contemplated by Section 4.1(d) and in form and substance mutually and reasonably satisfactory to PRWT and KBL.

5.24 Certain Actions With Respect to KBL Securities.  It is agreed that, notwithstanding anything to the contrary contained in this Agreement, KBL and its affiliates (and PRWT and its affiliates) shall be permitted to, and shall use their best commercially reasonable efforts to negotiate and execute agreements related to the repurchase and redemption of, and other similar actions relating to, KBL and/or PRWT securities, including common stock and warrants, for the purposes of (a) enhancing the likelihood of approval of the transactions contemplated hereby by the holders of KBL Common Stock, (b) compliance with Section 5.22 and (c) compliance with the Stockholder ownership requirements described in Section 6.1(d); provided, however, that nothing in this Section 5.24 shall be deemed to limit the obligation to deliver at least $25 million to PRWT at Closing as described in Section 5.19.

5.25 Cashless Exercise of Warrants.  It is agreed that in connection with any redemption or call of the PRWT Warrants following closing of the Merger the holders thereof shall be offered the ability to exercise such warrants on a “cashless” basis.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The KBL Stockholder Approval and the KBL Plan shall have been duly approved and adopted by the stockholders of KBL by the requisite vote under the laws of the State of Delaware.

(b) KBL Common Stock.  Holders of thirty percent (30%) or more of the shares of KBL Common Stock issued in KBL’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with KBL’s Charter Documents.

(c) HSR Act; No Order.  All specified waiting periods under the HSR Act shall have expired, and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(d) Ownership by the Stockholders.  The number of shares of PRWT Common Stock owned by the Stockholders immediately after the Merger and after giving effect to the recapitalization in Section 1.6, the conversion of KBL Common Stock into PRWT Common Stock as provided by Section 1.5 and any actions taken under Section 4.2 shall constitute no less than 58% of all of the then issued and outstanding shares of PRWT Common Stock (such calculation excluding the EBITDA Shares issued into escrow pursuant to Section 1.11).

6.2 Additional Conditions to Obligations of PRWT, Merger Sub and the Stockholders.  The obligations of PRWT, Merger Sub and the Stockholders to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by PRWT:

(a) Representations and Warranties.  Each representation and warranty of KBL contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. PRWT shall have received a certificate with respect to the foregoing signed on behalf of KBL by an authorized officer of KBL (“KBL Closing Certificate”).

(b) Agreements and Covenants.  KBL shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the KBL Closing Certificate shall include a provision to such effect.

(c) No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents.  KBL shall have obtained the consents, waivers and approvals required to be obtained by KBL in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on KBL and the KBL Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect.  No Material Adverse Effect with respect to KBL shall have occurred since the date of this Agreement.

(f) SEC Compliance.  Immediately prior to Closing, KBL shall be in compliance in all material respects with the reporting requirements under the Securities Act and Exchange Act.

(g) Opinion of Counsel.  PRWT shall have received an opinion of counsel from Graubard Miller, counsel to KBL, to be mutually and reasonably agreed upon by PRWT and KBL.

(h) Other Deliveries.  At or prior to Closing, KBL shall have delivered to PRWT (i) copies of resolutions and actions taken by KBL’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by PRWT and its counsel in order to consummate the transactions contemplated hereunder.

(i) Resignations.  The persons listed in Schedule 6.2(i), constituting all of the pre-Closing officers and directors of KBL, shall have resigned from all of their positions and offices with KBL.

(j) Escrow Agreements.  The Escrow Agreement and EBITDA Shares Escrow Agreement shall have been executed and delivered by the Surviving Pubco and shall be in full force and effect with respect to the Surviving Pubco.

(k) Trust Fund.  KBL shall have made appropriate arrangements, subject to Section 5.19, to have the Trust Fund dispersed to the Surviving Pubco immediately upon the Closing and in accordance with Section 5.19, with no less than $25,000,000 of the monies in the Trust Fund, as a result of the Merger, becoming an asset of Merger Sub (for the benefit of Surviving Pubco for working capital purposes).

6.3 Additional Conditions to the Obligations of KBL.  The obligations of KBL to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by KBL:

(a) Representations and Warranties.  Each representation and warranty of PRWT and Merger Sub contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. KBL shall have received a certificate with respect to the foregoing signed on behalf of PRWT by an authorized officer of PRWT (“PRWT Closing Certificate”).

(b) Agreements and Covenants.  PRWT, Merger Sub and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and PRWT Closing Certificate shall include a provision to such effect.

(c) No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of PRWT to issue the securities contemplated by this Agreement or Surviving Pubco to own, operate or control any of the assets and operations of PRWT following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents.  PRWT shall have obtained the consents, waivers, permits and approvals set forth on Schedule 2.5(b).

(e) Material Adverse Effect.  No Material Adverse Effect with respect to PRWT shall have occurred since the date of this Agreement.

(f) Lock-Up Agreements.  The Lock-Up Agreements shall have been executed and delivered by the Stockholders and shall be in full force and effect with respect to the Stockholders.

(g) Escrow Agreements.  The Escrow Agreement and the EBITDA Shares Escrow Agreement each shall have been executed and delivered by the Surviving Pubco, the Representative and each Stockholder and shall be in full force and effect with respect to the Surviving Pubco, the Representative and each Stockholder.

(h) Opinion of Counsel.  KBL shall have received an opinion of counsel from Blank Rome LLP, counsel to PRWT, to be mutually and reasonably agreed upon by PRWT and KBL.

(i) Other Deliveries.  At or prior to Closing, PRWT shall have delivered to KBL: (i) copies of resolutions and actions taken by PRWT’s and Merger Sub’s board of directors and Stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by KBL and its counsel in order to consummate the transactions contemplated hereunder.

(j) Insider Loans; Equity Ownership in Subsidiaries.  All outstanding indebtedness owed by PRWT’s Insiders shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.22, and all outstanding guaranties and similar arrangements pursuant to which PRWT has guaranteed the payment or performance of any obligations of any of PRWT’s Insiders to a third party shall have been terminated, and no Insider shall own any direct equity interests in any Subsidiary of PRWT or in any other Person that utilizes the name “PRWT” or any other name comprising the Intellectual Property or any derivative thereof.

(k) Termination of Separation Agreements.  The Separation Agreement by and between PRWT and William Turner dated April 18, 2008, as amended, and the Separation Agreement by and between PRWT and Fletcher Wiley dated April 15, 2008, as amended, shall have been terminated.

(l) USF Stockholders’ Agreement.  Each of the parties to the U.S. Facilities Stockholders’ Agreement, dated as of May 31, 2000 (the “USF Stockholders’ Agreement”) shall have agreed in writing to waive the provisions set forth in Sections 2.6 and 4.2 of the USF Stockholders’ Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of KBL and Surviving Pubco.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), KBL, the Surviving Pubco and their respective representatives, successors and permitted assigns (the “KBL Indemnitees”) shall be indemnified, defended and held harmless with respect to the matters under Sections 7.1(a)(i) and 7.1(a)(ii), below, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any KBL Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of PRWT or any of the Stockholders contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by PRWT to KBL pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of PRWT or any of the Stockholders contained in this Agreement;

(iii) the matter set forth in Schedule 2.15 of the PRWT Schedule relating to the payment of social security Taxes for the year 2006; and

(iv) the matters set forth in Schedule 2.16 of the PRWT Schedule.

(b) As used in this Article VII, the term “Losses”, subject to Section 7.4(e) hereof, shall include all actual losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses

(including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the KBL Indemnitees may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2 Indemnification of Third Party Claims.  The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a KBL Indemnitee by a Person other than PRWT or a Stockholder (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim.  KBL or Surviving Pubco, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense.  The Representative shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to KBL, to assume the entire control of, subject to the right of KBL to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to KBL to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:

(i) the Representative shall diligently and in good faith defend such Third Party Claim and shall keep the Committee reasonably informed of the status of such defense; provided, however, that the Committee shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned except to the extent the settlement relates solely to monetary damages that are indemnified fully under Section 7.1; and

(ii) KBL, Surviving Pubco and the Committee shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and KBL, Surviving Pubco and the Committee shall make available to the Representative all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense.  The Representative shall not be entitled to assume control of such defense and, subject to the limitations of Section 7.4, shall pay the reasonable fees and expenses of one counsel retained by Surviving Pubco or the Committee if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against a KBL Indemnitee; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Surviving Pubco or its Subsidiaries other than as a result of money damages or other money payments.

(d) Other Limitations.  Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by a KBL Indemnitee against the Representative and shall not affect the Representative’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative is obligated to be greater than such damages would have been had the Committee given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Surviving Pubco shall not settle such action. KBL and Surviving Pubco shall make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of KBL or Surviving Pubco, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend.  If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Surviving Pubco or the Committee, subject to the limitations of Section 7.4, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) KBL Indemnitee Rights.  Anything in this Section 7.2 to the contrary notwithstanding, the Representative shall not, without the written consent of the Committee, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the KBL Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any KBL Indemnitee.

(g) Representative Consent.  Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3 Insurance and Tax Effect.

(a) To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Surviving Pubco shall use reasonable best efforts to obtain the maximum recovery under such insurance; provided that KBL Indemnitees shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by KBL or Surviving Pubco for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representative. If KBL or Surviving Pubco has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(b) To the extent that any Losses that are subject to indemnification pursuant to this Article VII are deductible for income tax purposes by KBL, PRWT, the Merger Sub or the Surviving Pubco, as the case may be, the amount of any Loss shall be reduced by the income tax savings to such party as a result of the payment of such Loss.

7.4 Limitations on Indemnification.

(a) Survival; Time Limitation.  The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by PRWT, the Stockholder or Merger Sub to KBL in connection with this Agreement (including the certificate required to be delivered by PRWT pursuant to Section 6.3(a)) shall survive the Closing until the Final Escrow Release Date (the “Survival Period”).

(b) Any indemnification claim made by KBL or Surviving Pubco in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, (i) no claim for indemnification under this Article VII shall be brought after the end of the Survival Period, and (ii) the indemnification rights of KBL Indemnitees under this Article VII shall terminate and be of no further force or effect.

(c) Deductible.  No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $1,000,000 (the “Deductible”), in which event the amount payable shall be only the amount in excess of the Deductible.

(d) Aggregate Amount Limitation.  The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Shares and no KBL Indemnitee shall have any claim against PRWT’s stockholders other than the Escrow Shares during the Escrow Period.

(e) No Special or Consequential Damages.  In no event shall Losses be deemed to include any special, indirect, consequential or punitive damages.

7.5 Exclusive Remedy.  Except with respect to the return of EBITDA Shares to Surviving Pubco under Section 1.11 and with respect to the return of PRWT Common Stock under Section 1.7, each of KBL and Surviving Pubco on behalf of itself and the other KBL Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the KBL Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit a KBL Indemnitees’ right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud.

7.6 Adjustment to Purchase Price.  Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the “purchase price” paid to the Stockholders in connection with business combination between PRWT and KBL, except as otherwise required by Law.

7.7 Representative Capacities; Application of Escrow Shares.  The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify the KBL Indemnitees under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to the KBL Indemnitees as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by KBL, which may make a claim for reimbursement thereof against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by the KBL Indemnitees pursuant to this Article VII shall be taken on their behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto. Notwithstanding anything to the contrary contained herein, all Escrow Shares remaining in escrow following the Final Escrow Release Date in excess of the Escrow Shares necessary to satisfy any timely filed claim for indemnification shall be released and delivered to the Persons entitled to them on such date. Notwithstanding anything to the contrary contained herein, the Representative shall have no liability to PRWT or any Stockholder or any party hereto for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representative. KBL shall defend, indemnify and hold harmless the Representative for all losses, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Representative of its duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representative.

7.8 EBITDA Shares Escrow and Net Debt Adjustments.  For clarity, no provision of this Article VII shall govern with respect to the EBITDA Shares, which shall be governed by the EBITDA Shares Escrow Agreement, or with respect to the return of shares to the Surviving Pubco as may be required under Section 1.7.

ARTICLE VIII

TERMINATION

8.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of KBL and PRWT at any time;

(b) by either KBL or PRWT if the Merger shall not have been consummated by July 19, 2009; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either KBL or PRWT if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by PRWT, upon a material breach of any representation, warranty, covenant or agreement on the part of KBL set forth in this Agreement, or if any representation or warranty of KBL shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by KBL is curable by KBL prior to the Closing Date, then PRWT may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from PRWT to KBL of such breach, provided KBL continues to exercise commercially reasonable best efforts to cure such breach (it being understood that PRWT may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by KBL is cured during such thirty (30)-day period);

(e) by KBL, upon a material breach of any representation, warranty, covenant or agreement on the part of PRWT or a Stockholder set forth in this Agreement, or if any representation or warranty of PRWT or a Stockholder shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by PRWT prior to the Closing Date, then KBL may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from KBL to PRWT of such breach, provided PRWT or such Stockholder continues to exercise commercially reasonable best efforts to cure such breach (it being understood that KBL may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by PRWT or such Stockholder is cured during such thirty (30)-day period);

(f) by either KBL or PRWT, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of KBL Common Stock required under KBL’s certificate of incorporation, or the holders of 30% or more of the number of shares of KBL Common Stock issued in KBL’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of KBL Common Stock held by them into cash in accordance with KBL’s certificate of incorporation;

8.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.

(b) In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.7, 5.11, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

8.3 Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

8.4 KBL Termination Fee.  If KBL wrongfully fails or refuses to consummate the Merger or PRWT terminates this Agreement pursuant to Section 8.1(d) and (b) KBL consummates a merger or other business combination with another entity on or before July 19, 2009, KBL shall pay PRWT, concurrently with the consummation of such merger or other business combination, a cash termination fee of $2,000,000, payment of which shall be in full satisfaction of all other rights of PRWT and the Stockholders for damages under this Agreement.

8.5 KBL Damages.  The parties acknowledge and agree that if PRWT or the Stockholders wrongfully fail or refuse to consummate the Merger or KBL terminates this Agreement pursuant to Section 8.1(e), KBL and its stockholders may incur significant damages, including damages resulting from KBL being required to dissolve and liquidate in accordance with the KBL Charter Documents, provided that nothing herein shall preclude the need for KBL or its stockholders to prove their actual damages resulting from such failure or refusal.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“2009 EBITDA”	Section 1.11(a)(i)
“2009 EBITDA Excess”	Section 1.11(a)(i)
“2010 EBITDA”	Section 1.11(a)(ii)
“2010 EBITDA Excess”	Section 1.11(a)(ii)
“2011 EBITDA”	Section 1.11(a)(iii)
“2011 EBITDA Excess”	Section 1.11(a)(iii)
“AAA”	Section 10.8
“Accounting Firm”	Section 1.7(k)
“Affiliate”	Section 10.2(f)
“Agreement”	Section 1.1
“Applicable Law”	Section 1.3
“Approvals”	Section 2.1(a)
“Articles of Merger”	Section 1.2
“Audited Financial Statements”	Section 2.7(a)
“Blue Sky Laws”	Section 1.13(b)(iii)
“Certificate of Merger”	Section 1.2
“Charter Documents”	Section 2.1(a)
“Claim”	Section 1.14(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-K”	Section 5.4(b)
“Closing Net Debt Amount”	Section 1.7(g)
“Closing Net Debt Statement”	Section 1.7(g)
“Closing Press Release”	Section 5.4(b)
“Code”	Section 2.11(a)
“Committee”	Section 1.12(a)
“Continental”	Section 1.5(e)
“Copyrights”	Section 2.18(a)(i)
“Deductible”	Section 7.4(c)

“DGCL”	Recital A
“Disclosure Schedules”	Section 5.12
“Dissenter”	Section 1.15(a)
“Dissenting Shares”	Section 1.15(b)
“EBITDA”	Section 1.11(c)
“EBITDA Shares”	Section 1.11(a)
“EBITDA Shares Escrow Agreement”	Section 1.11(a)
“Effective Time”	Section 1.2
“Employment Agreements”	Section 5.20
“Environmental Law”	Section 2.16(b)
“ERISA”	Section 2.11(a)
“ERISA Affiliate”	Section 2.11(a)
“Escrow Account”	Section 1.10
“Escrow Agent”	Section 1.10
“Escrow Agreement”	Section 1.10
“Escrow Claims”	Section 1.10
“Escrow Shares”	Section 1.10
“Estimated Net Debt Amount”	Section 1.7(d)
“Exchange Act”	Section 1.13(b)(iii)
“Final Escrow Release Date”	Section 1.10
“First Escrow Release Date”	Section 1.10
“Governmental Action/Filing”	Section 2.21(c)
“Governmental Entity”	Section 10.2(g)
“Hazardous Substance”	Section 2.16(c)
“HSR Act”	Section 2.5(b)
“Independent Accountant”	Section 1.7(d)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18(a)(i)
“Item of Dispute”	Section 1.7(k)
“KBL”	Heading
“KBL Closing Certificate”	Section 6.2(a)
“KBL Common Stock”	Section 1.5(a)
“KBL Contracts”	Section 3.19(a)
“KBL Convertible Securities”	Section 3.3(b)
“KBL Indemnitees”	Section 7.1(a)
“KBL Insider Waiver”	Section 4.1(d)
“KBL Preferred Stock”	Section 3.3(a)
“KBL Schedule”	Article III Preamble
“KBL SEC Reports”	Section 3.7(a)
“KBL Stockholder Approval”	Section 5.1(a)
“KBL Stock Options”	Section 3.3(b)
“KBL Units”	Section 1.5(f)
“KBL Warrants”	Section 1.5(e)
“knowledge”	Section 10.2(d)
“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(e)
“Lock-Up Agreements”	Section 5.9
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 10.2(a)
“Material PRWT Contracts”	Section 2.19(a)
“MELF”	Section 4.1(j)
“Merger”	Recital A

“Merger Sub”	Heading
“Merger Transaction”	Section 4.3(a)
“Minority Owned Business Certificates”	Section 2.24
“Net Debt”	Section 1.7(a)
“Net Debt Excess”	Section 1.7(f)
“Net Debt Surplus”	Section 1.7(e)
“Notice of Claim”	Section 7.2(a)
“NYSEA”	Section 3.23
“Patents”	Section 2.18(a)(i)
“PBCL”	Recital A
“Periodic Net Debt Statement”	Section 1.7(c)
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“Plan/Plans”	Section 2.11(a)
“Proxy Statement/Prospectus”	Section 5.1(a)
“PRWT”	Header
“PRWT Closing Certificate”	Section 6.3(a)
“PRWT Common Stock”	Section 1.5(a)
“PRWT Contracts”	Section 2.19(a)
“PRWT Intellectual Property”	Section 2.18(a)(ii)
“PRWT Products”	Section 2.18(a)(v)
“PRWT Registered Intellectual Property”	Section 2.18(a)(iv)
“PRWT Schedule”	Article II Preamble
“PRWT Stock Options”	Section 2.3(b)
“PRWT Units”	Section 1.5(f)
“PRWT Warrant”	Section 1.5(e)
“Pubco Plan”	Section 5.1(a)
“Registered Intellectual Property”	Section 2.18(a)(iii)
“Registration Statement”	Section 5.1(a)
“Release Payment”	Section 1.17
“Representative”	Section 1.12(b)
“Returns”	Section 2.15(b)(i)
“Securities Act”	Section 1.13(b)(iii)
“Signing Form 8-K”	Section 5.4(a)
“Signing Press Release”	Section 5.4(a)
“Special Meeting”	Section 5.1(a)
“Stockholders”	Header
“Stockholder Shares”	Section 1.6
“Stockholder Shares Increase Amount”	Section 1.7(e)
“Stockholder Shares Decrease Amount”	Section 1.7(f)
“Subsidiaries”	Section 2.2(a)
“Survival Period”	Section 7.4(a)
“Surviving Pubco”	Section 1.1
“Tax/Taxes”	Section 2.15(a)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18(a)(i)
“Trust Fund”	Section 3.25
“Unaudited Financial Statements”	Section 2.7(b)
“USF Stockholders’ Agreement”	Section 6.3(l)
“U.S. GAAP”	Section 2.7(a)

ARTICLE X

GENERAL PROVISIONS

10.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to KBL, to:

KBL Healthcare Acquisition Corp. III
380 Lexington Avenue, 31st Floor
New York, New York 10168
Attention: Marlene Krauss, M.D.
Telephone: (212) 319-5555 x3416
Telecopy: (212) 319-5591

with a copy to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8661
Telecopy: 212-818-8881

if to PRWT to:

PRWT Services, Inc.
1835 Market Street
Suite 1100
Philadelphia, Pennsylvania 19103-2917
Attention: Chief Executive Officer
Telephone: 215-988-8979
Telecopy: 215-569-1925

with a copy to:

Blank Rome LLP
One Logan Square
130 North 18th Street
Philadelphia, PA 19103-6998
Attention: Christopher A. Lewis, Esq.
Telephone: (215) 569-5793
Telecopy: (215) 832-5793

10.2 Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with PRWT or KBL, as the case may be, means any change, event, or occurrence, individually or when aggregated with other changes, events, or occurrences, that is materially adverse to the business or financial condition of PRWT or KBL, as applicable, and their respective Subsidiaries, taken as a whole; provided however that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect any changes, events, occurrences or effects arising out of, resulting from or attributable to (A) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (B) earthquakes, hurricanes, tornados or other natural disasters, (C) changes attributable to the public announcement or pendency of the transactions contemplated hereby or (D) changes in the general national or regional economic conditions.

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable PRWT Contracts or KBL Contracts;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation; provided, however, that for the purposes of Article II, the term “PRWT’s knowledge” or “known to PRWT” or words of similar import shall mean the actual knowledge of Jerry L. Johnson, Harold T. Epps, Murvin Lackey, Stratton Lee, George Burrell, John McCarey, James Dobrowolski and John Elliot, after due inquiry. Notwithstanding anything to the contrary set forth herein, such persons are named and/or identified solely for purposes of defining the “knowledge” of PRWT, and none of such persons shall have any liability on an individual basis with respect to the purchase and sale contemplated hereby, or in connection with this Agreement;

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g) the term “Governmental Entity” shall mean any United States federal or state court, administrative agency, commission, governmental or regulatory authority or similar body.

10.3 Counterparts; Electronic Delivery.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between KBL and PRWT executed on or about February 12, 2009 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Arbitration.  Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”). The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Wilmington, Delaware. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of Delaware, New Castle County, for such purpose.

10.9 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10 Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.12 Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.13 Currency. All references to currency amounts in this Agreement shall mean United States dollars.

10.14 Schedules.  The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is clear from a reasonable reading of the Schedules and such other Sections of this Agreement that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

KBL HEALTHCARE ACQUISITION CORP. III
By: /s/ Marlene Krauss, M.D. Name: Marlene Krauss, M.D. Title: Chief Executive Officer
PRWT MERGER SUB, INC.
By: /s/ Willie F. Johnson Name: Willie F. Johnson Title: Chairman
PRWT SERVICES, INC.
By: /s/ Willie F. Johnson Name: Willie F. Johnson Title: Chairman
EACH STOCKHOLDER HAS EXECUTED THE FOLLOWING SIGNATURE PAGE

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Willie F. Johnson Signature
Name: Willie F. Johnson
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Roberta Alford Signature
Name: Roberta Alford
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Rosalie M. Braverman Signature
Name: Rosalie M. Braverman
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ George R. Burrell Signature
Name: George R. Burrell
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Althea Caruth Signature
Name: Althea Caruth
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ John Elliot Signature
Name: John Elliot
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Harold T. Epps Signature
Name: Harold T. Epps
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Lee Feldman Signature
Name: Lee Feldman
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Jerry L. Johnson Signature
Name: Jerry L. Johnson
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Sherri L. Kyle-Jones Signature
Name: Sherri L. Kyle-Jones
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Murvin Lackey Signature
Name: Murvin Lackey
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Stratton C. Lee, Jr. Signature
Name: Stratton C. Lee, Jr.
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Thomas A. Leonard Signature
Name: Thomas A. Leonard
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Malik Majeed Signature
Name: Malik Majeed
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Kathleen G. Martin Signature
Name: Kathleen G. Martin
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ John J. McCarey Signature
Name: John J. McCarey
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Sheldon Myers Signature
Name: Sheldon Myers
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Justin D. Noll Signature
Name: Justin D. Noll
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Jeffrey C. Pikulik Signature
Name: Jeffrey C. Pikulik
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Chester A. Riddick, Jr. Signature
Name: Chester A. Riddick, Jr.
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Alton Shaw Signature
Name: Alton Shaw
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Kirby Smith Signature
Name: Kirby Smith
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ William Turner Signature
Name: William Turner
Address: __________________________ __________________________________ __________________________________

By his, her or its execution of this Agreement, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Agreement and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

/s/ Fletcher H. Wiley Signature
Name: Fletcher H. Wiley
Address: __________________________ __________________________________ __________________________________

LIST OF OMITTED EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Articles of Incorporation of Merger Sub
Exhibit B	Bylaws of Merger Sub
Schedules
Schedule 1.6	Stockholder Shares
Schedule 1.10	Escrow Shares Allocation
Schedule 1.13(b)(iv)	Liens
Schedule 1.17	Release Payment
Schedule 2	PRWT Schedule
Schedule 3	KBL Schedule
Schedule 4.1	Disclosure Schedule Changes
Schedule 4.2(d)	KBL Stockholders
Schedule 5.2	Directors and Officers of Surviving Pubco
Schedule 5.9	Sale Restrictions
Schedule 6.2(i)	KBL Resignations
Schedule 2
Schedule 2.1	Organization and Qualification
Schedule 2.2	Subsidiaries
Schedule 2.3	Capitalization
Schedule 2.4	Authority
Schedule 2.5	Required Consents
Schedule 2.6	Compliance
Schedule 2.8	Undisclosed Liabilities
Schedule 2.9	Absence of Certain Changes or Events
Schedule 2.10	Litigation
Schedule 2.11	Employee Benefit Plans
Schedule 2.12	Labor Matters
Schedule 2.13	Restrictions on Business Activities
Schedule 2.14	Title to Property
Schedule 2.15	Taxes
Schedule 2.16(a)(i)	Environmental Matters
Schedule 2.16(A)(ii)	Hazardous Substance Contamination at Currently Operated Properties
Schedule 2.16(A)(iv)	Third Party or Public Property Environmental Matters
Schedule 2.16(A)(v)	Written Notice of Violations or Liability under Environmental Law
Schedule 2.16(A)(vi)	Orders/Agreements/Indemnities Relating to Liability under Environmental Law
Schedule 2.16(f)	Environmental Matters
Schedule 2.17	Brokers; Third Party Expenses
Schedule 2.18	Intellectual Property
Schedule 2.19	Agreements, Contracts and Commitments
Schedule 2.20	Insurance
Schedule 2.21	Governmental Actions/Filings
Schedule 2.22	Interested Party Transactions
Schedule 2.24	Minority Owned Business Certification
Schedule 3
Schedule 3.1	Authorization to do business
Schedule 3.3(b) and 3.3(d)	Capitalization
Schedule 3.3(e)	Registration Rights
Schedule 3.7(b)	SEC Filings and Financials
Schedule 3.14	Property
Schedule 3.15	Taxes
Schedule 3.19	KBL Contracts
Schedule 3.22	Indebtedness
Schedule 3.23	NYSE Amex
Schedule 3.26	Governmental Filings

Dated as of April __, 2009

Amendment No. 1 to Agreement and Plan of Reorganization, dated as of March 13, 2009, by and among KBL Healthcare Acquisition Corp. III (“KBL”), PRWT Services, Inc. (“PRWT”), PRWT Merger Sub, Inc. and all of the Stockholders of PRWT (the “Merger Agreement”)

Reference is hereby made to the Merger Agreement. Capitalized terms used herein but not otherwise defined have the respective meanings given to such terms in the Merger Agreement. The Merger Agreement is hereby modified and amended as follows:

1.	Notwithstanding anything to the contrary contained in the Merger Agreement, it is hereby acknowledged and agreed that (a) KBL, and not the Merger Sub, shall be the surviving corporation in the Merger, (b) the articles of incorporation and bylaws of KBL shall be the articles and bylaws of such surviving corporation and, (c) as soon as practicable following consummation of the Merger, such surviving corporation shall be merged into New Pubco by means of a merger in accordance with the PBCL. Accordingly, all sections of the Merger Agreement, including but not limited to Sections 1.1 and 1.4 are hereby deemed modified solely to give effect to the foregoing.
2.	Notwithstanding anything in Section 6.3(j) of the Merger Agreement to the contrary, KBL hereby acknowledges and agrees that following Closing, Thomas A. Leonard, James Dobrowski and Ernest Argesto shall be permitted to continue to own their direct interest in US Facilities, Inc. KBL hereby acknowledges and agrees that notwithstanding the terms of Section 6.3(j) of the Merger Agreement, such ownership in US Facilities, Inc. by Messrs. Leonard, Dobrowolski and Argesto shall not constitute a failure to satisfy the condition set forth in Section 6.3(j) of the Merger Agreement. Nothing herein shall be deemed a waiver of the requirements of Section 6.3(l) of the Merger Agreement.
3.	Section 1.7(a) is restated in its entirety as follows:

“The term “Net Debt” shall mean PRWT’s combined consolidated indebtedness (i.e., all indebtedness for borrowed money and capitalized leases and equivalents and other obligations evidenced by promissory notes or similar instruments, as well as cash overdrafts excluding any costs or expenses incurred by PRWT or any subsidiary thereof in initially implementing and establishing compliance with the Sarbanes-Oxley Act of 2002 or other similar rules and regulations, less PRWT’s combined consolidated cash and cash equivalents, including all short-term money market instruments and treasury bills and similar instruments, and amounts, if any, paid by PRWT, for the purchase by it of KBL warrants or KBL common stock made or made pursuant to agreements executed, prior to the consummation of the Merger (and the reasonable expenses incurred by PRWT in connection with such securities purchases, if any). From the date hereof through the Closing, PRWT shall service all indebtedness, payables and receivables in the ordinary course of business, consistent with past practice.”

4.	The second sentence of Section 5.1(a) is hereby restated as follows:

“The Pubco Plan shall provide that an aggregate of no less than 2,300,000 shares of PRWT Common Stock shall be reserved for issuance pursuant to the Pubco Plan.”

5.	Section 6.3(m) is hereby added to Article VI as follows:

“No Other Stockholder Rights Agreements. Any and all stockholder agreements or investor rights agreements or similar agreements or arrangements relating to PRWT, if any, shall have been terminated prior to consummation of the Merger.

6.	This Amendment shall be deemed part of the Merger Agreement and the Merger Agreement shall continue in full force and effect as modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date first written above.

KBL HEALTHCARE ACQUISITION CORP. III

By:	Name: Marlene Krauss, M.D. Title: Chief Executive Officer

PRWT MERGER SUB, INC.

By:	Name: Title:

PRWT SERVICES, INC.

By:	Name: Title:

EACH STOCKHOLDER HAS EXECUTED THE FOLLOWING SIGNATURE PAGE

By his, her or its execution of this Amendment No. 1, the following Stockholder, in his, her or its capacity as a stockholder of PRWT, hereby approves and adopts this Amendment No. 1 and authorizes PRWT, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Amendment No. 1. Such execution shall be deemed to be action taken by the written consent of such Stockholder for purposes of Section 1766 of the PBCL.

Signature
Name:
Address:

ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KBL HEALTHCARE ACQUISITION CORP. III

Pursuant to Section 245 of the
Delaware General Corporation Law

KBL HEALTHCARE ACQUISITION CORP. III, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “KBL Healthcare Acquisition Corp. III”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 9, 2007.

3. This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST:  The name of the corporation is KBL Healthcare Acquisition Corp. III (hereinafter sometimes referred to as the “Corporation”).

SECOND:  The registered office of the Corporation is to be located at 615 S. DuPont Hwy., Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD:  The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 51,000,000 of which 50,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.

1. Voting Rights.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

2. Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors, subject to any provision of this Certificate of Incorporation, as it may be amended from time to time.

3. Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

FIFTH:  The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Jeffrey M. Gallant	Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174

SIXTH:  The Corporation’s existence shall terminate on July 19, 2009 (the “Termination Date”). This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination (defined below). A proposal to so amend this section shall be submitted to stockholders in connection with any proposed Business Combination pursuant to Article Seventh (A) below.

SEVENTH:  The following provisions (A) through (F) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period.” A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business or businesses in the healthcare or healthcare-related industries (collectively, a “Target Business”) having, collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the balance in the Trust Account (as defined below) at the time of such acquisition (excluding deferred underwriting discounts and commissions and taxes payable); provided, that any acquisition of multiple operating businesses shall occur contemporaneously with one another. For purposes of this Article, fair market value shall be determined by the Board of Directors of the Corporation based upon one or more financial standards generally accepted by the financial community (such as actual and potential sales, the value of comparable businesses, earnings, cash flow and/or book value). If the Board of Directors is not able to independently determine that the fair market value of the Target Business meets the threshold criteria, or if any of the Company’s executive officers, directors or pre-IPO stockholders is affiliated with the Target Business, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm (an “Independent Financial Advisor”) that is a member of the National Association of Securities Dealers, Inc. The Corporation will not consummate a Business Combination with any entity that is affiliated with any of the Corporation’s stockholders immediately prior to the IPO unless the Corporation obtains an opinion from an Independent Financial Advisor that the Business Combination is fair to the Corporation’s stockholders from a financial perspective. The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date.

A.  Upon consummation of the Corporation’s IPO, the amount of net offering proceeds as set forth in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”) at the time it goes effective (including the proceeds of the private placement of the Corporation’s warrants to occur simultaneously with the consummation of the IPO, any exercise of the underwriters’ over-allotment option, as well as deferred underwriting discounts and commissions) shall be deposited and thereafter held in the Trust Account. Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until (i) the earlier of a Business Combination or the Termination Date, (ii) the Corporation’s request for disbursement of funds in order to pay the Corporation’s income tax liability associated with the interest income earned on the proceeds held in the Trust Account or (iii) the Corporation’s request for the release of interest income earned on the balance in the Trust Account up to an aggregate amount of $1.9 million to the Corporation to fund the Corporation’s working capital requirements, in each case in accordance with the terms of the investment management agreement governing the Trust Account.

B.  Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the IPO Shares (defined below) present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 30% or more of the IPO Shares both vote against the Business Combination and exercise their conversion rights described in paragraph C below.

C.  In the event that a Business Combination is approved in accordance with the above paragraph (B) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (“IPO Shares”) who voted against the Business Combination may, contemporaneously with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including any accrued interest then remaining in the Trust Account and excluding deferred underwriting discounts and commissions, by (ii) the total number of IPO Shares. “Trust Account” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO is deposited.

D.  In the event that the Corporation does not consummate a Business Combination by the Termination Date, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

E.  A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event (i) such holder demands conversion of such holder’s shares in accordance with paragraph C above, or (ii) upon the liquidation of the Corporation. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

F.  The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

EIGHTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.  The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

B.  Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

C.  The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

D.  The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

E.  In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to applicable law, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

F.  Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Company Board of Directors or in the by-laws of the Corporation.

NINTH:  A.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.  The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

TENTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation. This Article Ninth is subject to the requirements set forth in Article Sixth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Sixth.

ELEVENTH:  In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire Board of Directors of the Corporation.

TWELFTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein (including subject to Article Seventh) and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Marlene Krauss, M.D., its Chief Executive Officer, as of the 19th day of July, 2007.

/s/ Marlene Krauss Marlene Krauss, M.D., Chief Executive Officer

ANNEX C

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PRWT SERVICES, INC.

1. Name

The name of the Corporation is: PRWT Services, Inc. (the “Corporation”)

2. Address

The registered office of the Corporation is to be located at 1835 Market Street, Suite 800, Philadelphia, Pennsylvania 19103.

3. Statute

The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”).

4. Capital Stock

The aggregate number of shares which the Corporation shall have authority to issue is 151,000,000 shares, of which 1,000,000 shares shall be Preferred Stock, $0.10 par value, and 150,000,000 shares shall be Common Stock, par value $0.10.

The designation, relative rights, preferences and liabilities of each class of stock, itemized by class, shall be as follows:

A. Preferred Stock

The Corporation's board of directors (hereafter called “Board of Directors” or “Board”) is authorized to adopt at any time, or from time to time, amendments to these Articles of Incorporation with respect to any unissued and/or treasury shares of Preferred Stock, and thereby to fix or change the division of shares of the Preferred Stock into classes and/or into series within any class or classes, and to fix or change the determination of the voting rights, designations, preferences, limitations, special rights and relative rights of the shares of any class or series. The authority of the Board with respect to each class or series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that class or series and the distinctive designation of that class or series;
(ii)	The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates;
(iii)	Whether that class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;
(iv)	Whether that class or series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
(v)	Whether or not shares of that class or series shall be redeemable and whether or not the Corporation or the holder (or both) may exercise the redemption right, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;
(vi)	The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(vii)	Any other relative rights, preferences and limitations of that class or series as may be permitted or required by law.

B. Common Stock

Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote of shareholders except as the right to exercise such vote may be limited by the provisions of these Articles of Incorporation or of any class or series of Preferred Stock established hereunder. The holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on the Preferred Stock have been paid or provided for. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary of the Corporation, the assets and funds of the Corporation available for distribution to shareholders, and remaining after the payment to holders of Preferred Stock of the amounts (if any) to which they are entitled, shall be divided and paid to the holders of the Common Stock according to their respective shares.

C. Uncertificated Shares

Any or all classes and series of shares of the capital stock of the Corporation, or any part thereof, may be uncertificated shares, except that this Article 4(C) shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates under Section 1528(c) and (d) of the Pennsylvania Business Corporation Law of 1988, as amended (or any successor statute). Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

5. No Cumulative Voting

The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors.

6. Classification of Board

Effective upon the consummation of the merger of KBL Healthcare Acquisition Corp. III, a Delaware corporation with and into PRWT Merger Sub, Inc., a Pennsylvania corporation and wholly owned subsidiary of the Corporation (the “Merger”), the Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The Class A directors shall serve until the first annual meeting of shareholders to be held after the Merger. At the first annual meeting of shareholders to be held after the Merger, the Class A directors shall be elected for a term of three (3) years and, after expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. The Class B directors shall serve until the second annual meeting of shareholders to be held after the Merger. At the second annual meeting of shareholders to be held after the Merger, the Class B directors shall be elected for a term of three (3) years and, after the expiration of such term shall thereafter be elected every three (3) years for three (3) year terms. The Class C directors shall serve until the third annual meeting of shareholders to be held after the Merger. At the third annual meeting of shareholders to be held after the Merger, the Class C directors shall be elected for a term of three (3) years and, after the expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. Each director shall serve until his successor shall have been elected and shall qualify, even though his term of office as herein provided has otherwise expired, except in the event of his earlier death, resignation, removal or disqualification. Except as the PBCL may otherwise require, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors (but excluding vacancies resulting from removal by action of the shareholders at a meeting of shareholders called for the removal of one or more directors and the filling of any vacancy in that connection), may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy in the Board of Directors shall become a member of the same class of directors in which the vacancy existed; but if the vacancy is due to an increase in the number of directors, a majority of the members of the Board of Directors shall designate such directorship as belonging to Class A, Class B or Class C so as to maintain the three (3) classes of directors as nearly equal in number as possible. A director elected to fill a vacancy resulting from a newly created directorship shall serve for the remainder of the full term of the class to which he was elected and until his successor shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

7. Personal Liability of Directors

A director of the Corporation shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

(i)	the director has breached or failed to perform the duties of his office under Chapter 17, Subchapter B of the PBCL; and
(ii)	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

This Article 7 shall not apply to a director’s liability for monetary damages to the extent prohibited by Section 1713(b) of the PBCL.

8. Removal of Directors

A. Removal by Shareholders

The entire Board of Directors, or a class of the Board, if the Board is classified with respect to the power to elect directors, or any individual director, may be removed from office with or without cause by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at any annual election of directors or of such class of directors. In case the Board of Directors, or a class of the Board or any one or more directors be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

B. Removal by Board of Directors

The Board of Directors may, without shareholder approval, declare vacant the office of any director for any proper cause including, but not limited to, conflict of interest or other breach of fiduciary duty, or unacceptability of the director to federal or state securities regulators, the regulators of any securities exchange or automated quotation system on which securities of the Corporation are traded, or to federal, state or local regulators of the business of the Corporation.

9. Nonapplicability of Certain Provisions of the PBCL

Subchapters E, G, H, I and J of Chapter 25 of the PBCL shall not be applicable to this Corporation.

10. Amendment to Bylaws

The Bylaws of the Corporation may be amended by the Board of Directors or by the shareholders upon the affirmative vote of the holders of a majority of the votes which all shareholders are entitled to cast thereon, in addition to any other approval which is required by law, these Articles of Incorporation, the Bylaws of the Corporation or otherwise.

11. Severability

In the event that all, some or any part of any provision contained in these Articles of Incorporation shall be found by any court of competent jurisdiction to be illegal, invalid or unenforceable (as against public policy or otherwise), such provision shall be enforced to the fullest extent permitted by law and shall be construed as if it had been narrowed only to the extent necessary so as not to be invalid, illegal or unenforceable; the validity, legality and enforceability of the remaining provisions of these Articles of Incorporation shall continue in full force and effect and shall not be affected or impaired by such illegality, invalidity or unenforceability of any other provision (or any part or parts thereof) of these Articles of Incorporation. If and to the extent that any provision contained in these Articles of Incorporation violates any rule of a securities exchange or automated quotation system on which securities of the Corporation are traded, the Board of Directors is authorized, in its sole discretion, to suspend or terminate such provision for such time or periods of time and subject to such conditions as the Board of Directors shall determine in its sole discretion.

12. Definitions

As used herein, the term “Person” shall mean any individual, partnership, corporation, group or other entity (other than the Corporation or any Subsidiary as defined below for itself or as a fiduciary for others, or a trustee holding Voting Securities for the benefit of the employees of the Corporation or its Subsidiaries or any one of them, pursuant to one or more employee benefit plans or arrangements sponsored by the Corporation or any Subsidiary).

As used herein, the term “Subsidiary” shall mean any corporation of which the Corporation owns fifty percent (50%) or more of any class of securities entitled to vote in the election of directors, either directly or indirectly, through one or more other corporations.

As used herein, the term “Voting Securities” refers to all outstanding securities of the Corporation entitled to vote (whether in the election of directors or otherwise).

The use of the masculine gender shall include the feminine and neuter genders, as the case may be.

13. Headings

Article headings and the ordering of paragraphs are for convenience of reference only and shall not be construed to alter, amend or otherwise affect the meaning, intent or effect of the provisions of these Articles of Incorporation.

ANNEX D

Exhibit Version

ESCROW AGREEMENT

ESCROW AGREEMENT (“Agreement”) dated  , 2009 by and among PRWT SERVICES, INC. (“PRWT”), Willie F. Johnson, as the representative (the “Representative”) of the stockholders of PRWT existing immediately prior to Closing (the “Stockholders”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the “Escrow Agent”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

KBL Healthcare Acquisition Corp. III (“KBL”), PRWT, PRWT Merger Sub, Inc., a Pennsylvania corporation and wholly owned subsidiary of PRWT (“Merger Sub”), and all the Stockholders are parties to an Agreement and Plan of Reorganization dated as of March 13, 2009 (the “Merger Agreement”), pursuant to which KBL has merged with and into Merger Sub, with Merger Sub being the surviving entity of such merger and PRWT continuing as the publicly traded company (“Surviving Pubco”). Pursuant to the Merger Agreement, (a) Surviving Pubco is to be indemnified in certain respects and (b) the aggregate number of Stockholder Shares issued at Closing shall be decreased if PRWT’s Closing Net Debt Amount, as ultimately determined under Section 1.7 of the Merger Agreement, exceeded $45,000,000. The parties desire to establish an escrow fund as collateral security for the foregoing indemnification obligations and share forfeiture provisions of the Merger Agreement. The Representative has been designated pursuant to the Merger Agreement to represent all of the Stockholders and each Permitted Transferee (as hereinafter defined) of the Stockholders (the Stockholders and all such Permitted Transferees are hereinafter referred to collectively as the “Owners”), and to act on their behalf for purposes of this Agreement.

The parties agree as follows:

1. (a) Concurrently with the execution hereof, the Stockholders, as a group are delivering, an aggregate of 941,211 of the Merger Shares received by the Stockholders pursuant to the Merger Agreement, which shall be allocated among the Stockholders in accordance with the allocation set forth on Schedule 1(a) attached hereto, together with ten (10) assignments from each Stockholder separate from the certificates executed in blank by each such Stockholder to be held in escrow pursuant to the terms of this Agreement and Section 1.10 of the Merger Agreement. The shares of PRWT Common Stock represented by the stock certificates so delivered by the Stockholders to the Escrow Agent are herein referred to in the aggregate as the “Escrow Fund.” The Escrow Agent shall maintain a separate account for each Stockholder’s, and, subsequent to any transfer permitted pursuant to Paragraph 1(e) hereof, each Owner’s, portion of the Escrow Fund.

(b) The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund solely pursuant to the terms and conditions hereof. It shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Surviving Pubco. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(c) Except as herein provided, the Owners shall retain all of their rights as stockholders of Surviving Pubco with respect to shares of PRWT Common Stock constituting the Escrow Fund during the period the Escrow Fund is held by the Escrow Agent (the “Escrow Period”), including, without limitation, the right to vote their shares of PRWT Common Stock included in the Escrow Fund.

(d) During the Escrow Period, all dividends payable in cash with respect to the shares of PRWT Common Stock then contained in the Escrow Fund shall be paid to the Owners, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Fund” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(e) During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the shares of PRWT Common Stock in the Escrow Fund except (i) to a “Permitted Transferee” (as hereinafter defined), (ii) by virtue of the laws of descent and distribution upon death of any Owner, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permitted transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. As used in this Agreement, the term “Permitted Transferee” shall include: (x) members of a Stockholder’s “Immediate Family” (as hereinafter defined); (y) an entity in which (A) a Stockholder and/or members of a Stockholder’s Immediate Family beneficially own 100% of such entity’s voting and non-voting equity securities, or (B) a Stockholder and/or a member of such Stockholder’s Immediate Family is a general partner and in which such Stockholder and/or members of such Stockholder’s Immediate Family beneficially own 100% of all capital accounts of such entity; and (z) a revocable trust established by a Stockholder during his lifetime for the benefit of such Stockholder or for the exclusive benefit of all or any of such Stockholder’s Immediate Family. As used in this Agreement, the term “Immediate Family” means, with respect to any Stockholder, a spouse, Surviving Pubco, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the Stockholder). In connection with and as a condition to each permitted transfer, the Permitted Transferee shall deliver to the Escrow Agent an assignment separate from certificate executed by the transferring Stockholder or where applicable, an order of a court of competent jurisdiction, evidencing the transfer of shares to the Permitted Transferee, together with ten (10) assignments separate from certificate executed in blank by the Permitted Transferee with respect to the shares transferred to the Permitted Transferee. Upon receipt of such documents, the Escrow Agent shall deliver to Surviving Pubco’s transfer agent the original stock certificate out of which the assigned shares are to be transferred, together with the executed assignment separate from certificate executed by the transferring Stockholder, or a copy of the applicable court order, and shall request that Surviving Pubco issue new certificates representing (m) the number of shares, if any, that continue to be owned by the transferring Stockholder, and (n) the number of shares owned by the Permitted Transferee as the result of such transfer. Surviving Pubco, the transferring Stockholder and the Permitted Transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby. During the Escrow Period, no Owner shall pledge or grant a security interest in such Owner’s shares of PRWT Common Stock included in the Escrow Fund or grant a security interest in such Owner’s rights under this Agreement.

2. (a) Surviving Pubco, acting through the current or former member or members of KBL’s Board of Directors who has or have been appointed by KBL to take all necessary actions and make all decisions on behalf of Surviving Pubco with respect to its rights to indemnification under Article VII of the Merger Agreement (the “Committee”), may make a claim for indemnification pursuant to the Merger Agreement (“Indemnification Claim”) against the Escrow Fund by giving notice (a “Notice”) to the Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Merger Agreement which it asserts has been breached or otherwise entitles Surviving Pubco to indemnification, (ii) in reasonable detail, the nature and dollar amount of any Indemnification Claim and (iii) whether the Indemnification Claim results from a Third Party Claim against KBL or PRWT. The Committee also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Representative.

(b) If the Representative shall give a notice to the Committee (with a copy to the Escrow Agent) (a “Counter Notice”), within 30 days following the date of receipt (as specified in the Committee’s certification) by the Representative of a copy of the Notice, disputing whether the Indemnification Claim is indemnifiable under the Merger Agreement, the Committee and the Representative shall attempt to resolve such dispute by voluntary settlement as provided in paragraph 2(c) below. If no Counter Notice with respect to an Indemnification Claim is received by the Escrow Agent from the Representative within such 30-day period, the Indemnification Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c) If the Representative delivers a Counter Notice to the Escrow Agent, the Committee and the Representative shall, during the period of 60 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Notice was given. If the Committee and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof. If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to paragraph 2(d) below.

(d) If the Committee and the Representative cannot resolve a dispute prior to expiration of the 60-day period referred to in paragraph 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration before a single arbitrator in Wilmington, Delaware, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect and the provisions of Section 10.8 of the Merger Agreement to the extent that such provisions do not conflict with the provisions of this paragraph. The Committee and the Representative shall attempt to agree upon an arbitrator; if they shall be unable to agree upon an arbitrator within 10 days after the dispute is submitted for arbitration, then either the Committee or the Representative, upon written notice to the other, may apply for appointment of such single arbitrator by the American Arbitration Association in accordance with its rules. Surviving Pubco shall pay the fees and expenses of counsel for the parties and the fees and expenses of the arbitrator and of other expenses of the arbitration. The arbitrator shall render his decision within 90 days after his appointment. Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. Judgment may be obtained on the decision of the arbitrator so rendered in any court having jurisdiction, and may be enforced in any such court. If the arbitrator shall fail to render his decision or award within such 90-day period, either the Committee or the Representative may apply to any Delaware state court sitting in New Castle County, Delaware, or any federal court sitting in such county then having jurisdiction, by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement. The parties consent to the exclusive jurisdiction of the Delaware state courts sitting in New Castle County or any federal court having jurisdiction and sitting in such county for this purpose. The prevailing party (or either party, in the case of a decision or award rendered in part for each party) shall send a copy of the arbitration decision or of any judgment of the court to the Escrow Agent.

(e) As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of paragraph 2(b) above, (ii) Indemnification Claim resolved in favor of Surviving Pubco by settlement pursuant to paragraph 2(c) above, resulting in a dollar award to Surviving Pubco, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to paragraph 2(d) above, resulting in a dollar award to Surviving Pubco or KBL, (iv) Third Party Claim that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim that the Committee and the Representative have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Merger Agreement; provided that, subject to the terms of the Merger Agreement, notwithstanding anything herein, no Indemnification Claim shall become an Established Claim unless and until the aggregate amount of indemnification Losses, as set forth in Section 7.4(c) of the Merger Agreement, exceeds $1,000,000, in which event the amount payable associated with such Established Claim shall only be the amount in excess of $1,000,000.

(f) (i) Promptly after an Indemnification Claim becomes an Established Claim, the Committee and the Representative shall jointly deliver a notice to the Escrow Agent (a “Joint Notice”) directing the Escrow Agent to pay to Surviving Pubco, and the Escrow Agent promptly shall pay to Surviving Pubco, an amount of Escrow Shares, subject to the provisions of Sections 2(f)(ii) and (iii), equal to (subject to the basket described in Section 2(e) above and Section 7.4(e) of the Merger Agreement) the aggregate dollar amount of the Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

(ii) Payment of an Established Claim shall be made from Escrow Shares pro rata from the account maintained on behalf of each Owner. For purposes of each payment, such shares shall be valued at the “Fair Market Value” (as defined below). However, in no event shall the Escrow Agent be required to calculate Fair Market Value or make a determination of the number of shares to be delivered to Surviving Pubco in satisfaction of any Established Claim; rather, such calculation shall be included in and made part of the Joint Notice. The Escrow Agent shall transfer to Surviving Pubco out of the Escrow Fund that number of shares of PRWT Common Stock necessary to satisfy each Established Claim, as set out in the Joint Notice. Any dispute between the Committee and the Representative concerning the calculation of Fair Market Value or the number of shares necessary to satisfy any Established Claim, or any other dispute regarding a Joint Notice, shall be resolved between the Committee and the Representative in accordance with the procedures specified in paragraph 2(d) above, and shall not involve the Escrow Agent. Each transfer of shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to Surviving Pubco one or more stock certificates held in each Owner’s account evidencing not less than such Owner’s pro rata portion of the aggregate number of shares specified in the Joint Notice, together with assignments separate from certificate executed in blank by such Owner and completed by the Escrow Agent in accordance with instructions included in the Joint Notice. Upon receipt of the stock certificates and assignments, Surviving Pubco shall deliver to the Escrow Agent new certificates representing the number of shares owned by each Owner after such payment. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in shares of PRWT Common Stock may be made notwithstanding any other agreements restricting or limiting the ability of any Owner to sell any shares of PRWT stock or otherwise. The Committee and the Representative shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Notice. As used in this Section 2, “Fair Market Value” means the average reported closing price for the PRWT Common Stock for the ten trading days ending on the last trading day prior to the day the Established Claim is paid.

(iii) Notwithstanding anything herein to the contrary, at such time as an Indemnification Claim has become an Established Claim, each Stockholder shall have the right to substitute for his, her or its Escrow Shares that otherwise would be paid in satisfaction of such claim (the “Claim Shares”), cash in an amount equal to the Fair Market Value of the Claim Shares (“Substituted Cash”). In such event (i) the Joint Notice shall include a statement describing the substitution of Substituted Cash for the Claim Shares, and (ii) substantially contemporaneously with the delivery of such Joint Notice, the Representative shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash. Upon receipt of such Joint Notice and Substituted Cash, the Escrow Agent shall (y) in payment of the Established Claim described in the Joint Notice, deliver the Substituted Cash to Surviving Pubco in lieu of the Claim Shares, and (z) cause the Claim Shares to be returned to the Representative on behalf of the applicable Stockholders.

3. (a) On the first Business Day after the First Escrow Release Date, the Committee and the Representative shall jointly deliver a notice to the Escrow Agent directing the Escrow Agent to release from the Escrow Fund fifty percent (50%) of the Escrow Shares. Promptly after receipt of such notice, the Escrow Agent shall release from the Escrow Fund fifty percent (50%) of the Escrow Shares, unless at such time there are any Indemnity Claims with respect to which Indemnity Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of Surviving Pubco, would result in a payment to Surviving Pubco, in which case the Escrow Agent shall retain, and the total amount of such distributions to such Owner shall be reduced by, the “Pending Claims Reserve” (as hereafter defined). Any Escrow Shares due to be released on the First Escrow Release Date shall be delivered to the Stockholders (subject to permitted transfers hereunder) in the same proportions as originally deposited into escrow. The Escrow Agent shall distribute and deliver to each Owner certificates representing the shares of PRWT Common Stock to which each Owner is entitled. The Committee shall certify to the Escrow Agent the number of shares of PRWT Common Stock to be retained therefor. Thereafter, if any Pending Claim becomes an Established Claim, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to deliver to Surviving Pubco the number of shares in the Pending Claims Reserve in respect thereof determined in accordance with paragraph 2(f) above and to deliver to each Owner the remaining shares in the Pending Claims Reserve allocated to such Pending Claim, all as specified in a Joint Notice. If any Pending Claim is resolved against Surviving Pubco, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Owner its pro rata portion of the number of shares allocated to such Pending Claim in the Pending Claims Reserve.

(b) On the first Business Day after the Final Escrow Release Date, the Committee and the Representative shall jointly deliver a notice to the Escrow Agent directing the Escrow Agent to release from the Escrow Fund the remainder of the Escrow Shares then in the Escrow Fund. Promptly after receipt of such notice, the Escrow Agent shall release from Escrow Fund the remainder of the Escrow Shares then in the Escrow Fund, unless at such time there are any Pending Claims which, if resolved or finally determined in favor of Surviving Pubco, would result in a payment to Surviving Pubco, in which case the Escrow Agent shall retain, and the total amount of such distributions to such Owner shall be reduced by, the Pending Claims Reserve. Any Escrow Shares due to be released on the Final Escrow Release Date shall be delivered to the Stockholders (subject to permitted transfers hereunder) in the same proportions as originally deposited into escrow. The Escrow Agent shall distribute and deliver to each Owner certificates representing the shares of PRWT Common Stock to which each Owner is entitled. Thereafter, if any Pending Claim becomes an Established Claim, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to deliver to Surviving Pubco the number of shares in the Pending Claims Reserve in respect thereof determined in accordance with paragraph 2(f) above and to deliver to each Owner the remaining shares in the Pending Claims Reserve allocated to such Pending Claim, all as specified in a Joint Notice. If any Pending Claim is resolved against Surviving Pubco, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Owner its pro rata portion of the number of shares allocated to such Pending Claim in the Pending Claims Reserve.

(c) As used in this Section 3, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of shares of PRWT Common Stock in the Escrow Fund having a Fair Market Value equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Notices of such Claims) and “Fair Market Value” means the average reported closing price for the PRWT Common Stock for the ten trading days ending on the last trading day prior to the day of such determination.

(d) On the first Business Day after the date on which the Closing Net Debt Amount is final and binding on the parties under Section 1.7 of the Merger Agreement and only if there is a Net Debt Excess (as defined below), the Committee and Representative shall deliver a joint notice (a “Debt Reconciliation Notice”) to the Escrow Agent (a) specifying that under Section 1.7 of the Agreement, the Closing Net Debt Amount, as ultimately determined and finalized under Section 1.7 of the Merger Agreement exceeded $45,000,000, (b) setting forth the exact Closing Net Debt Amount, (c) setting forth the exact amount by which the Closing Net Debt Amount exceeded $45,000,000 (“Net Debt Excess”), (d) setting forth the number of shares of PRWT Common Stock to released from the Escrow Fund, which shall be the Net Debt Excess divided by $7.85 (as same may be equitably adjusted to account for any stock splits, recapitalizations or similar events), and authorizing the Escrow Agent to immediately release same to PRWT for cancellation, and (e) representing that the Closing Net Debt Amount is final and binding on the parties under the terms of the Merger Agreement.

4. The Escrow Agent, the Committee and the Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to Surviving Pubco and the Owners in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

5. (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Surviving Pubco pursuant to the terms of this Agreement or, if such notice is disputed by the Committee or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Surviving Pubco the amount specified in such notice, if any, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 5(f), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Committee and the Representative. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.

(f) Indemnification of Escrow Agent.

(i) From and at all times after the date of this Agreement, Surviving Pubco shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable fees, costs and expenses of one outside counsel (but not internal counsel)) (collectively, “Losses”) actually incurred by any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including, without limitation, Surviving Pubco, KBL or the Stockholders, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any Losses finally determined by a court of competent jurisdiction, subject to no further appeal, to the extent attributable to the gross negligence or willful misconduct of such Indemnified Party.

(ii) If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Representative, the Surviving Pubco and the Committee in writing, and Surviving Pubco shall assume the defense thereof, including the employment of counsel and the payment of all reasonable expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the reasonable fees and expenses of such counsel shall be paid by such Indemnified Party, except that Surviving Pubco shall be required to pay such reasonable fees and expenses if (i) Surviving Pubco agrees to pay such reasonable fees and expenses, (ii) Surviving Pubco shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, (iii) Surviving Pubco, KBL or the Stockholders are the plaintiff in any such action or proceeding or (iv) the named or potential parties to any such action or proceeding (including any potentially impleaded parties) include both the Indemnified Party and KBL, Surviving Pubco and/or the Stockholders, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to KBL, the Stockholders or Surviving Pubco. Surviving Pubco shall pay the reasonable fees and expenses of counsel pursuant to the preceding sentence. All such reasonable fees and expenses payable by Surviving Pubco pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. The Losses of the Indemnified Parties shall be payable by Surviving Pubco. The obligations of Surviving Pubco under this Section 5(f) shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent and shall be independent of any obligation of the Escrow Agent.

(iii) The parties agree that the payment by Surviving Pubco of any claim by the Escrow Agent for indemnification hereunder shall not impair, limit, modify, or affect, as between Surviving Pubco and the Stockholders, the respective rights and obligations of Surviving Pubco, on the one hand, and the Stockholders, on the other hand, under the Merger Agreement.

(g) The Escrow Agent shall be entitled to reasonable compensation from Surviving Pubco for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Surviving Pubco for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all reasonable counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(h) From time to time on and after the date hereof, the Committee and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

6. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

7. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives, shall be governed by and construed in accordance with the law of Delaware applicable to contracts made and to be performed therein except that issues relating to the rights and obligations of the Escrow Agent shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by the Committee, the Representative and the Escrow Agent.

8. The Committee and the Representative each hereby consents to the exclusive jurisdiction of the federal and state courts sitting in New Castle County, Delaware, with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against the Committee or the Representative in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 9, with copies delivered by nationally recognized overnight carrier to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, N.Y. 10174-1901, Attention: David Alan Miller, Esq., and to Blank Rome LLP, One Logan Square, 130 North 18th Street, Philadelphia, PA 19103-6998, Attention: Christopher A. Lewis, Esq.

9. All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.	If to the Committee, to it at:

[Name and address]
Telecopier No.:

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telecopier No.: 212-818-8881
B.	If to the Representative, to him at:

PRWT Services, Inc.
1835 Market Street, Suite 1100
Philadelphia, PA 19103
Attention: Willie F. Johnson
Telecopies No.: 215-569-9893

with a copy to:

Blank Rome LLP
One Logan Square
130 North 18th Street
Philadelphia, PA 19103-6998
Attention: Christopher A. Lewis, Esq.
Telecopier No.: 215-832-5793
C.	If to the Escrow Agent, to it at: Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 Attention: Mark Zimkind Telecopier No.: 212-509-5150

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

10. (a) If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration pursuant to paragraph 2(d) of this Agreement.

(b) All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to Surviving Pubco.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

[Signatures are on following page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

PRWT SERVICES, INC.

By:
Name:
Title:

THE REPRESENTATIVE:

Willie F. Johnson

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

ANNEX E

LOCK-UP AGREEMENT

March 13, 2009

PRWT Services, Inc.
1835 Market Street
8th floor
Philadelphia, Pennsylvania 19103

Re: Securities Issued in Business Combination with KBL

Ladies and Gentlemen:

In connection with the Agreement and Plan of Reorganization, dated as of March 13, 2009, by and among KBL Healthcare Acquisition Corp. III (“Parent”), PRWT Services, Inc. (“PRWT”), PRWT Merger Sub, Inc., and all of the stockholders of PRWT (the “Merger Agreement”), to induce Parent to enter into the Merger Agreement and consummate the Merger (as defined in the Merger Agreement), the undersigned agrees to, neither directly nor indirectly, during the “Restricted Period” (as hereinafter defined):

(1)	sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (all being referred to as a “Transfer”) any legal or beneficial interest in any shares of stock, $.0001 par value, of PRWT (“PRWT Common Stock”), owned by the undersigned immediately following the Merger, including shares of PRWT Common Stock issued in the recapitalization of PRWT contemplated by Section 1.6 of the Merger Agreement or upon any exercise or conversion of any securities of PRWT concurrently with or prior to the consummation of the Merger as contemplated by the Merger Agreement (the “Restricted Securities”), or
(2)	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Restricted Securities, whether such swap transaction is to be settled by delivery of any Restricted Securities or other securities of any person, in cash or otherwise,

As used herein, “Restricted Period” means the period commencing on the Closing Date (as defined in the Merger Agreement) and ending on December 31, 2012.

Notwithstanding the foregoing, after the six month anniversary of the Closing Date, the undersigned may transfer, prior to the end of the Restricted Period, that portion of the Restricted Securities in such quantity, in such manner and to such persons which the audit committee of the board of directors of PRWT may consent in writing, which consent may not be unreasonably withheld, conditioned or delayed; provided that such consent may be denied, if necessary to prevent PRWT from failing to comply in all respects with any of its then applicable minority business certifications.

It is understood that the shares of PRWT Common Stock owned by the undersigned and held in escrow pursuant to that certain Escrow Agreement (as defined in the Merger Agreement) shall be considered part of the “Restricted Securities” and shall, for purposes of calculating the number of Restricted Securities the undersigned is entitled to Transfer hereunder, be entirely included in that portion of the Restricted Securities that remain subject to the restrictions of this Agreement.

Notwithstanding the foregoing limitations, this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities, either during the undersigned’s lifetime or on the undersigned’s death, by gift, will or intestate succession, or by judicial decree, to a Permitted Transferee. A “Permitted Transferee” means any of the undersigned’s “family members” (as defined below) or trusts, family limited partnerships and similar entities formed primarily for the benefit of the undersigned or the undersigned’s “family members;” provided, however, that (1) such Permitted Transferee is a person whose receipt of the Restricted Securities would not cause a diminution of the percentage of minority ownership of PRWT under any of its then applicable minority business certifications and (2) it shall be a condition to such Transfer that the Permitted Transferee execute an agreement stating that the transferee is receiving and holding the Restricted

Securities subject to the provisions of this Lock-Up Agreement, and other than to return the Restricted Securities to the former ownership, there shall be no further Transfer of the Restricted Securities except in accordance with this Lock-Up Agreement. For purposes of this sub-paragraph, “family member” shall mean spouse, lineal descendants, stepchildren, father, mother, brother or sister of the transferor or of the transferor’s spouse. Also notwithstanding the foregoing limitations, in the event the undersigned is an entity rather than an individual, this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities to the shareholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners in such entity, if it is a partnership; provided, however, that (1) such Transfer shall not cause a diminution of the percentage of minority ownership of PRWT under any of its then applicable minority business certifications and (2) it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and other than to return the Restricted Securities to the former ownership, there shall be no further Transfer of the Restricted Securities in accordance with this Lock-Up Agreement.

During the Restricted Period, and for an additional period of 36 months thereafter, if any holder of Restricted Securities (“Holder”) intends to Transfer all or a part of the Restricted Securities (“Subject Shares”) to any person other than a Permitted Transferee in a market sale, private sale or other transaction, such Holder shall first give written notice of such intent to PRWT (the “Holder Notice”) and PRWT shall have the option to purchase same as described below. The Holder Notice shall be delivered to the attention of the board of directors of PRWT and the Secretary of PRWT shall take all necessary steps to provide each member thereof with a copy of same. The Holder Notice shall state that the Holder intends to Transfer all or a portion of the Subject Shares. The Holder Notice shall also indicate if the Transfer is a general market sale at market prices that will be prevailing at the time of ultimate sale (a “Market Sale”) or if the Transfer is in the form of a negotiated transaction, in which case, the Notice shall further state the purchase price and all of the other terms and conditions of the Transfer, including the identity, if known, of the proposed person to which the Transfer will be made, and shall be accompanied by a copy of any written documentation materially relating to the Transfer. For a period of five business days after receipt by PRWT of the Holder Notice, PRWT shall have the option, exercisable by giving written notice to the Holder (“PRWT Exercise Notice”), to purchase all of the Subject Shares at a per-share purchase price equal to the average last sale price of a share of PRWT Common Stock as reported for the ten consecutive trading days ending on the last trading day immediately prior to the date of the Holder Notice by the principal exchange on which PRWT Common Stock is then listed. The audit committee of the board of directors of PRWT shall have the sole right to determine whether or not PRWT shall exercise the rights provided hereunder. If the Holder or his designee is a director of PRWT and member of the audit committee, neither he nor his designee shall have the right to vote regarding PRWT’s decision whether or not to purchase the Subject Shares. If PRWT elects to exercise its rights, the closing of the purchase by PRWT of the Subject Shares shall take place at the offices of PRWT within ten business after the PRWT Election Notice is delivered to the Holder. If PRWT fails to timely exercise the option to purchase the Subject Shares, the Holder shall have the right, exercisable no later than 20 days after the Holder Notice has been delivered to PRWT, to consummate the sale of the Subject Shares at the price and upon all (and only) the terms contained in the Notice; provided that if the Transfer originally described in the Holder Notice was a Market Sale, such sale may be consummated at the then prevailing market prices. The Holder shall inform PRWT of any such sale immediately after the consummation of such sale. If the Holder shall not consummate the sale of the Subject Shares within such time period upon all the terms contained in the Notice, the Subject Shares shall again be subject in all respects to the terms, conditions and restrictions set forth in this Agreement.

The undersigned hereby authorizes PRWT’s transfer agent to apply to any certificates representing Restricted Securities issued to the undersigned the appropriate legend to reflect the existence and general terms of this Lock-up Agreement.

This Lock-up Agreement will be legally binding on the undersigned and on the undersigned’s heirs, successors, executors, administrators, conservators and permitted assigns, and is executed as an instrument governed by the law of the Commonwealth of Pennsylvania.

[signature page follows]

COUNTERPART SIGNATURE PAGE TO THE LOCK-UP AGREEMENT

Signature
Name:
Address:

[SIGNATURE PAGE TO LOCK-UP AGREEMENT]

ANNEX F

[Intentionally omitted.]

F-1

ANNEX G

Graubard Miller

The Chrysler Building
405 Lexington Avenue
New York, N.Y. 10174-1901
direct dial number: (212) 818-8800
facsimile: (212) 818-8881

June 23, 2009

KBL Healthcare Acquisition Corp. III
380 Lexington Avenue, 31st Floor
New York, NY 10168

Re: Merger with PRWT Services, Inc.

Dear Sirs:

We have acted as counsel to KBL Healthcare Acquisition Corp. III (“KBL”), a Delaware corporation, in connection with the proposed merger of KBL with and into PRWT Merger Sub, Inc., a wholly owned subsidiary of PRWT Services, Inc. and the subsequent merger into PRWT Services, Inc. You have requested our opinion in connection with the federal income tax consequences of the proposed mergers to KBL and the stockholders of KBL.

FACTS

The relevant facts are set forth in the Registration Statement filed with the Securities and Exchange Commission on June 4, 2009, File No. 333-159751, as amended (the “Registration Statement”), and the Agreement and Plan of Reorganization, dated as of March 13, 2009, among KBL, PRWT Services, Inc. (“PRWT”), a Pennsylvania corporation, PRWT Merger Sub, a Pennsylvania corporation and wholly owned subsidiary of PRWT, and all of the holders of the outstanding common stock of PRWT (“Merger Agreement”), as amended. For purposes of this opinion we have assumed and rely upon the truth and accuracy of the facts as set forth in the aforesaid documents.

A summary of the facts follows. KBL was organized January 9, 2007 to effect a business combination with an operating business in the healthcare or healthcare-related industries. On July 25, 2007, KBL closed its initial public offering of 17,250,000 units consisting of one share of its common stock (“Public Shares”) and one warrant generating total gross proceeds of $138,000,000. As of April 2009, approximately $135,700,000 was held in its trust fund. The KBL common stock, units and warrants are currently listed on the NYSE Amex under the symbols KHA, KHA.U and KHA.WS, respectively.

PRWT, founded in 1988 and located in Philadelphia, PA, is a diversified enterprise of pharmaceutical manufacturing and distribution, facilities management and maintenance services and business processing services. PRWT is a certified minority business enterprise.

KBL is authorized to issue 50 million shares of common stock. There are currently 21,000,000 shares of KBL common stock outstanding, of which 17,250,000 are Public Shares and 3,750,000 are Founders Shares. KBL also has outstanding 19,325,000 redeemable warrants, each to purchase one share of common stock and 865,137 units each comprised of one share of common stock and one redeemable warrant.

Under the Merger Agreement, KBL will merge with and into Merger Sub and KBL will continue as the surviving corporation, becoming a wholly owned subsidiary of PRWT. In the proposed merger, all of the then assets of KBL will be acquired by Merger Sub and PRWT will own 100% of the outstanding common stock of KBL. As soon as practicable after that merger, KBL will merge into PRWT.

KBL Healthcare Acquisition Corp. III
June 23, 2009

The Merger Agreement requires that all necessary actions be taken to ensure that PRWT remains in compliance in all respects with the Minority Owned Business Certifications. KBL may enter into arrangements for the purchase or redemption of outstanding shares of KBL common stock so that after the merger the number of shares of PRWT common stock owned by the KBL stockholders will be reduced to 8,652,000, a number which will constitute about 42% of all of then issued and outstanding shares of PRWT common stock. The PRWT stockholders will own an aggregate of 11,950,000 shares of PRWT (“Merger Shares”) representing at least 58% of the total 20,600,000 shares of PRWT common stock outstanding immediately following the merger.

Prior to the merger of KBL with and into Merger Sub, KBL will redeem out of KBL’s cash assets up to 12,350,000 shares of KBL common stock, or approximately 59% of all outstanding shares of KBL common stock. Holders of KBL Public Shares have the right to vote against the merger proposal and elect to convert their Public Shares into cash. To preclude the possibility that holders of 30% or more of the Public Shares will vote against the merger and seek conversion of their Public Shares into cash, KBL and its officers, directors and founding stockholders, PRWT and the PRWT Stockholders and their respective affiliates may enter into arrangements to provide for the purchase of Public Shares or into other arrangements that would induce holders of Public Shares not to vote against the merger proposal.

Under the proposed plan of reorganization all of the outstanding remaining KBL securities will be automatically converted into an equal number of securities of PRWT of like tenor.

The PRWT stockholders will receive an aggregate of $3,500,000 cash from PRWT in exchange for the release and discharge of any and all claims against reorganized PRWT. An additional 8,000,000 shares of PRWT common stock held by PRWT Stockholders (“EBITDA Escrow Shares”) will be placed in escrow at the closing to be released to the PRWT Stockholders upon PRWT attaining certain levels of EBITDA in fiscal 2009, 2010 and/or 2011 or upon certain exercises of PRWT redeemable warrants.

The Merger Agreement provides that 941,211 of the Merger Shares will be placed in escrow to provide a fund to satisfy certain net debt adjustment and indemnification obligations of the PRWT Stockholders to PRWT under the terms of the Merger Agreement. The PRWT stockholders retain their right to vote their shares and receive cash dividends on the escrowed shares.

The parties intend for the merger to qualify as tax-free transaction pursuant to section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (“Code”).

THE LAW

Section 61 of the Code provides that gross income includes “gains derived from dealings in property.”

Code section 1001 provides that the sale or exchange of property shall be a taxable event and gain “shall be the excess of the amount realized from the sale or other disposition of property over the adjusted basis” of the property.

Certain types of exchanges, however, are afforded nonrecognition treatment where the exchange does not change the taxpayer’s capital investment, but merely the form in which the taxpayer holds it. In these cases, the potential gain for recognition is preserved by exchanging the basis of the relinquished property for the basis of the property received.

Code section 354 provides generally that in a “reorganization” exchanges of stock or securities in a corporation by a holder for stock or securities in another corporation are tax free. Code section 361 provides generally that in a “reorganization” an exchange of property by a corporation for stock or securities in another corporation is tax free.

KBL Healthcare Acquisition Corp. III
June 23, 2009

IRC Section 368 and the other ancillary sections hereinafter referred to, provide that in a “reorganization” exchanges of property and stock or securities do not result in a taxable event. The term “reorganization” is defined by IRC section 368(a)(1)(A) to include a statutory merger.

A reorganization requires a continuity of shareholder interest and continuity of business enterprise. A sufficient percentage of historic stockholder equity in the transferor corporation has to continue as a proprietary interest in the transferee corporation. Ginsburg and Levin, Mergers, Acquisitions, and Buyouts, ¶610.2.1, p. 6-245-6 (January 31, 2009) concludes that if at least 40% of the consideration delivered in exchange for Target’s aggregate equity consists of Parent common stock, continuity should be satisfied, even if the remaining T equity is exchanged for cash for other boot. In the merger transaction between KBL (the Target) and PRWT (the Parent), PRWT is delivering 100% of its common stock in exchange for 100% of the remaining common stock of KBL. Even assuming arguendo that a pre-reorganization redemption of stock were to possibly be treated as being in connection with the reorganization and affecting the degree of continuity of interest calculation, in the aggregate KBL’s contemplated redemption for cash of a maximum 12,348,000 shares of its common stock out of its total 21,000,000 shares of common stock would still result in 8,652,000 shares of KBL common stock, or 41.2% of its equity, being exchanged for PRWT’s delivery of shares PRWT common stock. See Ginsburg and Levin, supra, ¶610.2.1, p. 6-245-6 for view that “it makes no sense to key COI (continuity of interest) qualification, when T effects a large distribution/redemption in advance of or at the time of the P-T business combination.” Irrespective of whether or not the redemption of common stock is to be considered, the 40% minimum continuation of propriety interest test is being met.

The continuity of business enterprise requirement is also being met in this merger transaction. KBL’s business for over two years has been to raise cash and hold it in order to effect a business combination with a healthcare related industry business. PRWT is a diversified enterprise of pharmaceutical manufacturing and distribution, facilities management and maintenance services and business processing services. PRWT will use all of KBL’s remaining approximately $38 million cash in PRWT’s business operations. Bittker and Eustice, Federal Income Taxation of Corporations and Shareholders, (7th ed.) ¶12.6[2][a], p. 12-248 state: “the continuity-of-business requirement does not demand that the new corporation engage in the same or a similar business as its predecessor; it requires only that there be a continuity of business activity.” In Becher v. Commissioner of Internal Revenue, 221 F2d 252 (2d Cir. 1955) the court held that a transfer of assets to a corporation controlled by the transferor’s shareholders was a reorganization, even though the transferor’s business was terminated, some of its assets were distributed in partial liquidation, and the transferred assets were invested by the transferee in an entirely different business. In Atlas Tool Co. v. Commissioner, 70 T.C. 86, 102-3 (1978), aff’d 214 F2d 860 (3rd Cir. 1980) the court held that “[i]t is well established that the same business need not be conducted by the transferee as was conducted by the transferor. In several cases in which reorganizations were found, the transferor’s assets have been taken by a newly formed, related corporation and employed in a different business.” Under Treas. Regs. §1.368-1(d) (1) “continuity of business enterprise requires that the issuing corporation (P) either continue the target corporation’s (T’s) historic business or use a significant portion of T’s historic business assets in a business.” Sub-paragraph (3) states that: “In general, the determination of the portion of a corporation’s assets considered ‘significant’ is based on the relative importance of the assets to operation of the business. However, all other factors and circumstances, such as the net fair market value of those assets, will be considered.” In Honbarrier v. Commissioner, 115 T.C. 300 (2000) the Tax Court stated that “investment activity has been recognized as a historic business for purposes of the continuity of business enterprise doctrine. See Abegg v. Commissioner, ....”

The first merger of KBL with and into PRWT Merger Sub in a purported Reverse Subsidiary Merger followed by the merger upstream into PRWT causes the overall transaction to be viewed as a two-party “A” merger (of Target into Parent). The Internal Revenue Service in numerous rulings and regulations has so determined. See rulings and regulations cited in Ginsburg and Levin, supra, ¶803.4(2), p. 8-62.

KBL Healthcare Acquisition Corp. III
June 23, 2009

Code section 302(a) provides that a redemption of stock “shall be treated as a distribution in part or full payment in exchange for the stock” if the redemption is not essentially equivalent to a dividend, is a substantially disproportionate redemption or a redemption of all of the shareholder’s stock.

Code section 358(a)(1) provides that in the case of an exchange to which section 354 applies, the “basis of the property permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged.”

Code section 362(b) provides that “[i]f property was acquired by a corporation in connection with a reorganization..., then the basis shall be the same as it would be in the hands of the transferor, increased in the amount of gain recognized to the transferor on such transfer.”

Section 1032 of the Code provides that “no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation.”

Code section 1221 defines a “capital asset” as property held by the taxpayer other than stock in trade, inventory, property held primarily for sale to customers, depreciable property, real property used in trade or business, and certain other specified types of property. Code section 1222(3) defines “long-term capital gain” as gain from the sale or exchange of a capital asset held for more than one year. Code section 1223(1) provides that if a capital asset has the same basis as the property for which it is being exchanged, the taxpayer’s holding period includes the period the taxpayer held the property surrendered.

OPINION

Assuming that the above factual statements are the same on the closing date, our opinion of the Federal income tax consequences of the proposed merger of KBL with and into PRWT Merger Sub, Inc. followed by the merger of PRWT Merger Sub, Inc. into PRWT Services, Inc. is:

1.	The mergers will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.
2.	No gain or loss will be recognized by a stockholder of KBL who receives PRWT common stock in exchange for such stockholder’s shares of common stock of KBL.
3.	A stockholder of KBL who exercises conversion rights and effects a termination of the stockholders’ interest in KBL will be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of KBL for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of KBL common stock. This gain or loss will be a capital gain or loss if such shares were held as a capital asset on the date of the merger and will be a long-term capital gain or loss if the holding period for the share of KBL common stock is more than one year.
4.	A stockholder of KBL whose shares of common stock of KBL are redeemed and effects a termination of that stockholder’s interest in KBL will be required to recognize gain or loss upon the surrender of that stockholder’s KBL shares of common stock. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of KBL common stock. This gain or loss will be a capital gain or loss if such shares were held as a capital asset on the date of the redemption and will be a long-term capital gain or loss if the holding period for the share of KBL common stock is more than one year.

In connection with the above opinion, we hereby consent to the use of our name in the Registration Statement of KBL and all amendments thereto and the filing of this opinion as an annex to the Registration Statement.

Very truly yours,

/s/ Graubard Miller

ANNEX H

PRWT SERVICES, INC.
2009 STOCK INCENTIVE EQUITY PLAN

Section 1. Purposes; Definitions.

The purpose of the PRWT Services, Inc. 2009 Stock Incentive Equity Plan is to enable PRWT Services, Inc. to offer to those of its employees and to the employees of its Subsidiaries and other persons who are expected to contribute to the success of the Company, long term performance-based stock and/or other equity interests in the Company, thereby enhancing their ability to attract, retain and reward such key employees or other persons, and to increase the mutuality of interests between those employees or other persons and the stockholders of PRWT Services, Inc.

For purposes of the Plan, unless the context requires otherwise, the following terms shall be defined as set forth below:

(a) “Award” means an award granted under the Plan including a Stock Option, Restricted Stock, Deferred Stock, Stock Appreciation Right or Other Stock-Based Award.

(b) “Board” means the Board of Directors of PRWT Services, Inc.

(c) “Cause” shall have the meaning ascribed thereto in Section 5(b)(ix) below.

(d) “Change of Control” shall have the meaning ascribed thereto in Section 11 below.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor thereto.

(f) “Committee” means the Compensation and Human Resources Committee of the Board or any other committee of the Board which the Board may designate, consisting of two or more members of the Board each of whom shall meet the definition of an “independent director” under the listing rules of any securities exchange or national securities association on which the Stock is listed for trading and the requirements set forth in any other law, rule or regulation applicable to the Plan hereinafter enacted, provided, however, that (i) with respect to any Award that is intended to satisfy the requirements of Rule 16b-3, such Award shall be granted and administered by a committee of the Board consisting of at least such number of directors as are required from time to time by Rule 16b-3, and each such committee member shall meet such qualifications as are required by Rule 16b-3 and (ii) with respect to any Award that is intended to satisfy the requirements of Section 162(m) of the Code, such Award shall be granted and administered by a committee of the Board consisting of at least such number of directors as are required from time to time by Section 162(m) of the Code, and each such committee member shall meet such qualifications as are required by Section 162(m) of the Code.

(g) “Company” means PRWT Services, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania or any successor entity.

(h) “Covered Employee” shall mean any employee of the Company or any of its Subsidiaries who is deemed to be a “covered employee” within the meaning of Section 162(m) of the Code.

(i) “Deferred Stock” means Stock to be received, under an award made pursuant to Section 7 below, at the end of a specified deferral period.

(j) “Disability” means the permanent and total disability as defined in Section 22(e)(3) of the Code.

(k) “Early Retirement” means retirement, with the approval of the Board or the Committee, for purposes of one or more Award(s) hereunder, from active employment with the Company or any Parent or Subsidiary prior to age 65.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended, as in effect from time to time.

(m) “Fair Market Value”, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the principal market for the Stock is a national securities exchange or the National Association of Securities Dealers Automated Quotations System (“NASDAQ”), the closing sales price of the Stock on such day as reported by such exchange or market system, or on a consolidated tape reflecting transactions on such exchange or market system, or (ii) if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on NASDAQ, the arithmetic mean of the high and low prices of the Stock on the trading day of the grant as reported by NASDAQ or the National Quotation Bureau, Inc., provided that if clauses (i) and (ii) of this paragraph are both inapplicable, or if no trades have been made or no quotes are available for such day, the Fair Market Value of the Stock shall be determined in good faith by the Board or the Committee, as the case may be, which determination shall be conclusive as to the Fair Market Value of the Stock.

(n) “409A Change” shall mean (i) the acquisition by any one person, or more than one person acting as a group, of Stock that, together with Stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Stock; (ii) a) the acquisition by any one person, or more than one person acting as a group (or the acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons) of ownership of Stock possessing fifty percent (50%) or more of the total voting power of the Stock; or (b) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) the acquisition by any one person or more than one person acting as a group (or the acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons) of assets from the Company resulting in a Change of Control and, in any event, that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. The foregoing definition of “409A Change” shall be interpreted consistent with, and shall include all of the requirements of, Section 409A of the Code and the Treasury regulations issued thereunder, to constitute a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation as defined therein.

(o) “Incentive Stock Option” means any Stock Option which is intended to be and is designated as an “incentive stock option” within the meaning of Section 422 of the Code, or any successor thereto. An Incentive Stock Option may only be granted to an employee of the Company, a Parent or a Subsidiary as set forth in Section 421 and 422 of the Code, as applicable.

(p) “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(q) “Normal Retirement” means retirement from active employment with the Company or any Subsidiary on or after age 65.

(r) “Other Stock-Based Award” means an award under Section 9 below that is valued in whole or in part by reference to, or is otherwise based upon, Stock.

(s) “Participant” shall mean any person who has received an award of an Option, Restricted Stock, Deferred Stock, Stock Appreciation Right, or an Other-Stock Based-Award under the Plan.

(t) “Parent” means any present or future parent of the Company, as such term is defined in Section 424(e) of the Code, or any successor thereto.

(u) “Plan” means this PRWT Services, Inc. 2009 Stock Incentive Equity Plan, as hereinafter amended from time to time.

(v) “Restricted Stock” means Stock, received under an award made pursuant to Section 6 below, that is subject to restrictions imposed pursuant to said Section 6.

(w) “Retirement” means Normal Retirement or Early Retirement.

(x) “Rule 16b-3” means Rule 16b-3 of the General Rules and Regulations under the Exchange Act, as in effect from time to time, and any successor thereto.

(y) “Securities Act” means the Securities Act of 1933, as amended, as in effect from time to time.

(z) “Stock” means the common stock of the Company, $.001 par value per share.

(aa) “Stock Option” or “Option” means any option to purchase shares of Stock which is granted pursuant to the Plan.

(bb) “Subsidiary” means any present or future subsidiary corporation of the Company, as such term is defined in Section 424(f) of the Code, or any successor thereto.

(cc) “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant The foregoing definition of “Unforeseeable Emergency” shall be interpreted consistent with, and shall include all of the requirements of, Code Section 409A and the Treasury regulations issued thereunder to constitute an “Unforeseeable Emergency” as defined therein.

Section 2. Administration.

The Plan shall be administered by the Board, or at its discretion, the Committee.

The Board or the Committee, as the case may be, shall have the authority to grant Awards pursuant to the terms of the Plan, to officers and other employees or other persons eligible under Section 4 below.

For purposes of illustration and not of limitation, the Board or the Committee, as the case may be, shall have the authority (subject to the express provisions of the Plan):

(i)	to select the officers, other employees of the Company or any Parent or Subsidiary and other persons to whom Stock Options, Restricted Stock, Deferred Stock, Stock Appreciation Rights, and/or Other Stock-Based Awards may be from time to time granted hereunder;
(ii)	to determine the Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Deferred Stock, Stock Appreciation Rights, and/or Other Stock-Based Awards, or any combination thereof, if any, to be granted hereunder to one or more eligible persons;
(iii)	to determine the number of shares of Stock to be covered by each Award granted hereunder;
(iv)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, share price, any restrictions or limitations, and any vesting acceleration, exercisability and/or forfeiture provisions); and
(v)	to determine the terms and conditions under which Awards granted hereunder are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company or any Parent or Subsidiary outside of the Plan.

Subject to Section 12 hereof, the Board or the Committee, as the case may be, shall have the authority to (i) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, (ii) interpret the terms and provisions of the Plan and any Award issued under the Plan (and to determine the form and substance of all agreements relating thereto), and (iii) to otherwise supervise the administration of the Plan.

Subject to the express provisions of the Plan, all decisions made by the Board or the Committee, as the case may be, pursuant to the provisions of the Plan shall be made in the Board or the Committee's sole and absolute discretion and shall be final and binding upon all persons, including the Company, its Parent and Subsidiaries and the Plan Participants.

Subject to the provisions of the Plan, the Board or the Committee, as the case may be, may, in its sole discretion, from time to time delegate to the Chief Executive Officer of the Company (the “CEO”) the authority, subject to such terms as the Board or the Committee, as the case may be, shall determine, to determine and designate from time to time the employees or other persons to whom Awards may be granted and to perform other specified functions under the Plan; provided, however, that the CEO may not grant any Award to, or perform any function related to an Award to, himself or any individual (i) then subject to Section 16 of the Exchange Act or (ii) who is or, in the determination of the Board or the Committee, as the case may be, may become a Covered Employee, and any such grant or function relating to such individuals shall be performed solely by the Board or the Committee, as the case may be, to ensure compliance with the applicable requirements of the Exchange Act and the Code or (iii) where the grant or performance of such function by the CEO will cause the Plan not to comply with any applicable regulation of any securities exchange or automated quotation system where the Stock is listed for trading.

Any such delegation of authority by the Board or the Committee, as the case may be, shall be by a resolution adopted by the Board or the Committee, as the case may be, and shall specify all of the terms and conditions of the delegation. The resolution of the Board or the Committee, as the case may be, granting such authority may authorize the CEO to grant Awards pursuant to the Plan and may set forth the types of Awards that may be granted; provided, however, that the resolution shall (i) specify the maximum number of shares of Stock that may be awarded to any individual Plan participant and to all participants during a specified period of time and (ii) specify the exercise price (or the method for determining the exercise price) of an Award, the vesting schedule, and any other terms, conditions, or restrictions that may be imposed by the Board or the Committee, as the case may be, in its sole discretion. The resolution of the Board or the Committee, as the case may be, shall also require the CEO to provide the Board or the Committee, as the case may be, on at least a monthly basis, a report that identifies the Awards granted, the Awards granted pursuant to the delegated authority and, with respect to each Award: the name of the participant, the date of grant of the award, the number of shares of Stock, the exercise price and period, if any, and the vesting provisions of such Award, the terms of such Awards, in all cases, being subject to the resolutions of the Board or the Committee, as the case may be, granting such authority.

The Board or the Committee, or the case may be, may also delegate to other officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan that are not inconsistent with Rule 16b-3 or other rules or regulations applicable to the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Board or the Committee, as the case may be.

Section 3. Stock Subject to Plan.

The total number of shares of Stock reserved and available for distribution under the Plan shall be 2,300,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. The maximum number of shares of Stock with respect to which Incentive Stock Options may be granted under the Plan shall be 2,300,000 shares of Stock.

If any shares of Stock that have been optioned cease to be subject to a Stock Option award for any reason (other than by issuance of such shares upon exercise of a Stock Option), or if any shares of Stock that are subject to any Restricted Stock award, Deferred Stock award or Other Stock-Based award are forfeited or any such award otherwise terminates without the issuance of such shares, such shares shall again be available for distribution under the Plan. Without limiting the foregoing, (i) any shares of Stock subject to an Award that remain unissued upon the cancellation, surrender, exchange or termination of such Award without having been exercised or settled, (ii) any shares of Stock subject to an Award that are retained by the Company as payment of the exercise price or tax withholding obligations with respect to an Award, (iii) any shares of Stock equal to the number of previously owned shares of Stock surrendered to the Company as payment of the exercise price of a Stock Option or to satisfy tax withholding obligations with respect to an Award and (iv) any shares of Common Stock equal to the excess of the number of shares of Common Stock subject to a Stock Appreciation Right grant over the number of shares of Common Stock delivered upon the exercise of Stock Appreciation Rights, shall again be available for distribution under the Plan.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the Stock or other change in corporate structure affecting the Stock, such substitution or adjustments shall be made in the (A) aggregate number of shares of Stock reserved for issuance under the Plan, (B) number, kind and exercise price of shares of Stock subject to outstanding Options and Stock Appreciation Rights granted under the Plan, and (C) number, kind, purchase price and/or appreciation base of shares of Stock subject to other outstanding Awards granted under the Plan, as may be determined to be appropriate by the Board or the Committee, as the case may be, in order to prevent dilution or enlargement of rights; provided, however, that the number of shares of Stock subject to any Award shall always be a whole number. Such adjusted exercise price shall also be used to determine the amount which is payable to the optionee upon the exercise by the Board or the Committee, as the case may be, of the alternative settlement right which is set forth in Section 5(b)(xi) below.

Subject to the provisions of the immediately preceding paragraph, the maximum number of shares of Stock with respect to which Options, Restricted Stock, Deferred Stock, Stock Appreciation Rights or Other Stock-Based Awards may be granted or measured to any Participant under the Plan during any calendar year or part thereof shall not exceed 500,000 shares.

Section 4. Eligibility.

Officers and other employees of the Company or any Parent or Subsidiary (but excluding any person whose eligibility would adversely affect the compliance of the Plan with the requirements of Rule 16b-3) who are at the time of the grant of an Award under the Plan employed by the Company or any Parent or Subsidiary and who are responsible for or contribute to the management, growth and/or profitability of the business of the Company or any Parent or Subsidiary are eligible to be granted Awards under the Plan. In addition, Non-Qualified Stock Options and other awards (but not an Incentive Stock Option) may be granted under the Plan to any person, including, but not limited to, directors, independent agents, consultants and attorneys who the Board or the Committee, as the case may be, believes has contributed or will contribute to the success of the Company. Eligibility under the Plan shall be determined by the Board or the Committee, as the case may be.

The Board or the Committee, as the case may be, may, in its sole discretion, include additional conditions and restrictions in the agreement entered into in connection with such Awards under the Plan. The grant of an Option or other award under the Plan, and any determination made in connection therewith, shall be made on a case by case basis and can differ among optionees and grantees. The grant of an Option or other award under the Plan is a privilege and not a right and the determination of the Board or the Committee, as the case may be, can be applied on a non-uniform (discretionary) basis.

Section 5. Stock Options.

(a) Grant and Exercise. Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. Any Stock Option granted under the Plan shall contain such terms as the Board or the Committee, as the case may be, may from time to time approve. The Board or the Committee, as the case may be, shall have the authority to grant to any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options, and they may be granted alone or in addition to other awards granted under the Plan. To the extent that any Stock Option is not designated as an Incentive Stock Option or does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option. The grant of an Option shall be deemed to have occurred on the date on which the Board or the Committee, as the case may be, by resolution, designates an individual as a grantee thereof, and determines the number of shares of Stock subject to, and the terms and conditions of, said Option, including the exercise price.

Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options or any agreement providing for Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the optionee(s) affected, to disqualify any Incentive Stock Option under said Section 422.

(b) Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions:

(i)	Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Board or the Committee, as the case may be, at the time of the grant and shall not be less than 100% (110% in the case of an Incentive Stock Option granted to an optionee who, at the time of grant, owns Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Parent, if any, or its Subsidiaries (“10% Stockholder”)) of the Fair Market Value of the Stock at the time the Stock Option is granted.

(ii)	Option Term. The term of each Stock Option shall be fixed by the Board or the Committee, as the case may be, but no Incentive Stock Option shall be exercisable more than ten years (five years, in the case of an Incentive Stock Option granted to a 10% Stockholder) after the date on which the Option is granted.
(iii)	Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board or the Committee, as the case may be. If the Board or the Committee, as the case may be, provides, in its discretion, that any Stock Option is exercisable only in installments, the Board or the Committee, as the case may be, may waive such installment exercise provisions at any time at or after the time of grant in whole or in part, based upon such factors as the Board or the Committee, as the case may be, shall determine.
(iv)	Method of Exercise. Subject to whatever installment, exercise and waiting period provisions are applicable in a particular case, Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares of Stock to be purchased. Such notice shall be accompanied by payment in full of the exercise price for the Stock Options exercised, which shall be in cash or, if provided in the Stock Option agreement referred to in Section 5(b)(xii) below or otherwise provided by the Board, or Committee, as the case may be, either at or after the date of grant of the Stock Option, in whole shares of Stock which are already owned by the holder of the Option or partly in cash and partly in such Stock. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to deliver certificates for shares of Stock with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof. If permitted, payments of the exercise price and any tax required to be withheld by the Company in the form of Stock (which shall be valued at the Fair Market Value of a share of Stock on the date of exercise) shall be made by delivery of stock certificates in negotiable form which are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. In addition to the foregoing, payment of the exercise price may be made by delivery to the Company by the optionee of an executed exercise form, together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares covered by the option and deliver the sale or margin loan proceeds directly to the Company. Except as otherwise expressly provided in the Plan or in the Stock Option agreement referred to in Section 5(b)(xii) below or otherwise provided by the Board or Committee, as the case may be, either at or after the date of grant of the Option, no Option which is granted to a person who is at the time of grant an employee of the Company or of a Subsidiary or Parent of the Company may be exercised at any time unless the holder thereof is then an employee of the Company or of a Parent or a Subsidiary. The holder of an Option shall have none of the rights of a stockholder with respect to the shares subject to the Option until the optionee has given written notice of exercise, has paid in full for those shares of Stock and, if requested by the Board or Committee, as the case may be, has given the representation described in Section 14(a)
(v)	Transferability; Exercisability. No Stock Option shall be transferable by the optionee other than by will or by the laws of descent and distribution, except as may be otherwise provided with respect to a Non-Qualified Option pursuant to the specific provisions of the Stock Option agreement pursuant to which it was issued as referred to in Section 5(b)(xii) below (which agreement may be amended, from time to time). Except as otherwise provided in the Stock Option agreement relating to a Non-Qualified Stock Option, all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee or his or her guardian or legal representative.
(vi)	Termination by Reason of Death. Subject to Section 5(b)(x) below, if an optionee's employment by the Company or any Parent or Subsidiary terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board or Committee, as the case may be, may determine at or after the time of grant, for a period of one year (or such other period as the Board or the Committee, as the case may be, may specify at or after the time of grant) from the date of death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.
(vii)	Termination by Reason of Disability. Subject to Section 5(b)(x) below, if an optionee's employment by the Company or any Parent or Subsidiary terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Board or the Committee, as the case may be, may determine at or after the time of grant, for a period of one year (or such other period as the Board or the Committee, as the case may be, may specify at or after the time of grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such one year period (or such other period as the Board or the Committee, as the case may be, shall specify at or after the time of grant), any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.
(viii)	Termination by Reason of Retirement. Subject to Section 5(b)(x) below, if an optionee's employment by the Company or any Parent or Subsidiary terminates by reason of Normal Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Board or the Committee, as the case may be, may determine at or after the time of grant, for a period of one year (or such other period as the Board or the Committee, as the case may be, may specify at or after the time of grant) from the date of such termination of employment or the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such one year period (or such other period as the Board or the Committee, as the case may be, shall specify at or after the date of grant), any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. If an optionee's employment with the Company or any Parent or Subsidiary terminates by reason of Early Retirement, the Stock Option shall thereupon terminate; provided, however, that if the Board or the Committee, as the case may be, so approves at the time of Early Retirement, any Stock Option held by the optionee may thereafter be exercised by the optionee as provided above in connection with termination of employment by reason of Normal Retirement.
(ix)	Other Termination. Subject to the provisions of Section 14(h) below and unless otherwise determined by the Board or Committee, as the case may be, at or after the time of grant, if an optionee's employment by the Company or any Parent or Subsidiary terminates for any reason other than death, Disability or Retirement, the Stock Option shall thereupon automatically terminate, except that if the optionee is involuntarily terminated by the Company or any Parent or a Subsidiary without Cause (as hereinafter defined), such Stock Option may be exercised for a period of three months (or such other period as the Board or the Committee, as the case may be, shall specify at or after the time of grant) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is shorter. For purposes of the Plan, “Cause” shall mean (1) the conviction of the optionee of a felony under Federal law or the law of the state in which such action occurred, (2) dishonesty by the optionee in the course of fulfilling his or her employment duties, or (3) the failure on the part of the optionee to perform his or her employment duties in any material respect. In addition, with respect to an option granted to an employee of the Company, a Parent or a Subsidiary, for purposes of the Plan, “Cause” shall also include any definition of “Cause” contained in any employment agreement between the optionee and the Company, Parent or Subsidiary, as the case may be.

(x)	Additional Incentive Stock Option Limitation. In the case of an Incentive Stock Option, the aggregate Fair Market Value of Stock (determined at the time of grant of the Option) with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year (under all such plans of optionee's employer corporation and its Parent and Subsidiaries) shall not exceed $100,000.
(xi)	Alternative Settlement of Option. If provided for, upon the receipt of written notice of exercise or otherwise provided for by the Board or Committee, as the case may be, either at or after the time of grant of the Stock Option, the Board or the Committee, as the case may be, may elect to settle all or part of any Stock Option by paying to the optionee an amount, in cash or Stock (valued at Fair Market Value on the date of exercise), equal to the product of the excess of the Fair Market Value of one share of Stock, on the date of exercise over the Option exercise price, multiplied by the number of shares of Stock with respect to which the optionee proposes to exercise the Option. Any such settlements which relate to Options which are held by optionees who are subject to Section 16(b) of the Exchange Act shall comply with any “window period” provisions of Rule 16b-3, to the extent applicable, and with such other conditions as the Board or Committee, as the case may be, may impose.
(xii)	Stock Option Agreement. Each grant of a Stock Option shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the Participant.

Section 6. Restricted Stock.

(a) Grant and Exercise. Shares of Restricted Stock may be issued either alone or in addition to or in tandem with other awards granted under the Plan. The Board or the Committee, as the case may be, shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient, the time or times within which such Awards may be subject to forfeiture (the “Restriction Period”), the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Board or the Committee, as the case may be, may condition the grant of Restricted Stock upon the attainment of such factors as the Board or the Committee, as the case may be, may determine.

(b) Terms and Conditions. Each Restricted Stock award shall be subject to the following terms and conditions:

(i)	Restricted Stock, when issued, shall be represented by a stock certificate or certificates registered in the name of the holder to whom such Restricted Stock shall have been awarded. During the Restriction Period, any certificates representing the Restricted Stock and any securities constituting Retained Distributions (as defined below) shall bear a restrictive legend to the effect that ownership of the Restricted Stock (and such Retained Distributions), and the enjoyment of all rights related thereto, are subject to the restrictions, terms and conditions provided in the Plan and the Restricted Stock agreement referred to in Section 6(b)(iv) below. Any such certificates shall be deposited by the holder with the Company, together with stock powers or other instruments of assignment, endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the applicable Restricted Stock agreement.
(ii)	Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes, and the issuance thereof shall be made for at least the minimum consideration (if any) necessary to permit the shares of Restricted Stock to be deemed to be fully paid and nonassessable. Unless the Board or the Committee determines otherwise, the holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Stock with respect to such Restricted Stock, with the exceptions that (A) the holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (B) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restriction Period; (C) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (D) the holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Stock or any Retained Distributions during the Restriction Period; and (E) a breach of any of the restrictions, terms or conditions contained in the Plan or the Restricted Stock agreement referred to in Section 6(b)(iv) below, or otherwise established by the Board or the Committee, as the case may be, with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.
(iii)	Upon the expiration of the Restriction Period with respect to each award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions (A) all or part of such Restricted Stock shall become vested in accordance with the terms of the Restricted Stock agreement referred to in Section 6(b)(iv) below, and (B) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and the holder shall not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited.
(iv)	Each Restricted Stock award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the Participant.

Section 7. Deferred Stock.

(a) Grant and Exercise. Deferred Stock may be awarded either alone or in addition to or in tandem with other awards granted under the Plan. The Board or the Committee, as the case may be, shall determine the eligible persons to whom and the time or times at which Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Deferred Stock will be deferred, and all the other terms and conditions of the awards. The Board or the Committee, as the case may be, may condition the grant of the Deferred Stock upon the attainment of such factors or criteria as the Board or the Committee, as the case may be, shall determine.

(b) Terms and Conditions. Each Deferred Stock award shall be subject to the following terms and conditions:

(i)	Subject to the provisions of the Plan and Deferred Stock agreement referred to in Section 7(b)(viii) below, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 7(b)(vii) below, where applicable), share certificates shall be delivered to the Participant, or his legal representative, in a number equal to the shares of Stock covered by the Deferred Stock award.
(ii)	As determined by the Board or the Committee, as the case may be, at the time of award, amounts equal to any dividends declared during the Deferral Period (or the Additional Deferral Period referred to in Section 7(b)(vii) below, where applicable) with respect to the number of shares covered by a Deferred Stock award may be paid to the Participant currently or deferred and deemed to be reinvested in additional Deferred Stock.

(iii)	Subject to the provisions of the Deferred Stock agreement referred to in Section 7(b)(viii) below and this Section 7 and Section 14(h) below, upon termination of a Participant's employment with the Company or any Parent or Subsidiary for any reason during the Deferral Period (or the Additional Deferral Period referred to in Section 7(b)(vii) below, where applicable) for a given award, the Deferred Stock in question will vest or be forfeited in accordance with the terms and conditions established by the Board or the Committee, as the case may be, at the time of grant.
(iv)	The Board or the Committee, as the case may be, may, after grant, accelerate the vesting of all or any part of any Deferred Stock award.
(v)	In the event of an Unforeseeable Emergency of a Participant whose employment with the Company or any Parent or Subsidiary is involuntarily terminated (other than for Cause), the Board or the Committee, as the case may be, may, at the request of the Participant, waive in whole or in part any or all of the remaining deferral limitations imposed hereunder or pursuant to the Deferred Stock agreement referred to in Section 7(b)(viii) below with respect to any or all of the Participant's Deferred Stock.
(vi)	In the event of the Participant's Retirement, Disability or death, or in cases of an Unforeseeable Emergency, the Board or the Committee, as the case may be, may waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of a Deferred Stock award.
(vii)	Subject to the requirements of Section 409A of the Code and the Treasury regulations issued thereunder and the Board’s or the Committee’s adoption of procedures, a Participant may defer the receipt of an Award (or an installment of an Award) for an additional specified period or until a specified event as permitted under Section 409(A) of the Code (the “Additional Deferral Period”).
(viii)	Each Deferred Stock award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the Participant.

Section 8. Stock Appreciation Rights.

The Board or the Committee, as the case may be, is authorized to grant Stock Appreciation Rights and shall, in its sole discretion, determine such the eligible persons, who will receive Stock Appreciation Rights and the number of shares of Common Stock with respect to each Stock Appreciation Right. A “Stock Appreciation Right” shall mean a right to receive a payment in cash, Common Stock or a combination thereof, in an amount equal to the excess of (x) the Fair Market Value, of a specified number of shares of Common Stock on the date the Stock Appreciation Right is exercised over (y) the Fair Market Value of such shares of Common Stock on the date the Stock Appreciation Right is granted, all as determined by the Board or the Committee, as the case may be. Each Stock Appreciation Right shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Board or the Committee, as the case may be, and as set forth in the Award agreement. At the time of grant of a Stock Appreciation Right, the Board or the Committee, as the case may be, may impose such restrictions on or conditions to the exercisability of the Stock Appreciation Right as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals based on one or more business criteria. The term of a Stock Appreciation Right shall not exceed ten years from the date of grant.

Section 9. Other Stock-Based Awards.

(a) Grant and Exercise. Other Stock-Based Awards, which may include performance shares and shares valued by reference to the performance of the Company or any Parent or Subsidiary, may be granted either alone or in addition to or in tandem with Stock Options, Restricted Stock or Deferred Stock. The Board or the Committee, as the case may be, shall determine the eligible persons to whom, and the time or times at which, such awards shall be made, the number of shares of Stock to be awarded pursuant to such awards, and all other terms and conditions of the awards. The Board or the Committee, as the case may be, may also provide for the grant of Stock under such awards upon the completion of a specified performance period.

(b) Terms and Conditions. Each Other Stock-Based Award shall be subject to the following terms and conditions:

(i)	Shares of Stock subject to an Other Stock-Based Award may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction or period of deferral lapses.
(ii)	The recipient of an Other Stock-Based Award shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares covered by the award, as determined by the Board or the Committee, as the case may be, at the time of the award. The Board or the Committee, as the case may be, may provide that such amounts (if any) shall be deemed to have been reinvested in additional Stock.
(iii)	Any Other Stock-Based Award and any Stock covered by any Other Stock-Based Award shall vest or be forfeited to the extent so provided in the award agreement referred to in Section 9(b)(v) below, as determined by the Board or the Committee, as the case may be.
(iv)	In the event of the Participant's Retirement, Disability or death, or in cases of an Unforeseeable Emergency, the Board or the Committee, as the case may be, may waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Other Stock-Based Award.
(v)	Each Other Stock-Based Award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and by the Participant.

Section 10. Performance-Based Awards.

(a) In General. All Options and Stock Appreciation Rights and certain Restricted Stock awards, Deferred Stock awards, and Other Stock-Based Awards granted under the Plan, and the compensation attributable to such awards, are intended to (i) qualify as Performance-Based Awards (as defined in the next sentence) or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code. Certain Awards granted under the Plan may be granted in a manner such that Awards qualify as “performance-based compensation” (as such term is used in Section 162(m) of the Code and the regulations thereunder) and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code (“Performance-Based Awards”). Awards may only qualify as Performance-Based Awards if they are granted by the Committee at a time when the Committee is comprised solely of two or more “outside directors” (as such term is used in Section 162(m) of the Code and the regulations thereunder) (“Qualifying Committee”).

(b) Options and Stock Appreciation Rights. Stock Options and Stock Appreciation Rights granted under the Plan with an exercise price at or above the Fair Market Value of Common Stock on the date of grant are intended to qualify as Performance-Based Awards.

(c) Other Performance-Based Awards. Restricted Stock awards, Deferred Stock awards, and Other Stock-Based Awards granted under the Plan may qualify as Performance-Based Awards if, as determined by a Qualifying Committee, in its discretion, either the granting of such award is subject to the achievement of a performance target or targets based on one or more of the performance measures specified in Section 9(d) below. With respect to such awards intended to qualify as Performance-Based Awards:

(1) the Qualifying Committee shall establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25 percent of such period has elapsed);

(2) no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given period until the Qualifying Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied; and

(3) after the establishment of a performance goal, the Qualifying Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.

(d) Performance Measures. The Qualifying Committee may use the following performance measures (either individually or in any combination) to set performance targets with respect to awards intended to qualify as Performance-Based Awards: revenue; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; return on net assets; return on investment capital; gross margin return on investment; gross margin dollars or percent; payroll as a percentage of revenues; inventory shrink; employee turnover; sales, general and administrative expense; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of Common Stock or any other publicly-traded securities of the Company, if any; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; achievement of technological or product development milestones; and/or reductions in costs. The foregoing criteria shall have any reasonable definitions that the Qualifying Committee may specify, which may include or exclude any or all of the following items as the Qualifying Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the Participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Qualifying Committee may specify.

Section 11. Change of Control Provisions.

(a) A “Change of Control” shall be deemed to have occurred on the tenth day after:

(i)	any individual, corporation or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), becomes, directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Exchange Act) of more than 50% of the then outstanding shares of the Company's capital stock entitled to vote generally in the election of directors of the Company; or
(ii)	the commencement of, or the first public announcement of the intention of any individual, firm, corporation or other entity or of any group (as defined in Section 13(d)(3) of the Exchange Act) to commence, a tender or exchange offer subject to Section 14(d)(1) of the Exchange Act for any class of the Company's capital stock; or
(iii)	the stockholders of the Company approve (A) a definitive agreement for the merger or other business combination of the Company with or into another corporation pursuant to which the stockholders of the Company do not own, immediately after the transaction, more than 50% of the voting power of the corporation that survives, or (B) a definitive agreement for the sale, exchange or other disposition of all or substantially all of the assets of the Company, or (C) any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a “Change of Control” shall not be deemed to have taken place if beneficial ownership is acquired (A) directly from the Company, other than an acquisition by virtue of the exercise or conversion of another security unless the security so converted or exercised was itself acquired directly from the Company, or (B) by, or a tender or exchange offer is commenced or announced by, the Company, any profit-sharing, employee ownership or other employee benefit plan of the Company; or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

(b) In the event of a “Change of Control” as defined in Section 11(a) above, Awards granted under the Plan will be subject to the following provisions, unless the provisions of this Section 11 are suspended or terminated by an affirmative vote of a majority of the Board prior to the occurrence of such a “Change of Control”:

(i)	all outstanding Stock Options and Stock Appreciation Rights which have been outstanding for at least one year shall become exercisable in full, whether or not otherwise exercisable at such time, and any such Stock Option and Stock Appreciation Rights shall remain exercisable in full thereafter until it expires pursuant to its terms; and
(ii)	all restrictions and deferral limitations contained in Restricted Stock awards, Deferred Stock awards and Other Stock-Based Awards granted under the Plan shall lapse and the shares of stock subject to such awards shall be distributed to the Participant within thirty (30) days of the “Change of Control.” Notwithstanding the foregoing to the contrary, all restrictions and deferral limitations with respect to an Award to which Section 409A of the Code applies shall not lapse and no distribution made under this Section 10(b) unless the “Change of Control” qualifies as a 409A Change and such lapse and distribution does not cause adverse tax consequences under Section 409A of the Code.

Section 12. Amendments and Termination.

The Board may at any time, and from time to time, amend any of the provisions of the Plan, and may at any time suspend or terminate the Plan; provided, however, that no such amendment shall be effective unless and until it has been duly approved by the holders of the outstanding shares of Stock if the failure to obtain such approval would adversely affect the compliance of the Plan with the requirements of Rule 16b-3 or any other applicable law, rule or regulation. The Board or the Committee, as the case may be, may amend the terms of any Stock Option or other award theretofore granted under the Plan; provided, however, that subject to Section 3 above, no such amendment may be made by the Board or the Committee, as the case may be, which in any material respect impairs the rights of the optionee or Participant without the optionee's or Participant's consent, except for such amendments which are made to cause the Plan to qualify for the exemption provided by Rule 16b-3. Moreover, no Stock Option previously granted under the Plan may be amended to reduce the exercise price of the Stock Option.

Section 13. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or optionee by the Company, nothing contained herein shall give any such Participant or optionee any rights that are greater than those of a creditor of the Company.

Section 14. General Provisions.

(a) The Board or the Committee, as the case may be, may require each person acquiring shares of Stock pursuant to an Option, Stock Appreciation Rights, or other award under the Plan to represent to and agree with the Company in writing, among other things, that the optionee or Participant is acquiring the shares for investment without a view to distribution thereof.

(b) All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Board or the Committee, as the case may be, may deem to be advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or association upon which the Stock is then listed or traded, any applicable Federal or state securities law, and any applicable corporate law, and the Board or the Committee, as the case may be, may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c) Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of stock options and the awarding of stock and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

(d) Nothing contained in the Plan or in any award hereunder shall be deemed to confer upon any employee of the Company or any Parent or Subsidiary any right to continued employment with the Company or any Parent or Subsidiary, nor shall it interfere in any way with the right of the Company or any Parent or Subsidiary to terminate the employment of any of its employees at any time.

(e) No later than the date as of which an amount first becomes includable in the gross income of the Participant for Federal income tax purposes with respect to any Option, Stock Appreciation Right or other award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Board or the Committee, as the case may be, regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Board or the Committee, as the case may be, tax withholding or payment obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional upon such payment or arrangements, and the Company or the Participant's employer (if not the Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant from the Company or any Parent or Subsidiary.

(f) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to choice of law provisions).

(g) Any Stock Option or Stock Appreciation Right granted or other award made under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Parent or Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under the Plan).

(h) Subject to the requirements of Section 409A of the Code if applicable, a leave of absence, unless otherwise determined by the Board or the Committee, as the case may be, prior to the commencement thereof, shall not be considered a termination of employment. Any Stock Option or Stock Appreciation Right granted or awards made under the Plan shall not be affected by any change of employment, so long as the holder continues to be an employee of the Company or any Parent or Subsidiary.

(i) Except as otherwise expressly provided in the Plan or in any Stock Option agreement, Stock Appreciation Right, Restricted Stock agreement, Deferred Stock agreement or any Other Stock-Based Award agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be subject to the debts, contracts or liabilities of the person entitled to such benefit.

(j) The obligations of the Company with respect to all Stock Options, Stock Appreciation Right and awards under the Plan shall be subject to (A) all applicable laws, rules and regulations, and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act, and (B) the rules and regulations of any securities exchange or association on which the Stock may be listed or traded.

(k) If any of the terms or provisions of the Plan conflicts with the requirements of Rule 16b-3 as in effect from time to time, or with the requirements of any other applicable law, rule or regulation, and with respect to Incentive Stock Options, Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of said Rule 16b-3, and with respect to Incentive Stock Options, Section 422 of the Code. With respect to Incentive Stock Options, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

(l) The Board or the Committee, as the case may be, may terminate any Stock Option or other award made under the Plan if a written agreement relating thereto is not executed and returned to the Company within 30 days after such agreement has been delivered to the optionee or Participant for his or her execution.

(m) The grant of awards pursuant to the Plan shall not in any way effect the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

Section 15. Effective Date of Plan.

The Plan shall be effective as of the date of the approval and adoption thereof at a meeting of the stockholders of the Company.

Section 16. Term of Plan.

No Stock Option, Restricted Stock award, Deferred Stock award, Stock Appreciation Right or Other Stock-Based Award shall be granted pursuant to the Plan after the tenth anniversary of the effective date of the Plan, but awards granted on or prior to such tenth anniversary may extend beyond that date.

Section 17. Section 409A of the Code Compliance.

(a) Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. If intended to satisfy the applicable requirements of Section 409A of the Code, an Award and the Plan, as applicable, shall be performed and interpreted consistent with such intent. If the Board or the Committee, as the case may be, determines in good faith that any provision of this Plan does not satisfy such requirements or could cause any person to recognize additional taxes, penalties or interest under Section 409A of the Code, the Board or the Committee, as the case may be, is empowered to modify, to the extent practicable, the original intent of the applicable provision without violation of Section 409A of the Code. In addition, notwithstanding any provision contained herein to the contrary, the Board or the Committee, as the case may be, shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure compliance with Section 409A of the Code. However, the Company shall not be liable to any Participant or other holder of an Award with respect to any Award-related adverse tax consequences arising under Section 409A of the Code or other provision of the Code.

(b) If any provision of the Plan or an Award agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or could cause an Award to be subject to the interest and penalties under Section 409A of the Code, such provision of the Plan or Award shall be deemed automatically modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and the Board or the Committee, as the case may be, in its reasonable discretion, may take such actions as it determines to avoid contravention of Section 409A of the Code. Moreover, any discretionary authority that the Board or the Committee, as the case may be, may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority will contravene Section 409A of the Code or the Treasury regulations or guidance promulgated thereunder.

(c) Notwithstanding any provisions of this Plan or any Award granted hereunder to the contrary, no acceleration shall occur with respect to any Award to the extent such acceleration would cause the Plan or an Award granted hereunder to fail to comply with Section 409A of the Code.

(d) Notwithstanding any provisions of this Plan or any applicable Award agreement to the contrary, no payment shall be made with respect to any Award granted under this Plan to a “specified employee” (as such term is defined for purposes of Section 409A of the Code) prior to the first date that is at least six months after the employee’s separation of service to the extent such six-month delay in payment is required to comply with Section 409A of the Code. To the extent required to comply with Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any payment or distribution upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and accordingly, a reference to termination of employment, termination of service or like terms shall mean a “separation from service” as the context may require.

(e) The Board or the Committee, as the case may be, may adopt rules and procedures subject to the requirements of Section 409A of the Code to permit a Participant to defer the receipt of any of the cash or Stock to be received pursuant to an Award.

(f) In the case of an Award providing for the payment of deferred compensation subject to Section 409A of the Code, any payment of such deferred compensation by reason of a “change of control” shall be made only if the “change of control” is (1) one described in Section 11 and (2) one described in a 409A Change, and shall be paid consistent with the requirements of Section 409A of the Code. If any deferred compensation that would otherwise be payable by reason of a “change of control” cannot be paid by reason of the immediately preceding sentence, it shall be paid as soon as practicable thereafter consistent with the requirements of Section 409A of the Code, as determined by the Board or the Committee, as the case may be.

ANNEX I

March 13, 2009

The Board of Directors
KBL Healthcare Acquisition Corp. III
380 Lexington Avenue
31st Floor
New York, NY 10168

Ladies and Gentlemen:

We have been advised that, pursuant to the March 13, 2009 draft of the Agreement and Plan of Reorganization (the “Agreement”) by and among KBL Healthcare Acquisition Corp. III (the “Company”), PRWT Services, Inc. (“PRWT”), PRWT Merger Sub Inc., a wholly owned subsidiary of PRWT (“Merger Sub”) and the stockholders of PRWT (the “PRWT Stockholders”), (a) the Company shall be merged with and into Merger Sub and Merger Sub shall continue as the surviving corporation, (b) all of the outstanding securities of the Company shall be automatically converted into an equal number of securities of PRWT of like tenor and (c) PRWT shall become the public company (the “Surviving Pubco”) following the merger (the “Merger”). Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Agreement.

On or before the Closing Date, PRWT shall recapitalize so that it will have 11,950,000 shares of a single class of PRWT common stock (“PRWT Common Stock”) issued and outstanding, subject to certain adjustments pursuant to the Agreement, immediately prior to the Closing, owned by the PRWT Stockholders. No other shares of PRWT Common Stock shall be outstanding immediately prior to the Closing, except as provided for in the Agreement.

At Closing, each share of common stock, par value $.0001, of the Company (the “KBL Common Stock”) issued and outstanding, subject to adjustments and exclusions pursuant to the Agreement, immediately prior to the Effective Time will be automatically converted into one share of PRWT Common Stock. In addition, at Closing, each warrant to purchase shares of KBL Common Stock (“KBL Warrant”) issued and outstanding, subject to adjustments and exclusions pursuant to the Agreement, immediately prior to the Effective Time will be automatically converted into a warrant (“PRWT Warrant”) to purchase the equivalent number of shares of PRWT Common Stock having terms and conditions substantially identical in all material respects to the terms and conditions pertaining to the KBL Warrant. The PRWT Warrants shall be governed by the Warrant Agreement dated July 19, 2007 between the Company and Continental Stock Transfer & Trust Company as Warrant Agent.

Ladenburg Thalmann & Co. Inc. 4400 Biscayne Boulevard, 14TH Floor Miami, FL 33137 Phone 305.572.4200 • Fax 305.572.4220 MEMBER NYSE, AMEX, FINRA, SIPC

The Board of Directors
KBL Healthcare Acquisition Corp. III
March 13, 2009

Pursuant to the Agreement, the preceding paragraphs and the understanding of the parties, the Company will be effectively issuing the following merger consideration:

i.	11,950,000 shares of Surviving Pubco common stock.
ii.	$3.5 million cash payment to the PRWT Stockholders.
iii.	Assumption of $45.0 of PRWT net debt (as defined in the Agreement), subject to certain adjustments.
iv.	8,000,000 shares of Surviving Pubco common stock placed into an escrow account, to be released to the PRWT Stockholders based upon certain EBITDA (as defined in the Agreement) targets and other events.

For the purposes of this opinion items (i) through (iv) are collectively referred to as the “Merger Consideration.”

In addition, at or immediately after Closing, the Company or Surviving Pubco will, using the trust account proceeds, seek to redeem KBL Common Stock and KBL Warrants.

Following the completion of the transactions contemplated by the Agreement, the PRWT Stockholders will own a majority of Surviving Pubco.

The terms and conditions of the Merger and the Merger Consideration are more specifically set forth in the Agreement.

We have been retained to render an opinion as to whether, on the date of such opinion, (i) the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, and (ii) the fair market value of PRWT is at least equal to 80% of the trust account of the Company.

We have not been requested to opine as to, and our opinion does not in any manner address, the relative merits of the transactions contemplated by the Agreement as compared to any alternative business strategy that might exist for the Company, the decision of whether the Company should complete the transactions contemplated by the Agreement, and other alternatives to the transactions contemplated by the Agreement that might exist for the Company. The financial terms and other terms of the transactions contemplated by the Agreement were determined pursuant to negotiations between the Company, PRWT and each of their respective financial advisors, and not pursuant to our recommendations.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed the Agreement.
•	Reviewed publicly available financial information and other data with respect to the Company that we deemed relevant, including the Annual Report on Form 10-K for the year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008.
•	Reviewed non-public information and other data with respect to the Company, including balance sheet as of February 28, 2009.
•	Reviewed non-public information and other data with respect to PRWT, including audited financial statements for the four years ended December 31, 2007, draft financial statements for the year ended December 31, 2008, financial projections for the four years ending December 31, 2012, and other internal financial information and management reports.

The Board of Directors
KBL Healthcare Acquisition Corp. III
March 13, 2009

•	Reviewed and analyzed the Merger’s pro forma impact on the Company’s securities outstanding and stockholder ownership.
•	Considered the historical financial results and present financial condition of PRWT.
•	Reviewed and analyzed the indicated value range of the Merger Consideration.
•	Reviewed and analyzed PRWT’s projected unlevered free cash flows and prepared a discounted cash flow analysis.
•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to PRWT.
•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of PRWT.
•	Reviewed and compared the trust account of the Company to the indicated enterprise value range of PRWT.
•	Reviewed and discussed with representatives of Company and PRWT management certain financial and operating information furnished by them, including financial projections and analyses with respect to PRWT’s business and operations.
•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Company and PRWT management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. We have not evaluated the solvency or fair value of the Company or PRWT under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. We have not made a physical inspection of the properties and facilities of PRWT and have not made or obtained any evaluations or appraisals of PRWT’s assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). In addition, we have not attempted to confirm whether PRWT has good title to its assets.

We assumed that the transaction contemplated by the Agreement will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. We assumed that the transactions contemplated by the Agreement will be consummated substantially in accordance with the terms set forth in the Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any of its obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or its stockholders in any material respect. We have also assumed that the representations and warranties of the parties thereto contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement. At your direction, we have not been asked to, nor do we offer any opinion as to the contractual terms of the Agreement or the prospect that the conditions set forth in the Agreement will be satisfied. We have further assumed that for U.S. federal tax income purposes the Merger shall qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

The Board of Directors
KBL Healthcare Acquisition Corp. III
March 13, 2009

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of, March 13, 2009. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and is not intended to be and does not constitute an opinion or recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Merger. We do not express any opinion as to the underlying valuation or future performance of the Company or PRWT, or the price at which the Company’s or Surviving Pubco’s securities might trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, (i) the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, and (ii) the fair market value of PRWT is at least equal to 80% of the trust account of the Company.

In connection with our services, we have previously received a retainer and will receive the balance of our fee when we notify the Company that we are prepared to deliver the opinion. Our fee for providing the fairness opinion is not contingent on the completion of the transactions contemplated by the Agreement. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Further, Ladenburg has not previously provided, nor are the any pending agreements to provide, any other services to the Company or PRWT except that Ladenburg provided fairness opinion services to i) KBL Healthcare Acquisition Corp. II in August 2006 in connection with its transaction with Summer Infant, Inc. and ii) KBL Healthcare Acquisition Corp. III in June 2008 in connection with a then-proposed transaction which was subsequently terminated.

In the ordinary course of business, Ladenburg, certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, the Company, any other party that may be involved in the Transaction and their respective affiliates.

Pursuant to our policies and procedures, this opinion was not required to be, and was not, approved or issued by a fairness committee. Further, our opinion does not express an opinion about the fairness of the amount or nature of the compensation, if any, to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the Company’s stockholders.

Our opinion is for the use and benefit of the Board of Directors of the Company and is rendered in connection with its consideration of the transactions contemplated by the Agreement and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to (either in its entirety or through excerpts or summaries) by the Company at any time, in any manner or for any purpose, without our prior written consent, except that this opinion may be reproduced in full in, and references to the opinion and to us and our relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission, if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to stockholders if required by the Securities and Exchange Commission rules.

Very truly yours,

Ladenburg Thalmann & Co. Inc.

ANNEX J

Section 262 of the Delaware General Corporation Law

262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within

120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

KBL HEALTHCARE ACQUISITION CORP. III
380 LEXINGTON AVENUE, 31ST FLOOR
NEW YORK, NEW YORK 1016

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
KBL HEALTHCARE ACQUISITION CORP. III

The undersigned appoints Zachary C. Berk, O.D., Marlene R. Krauss, M.D., and Michael D. Kaswan as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of KBL Healthcare Acquisition Corp. III (“KBL”) held of record by the undersigned on June 22, 2009, at the Special Meeting of Stockholders to be held on July 16, 2009, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED HEREIN. THE KBL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS LISTED HEREIN.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2a, 2b, 2c, 2d, 2e, 2f, 2g, 3, 4 and 5. THE KBL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1.	To approve the Agreement and Plan of Reorganization, as amended, among KBL, PRWT Services, Inc. (“PRWT”), PRWT Merger Sub, Inc. and all of the holders of the outstanding common stock of PRWT.	FOR ☐	AGAINST ☐	ABSTAIN ☐
If you voted “AGAINST” Proposal Number 1 and you hold shares of KBL common stock issued in the KBL initial public offering, you may exercise your conversion rights and demand that KBL convert your shares of common stock onto a pro rata portion of the trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of KBL common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the merger is completed and you affirmatively vote against the merger, demand that KBL convert your shares into cash and deliver your stock to KBL’s transfer agent physically or electronically prior to the meeting. Failure to (a) vote against adoption of the Agreement and Plan of Reorganization, (b) check the following box, (c) deliver your stock certificate to KBL’s transfer agent or deliver your shares electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System prior to the meeting, and (d) submit this proxy in a timely manner will result in the loss of your conversion rights.
	I HEREBY EXERCISE MY CONVERSION RIGHTS			☐
2a.	To adopt PRWT’s amended and restated articles of incorporation as the certificate of incorporation of our public company, thereby effectively changing the name of our public company from “KBL Healthcare Acquisition Corp. III” to “PRWT Services, Inc.”	FOR ☐	AGAINST ☐	ABSTAIN ☐
2b.	To adopt PRWT’s amended and restated articles of incorporation as the certificate of incorporation of our public company, thereby effectively changing the state of incorporation of our public company from Delaware to Pennsylvania.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2c.	To adopt PRWT’s amended and restated articles of incorporation as the certificate of incorporation of our public company, thereby effectively increasing the number of authorized shares of our public company’s common stock from 50 million to 150 million.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(Continued and to be signed on reverse side)

2d.	To adopt PRWT’s amended and restated articles of incorporation as the certificate of incorporation of our public company, thereby effectively incorporating the classification of directors that would result from the election of directors pursuant to proposal 4 below.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2e.	To adopt PRWT’s amended and restated articles of incorporation as the certificate of incorporation of our public company, thereby effectively changing our public company’s corporate existence to perpetual.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2f.	To adopt PRWT’s amended and restated articles of incorporation as the certificate of incorporation of our public company, thereby effectively removing provisions from our public company charter that will no longer be applicable after the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2g.	To adopt PRWT’s amended and restated articles of incorporation as the certificate of incorporation of our public company, thereby revising provisions of our public company charter to conform to the Pennsylvania Business Corporation Law of 1983.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To approve the 2009 Incentive Equity Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Election of the following directors:	FOR all nominees listed below except as marked to the contrary below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐
Willie F. Johnson, Jerry L. Johnson, Thomas C. Lynch, Robert W. Bogle, Joseph D. Corvaia,
Michael D. Kaswan, Lisa Skeete Tatum
(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)
5.	To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, KBL is not authorized to consummate the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT	☐
PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer, giving full title as such. If stockholder is a partnership, please sign in partnership name by authorized person.